UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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OncoMed Pharmaceuticals, Inc.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 20, 2019

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear OncoMed Pharmaceuticals, Inc. Stockholders:

Mereo BioPharma Group plc (“Mereo”) and OncoMed Pharmaceuticals, Inc. (“OncoMed”) have entered into an Agreement and Plan of Merger and Reorganization, dated as of December 5, 2018 (the “Merger Agreement”), under which an indirect, wholly-owned subsidiary of Mereo will be merged with and into OncoMed (the “Merger”), and OncoMed will continue as the surviving corporation in the Merger and an indirect, wholly-owned subsidiary of Mereo. If the Merger is completed, OncoMed stockholders will receive, in exchange for each share of OncoMed common stock owned immediately prior to the Merger (1) a number of American Depositary Shares (the “Mereo ADSs”), each representing five Mereo ordinary shares, determined by reference to the exchange ratio set forth in the Merger Agreement, and (2) one contingent value right, representing the right to receive contingent consideration upon the achievement of certain milestones relating to certain OncoMed products. Under the exchange ratio formula set forth in the Merger Agreement, as of immediately following the effective time of the Merger, former OncoMed stockholders are expected to own approximately 25% of Mereo and its subsidiaries (including OncoMed) on an undiluted basis following the Merger, subject to adjustment for the net cash held by OncoMed at the time of the closing of the Merger.

OncoMed common stock trades on The Nasdaq Stock Market (“Nasdaq”) under the ticker symbol “OMED.” As of March 19, 2019, the last trading day before the date of this proxy statement/prospectus, the last reported sales price of OncoMed common stock at the end of regular trading hours, as reported on Nasdaq, was $0.95.

Mereo ordinary shares trade on the Alternative Investment Market operated by the London Stock Exchange (“AIM”) under the ticker symbol “MPH.” Prior to consummation of the Merger, Mereo intends to file an initial listing application for the Mereo ADSs with Nasdaq. After completion of the Merger, Mereo ADSs are expected to be listed for trading on Nasdaq under the symbol “MREO.” As of March 19, 2019, the last trading day before the date of this proxy statement/prospectus, the last reported sales price of Mereo ordinary shares at the end of regular trading hours, as reported on AIM, was £1.68.

OncoMed stockholders are cordially invited to attend the special meeting of OncoMed stockholders. The special meeting will be held at 8:00 a.m., local time, on April 17, 2019, at OncoMed’s headquarters located at 800 Chesapeake Drive, Redwood City, California 94063. At the special meeting, OncoMed stockholders will be asked to vote on the approval and adoption of the Merger Agreement, the approval, on a non-binding, advisory basis, of the transaction-related named executive officer compensation and the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve and adopt the Merger Agreement.

The exchange of OncoMed common stock for merger consideration in the Merger is expected to be a taxable transaction for U.S. federal income tax purposes to U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations”). We encourage OncoMed stockholders to carefully review the information under “Material U.S. Federal Income Tax Considerations” beginning on page 283 of the accompanying proxy statement/prospectus for a description of material U.S. federal income tax consequences of the Merger.

We cannot complete the Merger without the approval and adoption of the Merger Agreement by OncoMed stockholders. It is important that your shares of OncoMed common stock be represented and voted regardless of the size of your holdings. Whether or not you plan to attend the special meeting, we urge you to submit a proxy to have your shares of OncoMed common stock voted in advance of the special meeting by using one of the methods described in the accompanying proxy statement/prospectus.

The OncoMed board of directors recommends that OncoMed stockholders vote “FOR” the approval and adoption of the Merger Agreement, “FOR” the approval, on a non-binding, advisory basis, of the transaction-related named executive officer compensation and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve and adopt the Merger Agreement.

The accompanying proxy statement/prospectus provides important information regarding the special meeting and a detailed description of the Merger Agreement, the Merger and the matters to be presented at the special meeting. We urge you to read the accompanying proxy statement/prospectus, including all documents incorporated by reference into the accompanying proxy statement/prospectus, and its annexes carefully and in their entirety. Please pay particular attention to “Risk Factors” beginning on page 41 of the accompanying proxy statement/prospectus.

We hope to see you at the special meeting and look forward to the successful completion of the Merger.

Sincerely,

/s/ Perry Karsen
Perry Karsen
Chairman of the Board of Directors
OncoMed Pharmaceuticals, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger or the securities to be issued in connection with the Merger as described in the accompanying proxy statement/prospectus, passed upon the merits or fairness of the Merger or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated March 20, 2019, and is first being mailed to OncoMed stockholders on or about March 20, 2019.

800 Chesapeake Drive

Redwood City, California 94063

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 17, 2019

March 20, 2019

To the Stockholders of OncoMed Pharmaceuticals, Inc.:

A special meeting of stockholders of OncoMed Pharmaceuticals, Inc., a Delaware corporation (“OncoMed”), will be held at 8:00 a.m., local time, on April 17, 2019, at OncoMed’s headquarters located at 800 Chesapeake Drive, Redwood City, California 94063. At the special meeting, OncoMed stockholders will be asked to take action:

∎

to approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of December 5, 2018 (a copy of which is attached as Annex A to the accompanying proxy statement/prospectus) (the “Merger Agreement”), by and among OncoMed, Mereo BioPharma Group plc, a public limited company incorporated under the laws of England and Wales (“Mereo”), Mereo US Holdings Inc., a Delaware corporation and direct, wholly-owned subsidiary of Mereo, and Mereo MergerCo One Inc., a Delaware corporation and direct, wholly-owned subsidiary of HoldCo, pursuant to which Merger Sub will be merged with and into OncoMed (the “Merger”), and OncoMed will continue as the surviving corporation in the Merger and an indirect, wholly-owned subsidiary of Mereo (the “Merger Proposal”);

∎

to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by OncoMed or Mereo to OncoMed’s named executive officers and that are based on or otherwise related to the Merger and the agreements and understandings pursuant to which such compensation may be paid or become payable, referred to as the transaction-related named executive officer compensation (the “Advisory Vote Proposal”); and

∎

to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve and adopt the Merger Agreement (the “Adjournment Proposal”).

OncoMed will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the accompanying proxy statement/prospectus for further information with respect to the business to be transacted at the special meeting.

The OncoMed board of directors (the “OncoMed Board”) has fixed the close of business on March 19, 2019 as the record date for the special meeting, referred to as the record date. Only holders of OncoMed common stock as of the record date are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof.

After careful consideration, the OncoMed Board unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of OncoMed stockholders and has unanimously approved the Merger Agreement.

The OncoMed Board unanimously recommends that OncoMed stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Vote Proposal and “FOR” the Adjournment Proposal. The approval of the Merger Proposal by OncoMed stockholders is a condition to the obligations of OncoMed and Mereo to complete the Merger. Neither the approval of the Advisory Vote Proposal nor the approval of the Adjournment Proposal is a condition to the obligations of OncoMed or Mereo to complete the Merger.

Your vote is very important. Whether or not you expect to attend the special meeting in person, we urge you to submit a proxy as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on the enclosed proxy card or (3) marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the special meeting. If your shares are held in the name of a broker or other nominee, please follow the instructions on the voting instruction card furnished by the record holder. For participants in OncoMed’s benefit plans, the proxy card will serve as voting instructions for the trustee or custodian of the relevant benefit plan.

We urge you to read the accompanying proxy statement/prospectus, including all documents incorporated by reference into the accompanying proxy statement/prospectus, and its annexes carefully and in their entirety. In particular, see “Risk Factors” beginning on page 41 of the accompanying proxy statement/prospectus. If you have any questions concerning the Merger, the Merger Agreement, the non-binding, advisory vote on the transaction-related named executive officer compensation, the vote to adjourn the special meeting, if necessary or appropriate, the special meeting or the accompanying proxy statement/prospectus, or if you would like additional copies of the accompanying proxy statement/prospectus (at no charge) or need help submitting a proxy to have your shares of OncoMed common stock voted, please contact OncoMed’s proxy solicitor, MacKenzie Partners, Inc., at the following address and telephone number:

1407 Broadway, 27th Floor

New York, New York 10018

Call Collect: (212) 929-5500

or

Call Toll Free: (800) 322-2885

Email: proxy@mackenziepartners.com

By Order of the Board of Directors, /s/ John Lewicki, Ph.D.
John Lewicki, Ph.D.
President and Chief Executive Officer

Redwood City, California

March 20, 2019

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Mereo BioPharma Group plc (“Mereo”), constitutes a prospectus of Mereo under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the ordinary shares, each of £0.003 nominal value, in the share capital of Mereo (the “Mereo Shares” and each a “Mereo Share”), which will be represented by American Depositary Shares of Mereo (the “Mereo ADSs”) to be issued to stockholders of OncoMed Pharmaceuticals, Inc. (“OncoMed”) pursuant to the merger of a wholly-owned indirect subsidiary of Mereo with and into OncoMed, with OncoMed continuing as the surviving corporation in the merger and a wholly-owned indirect subsidiary of Mereo (the “Merger”). This proxy statement/prospectus also constitutes a proxy statement of OncoMed under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and constitutes a notice of meeting with respect to a special meeting of OncoMed stockholders (the “OncoMed Special Meeting”).

No person has been authorized to provide you with information that is different from that which is contained in, or incorporated by reference into, this proxy statement/prospectus. Mereo and OncoMed take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you and, if given, such information must not be relied upon as having been authorized. This proxy statement/prospectus is dated March 20, 2019. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such information. Neither the mailing of this proxy statement/prospectus to OncoMed stockholders nor the issuance by Mereo of Mereo ADSs in connection with the Merger will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this proxy statement/prospectus regarding Mereo has been provided by Mereo and information contained in this proxy statement/prospectus regarding OncoMed has been provided by OncoMed.

Neither Mereo shareholders nor OncoMed stockholders should construe the contents of this proxy statement/prospectus as legal, tax or financial advice. Mereo shareholders and OncoMed stockholders should consult with their own legal, tax, financial or other professional advisors. All summaries of, and references to, the agreements governing the terms of the transactions described in this proxy statement/prospectus are qualified by the full copies of and complete text of such agreements in the forms attached hereto as annexes.

Neither the SEC nor any state securities commission, nor any securities regulatory authority in any other jurisdiction, has approved or disapproved of the securities to be issued in connection with the Merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense. For the avoidance of doubt, this proxy statement/prospectus does not constitute an offer to buy or sell securities or a solicitation of an offer to buy or sell any securities in the United Kingdom or any other state in the European Economic Area or a solicitation of a proxy under the laws of England and Wales, and it is not intended to be, and is not, a prospectus or an offer document for the purposes of the prospectus rules made under Part VI of the United Kingdom Financial Services and Markets Act 2000 (as set out in the Financial Conduct Authority Handbook).

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about OncoMed from documents that OncoMed has filed with or furnished to the SEC, but that have not been included in this proxy statement/prospectus. Please see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” located elsewhere in this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by OncoMed at no cost from the SEC’s website at www.sec.gov. You may also request copies of these documents, including documents incorporated by reference into this proxy statement/prospectus (other than certain exhibits or schedules to these documents), at no cost by requesting them in writing or by telephone from OncoMed at the following address and telephone number:

OncoMed Pharmaceuticals, Inc.

Attention: Alicia Hager

800 Chesapeake Drive

Redwood City, California 94063

Telephone number: (650) 995-8200

In addition, if you have questions about the Merger, the OncoMed Special Meeting, or the proposals to be considered at the OncoMed Special Meeting, need additional copies of this document and the annexes to this document or need to obtain proxy cards or other information related to the proxy solicitation, you may contact OncoMed’s proxy solicitor, MacKenzie Partners, Inc., at the following address and telephone number:

1407 Broadway, 27th Floor

New York, New York 10018

Call Collect: (212) 929-5500

or

Call Toll Free: (800) 322-2885

Email: proxy@mackenziepartners.com

In order for OncoMed stockholders to receive timely delivery of the documents in advance of the OncoMed Special Meeting, OncoMed stockholders must request the documents no later than five business days before the date of the OncoMed Special Meeting.

CURRENCIES

In this proxy statement/prospectus, unless otherwise specified or the context otherwise requires:

∎	“$,” “USD,” “US$” and “U.S. dollar” each refer to the United States dollar; and

∎	“£,” “GBP,” “pound sterling,” “pence” and “p” each refer to the British pound sterling (or units thereof).

INDUSTRY AND MARKET DATA

In this proxy statement/prospectus, Mereo relies on and refers to information and statistics regarding market shares in the sectors in which it competes and other industry data. Mereo obtained this information and statistics from third-party sources, such as independent industry publications, government publications or reports by market research firms, which information Mereo has supplemented where necessary with information from various other third party sources, discussions with Mereo customers and its own internal estimates taking into account publicly available information about other industry participants and Mereo management’s best view as to information that is not publicly available. Mereo believes that these sources and estimates are reliable, but it has not independently verified the information and statistics obtained from them.

PRESENTATION OF FINANCIAL INFORMATION

This proxy statement/prospectus includes Mereo’s audited consolidated financial statements as of and for the years ended December 31, 2016 and 2017, and Mereo’s unaudited consolidated interim financial statements for the six months ended June 30, 2017 and 2018, in each case, prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”). None of Mereo’s financial statements were prepared in accordance with U.S. GAAP.

Mereo’s financial information is presented in pound sterling. For the convenience of the reader, Mereo has translated pound sterling amounts included in such financial information into U.S. dollars at the noon buying rate of the Federal Reserve Bank of New York on June 29, 2018, which was £1.00 to $1.3197. Such U.S. dollar amounts are not necessarily indicative of the amounts of U.S. dollars that could actually have been purchased upon exchange of pound sterling at the dates indicated as of that or any other date, and such translations should not be considered representations that any such amounts have been, could have been, or could be converted into U.S. dollars at that or any other exchange rate as of that or any other date.

Mereo has made rounding adjustments to some of the figures included in this proxy statement/prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

TRADEMARKS, SERVICE MARKS AND TRADENAMES

Solely for convenience, the trademarks, service marks, logos and trade names referred to in this proxy statement/prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that Mereo will not assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensors to these trademarks, service marks, and trade names. This proxy statement/prospectus contains additional trademarks, service marks, and trade names of others, which are the property of their respective owners. All trademarks, service marks, and trade names appearing in this proxy statement/prospectus are, to Mereo’s knowledge, the property of their respective owners. Mereo does not intend its use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of Mereo by, any other companies.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE ONCOMED SPECIAL MEETING

The following questions and answers address briefly some questions you may have regarding the proposed merger and the OncoMed Special Meeting. These questions and answers may not address all questions that may be important to you. Please refer to the more detailed information contained elsewhere in this proxy statement/prospectus, as well as the additional documents referred to in, or incorporated by reference into, this proxy statement/prospectus.

General Questions and Answers about the Merger

What is the proposed transaction on which I am being asked to vote?

You are being asked to vote to approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of December 5, 2018 (as may be further amended from time to time, the “Merger Agreement”), entered into by and among Mereo BioPharma Group plc, a public limited company organized under the laws of England and Wales (“Mereo”), Mereo US Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of Mereo (“HoldCo”), Mereo MergerCo One Inc., a Delaware corporation and a wholly-owned subsidiary of HoldCo (“Merger Sub”), and OncoMed Pharmaceuticals, Inc., a Delaware corporation (“OncoMed”). A copy of the Merger Agreement is included as Annex A to this proxy statement/prospectus. Pursuant to the Merger Agreement, Merger Sub will merge with and into OncoMed, with OncoMed surviving the merger as a wholly-owned subsidiary of HoldCo, and an indirect wholly-owned subsidiary of Mereo (the “Merger”). Following the Merger, OncoMed will no longer be a publicly traded corporation. Mereo and its subsidiaries following the Merger, including OncoMed, are referred to in this proxy statement/prospectus as the “Combined Company.”

Why am I receiving this document and why am I being asked to vote on the Merger Agreement?

OncoMed is holding a special meeting of stockholders, which is referred to in this proxy statement/prospectus as the “OncoMed Special Meeting,” in order to obtain the stockholder approval necessary to approve and adopt the Merger Agreement. Approval and adoption of the Merger Agreement requires the affirmative vote of holders of at least a majority of the outstanding shares of OncoMed common stock entitled to vote thereon. OncoMed stockholders will also be asked to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by OncoMed or Mereo to OncoMed’s named executive officers and that are based on or otherwise related to the Merger and the agreements and understandings pursuant to which such compensation may be paid or become payable, and to approve the adjournment from time to time of the OncoMed Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve and adopt the Merger Agreement at the time of the OncoMed Special Meeting or any adjournment or postponement thereof, as further described in the section entitled “—What are the proposals on which the OncoMed stockholders are being asked to vote?” elsewhere in this proxy statement/prospectus. It is important that OncoMed’s stockholders vote their shares of OncoMed common stock on each of these matters, regardless of the number of shares owned. The adoption of the Merger Agreement by OncoMed’s stockholders is a condition to the completion of the Merger. See the section entitled “The Merger Agreement—Conditions to Closing” elsewhere in this proxy statement/prospectus.

This document serves as the proxy statement by which OncoMed is soliciting proxies to obtain the necessary approvals from its stockholders for the Merger. It also serves as the prospectus by which Mereo will offer and issue the ordinary shares, with a nominal value of £0.003 per ordinary share, of Mereo (the “Mereo Shares”) underlying the American Depositary Shares (the “Mereo ADSs”) that will be issued to OncoMed stockholders as a part of the Merger Consideration. It provides OncoMed stockholders with important details about Mereo and their rights as potential equityholders of Mereo.

Is my vote important?

Yes, your vote is very important. For OncoMed stockholders, an abstention from voting or a failure to vote will have the same effect as a vote “AGAINST” the approval and adoption of the Merger Agreement, assuming a quorum is present. If you hold your OncoMed common stock through a broker, bank or other nominee holder of record and you do not give voting instructions to that broker, bank or other nominee holder of record, that broker, bank or other nominee holder of record will not be able to vote your shares on the approval and adoption of the Merger Agreement, and your failure to give those instructions will have the same effect as a vote “AGAINST” the approval and adoption of the Merger Agreement, assuming a quorum is present. OncoMed’s board of directors (the “OncoMed Board”) unanimously recommends that OncoMed stockholders vote “FOR” the approval and adoption of the Merger Agreement.

The enclosed proxy materials allow you to grant a proxy or vote your shares by telephone or Internet without attending the OncoMed Special Meeting. You are encouraged to submit your proxy or vote your shares by telephone or Internet as soon as possible, even if you plan to attend the OncoMed Special Meeting.

What will OncoMed stockholders receive in the Merger?

If the Merger is completed, OncoMed stockholders will receive, in exchange for each outstanding share of OncoMed common stock owned immediately prior to completion of the Merger (except for any dissenting shares): (1) a number of Mereo ADSs determined by reference to the exchange ratio described below (the “Share Consideration”), and (2) one contingent value right (a “CVR”), representing the right to receive contingent payments if specified milestones are achieved within agreed time periods, subject to and in accordance with the terms and conditions of the Contingent Value Rights Agreement, in substantially the form included as Annex B to this proxy statement/prospectus (the “CVR Agreement”), to be entered into at or prior to the effective time of the Merger (the “Effective Time”) by and among Computershare Inc., as rights agent, and Mereo (together with the Share Consideration, the “Merger Consideration”).

Under the exchange ratio formula set forth in the Merger Agreement (the “Exchange Ratio”), as of immediately following the Effective Time, former OncoMed stockholders are expected to own approximately 25% of the outstanding equity interests in the Combined Company on an undiluted basis (the “Implied OncoMed Ownership”), subject to adjustment for the net cash held by OncoMed at the time of the closing of the Merger (the “Closing”). The number of Mereo Shares underlying Mereo ADSs issuable to former OncoMed stockholders in the Merger is also subject to the limitation that the number of Mereo Shares to be allotted and issued by Mereo (and the corresponding number of Mereo ADSs to be issued to holders of OncoMed common stock) as Share Consideration or pursuant to the CVR Agreement will not, in the aggregate, exceed 66.67% of the Mereo Shares issued and outstanding immediately prior to the Effective Time (approximately 40% of the share capital of the Combined Company) (the “Share Consideration Cap”), as described further in “The Merger Agreement—Merger Consideration.” No fractional Mereo ADSs or CVRs will be issued in connection with the Merger. Any fractional Mereo ADSs or CVRs will be rounded down to the nearest whole Mereo ADS or CVR, as applicable, with no cash being paid to compensate for such rounding. Mereo has applied to list the Mereo ADSs on The Nasdaq Stock Market (“Nasdaq”).

Based on the closing price per Mereo Share of £1.90 as of December 4, 2018, which was the last trading day of Mereo Shares on the Alternative Investment Market operated by London Stock Exchange plc (“AIM”) before the announcement of the Merger, the Federal Reserve Bank of New York’s reported U.S. dollar to pound sterling exchange rate on such date of $1.2719 to £1.0000, and assuming no adjustment to the Exchange Ratio for the net cash held by OncoMed at the time of the closing of the Merger, the Share Consideration implied a value of $1.49 per share of OncoMed

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common stock. This represented a premium to OncoMed stockholders of approximately 33.8% over OncoMed’s closing stock price on December 4, 2018.

Based on the closing price per Mereo Share of £1.68 as of March 15, 2019, which was the latest practicable trading day of Mereo Shares on AIM before the publication of this proxy statement/prospectus, the Federal Reserve Bank of New York’s reported U.S. dollar to pound sterling exchange rate on such date of $1.3278 to £1.0000, and assuming no adjustment to the Exchange Ratio for the net cash held by OncoMed at the time of the closing of the Merger , the Share Consideration would imply a value of $1.37 per share of OncoMed common stock.

The Implied OncoMed Ownership referenced above is an estimate only and the actual percentage of outstanding equity interests in the Combined Company to be held by former OncoMed stockholders immediately following the closing of the Merger will be determined by the final Exchange Ratio, calculated pursuant to a formula described in more detail in the Merger Agreement and elsewhere in this proxy statement/prospectus. In particular, if OncoMed’s net cash at the time of the closing of the Merger is less than $36.5 million, the Exchange Ratio will be reduced by an amount that is greater than the amount that would otherwise reflect the difference between the target closing net cash and actual closing net cash on a dollar-for-dollar basis. Because the number of Mereo ADSs to be exchanged for each share of OncoMed common stock will be adjusted based on the net cash held by OncoMed at the time of the closing of the Merger and will be unaffected by any increase or decrease in exchange rates or in the share price of Mereo Shares between now and the closing of the Merger, the notional value of the Merger Consideration and the exact number of Mereo ADSs that will be issued to OncoMed stockholders as of the date of the OncoMed Special Meeting and as of the date of the closing of the Merger cannot be determined with precision in advance of the Effective Time.

What are the CVRs?

The CVRs represent the non-transferable contractual right to receive certain stock and cash payments from Mereo if specified milestones are achieved within agreed time periods. Each share of OncoMed common stock outstanding immediately prior to the Effective Time shall be converted into the right to receive one CVR, in addition to the Share Consideration. A copy of the form of the CVR Agreement is included as Annex B to this proxy statement/prospectus.

The CVR milestones relate to OncoMed’s etigilimab (anti-TIGIT, OMP-313M32) and navicixizumab (anti-DLL4/VEGF, OMP-305B83) therapeutic candidates. The contingent payments become payable to the rights agent, for subsequent distribution to the holders of the CVRs, upon the achievement of the milestones as follows:

The TIGIT Milestone

A payment, in the form of Mereo ADSs, will be made to CVR holders if, following the Effective Time but prior to December 31, 2019, the following milestone (the “TIGIT Milestone”) is achieved:

∎

Celgene Corporation or certain affiliates thereof (collectively, “Celgene”) exercise the exclusive option granted by OncoMed to Celgene in relation to OncoMed’s etigilimab product pursuant to the Master Research and Collaboration Agreement by and among Celgene and OncoMed, dated December 2, 2013 (the “Celgene Option Exercise”); and

∎	OncoMed actually receives the cash payment payable by Celgene pursuant to such Celgene Option Exercise.

If the TIGIT Milestone is achieved, holders of CVRs would be entitled to receive a number of Mereo ADSs equal to (x) the amount of the cash payment actually received by OncoMed upon the Celgene Option Exercise, net of any tax and other reasonable expenses, divided by (y) the volume-weighted average price per Mereo ADS for the ten trading day period immediately following the date of the announcement by Mereo of the receipt of such cash payment. The TIGIT Milestone payment is subject to the Share Consideration Cap, such that the number of Mereo Shares underlying the Mereo ADSs to be issued pursuant to the CVR Agreement, when aggregated with the number of Mereo Shares underlying the Mereo ADSs issued as Share Consideration pursuant to the Merger Agreement, cannot exceed the Share Consideration Cap.

In the event that the cash payment payable by Celgene pursuant to the Celgene Option Exercise is actually received by OncoMed prior to the Effective Time, OncoMed stockholders will receive value for such cash payment in the form of additional Mereo ADSs issued at the Effective Time pursuant to the application of the Exchange Ratio set forth in the Merger Agreement. In such event, the CVR Agreement will be amended to delete the TIGIT Milestone and all related payment mechanics.

The NAVI Milestones

A cash payment will be made to CVR holders if, within eighteen months following the closing of the Merger, Mereo or any of its subsidiaries enters into a definitive agreement with one or more third parties regarding the navicixizumab products and, within five years of the closing of the Merger, Mereo or any of its subsidiaries actually receives certain eligible cash milestone payments (each, a “NAVI Milestone”).

If a NAVI Milestone is achieved, holders of CVRs would be entitled to receive an amount in cash equal to 70% of the amount of such eligible cash milestone payment, net of any tax and other reasonable expenses. The NAVI milestone payments are subject to a cash consideration cap, pursuant to which the aggregate principal amount of all cash payments made to holders of CVRs by Mereo shall in no case exceed $79.7 million.

The CVRs may not be sold, assigned, transferred, pledged or disposed of in any other manner, in whole or in part, other than in the limited circumstances specified in the CVR Agreement. In addition, the CVRs (i) will not be evidenced by a certificate or other instrument, (ii) will not have any voting or dividend rights and (iii) will not represent any equity or ownership interest in Mereo or any of its subsidiaries or in the surviving corporation. No interest will accrue on any amounts payable in respect of the CVRs.

Mereo’s obligation to make the CVR payment, if any becomes due, is neither secured nor guaranteed. Mereo’s obligation to make the CVR payment, if any becomes due, is an unsecured general obligation of Mereo and is not guaranteed by Mereo or any of its affiliates.

For a more detailed description of the CVRs and the CVR Agreement, see “Description of the CVRs” elsewhere in this proxy statement/prospectus.

After the Merger, how much of the Combined Company will OncoMed stockholders own?

Under the exchange ratio formula set forth in the Merger Agreement, as of immediately following the Effective Time, former OncoMed stockholders are expected to own approximately 25% of the outstanding equity interests in the Combined Company on an undiluted basis, subject to adjustment for the net cash held by OncoMed at the time of the closing of the Merger. Because the number of Mereo ADSs to be exchanged for each share of OncoMed common stock will be adjusted based on the net cash held by OncoMed at the time of the closing of the Merger, the percentage of outstanding Mereo Shares actually held by former OncoMed stockholders after the Merger may be greater or less than 25%. The number of Mereo Shares to be allotted and issued by Mereo (and the corresponding number of Mereo ADSs to be issued to holders of OncoMed common stock) as Merger Consideration or pursuant to the CVR Agreement will not, in the aggregate, exceed 66.67% of the Mereo Shares issued and outstanding immediately prior to the Effective Time (approximately 40% of the share capital of the Combined Company).

Can the value of the Merger Consideration change between now and the time the Merger is consummated?

Yes, the value of the Merger Consideration can change. The Exchange Ratio that applies to the Share Consideration is subject to adjustment for the net cash held by OncoMed at the time of the closing of the Merger and to the Share Consideration Cap, meaning that former OncoMed stockholders may be entitled to receive Mereo ADSs representing more or less than 25% of the outstanding equity interests in the Combined Company immediately following the Effective Time, regardless of the trading price of Mereo Shares on AIM or currency exchange rates on the effective date of the Merger. The actual market value of the Mereo ADSs that OncoMed stockholders will receive in the Merger may increase or decrease as the trading price of Mereo Shares increases or decreases, or as currency rates fluctuate, and may be different at the time the OncoMed Special Meeting is held or the Merger is consummated than it was as of the last trading day before the Merger Agreement was signed. The market price of Mereo Shares could be higher or lower at any time prior to the consummation of the Merger than the price of Mereo Shares as of the last trading day before the Merger Agreement was signed. Additionally, fluctuations in the currency exchange rate between the U.S. dollar and the pound sterling could affect the value of the Merger Consideration. OncoMed stockholders are urged to obtain current trading prices for Mereo Shares on AIM and current exchange rates between the U.S. dollar and the pound sterling. You should obtain current trading prices of Mereo Shares and OncoMed common stock, and currency exchange rates, before deciding how to vote on the approval and adoption of the Merger Agreement.

What will happen to my OncoMed options or OncoMed restricted stock units in the Merger?

OncoMed Options

At or immediately prior to the Effective Time, each outstanding and unexercised option to acquire OncoMed common stock pursuant to OncoMed’s 2004 Stock Incentive Plan, as amended, or OncoMed’s 2013 Equity Incentive Award Plan, as applicable, whether or not vested (each, an “OncoMed Option”) will be automatically canceled and converted into the right to receive (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such canceled OncoMed Option, multiplied by (ii) the number of shares of OncoMed common stock subject to such OncoMed Option immediately prior to the Effective Time, provided that no fractional Mereo ADSs or CVRs will be issued. Each OncoMed Option that has a per-share exercise price that is higher than the Merger Consideration shall be canceled at the Effective Time for no consideration. No OncoMed Options will remain outstanding following the consummation of the Merger.

OncoMed Restricted Stock Units

Immediately prior to the Effective Time and contingent on the occurrence of the Closing, each outstanding restricted stock unit, representing the right to receive shares of OncoMed common stock in the future pursuant to OncoMed’s 2013 Equity Incentive Award Plan (each, an “OncoMed Unit”) will be canceled and the holders thereof will be entitled to receive, immediately prior to the Effective Time, the number of shares of OncoMed common stock that were subject to such OncoMed Unit (with the tax withholding obligations of each holder of such OncoMed Units being satisfied by OncoMed withholding from issuance that number of shares of OncoMed common stock calculated by multiplying the maximum statutory withholding rate for such holder in connection with such issuance by the number of shares of OncoMed common stock to be issued, rounding up to the nearest whole share, and remitting such withholding in cash to the appropriate tax authority) and such stockholders will thereafter be entitled to receive the Merger Consideration in respect of these shares of OncoMed common stock. No OncoMed Units will remain outstanding following the consummation of the Merger.

What is a Mereo ADS?

A Mereo ADS is an American Depositary Share, which is a security that allows persons in the United States to more easily hold and trade interests in companies incorporated or organized outside of the United States. Mereo is a public limited company organized under the laws of England and Wales that issues ordinary shares that are equivalent in many respects to the common stock of a U.S. company. See “Comparison of Shareholder Rights” for a discussion of the differences between OncoMed common stock and Mereo Shares. Each Mereo ADS represents five Mereo Shares. Mereo has applied to list the Mereo ADSs on Nasdaq, under the symbol “MREO.” Citibank, N.A. is the depositary of the Mereo Shares underlying the Mereo ADSs and will be responsible for issuing Mereo ADSs to OncoMed stockholders in the Merger.

Will OncoMed stockholders be able to trade the Mereo ADSs that they receive in the transaction?

Yes. Mereo has applied to list the Mereo ADSs on Nasdaq under the symbol “MREO.” Mereo ADSs received in exchange for shares of OncoMed common stock in the transaction will be freely transferable under United States federal securities laws. Mereo ADSs will be listed for trading, and be quoted, in U.S. dollars.

Can I receive Mereo Shares in the Merger instead of Mereo ADSs?

No. However, you may turn in your Mereo ADSs at the depositary’s corporate office or by providing appropriate instructions to your broker. Upon payment of the fees provided in the deposit agreement and any applicable taxes, the depositary will deliver to you the Mereo Shares underlying your Mereo ADSs held on deposit by the custodian.

What are the material U.S. federal income tax considerations of the Merger for me?

The exchange of OncoMed common stock for merger consideration in the Merger is expected to be a taxable transaction for U.S. federal income tax purposes to U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations”). Please carefully review the information under “Material U.S. Federal Income Tax Considerations” beginning on page 283 of this proxy statement/prospectus for a description of material U.S. federal income tax consequences of the merger to U.S. Holders. The tax consequences to you will depend on your own situation. You are urged to consult your tax advisors as to the specific tax consequences to you of the Merger and your receipt of the Merger Consideration, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

What are the material U.K. tax considerations of owning Mereo ADSs for me?

You are referred to the section of this proxy statement/prospectus entitled “Material U.K. Tax Considerations” for a summary of the anticipated material U.K. tax considerations of ownership of Mereo ADSs. You are urged to consult with your own tax advisor for a full understanding of the U.K. tax considerations to you of owning Mereo ADSs.

When is the Merger expected to be completed?

Mereo and OncoMed expect to complete the Merger promptly after OncoMed receives, at the OncoMed Special Meeting, an affirmative vote in favor of the approval and adoption of the Merger Agreement by holders of a majority of the shares of OncoMed’s common stock entitled to vote at the OncoMed Special Meeting (the “OncoMed Stockholder Approval”). Mereo and OncoMed currently anticipate that the Merger will occur in the first half of 2019. However, neither Mereo nor OncoMed can predict the exact timing of the completion of the Merger because the Merger is subject to certain other conditions to closing as set forth in the Merger Agreement. See the section entitled “The Merger Agreement—Conditions to Closing” elsewhere in this proxy statement/prospectus.

What is required to complete the Merger?

Each of Mereo’s and OncoMed’s obligation to consummate the Merger is subject to a number of conditions specified in the Merger Agreement, including (i) the approval and adoption of the Merger

Agreement by OncoMed’s stockholders and, if necessary, Mereo’s shareholders (the “Mereo Shareholder Approval”); (ii) the absence of any temporary restraining order, preliminary or permanent injunction or any other order preventing the consummation of the Merger and any law that makes illegal the consummation of the Merger; (iii) the SEC having declared effective this registration statement on Form F-4 (the “Form F-4”) and the registration statement on Form F-6 relating to the registration under the Securities Act of the issuance of the Mereo ADSs (the “Form F-6”) to be filed with the SEC; (iv) Mereo having obtained all required shareholder approvals in connection with the issuance of Mereo ADSs and the allotment and issuance of the Mereo Shares underlying the Mereo ADSs to be issued in the Merger and the grant of the CVRs to the stockholders of OncoMed pursuant to the Merger Agreement; (v) the approval for listing on Nasdaq, subject to official notice of issuance, of the Mereo ADSs to be issued in the Merger and the approval for admission to trading on AIM of the Mereo Shares underlying the Mereo ADSs to be issued in the Merger pursuant to the Merger Agreement, and the satisfaction of any other requirements of London Stock Exchange plc; (vi) subject to certain materiality exceptions, the accuracy of certain representations and warranties of each of OncoMed and Mereo contained in the Merger Agreement and the compliance by each party with the covenants contained in the Merger Agreement; and (vii) the absence of a material adverse effect with respect to each of OncoMed and Mereo. The parties expect the Merger will be completed in the first half of calendar year 2019. See “The Merger Agreement—Conditions to Closing” located elsewhere in this proxy statement/prospectus.

On June 2, 2016, holders of Mereo Shares granted authority to the board of directors of Mereo (the “Mereo Board”) to issue and allot the Mereo Shares underlying the Mereo ADSs.

What happens if the Merger is not completed?

If the Merger Agreement is not adopted by OncoMed stockholders or if the Merger is not completed for any other reason, OncoMed stockholders will not receive the Merger Consideration in exchange for their shares of OncoMed common stock. Instead, OncoMed will remain an independent public company and OncoMed common stock will continue to be listed and traded on Nasdaq. Under specified circumstances, OncoMed may be required to pay Mereo a termination fee and reimburse Mereo’s transaction expenses, or Mereo may be required to pay OncoMed a termination fee and reimburse OncoMed’s transaction expenses, as described in “The Merger Agreement—Termination Fees” located elsewhere in this proxy statement/prospectus.

If, for any reason, the Merger does not close, the OncoMed Board may elect to, among other things, attempt to complete another strategic transaction similar to the Merger, attempt to sell or otherwise dispose of the various assets of OncoMed or continue to operate the business of OncoMed. If OncoMed decides to dissolve and liquidate its assets, OncoMed would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims, and there can be no assurances as to the amount or timing of available cash, if any, left to distribute to OncoMed stockholders after paying the debts and other obligations of OncoMed and setting aside funds for reserves.

What do I need to do?

After you have carefully read and considered the information contained in, or incorporated by reference into, this proxy statement/prospectus, please vote by submitting your proxy card or voting instruction form by following the instructions set forth below under “Questions and Answers about the OncoMed Special Meeting—How do I vote?”

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Questions and Answers about the OncoMed Special Meeting

When and where is the OncoMed Special Meeting?

The OncoMed Special Meeting will be held at 8:00 a.m., local time, on April 17, 2019 at OncoMed’s headquarters located at 800 Chesapeake Drive, Redwood City, California 94063. Check-in will begin at 7:30 a.m., local time. Please allow ample time for the check-in procedures.

How can I attend the OncoMed Special Meeting?

OncoMed stockholders as of the close of business on March 19, 2019, the record date, and those who hold a valid proxy for the special meeting are entitled to notice of, to attend and to vote at the OncoMed Special Meeting. OncoMed stockholders should be prepared to present photo identification for admittance. In addition, names of record holders will be verified against the list of record holders at the close of business on the record date prior to being admitted to the meeting. OncoMed stockholders who are not record holders but who hold shares through a broker or other nominee (i.e., in “street name”) should provide proof of beneficial ownership at the close of business on the record date, such as a letter from their broker reflecting their stock ownership as of the record date, which is March 19, 2019. If OncoMed stockholders do not provide photo identification or comply with the other procedures outlined above upon request, they will not be admitted to the OncoMed Special Meeting.

What matters will OncoMed stockholders vote on at the special meeting?

OncoMed stockholders will vote on the Merger Proposal, the Advisory Vote Proposal and the Adjournment Proposal, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve and adopt the Merger Agreement.

How many votes are needed for the proposals considered by OncoMed stockholders at the OncoMed Special Meeting?

Approval of the Merger Proposal requires the affirmative vote of the holders of at least a majority of the shares of OncoMed common stock outstanding at the close of business on the record date. Approval of Advisory Vote Proposal and the Adjournment Proposal each requires the affirmative vote of a majority of the votes cast affirmatively or negatively by holders of shares of OncoMed common stock present in person or represented by proxy at the OncoMed Special Meeting.

What is the quorum requirement for the OncoMed Special Meeting?

A quorum of OncoMed stockholders will be present if at least a majority in voting power of the stock issued and outstanding and entitled to vote as of the record date is present in person, or by remote communication, if applicable, or represented by proxy at the OncoMed Special Meeting. Your shares will be counted towards such quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker or other nominee) or if you vote in person at the OncoMed Special Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairperson of the special meeting or a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy may adjourn the OncoMed Special Meeting to another time or date. If you do not vote, it will be more difficult for OncoMed to obtain the necessary quorum to approve the proposals to be considered by OncoMed stockholders at the OncoMed Special Meeting.

As an OncoMed stockholder, how can I vote?

Stockholders of record as of the record date may vote in person by attending the OncoMed Special Meeting or by mail by completing, signing and dating a proxy card or, if you hold your shares in “street name,” a voting instruction form. Proxies and voting instruction forms submitted by mail must be received no later than April 16, 2019 at 11:59 p.m. Eastern Time to be voted at the OncoMed Special Meeting.

Most stockholders can also vote over the Internet or by telephone. The availability of Internet and telephone voting for shares held in “street name” will depend on the voting processes of your broker or other nominee. If Internet and telephone voting are available, OncoMed stockholders can find voting instructions in the materials accompanying this proxy statement/prospectus. The Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on April 16, 2019. Please be aware that OncoMed stockholders who vote by telephone or over the Internet may incur costs such as telephone and Internet access charges for which they will be responsible.

The method by which OncoMed stockholders vote will in no way limit the right to vote at the meeting if you later decide to attend in person. If shares are held in “street name,” OncoMed stockholders must obtain a proxy, executed in their favor, from their broker or other nominee, to be able to vote at the meeting.

Failure by an OncoMed stockholder to submit a proxy, or instruct a broker or other nominee to vote, as the case may be, will have the effect of a vote “AGAINST” the Merger Proposal, assuming a quorum is present, but it will have no effect on the Advisory Vote Proposal or the Adjournment Proposal.

All shares entitled to vote and represented by properly completed proxies received prior to the OncoMed Special Meeting and not revoked will be voted at the meeting in accordance with your instructions. If a signed proxy card is returned without indicating how shares should be voted on a matter and the proxy is not revoked, the shares represented by such proxy will be voted as the OncoMed Board unanimously recommends and therefore “FOR” the Merger Proposal, the Advisory Vote Proposal and the Adjournment Proposal.

For a more detailed explanation of the voting procedures, please see the section entitled “The OncoMed Special Meeting—Voting Procedures” beginning on page 107 of this proxy statement/prospectus.

As an OncoMed stockholder, what happens if I do not vote?

Your vote is very important. For OncoMed stockholders, a failure to vote will have the same effect as a vote “AGAINST” the approval and adoption of the Merger Agreement, assuming a quorum is present. If you hold your OncoMed common stock through a broker, bank or other nominee holder of record and you do not give voting instructions to that broker, bank or other nominee holder of record, that broker, bank or other nominee holder of record will not be able to vote your shares on the approval and adoption of the Merger Agreement, and your failure to give those instructions will have the same effect as a vote “AGAINST” the approval and adoption of the Merger Agreement, assuming a quorum is present. Therefore, OncoMed urges OncoMed stockholders to vote. The OncoMed Board unanimously recommends that OncoMed stockholders vote “FOR” the approval and adoption of the Merger Agreement.

As an OncoMed stockholder, may I change my vote after I have submitted a proxy card or voting instruction card?

Yes. OncoMed stockholders may revoke a previously granted proxy or voting instruction at any time prior to the closing of the polls at the special meeting by:

∎

filing another duly executed proxy bearing a later date with OncoMed’s Secretary before the vote is counted or by voting again using the telephone or internet before the cutoff time (your latest telephone or internet proxy is the one that will be counted);

∎	filing an instrument in writing revoking the proxy, or

∎	attending the OncoMed Special Meeting and voting in person, as described in the section entitled “The OncoMed Special Meeting” beginning on page 105 of this proxy statement/prospectus.

If your shares are held in a brokerage account or another nominee, you may change your vote by submitting new voting instructions to your broker or other nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee that holds your shares, by attending the OncoMed Special Meeting and voting in person.

Only the last submitted proxy or voting instruction card will be considered. Please submit a proxy or voting instruction card for the OncoMed Special Meeting as soon as possible.

Should OncoMed stock certificates be sent in now?

No. If the Merger is completed, OncoMed stockholders will receive written instructions for sending in any stock certificates they may have.

What do OncoMed stockholders need to do now?

Carefully read and consider the information contained in and incorporated by reference into this proxy statement/prospectus, including its annexes. In order for OncoMed shares to be represented at the OncoMed Special Meeting, OncoMed stockholders can (1) vote through the Internet or by telephone by following the instructions included on their proxy card, (2) indicate on the enclosed proxy card how they would like to vote and return the proxy card in the accompanying pre-addressed postage paid envelope, or (3) attend the OncoMed Special Meeting in person.

Who can answer questions?

OncoMed stockholders with questions about the Merger or the other matters to be voted on at the OncoMed Special Meeting or who desire additional copies of this proxy statement/prospectus or additional proxy cards should contact:

1407 Broadway, 27th Floor

New York, New York 10018

Call Collect: (212) 929-5500

or

Call Toll Free: (800) 322-2885

Email: proxy@mackenziepartners.com

If you need additional copies of this proxy statement/prospectus or voting materials, contact MacKenzie Partners, Inc. as described above or OncoMed Investor Relations at the following address and telephone number:

OncoMed Pharmaceuticals, Inc.

Attention: Investor Relations

800 Chesapeake Drive

Redwood City, California 94063

Telephone number: (650) 995-8200

SUMMARY

This summary highlights information contained elsewhere in this proxy statement/prospectus. This summary may not contain all the information that may be important to you, and you are urged to read this entire proxy statement/prospectus carefully, including the attached annexes, and the other documents to which this proxy statement/prospectus refers or which are incorporated by reference herein in order for you to fully understand the proposed Merger. See also the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Information about the Companies

Mereo BioPharma Group plc

Mereo is a biopharmaceutical company focused on the development and commercialization of innovative therapeutics that aim to improve outcomes for patients with rare diseases. Mereo’s portfolio consists of four clinical-stage product candidates, each of which Mereo acquired from large pharmaceutical companies. Mereo is developing BPS-804 for the treatment of osteogenesis imperfecta (“OI”), MPH-966 for the treatment of severe alpha-1 antitrypsin deficiency (“AATD”), BCT-197 for the treatment of acute exacerbations of chronic obstructive pulmonary disease (“AECOPD”), and BGS-649 for the treatment of hypogonadotropic hypogonadism (“HH”) in obese men. Each of Mereo’s product candidates has generated positive clinical data for such product candidate’s target indication or for a related indication. Mereo believes its portfolio is well diversified because each of its product candidates employs a different mechanism of action and targets a separate indication. Mereo intends to develop and directly commercialize its rare disease product candidates. For its specialty disease product candidates, Mereo intends to seek strategic relationships for further clinical development and commercialization.

Mereo’s strategy is to selectively acquire product candidates that have already received significant investment from pharmaceutical companies and that have substantial pre-clinical, clinical, and manufacturing data packages. Since Mereo’s formation in March 2015, it has successfully executed on this strategy by acquiring product candidates from Novartis Pharma AG (“Novartis”) and AstraZeneca AB (“AstraZeneca”). Mereo has commenced or completed large, randomized, placebo-controlled Phase 2 clinical trials for all of its product candidates.

The principal executive offices of Mereo are located at 4th Floor, 1 Cavendish Place, London, W1G 0QF, United Kingdom; its telephone number is +44 333 023 7300; and its website is www.mereobiopharma.com. Information on Mereo’s website is not incorporated by reference into or otherwise part of this proxy statement/prospectus.

Mereo MergerCo One Inc.

Merger Sub is a wholly-owned indirect subsidiary of Mereo and was formed on December 3, 2018 exclusively for the purpose of effecting the Merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Merger. Merger Sub’s separate corporate existence will cease upon the consummation of the Merger and OncoMed will continue as the surviving corporation.

The address and telephone number for Merger Sub’s principal executive offices are the same as Mereo’s.

OncoMed Pharmaceuticals, Inc.

OncoMed is a clinical-stage biopharmaceutical company focused on discovering and developing novel therapeutics that address the fundamental biology driving cancer’s growth, resistance, recurrence and metastasis. OncoMed has three anti-cancer therapeutic candidates currently in clinical development, navicixizumab (anti-DLL4/VEGF, OMP-305B83), etigilimab (anti-TIGIT, OMP-313M32), and GITRL-Fc (OMP-336B11). Each of these therapeutic candidates was discovered by OncoMed scientists. OncoMed is currently conducting a Phase 1b clinical trial of its first therapeutic candidate, navicixizumab, in combination with standard chemotherapy regimens in patients with platinum-resistant ovarian cancer. OncoMed is also conducting a Phase 1a/b clinical trial of its second therapeutic candidate, etigilimab. Etigilimab is being tested as a single agent in patients with advanced or metastatic solid tumors in the Phase 1a portion of the Phase 1a/b trial and in combination with nivolumab (anti-PD1) in the Phase 1b portion of the trial. OncoMed has a strategic collaboration with Celgene Corporation regarding the etigilimab program. GITRL-Fc, OncoMed’s third therapeutic candidate, is currently in a Phase 1a clinical trial in patients with advanced or metastatic solid tumors, although OncoMed does not plan to advance GITRL-Fc beyond Phase 1a. Data for OncoMed’s two lead therapeutic candidates, navicixizumab and etigilimab, are being gathered to inform the advancement of these therapeutic candidates into later stage clinical trials independently or with potential or existing partners, with the goal of ultimately obtaining regulatory approvals and improving patient outcomes.

The principal trading market for shares of OncoMed common stock (Nasdaq: OMED) is Nasdaq. The principal executive offices of OncoMed are located at 800 Chesapeake Drive, Redwood City, California 94063; its telephone number is (650) 995-8200; and its website is www.oncomed.com. Information on OncoMed’s website is not incorporated by reference into or otherwise part of this proxy statement/prospectus.

Recent Developments

On March 15, 2019, OncoMed announced that it had entered into a CVR Agreement, dated as of March 14, 2019, by and between OncoMed and Computershare, Inc. (the “OncoMed CVR Agreement”). Pursuant to the OncoMed CVR Agreement, each holder of OncoMed common stock as of the close of business on April 5, 2019, will be entitled to receive one contingent value right (each, an “OncoMed CVR”) for each share of OncoMed common stock held by such stockholder as of such date. The OncoMed CVRs represent the contractual right to receive cash payments from OncoMed upon the actual receipt by OncoMed or its affiliates of certain contingent cash payments from Celgene in respect of the achievement of specified approval and sales milestones or the payment of royalties pursuant to the Master Research and Collaboration Agreement by and among Celgene and OncoMed, dated December 2, 2013. The specified milestone and royalty payment obligations under the OncoMed CVR Agreement relate to OncoMed’s etigilimab (anti-TIGIT, OMP-313M32) therapeutic candidate. If a specified OncoMed CVR milestone is achieved or if royalties are paid by Celenge to OncoMed or its affiliates in respect of the etigilimab candidate, holders of OncoMed CVRs will be entitled to receive an amount in cash equal to the relevant cash payment actually received by OncoMed from Celgene, net of any tax and reasonable costs and expenses. The contingent payments under the OncoMed CVR Agreement, if they become payable, will become payable to Computershare, Inc. as rights agent, for subsequent distribution to the holders of the OncoMed CVRs. The OncoMed CVR Agreement is not conditional upon the closing of the Merger.

The OncoMed CVRs may not be sold, assigned, transferred, pledged or disposed of in any other manner, in whole or in part, other than in the limited circumstances specified in the OncoMed CVR Agreement. In addition, the OncoMed CVRs (i) will not be evidenced by a certificate or other instrument, and (ii) will not have any voting or dividend rights. No interest will accrue on any amounts payable in respect of the OncoMed CVRs.

The foregoing description of the OncoMed CVR Agreement does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1 to OncoMed’s Current Report on Form 8-K filed on March 15, 2019. In connection with the OncoMed CVR Agreement, on March 15, 2019, OncoMed announced that its board of directors had approved a one-time special dividend to holders of OncoMed common stock of the right to receive one OncoMed CVR per share of OncoMed common stock held as of the close of business on the record date, at no charge, and approving the record date for such dividend as April 5, 2019.

Simultaneously with the execution of the OncoMed CVR Agreement, certain stockholders of OncoMed, in their respective capacities as stockholders of OncoMed, entered into support agreements with Mereo pursuant to which such stockholders granted an irrevocable proxy to Mereo, among other things, to vote their respective shares of OncoMed common stock in favor of the adoption of the Merger Agreement. At the close of business on the record date for the OncoMed Special Meeting, such stockholders beneficially owned and were entitled to vote approximately 10.45% of the shares of OncoMed common stock outstanding on that date.

Summary of the Merger (page 114)

Subject to the terms and conditions of the Merger Agreement, Merger Sub, a wholly-owned indirect subsidiary of Mereo, will be merged with and into OncoMed, and OncoMed will continue as the surviving corporation in the Merger and a wholly-owned indirect subsidiary of Mereo. At the Effective Time, OncoMed’s restated certificate of incorporation will be amended and restated in the form prescribed in the Merger Agreement, and will be the certificate of incorporation of the surviving corporation from and after the Effective Time.

Merger Consideration (page 151)

Subject to the terms and conditions of the Merger Agreement, at the Effective Time, OncoMed stockholders will receive, in exchange for each outstanding share of OncoMed common stock owned immediately prior to completion of the Merger (except for any dissenting shares): (1) a number of Mereo ADSs determined by reference to the Exchange Ratio described below, and (2) one CVR, representing the right to receive contingent payments if specified milestones are achieved within agreed time periods, subject to and in accordance with the terms and conditions of the CVR Agreement, to be entered into at or prior to the Effective Time by and among Computershare Inc., as rights agent, and Mereo.

Under the exchange ratio formula set forth in the Merger Agreement, as of immediately following the Effective Time, former OncoMed stockholders are expected to own approximately 25% of the outstanding equity interests in the Combined Company on an undiluted basis, subject to adjustment for the net cash held by OncoMed at the time of the closing of the Merger. The number of Mereo Shares underlying Mereo ADSs issuable to former OncoMed stockholders in the Merger is also subject to the limitation that the number of Mereo Shares to be allotted and issued by Mereo (and the corresponding number of Mereo ADSs to be issued to holders of OncoMed common stock) as Share Consideration or pursuant to the CVR Agreement will not, in the aggregate, exceed 66.67% of the Mereo Shares issued and outstanding immediately prior to the Effective Time (approximately 40% of the share capital of the Combined Company), as described further in “The Merger Agreement—Merger Consideration.” No fractional Mereo ADSs or CVRs will be issued in connection with the Merger. Any fractional Mereo ADSs or CVRs will be rounded down to the nearest whole Mereo ADS or CVR, as applicable, with no cash being paid to compensate for such rounding. Mereo has applied to list the Mereo ADSs on Nasdaq.

Because the number of Mereo ADSs to be exchanged for each share of OncoMed common stock will be adjusted based on the net cash held by OncoMed at the time of the closing of the Merger and will be unaffected by any increase or decrease in exchange rates or in the share price of Mereo Shares between now and the closing of the Merger, the notional value of the Merger Consideration and the exact number of Mereo ADSs that will be issued to OncoMed stockholders as of the date of the OncoMed Special Meeting and as of the date of the closing of the Merger cannot be determined with precision in advance of the Effective Time.

The CVRs (page 175)

The CVRs will be governed by the terms of the CVR Agreement, which will be entered into at or prior to the Effective Time by Mereo and Computershare, Inc., as rights agent.

The CVRs represent the non-transferable contractual right to receive certain stock and cash payments from Mereo if specified milestones are achieved within agreed time periods. Each share of OncoMed common stock outstanding immediately prior to the Effective Time shall be converted into the right to receive one CVR, in addition to the Share Consideration.

The CVR milestones relate to OncoMed’s etigilimab (anti-TIGIT, OMP-313M32) and navicixizumab (anti-DLL4/VEGF, OMP-305B83) therapeutic candidates. The contingent payments become payable to the rights agent, for subsequent distribution to the holders of the CVRs, upon the achievement of the milestones as follows:

The TIGIT Milestone

A payment, in the form of Mereo ADSs, will be made to CVR holders if, following the Effective Time but prior to December 31, 2019, the following milestone is achieved:

∎

Celgene exercises the exclusive option granted by OncoMed to Celgene in relation to OncoMed’s etigilimab product pursuant to the Master Research and Collaboration Agreement by and among Celgene and OncoMed, dated December 2, 2013; and

∎	OncoMed actually receives the cash payment payable by Celgene pursuant to such Celgene Option Exercise.

If the TIGIT Milestone is achieved, holders of CVRs would be entitled to receive a number of Mereo ADSs equal to (x) the amount of the cash payment actually received by OncoMed upon the Celgene Option Exercise, net of any tax and other reasonable expenses, divided by (y) the volume-weighted average price per Mereo ADS for the ten trading day period immediately following the date of the announcement by Mereo of the receipt of such cash payment. The TIGIT Milestone payment is subject to the Share Consideration Cap, such that the number of Mereo Shares underlying the Mereo ADSs to be issued pursuant to the CVR Agreement, when aggregated with the number of Mereo Shares underlying the Mereo ADSs issued as Share Consideration pursuant to the Merger Agreement, cannot exceed the Share Consideration Cap.

In the event that the cash payment payable by Celgene pursuant to the Celgene Option Exercise is actually received by OncoMed prior to the Effective Time, OncoMed stockholders will receive value for such cash payment in the form of additional Mereo ADSs issued at the Effective Time pursuant to the application of the Exchange Ratio set forth in the Merger Agreement. In such event, the CVR Agreement will be amended to delete the TIGIT Milestone and all related payment mechanics.

The NAVI Milestones

A cash payment will be made to CVR holders if, within eighteen months following the closing of the Merger, Mereo or any of its subsidiaries enters into a definitive agreement with one or more third parties regarding the navicixizumab products and, within five years of the closing of the Merger, Mereo or any of its subsidiaries actually receives certain eligible cash milestone payments.

If a NAVI Milestone is achieved, holders of CVRs would be entitled to receive an amount in cash equal to 70% of the amount of such eligible cash milestone payment, net of any tax and other reasonable expenses. The NAVI milestone payments are subject to a cash consideration cap, pursuant to which the aggregate principal amount of all cash payments made to holders of CVRs by Mereo shall in no case exceed $79.7 million.

The CVRs may not be sold, assigned, transferred, pledged or disposed of in any other manner, in whole or in part, other than in the limited circumstances specified in the CVR Agreement. In addition, the CVRs (i) will not be evidenced by a certificate or other instrument, (ii) will not have any voting or dividend rights and (iii) will not represent any equity or ownership interest in Mereo or any of its subsidiaries or in the surviving corporation. No interest will accrue on any amounts payable in respect of the CVRs.

Mereo’s obligation to make the CVR payment, if any becomes due, is an unsecured general obligation of Mereo and is not guaranteed by Mereo or any of its affiliates.

Treatment of OncoMed Options and OncoMed Units (page 154)

OncoMed Options

At or immediately prior to the Effective Time, each outstanding and unexercised OncoMed Option will be automatically canceled and converted into the right to receive (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such canceled OncoMed Option, multiplied by (ii) the number of shares of OncoMed common stock subject to such OncoMed Option immediately prior to the Effective Time, provided that no fractional Mereo ADSs or CVRs will be issued. Each OncoMed Option that has a per-share exercise price that is higher than the Merger Consideration shall be canceled at the Effective Time for no consideration. No OncoMed Options will remain outstanding following the consummation of the Merger.

OncoMed Units

Immediately prior to the Effective Time and contingent on the occurrence of the Closing, each OncoMed Unit will be canceled and the holders thereof will be entitled to receive, immediately prior to the Effective Time, the number of shares of OncoMed common stock that were subject to such OncoMed Units (with the tax withholding obligations of each holder of such OncoMed Units being satisfied by OncoMed withholding from issuance that number of shares of OncoMed common stock calculated by multiplying the maximum statutory withholding rate for such holder in connection with such issuance by the number of shares of OncoMed common stock to be issued, rounding up to the nearest whole share, and remitting such withholding in cash to the appropriate tax authority) and such stockholders will thereafter be entitled to receive the Merger Consideration in respect of these shares of OncoMed common stock. No OncoMed Units will remain outstanding following the consummation of the Merger.

Comparative per Share Market Price and Dividend Information (page 37)

Mereo Shares are quoted in pence on AIM under the symbol “MPH.” Shares of OncoMed’s common stock are listed for trading in U.S. dollars on Nasdaq under the symbol “OMED.” The following table sets forth the closing sales prices of a Mereo Share (as reported on AIM in pence) and of OncoMed common stock (as reported on Nasdaq in U.S. dollars), each on December 4, 2018, the last trading day before the day on which Mereo and OncoMed announced the execution of the Merger Agreement, and on March 15, 2019, the last practicable trading day before the date of this proxy statement/prospectus. This table also shows the equivalent value of the Share Consideration to be received by OncoMed stockholders in the Merger per share of OncoMed common stock, which was calculated by multiplying the closing price of a Mereo Share on AIM as of the dates specified (converted into U.S. dollars at the Federal Reserve Bank of New York’s reported U.S. dollar to pound sterling exchange rate on such dates) by the Implied OncoMed Ownership, assuming no adjustment to the Exchange Ratio for the net cash held by OncoMed at the time of the closing of the Merger.

	Mereo Share Price per Share	OncoMed Common Stock Price per Share	Equivalent Value of the Share Consideration per Share of OncoMed Common stock
	(pence)	(US$)
December 4, 2018	190	1.11	1.49
March 15, 2019	168	0.99	1.37

The market prices of Mereo Shares and shares of OncoMed common stock, and the currency exchange rates, will fluctuate before the OncoMed Special Meeting and before the Merger is consummated. You should obtain current stock or currency rate quotations from a newspaper, the Internet or your broker or banker.

The Implied OncoMed Ownership referenced above is an estimate only and the actual percentage of outstanding equity interests in the Combined Company to be held by former OncoMed stockholders immediately following the closing of the Merger will be determined by the final Exchange Ratio, calculated pursuant to a formula described in more detail in the Merger Agreement and elsewhere in this proxy statement/prospectus. In particular, if OncoMed’s net cash at the time of the closing of the Merger is less than $36.5 million, the Exchange Ratio will be reduced by an amount that is greater than the amount that would otherwise reflect the difference between the target closing net cash and actual closing net cash on a dollar-for-dollar basis. Because the number of Mereo ADSs to be exchanged for each share of OncoMed common stock will be adjusted based on the net cash held by OncoMed at the time of the closing of the Merger and will be unaffected by any increase or decrease in exchange rates or in the share price of Mereo Shares between now and the closing of the Merger, the notional value of the Merger Consideration and the exact number of Mereo ADSs that will be issued to OncoMed stockholders as of the date of the OncoMed Special Meeting and as of the date of the closing of the Merger cannot be determined with precision in advance of the Effective Time.

Mereo’s Dividend Policy.    Mereo has never paid or declared any cash dividends on its ordinary shares, and does not anticipate paying any cash dividends on its ordinary shares in the foreseeable future. Mereo intends to retain all available funds and any future earnings to fund the development and expansion of its business. Under English law, among other things, Mereo may only pay dividends if it has sufficient distributable reserves (on a non-consolidated basis), which are calculated as Mereo’s accumulated realized profits that have not been previously distributed or capitalized less its accumulated realized losses, so far as such losses have not been previously written off in a reduction or reorganization of capital.

In addition, the terms of Mereo’s existing loan agreement with Silicon Valley Bank and Kreos Capital V (UK) Limited (“Kreos”), preclude Mereo from paying cash dividends without Kreos’s consent.

OncoMed’s Dividend Policy.    OncoMed has never declared or paid cash dividends on its capital stock. OncoMed intends to retain all available funds and any future earnings to fund the development and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future.

Risk Factors (page 41)

You should carefully read this proxy statement/prospectus and especially consider the factors discussed in “Risk Factors” in connection with your consideration of the Merger before deciding whether to vote for approval of the Merger Agreement and the Merger.

The OncoMed Special Meeting (page 105)

Date, Time and Place of the OncoMed Special Meeting

The OncoMed Special Meeting is scheduled to be held at OncoMed’s headquarters located at 800 Chesapeake Drive, Redwood City, California 94063, on April 17, 2019, at 8:00 a.m., local time.

Purpose

At the OncoMed Special Meeting, OncoMed stockholders will be asked to approve the Merger Proposal, the Advisory Vote Proposal and the Adjournment Proposal.

The OncoMed Board unanimously recommends a vote “FOR” the Merger Proposal, “FOR” the Advisory Vote Proposal and “FOR” the Adjournment Proposal.

Who Can Vote at the OncoMed Special Meeting

Only OncoMed stockholders of record at the close of business on March 19, 2019, the record date for the OncoMed Special Meeting, and other persons holding valid proxies for the special meeting will be entitled to attend the OncoMed Special Meeting. As of the record date, there were 38,690,089 shares of OncoMed common stock, par value $0.001 per share, issued and outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the OncoMed Special Meeting.

As of the close of business on the record date, approximately 14.63% of the issued and outstanding shares of OncoMed common stock were held by OncoMed’s directors and executive officers and their affiliates, including Delphi Ventures and The Vertical Group. In accordance with the support agreements, such OncoMed directors and executive officers granted an irrevocable proxy to Mereo to vote such individual’s shares in favor of the adoption of the Merger Agreement, and against any alternative proposal and against any action or agreement that would frustrate the purposes, or prevent, delay or otherwise adversely affect the consummation, of the transactions contemplated by the Merger Agreement.

Voting Procedures

Record holders of shares of OncoMed common stock may submit proxies by completing, signing and dating their proxy cards for the OncoMed Special Meeting and mailing them in the accompanying pre-addressed envelopes. OncoMed stockholders who hold shares in “street name” may vote by mail by completing, signing and dating the voting instruction cards for the OncoMed Special Meeting provided by their brokers or other nominees and mailing them in the accompanying pre-addressed envelopes. Proxies and voting instruction forms submitted by mail must be received no later than April 16, 2019 at 11:59 p.m. Eastern Time to be voted at the OncoMed Special Meeting. OncoMed stockholders may also submit proxies over the Internet at the web address shown on the proxy card or by calling the telephone number shown on the proxy card. The Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on April 16, 2019. The availability of Internet and telephone voting for shares held in “street name” will depend on the voting processes of your broker or other nominee.

Share Ownership and Voting by OncoMed Directors and Executive Officers (page 107)

At the close of business on the record date for the OncoMed Special Meeting, directors and executive officers of OncoMed (together with certain of their respective affiliates, including Delphi Ventures and The Vertical Group) beneficially owned and were entitled to vote approximately 14.63% of the shares of OncoMed common stock issued and outstanding on that date. Simultaneously with the execution and delivery of the Merger Agreement, each of the directors and executive officers of OncoMed, in their respective capacities as stockholders of OncoMed (together with certain of their respective affiliates, including Delphi Ventures and The Vertical Group), entered into support agreements with Mereo pursuant to which such individuals granted an irrevocable proxy to Mereo, among other things, to vote their respective shares of OncoMed common stock in favor of the adoption of the Merger Agreement.

Recommendation of the OncoMed Board and its Reasons for the Merger (pages 105 and 126)

After careful consideration, at a meeting of the OncoMed Board held on December 4, 2018, the OncoMed Board unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of OncoMed stockholders and unanimously approved the Merger Agreement.

The OncoMed Board unanimously recommends that OncoMed stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Vote Proposal and “FOR” the Adjournment Proposal.

Opinion of OncoMed’s Financial Advisor (page 129 and Annex C)

OncoMed retained Leerink Partners LLC (now known as SVB Leerink LLC, and referred to in this proxy statement/prospectus as “Leerink Partners”) as its financial advisor in connection with this transaction. The OncoMed Board selected Leerink Partners to act as OncoMed’s financial advisor based on Leerink Partners’ qualifications, reputation, experience and expertise in the biopharmaceuticals industry, its knowledge of and involvement in recent transactions in the biopharmaceutical industry, and its longstanding relationship and familiarity with OncoMed and its business. Leerink Partners is an internationally recognized investment banking firm that has substantial experience in transactions similar to this transaction. In connection with this engagement, OncoMed requested that Leerink Partners evaluate the fairness, from a financial point of view, to the holders of the outstanding shares of OncoMed common stock (other than (i) shares held as treasury stock immediately prior to the effective time of the Merger and (ii) shares that are outstanding immediately prior to the effective time of the Merger and which are held by stockholders who have exercised and perfected appraisal rights for such shares in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) (collectively, the “Excluded Shares”)) of the Merger Consideration proposed to be paid to such holders pursuant to the Merger Agreement. On December 4, 2018, Leerink Partners rendered to the OncoMed Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated December 4, 2018, that, as of such date and based upon and subject to the assumptions made and limitations upon the review undertaken by Leerink Partners in preparing its opinion, the merger consideration to be paid to the holders of the outstanding shares of OncoMed common stock (other than Excluded Shares) pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to such holders.

Leerink Partners’ financial advisory services and opinion were provided for the information and assistance of the members of the OncoMed Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of the OncoMed Board’s consideration of this transaction and the Leerink Partners opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of the outstanding shares of OncoMed common stock (other than Excluded

Shares) of the Merger Consideration to be paid to such holders pursuant to the terms of the Merger Agreement. The Leerink Partners opinion did not address any other term or aspect of the Merger Agreement or this transaction and does not constitute a recommendation to any stockholder of OncoMed as to whether or how such holder should vote with respect to the Merger or otherwise act with respect to this transaction or any other matter. Leerink Partners has provided its written consent to the reproduction of its opinion in this proxy statement/prospectus.

The full text of the Leerink Partners written opinion, dated December 4, 2018, which describes the assumptions made and limitations upon the review undertaken by Leerink Partners in preparing its opinion, is attached hereto as Annex C and is incorporated by reference herein. You should read the opinion carefully in its entirety.

Accounting Treatment (page 138)

The merger will be accounted for in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), and in particular, with IFRS 3, Business Combinations (“IFRS 3”), under which the Merger qualifies as the acquisition of OncoMed by Mereo. On the date of the acquisition, the identifiable assets and liabilities of OncoMed will be recorded by Mereo at their respective fair values. Any excess of the purchase price over the net fair value at date of the acquisition of the identifiable assets acquired and liabilities assumed will be recognized as goodwill. Should the fair value of the assets and liabilities at the date of acquisition exceed the value of the consideration, a gain will be recognized on acquisition in accordance with IFRS 3 and recorded in the statement of operations of the Combined Company.

Interests of OncoMed’s Directors and Executive Officers in the Merger (page 138)

In considering the recommendation of the OncoMed Board to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, OncoMed stockholders should be aware that some of the OncoMed directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of OncoMed stockholders generally, including, but not limited to, the following:

∎

OncoMed has entered into change in control and severance agreements with certain employees, including its executive officers, entitling them to certain payments and benefits in connection with a termination of employment following a change of control of OncoMed;

∎	non-employee directors of OncoMed are entitled to vesting acceleration upon a change of control under various equity awards and agreements;

∎	the executive officers of OncoMed are entitled to accelerated vesting of their equity awards upon the closing of the Merger pursuant to the terms of the Merger Agreement;

∎	Dr. Lewicki is entitled to receive a performance bonus of $50,000 upon the closing of the Merger to the extent the Final Net Cash (as defined in the Merger Agreement) exceeds $37 million;

∎	directors and officers have continuing rights to indemnification and directors’ and officers’ liability insurance; and

∎	under the terms of the Merger Agreement, two OncoMed directors will be designated to serve on the Mereo Board as of the Effective Time.

These interests and arrangements may create potential conflicts of interest. The OncoMed Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement.

Board of Directors and Senior Management of the Combined Company (page 138)

Immediately following the Effective Time, two members of the existing OncoMed Board, Michael Wyzga and Dr. Deepika Pakianathan, will be appointed to the Mereo Board. Dr. Denise Scots-Knight will continue as Chief Executive Officer of the Combined Company and Richard Jones will continue as the Chief Financial Officer of the Combined Company. Dr. Peter Fellner will continue in his role as Chairman of the Mereo Board.

Mereo’s Reasons for the Merger (page 142)

At its meeting on December 5, 2018, the Mereo Board unanimously (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and are fair to and in the best interests of Mereo and its shareholders as a whole, (2) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and (3) resolved to recommend to Mereo’s shareholders that they should approve the transactions contemplated by the Merger Agreement, should such approval be required.

The Mereo Board believes (1) that the combination of Mereo’s biopharmaceutical portfolio of four assets with OncoMed’s two lead assets will create a diversified combined portfolio, resulting in an increased number of potential near-term catalysts with a core focus remaining on Mereo’s strategy to target rare diseases, (2) that the cash position of the Combined Company will provide an extended operational runway, with the potential for such runway to be extended significantly through partnering deals, and (3) that a Nasdaq listing, in addition to Mereo’s existing AIM listing, will provide a diversified international shareholder base for the Combined Company. The Mereo Board considered a variety of other factors in favor of the Merger, which are discussed further in the section entitled “The Merger—Mereo’s Reasons for the Merger” located elsewhere in this proxy statement/prospectus.

Appraisal Rights (page 144 and Annex D)

Record holders of OncoMed common stock who do not vote in favor of the Merger Proposal and otherwise comply with the requirements and procedures of Section 262 of the DGCL are entitled to exercise appraisal rights, which generally entitle stockholders to receive in lieu of the Merger Consideration a cash payment of an amount determined by the Court of Chancery of the State of Delaware (the “Court of Chancery”) to be equal to the fair value of their OncoMed common stock as of the Effective Time. The fair value of OncoMed common stock as of the Effective Time could be less than, more than or the same as the Merger Consideration. Stockholders will not know the appraised fair value at the time such holders must elect whether to seek appraisal.

To seek appraisal, you must deliver a written demand for appraisal to OncoMed before the vote on the adoption of the Merger Agreement at the OncoMed Special Meeting, and you must not vote in favor of the adoption of the Merger Agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights.

A summary description of the appraisal rights available to holders of OncoMed common stock under the DGCL and the procedures required to exercise statutory appraisal rights is included in “The Merger—Appraisal Rights.” The full text of Section 262 of the DGCL is attached as Annex D to this proxy statement/prospectus.

Due to the complexity of the procedures described above, OncoMed stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel.

Listing of the Mereo ADSs and Mereo Shares (page 148)

The approval for listing of the Mereo ADSs on Nasdaq and the confirmation by AIM that it will admit the Mereo Shares underlying the Mereo ADSs to trading, in each case subject only to official notice of issuance, are each a condition to the obligations of Mereo and OncoMed to consummate the Merger. Mereo has applied to list the Mereo ADSs on Nasdaq and intends to apply to list the Mereo Shares underlying the Mereo ADSs on AIM. Mereo expects that the Mereo ADSs will trade on Nasdaq under the symbol “MREO.”

Delisting and Deregistration of OncoMed Common Stock (page 149)

If the Merger is completed, OncoMed’s common stock will be deregistered under the Exchange Act and will cease to be listed for trading on Nasdaq.

Litigation Related to the Merger (page 149)

It is a condition to the Merger that no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger Agreement or the transactions contemplated thereby shall have been issued by any court of competent jurisdiction or other governmental authority of competent jurisdiction and remain in effect. Neither OncoMed nor Mereo is aware of any lawsuit or proceeding specific to the Merger having been filed to date. If such a lawsuit or other proceeding is commenced and if in any such litigation or proceeding a plaintiff is successful in obtaining a restraining order or injunction prohibiting the consummation of the Merger Agreement or the transactions contemplated thereby, then the closing of the Merger may be delayed or may never occur. Even if the Merger is permitted to occur, the parties may be required to pay damages, fees or expenses in respect of claims related to the Merger or the transactions contemplated thereby.

The Merger Agreement (page 150 and Annex A)

A copy of the Agreement and Plan of Merger and Reorganization is attached as Annex A to this proxy statement/prospectus. You should read the entire Merger Agreement carefully because it is the principal document governing the Merger. For a further discussion of the Merger Agreement, see the section entitled “The Merger Agreement” located elsewhere in this proxy statement/prospectus.

No Solicitation of Offers (page 162)

As more fully described in this proxy statement/prospectus and in the Merger Agreement, and subject to the exceptions described below and in the Merger Agreement, each of OncoMed and Mereo has agreed, among other things, that it will not, directly or indirectly:

∎

solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any proposal or offer that constitutes, or would reasonably be expected to result in, an acquisition proposal or acquisition inquiry from any third party;

∎

furnish any non-public information regarding the other party to any person in connection with or in response to, or engage in discussions or negotiations with any person with respect to, any proposal or offer that constitutes, or would reasonably be expected to result in, any acquisition proposal or acquisition inquiry;

∎	approve, endorse or recommend any acquisition proposal; or

∎

execute or enter into any letter of intent or any acquisition agreement, merger agreement or similar definitive agreement (other than a confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions and no hire provisions) at least as favorable to such party as those contained in the existing confidentiality agreement between OncoMed and Mereo) relating to an acquisition proposal.

Each party has further agreed (1) subject to any regulatory obligations of such party under applicable law, to promptly advise the other party orally and in writing upon receipt of any acquisition proposal or acquisition inquiry, and (2) to cease any discussions, negotiations or communications with any person with respect to any acquisition proposal as of the date of the Merger Agreement.

However, at any time prior to the approval and adoption of the Merger Agreement by OncoMed stockholders, in the case of OncoMed, or Mereo shareholders, in the case of Mereo, each party may furnish non-public information regarding such party and its subsidiaries to, and enter into discussions or negotiations with, any person in response to a bona fide written acquisition proposal which such party’s board of directors determines in good faith, after consultation with such party’s financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a superior offer, provided that:

∎	neither party nor any representative of such party has breached the obligations outlined above;

∎

the board of directors of such party concludes in good faith having consulted with its outside legal counsel that the failure to take such action is reasonably likely to be inconsistent with the duties or obligations of the board of directors of such party under applicable law; and

∎

such party receives from such third party an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions and no hire provisions) at least as favorable to such party as those contained in the existing confidentiality agreement between OncoMed and Mereo.

In addition, (1) Mereo’s obligation not to solicit offers shall not require Mereo to take any action, or prevent Mereo from taking any action, which Mereo reasonably determines, having consulted with its outside legal counsel, would be inconsistent with or in breach of the U.K. City Code on Takeovers and Mergers (the “U.K. City Code”), and (2) OncoMed’s obligation not to solicit offers shall not require OncoMed to take any action, or prevent OncoMed from taking any action, which OncoMed reasonably determines, having consulted with its outside legal counsel, would be inconsistent with or in breach of OncoMed’s obligations under the DGCL.

Change of Recommendation (page 163)

OncoMed’s Board Recommendation

Subject to the exceptions described below and in the Merger Agreement, OncoMed has agreed:

∎	that the OncoMed Board will recommend that OncoMed’s stockholders vote to approve and adopt the Merger Agreement and the transactions contemplated thereby (the “OncoMed Board Recommendation”);

∎	that the OncoMed Board will not withdraw or modify the OncoMed Board Recommendation in any manner adverse to Mereo; and

∎

that no resolution by the OncoMed Board or any committee thereof to withdraw or modify the OncoMed Board Recommendation in any manner adverse to Mereo or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any acquisition proposal shall be adopted or proposed.

Notwithstanding the above, the OncoMed Board may withhold, amend, withdraw or modify the OncoMed Board Recommendation in a manner adverse to Mereo (an “OncoMed Adverse Recommendation Change”) (so long as OncoMed has provided prior written notice to Mereo of the OncoMed Board’s intention to make an OncoMed Adverse Recommendation Change at least four business days in advance of taking such action (the “Notice Period”)) if, and only if, following receipt of a superior offer:

∎

OncoMed has, and has caused its financial advisors and outside legal counsel to, during the Notice Period, negotiate with Mereo in good faith to make such adjustments to the terms and conditions of the Merger Agreement so that such acquisition proposal ceases to constitute a superior offer; and

∎

the OncoMed Board shall have determined in good faith, having consulted with its outside legal counsel, that the failure to withhold, amend, withdraw or modify the OncoMed Board Recommendation would result in a breach of its fiduciary duties under applicable law.

Mereo’s Board Recommendation

Subject to the exceptions described below and in the Merger Agreement, Mereo has agreed:

∎

that, if a vote of Mereo’s shareholders is required, the Mereo Board will recommend that Mereo’s shareholders vote to approve and adopt the Merger Agreement and the transactions contemplated thereby (the “Mereo Board Recommendation”);

∎	that the Mereo Board will not withdraw or modify the Mereo Board Recommendation in any manner adverse to OncoMed; and

∎

that no resolution by the Mereo Board or any committee thereof to withdraw or modify the Mereo Board Recommendation in any manner adverse to OncoMed or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any acquisition proposal shall be adopted or proposed.

Notwithstanding the above, the Mereo Board may withhold, amend, withdraw or modify the Mereo Board Recommendation in a manner adverse to OncoMed (a “Mereo Adverse Recommendation Change”) (so long as Mereo has provided prior written notice to OncoMed of the Mereo Board’s intention to make a Mereo Adverse Recommendation Change at least four business days in advance of taking such action) if, and only if, following receipt of a superior offer:

∎

Mereo has, and has requested its financial advisors and outside legal counsel to, during the Notice Period, negotiate with OncoMed in good faith to make such adjustments to the terms and conditions of the Merger Agreement so that such acquisition proposal ceases to constitute a superior offer; and

∎

the Mereo Board shall have determined in good faith, having consulted with its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Mereo Board Recommendation would result in a breach of its fiduciary duties under applicable law.

Indemnification and Insurance (page 165)

Pursuant to the terms of the Merger Agreement, OncoMed’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies of, and the organizational documents of, OncoMed and Mereo. See the section entitled “The Merger Agreement—Indemnification and Insurance” located elsewhere in this proxy statement/prospectus.

Conditions to Closing (page 167)

Each party’s obligation to effect the Merger is subject to satisfaction or, to the extent permitted by applicable law, mutual written waiver by each of the parties of the following conditions:

∎	the OncoMed Stockholder Approval and, if necessary, the Mereo Shareholder Approval shall have been obtained;

∎

no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger Agreement or the transactions contemplated thereby shall have been issued by any court of competent jurisdiction or other governmental authority of competent jurisdiction and remain in effect and there shall not be any law which has the effect of making the consummation of the Merger Agreement or the transactions contemplated thereby illegal;

∎	the Form F-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding (or threatened proceeding by the SEC);

∎

the Mereo ADSs issuable to the OncoMed stockholders as contemplated by the Merger Agreement shall have been approved for listing on Nasdaq, subject to official notice of issuance, and the Mereo Shares underlying the Mereo ADSs issuable to the OncoMed stockholders pursuant to the Merger Agreement shall have been approved for admission to trading on AIM and any other requirements of London Stock Exchange plc in respect of the Merger Agreement or the transactions contemplated thereby shall have been satisfied.

The obligations of Mereo, HoldCo and Merger Sub to effect the Merger is further subject to the satisfaction or waiver of the following conditions:

∎

the representations and warranties of OncoMed contained in the Merger Agreement relating to corporate organization, subsidiaries, organizational documents, corporate authority and approvals, required vote, and brokers and finders (the “OncoMed Specified Representations”), will be true and correct on and as of the closing date of the Merger with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date);

∎

the representations and warranties of OncoMed relating to capital structure will be true and correct on and as of the closing date of the Merger, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate, (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date) or (z) as expressly required or permitted by the Merger Agreement;

∎

the representations and warranties of OncoMed contained in the Merger Agreement (other than with respect to capital structure and the OncoMed Specified Representations) will be true and correct on and as of the closing date of the Merger except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a material adverse effect on OncoMed (without giving effect to any references therein to any material adverse effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date);

∎	OncoMed shall have performed in all material respects its covenants required to be performed by it under the Merger Agreement at or prior to the closing date of the Merger;

∎

Mereo shall have received a certificate signed on behalf of OncoMed by the chief executive officer and chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer) of OncoMed to the effect that the conditions related to OncoMed’s representations, warranties and covenants described above have been satisfied;

∎

Mereo shall have received from OncoMed a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h) and in form and substance reasonably acceptable to Mereo;

∎	since December 5, 2018, a Material Adverse Effect with respect to OncoMed shall not have occurred; and

∎	the calculation of OncoMed’s net cash as of the closing date of the Merger shall have been finally determined.

OncoMed’s obligation to effect the Merger is further subject to the satisfaction or waiver of the following conditions:

∎

the representations and warranties of Mereo and Merger Sub contained in the Merger Agreement relating to corporate organization, subsidiaries, organizational documents, corporate authority and approvals, required vote, and brokers and finders (the “Mereo Specified Representations”), will be true and correct on and as of the closing date of the Merger with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date);

∎

the representations and warranties of Mereo and Merger Sub relating to capital structure will be true and correct on and as of the closing date of the Merger, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate, (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date) or (z) as expressly required or permitted by the Merger Agreement;

∎

the representations and warranties of Mereo and Merger Sub contained in the Merger Agreement (other than with respect to capital structure and the Mereo Specified Representations) will be true and correct on and as of the closing date of the Merger except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a material adverse effect on Mereo (without giving effect to any references therein to any material adverse effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date);

∎

each of Mereo and Merger Sub shall have performed in all material respects their respective covenants required to be performed by each under the Merger Agreement at or prior to the closing date of the Merger;

∎

OncoMed shall have received a certificate signed on behalf of Mereo by the chief executive office and chief financial officer of Mereo to the effect that the conditions related to Mereo’s and Merger Sub’s representations, warranties and covenants described above have been satisfied; and

∎	since December 5, 2018, a Material Adverse Effect with respect to Mereo shall not have occurred.

Termination Events (page 169)

The Merger Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Mereo and OncoMed, and either party may terminate the Merger Agreement in the following circumstances:

∎

if the Merger shall not have been consummated by September 4, 2019 (the “End Date”), except that the right to terminate the Merger Agreement on this basis shall not be available to OncoMed or Mereo if such party’s action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of the Merger Agreement and except that, in the event that the SEC has not declared this Form F-4 effective under the Securities Act by the date which is sixty days prior to the End Date, then either OncoMed or Mereo shall be entitled to extend the End Date for an additional sixty days;

∎

if a court of competent jurisdiction or other governmental authority shall have issued a final and nonappealable order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger Agreement or the transactions contemplated thereby;

∎

if (i) the OncoMed Special Meeting shall have been held and completed and OncoMed’s stockholders shall have taken a final vote on the Merger Agreement and (ii) the Merger Agreement shall not have been adopted and approved at the OncoMed Special Meeting, except that the right to terminate the Merger Agreement on this basis shall not be available to OncoMed where the failure to obtain the approval of OncoMed’s stockholders shall have been caused by the action or failure to act of OncoMed and such action or failure to act constitutes a material breach by OncoMed of the Merger Agreement; and

∎

if (i) the Mereo Shareholder Meeting, if necessary, shall have been held and completed and Mereo’s shareholders shall have taken a final vote on the matters requiring such shareholders’ approval and (ii) such matters shall not have been approved at the Mereo Shareholder Meeting, except that the right to terminate the Merger Agreement on this basis shall not be available to Mereo where the failure to obtain the approval of Mereo’s shareholders shall have been caused by the action or failure to act of Mereo and such action or failure to act constitutes a material breach by Mereo of the Merger Agreement.

OncoMed may terminate the Merger Agreement at any time prior to the Effective Time as follows:

∎	if the Mereo Board or any committee thereof shall have made a Mereo Board Adverse Recommendation Change or approved, endorsed or recommended any acquisition proposal;

∎

if (a) Mereo shall have failed to include in this proxy statement/prospectus the Mereo Board Recommendation, (b) the Mereo Board or any committee thereof shall have made a Mereo Board Adverse Recommendation Change or approved, endorsed or recommended any acquisition proposal, or (c) Mereo shall have entered into any letter of intent or similar document or any contract relating to any acquisition proposal (other than a confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions and no hire provisions) at least as favorable to Mereo as those contained in the existing confidentiality agreement between OncoMed and Mereo or any action required to be taken by Mereo pursuant to the UK City Code); or

∎

upon a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement by Mereo or Merger Sub, or if any representation or warranty of Mereo or Merger Sub becomes inaccurate such that the conditions to closing of the Merger would not be satisfied, provided that (1) OncoMed is not then in material breach of any representation, warranty, covenant or agreement under the Merger Agreement and (2) that if such inaccurancy in Mereo’s or Merger Sub’s representations and warranties or breach by Mereo or Merger Sub is curable by Mereo or Merger Sub, then the Merger Agreement shall not terminate as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from OncoMed to Mereo or Merger Sub of such breach or inaccuracy and its intention to terminate the Merger Agreement and (ii) Mereo or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from OncoMed to Mereo or Merger Sub of such breach or inaccuracy and its intention to terminate.

Mereo may terminate the Merger Agreement at any time prior to the Effective Time as follows:

∎	if the OncoMed Board or any committee thereof shall have made an OncoMed Board Adverse Recommendation Change or approved, endorsed or recommended any acquisition proposal;

∎

if (a) OncoMed shall have failed to include in this proxy statement/prospectus the OncoMed Board Recommendation, (b) the OncoMed Board or any committee thereof shall have made an OncoMed Board Adverse Recommendation Change or approved, endorsed or recommended any acquisition proposal, or (c) OncoMed shall have entered into any letter of intent or similar document or any contract relating to any acquisition proposal (other than a confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions and no hire provisions) at least as favorable to OncoMed as those contained in the existing confidentiality agreement between OncoMed and Mereo or any action required to be taken by OncoMed pursuant to the DGCL); or

∎

upon a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement by OncoMed, or if any representation or warranty of OncoMed becomes inaccurate such that the conditions to closing of the Merger would not be satisfied, provided that (1) Mereo is not then in material breach of any representation, warranty, covenant or agreement under the Merger Agreement and (2) that if such inaccurancy in OncoMed’s representations and warranties or breach by OncoMed is curable by OncoMed, then the Merger Agreement shall not terminate as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from Mereo to OncoMed of such breach or inaccuracy and its intention to terminate the Merger Agreement and (ii) OncoMed ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Mereo to OncoMed of such breach or inaccuracy and its intention to terminate.

Termination Fees (page 171)

OncoMed will be required to pay to Mereo a termination fee of $1,721,193 (subject to any adjustments for VAT) in cash if the Merger Agreement is terminated by Mereo in the event that:

∎

the OncoMed Stockholder Approval was not obtained after OncoMed stockholders voted at the OncoMed Special Meeting, where the failure to obtain the OncoMed Stockholder Approval was not caused by the action or failure to act of OncoMed and such action or failure to act did not constitute a material breach by OncoMed of the Merger Agreement, and within twelve months after the date of such termination, OncoMed enters into a definitive agreement with respect to a subsequent transaction or consummates a subsequent transaction;

∎

at any time prior to obtaining OncoMed Stockholder Approval, an acquisition proposal with respect to OncoMed has been publicly announced, disclosed or otherwise communicated to the OncoMed Board (and has not been withdrawn), and if (a) OncoMed shall have failed to include in this proxy statement/prospectus the OncoMed Board Recommendation, (b) the OncoMed Board or any committee thereof shall have made an OncoMed Board Adverse Recommendation Change or approved, endorsed or recommended any acquisition proposal, or (c) OncoMed shall have entered into any letter of intent or similar document or any contract relating to any acquisition proposal (other than a confidentiality agreement permitted by the Merger Agreement or any action required to be taken by OncoMed pursuant to the DGCL); or

∎

upon a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement by OncoMed, or if any representation or warranty of OncoMed becomes inaccurate such that the conditions to closing of the Merger would not be satisfied, provided that (1) Mereo is not then in material breach of any representation, warranty, covenant or agreement under the Merger Agreement and (2) that if such inaccurancy in OncoMed’s representations and warranties or breach by OncoMed is curable by OncoMed, then the Merger Agreement shall not terminate as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from Mereo to OncoMed of such breach or inaccuracy and its intention to terminate the Merger Agreement and (ii) OncoMed ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Mereo to OncoMed of such breach or inaccuracy and its intention to terminate.

In addition to the payment of the termination fee, OncoMed shall reimburse Mereo for all reasonable out-of-pocket fees and expenses incurred by Mereo in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement up to a maximum of $750,000 (subject to any adjustments for VAT) if the Merger Agreement is terminated by Mereo in the event that:

∎

(a) OncoMed shall have failed to include in this proxy statement/prospectus the OncoMed Board Recommendation, (b) the OncoMed Board or any committee thereof shall have made an OncoMed Board Adverse Recommendation Change or approved, endorsed or recommended any acquisition proposal, or (c) OncoMed shall have entered into any letter of intent or similar document or any contract relating to any acquisition proposal (other than a confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions and no hire provisions) at least as favorable to OncoMed as those contained in the existing confidentiality agreement between OncoMed and Mereo or any action required to be taken by OncoMed pursuant to the DGCL); or

∎

upon a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement by OncoMed, or if any representation or warranty of OncoMed becomes inaccurate such that the conditions to closing of the Merger would not be satisfied, provided that (1) Mereo is not then in material breach of any representation, warranty, covenant or agreement under the Merger Agreement and (2) that if such inaccurancy in OncoMed’s representations and warranties or breach by OncoMed is curable by OncoMed, then the Merger Agreement shall not terminate as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from Mereo to OncoMed of such breach or inaccuracy and its intention to terminate the Merger Agreement and (ii) OncoMed ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Mereo to OncoMed of such breach or inaccuracy and its intention to terminate.

Mereo will be required to pay to OncoMed a termination fee of $1,721,193 (subject to any adjustments for VAT) in cash if the Merger Agreement is terminated by Mereo or OncoMed in the event that:

∎

the Mereo Shareholder Approval, if necessary, was not obtained after Mereo shareholders voted at the Mereo Shareholder Meeting, where the failure to obtain the Mereo Shareholder Approval was not caused by the action or failure to act of Mereo and such action or failure to act did not constitute a material breach by Mereo of the Merger Agreement, and within twelve months after the date of such termination, Mereo enters into a definitive agreement with respect to a subsequent transaction or consummates a subsequent transaction.

Mereo will be required to pay to OncoMed a termination fee of $1,721,193 (subject to any adjustments for VAT) in cash if the Merger Agreement is terminated by OncoMed in the event that:

∎

at any time prior to obtaining Mereo Shareholder Approval, an acquisition proposal with respect to Mereo has been publicly announced, disclosed or otherwise communicated to the Mereo Board (and has not been withdrawn), and if (a) Mereo shall have failed to include in this proxy statement/prospectus the Mereo Board Recommendation, (b) the Mereo Board or any committee thereof shall have made a Mereo Board Adverse Recommendation Change or approved, endorsed or recommended any acquisition proposal, or (c) Mereo shall have entered into any letter of intent or similar document or any contract relating to any acquisition proposal (other than a confidentiality agreement permitted by the Merger Agreement or any action required to be taken by Mereo pursuant to the UK City Code); or

∎

upon a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement by Mereo or Merger Sub, or if any representation or warranty of Mereo or Merger Sub becomes inaccurate such that the conditions to closing of the Merger would not be satisfied, provided that (1) OncoMed is not then in material breach of any representation, warranty, covenant or agreement under the Merger Agreement and (2) that if such inaccurancy in Mereo’s or Merger Sub’s representations and warranties or breach by Mereo or Merger Sub is curable by Mereo or Merger Sub, then the Merger Agreement shall not terminate as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from OncoMed to Mereo or Merger Sub of such breach or inaccuracy and its intention to terminate the Merger Agreement and (ii) Mereo or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from OncoMed to Mereo or Merger Sub of such breach or inaccuracy and its intention to terminate.

In addition to the payment of the termination fee, Mereo shall reimburse OncoMed for all reasonable out-of-pocket fees and expenses incurred by OncoMed in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement up to a maximum of $750,000 (subject to any adjustments for VAT) if the Merger Agreement is terminated by OncoMed in the event that:

∎

(a) Mereo shall have failed to include in this proxy statement/prospectus the Mereo Board Recommendation, (b) the Mereo Board or any committee thereof shall have made a Mereo Board Adverse Recommendation Change or approved, endorsed or recommended any acquisition proposal, or (c) Mereo shall have entered into any letter of intent or similar document or any contract relating to any acquisition proposal (other than a confidentiality agreement permitted by the Merger Agreement or any action required to be taken by Mereo pursuant to the UK City Code); or

∎

upon a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement by Mereo or Merger Sub, or if any representation or warranty of Mereo or Merger Sub becomes inaccurate such that the conditions to closing of the Merger would not be satisfied, provided that (1) OncoMed is not then in material breach of any representation, warranty, covenant or agreement under the Merger Agreement and (2) that if such inaccurancy in Mereo’s or Merger Sub’s representations and warranties or breach by Mereo or Merger Sub is curable by Mereo or Merger Sub, then the Merger Agreement shall not terminate as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from OncoMed to Mereo or Merger Sub of such breach or inaccuracy and its intention to terminate the Merger Agreement and (ii) Mereo or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from OncoMed to Mereo or Merger Sub of such breach or inaccuracy and its intention to terminate.

Material U.S. Federal Income Tax Considerations (page 283)

The exchange of OncoMed common stock for merger consideration in the Merger is expected to be a taxable transaction for U.S. federal income tax purposes to U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations”). Please carefully review the information under “Material U.S. Federal Income Tax Considerations” beginning on page 283 of this proxy statement/prospectus for a description of material U.S. federal income tax consequences of the Merger to U.S. Holders. The tax consequences to you will depend on your own situation. You are urged to consult your tax advisors as to the specific tax consequences to you of the Merger and your receipt of the Merger Consideration, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Material U.K. Tax Considerations (page 290)

For a summary of the anticipated material U.K. tax considerations of ownership of Mereo ADSs, please see the section of this proxy statement/prospectus entitled “Material U.K. Tax Considerations.”

Comparison of Shareholder Rights (page 315)

As a result of the Merger, OncoMed stockholders will become holders of Mereo ADSs, and will have different rights as holders of Mereo ADSs than they had as holders of OncoMed common stock. The differences between the rights of these respective holders result from the differences among (1) English and Delaware law, (2) the respective governing documents of Mereo and OncoMed, and (3) the terms of the deposit agreement among Citibank, Mereo and the holders and beneficial owners of Mereo ADSs. For additional information, see “Comparison of Shareholder Rights” and “Description of the Mereo ADSs.” For a copy of OncoMed’s current certificate of incorporation or bylaws, see “Where You Can Find More Information.” Mereo’s articles of association as of the date hereof are included as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF MEREO

You should read the following selected consolidated financial data together with the audited consolidated financial statements and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Mereo derived the consolidated statement of comprehensive loss data for the years ended December 31, 2016 and 2017 and the consolidated balance sheet data as of December 31, 2016 and 2017 from its consolidated financial statements included elsewhere in this proxy statement/prospectus. Mereo derived the unaudited consolidated interim statement of comprehensive loss data for the periods ended June 30, 2017 and 2018 and the unaudited consolidated interim balance sheet data as of June 30, 2018 from its unaudited consolidated interim financial statements included elsewhere in this proxy statement/prospectus, which have been prepared on the same basis as the audited financial statements. In the opinion of Mereo’s management, the unaudited financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information in those statements. Mereo’s historical results are not necessarily indicative of the results that should be expected in any future period, and results for the six months ended June 30, 2018 are not necessarily indicative of the results to be expected for the full year ending December 31, 2018 or any other future period.

Mereo maintains its books and records in pound sterling, and prepares its financial statements in accordance with IFRS as issued by the IASB. Mereo reports its financial results in pound sterling. For the convenience of the reader, Mereo has translated pound sterling amounts in the tables below into U.S. dollars at the noon buying rate of the Federal Reserve Bank of New York on June 29, 2018, which was £1.00 to $1.3197. Such U.S. dollar amounts are not necessarily indicative of the amounts of U.S. dollars that could actually have been purchased upon exchange of pound sterling at the dates indicated as of that or any other date, and such translations should not be considered representations that any such amounts have been, could have been, or could be converted into U.S. dollars at that or any other exchange rate as of that or any other date.

	Year Ended December 31,				Six Months Ended June 30,
	2016		2017		2017		2018
	(£)	($)	(£)	($)	(£)	($)	(£)	($)
	(in thousands, except per ordinary share data)
Consolidated Statement of Comprehensive Loss Data:
Research and development expenses	(24,563)	(32,415)	(34,607)	(45,670)	(21,407)	(28,250)	(10,864)	(14,338)
General and administrative expenses	(11,617)	(15,331)	(10,697)	(14,117)	(5,041)	(6,652)	(7,102)	(9,372)

Operating loss	(36,180)	(47,746)	(45,304)	(59,787)	(26,448)	(34,902)	(17,966)	(23,710)
Finance income	375	495	827	1,091	269	355	151	200
Finance charge	(180)	(237)	(1,090)	(1,438)	(69)	(92)	(1,587)	(2,095)
Net foreign exchange gain/(loss)	2,263	2,986	(1,384)	(1,827)	(1,040)	(1,373)	49	65

Net loss before tax	(33,722)	(44,502)	(46,951)	(61,961)	(27,288)	(36,012)	(19,353)	(25,540)
Taxation	5,331	7,036	8,152	10,758	4,546	5,999	2,365	3,121

	Year Ended December 31,				Six Months Ended June 30,
	2016		2017		2017		2018
	(£)	($)	(£)	($)	(£)	($)	(£)	($)
	(in thousands, except per ordinary share data)
Loss attributable to equity holders of Mereo	(28,391)	(37,466)	(38,799)	(51,203)	(22,742)	(30,013)	(16,988)	(22,419)

Total comprehensive loss attributable to equity holders of Mereo	(28,391)	(37,466)	(38,799)	(51,203)	(22,742)	(30,013)	(16,988)	(22,419)

Basic and diluted loss per share	(0.63)	(0.83)	(0.56)	(0.74)	(0.34)	(0.45)	(0.24)	(0.32)

	As of December 31,								As of June 30,
	2016				2017				2018
	(£)		($)		(£)		($)		(£)		($)
	(in thousands)
Consolidated Balance Sheets Data:
Cash and short-term deposits and short-term investments	53,578		70,706		52,545		69,343		36,912		48,713
Total assets	86,765		114,504		96,335		127,133		82,082		108,324
Issued capital	193		255		213		281		213		282
Share premium	99,975		131,938		118,227		156,024		118,370		156,212
Accumulated loss	(40,579)		(53,552)		(79,316)		(104,673)		(96,180)		(126,928)
Total equity	79,257		104,595		62,483		82,459		47,149		62,223
Total liabilities	86,765	(1)	114,504	(1)	96,335	(2)	127,134	(2)	34,933	(2)	46,102	(2)

(1)	Includes £3.1 million ($4.1 million) aggregate principal amount of, and accrued interest on, the Novartis Notes. See “Related Party Transactions—Other Transactions with Novartis—Novartis Notes.”

(2)	Includes £2.0 million ($2.6 million) aggregate principal amount of, and accrued interest on, the Novartis Notes. See “Related Party Transactions—Other Transactions with Novartis—Novartis Notes.”

SELECTED FINANCIAL INFORMATION OF ONCOMED

The following table sets forth OncoMed’s selected historical financial data for the periods ended and as of the dates indicated. The statements of operations data for the fiscal years ended December 31, 2018, 2017 and 2016 and the balance sheet data as of December 31, 2018 and 2017 have been derived from OncoMed’s audited financial statements and related notes which are incorporated by reference into this proxy statement/prospectus. The statements of operations data for the fiscal years ended December 31, 2015 and 2014 and the balance sheet data as of December 31, 2016, 2015 and 2014 have been derived from OncoMed’s audited financial statements and related notes which are not incorporated by reference into this proxy statement/prospectus.

The data presented below is only a summary and it is not necessarily indicative of future results, nor does it include the effects of the Merger. The selected historical financial statement data provided below is only a summary, and you should read it in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements of OncoMed and the related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2018 and the other information that OncoMed has previously filed with the SEC and which is incorporated into this proxy statement/prospectus by reference. See the section entitled “Where You Can Find More Information” beginning on page 335 of this proxy statement/prospectus.

	Year Ended December 31,
	2018	2017	2016	2015	2014
Statements of Operations Data:
Revenue:
Collaboration revenue	$44,421	$36,016	$21,277	$25,216	$39,559
Other revenue	—	2,138	3,876	683	—

Total revenue	44,421	38,154	25,153	25,899	39,559
Operating expenses:
Research and development	34,443	59,839	109,713	92,873	76,430
General and administrative	18,172	16,761	18,827	18,583	13,753
Restructuring charges	—	2,527	—	—	—

Total operating expenses	54,466	79,127	128,540	111,456	90,183

Loss from operations	(10,045)	(40,973)	(103,387)	(85,557)	(50,624)
Interest and other income (expense), net	1,562	828	299	170	105

Loss before income taxes	(8,483)	(40,145)	(103,088)	(85,387)	(50,519)
Income tax provision (benefit)	(382)	(1,083)	14	20	(509)

Net loss	(8,101)	$(39,062)	$(103,102)	$(85,407)	$(50,010)

Net loss per common share, basic and diluted	(0.21)	$(1.04)	$(3.14)	$(2.84)	$(1.69)

Shares used to compute net loss per common share, basic and diluted	38,442,994	37,631,348	32,859,554	30,028,684	29,664,326

	As of December 31,
	2018	2017	2016	2015	2014
Balance Sheet Data:
Cash and short-term investments	$57,345	$103,091	$184,573	$157,279	$231,966
Working capital	51,083	12,073	133,730	178,614	202,264
Total assets	65,078	110,322	195,482	237,887	247,842
Accumulated deficit	(361,786)	(452,007)	(412,945)	(309,843)	(224,436)
Total stockholders’ equity (deficit)	48,231	(48,603)	(23,028)	3,551	76,367

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information is comprised of (i) the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2017, after giving effect to the Merger as if it had occurred on January 1, 2017, (ii) the unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2018, after giving effect to the Merger as if it had occurred on January 1, 2017, and (iii) the unaudited pro forma condensed consolidated balance sheet as of June 30, 2018 as if the Merger had occurred on June 30, 2018 (together, the “Unaudited Pro Forma Condensed Consolidated Financial Information”).

The Unaudited Pro Forma Condensed Consolidated Financial Information has been prepared using the principles of the acquisition method of accounting in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), and in particular IFRS 3 Business Combinations (“IFRS 3”), under which the Merger qualifies as the acquisition of OncoMed by Mereo. On the date of the acquisition, the identifiable assets and liabilities of OncoMed, will be recorded by Mereo at their respective fair values. Any excess of the purchase price over the net fair value at date of the acquisition of the identifiable assets acquired and liabilities assumed will be recognized as goodwill. Should the fair value of the assets and liabilities at the date of acquisition exceed the value of the consideration, a gain will be recognized on acquisition in accordance with IFRS 3 and recorded in the statement of operations of the Combined Company.

Pro forma adjustments reflected in the pro forma financial information are based on items that are factually supportable and directly attributable to the Merger; and with regards to the unaudited pro forma condensed consolidated statement of operations only, are expected to have a continuing impact on the consolidated entity.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2017 has been prepared based on (i) the audited consolidated financial statements of Mereo as of and for the year ended December 31, 2017 and (ii) the audited consolidated financial statements of OncoMed as of and for year ended December 31, 2017, included in OncoMed’s Form 10-K for the year ended December 31, 2018, incorporated by reference in this prospectus.

The unaudited pro forma condensed consolidated financial information as of and for the six months ended June 30, 2018 has been prepared based on (i) the unaudited condensed consolidated financial statements of Mereo as of and for the six months ended June 30, 2018 and (ii) the unaudited condensed consolidated financial statements of OncoMed as of and for the six months ended June 30, 2018 incorporated by reference in this prospectus.

The audited consolidated financial statements of Mereo as of and for the year ended December 31, 2017 were prepared in accordance with IFRS as issued by the IASB. The audited consolidated statement of operations for OncoMed for the year ended December 31, 2017 was prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and for the purposes of the Unaudited Pro Forma Condensed Consolidated Financial Information, has been converted to IFRS as issued by the IASB on a basis consistent with the accounting policies and presentation adopted by Mereo.

The unaudited condensed consolidated financial statements for Mereo as of and for the six months ended June 30, 2018 were prepared in accordance with International Accounting Standards 34—Interim Financial Reporting (“IAS 34”). The unaudited condensed consolidated financial statements for OncoMed as of and for the six months ended June 30, 2018 were prepared in accordance with

US GAAP and for the purposes of the Unaudited Pro Forma Condensed Consolidated Financial Information, have been converted to a basis consistent with the accounting policies and presentation adopted by Mereo as of and for the six months ended June 30, 2018 under IAS 34.

As noted above, the Unaudited Pro Forma Condensed Consolidated Financial Information has been prepared using the acquisition method of accounting in accordance with IFRS 3, the accounting for the acquisition is dependent upon certain valuations that are preliminary and subject to change. Mereo will finalize amounts as it obtains the information necessary to complete the measurement processes. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purposes of the Unaudited Pro Forma Condensed Consolidated Financial Information. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. The differences, if any, could have a material impact on the accompanying Unaudited Pro Forma Condensed Consolidated Financial Information and Mereo’s future results of operations and financial position.

The Unaudited Pro Forma Condensed Consolidated Financial Information has been prepared by Mereo’s management in accordance with SEC Regulation S-X Article 11 for illustrative purposes only. The Unaudited Pro Forma Condensed Consolidated Financial Information does not purport to represent what the actual results of operations of Mereo would have been had the Merger occurred on the respective dates assumed, nor is it indicative of the future results of the consolidated company. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2017 and the unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2018 do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Merger. The pro forma adjustments reflected in the accompanying Unaudited Pro Forma Condensed Consolidated Financial Information reflect estimates and assumptions made by Mereo’s management that Mereo believes to be reasonable.

The Unaudited Pro Forma Condensed Consolidated Financial Information should be read in conjunction with the information contained in “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements,” “Selected Consolidated Financial Information of Mereo,” “Selected Consolidated Financial Information of OncoMed,” “Business of Mereo and Certain Information about Mereo,” and the consolidated financial statements of Mereo and OncoMed included elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus from OncoMed’s Annual Report on Form 10-K for the year ended December 31, 2017.

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Six Months Ended June 30, 2018

	Historical financial information		Pro forma adjustment
	Mereo	OncoMed (Note 2)	IFRS Conversion (Note 3)	Pro forma condensed consolidated statement of operations
	(GBP thousands, except for share information)
Collaboration and Other revenue	—	10,694	—	10,694
Research and development expenses	(10,864)	(11,945)	(238)	(23,047)
Administrative expenses	(7,102)	(6,610)	(270)	(13,982)

Operating profit/(loss)	(17,966)	(7,861)	(508)	(26,335)
Finance income	151	644	—	795
Finance charge	(1,587)	—	—	(1,587)
Net foreign exchange gain	49	—	—	49

Loss before tax	(19,353)	(7,217)	(508)	(27,078)
Taxation	2,365	278	—	2,643

Loss attributable to equity holders of the parent	(16,988)	(6,939)	(508)	(24,435)

Basic and diluted loss per share	(0.24)	(0.18)		(0.26)

Shares used to compute net loss per common share, basic and diluted	71,103,042	38,316,914		94,849,799

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2017

	Historical financial information		Pro forma adjustment
	Mereo	OncoMed (Note 2)	IFRS Reclassification and Conversion (Note 3)	Pro forma condensed consolidated statement of operations
	(GBP thousands, except for share information)
Collaboration and Other revenue	—	29,599	—	29,599
Research and development expenses	(34,607)	(46,422)	(2,890)	(83,919)
Administrative expenses	(10,697)	(13,003)	(2,678)	(26,378)
Restructuring charges	—	(1,960)	1,960	—

Operating profit/(loss)	(45,304)	(31,786)	(3,608)	(80,698)
Finance income	827	642	—	1,469
Finance charge	(1,090)	—	—	(1,090)
Net foreign exchange loss	(1,384)	—	—	(1,384)

Loss before tax	(46,951)	(31,144)	(3,608)	(81,703)
Taxation	8,152	840	—	8,992

Loss attributable to equity holders of the parent	(38,799)	(30,304)	(3,608)	(72,711)

Basic and diluted loss per share	(0.56)	(0.81)		(0.78)

Shares used to compute net loss per common share, basic and diluted	69,012,348	37,631,348		92,759,105

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2018

	Historical financial information		Pro forma adjustments
	Mereo	OncoMed (Note 2)	IFRS Conversion (Note 3)	Purchase Price Adjustements (Note 4)	Other (Note 5)	Total
	(GBP thousands)
Assets
Non-current assets
Property, plant and equipment	152	1,919	—	(439)	—	1,632
Intangible assets	32,690	—	—	14,481	—	47,171
Other Assets	—	1,446	—	—	—	1,446

	32,842	3,365	—	14,042	—	50,249

Current assets
Prepayments	1,226	1,131	—	—	—	2,357
R&D tax credits	10,517	—	—	—	—	10,517
Other receivables	585	83	—	—	—	668
Short-term investments	2,500	52,516	—	—	—	55,016
Cash and short-term deposits	34,412	8,003	—	—	—	42,415

	49,240	61,733	—	—	—	110,973

Total assets	82,082	65,098	—	14,042	—	161,222

Equity and liabilities
Equity
Issued capital	213	29	—	42	—	284
Additional paid-in capital	—	308,577	4,115	(312,692)	—	—
Share premium	118,370	—	—	39,823	—	158,193
Other capital reserves	17,746	—	—	—	—	17,746
Other reserves	7,000	—	—	—	—	7,000
Accumulated deficit	—	(275,241)	(4,115)	279,356	—	—
Accumulated profit/(loss)	(96,180)	(43)	—	22,664	(4,162)	(77,721)

Total equity	47,149	33,322	—	29,193	(4,162)	105,502

Non-current liabilities
Provisions	3,993	—	—	—	—	3,993
Interest bearing loans and borrowings	15,261	—	—	—	—	15,261
Deferred revenue less current portion	—	3,704	—	(3,704)	—	—
Deferred rent	—	2,895	—	(2,895)	—	—
Warrant liability	1,535	—	—	—	—	1,535

	20,789	6,599	—	(6,599)	—	20,789

Current liabilities
Current Portion of Deferred Revenue	—	19,632	—	(8,552)	—	11,080
Trade and other payables	4,984	743	—	—	—	5,727
Accruals	3,223	4,802	—	—	4,162	12,187
Provisions	293	—	—	—	—	293
Interest bearing loans and borrowings	5,644	—	—	—	—	5,644

Total liabilities	34,933	31,776	—	(15,151)	4,162	55,720

Total equity and liabilities	82,082	65,098	—	14,042	—	161,222

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information

1.	Basis of presentation

This Unaudited Pro Forma Condensed Consolidated Financial Information is based on Mereo’s and OncoMed’s historical financial information as adjusted to give effect to the Merger, which will be accounted for under the acquisition method of accounting, and the alignment of OncoMed’s accounting policies to those of Mereo, the accounting acquirer. The unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2018 and the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2017 give effect to the Merger as if it had occurred on January 1, 2017. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2018 gives effect to the Merger as if it had occurred on June 30, 2018.

2.	OncoMed’s financial information—Currency Adjustment

The consolidated financial statements of OncoMed were presented in U.S. dollars. For purposes of preparing the Unaudited Pro Forma Condensed Consolidated Financial Information, the consolidated financial statements were translated from U.S. dollars to pound sterling, Mereo’s presentation currency, using the following exchange rates for the periods below, calculated from data obtained from the United States Federal Reserve.

∎ Average Exchange Rate from January 1, 2018 to June 30, 2018	1.37635
∎ Average Exchange Rate from January 1, 2017 to December 31, 2017	1.28903
∎ Exchange Rate on June 30, 2018	1.31970

3.	OncoMed financial information—US GAAP to IFRS Adjustment and Reclassifications

The consolidated financial statements of OncoMed were prepared in accordance with US GAAP. For the purposes of the Unaudited Pro Forma Condensed Consolidated Financial Information, certain adjustments have been made to (i) reclassify the respective line items and financial captions of OncoMed to align with those used by Mereo (“Reclassifications”) and (ii) convert the financial information of OncoMed from US GAAP to IFRS (“IFRS Conversion Adjustments”). Reclassifications were identified in relation to restructuring expense to align to Mereo’s financial statement presentation and IFRS Conversion Adjustments were identified in relation to share-based payment accounting (as further explained below).

Reclassifications

OncoMed recorded restructuring costs for the year-ended December 31, 2017 as a single line in its statement of operations, however, to align to the functional presentation of Mereo’s statement of operations, an adjustment has been made to reclassify OncoMed’s £2.0 million total expense from “Restructuring charges” to “Research and development” and “Administrative expenses” expense of £1.0 million and £1.0 million, respectively.

IFRS Conversion Adjustments

OncoMed has issued a number of share-based payment awards with graded vesting features that contain only a service condition. As permitted under US GAAP, OncoMed made an accounting policy election to record compensation expense for these awards on a straight-line basis over the entire vesting term of the grant, however IFRS requires that compensation expense be recorded to reflect the vesting as it occurs for each tranche/installment within the grant over the vesting period of that tranche/installment.

Accordingly, £0.2 million of additional expense has been reflected in “Research and development expenses” and £0.3 million has been reflected in “Administrative expenses” in the unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2018. £1.9 million has been reflected in “Research and development expenses” and £1.7 million has been reflected in

“Administrative expenses” the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2017. A corresponding adjustment of £4.1 million has been reflected in “Additional paid in capital” and “Accumulated deficit” within the unaudited pro forma condensed consolidated balance sheet as of June 30, 2018.

4.	Acquisition Accounting

The unaudited pro forma financial information for the six months ended June 30, 2018 has been prepared on the basis that the Merger will be treated as a business combination in accordance with IFRS, under which the assets and liabilities of OncoMed will be recognized by Mereo at their respective fair values determined on a provisional basis as of the date the Merger is completed. The fair value adjustments, when finalized, may be material.

(a) Estimate of Consideration Expected to be Transferred in Connection with the Proposed Merger

The following is a preliminary estimate of the consideration expected to be paid to effect the merger with OncoMed:

Existing Mereo Share Capital on March 5, 2019 (75% ownership of the Combined Company)	71,240,272
Shares Expected to be Issued to OncoMed Stockholders (25%(1) ownership of the Combined Company)	23,746,757

Total Expected Post Merger Shares	94,987,029
Mereo Share Price on March 5, 2019	£1.68
Shares Expected to be Issued to OncoMed Stockholders (as above)	23,746,757

Expected Purchase Price	£39,894,552

(1)	Assuming no adjustment to the Exchange Ratio for the net cash held by OncoMed at the time of the closing of the Merger.

(i)

For the purposes of the Unaudited Pro forma Condensed Consolidated Financial Information, the fair value of share consideration to be transferred is estimated based on the Implied OncoMed Ownership and the closing price of Mereo of £1.68 per share (equivalent to £8.40 per Mereo ADS), as of March 5, 2019.

The estimated consideration for Mereo’s merger with OncoMed reflected in these Unaudited Pro Forma Condensed Consolidated Financial Information does not purport to represent the actual consideration when the proposed merger with OncoMed is consummated. As described beginning on page 151 of this proxy statement/prospectus, the Exchange Ratio will be adjusted based on the net cash held by OncoMed at the time of the closing of the Merger. Therefore, the actual number of Mereo ADSs to be received by OncoMed common stockholders will be unaffected by any increase or decrease in the share price of Mereo Shares between now and the closing of the Merger but instead, will be impacted by movements in net cash as at the closing date. An increase in OncoMed’s net cash balance by $2 million will result in an estimated purchase price of £40.9 million. A decrease in OncoMed’s net cash balance by $2 million will result in an estimated purchase price of £38.6 million. An increase or decrease in the estimated purchase price would result in an increase or decrease in the gain on acquisition reflected in this Unaudited Pro Forma Condensed Consolidated Financial Information.

Further, in accordance with IFRS 3, the fair value of equity securities issued as part of the consideration paid will be measured on the closing date of the combination at the then-current market price. This requirement will likely result in a per share equity component different from the £1.68 assumed in these Unaudited Pro Forma Condensed Consolidated Financial Information, and that difference may be material. An increase or decrease in the price per

Mereo Share assumed in these Unaudited Pro Forma Condensed Consolidated Financial Information by 10% will increase or decrease the estimated purchase price by approximately £4.0 million, which would be reflected in these Unaudited Pro Forma Condensed Consolidated Financial Information as an increase or decrease in the gain on acquisition.

(ii)

OncoMed Options: As described beginning on page 154 of this proxy statement/prospectus, pursuant to the terms of the Merger Agreement, to the extent that an OncoMed Option is not exercised voluntarily through the day immediately preceding the Effective Time, such OncoMed Option will be automatically “net-exercised” immediately prior to the Effective Time. Further, each OncoMed Option that has a per-share exercise price that is higher than the Merger Consideration shall be cancelled at the Effective Time for no consideration. The estimate of Merger Consideration included in the Unaudited Pro Forma Condensed Consolidated Financial Information does not reflect the impact of any “net exercised” OncoMed options as the per-share exercise prices of such options are expected to be higher than the Merger Consideration, and thus expected to be cancelled at the Effective Time for no consideration and therefore no impact to the estimated purchase price.

(iii)

OncoMed Units: Further, immediately prior to the Effective Time, each outstanding OncoMed Unit will be cancelled and the holders thereof will be entitled to receive, immediately prior to the Effective Time, the number of shares of OncoMed common stock that were subject to such OncoMed Units (with certain adjustments as described further beginning on page 155 of this proxy statement/prospectus) and such stockholders will thereafter be entitled to receive the Merger Consideration in respect of these shares of OncoMed common stock.

(iv)

Fair value of CVRs: In addition to the Mereo ADSs consideration, each OncoMed shareholder will receive one contingent value right, as described beginning on page 175 of this proxy statement/prospectus.

After consideration of the significant inherent uncertainties related to such milestones, the preliminary fair value of the CVRs is expected to be minimal. Therefore, for the purposes of the Unaudited Pro Forma Condensed Consolidated Financial Information, the fair value of the CVRs is assumed to be £nil. In determining that the preliminary CVR fair value approximates nil, the following information and factors were considered: (i) the likelihood of Celgene exercising the exclusive option granted by OncoMed to Celgene in relation to OncoMed’s etigilimab product, particularly given Bristol-Myers Squibb’s proposed acquisition of Celgene, (ii) the uncertain outcomes of current clinical studies, (iii) the level of uncertainty regarding the availability of future funding partners, (iv) the level of uncertainty relating to the success of future development of such products, (v) the dependency of the CVR milestones on the occurrence of events that are outside of the control of Mereo and (vi) the separate OncoMed CVR Agreement described on page 2 of this proxy statement/prospectus.

(b) Preliminary Purchase Price Allocation

The following table sets forth a preliminary estimate of the fair value of the assets acquired and liabilities assumed by Mereo, reconciled to the total estimated consideration transferred, assuming the Merger occurred on June 30, 2018. Adjustments are recorded in the unaudited pro forma condensed consolidated balance sheet to record the assets acquired and liabilities assumed at their fair value as well as recognize a gain of £22.6 million in accordance with IFRS 3 (see Note 4(c) below for further information).

Preliminary Purchase Price Allocation	£ ‘000s
Property, plant and equipment(ii)	1,480
Intangible assets(i)	14,481
Other Assets	1,446
Prepayments	1,131
Other receivables	83
Short-term investments	52,516
Cash and short-term deposits	8,003
Deferred revenue(iv)	(11,080)
Deferred rent	—
Deferred income tax liability(iii)	—
Trade and other payables	(743)
Accruals	(4,802)

Net Assets Acquired	62,515
Consideration Paid	39,895

Gain on Acquisition	22,620

However, as described in 4(a) above, the Exchange Ratio used in computing the total expected purchase price is determined based on net cash of $38 million (representing the amount estimated to be outstanding at closing of the Merger). Accordingly, the table below provides supplemental information on the purchase price allocation based on an assumption of total net cash of $38 million (£28.8 million, translated at the June 30, 2018 spot rate in Note 2), consistent with the computation of the purchase price.

£ ‘000s
Assumed Net Cash	28,794
Intangible assets(i)	14,481
Property, plant and equipment(ii)	1,480
Deferred revenue(iv)	(11,080)
Deferred rent	—
Deferred income tax liability(iii)	—

Net Assets Acquired	33,675
Consideration Paid	39,895

Goodwill on Acquisition	6,220

(i)

A preliminary fair value estimate of £14.5 million has been assigned to in-process research and development (“IPR&D”) projects acquired. The preliminary fair value of IPR&D assets was determined primarily using the “income approach” and “market approach.” In assessing fair value, Mereo considered a potential market participant’s assessment of the highest and best use of the asset including whether the value would be derived through commercialization or sale.

For the IPR&D assets valued using the income approach, which includes the programs under development, the methodology applied considers the fair value of an IPR&D asset by reference to the present value of the probability-weighted expected cash flows arising under certain sale, out-licensing or commercialization scenarios, with a discount rate selected to appropriately consider the time value of money and the risks inherent in those forecasts. The income approach is based on the premise that the value of an asset is the present value of the future earning capacity that is available for distribution to investors in that asset.

For the IPR&D assets valued using the market approach, in particular those where OncoMed has received an offer to purchase such assets, it has used the market price of those offers as a basis for determining the fair value of those IPR&D assets. The market approach is based on the market price attainable for selling an asset to another market participant.

Acquired IPR&D assets are classified as indefinite lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the closing date of the Merger, the IPR&D assets will not be amortized; instead they will be subject to periodic impairment testing. Upon successful completion of the development process for acquired IPR&D projects, determination as to the useful life of the specific asset will be made; at that point in time, the asset will then be considered a finite lived intangible asset and Mereo will begin to amortize the asset into earnings.

These preliminary estimates of fair value of the IPR&D assets could potentially be different from those determined through the final acquisition accounting, and the difference could potentially have a material impact on the accompanying Unaudited Pro Forma Condensed Consolidated Financial Information. As Mereo obtains additional information in respect of the OncoMed intangible assets, additional insight could be gained which could impact (A) the estimated total value assigned to intangible assets, and/or (B) the estimated allocation of value between finite lived and indefinite lived intangible assets. The estimated intangible asset fair values and their useful lives could be impacted by a variety of factors that may become known to us only upon access to additional information and/or by changes in such factors that may occur prior to the effective time of the Merger. These factors include but are not limited to the regulatory, legislative, legal, technological and competitive environments. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the OncoMed’s intangible assets and/or to the estimated weighted average useful lives from that assumed by Mereo in these Unaudited Pro Forma Condensed Consolidated Financial Information.

(ii)

A preliminary fair value estimate of £1.5 million has been assigned to property, plant and equipment to be acquired, primarily consisting of computer and lab equipment and furniture and fixtures. At the date of consummation of the Merger, property, plant and equipment is required to be measured at fair value, unless those assets are classified as held-for-sale on the closing date of the Merger. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. Mereo has only limited information at this time as to the specific nature, age, condition or location of the property, plant and equipment. All of these factors can cause differences between the fair value and net book value, and such differences could be material.

(iii)

The preliminary estimate of deferred income tax liabilities primarily results from the fair value adjustments for identifiable intangible assets and is estimated to be £3.7 million. This estimate was determined based on the excess book basis over the tax basis of the assets acquired at an estimated 29.84% weighted average statutory tax rate. However, such deferred income tax liabilities have been offset by OncoMed’s unused tax losses available, resulting in a net £nil deferred income tax liability. This estimate of deferred income tax impact is preliminary and is subject to change based upon Mereo’s final determination of the fair values of assets acquired and liabilities assumed, further assessment of the availability of tax losses (including upon a change of control) and the statutory tax rates in the jurisdictions where the fair values are expected to occur.

(iv)

The preliminary fair value estimate of deferred revenue represents the fair value of future obligations under OncoMed’s collaboration agreements. The fair value is based on estimated cost remaining to fulfil the R&D related obligations under the collaboration agreements and has been determined on a fully-costed basis (which is deemed to approximate market rates). Deferred revenue is expected to be largely recognized by the time the Merger is consummated and accordingly will differ from the fair value disclosed in this Unaudited Pro Forma Condensed Consolidated Financial Information. Accordingly, there will be a corresponding impact on the gain on acquisition presented herein.

Further, as the collaboration revenue is not anticipated to have a continuing impact, a corresponding adjustment was not made to “Collaboration and other revenue” in the pro forma unaudited condensed consolidated statement of operations.

The accounting for the combination with OncoMed is dependent upon certain valuations that are provisional and are subject to change. Mereo will finalize these amounts as it obtains the information necessary to complete the measurement processes. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing these Unaudited Pro Forma Condensed Consolidated Financial Information. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. The differences, if any, could have a material impact on the accompanying Unaudited Pro Forma Condensed Consolidated Financial Information and Mereo’s future results of operations and financial position

(c) Retained Earnings Adjustment for Gain on Acquisition

Because the underlying carrying amount and fair value of the assets and liabilities of OncoMed at June 30, 2018 exceeds the value of the consideration expected to be paid by Mereo, a gain is recognized on acquisition in accordance with IFRS 3. For the purposes of the Unaudited Pro Forma Condensed Consolidated Financial Information, while the gain is directly attributable to the transaction and factually supportable, it has no continuing impact on the entity and thus an adjustment is recorded within the unaudited pro forma condensed consolidated balance sheet but not the unaudited pro forma condensed consolidated statement of operations. However, as described in 4(b) above, due to the difference between the net cash balance at June 30, 2018 and the expected net cash balance at closing (along with other adjustments to the expected fair value of the assets and liabilities of OncoMed), the gain on acquisition associated with the purchase price allocation is expected to materially change when the Merger is consummated, and the preliminary purchase price allocation may result in goodwill.

5.	Other Pro Forma Adjustments

(a) Transaction costs

£4.2 million has been reflected in “Accumulated profit/loss” and “Accruals” on the unaudited pro forma condensed consolidated balance sheet as of June 30, 2018, representing estimated transaction costs to be incurred in relation to the Merger.

6.	Pro Forma Loss per Share

Basic loss per share is calculated by dividing the loss attributable for the period to ordinary equity holders of the parent by the pro forma weighted average number of ordinary shares outstanding during the period. As net losses from continuing operations were recorded in the period, the dilutive potential shares are anti-dilutive for the diluted loss per share calculation. The weighted average number of common shares was determined by taking the historical weighted average number of common shares outstanding and adjusting for the shares issued under the Merger as follows:

	For the Six Months Ended June 30, 2018	For the Year Ended December 31, 2017
Numerator
Numerator for basic and diluted loss per common share— Pro forma loss attributable to equity holders of the parent	£(24,434,000)	£(72,710,000)
Denominator
Denominator for basic and diluted loss per common share—weighted average number of Mereo Shares	71,103,042	69,012,348
Pro forma adjustment for newly-issued shares related to the Merger	23,746,757	23,746,757

Pro forma denominator for basic and diluted loss per common share—weighted average number of common shares	94,849,799	92,759,105
Pro forma basic and diluted loss per Mereo Share	£(0.26)	£(0.78)

UNAUDITED COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The table set forth below contains selected unaudited historical, pro forma and pro forma equivalent per share information for Mereo Shares and shares of OncoMed common stock.

Historical Per Share Data for Mereo Shares and OncoMed Common Stock

The historical per share data for Mereo Shares and OncoMed common stock below is derived from the audited consolidated financial statements of each of Mereo and OncoMed as of and for the year ended December 31, 2017, and the unaudited condensed consolidated financial statements of each of Mereo and OncoMed as of and for the six months ended June 30, 2018, respectively. For Mereo, this information is under IFRS. For OncoMed, this information is under U.S. GAAP.

Combined Unaudited Pro Forma Per Share Data for Mereo Shares

The combined unaudited pro forma per share data for Mereo Shares is extracted from the pro forma financial statements appearing elsewhere in this proxy statement/prospectus. The pro forma financial statements are based on, and should be read in conjunction with, the historical consolidated financial statements and accompanying notes of each of Mereo and OncoMed for the applicable periods, which are included elsewhere in, or incorporated by reference into, this proxy statement/prospectus. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for additional information.

The combined unaudited pro forma per share data for Mereo Shares does not purport to represent what the Combined Company’s actual results of operations or financial condition would have been had the acquisition occurred on the dates assumed, nor is it necessarily indicative of the Combined Company’s future results of operations or financial condition. In particular, the unaudited pro forma combined financial information does not reflect the effect of anticipated cost and revenue synergies associated with the combination of Mereo and OncoMed.

Combined Unaudited Pro Forma Per OncoMed Equivalent Share Data

The combined unaudited pro forma per OncoMed equivalent share data set forth below shows the effect of the Merger from the perspective of an owner of OncoMed common stock. The information was calculated by multiplying the unaudited pro forma combined per share data for Mereo Shares by the exchange rate at the end of the applicable period, assuming no adjustment to the Exchange Ratio for the net cash held by OncoMed at the time of the closing of the Merger.

The final Exchange Ratio will be determined pursuant to a formula described in more detail in the Merger Agreement and elsewhere in this proxy statement/prospectus. If OncoMed’s net cash at the time of the closing of the Merger is less than $36.5 million, the Exchange Ratio will be reduced by an amount that is greater than the amount that would otherwise reflect the difference between the target closing net cash and actual closing net cash on a dollar-for-dollar basis. Because the number of Mereo ADSs to be exchanged for each share of OncoMed common stock will be adjusted based on the net cash held by OncoMed at the time of the closing of the Merger and will be unaffected by any increase or decrease in exchange rates or in the share price of Mereo Shares between now and the closing of the Merger, the notional value of the Merger Consideration and the exact number of Mereo ADSs that will be issued to OncoMed stockholders as of the date of the OncoMed Special Meeting and as of the closing date of the Merger cannot be determined with precision in advance of the Effective Time.

Generally

You should read the below information in conjunction with the selected consolidated financial information of Mereo and OncoMed included elsewhere in this proxy statement/prospectus, the historical consolidated financial statements of Mereo and related notes included elsewhere in this proxy statement/prospectus and the historical consolidated financial statements of OncoMed and related notes that have been filed with the SEC, certain of which are incorporated by reference into this proxy statement/prospectus. See the sections entitled “Selected Consolidated Financial Information of Mereo,” “Selected Consolidated Financial Information of OncoMed,” “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” included elsewhere in this proxy statement/prospectus.

	As of and for the Year Ended December 31, 2017	As of and for the Six Months Ended June 30, 2018
Mereo Historical Data (£):
Basic income from continuing operations per share	(0.56)	(0.24)
Diluted income from continuing operations per share	(0.56)	(0.24)
Book value per share	0.90	0.66
Cash dividends declared per share	—	—

OncoMed Historical Data (US$):
Basic income from continuing operations per share	(1.04)	(0,25)
Diluted income from continuing operations per share	(1.04)	(0.25)
Book value per share	(1.29)	(1.15)
Cash dividends declared per share	—	—

Combined Unaudited Pro Forma per Mereo Share Data (£):
Basic income from continuing operations per share	(1.05)	(0.34)
Diluted income from continuing operations per share	(1.05)	(0.34)
Book value per share	N/A	1.48
Cash dividends declared per share	—	—

Combined Unaudited Pro Forma per OncoMed Equivalent Share Data (£):
Basic income from continuing operations per share	(1.93)	(0.64)
Diluted income from continuing operations per share	(1.93)	(0.64)
Book value per share	N/A	2.75
Cash dividends declared per share	—	—

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Mereo Shares are quoted on AIM under the symbol “MPH.” Shares of OncoMed’s common stock are listed for trading on Nasdaq under the symbol “OMED.”

On March 19, 2019, the record date for the OncoMed Special Meeting, there were 71,240,272 Mereo Shares outstanding and 38,690,089 shares of OncoMed common stock outstanding.

Recent Closing Prices and Comparative Market Price Information

The following table sets forth the closing sales prices of a Mereo Share (as reported on AIM in pence) and of OncoMed common stock (as reported on Nasdaq in U.S. dollars), each on December 4, 2018, the last trading day before the day on which Mereo and OncoMed announced the execution of the Merger Agreement, and on March 15, 2019, the last practicable trading day before the date of this proxy statement/prospectus. This table also shows the equivalent value of the Share Consideration to be received by OncoMed stockholders in the Merger per share of OncoMed common stock, which was calculated by multiplying the closing price of a Mereo Share on AIM as of the dates specified by (converted into U.S. dollars at the Federal Reserve Bank of New York’s reported U.S. dollar to pound sterling exchange rate on such dates) by the Implied OncoMed Ownership, assuming no adjustment to the Exchange Ratio for the net cash held by OncoMed at the time of the closing of the Merger.

	Mereo Share Price per Share	OncoMed Common Stock Price per Share	Equivalent Value of the Share Consideration per Share of OncoMed Common stock
	(pence)	(US$)
December 4, 2018	190	1.11	1.49
March 15, 2019	168	0.99	1.37

The market prices of Mereo Shares and shares of OncoMed common stock, and the currency exchange rates, will fluctuate before the OncoMed Special Meeting and before the Merger is consummated. You should obtain current stock or currency rate quotations from a newspaper, the Internet or your broker or banker.

The Implied OncoMed Ownership referenced above is an estimate only and the actual percentage of of outstanding equity interests in the Combined Company to be held by former OncoMed stockholders immediately following the closing of the Merger will be determined by the final Exchange Ratio, calculated pursuant to a formula described in more detail in the Merger Agreement and elsewhere in this proxy statement/prospectus. In particular, if OncoMed’s net cash at the time of the closing of the Merger is less than $36.5 million, the Exchange Ratio will be reduced by an amount that is greater than the amount that would otherwise reflect the difference between the target closing net cash and actual closing net cash on a dollar-for-dollar basis. Because the number of Mereo ADSs to be exchanged for each share of OncoMed common stock will be adjusted based on the net cash held by OncoMed at the time of the closing of the Merger and will be unaffected by any increase or decrease in exchange rates or in the share price of Mereo Shares between now and the closing of the Merger, the notional value of the Merger Consideration and the exact number of Mereo ADSs that will be issued to OncoMed stockholders as of the date of the OncoMed Special Meeting and as of the closing date of the Merger cannot be determined with precision in advance of the Effective Time.

Dividend Policy

Mereo’s Dividend Policy.    Mereo has never paid or declared any cash dividends on its ordinary shares, and does not anticipate paying any cash dividends on its ordinary shares in the foreseeable future. Mereo intends to retain all available funds and any future earnings to fund the development and expansion of its business. Under English law, among other things, Mereo may only pay dividends if it has sufficient distributable reserves (on a non-consolidated basis), which are calculated as Mereo’s accumulated realized profits that have not been previously distributed or capitalized less its accumulated realized losses, so far as such losses have not been previously written off in a reduction or reorganization of capital.

In addition, the terms of Mereo’s existing loan agreement with Silicon Valley Bank and Kreos Capital V (UK) Limited (“Kreos”), preclude Mereo from paying cash dividends without Kreos’s consent.

OncoMed’s Dividend Policy.    OncoMed has never declared or paid cash dividends on its capital stock. OncoMed intends to retain all available funds and any future earnings to fund the development and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus including the documents incorporated by reference herein contains statements that constitute forward-looking statements (including within the meaning of the U.S. Private Securities Litigation Reform Act of 1995). Many of the forward-looking statements contained in this proxy statement/prospectus can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “foresee,” “should,” “plan,” “intend,” “estimate,” “would,” “may,” “outlook,” and “potential,” among others. The absence of these words, however, does not mean that the statements are not forward-looking.

Forward-looking statements appear in a number of places in this proxy statement/prospectus and include, but are not limited to, statements regarding intent, belief or current expectations. Forward-looking statements are based on the current beliefs and assumptions of the management of Mereo and OncoMed and on information currently available to such management. While the management of Mereo and OncoMed believe that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments will be as anticipated. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to of various factors, including, but not limited to, those identified under the section entitled “Risk Factors” in this proxy statement/prospectus. These risks and uncertainties include factors relating to:

∎	the ability to satisfy the conditions to the Merger, including the ability to obtain the OncoMed Stockholder Approval, on the proposed terms and timeframe;

∎

the possibility that the Merger does not close when expected or at all, or that the companies may determine to or be required by governmental authorities to modify aspects of the Merger or to accept conditions that could adversely affect the Combined Company or the expected benefits of the Merger;

∎	risks related to changes in the market price of shares of OncoMed common stock or Mereo Shares relative to the Exchange Ratio;

∎	the risk of unanticipated costs, liabilities or delays relating to the Merger, including the outcome of any legal proceedings relating to the Merger;

∎	the risk that competing offers or acquisition proposals will be made;

∎

the inherent uncertainty associated with financial projections, including projections relating to the future cash utilization and reserves needed for contingent future liabilities and business operations;

∎	the potential harm to customer, supplier, employee and other relationships caused by the announcement or the closing of the Merger;

∎

changes in law or regulations, or international, national, or local economic, social or political conditions that could adversely affect the parties to the Merger or the Combined Company and their respective businesses, including the United Kingdom’s withdrawal from the EU and the future relationship between the United Kingdom and the EU;

∎

the ability to develop and commercialize, or enter into strategic relationships with third parties to commercialize, product candidates in a timely and cost-effective manner, and risks relating to research and development programs;

∎	the ability to hire and retain key personnel;

∎

the ability to realize the anticipated benefits of transactions related to the Merger and other acquisitions, restructuring activities, including in connection with the Merger, or other initiatives in a timely manner or at all;

∎	risks relating to expectations regarding the capitalization, resources and ownership of the Combined Company;

∎

estimates regarding expenses, future revenues, capital requirements, and the Combined Company’s need for additional financing in the future, including the availability of sufficient resources to conduct or continue planned clinical development programs;

∎	the ability to acquire or in-license new product candidates; and

∎	the duration of each company’s respective patent portfolio.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the parties’ businesses, including those described in this proxy statement/prospectus, as well as in OncoMed’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the SEC and incorporated by reference herein.

Forward-looking statements speak only as of the date they are made, and neither Mereo nor OncoMed undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

RISK FACTORS

In addition to the other information included or incorporated by reference in this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in connection with your consideration of the Merger before deciding whether to vote for approval of the Merger Agreement and the Merger. In addition, you should read and consider the risks associated with each of the businesses of Mereo and OncoMed because these risks will relate to the Combined Company. The risks and uncertainties described below are not the only risks and uncertainties the parties may face. Additional risks and uncertainties not presently known to the parties, or that the parties currently consider immaterial, could also negatively affect the business, financial condition, results of operations, prospects, profits and stock prices of Mereo, OncoMed or the Combined Company. If any of the risks described below or incorporated by reference herein actually occur, the business, financial condition, results of operations, prospects, profits and stock prices of Mereo, OncoMed or the Combined Company could be materially adversely affected, as could the likelihood and magnitude of any payments being made under the CVRs. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” located elsewhere in this proxy statement/prospectus.

Risk Factors Related to the Merger

The Merger is subject to a number of conditions, some of which are outside of the parties’ control, and, if these conditions are not satisfied, the Merger Agreement may be terminated and the Merger may not be completed.

The Merger Agreement contains a number of conditions that must be fulfilled to complete the Merger. These conditions include, among other customary conditions, (i) the approval and adoption of the Merger Agreement by OncoMed’s stockholders and, if necessary, Mereo’s shareholders, (ii) the absence of any temporary restraining order, preliminary or permanent injunction or any other order preventing the consummation of the Merger and any law that makes illegal the consummation of the Merger, (iii) the SEC having declared effective this registration statement on Form F-4 and the registration statement on Form F-6 to be filed with the SEC, (iv) Mereo having obtained all required shareholder approvals in connection with the issuance of Mereo ADSs and the allotment and issuance of the Mereo Shares underlying the Mereo ADSs to be issued in the Merger and the grant of the CVRs to the stockholders of OncoMed pursuant to the Merger Agreement, (v) the approval for listing on Nasdaq, subject to official notice of issuance, of the Mereo ADSs to be issued in the Merger and the approval for admission to trading on AIM of the Mereo Shares underlying the Mereo ADSs to be issued in the Merger pursuant to the Merger Agreement, and the satisfaction of any other requirements of London Stock Exchange plc, (vi) subject to certain materiality exceptions, the accuracy of certain representations and warranties of each of OncoMed and Mereo contained in the Merger Agreement and the compliance by each party with the covenants contained in the Merger Agreement, and (vii) the absence of a material adverse effect with respect to each of OncoMed and Mereo.

The required satisfaction of the foregoing conditions could delay the completion of the Merger for a significant period of time or prevent it from occurring. Any delay in completing the Merger could cause the Combined Company not to realize some or all of the benefits that the parties expect the Combined Company to achieve. Further, there can be no assurance that the conditions to the closing of the Merger will be satisfied or waived or that the Merger will be completed.

In addition, if the Merger is not completed by September 4, 2019 (subject to potential extensions), either Mereo or OncoMed may choose to terminate the Merger Agreement. Mereo or OncoMed may also elect to terminate the Merger Agreement in certain other circumstances, and the parties can mutually decide to terminate the Merger Agreement at any time prior to the closing of the Merger, before or after shareholder approval, as applicable. See “The Merger Agreement—Termination Events” for a more detailed description of these circumstances.

Failure to complete the Merger could negatively affect the share prices and the future business and financial results of either or both of Mereo and OncoMed.

If the Merger is not completed, the ongoing businesses of either or both of Mereo and OncoMed may be adversely affected. Additionally, if the Merger is not completed and the Merger Agreement is terminated, in certain circumstances either party may be required to pay the other a termination fee of $1,721,193 (subject to any adjustments for VAT). Additionally, in certain circumstances, Mereo or OncoMed, as the case may be, must reimburse the other party for reasonable out-of-pocket fees and expenses incurred in connection with the Merger up to $750,000 (subject to any adjustments for VAT). See “The Merger Agreement—Termination Events” and “The Merger Agreement—Termination Fees” for a more detailed description of these circumstances. In addition, Mereo and OncoMed have incurred and will continue to incur significant transaction expenses in connection with the Merger regardless of whether the Merger is completed. Furthermore, Mereo or OncoMed may experience negative reactions from the financial markets, including negative impacts on their stock prices, or negative reactions from their suppliers or other business partners, should the Merger not be completed.

The foregoing risks, or other risks arising in connection with the failure to consummate the Merger, including the diversion of management attention from conducting the business of the respective companies and pursuing other opportunities during the pendency of the Merger, may have a material adverse effect on the businesses, operations, financial results and share and stock prices of Mereo and OncoMed. Either or both of Mereo or OncoMed could also be subject to litigation related to any failure to consummate the Merger or any related action that could be brought to enforce a party’s obligations under the Merger Agreement.

Because the portion of the Merger Consideration payable in Mereo ADSs is subject to adjustment for the net cash held by OncoMed at the time of the closing of the Merger, and will be unaffected by any changes in exchange rates or in the market value of Mereo Shares or OncoMed common stock before the completion of the Merger, OncoMed stockholders cannot be sure of the market value of the Mereo ADSs they will receive.

Under the exchange ratio formula set forth in the Merger Agreement, as of immediately following the Effective Time, former OncoMed stockholders are expected to own approximately 25% of the outstanding equity interests in the Combined Company on an undiluted basis, subject to adjustment for the net cash held by OncoMed at the time of the closing of the Merger. The final Exchange Ratio will be determined pursuant to a formula described in more detail in the Merger Agreement and elsewhere in this proxy statement/prospectus. In particular, if OncoMed’s net cash at the time of the closing of the Merger is less than $36.5 million, the Exchange Ratio will be reduced by an amount that is greater than the amount that would otherwise reflect the difference between the target closing net cash and actual closing net cash on a dollar-for-dollar basis. Because the number of Mereo ADSs to be exchanged for each share of OncoMed common stock will be adjusted based on the net cash held by OncoMed at the time of the closing of the Merger and will be unaffected by any increase or decrease in exchange rates or in the share price of Mereo Shares between now and the closing of the Merger, the notional value of the Merger Consideration and the exact number of Mereo ADSs that will be issued to OncoMed stockholders as of the date of the OncoMed Special Meeting and as of the closing date of the Merger cannot be determined with precision in advance of the Effective Time.

The number of Mereo ADSs that will be issued to OncoMed stockholders as a result of the Merger will not be adjusted in the event of any increase or decrease in currency exchange rates or in the share price of either Mereo Shares or OncoMed common stock between the date of execution of the Merger

Agreement and the completion of the Merger, and the parties do not have a right to terminate the Merger Agreement based upon changes in currency exchange rates or in the market price of Mereo Shares or OncoMed common stock.

The dollar value of the Mereo ADSs that OncoMed stockholders will receive upon completion of the Merger will depend upon the net cash held by OncoMed and the market value of Mereo Shares at the time of completion of the Merger. In addition, Mereo ADSs will be denominated in U.S. dollars and will each represent five Mereo Shares, which are denominated in pence. Both the market price of Mereo Shares and the U.S. dollar-pound sterling exchange rate fluctuate continuously. Accordingly, each may be different from the closing price and exchange rate on each of the last full trading day preceding public announcement that Mereo and OncoMed entered into the Merger Agreement, the last full trading day prior to the date of this proxy statement/prospectus or the dates of the Mereo and OncoMed stockholder meetings. Moreover, completion of the Merger will occur, if at all, sometime after the requisite shareholder approvals have been obtained. The market value of Mereo Shares and the U.S. dollar-pound sterling exchange rate have varied since Mereo and OncoMed entered into the Merger Agreement and will continue to vary in the future due to changes in the business, operations and prospects of Mereo and OncoMed, market assessments of the Merger, third-party acquisition proposals and regulatory considerations, in the case of the share price, and market and economic considerations and other factors both within and beyond the control of Mereo and OncoMed, in the case of both the share price and the exchange rate. See the section entitled “Comparative Per Share Market Price Data and Dividend Information” included in this proxy statement/prospectus for additional information on the market value of Mereo Shares and OncoMed common stock.

Litigation against Mereo and OncoMed, or the members of the OncoMed Board, could prevent or delay the completion of the Merger or result in the payment of damages following completion of the Merger.

It is a condition to the Merger that no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger Agreement or the transactions contemplated thereby shall have been issued by any court of competent jurisdiction or other governmental authority of competent jurisdiction and remain in effect. Neither OncoMed nor Mereo is aware of any lawsuit or proceeding specific to the Merger having been filed to date. If such a lawsuit or other proceeding is commenced and if in any such litigation or proceeding a plaintiff is successful in obtaining a restraining order or injunction prohibiting the consummation of the Merger Agreement or the transactions contemplated thereby, then the closing of the Merger may be delayed or may never occur. Even if the Merger is permitted to occur, the parties may be required to pay damages, fees or expenses in respect of claims related to the Merger or the transactions contemplated thereby.

Some of the directors and executive officers of OncoMed have interests in the Merger that may be different from, or in addition to, the interests of OncoMed stockholders generally.

OncoMed’s directors and executive officers may have interests in the Merger that are different from, or in addition to or may be deemed to conflict with, the interests of OncoMed stockholders generally. These interests include, but are not limited to, the continued employment of certain members of OncoMed’s management team, the continued positions of certain OncoMed directors as directors of the Combined Company, potential payments to certain executive officers pursuant to change in control and severance agreements, accelerated vesting of stock options pursuant to the terms of the Merger Agreement, accelerated vesting of restricted stock units pursuant to the terms of the Merger Agreement, a performance bonus of $50,000 that may be earned by Dr. Lewicki in connection with the Merger, and other rights held by these directors and executive officers. In particular, it is anticipated that certain individuals currently associated with OncoMed’s navicixizumab products will, for a period of 18 months following the closing of the Merger, be permitted to solicit third party interest with respect to the navicixizumab products and to recommend, by written notice to the chief executive officer of Mereo, that Mereo enter into discussions with one or more such third parties that have expressed interest with respect to the navicixizumab program. See “The CVR Agreement—Milestone Events and Payments—The Navi Milestones” elsewhere in this proxy statement/prospectus.

OncoMed stockholders should be aware of these interests when they consider the recommendations of the OncoMed Board with respect to the Merger. For a discussion of the interests of OncoMed’s directors and executive officers in the Merger, see “The Merger—Interests of OncoMed’s Directors and Executive Officers in the Merger.”

Uncertainty about the Merger may adversely affect the relationships of Mereo and OncoMed with their respective suppliers and employees, whether or not the Merger is completed.

In response to the announcement of the Merger, existing or prospective suppliers of Mereo or OncoMed may:

∎	delay, defer or cease providing goods or services to Mereo, OncoMed or the Combined Company;

∎	delay or defer other decisions concerning Mereo, OncoMed or the Combined Company, or refuse to extend credit to Mereo, OncoMed or the Combined Company; or

∎	otherwise seek to change the terms on which they do business with Mereo, OncoMed or the Combined Company.

Any such delays or changes to terms could seriously harm the business of each company or, if the Merger is completed, the Combined Company. These disruptions could also have an adverse effect on the ability of Mereo to achieve the milestones specified in the CVR Agreement.

In addition, as a result of the Merger, current and prospective employees could experience uncertainty about their future with Mereo, OncoMed or the Combined Company. These uncertainties may impair the Combined Company’s ability to retain, recruit or motivate key management, technical and other personnel.

The Merger Agreement contains provisions that limit each party’s ability to pursue alternatives to the Merger, could discourage a potential competing acquiror of either Mereo or OncoMed from making an alternative transaction proposal and, in specified circumstances, could require either party to pay a termination fee to the other party.

The Merger Agreement provides that Mereo and OncoMed shall not, and requires each of Mereo and OncoMed to refrain from authorizing, directing or permitting its representatives to, solicit, participate in negotiations with respect to or approve or recommend any third-party proposal for an alternative transaction, subject to exceptions set forth in the Merger Agreement relating to the receipt of certain unsolicited offers. If the Merger Agreement is terminated by either party after the other party’s board of directors has changed its recommendation regarding the Merger or due to the other party’s material breach of its non-solicitation obligations, then the terminating party may be required to pay a termination fee of $1,721,193.

These provisions could discourage a potential third-party acquiror or merger partner that might have an interest in acquiring all or a significant portion of Mereo or OncoMed or pursuing an alternative transaction from considering or proposing such a transaction, even if it were prepared to pay consideration with a higher per share cash or market value than the consideration in the Merger, or might result in a potential third-party acquiror or merger partner proposing to pay a lower price to Mereo shareholders or OncoMed stockholders than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

If the Merger Agreement is terminated and either Mereo or OncoMed determines to seek another business combination, Mereo or OncoMed, as applicable, may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the Merger.

Any delay in completing the Merger may significantly reduce the benefits expected to be obtained from the Merger.

The Merger is subject to a number of conditions that are beyond the control of Mereo and OncoMed and that may prevent, delay or otherwise materially adversely affect completion of the Merger. Mereo and OncoMed cannot predict whether and when these conditions will be satisfied. See “The Merger Agreement—Conditions to the Closing” elsewhere in this proxy statement/prospectus.

Any delay in completing the Merger may significantly reduce the benefits that Mereo and OncoMed expect to achieve if they successfully complete the Merger within the expected timeframe. In particular, any delay is likely to reduce the net cash held by OncoMed at the time of the closing of the Merger, which, under the net cash adjustment mechanism in the exchange ratio formula set forth in the Merger Agreement, will reduce the number of Mereo ADSs payable by Mereo to holders of OncoMed common stock as Share Consideration. See “The Merger Agreement—Merger Consideration” elsewhere in this proxy statement/prospectus.

Until the completion of the Merger or the termination of the Merger Agreement in accordance with its terms, in consideration of the agreements made by the parties in the Merger Agreement, Mereo and OncoMed are each prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to Mereo or OncoMed and their respective shareholders.

Until the Merger is completed, the Merger Agreement restricts Mereo and OncoMed from taking specified actions without the consent of the other party, and requires each of Mereo and OncoMed to operate in the ordinary course of business consistent with past practices. These restrictions may prevent Mereo and OncoMed from making appropriate changes to their respective businesses or pursuing attractive business opportunities that may arise prior to the completion of the Merger. See the sections entitled “The Merger Agreement—Restrictions on OncoMed’s Business Pending the Closing” and “—Restrictions on Mereo’s Business Pending the Closing” elsewhere in this proxy statement/prospectus for a description of the restrictive covenants applicable to each of Mereo and OncoMed.

After the Merger, OncoMed stockholders will have a significantly lower ownership and voting interest in the Combined Company than they currently have in OncoMed, and will exercise less influence over management.

Under the exchange ratio formula set forth in the Merger Agreement, as of immediately following the Effective Time, former OncoMed stockholders are expected to own approximately 25% of the outstanding equity interests in the Combined Company on an undiluted basis, subject to adjustment for the net cash held by OncoMed at the time of the closing of the Merger. In addition, the number of Mereo Shares to be allotted and issued by Mereo (and the corresponding number of Mereo ADSs to be issued to holders of OncoMed common stock) as Share Consideration or pursuant to the CVR Agreement will not, in the aggregate, exceed 66.67% of the Mereo Shares issued and outstanding immediately prior to the Effective Time (approximately 40% of the share capital of the Combined Company). Consequently, OncoMed stockholders will have less influence over the management and policies of the Combined Company than they currently have over OncoMed. In addition, only two directors serving on the existing OncoMed Board will continue as directors of the Combined Company immediately following the closing of the Merger.

The opinion of OncoMed’s financial advisor does not reflect changes in circumstances that may occur between the original signing of the Merger Agreement and the completion of the Merger.

Consistent with market practices, the OncoMed Board has not obtained an updated opinion from its financial advisor as of the date of this proxy statement/prospectus and does not expect to receive an updated, revised or reaffirmed opinion prior to the completion of the Merger. Changes in the operations and prospects of OncoMed, general market and economic conditions and other factors that may be beyond the control of OncoMed, and on which OncoMed’s financial advisor’s opinion was based, may significantly alter the value of OncoMed or the price of shares or OncoMed’s common stock by the time the Merger is completed. The opinion does not speak as of the time the Merger will be completed or as of any date other than the date of such opinion. Because OncoMed’s financial advisor will not be updating its opinion, the opinion will not address the fairness of the Merger Consideration from a financial point of view at the time the Merger is completed. The OncoMed Board’s recommendation that OncoMed stockholders vote “FOR” the Merger Proposal, however, is made as of the date of this proxy statement/prospectus. For a description of the opinion that the OncoMed Board received from its financial advisor, please refer to the section entitled “The Merger—Opinion of OncoMed’s Financial Advisor” located elsewhere in this proxy statement/prospectus.

OncoMed stockholders have appraisal rights under Delaware law.

Under Delaware law, OncoMed stockholders who do not vote in favor of adoption of the Merger Agreement and otherwise properly perfect their rights will be entitled to “appraisal rights” in connection with the Merger, which generally entitle stockholders to receive in lieu of the Merger Consideration a cash payment of an amount determined by the Court of Chancery equal to be the fair value of their OncoMed common stock as of the Effective Time. The appraised value would be determined by the Court of Chancery and could be less than, the same as or more than the Merger Consideration. Under Delaware law, stockholders are generally entitled to statutory interest on an appraisal award at a rate equal to 5% above the Federal Reserve discount rate compounded quarterly from the closing date of the Merger until the award is actually paid. Stockholders who have properly demanded appraisal rights must file a petition for appraisal with the Court of Chancery within 120 days after the effective date of the Merger. Should a material number of OncoMed’s stockholders exercise appraisal rights and should the Court determine that the fair value of such shares of OncoMed common stock is materially greater than the Merger Consideration, it could have a material adverse effect on the financial condition and results of operation of the Combined Company. For a more detailed description of the appraisal rights available to OncoMed stockholders, see “The Merger—Appraisal Rights” elsewhere in this proxy statement/prospectus.

The Merger is expected to be a taxable transaction for U.S. federal income tax purposes.

The exchange of OncoMed common stock for Merger Consideration in the Merger is expected to be a taxable transaction for U.S. federal income tax purposes. However, no opinion of counsel or ruling from the IRS with respect to the tax treatment of the Merger has or will be sought, and there can be no assurance that the IRS will not assert a contrary position. Assuming the Merger will be a taxable transaction for U.S. federal income tax purposes, the amount of gain or loss a holder of OncoMed common stock recognizes, and the timing and potentially the character of a portion of such gain or loss, depends in part on the U.S. federal income tax treatment of the CVRs, with respect to which there is substantial uncertainty. For further discussion, see “Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations of the Merger for OncoMed Stockholders” elsewhere in this proxy statement/prospectus. OncoMed stockholders should be aware that the Merger Consideration they will be entitled to receive upon the completion of the Merger does not include a cash component to pay any taxes that may be due as a result of the Merger.

The U.S. federal income tax treatment of the CVRs is unclear.

There is no legal authority directly addressing the U.S. federal income tax treatment of the CVRs or the treatment of payments (including Mereo ADSs) that may be received pursuant to the CVRs. Accordingly, the amount, timing and character of any gain, income or loss with respect to the CVRs are uncertain. In addition, there is no legal authority directly addressing the U.S. federal income tax treatment of the expiration of any rights to receive a payment of cash or Mereo ADSs with respect to the CVRs. Any change in the value of the CVRs will affect the amount of any gain or loss recognized with respect to the receipt of the CVRs. For further discussion, see “Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations of the Merger for OncoMed Stockholders” elsewhere in this proxy statement/prospectus.

Risk Factors Related to the CVRs

You may not receive any payment on the CVRs.

Your right to receive any future payment on the CVRs will be contingent upon the achievement by Mereo and its subsidiaries of certain milestones within agreed time periods, as specified in the CVR Agreement. If the milestones specified in the CVR Agreement are not achieved for any reason within the time periods specified in such agreement, no payment will be made under the CVRs and the CVRs will expire valueless. Additionally, Bristol-Myers Squibb Company (“Bristol-Myers Squibb”) and Celgene announced on January 3, 2019 that they have entered into a definitive merger agreement under which Bristol-Myers Squibb will acquire Celgene in a cash and stock transaction. Such transaction may limit the likelihood that the TIGIT Milestone will be achieved due to the uncertainty of Celgene’s business operations pending consummation of its proposed merger with Bristol-Myers Squibb and the uncertainty of the attractiveness of OncoMed’s etigilimab product to Bristol-Myers Squibb. Accordingly, the value, if any, of the CVRs is speculative, and the CVRs may ultimately have no value. See “Description of the CVRs” elsewhere in this proxy statement/prospectus.

You will not be able to determine the amount of stock or cash to be received under the CVRs until the achievement of certain agreed upon milestones, which makes it difficult to value the CVRs.

If any payment is made on the CVRs, it will not be made until the achievement of certain agreed upon milestones. As such, you will not know the value, if any, of your CVRs until certain sales milestones occur, or until the CVRs expire.

The CVRs are nontransferable.

The CVRs are nontransferable, meaning that they may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of either in whole or in part, other than in certain limited circumstances. The CVRs will not be registered as securities and they will not be listed or traded on any stock exchange in the United States or elsewhere. Therefore, the CVRs are not liquid and you will not be permitted to sell or transfer them, except for in certain limited circumstances. See “Description of the CVRs” elsewhere in this proxy statement/prospectus.

Mereo and its subsidiaries are required to use “diligent efforts” to achieve the CVR milestones, which allows for consideration of a variety of factors to determine the efforts Mereo and its subsidiaries are required to take; accordingly, under certain circumstances, Mereo and its subsidiaries may not be required to take certain actions to achieve the CVR milestones, or may allocate resources to other projects, which would have an adverse effect on the value, if any, of the CVRs.

Mereo has agreed to use “diligent efforts,” as defined in the CVR Agreement, to achieve each of the CVR milestones in the applicable agreed time period. However, under the CVR Agreement, the definition of “diligent efforts” allows for the consideration of a variety of factors in determining the efforts Mereo is required to use to achieve the relevant milestones, including issues of safety and efficacy, market potential, anticipated pricing and reimbursement rates, costs, labeling, pricing reimbursement, the competitiveness of alternative products, the patent and other proprietary position of the relevant product, and the likelihood of regulatory approval for the relevant product given the relevant regulatory structure involved. The CVR Agreement does not require Mereo to take all possible actions to achieve each milestone. As a result, factors and events may come to pass that result in Mereo permissibly devoting less effort to the achievement of each milestone than OncoMed would have devoted had OncoMed remained a stand-alone company.

The CVR Agreement expressly states that Mereo will have no obligation or liability to (i) fund or otherwise support or incur any cost or expense relating to the relevant products (except, in each case, in respect of clinical trials commenced prior to the Effective Time) in excess of the commitments provided for the applicable budget for each product set forth as schedules to the CVR Agreement, (ii) enroll any additional subjects in any currently ongoing trial of the relevant products or (iii) commit to any additional development activities of the relevant products not provided for in the applicable budget.

Any payments in respect of the CVRs will rank at parity with Mereo’s other unsecured and unsubordinated indebtedness.

The CVRs will rank equal in right of payment to all existing and future unsecured unsubordinated indebtedness of Mereo. The CVRs, however, will be effectively subordinated in right of payment to all of Mereo’s secured obligations to the extent of the collateral securing such obligations. Additionally, the CVRs will be effectively subordinated to all existing and future indebtedness, claims of holders of capital stock and other liabilities, including trade payables, of Mereo’s subsidiaries.

Risk Factors Related to the Combined Company

The Combined Company may not fully realize the anticipated benefits of the Merger or realize such benefits within the timing anticipated.

Mereo and OncoMed entered into the Merger Agreement because each company believes that the Merger will be beneficial to each of Mereo, the Mereo shareholders, OncoMed and the OncoMed stockholders. The Combined Company may not be able to achieve the anticipated long-term strategic benefits of the Merger within the timing anticipated or at all. For example, the benefits from the Merger will be partially offset by the costs incurred in completing the transaction. In addition, if the net cash held by OncoMed at the closing of the Merger is lower than each party currently anticipates, the cash position of the Combined Company will be weaker than expected. Any delays and challenges that may be encountered in completing the Merger or in the post-Merger process of consolidation could have an adverse effect on the business and results of operations of the Combined Company, and may affect the value of the Mereo ADSs and Mereo Shares after the completion of the Merger.

The Combined Company will incur significant transaction-related costs in connection with the Merger.

Mereo and OncoMed expect to incur significant costs associated with the Merger. The amount of these costs may not be determined as of the Effective Time and may be material to the financial position and results of operations of the Combined Company. Mereo expects that the substantial majority of expenses resulting from the Merger will be comprised of transaction costs related to the Merger and employee-related costs. Mereo and OncoMed will also incur fees and costs related to integration and systems consolidation. The elimination of duplicative costs may not offset incremental transaction-related and other integration costs in the near term.

Mereo may have failed to discover undisclosed liabilities of OncoMed.

Mereo’s investigations and due diligence review of OncoMed may have failed to discover undisclosed liabilities of OncoMed. If OncoMed has undisclosed liabilities, Mereo as a successor owner may be responsible for such undisclosed liabilities. Mereo has tried to minimize its exposure to undisclosed liabilities, for example by obtaining certain protections under the Merger Agreement, including representations and warranties from OncoMed regarding undisclosed liabilities, which expire by their terms on the completion of the Merger. There can be no assurance that such provisions in the Merger Agreement will protect Mereo against any undisclosed liabilities being discovered or provide an adequate remedy for any undisclosed liabilities that are discovered. Such undisclosed liabilities could have an adverse effect on the business and results of operations of Mereo and its subsidiaries and may adversely affect the value of the Mereo ADSs and Mereo Shares after the consummation of the Merger.

The Combined Company’s goodwill or other intangible assets may become impaired, which could result in material non-cash charges to its results of operations.

The Combined Company will have a substantial amount of goodwill and other intangible assets resulting from the Merger. At least annually, or whenever events or changes in circumstances indicate a potential impairment in the carrying value as defined by IFRS, the Combined Company will evaluate this goodwill for impairment based on the recoverable value, being the higher of fair value less costs to sell and value in use, of the cash generating units to which goodwill has been allocated. Estimated fair values could change if there are changes in the Combined Company’s capital structure, cost of debt, interest rates, capital expenditure levels, operating cash flows or market capitalization. Impairments of goodwill or other intangible assets could require material non-cash charges to the Combined Company’s results of operations.

Future results of the Combined Company may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

The Combined Company’s future results may be materially different from those shown in the unaudited pro forma financial information presented in this proxy statement/prospectus that show only a combination of Mereo’s and OncoMed’s historical results. Mereo expects to incur significant costs associated with completing the Merger and combining the operations of the two companies, and the exact magnitude of these costs is not yet known. Furthermore, these costs may decrease capital that could be used by Mereo for future income-earning investments.

The financial analyses and forecasts considered by Mereo, OncoMed and their respective financial advisors may not be realized.

While the financial projections utilized by Mereo, OncoMed and their respective advisors in connection with the Merger were prepared in good faith based on information available at the time of preparation, no assurances can be made regarding future events or that the assumptions made in preparing such projections will accurately reflect future conditions. In preparing such projections, the management of Mereo and OncoMed made assumptions regarding, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant uncertainties and contingencies, including, among others, risks and uncertainties described or incorporated by reference in this section and the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond the control of Mereo and OncoMed and will be beyond the control of the Combined Company. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results will likely differ, and may differ materially, from such projections, which could result in a material adverse effect on the Combined Company’s business, financial condition, results of operations and prospects.

After the Merger, Mereo will be a “foreign private issuer” under the rules and regulations of the SEC and, as a result, will be exempt from a number of rules under the Exchange Act and will be permitted to file less information with the SEC than a company incorporated in the United States.

Following completion of the Merger, Mereo will continue to be incorporated as a public limited company in England and Wales and will be deemed to be a “foreign private issuer” under the rules and regulations of the SEC. As a foreign private issuer, Mereo will be exempt from certain rules under the Exchange Act that would otherwise apply if Mereo were a company incorporated in the United States, including:

∎	the requirement to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies with securities registered under the Exchange Act;

∎	the requirement to file financial statements prepared in accordance with U.S. GAAP;

∎	the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations; and

∎	the requirement to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information.

In addition, Mereo’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the related rules with respect to their purchases and sales of Mereo ADS and Mereo Shares. Accordingly, after the completion of the Merger, if you hold Mereo ADSs, you may receive less information about the Combined Company than you currently receive about OncoMed and be afforded less protection under the United States federal securities laws than you are entitled to currently.

As a foreign private issuer, Mereo will not be required to comply with some of the corporate governance standards of Nasdaq applicable to companies incorporated in the United States.

Following completion of the Merger, the Mereo Board will be required to meet certain corporate governance standards under Nasdaq Listing Rules, including the requirement to maintain an audit committee comprised of three or more directors satisfying the independence standards of Nasdaq applicable to audit committee members. While foreign private issuers are not required to comply with most of the other corporate governance rules of Nasdaq, Mereo believes it currently complies with, and intends to continue to comply with, the majority of such requirements, including the requirements to maintain a majority of independent directors and nominating and compensation committees of its board of directors comprised solely of independent directors. Mereo will be required to continue to follow the AIM rules and Corporate Governance Code published by the Quoted Companies Alliance. As a result, holders of Mereo ADSs may not be afforded the benefits of the corporate governance standards of Nasdaq to the same extent applicable to companies incorporated in the United States. See “Management—Foreign Private Issuer Exemption” elsewhere in this proxy statement/prospectus.

Additional reporting requirements may apply if Mereo loses its status as a foreign private issuer.

If Mereo loses its status as a foreign private issuer at some future time, then it will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements as if it were a company incorporated in the United States. The costs incurred in fulfilling these additional regulatory requirements could be substantial.

Although Mereo’s reporting obligations as a foreign private issuer will be fewer than those of a public company incorporated in the United States, Mereo’s costs of complying with its SEC reporting requirements will be significant, and its management will be required to devote substantial time to complying with SEC regulations.

Mereo is not currently subject to SEC rules. However, following the completion of the Merger, Mereo will be a foreign private issuer and subject to certain SEC reporting requirements. As such, and particularly after Mereo no longer qualifies as an emerging growth company, Mereo expects to incur significant legal, accounting, and other expenses that it did not incur previously, including costs associated with its SEC reporting requirements under the Exchange Act and compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”). Mereo’s senior management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase Mereo’s legal and financial compliance costs and will make some activities more time-consuming and costly. For example, Mereo expects that these rules and regulations may make it more expensive for Mereo to obtain director and officer liability insurance, which in turn could make it more difficult for Mereo to attract and retain qualified senior management personnel or members for the Mereo Board. In addition, these rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

Failure to establish and maintain effective internal controls could have a material adverse effect on Mereo’s business and stock price.

Pursuant to Section 404, Mereo will be required to furnish a report by its senior management on its internal control over financial reporting. However, while Mereo remains an emerging growth company, it will not be required to include an attestation report on internal control over financial reporting issued by its independent registered public accounting firm. To prepare for eventual compliance with Section 404, once Mereo no longer qualifies as an emerging growth company, Mereo will be engaged in a process to document and evaluate its internal control over financial reporting, which is both costly and challenging. In this regard, Mereo will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. Despite Mereo’s efforts, there is a risk that it will not be able to conclude, within the prescribed timeframe or at all, that its internal control over financial reporting is effective as required by Section 404. If Mereo identifies one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of Mereo’s financial statements.

Future acquisitions may result in unanticipated accounting charges or may otherwise adversely affect the Combined Company’s results of operations and result in difficulties in integrating purchased assets, products or technologies, or be dilutive to existing stockholders.

A key element of the Combined Company’s business strategy will include expansion through the acquisition of assets, products or technologies that complement its existing product candidates in the field of rare and specialty diseases. The Combined Company will continually evaluate and explore strategic opportunities as they arise, including strategic partnerships or co-development agreements and the purchase or sale of assets, including tangible and intangible assets such as intellectual property.

Acquisitions may require significant capital, typically entail many risks and could result in difficulties in assimilating and integrating the purchased assets, products or technologies. The Combined

Company may experience unanticipated costs and expenditures, changing relationships with suppliers and strategic partners, difficulties developing product development plans, or contractual, intellectual property or employment issues. These challenges could disrupt the Combined Company’s ongoing business, distract its management and employees, harm its reputation and increase its expenses. These challenges would be even greater if the Combined Company acquired a business or entered into a business combination transaction.

Acquisitions may require large one-time charges and can result in increased debt or contingent liabilities, adverse tax consequences, additional share-based compensation expense and the recording and later amortization of amounts related to certain purchased intangible assets, any of which could adversely affect the Combined Company’s results of operations. Any of these charges could cause the value of Mereo Shares to decline.

Acquisitions or asset purchases made entirely or partially for cash may reduce the Combined Company’s cash reserves. The Combined Company may seek to obtain additional cash to fund an acquisition by selling equity or debt securities. Any issuance of equity or convertible debt securities may be dilutive to holders of Mereo ADSs or Mereo Shares.

The Combined Company may not be able to find suitable acquisition opportunities that are available at attractive valuations, if at all. Even if it does find suitable acquisition opportunities, it may not be able to consummate the acquisitions on commercially acceptable terms, and any decline in the price of Mereo ADSs or Mereo Shares may make it significantly more difficult and expensive to initiate or consummate additional acquisitions.

The Combined Company’s consolidated financial statements will be prepared in accordance with IFRS. OncoMed prepares its consolidated financial statements in accordance with U.S. GAAP. The conversion of OncoMed’s historical consolidated financial statements into IFRS and the preparation of the Combined Company’s future consolidated financial statements in accordance with IFRS could result in material changes in the reported results of operations, financial position and cash flows of the OncoMed business compared with amounts that it had previously reported (or would have reported in the future) as a stand-alone business in accordance with U.S. GAAP.

The Combined Company’s consolidated financial statements will be prepared in accordance with IFRS. OncoMed prepares its consolidated financial statements in accordance with U.S. GAAP. Significant differences exist between IFRS and U.S. GAAP that may be relevant to OncoMed. Furthermore, significant adjustments may be made to the carrying amounts of the assets and liabilities of OncoMed at the date of completion of the Merger in accordance with business combination accounting under IFRS. Such adjustments may include the recognition of identifiable intangible assets, the remeasurement of property, plant and equipment, the recognition of certain contingent liabilities, deferred revenues and related income tax effects. Accordingly, the conversion of OncoMed’s historical consolidated financial statements into IFRS and the preparation of the Combined Company’s future consolidated financial statements in accordance with IFRS could result in material changes in the reported results of operations, financial position and cash flows of the OncoMed business compared with amounts that it previously reported (or would have reported in the future) as a stand-alone business in accordance with U.S. GAAP.

Following the Merger, the executive officers, board of directors and certain of Mereo’s existing shareholders will continue to own a majority or a significant portion of the Combined Company and, as a result, will continue to have control or significant influence over the Combined Company and your interests may conflict with the interests of these shareholders.

After giving effect to the Merger, Mereo’s executive officers, board of directors and significant shareholders and their respective affiliates, in the aggregate, will own approximately 11.3% of Mereo’s outstanding ordinary shares (including ordinary shares in the form of Mereo ADSs). Depending on the level of attendance at Mereo’s general meetings of shareholders, these shareholders either alone or voting together as a group may be in a position to control or significantly influence the outcome of decisions taken at any such general meeting. Any shareholder or group of shareholders controlling more than 50% of the share capital present and voting at Mereo’s general meetings of shareholders may control any shareholder resolution requiring a simple majority, including the appointment of board members, certain decisions relating to Mereo’s capital structure and the approval of certain significant corporate transactions. Any shareholder or group of shareholders controlling more than 75% of the share capital present and voting at Mereo’s general meetings of shareholders may control any shareholder resolution amending Mereo’s articles of association. These shareholders may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. Among other consequences, this concentration of ownership may have the effect of delaying or preventing a change in control and might therefore negatively affect the market price of the Mereo ADSs and Mereo Shares.

Risk Factors Related to the Mereo ADSs

There will be no public market for Mereo ADSs prior to the Merger, and an active trading market may not develop.

While the existing Mereo Shares have been traded on AIM since 2016, there will be no public market for Mereo ADSs or Mereo Shares in the United States prior to the completion of the Merger. Although Mereo expects that the Mereo ADSs will be approved for listing on Nasdaq, Mereo cannot predict the extent to which investor interest in the Mereo ADSs will lead to the development of an active trading market or how liquid that market might become. An active public market for Mereo ADSs may not develop or be sustained after the completion of the Merger. If an active public market does not develop or is not sustained, it may be difficult for you to sell your Mereo ADSs at a price that is attractive to you, or at all.

The market price for Mereo ADSs and the underlying Mereo Shares may be volatile and may decline regardless of Mereo’s operating performance, and the value of your investment could materially decline.

Investors who hold Mereo ADSs may not be able to resell those Mereo ADSs at or above the value of such Mereo ADSs at the Effective Time. The trading price of Mereo ADSs may fluctuate, and the trading price of Mereo Shares on AIM is likely to continue to fluctuate, substantially.

The market price of Mereo ADSs and Mereo Shares may fluctuate significantly in response to numerous factors, many of which are beyond Mereo’s control, including:

∎	positive or negative results from, or delays in, testing or clinical trials conducted by Mereo or its competitors;

∎

delays in entering into strategic relationships with respect to development or commercialization of Mereo’s product candidates or entry into strategic relationships on terms that are not deemed to be favorable to Mereo;

∎	technological innovations or commercial product introductions by Mereo or competitors;

∎	changes in government regulations;

∎	developments concerning proprietary rights, including patents and litigation matters;

∎	public concern relating to the commercial value or safety of Mereo’s product candidates;

∎	financing or other corporate transactions;

∎	publication of research reports or comments by securities or industry analysts, and variances in Mereo’s periodic results of operations from securities analysts’ estimates;

∎	general market conditions in the biopharmaceutical and pharmaceutical industries or in the economy as a whole;

∎	the loss of any of Mereo’s key scientific or senior management personnel;

∎	sales of the Mereo ADSs or Mereo Shares by Mereo, its senior management and board members, holders of Mereo ADSs or Mereo’s other security holders in the future;

∎	actions by institutional shareholders;

∎	speculation in the press or the investment community; or

∎	other events and factors, many of which are beyond Mereo’s control.

These and other market and industry factors may cause the market price and demand for the Mereo ADSs to fluctuate substantially, regardless of Mereo’s actual operating performance, which may limit or prevent investors from readily selling Mereo ADSs or Mereo Shares and may otherwise negatively affect the liquidity of Mereo ADSs and Mereo Shares.

In addition, the stock market in general, and emerging companies in particular, have experienced significant price and volume fluctuations that often have been unrelated to the operating performance of the companies affected by these fluctuations. These broad market fluctuations may adversely affect the trading price of Mereo ADSs and Mereo Shares, regardless of Mereo’s operating performance. In the past in the United States, when the market price of a security has been volatile, holders of that security have often instituted securities class action litigation against the issuer of such securities. If any of the holders of Mereo ADSs or Mereo Shares were to bring such a lawsuit against Mereo, Mereo could incur substantial costs defending the lawsuit and the attention of Mereo’s senior management would be diverted from the operation of Mereo’s business. Any adverse determination in litigation could also subject Mereo to significant liabilities.

Future sales of Mereo Shares or Mereo ADSs could depress the market price of Mereo ADSs.

If holders of Mereo Shares or Mereo ADSs sell, or indicate an intent to sell, substantial amounts of Mereo Shares or Mereo ADSs in the public markets, the trading price of Mereo ADSs or Mereo Shares could decline significantly. These sales might also make it more difficult for Mereo to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

The dual listing of Mereo Shares and Mereo ADSs is costly to maintain and may adversely affect the liquidity and value of Mereo Shares and Mereo ADSs.

Following the Merger and after Mereo ADSs are listed for trading on Nasdaq, Mereo Shares will continue to trade on AIM. Maintaining a dual listing will generate additional costs, including significant legal, accounting, investor relations, and other expenses that Mereo did not previously incur, in addition to the costs associated with the additional reporting requirements described elsewhere in this proxy statement/prospectus. Mereo cannot predict the effect of this dual listing on the value of the Mereo ADSs and Mereo Shares. However, the dual listing of Mereo ADSs and Mereo Shares may dilute the liquidity of these securities in one or both markets and may adversely affect the development of an active trading market for the Mereo ADSs. The price of the Mereo ADSs could also be adversely affected by trading in Mereo Shares on AIM.

Fluctuations in the exchange rate between the U.S. dollar and the pound sterling may increase the risk of holding Mereo ADSs.

The share price of Mereo Shares is quoted on AIM in pence sterling, while the Mereo ADSs will trade on Nasdaq in U.S. dollars. Fluctuations in the exchange rate between the U.S. dollar and the pound sterling may result in differences between the value of the Mereo ADSs and the value of Mereo Shares, which may result in heavy trading by investors seeking to exploit such differences. In addition, as a result of fluctuations in the exchange rate between the U.S. dollar and the pound sterling, the U.S. dollar equivalent of the proceeds that a holder of the Mereo ADSs would receive upon the sale in the United Kingdom of any Mereo Shares withdrawn from the depositary, and the U.S. dollar equivalent of any cash dividends paid in pound sterling on Mereo Shares represented by the Mereo ADSs, could also decline.

The depositary for Mereo ADSs is entitled to charge holders fees for various services, including annual service fees.

The depositary for Mereo ADSs is entitled to charge holders fees for various services including for the issuance of Mereo ADSs upon deposit of Mereo Shares, cancellation of Mereo ADSs, distributions of cash dividends or other cash distributions, distributions of Mereo ADSs pursuant to share dividends or other free share distributions, distributions of securities other than Mereo ADSs and annual service fees. In the case of Mereo ADSs issued by the depositary into The Depository Trust Company (“DTC”), the fees will be charged by the DTC participant to the account of the applicable beneficial owner in accordance with the procedures and practices of the DTC participant as in effect at the time. For further information, see “Description of the Mereo ADSs—Fees and Expenses.” The depositary for Mereo ADSs will not generally be responsible for any United Kingdom stamp duty or stamp duty reserve tax arising upon the issuance or transfer of Mereo ADSs. For a discussion of the United Kingdom stamp duty and stamp duty reserve tax consequences of the issuance and transfer of Mereo ADSs, see “Material U.K. Tax Considerations—Stamp Duty and Stamp Duty Reserve Tax.”

If securities or industry analysts do not publish research or publish inaccurate research or unfavorable research about Mereo’s business, the price and trading volume of Mereo Shares and Mereo ADSs could decline.

The trading market for Mereo Shares and Mereo ADSs will depend in part on the research and reports that securities or industry analysts publish about Mereo or its business. If one or more of the analysts who covers Mereo downgrades the Mereo Shares or Mereo ADSs or publishes incorrect or unfavorable research about its business, the price of the Mereo Shares and/or Mereo ADSs would likely decline. If one or more of these analysts ceases coverage of Mereo or fails to publish reports on it regularly, or downgrades the Mereo Shares or Mereo ADSs, demand for Mereo ADSs or Mereo Shares could decrease, which could cause the price of Mereo ADSs and/or Mereo Shares and/or trading volume to decline.

You may be subject to limitations on the transfer of Mereo ADSs and the withdrawal of the underlying Mereo Shares.

Mereo ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when the depositary, in good faith, determines such action is necessary or advisable pursuant to the deposit agreement. The depositary may refuse to deliver, transfer or register transfers of Mereo ADSs generally when Mereo’s books or the books of the depositary are closed, or at any time if Mereo or the depositary thinks it is necessary or advisable to do so because of any requirement of law, government or governmental body, or under any provision of the deposit agreement, or for any other reason, subject to your right to cancel your Mereo ADSs and withdraw the underlying Mereo Shares. Temporary delays in the cancellation of your Mereo ADSs and withdrawal of the underlying Mereo Shares may arise because the depositary has closed its transfer books or Mereo has closed its transfer books, the transfer of Mereo Shares is blocked to permit voting at a shareholders’ meeting or because Mereo is paying a dividend on the Mereo Shares.

In addition, you may not be able to cancel your Mereo ADSs and withdraw the underlying Mereo Shares when you owe money for fees, taxes and similar charges and when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to the Mereo ADSs or to the withdrawal of the Mereo Shares or other deposited securities. See “Description of the Mereo ADSs—Withdrawal of Mereo Shares Upon Cancellation of Mereo ADSs.”

Mereo ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable results to the plaintiff(s) in any such action.

The deposit agreement governing the Mereo ADSs provides that holders and beneficial owners of ADSs irrevocably waive the right to a trial by jury in any legal proceeding arising out of or relating to the deposit agreement or the ADSs, including claims under U.S. federal securities laws, against Mereo or the depositary to the fullest extent permitted by applicable law. If this jury trial waiver provision is prohibited by applicable law, an action could nevertheless proceed under the terms of the deposit agreement with a jury trial. Although Mereo is not aware of a specific federal decision that addresses the enforceability of a jury trial waiver in the context of U.S. federal securities laws, it is Mereo’s understanding that jury trial waivers are generally enforceable. Moreover, insofar as the deposit agreement is governed by the laws of the State of New York, New York laws similarly recognize the validity of jury trial waivers in appropriate circumstances. In determining whether to enforce a jury trial waiver provision, New York courts and federal courts will consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party has knowingly waived any right to trial by jury. Mereo believes that this is the case with respect to the deposit agreement and the Mereo ADSs.

In addition, New York courts will not enforce a jury trial waiver provision in order to bar a viable setoff or counterclaim sounding in fraud or one which is based upon a creditor’s negligence in failing to liquidate collateral upon a guarantor’s demand, or in the case of an intentional tort claim (as opposed to a contract dispute). No condition, stipulation or provision of the deposit agreement or Mereo ADSs serves as a waiver by any holder or beneficial owner of Mereo ADSs or by Mereo or the depositary of compliance with any provision of U.S. federal securities laws and the rules and regulations promulgated thereunder.

If any holder or beneficial owner of Mereo ADSs brings a claim against Mereo or the depositary in connection with matters arising under the deposit agreement or the Mereo ADSs, including claims under U.S. federal securities laws, such holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against Mereo or the depositary. If a lawsuit is brought against Mereo or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different results than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action, depending on, among other things, the nature of the claims, the judge or justice hearing such claims, and the venue of the hearing.

The rights of OncoMed’s stockholders who become holders of Mereo ADSs in the Merger will not be the same as the rights of holders of Mereo Shares or OncoMed common stock.

OncoMed is a corporation organized under the laws of the State of Delaware. The rights of holders of OncoMed common stock are governed by the DGCL, the certificate of incorporation and bylaws of OncoMed and the listing rules of Nasdaq. Mereo is a public limited company organized under the laws of England and Wales. Upon completion of the Merger, the former holders of OncoMed common stock will receive Mereo ADSs, which represent a beneficial ownership interest in Mereo Shares. The rights of holders of Mereo ADSs will be governed by English law, Mereo’s constitutional documents, the AIM rules, United Kingdom and EEA capital markets laws and regulations and the deposit agreement pursuant to which the Mereo ADSs will be issued. There are differences between the rights presently enjoyed by holders of OncoMed common stock and the rights to which the holders of Mereo ADSs will be entitled following the Merger. In addition, the corporate governance practices of Mereo differ in various respects from the corporate governance practices with which OncoMed stockholders may be familiar as a result of their ownership of OncoMed common stock. In some cases, the holders of Mereo

ADSs to be issued in the Merger may not be entitled to important rights to which they would have been entitled as holders of OncoMed common stock. However, because of aspects of English law, Mereo’s constitutional documents and the terms of the deposit agreement, the rights of holders of Mereo ADSs will not be identical to and, in some respects, may be less favorable than, the rights of holders of Mereo Shares. For more information regarding the characteristics of, and differences between OncoMed common stock, Mereo Shares and Mereo ADSs, please refer to “Description of the Mereo Shares,” “Description of the Mereo ADSs” and “Comparison of Shareholder Rights.”

You may not receive distributions on Mereo Shares represented by Mereo ADSs or any value for them if it is unlawful or impractical to make them available to holders of Mereo ADSs.

Mereo expects that the depositary for Mereo ADSs will agree to pay to you or distribute the cash dividends or other distributions it or the custodian receives on Mereo Shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of Mereo Shares your Mereo ADSs represent. However, in accordance with the limitations that Mereo expects will be set forth in the deposit agreement, it may be unlawful or impractical to make a distribution available to holders of Mereo ADSs. Mereo has no obligation to take any other action to permit the distribution of Mereo ADSs, Mereo Shares, rights or anything else to holders of Mereo ADSs. This means that you may not receive the distributions Mereo makes on the Mereo Shares or any value from them if it is unlawful or impractical to make them available to you. These restrictions may have a material adverse effect on the value of Mereo ADSs.

It may be difficult for you to bring any action or enforce any judgment obtained in the United States against Mereo or members of the Mereo Board, which may limit the remedies otherwise available to you.

Mereo is incorporated as a public limited company in England and Wales, and the majority of Mereo’s assets are located outside the United States. In addition, the majority of the members of the Mereo Board are nationals and residents of countries, including the United Kingdom, outside of the United States. Most or all of the assets of these individuals are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against Mereo or against these individuals in the United States if you believe your rights have been infringed under the securities laws or otherwise. In addition, a United Kingdom court may prevent you from enforcing a judgment of a U.S. court against Mereo or these individuals based on the securities laws of the United States or any state thereof. A United Kingdom court may not allow you to bring an action against Mereo or its directors based on the securities laws of the United States or any state thereof.

Shareholders in countries other than the United Kingdom will suffer dilution if they are unable to participate in future preemptive equity offerings.

Under English law, shareholders usually have preemptive rights to subscribe on a pro rata basis in the issuance of new shares for cash. The exercise of preemptive rights by certain shareholders not resident in the United Kingdom may be restricted by applicable law or practice in the United Kingdom and overseas jurisdictions. In particular, the exercise of preemptive rights by U.S. shareholders would be prohibited unless that rights offering is registered under the Securities Act or an exemption from the registration requirements of the Securities Act applies. Furthermore, under the deposit agreement for the Mereo ADSs, the depositary generally will not offer those rights to holders of Mereo ADSs unless both the rights and the underlying securities to be distributed to holders of Mereo ADSs are either registered under the Securities Act, or exempt from registration under the Securities Act with respect to all holders of Mereo ADSs. If no exemption applies and the Combined Company determines not to register the rights offering, shareholders in the United States may not be able or permitted to exercise their preemptive rights. Mereo is also permitted under English law to disapply preemptive rights (subject to the approval of its shareholders by special resolution) and thereby exclude certain shareholders, such as overseas shareholders, from participating in a rights offering (usually to avoid a breach of local securities laws).

Holders of Mereo ADSs may not have the same voting rights as holders of Mereo Shares and may not receive voting materials in time to be able to exercise their right to vote.

Except as described in this proxy statement/prospectus and as provided in the deposit agreement, holders of Mereo ADSs will not be able to exercise voting rights attaching to Mereo Shares underlying the Mereo ADSs issued pursuant to the Merger on an individual basis. Each holder of Mereo ADSs will appoint the depositary or its nominee as the holder’s representative to exercise, pursuant to the instructions of the holder, the voting rights attaching to the Mereo Shares underlying the Mereo ADSs issued pursuant to the Merger. Holders of Mereo ADSs may not receive voting materials in time to instruct the depositary to vote, and it is possible that they, or persons who hold their Mereo ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote. See “Description of the Mereo ADSs—Voting Rights.”

Because Mereo does not anticipate paying any cash dividends on Mereo ADSs or Mereo Shares in the foreseeable future, capital appreciation, if any, will be your sole source of gains and you may never receive a return on your investment.

Under English law, a company’s accumulated realized profits must exceed its accumulated realized losses on a non-consolidated basis before dividends can be paid. Therefore, Mereo must have distributable profits before issuing a dividend. Mereo has not paid dividends in the past on its ordinary shares. Further, Mereo intends to retain future earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future. In addition, Mereo’s credit facility prohibits it from paying dividends on its equity securities, and any future debt agreements may likewise preclude Mereo from paying dividends. As a result, capital appreciation, if any, on Mereo ADSs or Mereo Shares will be your sole source of gains for the foreseeable future.

If Mereo is a passive foreign investment company (“PFIC”), you could be subject to adverse U.S. federal income tax consequences if you are a U.S. investor.

In general, a non-U.S. corporation will be a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income (the “asset test”). For purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes interest, dividends, gains from certain property transactions, rents and royalties (other than certain rents or royalties derived in the active conduct of a trade or business). Cash is a passive asset for PFIC purposes. Goodwill is an active asset under the PFIC rules to the extent attributable to activities that produce active income.

The assets shown on Mereo’s consolidated balance sheet (taking into account OncoMed assets acquired as a result of the Merger) are expected to include a significant amount of cash and cash equivalents for the foreseeable future. Therefore, whether Mereo will satisfy the assets test for the current or any future taxable year generally will depend largely on the quarterly value of Mereo’s goodwill, and on how quickly Mereo utilizes the cash in its business. Because (i) the value of Mereo’s goodwill may be determined by reference to the market price of the Mereo Shares or the Mereo ADSs, which may be volatile given the nature and early stage of its business, (ii) Mereo expects to continue to hold a significant amount of cash, and (iii) a company’s PFIC status is an annual determination that can be made only after the end of each taxable year, Mereo cannot express a view as to whether it will be a PFIC for the current or any future taxable year. For the reasons described above, it is possible that Mereo may be a PFIC for its current or any future taxable year.

If Mereo were a PFIC for any taxable year during which a U.S. investor holds Mereo ADSs or Mereo Shares, certain adverse U.S. federal income tax consequences could apply to such U.S.

investor. See “U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations of Owning Mereo ADSs or Mereo Shares—Passive Foreign Investment Company Rules.”

Risk Factors Related to Mereo’s Business

Risks Relating to Mereo’s Business and Industry

Mereo has a limited operating history and has never generated any product revenue.

Mereo is a multi-asset, clinical-stage biopharmaceutical company with a limited operating history, and has incurred significant operating losses since its formation. Mereo had net losses of £28.4 million and £38.8 million in the years ended December 31, 2016 and 2017, respectively, and £22.7 million and £17.0 million for the six months ended June 30, 2017 and 2018, respectively. As of June 30, 2018, Mereo had an accumulated loss of £96.2 million. Mereo’s losses have resulted principally from expenses incurred from the research and development of its product candidates and from general and administrative costs that it has incurred while building its business infrastructure. Mereo expects to continue to incur significant operating losses for the foreseeable future as it seeks to acquire new product candidates, expand its research and development efforts, and seek to obtain regulatory approval and potentially commercialize its product candidates. Mereo anticipates that its expenses will increase substantially as it:

∎	continues to conduct its ongoing Phase 2b clinical trial of BPS-804 for the treatment of OI in adults and its ongoing Phase 2 clinical trial of MPH-966 for the treatment of severe AATD;

∎	commences its planned pediatric Phase 3 clinical trial of BPS-804 for the treatment of OI in Europe and Canada;

∎	seeks to acquire additional novel product candidates to treat rare and specialty diseases;

∎	seeks regulatory approvals for its product candidates;

∎	potentially establishes a commercial infrastructure and works with CMOs to scale up manufacturing processes to commercialize selected product candidates, if approved;

∎	maintains, expands, and protects Mereo’s intellectual property portfolio;

∎	secures, maintains, or obtains freedom to operate for its technologies and products;

∎

adds clinical, scientific, operational, financial, and management personnel, including personnel to support the development of its product candidates and potential future commercialization efforts; and

∎	expands its operations in the United Kingdom and potentially hires employees in the United States.

Mereo’s expenses may also increase substantially if it experiences any delays or encounter any issues with any of the above, including, but not limited to, failed clinical trials, complex results, safety issues, or unforeseen regulatory challenges.

Mereo has devoted substantially all of its financial resources and efforts to the acquisition and clinical development of BPS-804, MPH-966, BCT-197, and BGS-649. Mereo has not completed the clinical development of any product candidate through approval.

To become and remain profitable, Mereo must succeed in developing and commercializing products that generate significant revenue. This will require Mereo to be successful in a range of challenging activities, including completing clinical trials of Mereo’s current or any future product candidates, obtaining regulatory approval for Mereo’s product candidates that successfully complete clinical trials, establishing manufacturing supplies and marketing capabilities, and ultimately commercializing or entering into strategic relationships for Mereo’s current and future product candidates, if approved. Mereo is only in the preliminary stages of many of these activities. Mereo may never succeed in these activities and, even if it does, it may never generate revenue that is significant enough to achieve profitability.

Because of the numerous risks and uncertainties associated with biopharmaceutical product development, Mereo is unable to accurately predict the timing or amount of increased expenses or when, or if, it will be able to achieve profitability. Mereo may be subject to different or contradictory regulatory requirements in different countries, and different regulatory authorities may not be aligned on the clinical trials necessary to support approval of its product candidates. If Mereo is required by the FDA, the EMA, or other regulatory authorities to perform studies in addition to those it currently anticipates, or if there are any delays in completing its clinical trials or the development of its current product candidates, Mereo’s expenses could increase and its ability to generate revenue could be further delayed. In addition, Mereo may not be able to acquire new product candidates or may encounter unexpected difficulties or delays in such acquisitions, which would impair its business.

Furthermore, adoption by the medical community of Mereo’s product candidates, if approved, may be limited if third-party payors offer inadequate reimbursement coverage. Cost control initiatives may decrease coverage and payment levels for Mereo’s products, which in turn would negatively affect the price that Mereo will be able to charge for such products. Mereo is unable to predict the coverage that will be provided by private or government payors for any product candidate Mereo has in development. Any denial of private or government payor coverage, inadequate reimbursement for Mereo’s products, or delay in receipt of reimbursement payments could harm Mereo’s business and, even if Mereo were to generate product royalties or product sales, it may never achieve or sustain profitability. Mereo’s failure to sustain profitability would depress the market price of the Mereo ADSs and Mereo Shares and could impair its ability to raise capital, acquire new product candidates, expand its business, or continue Mereo’s operations. A decline in the market price of the Mereo ADSs or Mereo Shares also could cause you to lose all or a part of your investment.

Mereo’s limited operating history may make it difficult for you to evaluate the success of its business to date and to assess its future viability.

Since Mereo’s formation, it has devoted substantially all of its resources to acquiring and developing BPS-804, MPH-966, BCT-197, and BGS-649; building its intellectual property portfolio; developing its supply chain; planning its business; raising capital; and providing general and administrative support for these operations. Mereo has not yet demonstrated its ability to successfully complete any Phase 3 or other pivotal clinical trials, obtain regulatory approval, arrange for third parties to manufacture commercial-scale products, or conduct or partner with others to conduct sales and marketing activities necessary for successful product commercialization. Additionally, although Mereo has acquired product candidates from two large pharmaceutical companies, it has not demonstrated the sustainability of its business model of acquiring and developing product candidates for rare and specialty diseases from, and becoming a partner of choice for, large pharmaceutical companies, nor has it demonstrated its ability to obtain approvals for or to commercialize these product candidates. Consequently, any predictions you make about Mereo’s future success or viability may not be as accurate as they could be if Mereo had a longer operating history.

Mereo may not be successful in its efforts to identify and acquire additional product candidates.

Part of Mereo’s strategy involves identifying and acquiring novel product candidates that have received significant investment from large pharmaceutical companies and that have substantial pre-clinical, clinical, and manufacturing data packages. The process by which Mereo identify product candidates may fail to yield product candidates for clinical development for a number of reasons, including those discussed in these risk factors and also:

∎

any product candidates Mereo acquires that have generated positive clinical data for Mereo’s target indication or in diseases other than Mereo’s target indications may not prove to be effective in treating Mereo’s target indications;

∎

potential product candidates may, with further studies, be shown to have harmful side effects or other characteristics that indicate that they are unlikely to be products that will receive marketing approval and achieve market acceptance;

∎	the regulatory pathway for a potential product candidate may be too complex and difficult to navigate successfully or economically; and

∎	there may be competitive bids for potential product candidates which Mereo does not seek to or is unable to match.

In addition, Mereo may choose to focus its efforts and resources on a potential product candidate that ultimately proves to be unsuccessful. Further, time and resources spent searching for, identifying, acquiring, and developing potential product candidates may distract Mereo’s management’s attention from Mereo’s primary business or other development programs. If Mereo is unable to identify and acquire additional suitable product candidates for clinical development, this would adversely impact its business strategy and its financial position and share price.

Mereo will need additional funding to complete the development of its current product candidates; to license, acquire, and develop future product candidates; and to commercialize its product candidates, if approved. If Mereo is unable to raise capital when needed, it could be forced to delay, reduce, or eliminate its product development programs or any future commercialization efforts.

Mereo expects its expenses to increase in connection with its ongoing activities, particularly as it conducts its ongoing Phase 2b clinical trial for BPS-804, its planned pediatric Phase 3 study for BPS-804 and its ongoing Phase 2 clinical trial for MPH-966. Mereo also expects its expenses to rise as it seeks to acquire and develop new product candidates. In addition, if Mereo obtains regulatory approval for any of its product candidates, it expects to incur significant commercialization expenses related to product manufacturing, marketing, sales, and distribution for any products it commercializes directly. Furthermore, upon the closing of the Merger, Mereo expects to incur additional costs associated with operating as a public company in the United Kingdom and the United States and maintaining listings on both AIM and Nasdaq. Accordingly, Mereo will need to obtain substantial additional funding in connection with its continuing operations. If Mereo is unable to raise capital when needed or on attractive terms, it could be forced to delay, reduce, or eliminate its research and development programs, any future commercialization efforts, or acquisitions of potential product candidates.

Mereo expects that its existing cash resources, together with the anticipated net cash to be held by OncoMed at the time of the closing of the Merger, will enable it to fund its operating expenses and capital expenditure requirements into early 2020. Mereo has based this estimate on assumptions that may prove to be wrong, and Mereo could use its capital resources sooner than it currently expects, or its operating plan may change as a result of many factors unknown to it. These factors, among others, may necessitate that Mereo seek additional capital sooner than currently planned. In addition, Mereo may seek additional capital due to favorable market conditions or strategic considerations, even if it believes that it has sufficient funds for its current or future operating plans.

Mereo’s future capital requirements will depend on many factors, including:

∎	the costs, timing, and results of its ongoing Phase 2b clinical trial for BPS-804; its planned pediatric Phase 3 study for BPS-804; and its ongoing Phase 2 clinical trial for MPH-966;

∎	the costs and timing of manufacturing clinical supplies of its product candidates;

∎	the costs, timing, and outcome of regulatory review of its product candidates, including post-marketing studies that could be required by regulatory authorities;

∎

the costs, timing, and outcome of potential future commercialization activities, including manufacturing, marketing, sales, and distribution, for its product candidates that it commercializes directly;

∎	the timing and amount of revenue, if any, received from commercial sales of its product candidates;

∎

the costs and timing of preparing, filing, and prosecuting patent applications; maintaining and enforcing its intellectual property rights; and defending any intellectual property-related claims, including any claims by third parties that Mereo is infringing upon the third party’s intellectual property rights;

∎	the sales price and availability of adequate third-party coverage and reimbursement for its product candidates;

∎	the effect of competitors and market developments; and

∎

the extent to which Mereo is able to acquire new product candidates or enter into licensing or collaboration arrangements for its product candidates, although Mereo currently has no commitments or agreements to complete any such transactions other than the Merger Agreement and the transactions contemplated thereby.

Any additional fundraising efforts may divert Mereo’s management from its day-to-day activities, which may adversely affect Mereo’s ability to develop and commercialize its product candidates. In addition, Mereo cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to it, if at all. Moreover, the terms of any financing may adversely affect Mereo’s business, the holdings or the rights of its shareholders, or the value of the Mereo ADSs or Mereo Shares.

If Mereo is unable to obtain funding on a timely basis, it may be required to significantly curtail, delay, or discontinue its research and development programs or any commercialization efforts; be unable to expand its operations or acquire product candidates; or be unable to otherwise capitalize on its business opportunities, as desired, which could harm its business and potentially force it to discontinue operations.

Raising additional capital may cause dilution to, or adversely affect the rights of, Mereo’s security holders, including holders of Mereo ADSs received in the Merger; restrict Mereo’s operations; or require Mereo to relinquish rights to its technologies or product candidates.

Until such time, if ever, as Mereo can generate substantial product revenues, it may finance its cash needs through securities offerings, debt financings, license and collaboration agreements, or other capital raising transactions. If Mereo raises capital through securities offerings, your ownership interest will be diluted, and the terms of the securities Mereo issues in such transaction may include liquidation or other preferences that adversely affect your rights as a holder of Mereo ADSs. Debt financing, if available, could result in fixed payment obligations, and Mereo may be required to agree to certain restrictive covenants, such as limitations on its ability to incur additional debt, to acquire, sell or license intellectual property rights, to make capital expenditures, to declare dividends, or other operating restrictions. For example, Mereo’s credit facility with Silicon Valley Bank and Kreos Capital V (UK) Limited, or the credit facility, requires Mereo to seek consent for certain corporate transactions, dispositions, or incurrences of certain debt. If Mereo raises additional funds through collaboration or licensing agreements, it may have to relinquish valuable rights to its technologies, future revenue streams, or product candidates or grant licenses on terms that may not be favorable to it. In addition, Mereo could also be required to seek funds through arrangements with collaborators or others at an earlier stage than otherwise would be desirable. Raising additional capital through any of these or other means could adversely affect Mereo’s business and the holdings or rights of Mereo’s security holders, and may cause the market price of the Mereo ADSs or the Mereo Shares to decline.

Mereo depends heavily on the success of BPS-804, MPH-966, BCT-197, and BGS-649. Mereo cannot give any assurance that any of these product candidates will receive regulatory approval, which is necessary before they can be commercialized. If Mereo is unable to commercialize, whether on its own or through agreements with third parties, BPS-804, MPH-966, BCT-197, or BGS-649, or experience significant delays in doing so, Mereo’s ability to generate revenue and Mereo’s financial condition will be adversely affected.

Mereo does not currently generate any revenue from sales of any products, and it may never be able to develop or commercialize a marketable product. Mereo has invested substantially all of its efforts and financial resources in the acquisition and development of BPS-804, MPH-966, BCT-197, and BGS-649, and it does not have any other product candidates currently under development. Mereo’s ability to generate royalty and product revenues, which it does not expect will occur for at least the next several years, if ever, will depend heavily on the successful development and eventual commercialization of its current product candidates, if approved, which may never occur. Mereo’s current product candidates will require additional clinical development, management of clinical and manufacturing activities, regulatory approval in multiple jurisdictions, procurement of manufacturing supply, commercialization, substantial additional investment, and significant marketing efforts before Mereo generates any revenue from product sales. For example, Mereo intends to commence a Phase 3 clinical trial of BPS-804, its most advanced product candidate, in children with OI in 2019 in Europe and Canada. Mereo plans to engage with the FDA in 2019 to discuss the expansion of Mereo’s pediatric Phase 3 study to include sites in the United States. However, the FDA may not approve Mereo’s pediatric trial for BPS-804, which would adversely affect the clinical development of BPS-804 in the United States and adversely affect Mereo’s commercialization plans in the United States.

Mereo is not permitted to market or promote any product candidates in the United States, Europe, or other countries before it receives regulatory approval from the FDA, the EMA, or comparable foreign regulatory authorities, and it may never receive such regulatory approval for its current product candidates. Mereo has not submitted a Biologics License Application (“BLA”) or a New Drug Application (“NDA”), to the FDA; a Marketing Authorization Application (“MAA”) to the EMA; or comparable applications to other regulatory authorities, and does not expect to be in a position to do so in the foreseeable future. The success of Mereo’s current product candidates will depend on many factors, including the following:

∎

Mereo may not be able to demonstrate that any of its current product candidates is safe and effective as a treatment for the targeted indications to the satisfaction of the applicable regulatory authorities;

∎	the applicable regulatory authorities may require additional clinical trials of its current product candidates, which would increase its costs and prolong development;

∎

the results of clinical trials of Mereo’s current product candidates may not meet the level of statistical or clinical significance required by the applicable regulatory authorities for marketing approval;

∎	the applicable regulatory authorities may disagree with the number, design, size, conduct, or implementation of Mereo’s planned and future clinical trials for its current product candidates;

∎

the contract research organizations (“CROs”), that Mereo retains to conduct clinical trials may take actions outside of its control that materially adversely impact clinical trials for its current product candidates;

∎

the applicable regulatory authorities may not find the data from clinical trials sufficient to demonstrate that the clinical and other benefits of Mereo’s current product candidates outweigh its safety risks;

∎	the applicable regulatory authorities may disagree with Mereo’s interpretation of data from its clinical trials or may require that Mereo conduct additional trials;

∎	the applicable regulatory authorities may not accept data generated at Mereo’s clinical trial sites;

∎

if Mereo submits a BLA or NDA to the FDA, and it is reviewed by an advisory committee, the FDA may have difficulties scheduling an advisory committee meeting in a timely manner or the advisory committee may recommend against approval of Mereo’s application or may recommend that the FDA require, as a condition of approval, additional pre-clinical studies or clinical trials, limitations on approved labeling, or distribution and use restrictions;

∎	the applicable regulatory authorities may require development of a risk evaluation and mitigation strategy (a “REMS”) as a condition of approval;

∎	the applicable regulatory authorities may identify deficiencies in the manufacturing processes or facilities of Mereo’s third-party manufacturers;

∎	the applicable regulatory authorities may change its approval policies or adopt new regulations;

∎

through Mereo’s clinical trials, Mereo may discover factors that limit the commercial viability of its current product candidates or make the commercialization of any of its current product candidates unfeasible; and

∎

if approved, acceptance of Mereo’s current product candidates by patients, the medical community, and third-party payors; Mereo’s ability to compete with other therapies to treat OI, AATD, AECOPD, or HH; continued acceptable safety profiles following approval of its current product candidates; and Mereo’s ability to qualify for, maintain, enforce, and defend Mereo’s intellectual property rights and claims.

If Mereo does not achieve one or more of these factors in a timely manner or at all, it could experience significant delays or may not be able to successfully commercialize its current rare disease product candidates.

Mereo cannot be certain that its current product candidates will be successful in clinical trials or receive regulatory approval. Further, Mereo’s current product candidates may not receive regulatory approval even if they are successful in clinical trials. If Mereo does not receive regulatory approvals for its current product candidates, it may not be able to continue its operations. Even if Mereo successfully obtains regulatory approvals to manufacture and market its current product candidates, its revenues will be dependent, in part, upon the size of the markets in the territories for which Mereo gains regulatory approval and has commercial rights. If the markets for patient subsets that Mereo is targeting are not as significant as it estimates, Mereo may not generate significant revenues from sales of such products, if approved.

Mereo plans to seek regulatory approval to commercialize its current rare disease product candidates both in the United States and the EU, and potentially in additional foreign countries. While the scope of regulatory approval is similar in many countries, to obtain separate regulatory approval in multiple countries requires Mereo to comply with the numerous and varying regulatory requirements of such countries regarding safety and efficacy and governing, among other things, clinical trials and commercial sales, pricing and distribution, and Mereo cannot predict success in these jurisdictions.

Mereo’s business is subject to economic, political, regulatory and other risks associated with international operations.

Mereo’s business is subject to risks associated with conducting business internationally. Mereo sources research and development, manufacturing, consulting, and other services from companies based throughout the United States, the EU, and Switzerland, and Mereo conducts its clinical trials in the United States, Canada, certain European countries, and other countries. Accordingly, Mereo’s future results could be harmed by a variety of factors, including:

∎	economic weakness, including inflation, or political instability in particular non-U.K. economies and markets;

∎	differing regulatory requirements for drug approvals in non-U.K. countries;

∎	differing jurisdictions could present different issues for securing, maintaining, or obtaining freedom to operate for Mereo’s intellectual property in such jurisdictions;

∎	potentially reduced protection for intellectual property rights;

∎	difficulties in compliance with non-U.K. laws and regulations;

∎	changes in non-U.K. regulations and customs, tariffs, and trade barriers;

∎	changes in non-U.K. currency exchange rates of the pound sterling and currency controls;

∎	changes in a specific country’s or region’s political or economic environment, including the implications of the United Kingdom’s withdrawal from the EU;

∎	trade protection measures, import or export licensing requirements or other restrictive actions by U.K. or non-U.K. governments;

∎	differing reimbursement regimes and price controls in certain non-U.K. markets;

∎	negative consequences from changes in tax laws;

∎	compliance with tax, employment, immigration, and labor laws for employees living or traveling outside of the United Kingdom;

∎	workforce uncertainty in countries where labor unrest is more common than in the United Kingdom;

∎	difficulties associated with staffing and managing international operations, including differing labor relations;

∎	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

∎	business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters including earthquakes, typhoons, hurricanes, floods, and fires.

Exchange rate fluctuations may materially affect Mereo’s results of operations and financial condition.

Owing to the international scope of Mereo’s operations, fluctuations in exchange rates, particularly between the pound sterling and the U.S. dollar, the euro, or the Swiss Franc, may adversely affect Mereo. Further, potential future revenue may be derived from multiple jurisdictions and in multiple currencies. As a result, Mereo’s business and the price of the Mereo ADSs and Mereo Shares may be affected by fluctuations in foreign exchange rates not only between the pound sterling and the U.S. dollar, but also the currencies of other countries, which may have a significant impact on its results of operations and cash flows from period to period. Currently, Mereo does not have any exchange rate hedging arrangements in place.

The United Kingdom’s withdrawal from the EU may have a negative effect on global economic conditions, financial markets and Mereo’s business, which could reduce the price of the Mereo ADSs.

Following the vote of a majority of the eligible members of the electorate in the United Kingdom to withdraw from the EU in a national referendum held on June 23, 2016, the U.K. government served notice under Article 50 of the Treaty of the European Union (“Article 50”) on March 29, 2017 to formally initiate a withdrawal process. The United Kingdom and the EU have a two-year period under Article 50 to negotiate the terms for withdrawal, which two-year period will, unless extended, expire on March 29, 2019. Following extensive negotiations, a draft withdrawal agreement (the “Draft Withdrawal Agreement”) was approved by each EU member other than the United Kingdom on November 18, 2018. The Draft Withdrawal Agreement proposed a transition period which would end on 31 December 2020, with the possibility of an extended transitionary period thereafter. The Draft Withdrawal Agreement was, however, rejected by a vote of the U.K. parliament on January 15, 2019 and, with limited modifications, was rejected for a second time by the U.K. parliament on March 12, 2019. As of the date of this proxy statement/prospectus, there is no certainty as to the withdrawal process and a “no-deal Brexit,” an extension of the period for negotiation of the United Kingdom’s withdrawal beyond the two-year period contemplated by Article 50, or a second referendum in the United Kingdom cannot be entirely ruled out.

The referendum and withdrawal process have created significant uncertainty about the future relationship between the United Kingdom and the EU. Lack of clarity about future U.K. laws and regulations as the United Kingdom determines which EU-derived laws and regulations to replace or replicate as part of a withdrawal, including healthcare and pharmaceutical regulations; financial laws and regulations; tax and free trade agreements; intellectual property rights; supply chain logistics; environmental, health, and safety laws and regulations; immigration laws; and employment laws, could decrease foreign direct investment in the United Kingdom, increase costs, depress economic activity, and restrict Mereo’s access to capital. If the United Kingdom and the EU are unable to negotiate acceptable withdrawal terms or if other EU member states pursue withdrawal, barrier-free and frictionless access between the United Kingdom and other EU member states or among the European economic area overall could be diminished or eliminated. These developments, or the perception that any of them could occur, have had and may continue to have a significant adverse effect on global economic conditions and the stability of global financial markets, and could significantly reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets. Asset valuations, currency exchange rates, and credit ratings may be especially subject to increased market volatility. In addition, changes to U.K. border and immigration policy could occur as a result of the United Kingdom’s withdrawal from the EU, affecting Mereo’s ability to recruit and retain employees from outside the United Kingdom. Any of these factors could have a significant adverse effect on Mereo’s business, financial condition, results of operations, and prospects.

Risks Related to Development, Clinical Testing, Manufacturing and Regulatory Approval

BPS-804, MPH-966, BCT-197, and BGS-649 are in clinical development. Clinical drug development is a lengthy and expensive process with uncertain timelines and uncertain outcomes, and results of earlier studies and trials may not be predictive of future results. If clinical trials of Mereo’s product candidates are prolonged or delayed, or if Mereo’s product candidates fail to show the desired safety and efficacy in later stage clinical trials, Mereo may be unable to obtain required regulatory approvals and be unable to commercialize its product candidates on a timely basis, or at all.

To obtain the requisite regulatory approvals to market and sell any of Mereo’s product candidates, Mereo must demonstrate through extensive clinical trials that such product candidates are safe and effective in humans. Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. The results of pre-clinical studies and early-stage clinical trials of Mereo’s product candidates may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through pre-clinical studies and initial clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. Mereo’s future clinical trial results may not be successful.

Mereo may experience delays in its ongoing clinical trials and does not know whether planned clinical trials will begin on time, need to be redesigned, enroll patients on time or be completed on schedule, if at all. Mereo’s clinical trials can be delayed, suspended, or terminated for a variety of reasons, including the following:

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delays in or failure to obtain regulatory or ethics committee approval to commence a trial, for example, if Mereo is unable to submit its proposed protocol to the FDA for a pediatric clinical trial for BPS-804;

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delays in or failure to reach agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

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failure of Mereo’s CROs to execute its trials in accordance with the clinical trial protocol; good laboratory, clinical, and manufacturing practices (“GxP”); or other regulatory or contractual obligations;

∎	delays in or failure to obtain institutional review board (“IRB”) approval, centrally or at each site;

∎	delays in or failure to recruit suitable patients to participate in a trial;

∎	failure to have patients complete a trial or return for post-treatment follow-up;

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for Mereo’s rare disease product candidates, failure to enroll a sufficient number of patients with the rare disease and clinical trial design challenges such as, but not limited to, the off-label use of drugs to treat rare disease or where the most common treatment method has not been clinically tested or has been approved on the basis of a different endpoint and not directly tied to a clinical outcome study, for example, augmentation therapy for AATD;

∎	clinical sites deviating from trial protocol or dropping out of a trial or committing gross misconduct or fraud;

∎	adding new clinical trial sites;

∎	unexpected technical issues during manufacture, storage, or transport of Mereo’s product candidates and the corresponding drug product;

∎	inability to manufacture sufficient quantities of Mereo’s product candidates for use in clinical trials;

∎	third-party actions claiming infringement by Mereo’s product candidates in clinical trials inside or outside of the United States and obtaining injunctions interfering with Mereo’s progress;

∎	business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters including earthquakes, typhoons, hurricanes, floods, and fires;

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safety or tolerability concerns causing Mereo or its collaborators, as applicable, to suspend or terminate a trial if Mereo or its collaborators find that the participants are being exposed to unacceptable health risks;

∎	changes in regulatory requirements, policies, and guidelines;

∎	lower than anticipated retention rates of patients and healthy volunteers in clinical trials;

∎	unexpected technical issues with the equipment used to conduct clinical trials or analyze the results;

∎	Mereo’s third-party research contractors failing to comply with regulatory requirements or to meet its contractual obligations to Mereo in a timely manner, or at all;

∎	delays in establishing the appropriate dosage levels or frequency of dosing or treatment in clinical trials;

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difficulty in identifying the populations that Mereo is trying to treat in a particular trial, which may delay enrollment and reduce the power of a clinical trial to detect statistically significant results;

∎	the quality or stability of Mereo’s product candidates falling below acceptable standards for either safety or efficacy; and

∎	discoveries that may reduce the commercial viability of Mereo’s product candidates.

Mereo could encounter delays if a clinical trial is suspended or terminated by it, by the IRBs, centrally or at the institutions in which such trials are being conducted, by the Data Monitoring Committee or Data Safety Monitoring Board for such trial or by the FDA, the EMA, or other regulatory authorities. Such authorities may impose such a suspension or termination due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or Mereo’s clinical protocols; inspection of the clinical trial operations or trial site by the FDA, the EMA, or other regulatory authorities resulting in the imposition of a clinical hold; unforeseen safety issues or adverse side effects; failure to demonstrate a benefit from using a drug; failure of Mereo’s clinical trials to demonstrate adequate efficacy and safety; changes in governmental regulations or administrative actions; or lack of adequate funding to continue the clinical trial.

A number of academic institutions are currently conducting and sponsoring clinical trials relating to Mereo’s product candidate, MPH-966, including a clinical trial in patients with Type 2 diabetes and a clinical trial in patients with bronchiolitis obliterans. Mereo does not control the design or administration of these investigator-sponsored trials, and such investigator-sponsored trials could identify significant concerns with respect to MPH-966 that could impact Mereo’s findings from its own clinical trials, and adversely affect Mereo’s ability to obtain marketing approval from the FDA or other applicable authorities. To the extent the results of these or other investigator-sponsored trials are inconsistent with, or different from, the results of Mereo’s company-sponsored trials or raise concerns regarding MPH-966, the FDA or a foreign regulatory authority may question the results of a company-sponsored trial, or subject such results to greater scrutiny than it otherwise would. In these circumstances, the FDA or such foreign regulatory authorities may require Mereo to conduct additional clinical studies or submit additional clinical data, which could delay clinical development or marketing approval of MPH-966.

Moreover, principal investigators for Mereo’s clinical trials may serve as scientific advisors or consultants to Mereo from time to time and receive compensation in connection with such services. Under certain circumstances, Mereo may be required to report some of these relationships to the FDA, the EMA, or another regulatory authority. The FDA, the EMA, or such other regulatory authority may conclude that a financial relationship between Mereo and a principal investigator has created a conflict of interest or otherwise affected interpretation of the study. The FDA, the EMA, or such other regulatory authority may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of Mereo’s marketing applications by the FDA, the EMA, or the other regulatory authority, as the case may be, and may ultimately lead to the denial of marketing approval of Mereo’s product candidates.

If Mereo experiences delays in the completion of any clinical trial of its product candidates or any clinical trial of its product candidates is terminated, the commercial prospects of its product candidates may be harmed, and its ability to generate product revenues from its product candidates, if any, will be delayed. Moreover, any delays in completing Mereo’s clinical trials will increase its costs, slow down the development and approval process of its product candidates, and jeopardize its ability to commence product sales and generate revenue, if any. Significant clinical trial delays could also allow Mereo’s competitors to bring products to market before Mereo does or shorten any periods during which Mereo has the exclusive right to commercialize its product candidates and could impair Mereo’s ability to commercialize its product candidates. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of Mereo’s product candidates.

Clinical trials must be conducted in accordance with the laws and regulations of the FDA, EU rules and regulations and other applicable regulatory authorities’ legal requirements, regulations or guidelines, and are subject to oversight by these governmental agencies and IRBs, centrally or at the institutions where the clinical trials are conducted. In addition, clinical trials must be conducted with supplies of Mereo’s product candidates produced in compliance with the requirements of current good manufacturing practice (“cGMP”) and other regulations. Furthermore, Mereo relies on CROs and clinical trial sites to ensure the proper and timely conduct of its clinical trials and while Mereo has agreements governing the CROs’ committed activities, Mereo has limited influence over the CROs’ actual performance. Mereo depends on its collaborators and on medical institutions and CROs to conduct its clinical trials in compliance with good clinical practice (“GCP”) requirements. To the extent Mereo’s collaborators or the CROs fail to enroll participants for Mereo’s clinical trials, fail to conduct the study to GCP standards, or are delayed for a significant time in the execution of trials, including achieving full enrollment, Mereo may be affected by increased costs, program delays, or both. In addition, clinical trials that are conducted in countries outside the EU and the United States may subject Mereo to further delays and expenses as a result of increased shipment costs, additional regulatory requirements, and the engagement of non-EU and non-U.S. CROs, as well as expose Mereo to risks associated with clinical investigators who are unknown to the FDA or the EMA, and different standards of diagnosis, screening, and medical care.

Prior to Mereo’s acquisition of BPS-804, MPH-966, BCT-197, and BGS-649, Mereo was not involved in the development of these product candidates and, as a result, Mereo is dependent on Novartis and AstraZeneca having accurately reported the results and correctly collected and interpreted the data from all clinical trials conducted prior to Mereo’s acquisition.

Mereo was not involved in the development of its current product candidates prior to its acquisition of such product candidates from Novartis and AstraZeneca, respectively. For all of Mereo’s current product candidates, Mereo has had no involvement with or control over its pre-clinical and clinical development prior to its acquisition of them. Mereo is dependent on Novartis and AstraZeneca having conducted its research and development in accordance with the applicable protocols and legal, regulatory, and scientific standards; having accurately reported the results of all clinical trials conducted prior to Mereo’s acquisition; and having correctly collected and interpreted the data from these trials. To the extent Novartis or AstraZeneca have not complied, the clinical development, regulatory approval, or commercialization of Mereo’s product candidates may be adversely affected.

Interim “top-line” and preliminary data from Mereo’s clinical trials that Mereo announces or publishes from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, Mereo may publish interim “top-line” or preliminary data from its clinical trials. Interim data from clinical trials that Mereo may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary or “top-line” data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data Mereo previously published. As a result, interim and preliminary data should be viewed with caution until the final data are available. Adverse differences between preliminary or interim data and final data could significantly harm Mereo’s business prospects.

Mereo’s product candidates may have serious adverse, undesirable, or unacceptable side effects which may delay or prevent marketing approval or lead to the withdrawal of approval after it has been granted. If such side effects are identified during the development of these product candidates or following approval, if any, Mereo may need to abandon its development of these product candidates, the commercial profile of any approved label may be limited, or Mereo may be subject to other significant negative consequences following marketing approval, if any.

Undesirable side effects that may be caused by BPS-804, MPH-966, BCT-197, and BGS-649 could cause Mereo or regulatory authorities to interrupt, delay or halt clinical trials, and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA, the EMA, or other comparable foreign authorities. Each of Mereo’s product candidates has completed one or more Phase 2 clinical trials. In the trials conducted prior to Mereo’s ownership and following Mereo’s ownership, the most common adverse events observed have been the following:

∎	for BPS-804, headache, influenza, arthralgia, and fatigue;

∎	for MPH-966, headache, nasopharyngitis, and elevated levels of the liver enzymes aspartate aminotransferase and alanine aminotransferase;

∎	for BCT-197, a mild acne-like rash, tachycardia, dizziness, and headache; and

∎	for BGS-649, headache, increased hematocrit, and small increases in blood pressure.

Clinical development for all of these product candidates is ongoing. Results of Mereo’s ongoing and future clinical trials, or results from clinical trials for other similar product candidates, could reveal a high and unacceptable severity and prevalence of adverse side effects. In such an event, Mereo’s trials could be suspended or terminated and the FDA, EMA, or other comparable foreign regulatory authorities could order Mereo to cease further development of or deny approval of Mereo’s product candidates for any or all targeted indications.

For example, in the United States, the FDA in the first quarter of 2018 denied Mereo’s request for a Type C meeting to discuss the initiation of a pediatric Phase 3 study for BPS-804 for the treatment of patients with severe OI. The FDA cited a serious cardiovascular safety concern in adults treated with sclerostin inhibitors that had yet to be resolved and informed Mereo that a risk/benefit assessment for sclerostin inhibitors could not be completed at that time. The FDA further recommended that Mereo not submit its proposed pediatric protocol until the cardiovascular safety issue had been adequately addressed and favorably resolved. In January 2019 the FDA held an Advisory Committee meeting, which voted 18-1 to approve another sclerostin inhibitor. Mereo believes the FDA now has fuller data on the cardiovascular safety issue and plans to re-engage with the FDA in 2019 to discuss the expansion of the pediatric Phase 3 study for BPS-804 for the treatment of patients with severe OI to include sites in the United States.

Drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete a trial or result in potential product liability claims. Additionally, if any of Mereo’s product candidates receives marketing approval and Mereo or others later identify undesirable or unacceptable side effects caused by these product candidates, a number of potentially significant negative consequences could result, including:

∎	regulatory authorities may withdraw approvals of any such product and require Mereo to take it off the market;

∎	regulatory authorities may require the addition of labeling statements, specific warnings, a contraindication, or field alerts to physicians and pharmacies;

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regulatory authorities may require a medication guide outlining the risks of such side effects for distribution to patients, or that Mereo implement a REMS plan to ensure that the benefits of the product outweigh its risks;

∎	Mereo may be required to change the way a product is administered, conduct additional clinical trials, or change the labeling of a product;

∎	Mereo may be subject to limitations on how it may promote the product;

∎	sales of the product may decrease significantly;

∎	third-party private or government payors may not offer, or may offer inadequate, reimbursement coverage for, Mereo’s products, or reimbursement payments may be delayed;

∎	Mereo may be subject to litigation or product liability claims; and

∎	Mereo’s reputation may suffer.

Any of these events could prevent Mereo or any collaborators from achieving or maintaining market acceptance of Mereo’s product candidates or could substantially increase commercialization costs and expenses, which in turn could delay or prevent Mereo from generating significant revenue from the sale of its product candidates.

Mereo depends on enrollment of patients in its clinical trials for its product candidates. If Mereo is unable to enroll patients in its clinical trials, or enrollment is slower than anticipated, in particular for its product candidates with rare disease indications, its research and development efforts could be adversely affected.

Successful and timely completion of clinical trials for Mereo’s product candidates will require that Mereo enroll a sufficient number of patient candidates. Trials may be subject to delays as a result of the limited number of patients with the diseases that these product candidates target, patient enrollment taking longer than anticipated, or patient withdrawal. Due to the small number of patients for any rare disease, it may be difficult for Mereo to enroll a sufficient number of patients in its clinical trials for its product candidates with indications in rare diseases or enrollment for these product candidates may take significantly longer than Mereo anticipates. In addition, Mereo will compete with other companies in enrolling the same limited population of patients, which may further challenge Mereo’s ability to timely enroll patients in its clinical trials. It is estimated that OI, the target indication for BPS-804, affects a minimum of 20,000 people in the United States and approximately 32,000 people in Germany, Spain, France, Italy, and the United Kingdom, collectively. There are an estimated 50,000 and 60,000 persons in North America and Europe, respectively, with the genotypes that Mereo intends to enroll in its clinical trials for AATD, the target indication for MPH-966. Patient enrollment depends on many factors, including the size and nature of the patient population, eligibility criteria for the trial, the proximity of patients to clinical sites, the design of the clinical protocol, the availability of competing clinical trials, the availability of new drugs or biologics approved for the indication the clinical trial is investigating, and clinicians’ and patients’ perceptions as to the potential advantages of the drug being studied in relation to other available therapies. These factors may make it difficult for Mereo to enroll enough patients to complete its clinical trials in a timely and cost-effective manner. Delays in the completion of any clinical trial of Mereo’s product candidates will increase Mereo’s costs, slow down its development and approval of Mereo’s product candidates, and delay or potentially jeopardize Mereo’s ability to commence product sales and generate revenue. In addition, some of the factors that cause or lead to a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of Mereo’s product candidates.

Mereo may become exposed to costly and damaging liability claims, either when testing its product candidates in the clinic or at the commercial stage, and its product liability insurance may not cover all damages from such claims.

Mereo is exposed to potential product liability and professional indemnity risks that are inherent in the development, manufacturing, marketing, and use of pharmaceutical products. Currently, Mereo has no products that have been approved for commercial sale; however, the current and future use of its product candidates by it and any collaborators, in clinical trials, and the sale of these product candidates, if approved, in the future, may expose Mereo to liability claims. These claims might be made by patients that use the product, healthcare providers, pharmaceutical companies, Mereo’s collaborators, or others selling these product candidates. Any claims against Mereo, regardless of its merit, could be difficult and costly to defend and could adversely affect the market for its product candidates or any prospects for commercialization of Mereo’s product candidates. In addition, regardless of the merits or eventual outcome, liability claims may result in:

∎	decreased demand for Mereo’s product candidates;

∎	injury to Mereo’s reputation;

∎	withdrawal of clinical trial participants;

∎	costs to defend related litigation;

∎	diversion of management’s time and Mereo’s resources;

∎	substantial monetary awards to trial participants or patients;

∎	regulatory investigation, product recalls or withdrawals, or labeling, marketing or promotional restrictions;

∎	loss of revenue; and

∎	the inability to commercialize or promote Mereo’s product candidates.

Although the clinical trial process is designed to identify and assess potential side effects, it is always possible that a drug, even after regulatory approval, may exhibit unforeseen side effects. If Mereo’s product candidates were to cause adverse side effects during clinical trials or after approval, Mereo may be exposed to substantial liabilities. Physicians and patients may not comply with any warnings that identify known potential adverse effects and patients who should not use Mereo’s product candidates.

Although Mereo maintains product liability insurance for its product candidates, it is possible that its liabilities could exceed its insurance coverage. Mereo intends to expand its insurance coverage to include the sale of commercial products if it obtains marketing approval for any of its product candidates. However, Mereo may not be able to maintain insurance coverage at a reasonable cost or obtain insurance coverage that will be adequate to satisfy any liability that may arise. If a successful product liability claim or series of claims is brought against Mereo for uninsured liabilities or in excess of insured liabilities, Mereo’s assets may not be sufficient to cover such claims and its business operations could be impaired.

The regulatory approval processes of the FDA, the EMA, and comparable foreign authorities are lengthy, time consuming, and inherently unpredictable, and if Mereo is ultimately unable to obtain regulatory approval for its product candidates, its business will be substantially harmed.

The time required to obtain approval by the FDA, the EMA, and comparable foreign authorities is unpredictable, but typically takes many years following the commencement of clinical trials and depends upon numerous factors, including substantial discretion of the regulatory authorities. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions. Mereo has not obtained regulatory approval for any of its product candidates and it is possible that none of its product candidates will obtain regulatory approval.

Mereo’s product candidates could fail to receive regulatory approval for many reasons, including the following:

∎	the FDA, the EMA, or comparable foreign regulatory authorities may disagree with the design or implementation of Mereo’s clinical trials;

∎	Mereo may be unable to demonstrate to the satisfaction of the FDA, the EMA, or comparable foreign regulatory authorities that a product candidate is safe and effective for its proposed indication;

∎	the results of clinical trials may not meet the level of statistical significance required by the FDA, the EMA, or comparable foreign regulatory authorities for approval;

∎	Mereo may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

∎	the FDA, the EMA, or comparable foreign regulatory authorities may disagree with Mereo’s interpretation of data from pre-clinical studies or clinical trials or may find the data to be unacceptable;

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the data collected from clinical trials may not be sufficient to support the submission of a BLA or NDA in the United States, an MAA in the EU, or other comparable submission to obtain regulatory approval in other countries;

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the FDA, the EMA, or comparable foreign regulatory authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with which Mereo contract for clinical and commercial supplies; and

∎	the approval policies or regulations of the FDA, the EMA, or comparable foreign regulatory authorities may significantly change in a manner rendering Mereo’s clinical data insufficient for approval.

This lengthy approval process as well as the unpredictability of future clinical trial results may result in Mereo’s failing to obtain regulatory approval to market any product candidates. The FDA, the EMA, and other regulatory authorities have substantial discretion in the approval process, and determining when or whether regulatory approval will be obtained for a product candidate. Even if Mereo believes the data collected from clinical trials are promising, such data may not be sufficient to support approval by the FDA, the EMA, or any other regulatory authority.

In addition, even if Mereo were to obtain approval for any jurisdiction, regulatory authorities may approve Mereo’s product candidates for fewer or more limited indications than Mereo request, may not approve the price Mereo intends to charge for its product candidates, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of such product candidate. Any of the foregoing scenarios could materially harm Mereo’s commercial prospects and business.

Even if any of Mereo’s product candidates obtains regulatory approval, Mereo will be subject to ongoing obligations and continued regulatory review, which may result in significant additional expense. Additionally, any of Mereo’s product candidates, if approved, could be subject to labeling and other restrictions and market withdrawal and Mereo may be subject to penalties if Mereo fails to comply with regulatory requirements or experience unanticipated problems with such product candidate.

If the FDA, the EMA, or a comparable foreign regulatory authority approves any of Mereo’s product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting,

storage, advertising, promotion, and recordkeeping for such product candidate will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, facility registration, and drug listing, as well as continued compliance with cGMP requirements for manufacturing, GDP, or good distribution practice, requirements for product distribution, and GCP requirements for any clinical trials that Mereo conducts post-approval, all of which may result in significant expense and limit Mereo’s ability to commercialize a product candidate. Mereo and its contract manufacturers will also be subject to user fees and periodic inspection by the FDA, the EMA, and other regulatory authorities to monitor compliance with these requirements and the terms of any product approval Mereo may obtain. In addition, any regulatory approvals that Mereo receive for a product candidate may also be subject to limitations on the approved indicated uses for which such product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials, and surveillance to monitor the safety and efficacy of such product.

If there are changes in the application of legislation or regulatory policies, or if problems are discovered with a product or the manufacture of a product, or if Mereo or one of its distributors, licensees, or co-marketers fails to comply with regulatory requirements, the regulatory authorities could take various actions. These include imposing fines on Mereo, imposing restrictions on Mereo’s product or its manufacture, and requiring Mereo to recall or remove a product from the market. The regulatory authorities could also suspend or withdraw Mereo’s marketing authorizations, or require it to conduct additional clinical trials, change its product labeling, or submit additional MAAs. If any of these events occurs, Mereo’s ability to sell its product may be impaired, and it may incur substantial additional expense to comply with regulatory requirements.

The policies of the FDA, the EMA, and other regulatory authorities may change and additional government regulations may be enacted that could prevent, limit, or delay regulatory approval of Mereo’s product candidates. Mereo cannot predict the likelihood, nature, or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States, the United Kingdom, Europe, or other jurisdictions. For example, the current U.S. presidential administration has taken several executive actions, including the issuance of a number of Executive Orders, that could impose significant burdens on, or otherwise materially delay, the FDA’s ability to engage in routine oversight activities such as implementing statutes through rulemaking, issuance of guidance, and review and approval of marketing applications. Notably, in January 2017, an Executive Order was issued directing all executive agencies, including the FDA, that, for each notice of proposed rulemaking or final regulation to be issued in fiscal year 2017, the agency identify at least two existing regulations to be repealed, unless prohibited by law. These requirements are referred to as the “two-for-one” provisions. This Executive Order includes a budget neutrality provision that requires the total incremental cost of all new regulations in the 2017 fiscal year, including repealed regulations, to be no greater than zero, except in limited circumstances. For fiscal years 2018 and beyond, the Executive Order requires agencies to identify regulations to offset any incremental cost of a new regulation. In interim guidance issued by the Office of Information and Regulatory Affairs in February 2017, the administration indicated that the “two-for-one” provisions may apply not only to agency regulations, but also to significant agency guidance documents, and in September 2017, the FDA published notices in the Federal Register soliciting broad public comment to identify regulations that could be modified in compliance with these Executive Orders. It is difficult to predict how these requirements will be implemented, and the extent to which they will impact the FDA’s ability to exercise its regulatory authority. If these executive actions impose restrictions on the FDA’s ability to engage in oversight and implementation activities in the normal course, Mereo’s business may be negatively impacted. In addition, if Mereo is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if it is not able to maintain regulatory compliance, Mereo may lose any marketing approval that it may have obtained and may not achieve or sustain profitability.

Even if Mereo obtains marketing approval of any of its product candidates in a major pharmaceutical market such as the United States or the EU, it may not be able to obtain approval or commercialize that product candidate in other markets, which would limit its ability to realize its full market potential.

In order to market any products in a country or territory, Mereo must establish and comply with numerous and varying regulatory requirements of such country or territory regarding safety and efficacy. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. Approval procedures vary among countries and can involve additional product testing and validation and additional administrative review periods. Seeking regulatory approvals in multiple markets may require additional pre-clinical studies or clinical trials, which would be costly and time consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of Mereo’s product candidates in those countries. Satisfying these and other regulatory requirements is costly, time consuming, uncertain, and subject to unanticipated delays. In addition, Mereo’s failure to obtain regulatory approval in any country may delay or have negative effects on the process for regulatory approval in other countries. Mereo currently does not have any product candidates approved for sale in the United States, the EU, or any other markets, and Mereo’s management team does not have experience in obtaining regulatory approval in markets outside of the United States and the EU. If Mereo seeks regulatory approval in other markets and fail to obtain marketing approval in those markets or, if Mereo’s product candidates are approved in such markets but Mereo fails to maintain such approvals, its ability to realize the full market potential of its product candidates will be compromised.

Mereo’s employees and independent contractors, including principal investigators, CROs, CMOs, consultants, vendors, and any other third parties Mereo may engage in connection with the development and commercialization of its product candidates may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could adversely affect Mereo’s business.

Misconduct by Mereo’s employees and independent contractors, including principal investigators, CROs, CMOs, consultants, vendors, and any other third parties Mereo may engage in connection with the development and commercialization of Mereo’s product candidates, could include intentional, reckless, or negligent conduct or unauthorized activities that violate: (i) the laws and regulations of the FDA, the EMA and other similar regulatory authorities, including those laws that require the reporting of true, complete and accurate information to such authorities; (ii) manufacturing standards; (iii) data privacy, security, fraud and abuse, and other healthcare laws and regulations; or (iv) laws that require the reporting of true, complete, and accurate financial information and data. Specifically, sales, marketing, and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing, and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs, and other business arrangements. Activities subject to these laws could also involve the improper use or misrepresentation of information obtained in the course of clinical trials, creation of fraudulent data in pre-clinical studies or clinical trials, or illegal misappropriation of drug product, which could result in regulatory sanctions and cause serious harm to Mereo’s reputation. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions Mereo take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting Mereo from governmental investigations or other actions or lawsuits stemming from a failure to comply with such laws or regulations. Additionally, Mereo is subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against Mereo, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on its business and results of operations, including the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgements, possible exclusion from participation in Medicare, Medicaid, other U.S. federal healthcare programs or healthcare programs in other jurisdictions, individual imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of Mereo’s operations. Mereo is also subject to the data privacy regime in the EU, which imposes obligations and restrictions on the collection and use of personal data relating to individuals located in the EU and includes the General Data Protection Regulation (“the GDPR”) and any national laws implementing or supplementing the GDPR. If Mereo does not comply with its obligations under the EU privacy regime, it could be exposed to significant fines and may be the subject of litigation and/or adverse publicity, which could have a material adverse effect on its reputation and business.

Risks Related to Healthcare Laws and Other Legal Compliance Matters

Enacted and future healthcare legislation may increase the difficulty and cost for Mereo to obtain marketing approval of and commercialize its product candidates and may affect the prices it may set.

In the United States, EU and other jurisdictions, there have been, and Mereo expects there will continue to be, a number of legislative and regulatory changes and proposed changes to the healthcare system that could affect Mereo’s future results of operations. In particular, there have been and continue to be a number of initiatives at the U.S. federal and state levels that seek to reduce healthcare costs and improve the quality of healthcare. For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (as so amended, the “ACA”) was enacted, which substantially changed the way healthcare is financed by both governmental and private insurers. Among the provisions of the ACA, those of greatest importance to the pharmaceutical and biotechnology industries include the following:

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an annual, non-deductible fee payable by any entity that manufactures or imports certain branded prescription drugs and biologic agents (other than those designated as orphan drugs), which is apportioned among these entities according to its market share in certain government healthcare programs;

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a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during its coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D;

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new requirements to report certain financial arrangements with physicians and teaching hospitals, including reporting “transfers of value” made or distributed to prescribers and other healthcare providers and reporting investment interests held by physicians and its immediate family members;

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an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program to 23.1% and 13.0% of the average manufacturer price for branded and generic drugs, respectively, and capped the total rebate amount for innovator drugs at 100% of the Average Manufacturer Price (“AMP”);

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a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs and biologics, including Mereo’s product candidates, that are inhaled, infused, instilled, implanted, or injected;

∎	extension of a manufacturer’s Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

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expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to certain individuals with income at or below 133% of the federal poverty level, thereby potentially increasing a manufacturer’s Medicaid rebate liability;

∎	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;

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creation of the Independent Payment Advisory Board, which, once empaneled, will have the authority to recommend certain changes to the Medicare program that could result in reduced payments for prescription drugs and those recommendations could have the effect of law unless overruled by a supermajority vote of the U.S. Congress (“Congress”);

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establishment of a Center for Medicare Innovation at the Centers for Medicare & Medicaid Services (“CMS”), to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending;

∎	expansion of the entities eligible for discounts under the Public Health Service program; and

∎	a licensure framework for follow on biologic products.

Since its enactment, there have been judicial and congressional challenges to certain aspects of the ACA, as well as recent efforts by the Trump administration to repeal or replace certain aspects of the ACA. Since January 2017, President Trump has signed two Executive Orders designed to delay the implementation of any certain provisions of the ACA or otherwise circumvent some of the requirements for health insurance mandated by the ACA. The Trump administration has also announced that it will discontinue the payment of cost-sharing reduction (“CSR”) payments to insurance companies until Congress approves the appropriation of funds for the CSR payments. The loss of the CSR payments is expected to increase premiums on certain policies issued by qualified health plans under the ACA. A bipartisan bill to appropriate funds for CSR payments has been introduced in the Senate, but the future of that bill is uncertain. In addition, CMS has recently proposed regulations that would give states greater flexibility in setting benchmarks for insurers in the individual and small group marketplaces, which may have the effect of relaxing the essential health benefits required under the ACA for plans sold through such marketplaces. Further, each chamber of Congress have put forth multiple bills this year designed to repeal or repeal and replace portions of the ACA. Although none of these measures have been enacted by Congress to date, Congress may consider other legislation to repeal and replace elements of the ACA. Congress will likely consider other legislation to replace elements of the ACA. Mereo continues to evaluate the effect that the ACA and its possible repeal and replacement has on its business. It is uncertain the extent to which any such changes may impact Mereo’s business or financial condition.

Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers of 2% per fiscal year. These reductions went into effect in April 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2025 unless additional action is taken by Congress. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These new laws or any other similar laws introduced in the future may result in additional reductions in Medicare and other health care funding, which could negatively affect Mereo’s customers and accordingly, Mereo’s financial operations.

Additionally, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives. Mereo expects that additional U.S. federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that the U.S. federal government will pay for healthcare products and services, which could result in reduced demand for Mereo’s product candidates or additional pricing pressures.

Individual states in the United States have also become increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Legally-mandated price controls on payment amounts by third-party payors or other restrictions could harm Mereo’s business, results of operations, financial condition, and prospects. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in its prescription drug and other healthcare programs. This could reduce the ultimate demand for Mereo’s product candidates or put pressure on Mereo’s product pricing.

In the EU, similar political, economic and regulatory developments may affect Mereo’s ability to profitably commercialize its product candidates, if approved. In addition to continuing pressure on prices and cost containment measures, legislative developments at the EU or member state level may result in significant additional requirements or obstacles that may increase Mereo’s operating costs. The delivery of healthcare in the EU, including the establishment and operation of health services and the pricing and reimbursement of medicines, is almost exclusively a matter for national, rather than EU, law and policy. National governments and health service providers have different priorities and approaches to the delivery of health care and the pricing and reimbursement of products in that context. In general, however, the healthcare budgetary constraints in most EU member states have resulted in restrictions on the pricing and reimbursement of medicines by relevant health service providers. Coupled with ever-increasing EU and national regulatory burdens on those wishing to develop and market products, this could prevent or delay marketing approval of Mereo’s product candidates, restrict or regulate post-approval activities and affect Mereo’s ability to commercialize its product candidates, if approved.

In markets outside of the United States and EU, reimbursement and healthcare payment systems vary significantly by country, and many countries have instituted price ceilings on specific products and therapies.

Mereo cannot predict the likelihood, nature, or extent of government regulation that may arise from future legislation or administrative action in the United States, the EU, or any other jurisdiction. If Mereo or any third parties it may engage are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if Mereo or such third parties are not able to maintain regulatory compliance, Mereo’s product candidates may lose any regulatory approval that may have been obtained and Mereo may not achieve or sustain profitability.

Mereo’s business operations and current and future relationships with investigators, healthcare professionals, consultants, third-party payors, patient organizations, and customers will be subject to applicable healthcare regulatory laws, which could expose Mereo to penalties.

Mereo business operations and current and future arrangements with investigators, healthcare professionals, consultants, third-party payors, patient organizations, and customers, may expose

Mereo to broadly applicable fraud and abuse and other healthcare laws and regulations. These laws may constrain the business or financial arrangements and relationships through which Mereo conduct its operations, including how it researches, markets, sells, and distributes its product candidates, if approved. Such laws include:

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the U.S. federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, offering, receiving, or providing any remuneration (including any kickback, bribe, or certain rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, lease, order, or recommendation of, any good, facility, item, or service, for which payment may be made, in whole or in part, under U.S. federal and state healthcare programs such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. The U.S. federal Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers, and formulary managers on the other hand;

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the U.S. federal false claims and civil monetary penalties laws, including the civil False Claims Act (“FCA”) which, among other things, impose criminal and civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the U.S. federal government, claims for payment or approval that are false or fraudulent, knowingly making, using or causing to be made or used, a false record or statement material to a false or fraudulent claim, or from knowingly making a false statement to avoid, decrease or conceal an obligation to pay money to the U.S. federal government. In addition, the government may assert that a claim including items and services resulting from a violation of the U.S. federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA. As a result of a modification made by the Fraud Enforcement and Recovery Act of 2009, a claim includes “any request or demand” for money or property presented to the federal government. In addition, manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims;

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the U.S. federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which imposes criminal and civil liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement, in connection with the delivery of, or payment for, healthcare benefits, items or services; similar to the U.S. federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”) and its respective implementing regulations, which impose, among other things, specified requirements relating to the privacy, security and transmission of individually identifiable health information without appropriate authorization by covered entities subject to the rule, such as health plans, healthcare clearinghouses and healthcare providers as well as its business associates that perform certain services involving the use or disclosure of individually identifiable health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions;

∎	the U.S. federal Food, Drug and Cosmetic Act (“FDCA”), which prohibits, among other things, the adulteration or misbranding of drugs, biologics, and medical devices;

∎	the U.S. Public Health Service Act, which prohibits, among other things, the introduction into interstate commerce of a biological product unless a biologics license is in effect for that product;

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the U.S. federal legislation commonly referred to as the Physician Payments Sunshine Act, enacted as part of the ACA, and its implementing regulations, which requires certain manufacturers of drugs, devices, biologics, and medical supplies that are reimbursable under Medicare, Medicaid, or the Children’s Health Insurance Program to report annually to the government information related to certain payments and other transfers of value to physicians and teaching hospitals, as well as ownership and investment interests held by the physicians described above and its immediate family members;

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analogous U.S. state laws and regulations, including: state anti-kickback and false claims laws, which may apply to Mereo’s business practices, including but not limited to, research, distribution, sales, and marketing arrangements and claims involving healthcare items or services reimbursed by any third-party payor, including private insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the U.S. federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws and regulations that require drug manufacturers to file reports relating to pricing and marketing information, which requires tracking gifts and other remuneration and items of value provided to healthcare professionals and entities; and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts; and

∎	similar healthcare laws and regulations in the EU and other jurisdictions, including reporting requirements detailing interactions with and payments to healthcare providers.

Because of the breadth of these laws and the narrowness of the statutory exceptions and regulatory safe harbors available under such laws, it is possible that some of Mereo’s business activities could be subject to challenge under one or more of such laws. The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. Ensuring that Mereo’s current and future internal operations and business arrangements with third parties comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that Mereo’s business practices do not comply with current or future statutes, regulations, agency guidance or case law involving applicable fraud and abuse or other healthcare laws and regulations.

If Mereo’s operations are found to be in violation of any of the laws described above or any other governmental laws and regulations that may apply to it, Mereo may be subject to the imposition of civil, criminal and administrative penalties, damages, disgorgement, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, individual imprisonment, contractual damages, reputational harm, diminished profits and future earnings, additional reporting requirements and/or oversight if Mereo becomes subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and curtailment or restructuring of Mereo’s operations, any of which could adversely affect Mereo’s ability to operate its business and its results of operations. If any of the physicians or other providers or entities with whom Mereo expects to do business are found to not be in compliance with applicable laws, Mereo may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs and imprisonment, which could affect Mereo’s ability to operate its business. Further, defending against any such actions can be costly, time-consuming and may require significant personnel resources. Therefore, even if Mereo is successful in defending against any such actions that may be brought against it, its business may be impaired.

Mereo is subject to governmental regulation and other legal obligations related to privacy, data protection and data security. Mereo’s actual or perceived failure to comply with such obligations could harm its business.

Mereo is subject to diverse laws and regulations relating to data privacy and security in the EU, and in the future in the European Economic Area, including the GDPR. New global privacy rules are being enacted and existing ones are being updated and strengthened. Mereo is likely to be required to expend capital and other resources to ensure ongoing compliance with these laws and regulations.

The GDPR applies extraterritorially and implements stringent operational requirements for controllers and processors of personal data. For example, the GDPR: (i) requires detailed disclosures to data subjects; (ii) requires disclosure of the legal basis on which personal data is processed; (iii) makes it harder to obtain valid consent for processing; (iv) requires the appointment of a data protection officers where sensitive personal data (i.e. health data) is processed on a large scale; (v) provides more robust rights for data subjects; (vi) introduces mandatory data breach notification through the EU; (vii) imposes additional obligations when contracting with service providers; and (viii) requires an appropriate privacy governance framework to be implemented including policies, procedures, training and data audit. The GDPR permits member state derogations for certain issues and, accordingly, Mereo is also subject to EU national laws relating to the processing of certain data such as genetic data, biometric data and data concerning health. Complying with these numerous, complex and often changing regulations is expensive and difficult. Failure by Mereo, or its partners or service providers, to comply with the GDPR could result in regulatory investigations, enforcement notices and/or fines of up to the higher of 20,000,000 Euros or up to 4% of Mereo’s total worldwide annual turnover. In addition to the foregoing, any breach of privacy laws or data security laws, particularly those resulting in any security incident or breach involving the misappropriation, loss or other unauthorized use or disclosure of sensitive or confidential patient or consumer information, could have a material adverse effect on Mereo’s business, reputation and financial condition.

As a data controller, Mereo is accountable for any third-party data service providers it engages to process personal data on its behalf. Mereo attempts to address the associated risks by performing security assessments, detailed due diligence and regularly performing privacy and security reviews of its vendors and requiring all such third-party providers with data access to sign agreements, including business associate agreements, and where required under EU law, obligating them to only process data according to Mereo’s instructions and to take sufficient security measures to protect such data. There is no assurance that these contractual measures and Mereo’s own privacy and security-related safeguards will protect it from the risks associated with the third-party processing, storage and transmission of such information. Any violation of data or security laws by Mereo’s third-party processors could have a material adverse effect on Mereo’s business and result in the fines and penalties outlined above.

Mereo is also subject to evolving European privacy laws on electronic marketing and cookies. The EU is in the process of replacing the e-Privacy Directive (2002/58/EC) with a new set of rules taking the form of a regulation, which will be directly implemented in the laws of each European member state. The draft e-Privacy Regulation imposes strict opt-in marketing rules with limited exceptions for business-to-business communications, alters rules on third-party cookies, web beacons and similar technology and significantly increases fining powers to the same levels as GDPR (i.e. the greater of 20,000,000 Euros or 4% of total global annual revenue). While the e-Privacy Regulation was originally intended to be adopted on May 25, 2018 (alongside the GDPR), it is still going through the European legislative process and commentators now expect it to be adopted during the second half of 2020 or during 2021 following a transition period.

Due to Mereo’s international operations, it is subject to anti-corruption laws, as well as export control laws, customs laws, sanctions laws and other laws governing its operations. If Mereo fails to comply with these laws, it could be subject to civil or criminal penalties, other remedial measures and legal expenses.

Mereo’s operations are subject to anti-corruption laws, including the U.K. Bribery Act 2010 (the “Bribery Act”); the U.S. Foreign Corrupt Practices Act (the “FCPA”); and other anti-corruption laws that apply in countries where Mereo does business and may do business in the future. The Bribery Act, FCPA, and these other laws generally prohibit Mereo, its officers and its employees and intermediaries from bribing, being bribed by, or providing prohibited payments or anything else of value to government officials or other persons to obtain or retain business or gain some other business advantage. Mereo may in the future operate in jurisdictions that pose a high risk of potential Bribery Act or FCPA violations, and it may participate in collaborations and relationships with third parties whose actions could potentially subject it to liability under the Bribery Act, FCPA, or local anti-corruption laws. In addition, Mereo cannot predict the nature, scope, or effect of future regulatory requirements to which any of its international operations might be subject or the manner in which existing laws might be administered or interpreted.

Mereo is also subject to other laws and regulations governing any international operations, including regulations administered by the governments of the United Kingdom and the United States, and authorities in the EU, including applicable export control regulations, economic sanctions on countries and persons, customs requirements and currency exchange regulations (collectively, the “Trade Control Laws”).

There is no assurance that Mereo will be completely effective in ensuring its compliance with all applicable anti-corruption laws, including the Bribery Act, the FCPA, or other legal requirements, including Trade Control Laws. If Mereo is not in compliance with the Bribery Act, the FCPA, and other anti-corruption laws or Trade Control Laws, it may be subject to criminal and civil penalties, disgorgement, and other sanctions and remedial measures and legal expenses. Any investigation of any potential violations of the Bribery Act, the FCPA, other anti-corruption laws, or Trade Control Laws by U.K., U.S., or other authorities, even if it is ultimately determined that Mereo did not violate such laws, could be costly and time-consuming, require significant personnel resources, and harm Mereo’s reputation.

Mereo will seek to build and continuously improve its systems of internal controls and to remedy any weaknesses identified. There can be no assurance, however, that the policies and procedures will be followed at all times or effectively detect and prevent violations of the applicable laws by one or more of Mereo’s employees, consultants, agents, or collaborators and, as a result, Mereo could be subject to fines, penalties, or prosecution.

Risks Related to Commercialization

Mereo operates in a highly competitive and rapidly changing industry, which may result in others acquiring, developing, or commercializing competing products before or more successfully than Mereo does.

The biopharmaceutical and pharmaceutical industries are highly competitive and subject to significant and rapid technological change. Mereo’s success is highly dependent on its ability to acquire, develop, and obtain marketing approval for new products on a cost-effective basis and to market them successfully. If BPS-804, MPH-966, BCT-197, or BGS-649 is approved, Mereo will face intense competition from a variety of businesses, including large, fully integrated pharmaceutical companies, specialty pharmaceutical companies, and biopharmaceutical companies in the United States, Europe, and other jurisdictions. These organizations may have significantly greater resources than Mereo has and conduct similar research; seek patent protection; and establish collaborative arrangements for research, development, manufacturing, and marketing of products that may compete with Mereo’s product candidates.

Mereo expects to face competition for each of its current product candidates, including specifically:

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Mereo considers BPS-804’s current closest potential competitors in development for the treatment of OI to be denosumab (Prolia) from Amgen Inc. (“Amgen”), an anti-resorptive agent, and UCB S.A. (“UCB”), and Amgen’s anti-sclerostin antibody, romosozumab. Blosozumab, an anti-sclerostin antibody, was in Phase 1 development for osteoporosis by Eli Lilly and Company (“Eli Lilly”); however, Mereo is not aware of any ongoing clinical trials for this product candidate and does not believe this product candidate remains under active development. Additionally, Bone Therapeutics SA (“Bone Therapeutics”), is developing osteoblastic cell therapy products. Baylor College of Medicine is also conducting a Phase 1 open label trial of fresolimumab, a TGF-B inhibitor, in adult OI patients.

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Mereo considers MPH-966’s current closest potential competitors for the treatment of severe AATD to be alpha1-proteinase inhibitors that are administered intravenously in AAT augmentation therapy. Currently, there are four inhibitors on the market in the United States: Prolastin-C from Grifols, S.A. (“Grifols”), Aralast from Shire plc, now a subsidiary of Takeda Pharmaceutical Company Ltd (“Shire”), Zemaira from CSL Limited (“CSL”), and Glassia from Kamada Ltd. (“Kamada”). Kamada is also investigating an inhaled version of augmentation therapy, Apic Bio, Inc. (“Apic Bio”) is in the early stages of developing gene-therapy approaches for AATD and Vertex Pharmaceuticals Inc. (“Vertex”) has an early-stage small molecule corrector program for AATD. Santhera Pharmaceuticals (“Santhera”), has in-licensed an inhaled neutrophil elastase inhibitor and is planning a multiple ascending dose study, with the initial indication targeted being cystic fibrosis.

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For BCT-197, although Mereo is not aware of any approved therapies for the treatment of AECOPD, there are a wide range of established therapies available for COPD as well as a number of products in development, with Verona Pharma plc (“Verona Pharma”), GlaxoSmithKline plc. (“GlaxoSmithKline”), and AstraZeneca each conducting Phase 2 trials on drugs for the treatment of COPD.

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Mereo considers BGS-649’s current closest potential competitors for the treatment of HH to be testosterone replacement therapies (“TRT”). These include Androgel from AbbVie Inc. (“Abbvie”), and Eli Lilly’s Axiron, both administered transdermally by applying a gel formulation, which are approved in the United States and Europe, and Andriol from Merck & Co., Inc. (“Merck”), an oral testosterone therapy, which is approved in Europe but not in the United States. There are also other approved TRT products that are administered via injection and other oral TRTs that are still in the development or registration stages, such as JATENZO from Clarus Therapeutics, Inc. (“Clarus”), and TLANDO from Lipocine, Inc. (“Lipocine”). The FDA held advisory committee meetings in January 2018 for JATENZO and TLANDO. On May 9, 2018, Lipocine announced that it had received a Complete Response Letter from the FDA and is in the process of addressing the issues identified in the letter.

Mereo also anticipates that new companies will enter these markets in the future. If Mereo successfully develops and commercializes any of BPS-804, MPH-966, BCT-197, or BGS-649, they will compete with existing therapies and new therapies that may become available in the future. The highly competitive nature of and rapid technological changes in the biopharmaceutical and pharmaceutical industries could render Mereo’s product candidates obsolete, less competitive, or uneconomical. Mereo’s competitors may, among other things:

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have significantly greater name recognition, financial, manufacturing, marketing, drug development, technical, and human resources than Mereo does, and future mergers and acquisitions in the biopharmaceutical and pharmaceutical industries may result in even more resources being concentrated in Mereo’s competitors;

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develop and commercialize products that are safer, more effective, less expensive, more convenient, or easier to administer, or have fewer or less severe effects, or in certain cases could be curative for the condition;

∎	obtain quicker regulatory approval;

∎	establish superior proprietary positions covering Mereo’s products and technologies;

∎	implement more effective approaches to sales and marketing; or

∎	form more advantageous strategic alliances.

Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with Mereo in recruiting and retaining qualified scientific and management personnel; establishing clinical trial sites and patient registration; and in acquiring technologies complementary to, or necessary for, Mereo’s programs. Mereo’s commercial opportunity could be reduced or eliminated if its competitors develop and commercialize products that are more effective, have fewer or less severe side effects, are more convenient or are less expensive than Mereo’s product candidates. Mereo’s competitors may also obtain FDA, EMA, or other regulatory approval for its product candidates more rapidly than Mereo may obtain approval for its own product candidates, which could result in Mereo’s competitors establishing or strengthening its market position before Mereo is able to enter the market.

Mereo has obtained orphan drug designation for BPS-804 for the treatment of OI in the United States and EU, but Mereo may be unable to obtain orphan drug designation for MPH-966 or any future product candidates, and Mereo may be unable to obtain or maintain the benefits associated with orphan drug designation, including the potential for orphan drug exclusivity, for BPS-804 or any other product candidate for which Mereo obtains orphan drug designation.

Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is intended to treat a rare disease or condition, defined as one occurring in a patient population of fewer than 200,000 in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States. In the EU, the EMA’s Committee for Orphan Medicinal Products grants orphan drug designation to promote the development of products that are intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition affecting not more than five in 10,000 persons in the EU. Additionally, designation is granted for products intended for the diagnosis, prevention, or treatment of a life-threatening, seriously debilitating, or serious and chronic condition when, without incentives, it is unlikely that sales of the drug in the EU would be sufficient to justify the necessary investment in developing the drug or biological product or where there is no satisfactory method of diagnosis, prevention, or treatment, or, if such a method exists, the medicine must be of significant benefit to those affected by the condition.

In the United States, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax credits for qualified clinical testing, and user-fee waivers. In addition, if a product receives the first FDA approval of that drug for the indication for which it has orphan designation, the product is entitled to orphan drug exclusivity, which means the FDA may not approve any other application to market the same drug for the same indication for a period of seven years, except in limited circumstances, such as a showing of clinical superiority over the product with orphan exclusivity or where the manufacturer is unable to assure the availability of sufficient quantities of the orphan drug to meet the needs of patients with the rare disease or condition. Under the FDA’s regulations, the FDA will deny orphan drug exclusivity to a designated drug upon approval if the FDA has already approved another drug with the same active ingredient for the same indication, unless the drug is demonstrated to be clinically superior to the previously approved drug. In the EU, orphan drug designation entitles a party to financial incentives such as reduction of fees or fee waivers and ten years of market exclusivity following approval. This period may be reduced to six years if the orphan drug designation criteria are no longer met, including where it is shown that the drug is sufficiently profitable not to justify maintenance of market exclusivity. In the EU, a marketing authorization for an orphan designated product will not be granted if a similar drug has been approved in the EU for the same therapeutic indication, unless the applicant can establish that its product is safer, more effective or otherwise clinically superior. A similar drug is a product containing a similar active substance or substances as those contained in an already authorized product. Similar active substance is defined as an identical active substance, or an active substance with the same principal molecular structural features (but not necessarily all of the same molecular features) and which acts via the same mechanism.

Mereo has obtained orphan drug designation from the FDA and EMA for BPS-804 for the treatment of OI, and plans to seek orphan drug designation for MPH-966 and future product candidates. Even with orphan drug designation, Mereo may not be the first to obtain marketing approval for any particular orphan indication due to the uncertainties associated with developing pharmaceutical products, which could prevent Mereo from marketing its product candidates if another company is able to obtain orphan drug exclusivity before Mereo does. In addition, exclusive marketing rights in the United States may be unavailable if Mereo seeks approval for an indication broader than the orphan-designated indication or may be lost in the United States if the FDA later determines that the request for designation was materially defective or if Mereo is unable to assure sufficient quantities of the drug to meet the needs of patients with the rare disease or condition following approval. Further, even if Mereo obtains orphan drug exclusivity, that exclusivity may not effectively protect Mereo’s product candidates from competition because different drugs with different active moieties can be approved for the same condition. In addition, the FDA and the EMA can subsequently approve products with the same active moiety for the same condition if the FDA or the EMA concludes that the later drug is safer, more effective, or makes a major contribution to patient care. Orphan drug designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process. In addition, while Mereo intends to seek orphan drug designation for other existing and future product candidates, including MPH-966, Mereo may never receive such designations.

There have been legal challenges to aspects of the FDA’s regulations and policies concerning the exclusivity provisions of the Orphan Drug Act, and future challenges could lead to changes that affect the protections afforded Mereo’s product candidates in ways that are difficult to predict. In 2014, a U.S. district court invalidated the FDA’s denial of orphan exclusivity to an orphan designated drug, which the FDA had based on its determination that the drug was not proven to be clinically superior to a previously approved “same drug.” In response to the decision, the FDA released a policy statement stating that the court’s decision is limited to the facts of that particular case and that the FDA will continue to deny orphan drug exclusivity to a designated drug upon approval if the drug is the “same” as a previously approved drug, unless the drug is demonstrated to be clinically superior to that previously approved drug. Since then, similar legal challenges have been initiated against the FDA for its denial of orphan drug exclusivity to other designated drugs, and in 2017, Congress amended the Orphan Drug Act to require a demonstration of clinical superiority upon approval as a condition of receiving orphan drug exclusivity when another “same drug” has already been approved for the same indication. In the future, there is the potential for additional legal challenges to the FDA’s orphan drug regulations and policies, and it is uncertain how ongoing and future challenges might affect Mereo’s business.

Mereo may seek and fail to obtain breakthrough therapy designation by the FDA for BPS-804 or MPH-966, or any future product candidates or access to the PRIME scheme by the EMA for MPH-966 or any future product candidates. Even if Mereo obtains such designation or access, the designation or access may not lead to faster development or regulatory review or approval, and it does not increase the likelihood that Mereo’s product candidates will receive marketing approval.

In 2012, the FDA established a breakthrough therapy designation which is intended to expedite the development and review of product candidates that treat serious or life-threatening diseases where preliminary clinical evidence indicates that the product candidate may demonstrate substantial improvement over existing therapies on one or more clinically-significant endpoints, such as substantial treatment effects observed early in clinical development. The designation of a product candidate as a breakthrough therapy provides potential benefits that include but are not limited to more frequent meetings with the FDA to discuss the development plan for the product candidate and ensure collection of appropriate data needed to support approval; more frequent written correspondence from the FDA about such things as the design of the proposed clinical trials and use of biomarkers; intensive guidance on an efficient drug development program, beginning as early as Phase 1; organizational commitment involving senior managers; and eligibility for rolling review and priority review. Drugs and biologics designated as breakthrough therapies by the FDA are also eligible for accelerated approval. Similarly, the EMA has established the PRIME scheme to expedite the development and review of product candidates that show a potential to address to a significant extent an unmet medical need, based on early clinical data. In November 2017, BPS-804 was admitted to the PRIME scheme of the EMA.

Designation as a breakthrough therapy is within the discretion of the FDA. Accordingly, even if Mereo believes one of its product candidates meets the criteria for designation as a breakthrough therapy, the FDA may disagree and instead determine not to make such designation. Mereo cannot be sure that its evaluation of its product candidates as qualifying for breakthrough therapy designation will meet the FDA’s expectations. In any event, the receipt of a breakthrough therapy designation for a product candidate may not result in a faster development process, review, or approval compared to product candidates considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of Mereo’s product candidates qualify as breakthrough therapies, the FDA may later decide that such product candidates no longer meet the conditions for qualification or decide that the time period for FDA review or approval will not be shortened. Similarly, access to the PRIME scheme is at the discretion of the EMA, and Mereo cannot be sure that MPH-966 or any future product candidates will be granted access to the scheme; that participation in the scheme will result in expedited regulatory review or approval of Mereo’s product candidates; or that access to the scheme, once granted, will not be revoked.

The successful commercialization of Mereo’s product candidates will depend in part on the extent to which governmental authorities and health insurers establish adequate coverage, reimbursement levels, and pricing policies. Failure to obtain or maintain coverage and adequate reimbursement for Mereo’s product candidates, if approved, could limit its ability to market those products and decrease its ability to generate revenue.

The availability and adequacy of coverage and reimbursement by governmental healthcare programs such as Medicare and Medicaid, private health insurers, and other third-party payors are essential for most patients to be able to afford prescription medications such as Mereo’s product candidates, assuming approval. Mereo’s ability to achieve acceptable levels of coverage and reimbursement for products by governmental authorities, private health insurers, and other organizations will have an effect on Mereo’s ability to successfully commercialize its product candidates. Assuming Mereo obtains coverage for its product candidates by a third-party payor, the resulting reimbursement payment rates may not be adequate or may require co-payments that patients find unacceptably high. Mereo cannot be sure that coverage and reimbursement in the United States, the EU, or elsewhere will be available for its product candidates or any product that Mereo may develop, and any reimbursement that may become available may be decreased or eliminated in the future.

Third-party payors increasingly are challenging prices charged for pharmaceutical products and services, and many third-party payors may refuse to provide coverage and reimbursement for particular drugs or biologics when an equivalent generic drug, biosimilar, or a less expensive therapy is available. It is possible that a third-party payor may consider Mereo’s product candidates as substitutable and only offer to reimburse patients for the less expensive product. Even if Mereo shows improved efficacy or improved convenience of administration with its product candidates, pricing of existing drugs may limit the amount Mereo will be able to charge for its product candidates. These payors may deny or revoke the reimbursement status of a given product or establish prices for new or existing marketed products at levels that are too low to enable Mereo to realize an appropriate return on its investment in its product candidates. If reimbursement is not available or is available only at limited levels, Mereo may not be able to successfully commercialize its product candidates, and may not be able to obtain a satisfactory financial return on Mereo’s product candidates.

There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. In the United States, third-party payors, including private and governmental payors, such as the Medicare and Medicaid programs, play an important role in determining the extent to which new drugs and biologics will be covered. The Medicare and Medicaid programs increasingly are used as models in the United States for how private payors and other governmental payors develop its coverage and reimbursement policies for drugs and biologics. Some third-party payors may require pre-approval of coverage for new or innovative devices or drug therapies before they will reimburse healthcare providers who use such therapies. It is difficult to predict at this time what third-party payors will decide with respect to the coverage and reimbursement for Mereo’s product candidates.

No uniform policy for coverage and reimbursement for products exists among third-party payors in the United States. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. As a result, the coverage determination process is often a time-consuming and costly process that will require Mereo to provide scientific and clinical support for the use of its product candidates to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. Furthermore, rules and regulations regarding reimbursement change frequently, in some cases at short notice, and Mereo believes that changes in these rules and regulations are likely.

Mereo’s operations are also subject to extensive governmental price controls and other market regulations in the United Kingdom and other countries outside of the United States, and Mereo believes the increasing emphasis on cost-containment initiatives in European and other countries have and will continue to put pressure on the pricing and usage of its product candidates. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. Other countries allow companies to fix its own prices for medical products, but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that Mereo is able to charge for Mereo’s product candidates. Accordingly, in markets outside the United States, the reimbursement for Mereo’s product candidates may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.

Moreover, increasing efforts by governmental and third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for newly approved products and, as a result, they may not cover or provide adequate payment for Mereo’s product candidates. Mereo expects to experience pricing pressures in connection with the sale of its product candidates due to the trend toward managed health care, the increasing influence of health maintenance organizations, and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs and biologics and surgical procedures and other treatments, has become intense. As a result, increasingly high barriers are being erected to the entry of new products.

Mereo’s existing and future product candidates may not gain market acceptance, in which case Mereo’s ability to generate product revenues will be compromised.

Even if the FDA, the EMA, or any other regulatory authority approves the marketing of Mereo’s product candidates, whether developed on Mereo’s own or with a collaborator, physicians, healthcare providers, patients, or the medical community may not accept or use Mereo’s product candidates. If Mereo’s product candidates do not achieve an adequate level of acceptance, it may not generate significant product revenue or any profits from operations. The degree of market acceptance of Mereo’s product candidates will depend on a variety of factors, including:

∎	the timing of market introduction;

∎	the number and clinical profile of competing products;

∎	the clinical indications for which Mereo’s product candidates are approved;

∎	Mereo’s ability to provide acceptable evidence of safety and efficacy;

∎	the prevalence and severity of any side effects;

∎	relative convenience and ease of administration;

∎	cost-effectiveness;

∎	marketing and distribution support;

∎	availability of adequate coverage, reimbursement, and adequate payment from health maintenance organizations and other insurers, both public and private; and

∎	other potential advantages over alternative treatment methods.

If Mereo’s product candidates fail to gain market acceptance, Mereo’s ability to generate revenues will be adversely affected. Even if Mereo’s product candidates achieve market acceptance, the market may prove not to be large enough to allow Mereo to generate significant revenues.

Mereo intends to directly commercialize its product candidates for rare diseases and to seek strategic relationships with third parties for the commercialization of Mereo’s product candidates for specialty diseases. If Mereo is unable to develop its own sales, marketing, and distribution capabilities or enter into business arrangements, it may not be successful in commercializing its product candidates.

Mereo has no marketing, sales, or distribution capabilities and it currently has no experience with marketing, selling or distributing pharmaceutical products. Mereo also has no strategic relationships in place for the commercialization of its product candidates. For BPS-804 and MPH-966, if approved, and for any future product candidates for rare diseases, Mereo intends either to establish a sales and marketing organization with technical expertise and supporting distribution capabilities to commercialize these product candidates in major markets or potentially to outsource aspects of these functions to third parties. Mereo may not be able to hire a sales force that is sufficient in size or has adequate expertise in OI, AATD, or other relevant rare diseases. Any failure or delay in the development of Mereo’s internal sales, marketing, and distribution capabilities would adversely impact the commercialization of these product candidates.

For BCT-197 and BGS-649, and for any future product candidates for specialty diseases, Mereo intends to enter into strategic relationships for the commercialization of these product candidates. These arrangements may also include the late-stage clinical development of a product candidate. As a result, Mereo’s revenue from product sales may be lower than if Mereo directly marketed or sold these product candidates. In addition, any revenue Mereo receive will depend upon the terms of such arrangement, which may not be as favorable to Mereo as possible, and the efforts of the other party, which may not be adequate or successful and are likely to be beyond Mereo’s control. If Mereo is unable to enter into these arrangements on acceptable terms or at all, it may not be able to successfully commercialize these product candidates.

These commercialization approaches are expensive and time consuming, and some or all of the costs associated with such efforts may be incurred in advance of any approval of Mereo’s product candidates. If Mereo is not successful in commercializing its product candidates, either on its own or through strategic relationships with third parties, Mereo’s future product revenue will suffer and it may incur significant losses.

Any product candidates for which Mereo intends to seek approval as biologic products in the United States may face competition sooner than anticipated.

In the United States, the Biologics Price Competition and Innovation Act of 2009 (the “BPCIA”) created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing the sponsor’s own pre-clinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity, and potency of its product. The law is complex and is still being interpreted and implemented by the FDA. As a result, its ultimate impact, implementation, and meaning are subject to uncertainty. While it is uncertain when processes intended to implement the BPCIA may be fully adopted by the FDA, any such processes could adversely affect the future commercial prospects for any biological products.

Mereo believes that if any product candidate is approved as a biological product under a BLA, it should qualify for the 12-year period of exclusivity. However, there is a risk that this exclusivity could be shortened due to congressional action or otherwise, or that the FDA will not consider Mereo product candidates to be reference products for competing products, potentially creating the opportunity for generic competition sooner than anticipated. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. Moreover, the extent to which a biosimilar, once approved, will be substituted for a reference product in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing.

In the EU, MAAs for products that are biosimilar to an already authorized biological product, the so-called reference product, can rely on the safety and efficacy data contained in the dossier of the reference product. To qualify as a biosimilar product the marketing authorization applicant must demonstrate, through comprehensive comparability studies with the reference product, that its product is: (i) highly similar to the reference product notwithstanding the natural variability inherent to all biological medicines, and (ii) that there are no clinically meaningful differences between the biosimilar and the reference product in terms of safety, quality, and efficacy. Biosimilars can only be authorized for use after the period of exclusivity of the reference biological medicine has expired. In general, this means that the biological reference product must have been authorized for at least 10 years before a biosimilar can be made available by another company.

Risks Related to Mereo’s Dependence on Third Parties

Mereo relies, and expect to continue to rely, on third parties, including independent investigators and CROs, to conduct its clinical trials. If these CROs do not successfully carry out its contractual duties or meet expected deadlines, Mereo may not be able to obtain regulatory approval for or commercialize its product candidates, or such approval or commercialization may be delayed, and its business could be substantially harmed.

Mereo has relied upon and plans to continue to rely upon independent clinical investigators and CROs to conduct its clinical trials and to monitor and manage data for its ongoing clinical programs. Mereo relies on these parties for the execution of Mereo’s clinical trials and control only certain aspects of these parties’ activities. Nevertheless, Mereo is responsible for ensuring that each of its studies and trials is conducted in accordance with the applicable protocol and legal, regulatory and scientific standards, and its reliance on these third parties does not relieve Mereo of its regulatory responsibilities. Mereo and its independent investigators and CROs are required to comply with GxP requirements, which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area, and comparable foreign regulatory authorities for all of Mereo’s product candidates in clinical development. Regulatory authorities enforce these GxP requirements through periodic inspections of trial sponsors, principal investigators and trial sites. If Mereo fails to exercise adequate oversight over any of its independent investigators or CROs or if Mereo or any of its independent investigators or CROs fail to comply with applicable GxP requirements, the clinical data generated in Mereo’s clinical trials may be deemed unreliable and the FDA, the EMA, or comparable foreign regulatory authorities may require Mereo to perform additional clinical trials before approving its marketing applications. Mereo cannot assure you that upon a regulatory inspection of Mereo or its independent investigators or CROs, such regulatory authority will determine that any of Mereo’s clinical trials complies with GxP requirements. Mereo’s failure to comply with these regulations may require it to repeat clinical trials, which would delay the regulatory approval process.

Further, these independent investigators and CROs are not Mereo’s employees and Mereo is not able to control, other than by contract, the amount of resources, including time, which they devote to Mereo’s clinical trials. If Mereo’s independent investigators or CROs fail to devote sufficient resources to the development of Mereo’s product candidates, or if its performance is substandard, it may delay or compromise the prospects for approval and commercialization of Mereo’s product candidates. In addition, the use of third-party service providers requires Mereo to disclose its proprietary information to these parties, which could increase the risk that this information is misappropriated.

If any of Mereo’s relationships with its independent investigators or CROs terminate, it may not be able to enter into arrangements with alternative independent investigators or CROs or to do so on commercially reasonable terms. Switching or adding additional investigators or CROs involves additional cost and potential delays and requires Mereo’s management’s time and focus. In addition, there is a natural transition period when a new independent investigator or CRO commences work. As a result, delays could occur, which could materially impact Mereo’s ability to meet its desired clinical development timelines.

If Mereo’s independent investigators or CROs do not successfully carry out its contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to a failure to adhere to Mereo’s clinical protocols, regulatory requirements, or for other reasons, Mereo’s clinical trials may be extended, delayed, or terminated and Mereo may not be able to obtain regulatory approval for or successfully commercialize its product candidates. As a result, Mereo’s results of operations and the commercial prospects for its product candidates would be harmed, its costs could increase and its ability to generate revenue could be delayed.

Mereo currently relies on third-party contract manufacturing organizations (“CMOs”) for the production of clinical supply of Mereo’s product candidates and intend to rely on CMOs for the production of commercial supply of Mereo’s product candidates, if approved. Mereo’s dependence on CMOs may impair the development of Mereo’s product candidates and may impair the commercialization of its product candidates, which would adversely impact its business and financial position.

Mereo has limited personnel with experience in manufacturing, and does not own facilities for manufacturing its product candidates. Instead, Mereo relies on and expect to continue to rely on CMOs for the supply of cGMP grade clinical trial materials and commercial quantities of Mereo’s product candidates, if approved. Reliance on CMOs may expose Mereo to more risk than if it were to manufacture its own product candidates. Novartis previously provided clinical supplies for BPS-804, BCT-197, and BGS-649 and certain transitional services. Mereo has moved the clinical supply manufacture for these product candidates to CMOs. Mereo also intends to contract with CMOs for the clinical supply of MPH-966.

The facilities used to manufacture Mereo’s product candidates must be approved by the FDA, the EMA, and comparable foreign authorities pursuant to inspections. While Mereo provides oversight of manufacturing activities, it does not and will not control the execution of its manufacturing activities by, and is or will be essentially dependent on, its CMOs for compliance with cGMP requirements for the manufacture of its product candidates. As a result, Mereo is subject to the risk that its product candidates may have manufacturing defects that Mereo has limited ability to prevent. If a CMO cannot successfully manufacture material that conforms to Mereo’s specifications and the regulatory requirements, Mereo may not be able to secure or maintain regulatory approval for the use of its investigational medicinal products in clinical trials, or for commercial distribution of its product candidates, if approved. In addition, Mereo has limited control over the ability of its CMOs to maintain adequate quality control, quality assurance and qualified personnel. If the FDA, the EMA or comparable foreign regulatory authority does not approve these facilities for the manufacture of Mereo’s product candidates or if it withdraws any such approval in the future, Mereo may need to find alternative manufacturing facilities, which would delay its development program and significantly impact its ability to develop, obtain regulatory approval for or commercialize its product candidates, if approved. In addition, any failure to achieve and maintain compliance with these laws, regulations and standards could subject Mereo to the risk that it may have to suspend the manufacturing of its product candidates or that obtained approvals could be revoked. Furthermore, CMOs may breach existing agreements they have with Mereo because of factors beyond Mereo’s control. CMOs may also terminate or refuse to renew its agreement at a time that is costly or otherwise inconvenient for Mereo. In addition, the manufacture of biologics involves expensive and complex processes and worldwide capacity at CMOs for the manufacture of biologics is currently limited. In addition, Novartis has a contractual right to approve or reject any additional CMO Mereo wishes to engage for the manufacture of BPS-804, other than those CMOs that Mereo and Novartis have already agreed upon. If Mereo were to be unable to find an adequate CMO or another acceptable solution in time, Mereo’s clinical trials could be delayed or its commercial activities could be harmed.

Mereo relies on and will continue to rely on CMOs to purchase from third-party suppliers the raw materials necessary to produce Mereo’s product candidates. Mereo does not and will not have control over the process or timing of the acquisition of these raw materials by Mereo’s CMOs. Moreover, Mereo currently does not have any agreements for the production of these raw materials. Supplies of raw material could be interrupted from time to time and Mereo cannot be certain that alternative supplies could be obtained within a reasonable timeframe, at an acceptable cost, or at all. In addition, a disruption in the supply of raw materials could delay the commercial launch of Mereo’s product candidates, if approved, or result in a shortage in supply, which would impair Mereo’s ability to generate revenues from the sale of its product candidates. Growth in the costs and expenses of raw materials may also impair Mereo’s ability to cost effectively manufacture its product candidates. There are a limited number of suppliers for the raw materials that Mereo may use to manufacture its product candidates and Mereo may need to assess alternate suppliers to prevent a possible disruption of the manufacture of its product candidates.

Finding new CMOs or third-party suppliers involves additional cost and requires Mereo’s management’s time and focus. In addition, there is typically a transition period when a new CMO commences work. Although Mereo generally does not begin a clinical trial unless it believes it has on hand, or will be able to obtain, a sufficient supply of Mereo’s product candidates to complete the clinical trial, any significant delay in the supply of its product candidates or the raw materials needed to produce its product candidates, could considerably delay conducting its clinical trials and potential regulatory approval of its product candidates.

As part of its manufacture of Mereo’s product candidates, its CMOs and third-party suppliers are expected to comply with and respect the proprietary rights of others. If a CMO or third-party supplier fails to acquire the proper licenses or otherwise infringes the proprietary rights of others in the course of providing services to Mereo, Mereo may have to find alternative CMOs or third-party suppliers or defend against claims of infringement, either of which would significantly impact Mereo’s ability to develop, obtain regulatory approval for or commercialize its product candidates, if approved.

Mereo intends to enter into strategic relationships with third parties, based on a product-by-product assessment, for the development of some of its product candidates. If Mereo fails to enter into these arrangements, its business, development and commercialization prospects could be adversely affected.

Mereo’s development program for its product candidates, particularly as they enter late-stage development, will require substantial additional funds. Mereo currently intends to enter into a strategic relationship with a pharmaceutical or biopharmaceutical company for the continued development of BCT-197 and for BGS-649, and Mereo may take the same approach for other product candidates.

These types of development arrangements are complex and time-consuming to negotiate and document, and Mereo may not be able to enter into these arrangements on favorable terms or at all. In addition, Mereo faces significant competition from other companies in seeking out these types of development arrangements. If Mereo is successful in entering into such an arrangement, it will be subject to other risks, including its inability to control the amount of time and resources the third party will dedicate to its product candidates, financial or other difficulties experienced by such third party, relinquishing important rights to such third party, and the arrangement failing to be profitable to Mereo.

If Mereo is unable to enter into an appropriate arrangement for the development of BCT-197 and potentially for BGS-649 or other product candidates, Mereo may have to reduce, delay, or terminate the development of such product candidates. If Mereo, instead, decides to increase its expenditures to fund development activities on its own, it will need to obtain additional capital, which may not be available to it on acceptable terms or at all. As a result, Mereo’s business may be substantially harmed.

Risks Related to Intellectual Property and Data Protection

Mereo relies on patents and other intellectual property rights to protect its product candidates, the obtainment, enforcement, defense and maintenance of which may be challenging and costly. Failure to enforce or protect these rights adequately could harm Mereo’s ability to compete and impair its business.

Mereo’s commercial success depends in part on obtaining and maintaining patents and other forms of intellectual property protection, for example, for compositions-of-matter of its product candidates, formulations of its product candidates, polymorphs, salts and analogs of its product candidates, methods used to manufacture its product candidates, methods for manufacturing of the final drug products, and methods of using its product candidates for the treatment of the indications Mereo is developing or plans to develop, or on in-licensing such rights. Mereo’s patent portfolio comprises patents and patent applications which cover its BPS-804, BCT-197, and BGS-649 product candidates acquired or exclusively licensed from Novartis, and patents and patent applications which cover Mereo’s MPH-966 product candidate exclusively licensed (with the option to purchase) from AstraZeneca. The assignments of those patents and patent applications which Mereo acquired from Novartis have been registered with the relevant authorities in key territories and the exclusive licenses from AstraZeneca have also been registered with the relevant authorities in key territories. There is no assurance that Mereo’s pending patent applications will result in issued patents, or if issued as patents, will include claims with sufficient scope of coverage to protect Mereo’s product candidates, or that any pending patent applications will be issued as patents in a timely manner. Failure to obtain, maintain or extend adequate patent and other intellectual property rights could adversely affect Mereo’s ability to develop and market its product candidates, resulting in harm to its business.

The patent prosecution process is expensive and time-consuming. Mereo or its licensors may not be able to prepare, file and prosecute all necessary or desirable patent applications for a commercially reasonable cost or in a timely manner or in all jurisdictions. It is also possible that Mereo or its licensors may fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection for them. Moreover, depending on the terms of any future in-licenses to which Mereo may become a party, Mereo may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology in-licensed from third parties. Therefore, these patents and patent applications may not be prosecuted and enforced in a manner consistent with the best interests of Mereo’s business.

Further, the issuance, scope, validity, enforceability, and commercial value of Mereo’s and its current or future licensors’ patent rights are highly uncertain. Mereo’s and its licensors’ pending and future patent applications may not result in issued patents that protect Mereo’s technology or product candidates, in whole or in part, or that effectively prevent others from commercializing competitive technologies and products. The patent examination process may require Mereo or its licensors to narrow the scope of the claims of Mereo’s or its licensors’ pending and future patent applications, which may limit the scope of patent protection that may be obtained. Mereo cannot assure that all of the potentially relevant prior art relating to Mereo’s patents and patent applications has been found. If such prior art exists, it can invalidate a patent or prevent a patent application from being issued as a patent. Even if patent applications do successfully issue as patents and even if such patents cover Mereo’s product candidates, third parties may initiate an opposition, interference, reexamination, post grant review, inter partes review, nullification or derivation action in courts or before patent offices, or similar proceedings challenging the validity, enforceability, or scope of such patents, which may result in the patent claims being narrowed or invalidated. Mereo’s and its licensors’ patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such patent applications, and then only to the extent the issued claims cover the technology.

Because patent applications are confidential for a period of time after filing, and some remain so until issued, Mereo cannot be certain that Mereo or its licensors were the first to file any patent application related to Mereo’s product candidates. Furthermore, in the United States, if third parties have filed such patent applications on or before March 15, 2013, the date on which the United States changed from a first to invent to a first to file patent system, an interference proceeding can be initiated by such third parties to determine who was the first to invent any of the subject matter covered by the patent claims of Mereo’s applications. If third parties have filed such applications after March 15, 2013, a derivation proceeding can be initiated by such third parties to determine whether Mereo’s invention was derived from such third parties’ product candidates. Even where Mereo has a valid and enforceable patent, Mereo may not be able to exclude others from practicing its invention where the other party can show that they used the invention in commerce before Mereo’s filing date or the other party benefits from a compulsory license.

Mereo enjoys only limited geographical protection with respect to certain patents and may not be able to protect its intellectual property rights throughout the world.

Filing and prosecuting patent applications and defending patents covering Mereo product candidates in all countries throughout the world would be prohibitively expensive. Competitors may use Mereo’s and its licensors’ technologies in jurisdictions where Mereo has not obtained patent protection to develop the competitor’s own products and, further, may export otherwise infringing products to territories where Mereo and its licensors have patent protection, but enforcement rights are not as strong as that in the United States or Europe. These products may compete with Mereo’s product candidates, and Mereo’s and its licensors’ patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

In addition, Mereo may decide to abandon national and regional patent applications before grant. The examination of each national or regional patent application is an independent proceeding. As a result, patent applications in the same family may issue as patents in some jurisdictions, such as in the United States, but may issue as patents with claims of different scope or may even be refused in other jurisdictions, such as in China, which has different requirements for patentability, including a stringent requirement for a detailed description of medical uses of a claimed drug. It is also quite common that depending on the country, the scope of patent protection may vary for the same product candidate or technology.

The laws of some jurisdictions do not protect intellectual property rights to the same extent as the laws or rules and regulations in the United States and Europe, and many companies have encountered significant difficulties in protecting and defending such rights in such jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, which could make it difficult for Mereo to stop the infringement of its patents or marketing of competing products in violation of Mereo’s proprietary rights generally. Proceedings to enforce Mereo’s patent rights in other jurisdictions, whether or not successful, could result in substantial costs and divert Mereo’s efforts and attention from other aspects of its business, could put its patents at risk of being invalidated or interpreted narrowly and its patent applications at risk of not issuing as patents, and could provoke third parties to assert claims against Mereo. Mereo may not prevail in any lawsuits that it initiates and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, Mereo’s efforts to enforce its intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that Mereo develops or licenses. Furthermore, while Mereo intends to protect its intellectual property rights in its expected significant markets, it cannot ensure that it will be able to initiate or maintain similar efforts in all jurisdictions in which Mereo may wish to market its product candidates. Accordingly, Mereo’s efforts to protect its intellectual property rights in such countries may be inadequate, which may have an adverse effect on Mereo’s ability to successfully commercialize its product candidates in all of its expected significant foreign markets. If Mereo or its licensors encounter difficulties in protecting, or are otherwise precluded from effectively protecting, the intellectual property rights important for Mereo’s business in such jurisdictions, the value of these rights may be diminished and Mereo may face additional competition from others in those jurisdictions.

Some countries also have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, some countries limit the enforceability of patents against government agencies or government contractors. In those countries, the patent owner may have limited remedies, which could materially diminish the value of such patents. If Mereo or any of its licensors is forced to grant a license to third parties with respect to any patents relevant to Mereo’s business, its competitive position may be impaired.

Mereo patents and other proprietary rights may not adequately protect Mereo’s technologies and product candidates, and may not necessarily address all potential threats to Mereo’s competitive advantage.

The degree of protection afforded by Mereo’s intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect Mereo’s business, or permit it to maintain its competitive advantage. The following examples are illustrative:

∎	others may be able to make compounds that are the same as or similar to Mereo’s product candidates but that are not covered by the claims of the patents that Mereo owns or has exclusively licensed;

∎	the patents of third parties may impair Mereo’s ability to develop or commercialize its product candidates;

∎	the patents of third parties may be extended beyond the expected patent term and thus may impair Mereo’s ability to develop or commercialize its product candidates;

∎

Mereo or its licensors or any future strategic collaborators might not have been the first to conceive or reduce to practice the inventions covered by the issued patents or pending patent applications that Mereo owns or has exclusively licensed;

∎

Mereo or Mereo’s licensors or any future strategic collaborators might not have been the first to file patent applications covering Mereo’s inventions, its product candidates, or uses of the product candidates in the indications under Mereo’s development or to be developed;

∎	it is possible that the pending patent applications that Mereo owns or has exclusively licensed may not lead to issued patents;

∎

issued patents that Mereo owns or has exclusively licensed may not provide it with any competitive advantage, or may be held invalid or unenforceable, as a result of legal challenges by Mereo’s competitors;

∎

issued patents that Mereo own or have exclusively licensed may not provide coverage for all aspects of Mereo’s product candidates in all countries, such as for uses of Mereo’s product candidates in the indications under Mereo’s development or to be developed;

∎	others may independently develop similar or alternative technologies or duplicate any of Mereo’s technologies without infringing Mereo’s intellectual property rights;

∎

Mereo’s competitors might conduct research and development activities in countries where Mereo does not have patent rights and then use the information learned from such activities to develop competitive products for sale in Mereo’s major commercial markets;

∎	others performing manufacturing or testing for Mereo using its products or technologies could use the intellectual property of others without obtaining a proper license;

∎	Mereo’s or its licensors’ inventions or technologies may be found to be not patentable; and

∎	Mereo may not develop additional technologies that are patentable.

Mereo may become subject to third parties’ claims alleging infringement of third party patents and proprietary rights, or Mereo may be involved in lawsuits to protect or enforce Mereo’s patents and other proprietary rights, which could be costly and time consuming, delay or prevent the development and commercialization of Mereo’s product candidates, or put Mereo’s patents and other proprietary rights at risk.

Mereo’s commercial success depends, in part, upon its ability to develop, manufacture, market, and sell its product candidates without alleged or actual infringement, misappropriation, or other violation of the patents and proprietary rights of third parties. Litigation relating to patents and other intellectual property rights in the biopharmaceutical and pharmaceutical industries is common, including patent infringement lawsuits and interferences, oppositions, and reexamination proceedings before the U.S. Patent and Trademark Office (the “USPTO”) and foreign patent offices. The various markets in which Mereo plans to operate are subject to frequent and extensive litigation regarding patents and other intellectual property rights. In addition, many companies in intellectual property-dependent industries, including in the biopharmaceutical and pharmaceutical industries, have employed intellectual property litigation as a means to gain an advantage over their competitors. Numerous U.S., European, and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which Mereo is developing product candidates. Some claimants may have substantially greater resources than Mereo has and may be able to sustain the costs of complex intellectual property litigation to a greater degree and for longer periods of time than Mereo could. In addition, patent holding companies that focus solely on extracting royalties and settlements by enforcing patent rights may target Mereo. As the biopharmaceutical and pharmaceutical industries expand and more patents are issued, the risk increases that Mereo’s product candidates may be subject to claims of infringement of the intellectual property rights of third parties.

Mereo may be subject to third-party claims including infringement, interference or derivation proceedings, post-grant review and inter partes review before the USPTO, or similar adversarial proceedings or litigation in the U.S. and other jurisdictions. Even if Mereo believes such claims are without merit, a court of competent jurisdiction could hold that these third-party patents are valid, enforceable and infringed, and the holders of any such patents may be able to block Mereo’s ability to commercialize the applicable product candidate unless Mereo obtained a license under the applicable patents, or until such patents expire or are finally determined to be invalid or unenforceable. Similarly, if any third-party patents were held by a court of competent jurisdiction to cover aspects of Mereo’s compositions, formulations, or methods of treatment, prevention, or use, the holders of any such patents may be able to block Mereo’s ability to develop and commercialize the applicable product candidate unless Mereo obtained a license or until such patent expires or is finally determined to be invalid or unenforceable. In addition, defending such claims would cause Mereo to incur substantial expenses and could cause it to pay substantial damages, if it is found to be infringing a third party’s patent rights. These damages potentially include increased damages and attorneys’ fees if Mereo is found to have infringed such rights willfully. As an example of the foregoing risks, Mereo is aware of a third-party patent family which currently includes a patent granted by the European Patent Office (“EPO”), containing claims that appear to cover the use of BPS-804 in the treatment of OI. The patent owner could assert such patent against Mereo, which could present the foregoing risks and impose limitations in Mereo’s ability to develop, manufacture or sell BPS-804 for such use in the EU, unless Mereo obtains a license under such patent, such patent is determined to be invalid or unenforceable by the EPO or a national court in one or more relevant territories, or such patent is revoked or otherwise limited by the EPO. This patent is currently the subject of ongoing opposition proceedings before the EPO, but there can be no assurance as to the outcome of such proceedings.

Further, if a patent infringement suit is brought against Mereo or its third-party service providers, Mereo’s development, manufacturing or sales activities relating to the product or product candidate that is the subject of the suit may be delayed or terminated. As a result of patent infringement claims, or in order to avoid potential infringement claims, Mereo may choose to seek, or be required to seek, a license from the third party, which would be likely to include a requirement to pay license fees or royalties or both. These licenses may not be available on acceptable terms or at all. Even if a license can be obtained on acceptable terms, the rights may be nonexclusive, which would give Mereo’s competitors access to the same intellectual property rights. If Mereo is unable to enter into a license on acceptable terms, it could be prevented from commercializing one or more of its product candidates, or forced to modify such product candidates, or to cease some aspect of Mereo’s business operations, which could harm its business significantly. Mereo might, if possible, also be forced to redesign its product candidates so that it no longer infringes the third-party intellectual property rights, which may result in significant cost and delay to Mereo, or which redesign could be technically infeasible. Any of these events, even if Mereo were ultimately to prevail, could require Mereo to divert substantial financial and management resources that Mereo would otherwise be able to devote to its business.

If Mereo were to initiate legal proceedings against a third party to enforce a patent covering one of its product candidates, the defendant could counterclaim that Mereo’s patent is invalid or unenforceable. In patent litigation in the United States and in Europe, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, for example, lack of novelty, obviousness, or non-enablement. Third parties might allege unenforceability of Mereo’s patents because someone connected with prosecution of the patent withheld relevant information, or made a misleading statement, during prosecution. The outcome of proceedings involving assertions of invalidity and unenforceability during patent litigation is unpredictable. With respect to the validity of patents, for example, Mereo cannot be certain that there is no invalidating prior art of which Mereo and the patent examiner were unaware during prosecution. There is a risk that in connection with such proceedings, a court will decide that a Mereo patent is invalid or unenforceable, in whole or in part, and that Mereo does not have the right to stop the other party from using the invention at issue. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, Mereo would lose at least part, and perhaps all, of the patent protection on Mereo’s product candidates. There is also a risk that, even if the validity of such patents is upheld, the court will construe the patent’s claims narrowly or decide that Mereo does not have the right to stop the other party from using the invention at issue on the grounds that Mereo’s patent claims do not cover the invention. Even if Mereo establishes infringement, the court may decide not to grant an injunction against further infringing activity and instead award only monetary damages, which may or may not be an adequate remedy. An adverse outcome in a litigation or proceeding involving one or more of Mereo’s patents could limit its ability to assert those patents against those parties or other competitors, and may curtail or preclude Mereo’s ability to exclude third parties from making and selling similar or competitive products. In addition, if the breadth or strength of protection provided by Mereo’s patents is threatened, it could dissuade companies from collaborating with Mereo to license, develop, or commercialize its current or future product candidates. Furthermore, Mereo’s patents and other intellectual property rights also will not protect its technology if competitors design around Mereo’s protected technology without infringing its patents or other intellectual property rights.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Mereo’s confidential information could be compromised by disclosure during this type of litigation. Even if resolved in Mereo’s favor, litigation or other legal proceedings relating to intellectual property claims may cause Mereo to incur significant expenses and could distract Mereo’s technical and management personnel from its normal responsibilities. Such litigation or proceedings could substantially increase Mereo’s operating losses and reduce its resources available for development activities. Mereo may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of Mereo’s competitors may be able to sustain the costs of such litigation or proceedings more effectively than Mereo can because of its substantially greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have an adverse effect on Mereo’s ability to compete in the marketplace. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors view these announcements in a negative light, the price of the Mereo ADSs could be adversely affected.

Mereo may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent which might adversely affect Mereo’s ability to develop, manufacture and market its product candidates.

Mereo cannot guarantee that any of its, its licensors’, or the previous owners’ patent searches or analyses, including but not limited to the identification of relevant patents, the scope of patent claims, or the expiration of relevant patent applications or patents, are complete or thorough, nor can Mereo be certain that it has identified each and every third-party patent and patent application in the United States, Europe and elsewhere that is relevant to or necessary for the commercialization of Mereo’s product candidates in any jurisdiction. For example, in the United States, patent applications filed before November 29, 2000 and, upon request, certain patent applications filed after that date that will not be filed outside the United States, remain confidential until those patent applications issue as patents. Patent applications in the United States, EU, and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering Mereo’s product candidates could have been filed by others without Mereo’s knowledge, including any such patent applications that may claim priority from patent applications for patents that Mereo has determined will expire before it commercialize its products. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover Mereo’s product candidates or the use of Mereo’s product candidates. Moreover, as Mereo studies its product candidates during development, Mereo may learn new information regarding their structure, composition, properties, or functions that may render third-party patent applications or patents that Mereo had not identified as being, or that Mereo had not believed to be, relevant to its product candidates instead to be relevant to or necessary for the commercialization of Mereo’s product candidates in a jurisdiction. The scope of a patent claim is determined by an interpretation of the law, the written disclosure in the patent, and the patent’s prosecution history. Mereo’s interpretation of the relevance or the scope of a patent or a pending patent application may be incorrect. Mereo may incorrectly determine that its product candidates are not covered by a third-party patent or may incorrectly predict whether a third party’s pending patent application will issue with claims of relevant scope. Mereo’s determination of the expiration date or the possibility of an extension of patent term of any patent in the United States, Europe, or elsewhere that Mereo considers relevant also may be incorrect. Any of the foregoing circumstances, failures, or errors may negatively impact Mereo’s ability to develop and market its product candidates.

If Mereo fails to comply with its obligations under its existing and any future intellectual property licenses with third parties, it could lose license rights that are important to its business, and its business may be substantially harmed as a result.

Mereo is party to agreements with Novartis and AstraZeneca, under which Mereo in-licenses certain intellectual property and was assigned, in the case of Novartis, or granted an option to acquire, in the case of AstraZeneca, certain patents and patent applications related to Mereo’s business. Mereo may enter into additional license agreements in the future. Mereo’s existing license agreements impose and any future license agreements are likely to impose various diligence, milestone payment, royalty, insurance and other obligations on Mereo. Any uncured, material breach under these license agreements could result in the loss of Mereo’s rights to practice such in-licensed intellectual property, and could compromise its development and commercialization efforts for any current or future product candidates.

Mereo may not be successful in maintaining necessary rights to its product candidates or obtaining patent or other intellectual property rights important to its business through acquisitions and in-licenses.

Mereo currently owns and has in-licensed rights to intellectual property, including patents, patent applications and know-how, relating to its product candidates, and its success will likely depend on maintaining these rights. Because Mereo’s programs may require the use of proprietary rights held by third parties, the growth of Mereo’s business will likely depend in part on its ability to continue to acquire, in-license, maintain, or use these proprietary rights. In addition, Mereo’s product candidates may require specific formulations to work effectively and the rights to those formulations or methods of making those formulations may be held by others. Mereo may be unable to acquire or in-license any compositions, methods of use, processes, or other third-party intellectual property rights that Mereo identifies as necessary for the development and commercialization of its product candidates. The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies also are pursuing strategies to license or acquire third-party intellectual property rights that Mereo may consider attractive. These established companies may have a competitive advantage over Mereo due to their size, cash resources, and greater clinical development and commercialization capabilities.

In addition, companies that perceive Mereo to be a competitor may be unwilling to assign or license rights to Mereo. Mereo may also be unable to license or acquire third-party intellectual property rights on a timely basis, on terms that would allow it to make an appropriate return on its investment, or at all. Even if Mereo is able to obtain a license to intellectual property of interest, Mereo may not be able to secure exclusive rights, in which case others could use the same rights and compete with Mereo. If Mereo is unable to successfully obtain a license to third-party intellectual property rights necessary for the development of its product candidates or a development program on acceptable terms, it may have to abandon development of its product candidates or that development program.

Obtaining and maintaining Mereo’s patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by governmental patent agencies, and Mereo’s patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance and annuity fees on any issued patent are due to be paid to the USPTO and foreign patent agencies over the lifetime of a patent. In addition, the USPTO and other foreign patent agencies require compliance with a number of procedural, documentary, fee payment, and other similar provisions during the patent application process. While an inadvertent failure to make payment of such fees or to comply with such provisions can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which such non-compliance will result in the abandonment or lapse of the patent or patent application, and the partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, and non-payment of fees and failure to properly legalize and submit formal documents within prescribed time limits. If Mereo or its licensors fail to maintain the patents and patent applications covering its product candidates or if it or its licensors otherwise allow its patents or patent applications to be abandoned or lapse, Mereo’s competitors might be able to enter the market, which would hurt its competitive position and could impair Mereo’s ability to successfully commercialize Mereo’s product candidates in any indication for which they are approved.

Mereo may be subject to claims challenging the inventorship of its patents and other intellectual property.

Although Mereo is not currently experiencing any claims challenging the inventorship of its patents and patent applications or ownership of its intellectual property, it may in the future be subject to claims that former employees or other third parties have an interest in its patents or other intellectual property as an inventor or co-inventor. While it is Mereo’s policy to require its employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to Mereo, Mereo may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that Mereo regards as its own. For example, the assignment of intellectual property rights may not be self-executing or the assignment agreements may be breached, or Mereo may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing Mereo’s product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship. If Mereo fails in defending any such claims, in addition to paying monetary damages, Mereo may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Even if Mereo is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Changes in patent laws or patent jurisprudence could diminish the value of patents in general, thereby impairing Mereo’s ability to protect its product candidates.

As is the case with other biopharmaceutical and pharmaceutical companies, Mereo’s success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical and pharmaceutical industries involve both technological complexity and legal complexity. Therefore, obtaining and enforcing biopharmaceutical and pharmaceutical patents is costly, time-consuming and inherently uncertain. In addition, the America Invents Act (the “AIA”), which was passed in September 2011, resulted in significant changes to the U.S. patent system.

An important change introduced by the AIA is that, as of March 16, 2013, the United States transitioned to a “first-to-file” system for deciding which party should be granted a patent when two or more patent applications are filed by different parties claiming the same invention. A third party that files a patent application in the USPTO after that date but before Mereo could therefore be awarded a patent covering an invention of its product candidates even if it made the invention before it was made by the third party. This will require Mereo to be cognizant going forward of the time from invention to filing of a patent application, but circumstances could prevent Mereo from promptly filing patent applications on its inventions.

Among some of the other changes introduced by the AIA are changes to the limitation where a patent may be challenged, thus providing opportunities for third parties to challenge any issued patent in the USPTO. This applies to all of Mereo’s U.S. patents, even those issued before March 16, 2013. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in U.S. federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action.

Accordingly, a third party may attempt to use the USPTO proceedings to invalidate Mereo’s patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. It is not clear what, if any, impact the AIA will have on the operation of Mereo’s business. However, the AIA and its implementation could increase the uncertainties and costs surrounding the prosecution of Mereo’s or its licensors’ patent applications and the enforcement or defense of Mereo’s or its licensors’ issued patents.

Additionally, the U.S. Supreme Court has ruled on several patent cases in recent years either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to Mereo’s ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could weaken Mereo’s ability to obtain new patents or to enforce its existing patents and patents that it might obtain in the future. Similarly, the complexity and uncertainty of European patent laws have also increased in recent years. In addition, the European patent system is relatively stringent in the type of amendments that are allowed during prosecution. Complying with these laws and regulations could limit Mereo’s ability to obtain new patents in the future that may be important for its business.

If Mereo does not obtain protection under the Hatch-Waxman Amendments and similar non-U.S. legislation for extending the term of patents covering its product candidates, its ability to compete effectively could be impaired.

Depending upon the timing, duration and conditions of FDA marketing approval of Mereo’s product candidates, one or more of its U.S. patents may be eligible for patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch Waxman Amendments. The Hatch Waxman Amendments permit a patent term extension of up to five years for a patent covering an approved product or method of use as compensation for patent term lost during product development and the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval. Similar patent term extensions may be available in other jurisdictions. For example, a Supplementary Protection Certificate in Europe may be applied for approval to recover some of the time lost between the patent application filing date and the date of first marketing authorization. However, Mereo may not receive an extension if it fails to apply within applicable deadlines, fails to apply prior to expiration of relevant patents, or otherwise fails to satisfy applicable requirements. Moreover, the length of the extension could be less than Mereo requests. If Mereo is unable to obtain patent term extension or the term of any such extension is less than it requests, the period during which it can enforce its patent rights for that product will be shortened and its competitors may obtain approval to market competing products sooner. As a result, Mereo’s revenue from applicable products could be reduced, possibly materially.

If Mereo’s trademarks and trade names are not adequately protected, it may not be able to build name recognition in its markets of interest and its competitive position may be adversely affected.

Mereo currently owns registered trademarks. Mereo may not be able to obtain trademark protection in territories that it considers of significant importance. In addition, any of Mereo’s trademarks or trade names, whether registered or unregistered, may be challenged, opposed, infringed, cancelled, circumvented or declared generic, or determined to be infringing on other marks, as applicable. Mereo may not be able to protect its rights to these trademarks and trade names, which it will need to build name recognition by potential collaborators or customers in Mereo’s markets of interest. Over the long term, if Mereo is unable to establish name recognition based on its trademarks and trade names, it may not be able to compete effectively and its business may be adversely affected.

If Mereo is unable to protect the confidentiality of its trade secrets and know-how, its business and competitive position would be harmed.

Mereo considers proprietary trade secrets and confidential know-how and unpatented know-how to be important to its business. In addition to seeking patents for some of Mereo’s technology and product candidates, Mereo may also rely on trade secrets or confidential know-how to protect its technology, especially where patent protection is believed to be of limited value. However, trade secrets and confidential know-how are difficult to maintain as confidential.

To protect this type of information against disclosure or appropriation by competitors, Mereo’s policy is to require its employees, consultants, contractors and advisors to enter into confidentiality agreements with Mereo. Mereo also seeks to preserve the integrity and confidentiality of its data, trade secrets, and know-how by maintaining physical security of its premises and physical and electronic security of its information technology systems. Monitoring unauthorized uses and disclosures is difficult, and Mereo cannot know whether the steps it has taken to protect its proprietary technologies will be effective. In addition, current or former employees, consultants, contractors, and advisers may unintentionally or willfully disclose Mereo’s confidential information to competitors, and confidentiality agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Mereo therefore cannot guarantee that its trade secrets and other proprietary and confidential information will not be disclosed or that competitors will not otherwise gain access to its trade secrets. Enforcing a claim that a third party obtained illegally and is using trade secrets or confidential know-how is expensive, time consuming, and unpredictable. The enforceability of confidentiality agreements may vary from jurisdiction to jurisdiction. Furthermore, if a competitor lawfully obtained or independently developed any of Mereo’s trade secrets, Mereo would have no right to prevent such competitor from using that technology or information to compete with it, which could harm its competitive position. Additionally, if the steps taken to maintain Mereo’s trade secrets are deemed inadequate, it may have insufficient recourse against third parties for misappropriating the trade secret.

Failure to protect or maintain trade secrets and confidential know-how could adversely affect Mereo’s business and its competitive position. Moreover, Mereo’s competitors may independently develop substantially equivalent proprietary information and may even apply for patent protection in respect of the same. If successful in obtaining such patent protection, Mereo’s competitors could limit Mereo’s use of Mereo’s own trade secrets or confidential know-how.

Mereo may be subject to claims by third parties asserting that Mereo or Mereo’s employees have misappropriated third party intellectual property, or claiming ownership of what Mereo regards as Mereo’s own intellectual property. These claims may be costly to defend and if Mereo does not successfully do so, it may be required to pay monetary damages and lose valuable intellectual property rights or personnel.

Some of Mereo’s employees, including its senior management, were previously employed at other biopharmaceutical or pharmaceutical companies, including its competitors or potential competitors. Some of these employees executed proprietary rights, non-disclosure and non-competition agreements in connection with such previous employment. Although Mereo tries to ensure that its employees do not use the know-how, trade secrets, or other proprietary information of others in their work for Mereo, Mereo may be subject to claims that it or these employees have used or disclosed confidential information or intellectual property, including know-how, trade secrets, or other proprietary information, of any such employee’s former employer. Litigation may be necessary to defend against these claims.

If Mereo fails in prosecuting or defending any such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights or personnel. A loss of key research personnel or its work product could hamper or undermine Mereo’s ability to develop and commercialize its product candidates, which would severely harm its business. In addition, if such intellectual property rights were to be awarded to a third party, Mereo could be required to obtain a license from such third party to commercialize its technology or products. Such a license may not be available on commercially reasonable terms or at all, which could hamper or undermine Mereo’s ability to develop and commercialize its product candidates, which would severely harm its business. Even if Mereo successfully prosecutes or defends against such claims, litigation could result in substantial costs and distract management from the development and commercialization of Mereo’s product candidates.

Mereo’s proprietary information may be lost or it may suffer security breaches.

In the ordinary course of Mereo’s business, it collects and stores sensitive data, including intellectual property, clinical trial data, proprietary business information, personal data and personally identifiable information of Mereo’s clinical trial subjects and employees, in Mereo’s data centers and on Mereo’s networks. The secure processing, maintenance and transmission of this information is critical to Mereo’s operations. Despite Mereo’s security measures, its information technology and infrastructure and those of its CROs or other contractors or consultants may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, or other disruptions. The loss of clinical trial data from completed, ongoing, or planned trials could result in delays in Mereo’s regulatory approval efforts and significantly increase its costs to recover or reproduce the data. Although, to Mereo’s knowledge, it has not experienced any such material security breach to date, any such breach could compromise its networks and the information stored there could be accessed, publicly disclosed, lost, or stolen. Any such access, disclosure, or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and significant regulatory penalties; disrupt Mereo’s operations; damage its reputation; and cause a loss of confidence in Mereo and its ability to conduct clinical trials, which could adversely affect Mereo’s reputation and delay its clinical development of its product candidates.

Risks Related to Employee Matters and Managing Growth

Mereo’s future growth and ability to compete depends on retaining its key personnel and recruiting additional qualified personnel.

Mereo’s success depends upon the continued contributions of its key management, including all of its senior management team, and scientific and technical personnel, many of whom have been instrumental for Mereo and have substantial experience with rare and specialty diseases and the biopharmaceutical and pharmaceutical industries. The loss of key managers and senior physicians or scientists could delay Mereo’s acquisition and development activities. In addition, the competition for qualified personnel in the biopharmaceutical and pharmaceutical fields is intense, and Mereo’s future success depends upon its ability to attract, retain and motivate highly skilled scientific, technical, and managerial employees. Mereo faces competition for personnel from other companies and organizations. If Mereo’s recruitment and retention efforts are unsuccessful in the future, it may be difficult for Mereo to achieve its development objectives, raise additional capital, and implement its business strategy.

Mereo expects to expand its development, regulatory, and sales and marketing capabilities, and as a result, Mereo may encounter difficulties in managing its growth, which could disrupt its operations.

Mereo expects to experience significant growth in the number of its employees and the scope of its operations, particularly in the areas of drug acquisition and development, regulatory affairs, and sales and marketing. To manage Mereo’s anticipated future growth, Mereo must continue to implement and improve its managerial, operational and financial systems, expand its facilities or acquire new facilities, and continue to recruit and train additional qualified personnel. Due to Mereo’s limited financial resources and the limited experience of its management team in managing a company with such anticipated growth, Mereo may not be able to effectively manage the expansion of its operations or recruit and train additional qualified personnel. The expansion of Mereo’s operations may lead to significant costs and may divert its management and business development resources. Any inability to manage growth could delay the execution of Mereo’s business plans or disrupt its operation.

Risk Factors Related to OncoMed’s Business

OncoMed common stock may be delisted from Nasdaq if OncoMed is unable to maintain compliance with Nasdaq’s continued listing standards.

Nasdaq imposes, among other requirements, continued listing standards including minimum bid and public float requirements. The price of OncoMed common stock must trade at or above $1.00 to comply with Nasdaq’s minimum bid requirement for continued listing on Nasdaq. On January 23, 2019, OncoMed received notice from Nasdaq indicating that it was not in compliance with Nasdaq Listing Rule 5550(a)(2) because the closing bid price of its common stock had been below $1.00 per share for the previous thirty consecutive business days. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), OncoMed has been provided an initial period of 180 calendar days, or until July 22, 2019, to regain compliance. In order to regain compliance, the bid price of OncoMed common stock must close at $1.00 per share or more for a minimum of ten consecutive business days. If the closing bid price of OncoMed common stock fails to meet such minimum closing bid price requirement, or if OncoMed otherwise fails to meet any other applicable requirements of Nasdaq and OncoMed is unable to regain compliance, Nasdaq may make a determination to delist OncoMed common stock.

Any delisting of OncoMed common stock could adversely affect the market liquidity of OncoMed common stock and the market price of OncoMed common stock could decrease. If OncoMed receives any correspondence from Nasdaq or its staff relating to the delisting or maintenance of listing of OncoMed common stock on Nasdaq, such as the notice that OncoMed received from Nasdaq on January 23, 2019, and if such receipt would reasonably be expected to have a material adverse effect, then OncoMed would be prevented from satisfying a closing condition for the Merger. In such event, Mereo may elect not to consummate the Merger. If the Merger is not completed and OncoMed chooses to reestablish a viable operating business, delisting could adversely affect OncoMed’s ability to obtain financing for the continuation of the company’s operations and/or result in the loss of confidence by investors, customers, suppliers and employees.

You should read and consider risk factors specific to OncoMed’s business that will also affect the Combined Company after the Merger. These risks are described in Part I, Item 1A of OncoMed’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, in Part II, Item 1A of OncoMed’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018, June 30, 2018 and September 30, 2018 and in other documents that are incorporated by reference into this document. See “Where You Can Find More Information” included in this proxy statement/prospectus for the location of information incorporated by reference in this proxy statement/prospectus.

THE ONCOMED SPECIAL MEETING

Date, Time and Place of OncoMed Special Meeting

The OncoMed Special Meeting is scheduled to be held at 8:00 a.m., local time, on April 17, 2019 at OncoMed’s principal executive offices located at 800 Chesapeake Drive, Redwood City, California 94063. On or about March 20, 2019, OncoMed commenced mailing this proxy statement/prospectus and the enclosed form of proxy card to its stockholders entitled to vote at the OncoMed Special Meeting.

Check-in will begin at 7:30 a.m., local time and OncoMed stockholders should allow ample time for the check-in procedures.

Purpose of OncoMed Special Meeting

At the OncoMed Special Meeting, OncoMed stockholders will be asked to consider and vote on:

1.	the Merger Proposal;

2.	the Advisory Vote Proposal; and

3.	the Adjournment Proposal.

Recommendation of the OncoMed Board of Directors

∎

The OncoMed Board has determined that the transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of OncoMed and its stockholders, and has approved and declared advisable the merger agreement and such transactions. The OncoMed Board unanimously recommends that OncoMed stockholders vote “FOR” the Merger Proposal to adopt the Merger Agreement and thereby approve the transactions contemplated by the Merger Agreement.

∎

The OncoMed Board has determined and believes that the approval, on a non-binding, advisory basis, of the transaction-related named executive officer compensation is advisable to, and in the best interests of, OncoMed and its stockholders, and has approved and adopted the proposal. The OncoMed Board unanimously recommends that OncoMed stockholders vote “FOR” the Advisory Vote Proposal to approve, on a non-binding, advisory basis, of the transaction-related named executive officer compensation.

∎

The OncoMed Board has determined and believes that adjourning the OncoMed Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Merger Proposal is advisable to, and in the best interests of, OncoMed and its stockholders, and has approved and adopted the proposal. The OncoMed Board unanimously recommends that OncoMed stockholders vote “FOR” the Adjournment Proposal to adjourn the OncoMed Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the Merger Proposal.

The OncoMed Board unanimously recommends that OncoMed stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Vote Proposal and “FOR” the Adjournment Proposal.

Consummation of the merger is conditioned on approval of the Merger Proposal. If you abstain or fail to vote on the Merger Proposal, it will have the same effect as a vote “AGAINST” the Merger Proposal. Consummation of the Merger is not conditioned on the approval of the Advisory Vote Proposal or the Adjournment Proposal.

Who Can Vote at the OncoMed Special Meeting

Only OncoMed stockholders of record at the close of business on March 19, 2019, the record date for the OncoMed Special Meeting, and other persons holding valid proxies for the special meeting are entitled to notice of, to attend and to vote at the OncoMed Special Meeting.

As of the record date, there were 38,690,089 shares of OncoMed common stock issued and outstanding, par value $0.001 per share. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.

In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the meeting, and for 10 days prior to the meeting, at 800 Chesapeake Drive, Redwood City, California 94063, between the hours of 9:00 a.m. and 4:00 p.m., local time.

OncoMed stockholders and their proxies will be admitted to the OncoMed Special Meeting beginning at 7:30 a.m., local time, on April 17, 2019. OncoMed stockholders and their proxies should be prepared to present a form of government-issued photo identification, such as a driver’s license, state-issued identification card, or passport. In addition, OncoMed stockholders who are record holders will have their ownership verified against the list of record holders as of the record date prior to being admitted to the meeting. OncoMed stockholders who are not record holders but hold shares through a broker or other nominee (i.e., in “street name”) should provide proof of beneficial ownership at the close of business on the record date, such as a letter from their broker or other nominee reflecting their stock ownership as of the record date for the meeting. Anyone who does not provide photo identification or comply with the other procedures outlined above upon request will not be admitted to the special meeting.

Vote Required for Approval

Quorum

A quorum will be present if at least a majority in voting power of the stock issued and outstanding and entitled to vote as of the record date is present in person, or by remote communication, if applicable, or represented by proxy at the OncoMed Special Meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker or other nominee) or if you vote in person at the OncoMed Special Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairperson of the special meeting or a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy may adjourn the OncoMed Special Meeting to another time or date.

Required Vote

Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of OncoMed common stock entitled to vote thereon. Approval of the Advisory Vote Proposal and the Adjournment Proposal each requires the affirmative vote of a majority of the votes cast affirmatively or negatively by holders of shares of OncoMed common stock present in person or represented by proxy at the OncoMed Special Meeting.

Effect of Not Voting and Abstentions

Abstentions and broker “non-votes” count as present for establishing the quorum described above. A broker “non-vote” may occur on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares, and such instructions have not been provided by the beneficial owner. Under Nasdaq rules, brokers do not have discretionary authority to vote on non-routine matters. A “broker non-vote” occurs when a broker submits a proxy that states that the broker votes for at least one proposal, but does not vote for proposals on non-routine matters because the broker has not received instructions from the beneficial owners on how to vote and thus does not have discretionary authority to vote on those proposals. Because all of the matters to be considered at the OncoMed Special Meeting are non-routine and brokers will not have discretionary authority to vote on any of the proposals to be voted on at the OncoMed Special Meeting, OncoMed does not expect to receive any broker non-votes. If broker non-votes were received, they would have the same effect as a vote “AGAINST” the Merger Proposal, assuming a quorum is present, but would not have any impact on the outcome of the Advisory Vote Proposal or the Adjournment Proposal.

Failures to attend the OncoMed Special Meeting (in person or by proxy) and vote will also not be counted for purposes of determining whether a quorum is present and will have no effect on the Advisory Vote Proposal or the Adjournment Proposal. An abstention will also have no effect on the Advisory Vote Proposal or the Adjournment Proposal. An abstention or a failure to attend the OncoMed Special Meeting (in person or by proxy) and vote will have the same effect as a vote “AGAINST” the Merger Proposal, assuming a quorum is present.

Adjournments

If there is no quorum, the chairperson of the special meeting or a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy may adjourn the OncoMed Special Meeting to another time or date.

Even if a quorum is present, the OncoMed Special Meeting could be adjourned in order to provide more time to solicit additional proxies in favor of adopting the Merger Proposal if sufficient votes are cast in favor of the Adjournment Proposal. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the OncoMed Special Meeting.

Share Ownership of Directors and Executive Officers of OncoMed

At the close of business on the record date for the OncoMed Special Meeting, directors and executive officers of OncoMed (together with certain of their respective affiliates, including Delphi Ventures and The Vertical Group) beneficially owned and were entitled to vote approximately 14.63% of the shares of OncoMed common stock issued and outstanding on that date. Simultaneously with the execution and delivery of the Merger Agreement, certain of the directors and executive officers of OncoMed who are stockholders of OncoMed, in their respective capacities as stockholders of OncoMed (together with certain of their respective affiliates, including Delphi Ventures and The Vertical Group), entered into support agreements with Mereo pursuant to which such individuals granted an irrevocable proxy to Mereo, among other things, to vote their respective shares of OncoMed common stock in favor of the adoption of the Merger Agreement.

Voting Procedures

Method of Voting

OncoMed stockholders are being asked to vote both shares held directly in their name as stockholders of record and any shares they hold in “street name” as beneficial owners. Shares of OncoMed common stock held in “street name” are shares held in a stock brokerage account or shares held by a bank or other nominee. The method of voting differs for shares held as a record holder and shares held in street name. Record holders will receive proxy cards. Holders of shares in street name will receive voting instruction cards from their brokers or nominees seeking instruction as to how to vote.

Proxy cards and voting instruction cards are being solicited on behalf of the OncoMed Board from OncoMed stockholders in favor of approval of the Merger Proposal, the Advisory Vote Proposal and the Adjournment Proposal.

Submitting Proxies or Voting Instructions

Whether OncoMed stockholders hold shares of OncoMed common stock directly as stockholders of record or in street name, OncoMed stockholders may direct the voting of their shares without attending the OncoMed Special Meeting. OncoMed stockholders may vote by granting proxies or, for shares held in street name, by submitting voting instructions to their brokers or nominees.

Record holders of shares of OncoMed common stock may submit proxies by completing, signing and dating their proxy cards for the OncoMed Special Meeting and mailing them in the accompanying pre-addressed envelopes. OncoMed stockholders who hold shares in “street name” may vote by mail by completing, signing and dating the voting instruction cards for the OncoMed Special Meeting provided by their brokers or nominees and mailing them in the accompanying pre-addressed envelopes. Proxies and voting instruction forms submitted by mail must be received no later than April 16, 2019 at 11:59 p.m. Eastern Time to be voted at the OncoMed Special Meeting. OncoMed stockholders may also submit proxies over the Internet at the web address shown on the proxy card or by calling the telephone number shown on the proxy card. The Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on April 16, 2019. The availability of Internet and telephone voting for shares held in “street name” will depend on the voting processes of your broker or other nominee.

If OncoMed stockholders of record do not include instructions on how to vote their properly signed proxy cards for the OncoMed Special Meeting, their shares will be voted “FOR” the Merger Proposal, the Advisory Vote Proposal and the Adjournment Proposal, and in the discretion of the proxy holders on any other business that may properly come before the OncoMed Special Meeting.

If OncoMed stockholders holding shares of OncoMed common stock in “street name” do not provide voting instructions, their shares will not be considered to be votes cast on the Merger Proposal, the Advisory Vote Proposal or the Adjournment Proposal.

Stockholders of record of OncoMed common stock may also vote in person at the OncoMed Special Meeting by attending the meeting and submitting their proxy cards or by filling out a ballot at the special meeting.

If shares of OncoMed common stock are held by OncoMed stockholders in street name, those OncoMed stockholders may not vote their shares in person at the OncoMed Special Meeting unless they bring a signed proxy from the record holder giving them the right to vote their shares and fill out a ballot at the special meeting.

Contact for Questions and Assistance in Voting

Any OncoMed stockholder who has a question about the proposals or how to vote or revoke a proxy, or who wishes to obtain additional copies of this proxy statement/prospectus, should contact:

1407 Broadway, 27th Floor

New York, New York 10018

Call Collect: (212) 929-5500

or

Call Toll Free: (800) 322-2885

Email: proxy@mackenziepartners.com

If you need additional copies of this proxy statement/prospectus or voting materials, you should contact MacKenzie Partners, Inc. as described above or OncoMed Investor Relations at the following address and telephone number:

OncoMed Pharmaceuticals, Inc.

Attention: Investor Relations

800 Chesapeake Drive

Redwood City, California 94063

Telephone number: (650) 995-8200

Revoking Proxies or Voting Instructions

OncoMed stockholders may change their votes at any time prior to the vote at the OncoMed Special Meeting. OncoMed stockholders of record may change their votes by granting new proxies bearing a later date (which automatically revoke any earlier proxy), by filing an instrument in writing revoking the proxy, or by attending the OncoMed Special Meeting and voting in person. Attendance at the OncoMed Special Meeting will not cause previously granted proxies to be revoked, unless the OncoMed stockholder specifically so requests.

For shares held in “street name,” OncoMed stockholders may change their votes by submitting new voting instructions to their brokers or nominees or by attending the OncoMed Special Meeting and voting in person, provided that they have obtained a signed proxy from the record holder giving them the right to vote their shares.

Shares Held in “Street Name”

OncoMed stockholders who own shares of OncoMed common stock through a broker or other nominee and attend and vote at the OncoMed Special Meeting should bring proof of beneficial ownership at the close of business on the record date, such as a letter from their broker, trustee or other nominee reflecting their stock ownership as of the record date for the OncoMed Special Meeting.

Tabulation of Votes

Representatives of Computershare Trust Company, N.A., OncoMed’s mailing agent and tabulation service, will count the votes and act as the Inspector of Elections. The procedures to be used by the Inspector of Elections are consistent with Delaware law concerning the voting of shares, determination of a quorum and the vote required to take stockholder action.

How You Can Reduce the Number of Copies of OncoMed’s Proxy Materials You Receive

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single copy of its proxy statement to stockholders. This process, which is commonly referred to as “householding,” is intended as a convenience for stockholders and to help reduce printing and mailing costs for companies.

Brokers with account holders who are OncoMed stockholders may be “householding” OncoMed’s proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or OncoMed that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, you may (1) notify your broker, or (2) direct your written request to: General

Counsel, OncoMed Pharmaceuticals, 800 Chesapeake Drive, Redwood City, California 94063. OncoMed will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered.

Cost of Proxy Distribution and Solicitation

OncoMed is soliciting proxies for its special meeting from OncoMed stockholders. OncoMed and Mereo will share equally the fees and costs associated with printing and filing this proxy statement/prospectus and the registration statement on Form F-4, of which it forms a part. The cost of soliciting proxies from OncoMed stockholders will be paid by OncoMed. OncoMed has retained MacKenzie Partners, Inc. to assist it in the solicitation of proxies for approximately $10,000, plus reasonable out-of-pocket expenses. OncoMed has also requested that banks, brokers and other custodians, agents and fiduciaries send these proxy materials to the beneficial owners of OncoMed’s common stock they represent and secure their instructions as to the voting of such shares. OncoMed may reimburse such banks, brokers and other custodians, agents and fiduciaries representing beneficial owners of OncoMed’s common stock for their expenses in forwarding solicitation materials to such beneficial owners. Certain of OncoMed’s directors, officers or employees may also solicit proxies in person, by telephone, or by electronic communications, but they will not receive any additional compensation for doing so.

Other Matters

As of the date of this proxy statement/prospectus, the OncoMed Board does not know of any business to be presented at the OncoMed Special Meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the OncoMed Special Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

PROPOSAL 1—THE MERGER AGREEMENT AND THE MERGER

As discussed elsewhere in this proxy statement/prospectus, OncoMed stockholders are being asked to vote to approve and adopt the Merger Proposal. OncoMed stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement and the Merger. In particular, OncoMed stockholders are directed to the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus.

Pursuant to the Merger Agreement, approval of the Merger Proposal is a condition to the consummation of the Merger. If the Merger Proposal is not approved, the Merger will not be completed.

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of OncoMed common stock entitled to vote on the matter.

The OncoMed Board unanimously recommends a vote “FOR” the Merger Proposal.

PROPOSAL 2—NON-BINDING, ADVISORY VOTE ON TRANSACTION-RELATED NAMED EXECUTIVE OFFICER COMPENSATION

Golden Parachute Compensation

OncoMed is providing its shareholders with the opportunity to cast a vote, on a non-binding, advisory basis, to approve the transaction-related named executive officer compensation as disclosed in the table titled “OncoMed’s Golden Parachute Compensation” and the accompanying footnotes under “The Merger—Interests of OncoMed’s Directors and Executive Officers in the Merger” beginning on page 138 of this proxy statement/prospectus, as required by Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Through this proposal, OncoMed is asking its shareholders to indicate their approval, on a non-binding, advisory basis, of the various OncoMed change in control-related benefits, equity acceleration and other payments and benefits which OncoMed’s named executive officers will or may be eligible to receive in connection with the merger as indicated in the table referred to above.

You should review carefully the information regarding the transaction-related named executive officer compensation disclosed in this proxy statement/prospectus. The OncoMed Board unanimously recommends that OncoMed stockholders approve the following resolution:

“RESOLVED, that the stockholders of OncoMed approve, solely on an advisory, non-binding basis, the transaction-related named executive officer compensation which will or may be paid by OncoMed or Mereo to OncoMed’s named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the table titled “OncoMed’s Golden Parachute Compensation” and the accompanying footnotes under “The Merger—Interests of OncoMed’s Directors and Executive Officers in the Merger” beginning on page 138 of this proxy statement/prospectus.”

The vote on the transaction-related named executive officer compensation is a vote separate and apart from the vote on the approval of the Merger Agreement. Accordingly, you may vote to approve the Merger Agreement and vote not to approve the transaction-related named executive officer compensation and vice versa. Because the vote on the transaction-related named executive officer compensation is advisory only, it will not be binding on either OncoMed or Mereo. Accordingly, if the Merger Agreement is approved and the Merger is completed, the transaction-related named executive officer compensation will or may be paid by OncoMed or Mereo, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of OncoMed stockholders.

The affirmative vote, in person or by proxy, of holders of a majority of the shares of OncoMed common stock represented at the special meeting and entitled to vote thereon is required to approve, on a non-binding, advisory basis, the transaction-related named executive officer compensation.

The OncoMed Board unanimously recommends a vote “FOR” the Advisory Vote Proposal.

PROPOSAL 3—POSSIBLE ADJOURNMENT TO SOLICIT ADDITIONAL PROXIES, IF NECESSARY OR APPROPRIATE

As discussed elsewhere in this proxy statement/prospectus, OncoMed stockholders are being asked to vote to approve the adjournment of the OncoMed Special Meeting, if necessary or appropriate, to obtain additional proxies if there are not sufficient votes to approve the Merger Proposal at the time of the OncoMed Special Meeting.

If this proposal is approved, the OncoMed Special Meeting could be adjourned to any date. If the OncoMed Special Meeting is adjourned, OncoMed stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the Merger Proposal but do not indicate a choice on the Adjournment Proposal, your shares of OncoMed common stock will be voted “FOR” the Adjournment Proposal.

Approval of the Adjournment Proposal requires that the number of votes properly cast for this proposal exceeds the number of votes properly cast against this proposal from holders of OncoMed common stock present in person or represented by proxy at the OncoMed Special Meeting.

OncoMed does not intend to call a vote on the Adjournment Proposal if the Merger Proposal considered at the OncoMed Special Meeting has been approved at the OncoMed Special Meeting.

The OncoMed Board unanimously recommends a vote “FOR” the Adjournment Proposal.

THE MERGER

The following discussion contains important information relating to the Merger. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You are urged to read this discussion together with the Merger Agreement and the related documents attached as annexes to this proxy statement/prospectus before voting.

Summary of the Merger

On December 5, 2018, Mereo, HoldCo, Merger Sub and OncoMed entered into the Merger Agreement, providing for the Merger of Merger Sub with and into OncoMed, with OncoMed being the surviving corporation in the Merger and a wholly-owned indirect subsidiary of Mereo, all upon the terms and subject to the conditions set forth in the Merger Agreement.

If the Merger is completed, OncoMed stockholders will receive, in exchange for each outstanding share of OncoMed common stock owned immediately prior to completion of the Merger (except for any dissenting shares): (1) a number of Mereo ADSs determined by reference to the Exchange Ratio described below, and (2) one CVR, representing the right to receive contingent payments if specified milestones are achieved within agreed time periods, subject to and in accordance with the terms and conditions of the CVR Agreement, to be entered into at or prior to the Effective Time by and among Computershare Inc., as rights agent, and Mereo.

Under the exchange ratio formula set forth in the Merger Agreement, as of immediately following the Effective Time, former OncoMed stockholders are expected to own approximately 25% of the outstanding equity interests in the Combined Company on an undiluted basis, subject to adjustment for the net cash held by OncoMed at the time of the closing of the Merger. The number of Mereo Shares underlying Mereo ADSs issuable to former OncoMed stockholders in the Merger is also subject to the Share Consideration Cap, as described further below in “—Merger Consideration.” No fractional Mereo ADSs or CVRs will be issued in connection with the Merger. Any fractional Mereo ADSs or CVRs will be rounded down to the nearest whole Mereo ADS or CVR, as applicable, with no cash being paid to compensate for such rounding. Mereo has applied to list the Mereo ADSs on Nasdaq.

Because the number of Mereo ADSs to be exchanged for each share of OncoMed common stock will be adjusted based on the net cash held by OncoMed at the time of the closing of the Merger and will be unaffected by any increase or decrease in exchange rates or in the share price of Mereo Shares between now and the closing of the Merger, the notional value of the Merger Consideration and the exact number of Mereo ADSs that will be issued to OncoMed stockholders as of the date of the OncoMed Special Meeting and as of the closing date of the Merger cannot be determined with precision in advance of the Effective Time.

Mereo and OncoMed currently anticipate that the Merger will occur in the first half of 2019. However, neither Mereo nor OncoMed can predict the exact timing of the completion of the Merger because the Merger is subject to certain other conditions to closing as set forth in the Merger Agreement. See the section below entitled “—Conditions to Closing.”

Background of the Merger

The OncoMed Board and OncoMed’s management regularly review and discuss OncoMed’s operating and strategic plans, both near-term and long-term, as well as various strategic alternatives in an effort to enhance stockholder value. These reviews and discussions have focused on, among other things, the opportunities and risks associated with OncoMed’s business strategy and financial condition, potential collaboration opportunities, potential strategic relationships and other strategic alternatives.

In furtherance of the foregoing, in December 2017, the OncoMed Board reviewed in detail OncoMed’s business and corporate development opportunities, including potential collaborations with pharmaceutical and biopharmaceutical companies, and other strategic options to maximize stockholder value.

Throughout 2017 and the first half of 2018, the OncoMed Board met regularly to review cash flow projections prepared by OncoMed management, which were regularly updated to reflect the likelihood of OncoMed receiving potential milestone payments from Celgene and the developments in OncoMed’s clinical programs and actions taken by OncoMed to decrease operating expenses. The OncoMed Board also met regularly to discuss updates to OncoMed’s ongoing efforts to out-license clinical programs that were not partnered with Celgene, potential in-licensing and collaboration opportunities, and other initiatives to find partnerships for OncoMed’s early stage research assets. However, despite OncoMed’s discussions with potential partners and investors and the OncoMed Board’s consideration of potential collaboration opportunities intended to yield new product opportunities for OncoMed’s pipeline, due to market conditions at that time, OncoMed was unable to complete any such transaction.

On January 4, 2018, after the close of trading of OncoMed common stock, OncoMed issued a press release announcing that on January 1, 2018, Paul J. Hastings had informed the OncoMed Board of his decision to resign as a member and Chairman of the OncoMed Board and as OncoMed’s President and Chief Executive Officer due to personal reasons. Additionally, the press release provided an update on OncoMed’s rosmantuzumab (anti-RSPO3, OMP131-R10) clinical program and stated that OncoMed’s clinical experience in treating patients in the clinical program failed to provide compelling evidence of clinical benefit. The press release also announced that OncoMed was advancing its navicixizumab, anti-TIGIT, and GITRL-Fc programs, as well as on-going immuno-oncology discovery efforts to meaningful inflection points in 2018, and that OncoMed anticipated reporting navicixizumab and anti-TIGIT data in 2018 as appropriate pending progress of on-going studies.

On January 31, 2018, after the close of trading of OncoMed common stock, OncoMed filed a Current Report on Form 8-K which stated that on January 28, 2018, Sunil Patel, OncoMed’s Executive Vice President and Chief Financial Officer, Principal Accounting Officer and a member of the Office of the President at the time, notified OncoMed of his intention to resign from OncoMed, effective on or about March 9, 2018. The Current Report on Form 8-K also stated that on January 26, 2018, OncoMed distributed retention bonus agreements to all of its employees in order to encourage continued service to OncoMed.

Also on January 31, 2018, the OncoMed Board met, with members of OncoMed management and a representative of Latham & Watkins LLP (“Latham & Watkins”) present, OncoMed’s outside legal counsel, present. Following discussion, the OncoMed Board directed Dr. Deepika Pakianathan, a member of the OncoMed Board, to request that representatives of Leerink Partners assist in the development of a plan for exploring business development partners for OncoMed. The OncoMed Board requested that Dr. Pakianathan consult with Leerink Partners based on Leerink Partners’ qualifications, reputation, experience and expertise in the biopharmaceuticals industry, its knowledge of and involvement in recent transactions in the biopharmaceutical industry, and its longstanding relationship and familiarity with OncoMed and its business, including Leerink Partners’ prior engagement as a joint bookrunner in connection with OncoMed’s initial public offering of its common stock in July 2013 and as OncoMed’s sole bookrunner in connection with OncoMed’s follow-on offering of its common stock in August 2016.

On March 1, 2018, the OncoMed Board met, with members of OncoMed management and representatives of Latham & Watkins and Leerink Partners present. During the meeting, the OncoMed Board reviewed an outreach plan that had been prepared by Leerink Partners with input from

OncoMed management that included a broad list of companies with a focus on oncology that might have a potential interest in a strategic transaction with OncoMed. Following discussion, the OncoMed Board authorized and directed management and Leerink Partners to commence a preliminary confidential outreach to the broad list of companies set forth in the plan to ascertain their potential interest in a strategic transaction with OncoMed and also authorized and directed management to negotiate an engagement letter with Leerink Partners to act as OncoMed’s exclusive financial advisor in connection with OncoMed’s review of possible strategic alternatives. The OncoMed Board also authorized the creation of a Business Development and Strategy Committee (the “Committee”), consisting of directors Drs. Pakianathan and Denise Scots-Knight, the current Chief Executive Officer of Mereo, and Messrs. Perry Karsen, Jack Lasersohn and Rick Winningham. The purpose of the Committee was to assist the OncoMed Board with the identification, review and assessment of OncoMed’s business development opportunities. The Committee was not delegated the authority to approve any particular transaction. The members of the Committee were selected by the OncoMed Board based primarily on the members’ knowledge of and experience with strategic transactions, operational and executive experience and ability to meet the time commitments of service on such committee.

On March 16, 2018, the OncoMed Board met, with members of OncoMed management and representatives of Latham & Watkins and Leerink Partners present. During the meeting, the OncoMed Board appointed John Lewicki, Ph.D., as OncoMed’s President and Chief Executive Officer and as a director on the OncoMed Board. After confirming that Leerink Partners had no conflicts of interest that would prevent it from fulfilling its obligations as OncoMed’s financial advisor, the OncoMed Board formally engaged Leerink Partners to act as its exclusive financial advisor in connection with OncoMed’s review of possible strategic alternatives. The OncoMed Board selected Leerink Partners to act as OncoMed’s financial advisor based on Leerink Partners’ qualifications, reputation, experience and expertise in the biopharmaceuticals industry, its knowledge of and involvement in recent transactions in the biopharmaceutical industry, and its longstanding relationship and familiarity with OncoMed and its business. Also during the meeting, the OncoMed Board reviewed and discussed the outreach activities of the Committee.

At the instruction of the OncoMed Board and consistent with the confidential outreach plan approved by the OncoMed Board, management and representatives of Leerink Partners contacted 46 companies with oncology assets regarding their possible interest in a strategic transaction with OncoMed during the spring of 2018. As a result of these contacts, 28 companies expressed preliminary interest in exploring a potential strategic transaction with OncoMed, OncoMed conducted telephonic or in-person discussions with approximately twenty companies, thirteen companies executed mutual confidentiality agreements with OncoMed, none of which included standstill provisions, and six companies submitted non-binding indications of interest. Following receipt of such non-binding indications of interest, OncoMed management conducted initial due diligence on these six companies. During this period, the Committee met regularly and generally on a weekly basis, to discuss management’s assessment of such companies’ scientific, clinical and business potential and the non-binding indications of interest received. The Committee directed Leerink Partners to focus on those companies that placed value on OncoMed’s technology and product candidates and those that may provide therapeutic assets that complement OncoMed’s product portfolio as potential strategic partners of OncoMed.

On May 30, 2018, the Committee met, with members of OncoMed management and representatives of Latham & Watkins and Leerink Partners present. During the meeting, at Dr. Pakianathan’s request, a representative of Leerink Partners presented an update regarding discussions with potential strategic partners and commented on the feedback received based on follow-up discussions with certain potential business development and strategic partners. A representative of Leerink Partners then reviewed an illustrative transaction structure for a potential acquisition of an early stage private company (“Company A”), which was developing a product that OncoMed viewed as potentially complementary to OncoMed’s current product pipeline. Members of the Committee asked questions regarding the proposed structure, including the projected accounting impact of an option structure with significant contingent consideration payable upon the achievement of certain negotiated milestones intended to align with value creation. Representatives of Leerink Partners addressed the Committee’s questions, and along with members of the Committee, discussed valuation considerations related to a possible structure for a potential transaction between Company A and OncoMed. The Committee then requested that Leerink Partners prepare a sensitivity analysis with respect to the proposal regarding Company A.

On June 8, 2018, the Committee met, with members of OncoMed management and representatives of Latham & Watkins and Leerink Partners present. During the meeting, at Dr. Pakianathan’s request, a representative of Leerink Partners presented an update regarding discussions with potential strategic partners, with a focus on another proposal received from a private company, and compared the terms of such proposal to proposals received from other companies. Dr. Pakianathan and Dr. Lewicki next commented on due diligence activities and discussions with certain of the companies that had submitted a proposal, or were contemplating submitting a proposal with respect to a potential strategic transaction with OncoMed, and the Committee asked questions regarding each of the received proposals. Representatives of Leerink Partners and members of the Committee then discussed next steps and planned activities in connection with the Committee’s evaluation of the proposals received from potential strategic partners.

On June 21, 2018, members of Company B’s (as defined below) management met with Dr. Lewicki, Dr. Pakianathan and certain other members of OncoMed management at the headquarters of Company B to discuss a potential transaction between OncoMed and Company B, and the parties shared certain high-level information with each other.

On June 22 and 23, 2018, the OncoMed Board met, with members of OncoMed management and representatives of Latham & Watkins and Leerink Partners present. During the meeting, the OncoMed Board discussed OncoMed’s clinical programs and research and development activities in light of the Company’s capital resources, ability to raise additional capital and the potential merits and disadvantages of a strategic transaction in the best interests of OncoMed’s stockholders. The OncoMed Board also discussed the merits of the non-binding indications of interest and initial due diligence findings of the three companies that the Committee had identified as the most promising potential strategic partners to OncoMed and the potential impact of Celgene’s pending decision as to whether to exercise their option to license OncoMed’s bispecific antibody navicixizumab. Following such discussion, two companies were selected by the OncoMed Board for further diligence and evaluation as a potential strategic partner of OncoMed, one of which was a privately-held non-public reporting clinical-stage biotechnology company focused on the development of certain oncology antibody therapeutics (“Company B”) and the other of which was a clinical-stage oncology biotechnology company focused on the development of certain oncology therapeutics (“Company C”).

On July 3, 2018, the OncoMed Board met, with members of OncoMed management and representatives of Latham & Watkins present. The OncoMed Board discussed the merits of pursuing a strategic transaction with Company B or Company C relative to OncoMed’s opportunities to maintain its then-current business strategy, which included its partnership with Celgene and the potential impact of Celgene’s eventual decision with respect to whether to exercise its option to license navicixizumab. Following discussion, the OncoMed Board authorized Leerink Partners to undertake further discussions with Company B and Company C to assess the possible terms on which such companies would propose a business combination with OncoMed.

On July 27, 2018, the OncoMed Board met, with members of OncoMed management and representatives of Latham & Watkins present. The OncoMed Board discussed the status of OncoMed’s clinical programs and research and development activities, including with respect to clinical trials of navicixizumab and management’s expectation that Celgene in September 2018 would likely provide a decision on whether to exercise its option to license navicixizumab. Following discussion with the OncoMed Board regarding the anticipated upcoming decision by Celgene regarding whether Celgene would exercise its option to license navicixizumab and the merits and terms of the non-binding indications of interest received from Company B and Company C, the OncoMed Board determined to place on hold further efforts to enter into a strategic transaction until following Celgene’s decision.

On September 20, 2018, after the close of trading of OncoMed common stock, OncoMed filed a Current Report on Form 8-K which announced that Celgene had notified OncoMed that due to strategic product portfolio considerations, Celgene decided not to exercise its option to license OncoMed’s navicixizumab. The Current Report on Form 8-K also announced that OncoMed and Celgene were working to formalize the termination of the parties’ collaboration agreement with respect to navicixizumab and that OncoMed expected to retain worldwide rights to navicixizumab.

On October 1, 2018, after the close of trading of OncoMed common stock, OncoMed filed a Current Report on Form 8-K which announced that on September 28, 2018, Dr. Scots-Knight informed the OncoMed Board of her decision to resign, effective immediately, as a member of the OncoMed Board due to other professional commitments.

On October 3, 2018, the financial advisors of Company B delivered a preliminary, non-binding proposal to representatives of Leerink Partners, which proposed a reverse triangular merger resulting in OncoMed stockholders owning a pro forma interest of the combined company of 25% to 30% based on an assumed OncoMed cash balance of $55 million as of December 31, 2018.

On October 4, 2018, Dr. Scots-Knight, Chief Executive Officer of Mereo, contacted Dr. Pakianathan, Dr. Lewicki and Mr. Karsen regarding a potential strategic transaction between Mereo and OncoMed and provided certain financial information regarding Mereo, as well as a presentation discussing Mereo’s business.

On October 4 and 5, 2018, the OncoMed Board met, with members of OncoMed management and representatives of Leerink Partners and Latham & Watkins present. OncoMed management provided an update on the status of OncoMed’s therapeutic candidates in development, capital resources, capital requirements and ability to raise additional capital. The OncoMed Board discussed OncoMed’s capital resources and ability to raise additional capital and the evaluation of strategic opportunities to maximize stockholder value, including the possibility of a business combination or other strategic transaction. Following extensive discussion, the OncoMed Board decided to pursue all strategic transaction opportunities and authorized Leerink Partners to re-engage with four of the parties from the outreach earlier in 2018, to engage with Mereo and to further contact a broader range of biopharmaceutical companies, including both oncology and non-oncology focused companies, for the purpose of determining the level of interest in engaging in a potential strategic transaction with OncoMed.

In early October 2018, working with members of OncoMed management, Leerink Partners identified and screened approximately 25 biopharmaceutical companies, and Leerink Partners conducted management calls and meetings with twelve such companies that expressed interest in exploring a potential strategic transaction with OncoMed.

On October 5, 2018, OncoMed and Mereo entered into a mutual confidentiality agreement, which did not include a standstill provision. OncoMed sent to Mereo an initial due diligence request list upon the execution of the confidentiality agreement, largely focused on intellectual property matters, material contracts and historical financial information.

On October 9 and 10, 2018, Dr. Scots-Knight and certain other members of Mereo management met with Dr. Lewicki and certain other members of OncoMed management at OncoMed’s headquarters at Redwood City, California to discuss the potential transaction between OncoMed and Mereo, and the parties shared certain scientific, operational and financial information with each other.

On October 10, 2018, following discussions by Dr. Lewicki and other members of OncoMed management with certain members of management from Company B and Mereo, Leerink Partners sent process letters to Company B and Mereo.

On October 12, 2018, the Committee met, with members of OncoMed management and representatives of Leerink Partners and Latham & Watkins present, to discuss the status of Leerink Partners’ outreach efforts, the plan and timeline for receiving any additional non-binding proposals, and the plans for reviewing such proposals. Representatives of Leerink Partners summarized for the Committee the differences between Company B’s first non-binding indication of interest received earlier in 2018 and Company B’s newly submitted non-binding indication of interest that Leerink Partners had received on October 3, 2018. At the invitation of Mr. Karsen, executive chairman of the OncoMed Board, Leerink Partners delivered a presentation on initial public offerings of biopharmaceutical companies comparable to the size and assets of Company B and initial public offerings of clinical-stage biopharmaceutical companies with products in phase one clinical trials. Representatives of Leerink Partners also provided an update to the Committee regarding the potential timing of a hypothetical potential business combination transaction with a private biopharmaceutical company, for planning purposes.

On October 16, 2018, members of Company B’s management met with Dr. Lewicki and certain other members of OncoMed management at OncoMed’s headquarters at Redwood City, California to discuss a potential transaction between OncoMed and Company B, and the parties shared certain high-level information with each other.

On October 17, 2018, after the close of trading of OncoMed common stock, OncoMed filed a Current Report on Form 8-K announcing that Celgene had notified OncoMed that Celgene decided not to exercise its option to license OncoMed’s rosmantuzumab (anti-RSPO3, OMP-131R10), which had failed to provide compelling evidence of clinical benefit in a Phase 1a/b clinical trial in patients with solid tumor. The Current Report on Form 8-K also announced that Celgene had terminated the parties’ collaboration agreement with respect to rosmantuzumab, effective February 12, 2019, and that OncoMed would retain worldwide rights to rosmantuzumab upon termination.

Also on October 17, 2018, the OncoMed Board met, with members of OncoMed management and representatives of Leerink Partners and Latham & Watkins present, to discuss the status and nature of ongoing discussions with possible counterparties regarding a potential business combination. Representatives of Latham & Watkins gave a presentation to the OncoMed Board concerning its fiduciary duties under Delaware law in connection with exploration of potential strategic alternatives. At Mr. Karsen’s invitation, representatives of Leerink Partners commented on the overall process to assess strategic alternatives and provided the following summary: 25 companies had been identified as potential candidates for a strategic transaction with OncoMed, of which six companies had delivered an initial proposal relating to a strategic transaction, one company had indicated an intention to submit a proposal relating to a strategic transaction, two companies were on hold and sixteen companies had passed on the opportunity. Representatives of Leerink Partners reviewed the status of discussions with potential candidates for a strategic transaction with OncoMed and provided a comparison of the terms of the initial proposals received by OncoMed, including, among others, proposed structure, proposed valuation metrics for each of OncoMed and the applicable transaction candidate, pro forma ownership, the stage of development of the applicable transaction candidate, financing needs and board representation. Representatives of Leerink Partners also reviewed an illustrative timeline to complete a strategic transaction and the methodology and metrics which Leerink Partners expected to use to evaluate offers for purposes of rendering any fairness opinion with respect to a strategic transaction. Dr. Lewicki then commented on OncoMed management’s assessment of certain of such potential counterparties’ scientific, clinical and business potential, and discussed the future value of the combined company based on the resources and assets that a merger would bring to such entity. Dr. Lewicki also provided a summary of recent meetings between members of OncoMed management and Mereo management as well as recent meetings between members of OncoMed management and Company B management. The OncoMed Board provided feedback on the process for doing further diligence.

On October 19, 2018, members of OncoMed’s management, representatives of Jones Day (“Jones Day”), outside patent counsel for OncoMed, and members of Company B’s management met telephonically to discuss outstanding diligence questions regarding intellectual property matters.

Also on October 19, 2018, the OncoMed Board met, with members of OncoMed management and representatives of Leerink Partners and Latham & Watkins present. At the meeting, representatives of Latham & Watkins reviewed with the OncoMed Board its fiduciary duties under Delaware law in connection with exploration of potential strategic alternatives. Representatives of Leerink Partners reviewed with the OncoMed Board summaries of each of the six non-binding indications of interest and a comparison of the terms of each such indication. In evaluating the potential counterparties and narrowing the list of potential counterparties, the OncoMed Board discussed a broad set of criteria, focusing on a range of attributes and characteristics of such parties, such as whether such party found value in OncoMed’s product pipeline and the level of interest in continuing the development of such product pipeline, the counterparty’s depth of product pipeline and stage of development, upcoming near-term value-creating milestones, experience and expertise of the management and scientific teams, sufficiency of financial resources to achieve potentially meaningful value-creating milestones, the proposed valuation of the strategic counterparty, the valuation of OncoMed ascribed by such counterparty, the anticipated relative ownership of the combined entity immediately following the consummation of a transaction by each of OncoMed’s pre-combination stockholders and the stockholders of such party, the counterparty’s investment base and capital structure, the counterparty’s ability to maintain OncoMed’s Nasdaq listing and operate a public company following the closing of a transaction, and the counterparty’s ability to quickly consummate a transaction. Following extensive discussion regarding the comparative terms of the indications of interest received and the respective potential counterparties, the OncoMed Board agreed to prioritize further efforts and diligence on Company B and Mereo, and authorized Leerink Partners to distribute OncoMed’s form merger agreement to Company B and Mereo for their review and comment as a component of their non-binding proposals.

Also on October 19, 2018, representatives of Evercore Partners International LLP, financial advisor to Mereo (“Evercore”), sent Leerink Partners a non-binding letter of intent, proposing a reverse triangular merger whereby OncoMed would become a wholly-owned subsidiary of Mereo upon consummation of the transaction and whereby in consideration for such transaction, Mereo would issue Mereo ADSs to OncoMed stockholders resulting in OncoMed stockholders with a pro forma ownership interest of the combined company of 24%, on an undiluted basis, as well as CVRs representing the contingent right to receive Mereo ADSs upon the achievement of certain milestones relating to OncoMed’s etigilimab (anti-TIGIT) program. Mereo’s letter of intent provided that the board of directors of the combined company would be increased by two members, expanding to ten directors to accommodate two non-executive directors who would be proposed by OncoMed. Mereo’s letter of intent also stated that the proposed total consideration to be issued to OncoMed stockholders would represent a total value of $116 million and a potential pro forma ownership interest of 31.1% of the combined company (including Mereo ADSs and CVRs) on an undiluted basis, based on Mereo’s three-month volume-weighted average price and the prevailing exchange rate as of October 18, 2018.

Mereo’s letter of intent further specified that to the extent that OncoMed’s cash balance at closing was greater or less than the projected cash balance in the financial model that Mereo had attached to its letter of intent, then the number of Mereo ADSs issued to OncoMed stockholders would be increased or decreased, as appropriate, accordingly.

Later that day, on October 19, 2018, representatives of Leerink Partners delivered OncoMed’s form merger agreement to the financial advisors of each of Company B and Mereo.

On October 25, 2018, the financial advisors of Company B delivered a revised non-binding proposal to representatives of Leerink Partners, which proposed a reverse triangular merger resulting in OncoMed stockholders owning a pro forma interest in the combined company of 25% based on an assumed OncoMed cash balance of $55 million as of December 31, 2018. The revised non-binding proposal also contemplated a 30-day exclusivity period.

On October 26, 2018, the OncoMed Board met, with members of OncoMed management and representatives of Leerink Partners and Latham & Watkins present, to discuss the status and nature of ongoing discussions with Company B and Mereo, including the status of due diligence. Representatives of Leerink Partners raised Company B’s request for exclusivity, and after discussion, the OncoMed Board decided not to grant exclusivity to any party at that time.

Later that day, on October 26, 2018, representatives of Evercore, on behalf of Mereo, delivered a mark-up of OncoMed’s form merger agreement to representatives of Leerink Partners.

On November 1, 2018, members of OncoMed management, representatives of Latham & Watkins, members of Company B’s management, and representatives of Company B’s outside counsel met telephonically to discuss outstanding diligence questions based on OncoMed’s review of the documents in Company B’s dataroom.

Also on November 1, 2018, members of OncoMed’s management, representatives of Jones Day, members of Mereo’s management, and representatives of Mereo’s outside patent counsel met telephonically to discuss outstanding diligence questions regarding Mereo’s intellectual property.

Also on November 1, 2018, representatives of Company B’s financial advisors delivered a mark-up of OncoMed’s form merger agreement to representatives of Leerink Partners.

Also on November 1, 2018, after the close of trading of OncoMed common stock, OncoMed filed a Quarterly Report on Form 10-Q, which announced that OncoMed and Celgene had formalized the termination of the collaboration agreement with respect to navicixizumab, and as a result, effective January 23, 2019, OncoMed would retain worldwide rights to navicixizumab.

On November 2, 2018, the OncoMed Board met, with members of OncoMed management and representatives of Leerink Partners and Latham & Watkins present, to discuss the status and nature of ongoing discussions with Company B and Mereo. Dr. Lewicki summarized the activities of the past week, including OncoMed’s intensive due diligence review of Company B and Mereo, and addressed questions from the OncoMed Board regarding due diligence findings. After further discussion, the OncoMed Board agreed to hold another meeting to evaluate the strategic alternatives available to OncoMed and determine the strategic alternative to further pursue.

On November 5, 2018, the OncoMed Board met, with members of OncoMed management and representatives of Leerink Partners and Latham & Watkins present. During the meeting, OncoMed management presented a summary of the findings of the due diligence performed on each of Company B and Mereo and provided an update regarding OncoMed’s clinical programs and research and development activities. In evaluating the potential counterparties and narrowing the list of potential counterparties, the OncoMed Board discussed a broad set of criteria, focusing on a range of attributes and characteristics of such parties, such as whether such party finds value in OncoMed’s product pipeline and the level of interest in continuing the development of such product pipeline, the depth of product pipeline and stage of development, upcoming near-term value creating milestones, experience and expertise of the management and scientific teams, sufficiency of financial resources to achieve potentially meaningful milestones, the proposed valuation of the strategic counterparty, the valuation of OncoMed ascribed by such counterparty, the anticipated relative ownership of the combined entity immediately following the consummation of a transaction by each of OncoMed’s pre-combination stockholders and the stockholders of such party, the counterparty’s investment base and capital structure, the counterparty’s ability to maintain OncoMed’s Nasdaq listing and operate a public company following the closing of a transaction, the counterparty’s ability to quickly consummate a transaction, and the potential overall value that could be created by the combined company for OncoMed shareholders. At the meeting, representatives of Leerink Partners presented a summary of potential strategic alternatives available to OncoMed, including whether to “go it alone” and continue OncoMed’s current business plan, which would include pursuing out-licensing possibilities and re-partnering OncoMed’s products in development, and the related capital requirements and potential dilution resulting from the need to raise additional capital as well as the feasibility of raising this capital; liquidate the business and return the remaining capital after settling all outstanding obligations to stockholders; enter into a strategic transaction with Company B or enter into a strategic transaction with Mereo. Following extensive discussion regarding the potential strategic alternatives available to OncoMed, the OncoMed Board directed OncoMed’s management and representatives to prioritize resources on exploring a potential strategic transaction with Mereo while continuing to review potential strategic transactions with other parties.

On November 8, 2018, representatives of Evercore sent representatives of Leerink Partners a revised non-binding letter of intent, which proposed granting an additional contingent value right to receive certain cash payments upon the achievement of certain milestones relating to OncoMed’s navicixizumab. Mereo’s revised letter of intent stated that the proposed total consideration to be issued to OncoMed stockholders would represent a total value of $115 million and a total pro forma ownership of 25% of the combined company on an undiluted basis, resulting in a potential total pro forma ownership interest (including Mereo ADSs and CVRs) of the combined company to 32.4% on an undiluted basis based on Mereo’s three-month volume-weighted average price and the prevailing exchange rate as of November 7, 2018.

On November 9, 2018, the OncoMed Board met, with members of OncoMed management and representatives of Leerink Partners and Latham & Watkins present, to discuss Mereo’s revised letter of intent. Following discussions with representatives of Leerink Partners regarding the revised proposal and the exchange ratio, the OncoMed Board proposed modifications to the terms contemplated by Mereo’s revised letter of intent, including using Mereo’s trailing 20-day volume-weighted average price to calculate the exchange ratio, which would increase OncoMed stockholders’ pro forma ownership of the combined company to 30% on an undiluted basis, thereby increasing OncoMed stockholders’ total potential pro forma ownership interest (including Mereo ADSs and CVRs) of the combined company to 39.1% on an undiluted basis. The OncoMed Board instructed Leerink Partners to submit such proposal to representatives of Evercore.

Later on November 9, 2018, representatives of Leerink Partners sent representatives of Evercore a revised proposal as instructed by the OncoMed Board.

On November 11, 2018, representatives of Evercore sent representatives of Leerink Partners a response to the OncoMed Board’s revised proposal, declining to accept the OncoMed’s Board’s revised proposal and stating that calculating the exchange ratio based on Mereo’s trailing 20-day volume-weighted average price would increase the premium Mereo would be paying over cash for the value of OncoMed by at least 30% and that this was unacceptable to Mereo.

On November 12, 2018, the OncoMed Board met, with members of OncoMed management and representatives of Leerink Partners and Latham & Watkins present, to discuss Mereo’s response to OncoMed’s proposal. At the invitation of Mr. Karsen, representatives of Leerink Partners presented an analysis of the value components of Mereo’s revised letter of intent, concluding that with the additional contingent right to receive certain cash payments upon the achievement of certain milestones relating to OncoMed’s navicixizumab program, the revised Mereo proposal would represent a significant premium to OncoMed’s projected cash balance at the closing of the transaction. After discussion, the OncoMed Board authorized representatives of Leerink Partners to accept Mereo’s calculation of the exchange ratio based on Mereo’s three-month volume-weighted average price.

On November 16, 2018, the OncoMed Board met, with members of OncoMed management and representatives of Leerink Partners and Latham & Watkins present, to discuss the status of ongoing discussion with Mereo. Representatives of Leerink Partners confirmed that Mereo was working on a revision of OncoMed’s form merger agreement. Dr. Lewicki, together with Yvonne Li, OncoMed’s Vice President of Finance, Controller and Administration, then provided an overview of OncoMed’s projected net cash balance assuming that the transaction closed at the end of the first quarter of 2019, including a discussion of the remaining liabilities and incoming cash.

On November 19, 2018, Mereo’s outside legal counsel, Davis Polk & Wardwell London LLP (“Davis Polk”) delivered a further revised draft of the merger agreement to representatives of Leerink Partners.

Also on November 19, 2018, members of OncoMed’s management, representatives of Jones Day, members of Mereo’s management, and representatives of Mereo’s outside patent counsel met (with certain participants participating telephonically) to discuss outstanding diligence questions regarding Mereo’s intellectual property.

Between November 19 and 21, 2018, Dr. Scots-Knight and certain other members of Mereo management met with certain members of OncoMed management at OncoMed’s headquarters at Redwood City, California to discuss Mereo’s due diligence of OncoMed, and updates regarding OncoMed’s operations and financials.

On November 21, 2018, representatives of Latham & Watkins and representatives of Davis Polk met telephonically to discuss the timing of drafting and negotiating the primary transaction documents, including the status of the form CVR agreement and support agreements for certain Mereo stockholders and OncoMed stockholders, and representatives of Davis Polk provided an overview of the U.K. legal issues specific to the proposed transaction, including whether Mereo will be required to obtain shareholder approval to consummate the transaction, the maximum termination fee permitted under U.K. law, and required approvals from the London Stock Exchange.

On November 23, 2018, the OncoMed Board met, with members of OncoMed management and representatives of Leerink Partners and Latham & Watkins present, to discuss the revised merger agreement delivered by Davis Polk. At Mr. Karsen’s invitation, representatives of Latham & Watkins led the OncoMed Board through a discussion of the issues presented by the revised merger agreement, including the calculation of the exchange ratio, the net cash definition for purposes of adjusting the ownership share of the pre-combination stockholders of OncoMed, tax treatment of the transaction, certain deal protection provisions, including the execution of support agreements by certain officers, directors and stockholders of OncoMed and Mereo, reciprocal termination provisions including upon either boards of directors’ receipt of a superior proposal and a reciprocal termination fee and expense reimbursement, payable in each case upon certain triggering events. Representatives of Latham & Watkins also discussed with the OncoMed Board its fiduciary duties with respect to evaluating the terms of the potential transaction. At the invitation of Dr. Lewicki, Ms. Li then led the OncoMed Board through a discussion of the current and projected financials of OncoMed through the end of the first quarter of 2019, which included an example of a net cash schedule that the revised merger agreement contemplated. Following extensive discussion, the OncoMed Board authorized representatives of Leerink Partners to propose to representatives of Evercore a collar around the net cash, where there would be no effect to the calculation of the exchange ratio if OncoMed were to deliver a net cash balance between $35 million and $41 million at the closing of the transaction and instructed representatives of Latham & Watkins to propose the same in the next revision of the merger agreement.

On November 26, 2018, representatives of Latham & Watkins delivered a further revised draft of the merger agreement to representatives of Davis Polk.

Also on November 26, 2018, representatives of Davis Polk delivered an initial draft of the form CVR agreement to representatives of Latham & Watkins.

Later that day, on November 26, 2018, the OncoMed Board met, with members of OncoMed management and representatives of Leerink Partners and Latham & Watkins present, to discuss OncoMed’s obligations to make performance bonus, retention bonus, severance and change in control payments to its employees and officers under a proposed reduction in force plan, to be implemented immediately upon signing of the merger agreement. Ms. Li provided a summary of the impact of such payments on OncoMed’s projected net cash balance through the end of the first quarter of 2019.

On November 27, 2018, representatives of Latham & Watkins and representatives of Davis Polk met telephonically to discuss Latham & Watkins’ revisions to the net cash definition and exchange ratio calculations, in addition to an update on the status of the outstanding U.K. legal issues.

Later that day, on November 27, 2018, the OncoMed Board met, with members of OncoMed management and representatives of Leerink Partners and Latham & Watkins present, to further discuss OncoMed’s compensation programs. Following discussion led by representatives of Latham & Watkins, including several questions from the OncoMed directors regarding their fiduciary duties with respect to making certain bonus payments, the OncoMed Board agreed to proceed with its obligations to make certain bonus, severance and change in control payments to its employees and officers.

On November 28, 2018, members of Mereo management met with members of OncoMed management at OncoMed’s headquarters at Redwood City, California to discuss the potential transaction between OncoMed and Mereo as well as clinical program development matters.

On November 29, 2018, representatives of Davis Polk delivered a revised draft merger agreement to representatives of Latham & Watkins, which, among other things, (i) set the net cash floor used for purposes of establishing the ownership share of the pre-combination stockholders of Mereo to $38 million, (ii) added further reductions based on a dollar for dollar basis if such net cash delivered at the closing of the transaction is less than $38 million but greater than $36.5 million and (iii) included even further reductions of the number of total Mereo ADSs that each OncoMed stockholder would otherwise receive by 50% if the net cash that OncoMed delivers at the closing of the transaction is equal to or less than $36.5 million.

Also on November 29, 2018, representatives of Latham & Watkins delivered a revised draft of the form CVR agreement to representatives of Davis Polk.

On November 30, 2018, the OncoMed Board met, with members of OncoMed management and representatives of Leerink Partners and Latham & Watkins present, to discuss the revised merger agreement delivered by Davis Polk and the status of the other transaction documents in connection with the proposed transaction with Mereo.

Also on November 30, 2018, representatives of Davis Polk delivered the draft forms of support agreement.

On December 1, 2018, the OncoMed Board met, with members of OncoMed management and representatives of Leerink Partners and Latham & Watkins present, to formally adopt the proposed reduction in force plan and discuss the status of the proposed transaction with Mereo. At the invitation of Mr. Karsen, representatives of Latham & Watkins reviewed with the OncoMed Board the outstanding issues remaining in the merger agreement including the definition of net cash, the calculation of the exchange ratio, the treatment of the OncoMed’s restricted stock units and options, and certain termination provisions, including the termination fees and expenses. Ms. Li presented updated current and projected financials of OncoMed through the end of the first quarter of 2019, as well as a proposed net cash schedule contemplated by the merger agreement. Representatives of Leerink Partners reviewed Leerink Partners’ preliminary financial analysis of the Merger Consideration to be paid to the holders of the outstanding shares of OncoMed common stock (other than the Excluded Shares), and responded to questions from the OncoMed Board regarding its financial analysis.

Between December 1 and 4, 2018, representatives of Latham & Watkins and Davis Polk negotiated and exchanged revised drafts of the form support agreements and the form CVR agreement, which included primarily non-material changes required to finalize proposed execution drafts of each of the agreements.

On December 3, 2018, representatives of Latham & Watkins and Davis Polk and members of OncoMed management and Mereo management held a telephonic meeting to discuss the definition of net cash and the details of the net cash schedule contemplated by the merger agreement.

Between December 3 and 4, 2018, representatives of Latham & Watkins and Davis Polk negotiated and exchanged revised drafts of the merger agreement, which included primarily non-material changes required to finalize proposed execution drafts of each of the agreements.

Later that day, on December 4, 2018, the OncoMed Board met, with members of OncoMed management and representatives of Leerink Partners and Latham & Watkins present. During the meeting, representatives of Latham & Watkins reviewed with the OncoMed Board the final terms of the merger agreement and the fiduciary duties of the OncoMed Board in the context of the proposed transaction. Representatives of Leerink Partners provided the Leerink Partners financial analysis with respect to the proposed business combination. At the conclusion of its financial analysis, a representative of Leerink Partners rendered the oral opinion of Leerink Partners that, as of the date of such opinion and based upon and subject to the assumptions made and limitations upon the review undertaken by Leerink Partners in preparing its opinion, the Merger Consideration to be paid to the holders of the outstanding shares of OncoMed common stock (other than the Excluded Shares) pursuant to the terms of the Merger Agreement, was fair, from a financial point of view, to such holders. Leerink Partners delivered its written opinion, dated December 4, 2018, to the OncoMed Board following the December 4, 2018 meeting of the OncoMed Board. For a detailed discussion of the opinion provided by Leerink Partners, please see “—Opinion of OncoMed’s Financial Advisor” beginning on page 129 of this proxy statement/prospectus. During the presentations, the OncoMed Board asked questions and discussed the provisions of the merger agreement and related documentation. After the presentations and discussions, the OncoMed Board unanimously (i) determined that the transactions contemplated by merger agreement are fair to, advisable and in the best interests of OncoMed and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in the merger agreement, that the OncoMed stockholders vote to adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement.

On December 5, 2018, the Merger Agreement was entered into among OncoMed, Mereo, HoldCo and Merger Sub, and the support agreements were entered into by the relevant parties, and OncoMed and Mereo issued a joint press release announcing the execution of Merger Agreement.

OncoMed’s Reasons for the Merger

The OncoMed Board considered the following factors in reaching its conclusion to approve the Merger Agreement and the transactions contemplated thereby and to recommend that OncoMed stockholders approve and adopt the Merger Agreement, and thereby approve the Merger and the other transactions contemplated by the Merger Agreement, all of which the OncoMed Board viewed as supporting its decision to approve the business combination with Mereo:

∎

The OncoMed Board and its financial advisor undertook a comprehensive and thorough process of reviewing and analyzing potential merger candidates to identify the opportunity that would, in the opinion of the OncoMed Board, create the most value for OncoMed stockholders.

∎

The OncoMed Board believes that, as a result of arm’s length negotiations with Mereo, OncoMed and its representatives negotiated the highest Exchange Ratio that Mereo was willing to agree to, and that the terms of the Merger Agreement include the most favorable terms to OncoMed in the aggregate to which Mereo was willing to agree.

∎

The OncoMed Board believes, after a thorough review of strategic alternatives and discussions with OncoMed’s senior management, financial advisors and legal counsel, that the Merger is more favorable to OncoMed stockholders than the potential value that might have resulted from other strategic options available to OncoMed.

∎

The OncoMed Board believes, based in part on scientific diligence and analysis of Mereo’s product pipeline, the potential market opportunity for its products and the expertise of its scientific team, which was conducted by OncoMed’s management and reviewed with the OncoMed Board, that Mereo’s portfolio of product candidates represent multiple potentially significant market opportunities, and may thereby create value for the stockholders of the Combined Company and an opportunity for OncoMed stockholders to participate in the potential growth of the Combined Company.

∎

The OncoMed Board also reviewed with the management of OncoMed and the management of Mereo the current plans of OncoMed for the development of etigilimab (anti-TIGIT, OMP-313M32) and navicixizumab (anti-DLL4/VEGF, OMP-305B83), in order to confirm the likelihood that the Combined Company would possess sufficient financial resources to allow members of the combined management team to focus on the continued development and anticipated commercialization of those product candidates through partnerships. The OncoMed Board also considered the possibility that the Combined Company would be able to take advantage of the potential benefits resulting from the Combined Company to raise additional funds in the future, if necessary.

∎

The OncoMed Board also considered the strength of the balance sheet of the Combined Company resulting from the approximately $37 million of net cash that OncoMed is expected to have immediately prior to the consummation of the Merger and OncoMed’s ongoing collaboration with Celgene, including Celgene’s option in relation to OncoMed’s etigilimab product.

∎

The OncoMed Board also considered that the Combined Company will be led by an experienced senior management team and a board of directors with representation from each of the current boards of directors of OncoMed and Mereo.

∎

The OncoMed Board considered the financial analyses of Leerink Partners, including its opinion to the OncoMed Board as to the fairness to OncoMed stockholders, from a financial point of view as of the date of, and subject to the assumptions and limitations set forth in, the opinion, of the Merger Consideration to be paid to the holders of the outstanding shares of OncoMed common stock (other than the Excluded Shares), as more fully described below under the caption “The Merger—Opinion of OncoMed’s Financial Advisor.”

The OncoMed Board also reviewed various factors impacting the financial condition, results of operations and prospects for OncoMed, including:

∎

the strategic alternatives to the Merger, including potential transactions that could have resulted from discussions that OncoMed’s management conducted with other potential merger partners, the option to “go it alone” and continue OncoMed’s current business plan, or the option to liquidate the business and return capital to stockholders;

∎

the consequences of negative results from the phase 1a/b clinical trial of OncoMed’s rosmantuzumab (anti-RSPO3, OMP-131R10) program, which had failed to provide compelling evidence of clinical benefit; the fact that in October 2018, Celgene had notified OncoMed of its decision not to exercise its option to license rosmantuzumab and terminated its collaboration agreement with OncoMed with respect to rosmantuzumab; and the likelihood that the resulting circumstances for OncoMed would not change for the benefit of OncoMed stockholders in the foreseeable future on a stand-alone basis;

∎

the fact that in September 2018, Celgene had notified OncoMed of its decision not to exercise its option to license navicixizumab and terminated its collaboration agreement with OncoMed with respect to navicixizumab, and the likelihood that the resulting circumstances for OncoMed would be unlikely to change for the benefit of OncoMed stockholders in the foreseeable future on a stand-alone basis;

∎	the possibility that Celgene could decide not to exercise its option to license etigilimab under its collaboration agreement with OncoMed;

∎

the potential loss of OncoMed’s operational capabilities, and the risks associated with continuing to operate OncoMed on a stand-alone basis, including the need to rebuild infrastructure and management to continue its operations;

∎	the risks associated with, and the limited value and high costs of, liquidating OncoMed and thereafter distributing the proceeds to OncoMed stockholders; and

∎	OncoMed’s potential inability to maintain its listing on Nasdaq without completing the Merger.

The OncoMed Board also reviewed the terms and conditions of the Merger Agreement and associated transactions, as well as the safeguards and protective provisions included therein intended to mitigate risks, including:

∎

the fact that the initial Exchange Ratio used to establish the number of Mereo ADSs to be issued to OncoMed stockholders in the Merger was determined based on the relative valuations of the companies, and thus the relative percentage ownership of pre-Merger OncoMed stockholders and pre-Merger Mereo shareholders of Mereo Shares outstanding immediately following the completion of the Merger is subject to adjustment only based on the amount of OncoMed’s net cash immediately prior to closing of the Merger;

∎

the limited number and nature of the conditions to Mereo’s obligation to consummate the Merger and the limited risk of non-satisfaction of such conditions as well as the likelihood that the Merger will be consummated on a timely basis;

∎

the respective rights of, and limitations on, OncoMed and Mereo under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances should OncoMed or Mereo receive a superior offer;

∎

the reasonableness of the potential termination fee of $1,721,193 and related reimbursement of certain transaction expenses of up to $750,000, which could become payable by either OncoMed or Mereo if the Merger Agreement is terminated in certain circumstances;

∎

the support agreements, pursuant to which certain directors, officers, stockholders of OncoMed and shareholders of Mereo have agreed, solely in their capacity as stockholders of OncoMed and shareholders of Mereo, to vote all of their shares of OncoMed common stock or Mereo Shares, respectively, in favor of the approval and adoption of the Merger Agreement; and

∎

the belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

In the course of its deliberations, the OncoMed Board also considered a variety of risks and other countervailing factors related to entering into the Merger, including:

∎

the $1,721,193 termination fee and up to $750,000 in related expense reimbursement obligations payable by OncoMed to Mereo upon the occurrence of certain events and the potential effect of such fees in deterring other potential acquirers from proposing an alternative transaction that may be more advantageous to OncoMed stockholders;

∎	the substantial expenses to be incurred in connection with the Merger, including the costs associated with any related litigation;

∎	the possible volatility, at least in the short term, of the trading price of OncoMed common stock resulting from the announcement of the Merger;

∎

the risk that the Merger might not be consummated in a timely manner or at all and the potential adverse effect of the public announcement of the Merger or delay or failure to complete the Merger on the reputation of OncoMed;

∎

the likely detrimental effect on OncoMed’s cash position, stock price and ability to initiate another process and to successfully complete an alternative transaction should the Merger not be completed;

∎

the risk to OncoMed’s business, operations and financial results in the event that the Merger is not consummated, including the diminution of OncoMed’s cash and its likely inability to raise additional capital through the public or private sale of equity securities;

∎	the likelihood of disruptive stockholder litigation following announcement of the Merger;

∎	the unproven, early-stage nature of Mereo’s product candidates, which may not be successfully developed into products that are marketed and sold;

∎

the strategic direction of the Combined Company following the completion of the Merger, which will be determined by a board of directors initially comprised of a majority of directors designated by Mereo;

∎

the uncertain and possibly adverse tax consequences to OncoMed stockholders of the Merger (including as a result of the fact that a portion of the Merger Consideration consists of CVRs), and of the ownership and disposition of Mereo ADSs; and

∎	various other risks associated with the Combined Company and the Merger, including those described in the section entitled “Risk Factors” in this proxy statement/prospectus.

The foregoing information and factors considered by the OncoMed Board are not intended to be exhaustive but are believed to include all of the material factors considered by the OncoMed Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the OncoMed Board did not find it useful to attempt, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the OncoMed Board may have given different weight to different factors. The OncoMed Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, OncoMed’s management team and the legal and financial advisors of OncoMed, and considered the factors overall to be favorable to, and to support, its determination.

Opinion of OncoMed’s Financial Advisor

Introduction

OncoMed retained Leerink Partners as its financial advisor in connection with the Merger and the other transactions contemplated by the Merger Agreement, which are, collectively, referred to as the “Transaction” throughout this section. In connection with this engagement, OncoMed requested that Leerink Partners evaluate the fairness, from a financial point of view, to the holders (other than the holders of Excluded Shares) of the outstanding shares of OncoMed common stock, of the Merger Consideration proposed to be paid to such holders pursuant to the Merger Agreement. On December 4, 2018, Leerink Partners rendered to the OncoMed Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated December 4, 2018, that, as of such date and based upon and subject to the assumptions made and limitations upon the review undertaken by Leerink Partners in preparing its opinion, the Merger Consideration to be paid to the holders of the outstanding shares of OncoMed common stock (other than Excluded Shares) pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to such holders. In providing its opinion, Leerink Partners noted that the Exchange Ratio was intended to result in the holders of the outstanding Mereo Shares and the holders of the outstanding shares of OncoMed common stock (other than Excluded Shares) immediately prior to the effective time of the Merger holding, on a fully-diluted basis, approximately 75.24% and 24.76% of the outstanding Mereo Shares, respectively, on a pro forma basis immediately following the effective time of the Merger. Leerink Partners also noted that the Exchange Ratio was based on an assumed amount of net cash and is subject to certain adjustments set forth in the Merger Agreement. At OncoMed’s direction, Leerink Partners assumed that the net cash amount would equal $37 million, and Leerink Partners expressed no opinion as to such amount or any adjustment to the Exchange Ratio as set forth in the Merger Agreement.

The full text of the Leerink Partners written opinion, dated December 4, 2018, which describes the assumptions made and limitations upon the review undertaken by Leerink Partners in preparing its opinion, is attached as Annex C and is incorporated herein by reference. The summary of the written opinion of Leerink Partners set forth below is qualified in its entirety by the full text of the written opinion attached as Annex C. Leerink Partners’ financial advisory services and opinion were provided for the information and assistance of members of the OncoMed Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of the OncoMed Board’s consideration of the Transaction and the Leerink Partners opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of the outstanding shares of OncoMed common stock (other than Excluded Shares) of the Merger Consideration to be paid to such holders pursuant to the terms of the Merger Agreement. The Leerink Partners opinion did not address any other term or aspect of the Merger Agreement or the Transaction and does not constitute a recommendation to any stockholder of OncoMed as to whether or how such holder should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

The full text of Leerink Partners’ written opinion should be read carefully in its entirety for a description of the assumptions made and limitations upon the review undertaken by Leerink Partners in preparing its opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Leerink Partners reviewed, among other things:

∎	a draft of the Merger Agreement, dated December 4, 2018;

∎	a draft of the form of CVR Agreement, dated December 4, 2018;

∎	the annual report on Form 10-K of OncoMed for the fiscal year ended December 31, 2017, as filed by OncoMed with the SEC;

∎	the annual report to shareholders of Mereo for the fiscal year ended December 31, 2017, as filed by Mereo with the United Kingdom Companies House;

∎	quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2018, June 30, 2018 and September 30, 2018, as filed by OncoMed with the SEC;

∎	interim results for the six month period ended on June 30, 2018, as issued by Mereo;

∎	certain current reports on Form 8-K, as filed by OncoMed with, or furnished by OncoMed to, the SEC;

∎	the registration statement on Form F-1 and amendment No. 1 thereto, as filed by Mereo with the SEC on March 23, 2018 and April 9, 2018, respectively;

∎	certain publicly available research analyst reports for OncoMed and Mereo;

∎	certain other communications from OncoMed and Mereo to each of its respective stockholders;

∎

certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of OncoMed, including certain financial forecasts, analyses and projections relating to OncoMed prepared by management of OncoMed and furnished to Leerink Partners by OncoMed for purposes of Leerink Partners’ analysis (the “Company Forecast” and, collectively, the “Company Internal Data”); and

∎

certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Mereo, including certain financial forecasts, analyses and projections relating to Mereo prepared by management of Mereo and furnished to Leerink Partners by Mereo for purposes of Leerink Partners’ analysis (the “Mereo Forecast” and, collectively, the “Mereo Internal Data”).

Leerink Partners also conducted discussions with members of the senior management and representatives of OncoMed regarding their assessment of the OncoMed Internal Data and the Mereo Internal Data and with members of the senior management and representatives of Mereo regarding their assessment of the Mereo Internal Data. In addition, Leerink Partners reviewed publicly available financial and stock market data for OncoMed and Mereo and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Leerink Partners deemed relevant. Leerink Partners also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that Leerink Partners deemed relevant and conducted such other financial studies and analyses and took into account such other information as Leerink Partners deemed appropriate.

Leerink Partners assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by it for purposes of its opinion and relied, with the consent of the OncoMed Board, upon such information as being complete and accurate. In that regard, Leerink Partners assumed, at the direction of the OncoMed Board, that the OncoMed Internal Data (including, without limitation, the OncoMed Forecast) had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of OncoMed as to the matters covered thereby and that the Mereo Internal Data (including, without limitation, the Mereo Forecast) had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Mereo as to the matters covered thereby. Leerink Partners relied, at the direction of the OncoMed Board, on the OncoMed Internal Data and the Mereo Internal Data for purposes of its analysis and its opinion. Leerink Partners expressed no view or opinion as to the OncoMed Internal Data or the Mereo Internal Data or the respective assumptions on which each was based. In addition, at the direction of the OncoMed Board, Leerink Partners did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of OncoMed or Mereo, nor was Leerink Partners furnished with any such evaluation or appraisal, and Leerink Partners was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of OncoMed or Mereo. Leerink Partners assumed, at the direction of the OncoMed Board, that the final executed Merger Agreement and the final executed CVR Agreement would not differ in any respect material to Leerink Partners’ analysis or the opinion from the last draft of the Merger Agreement or the last draft of the CVR Agreement reviewed by Leerink Partners. Leerink Partners also assumed, at the direction of the OncoMed Board, that the Transaction would be consummated on the terms set forth in the Merger Agreement and the CVR Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Leerink Partners’ analysis or its opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change would be imposed, the effect of which would be material to such analysis or opinion. Leerink Partners did not evaluate and did not express any opinion as to the solvency or fair value of OncoMed or Mereo, or their respective abilities to pay their obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Leerink Partners are not legal, regulatory, tax or accounting advisors, and Leerink Partners expressed no opinion as to any legal, regulatory, tax or accounting matters.

Leerink Partners expressed no view as to, and its opinion did not address, OncoMed’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to OncoMed or in which OncoMed might engage. The opinion was limited to and addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of the outstanding shares of OncoMed common stock (other than Excluded Shares) of the Merger Consideration to be paid to such holders pursuant to the terms of the Merger Agreement. Leerink Partners was not asked to, nor did Leerink Partners express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement, the CVR Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, the form or terms of the CVRs with respect to transferability, illiquidity or otherwise, or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of OncoMed or any other party. In addition, Leerink Partners expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of OncoMed or any other party, or class of such persons in connection with the Transaction, whether relative to the Merger Consideration to be paid to the holders of the outstanding shares of OncoMed common stock (other than Excluded Shares) pursuant to the terms of the Merger Agreement or otherwise. The Leerink Partners opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Leerink Partners as of, the date of its opinion, and Leerink Partners does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date thereof. The Leerink Partners opinion does not constitute a recommendation to any stockholder of OncoMed as to whether or how such holder should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter. Leerink Partners provided its financial advisory services and rendered its opinion for the information and assistance of the OncoMed directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of the Leerink Partners opinion was approved by the Leerink Partners Fairness Opinion Review Committee.

Summary of Financial Analyses

The following is a summary of the material financial analyses prepared by Leerink Partners and reviewed with the OncoMed Board in connection with the rendering by Leerink Partners of its opinion on December 4, 2018. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Leerink Partners, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Leerink Partners. Leerink Partners may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be the view of Leerink Partners as to the actual value of OncoMed or Mereo. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Leerink Partners. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Leerink Partners’ financial analyses and its opinion. In performing its analyses, Leerink Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of OncoMed or any other parties to the Transaction. None of OncoMed, Mereo, Merger Sub, Leerink Partners or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of OncoMed or Mereo do not purport to be appraisals or reflect the prices at which these companies may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 4, 2018 (the last trading day before the public announcement of the Transaction) and is not necessarily indicative of current market conditions.

In preparing its analysis, Leerink Partners took into account that the Exchange Ratio contained in the Merger Agreement is intended to result in the holders of the outstanding Mereo Shares and the holders of the outstanding shares of OncoMed common stock (other than Excluded Shares) immediately prior to the effective time of the Merger holding, on a fully-diluted basis, approximately 75.24% and 24.76%, respectively, of the outstanding Mereo Shares on a pro forma basis immediately following the effective time of the Merger. Leerink Partners also took into account that the Exchange Ratio is based upon an amount of OncoMed’s net cash and is subject to certain adjustments set forth in the Merger Agreement. Accordingly, such percentages are subject to adjustment. At OncoMed’s direction, Leerink Partners assumed that the net cash amount would be $37 million.

OncoMed Valuation Analysis—Selected Publicly Traded Companies

Leerink Partners reviewed publicly available information relating to the equity values of U.S.-listed publicly-traded biopharmaceutical companies that have faced pipeline development setbacks, are pre-commercial and focused on oncology. The companies meeting these criteria, referred to as the OncoMed Selected Companies, were:

Issuer	Lead Indication	Development Stage	Equity Value	Adjusted Equity Value (in millions)
			(in millions)
Idera Pharmaceuticals, Inc.	Melanoma	Phase 2	$186.1	$174.5
Sesen Bio, Inc.	Bladder Cancer	Phase 3	$132.2	$145.2
Sunesis Pharmaceuticals, Inc.	B-Cell Malignancies	Phase 2	$18.3	$69.0
Immune Design Corp.	Non-Hodgkin’s Lymphoma	Phase 2	$86.1	$49.6
NewLink Genetics Corporation	Melanoma	Phase 2	$69.4	$24.3
Aduro Biotech, Inc.	Multiple Tumors	Phase 1	$209.2	$14.3

Leerink Partners noted that, although the OncoMed Selected Companies had certain financial and operating characteristics that could be considered similar to those of OncoMed, none of such companies had the same management, make-up, technology, size or mix of business as OncoMed. Accordingly, there were inherent limitations on the applicability of the OncoMed Selected Companies to the valuation analysis of OncoMed.

Leerink Partners calculated the aggregate equity value of each of the OncoMed Selected Companies based upon the closing price of the common stock of each such company on December 4, 2018 and the fully-diluted number of shares outstanding, using the treasury stock method. Leerink Partners calculated adjusted equity values for the OncoMed Selected Companies using their respective enterprise values (equity value minus net cash as of the relevant company’s most recent public filing) on December 4, 2018 and adding net cash of OncoMed as reported in its latest Form 10-Q dated November 11, 2018. OncoMed had a net cash balance of $70.9 million as of September 30, 2018.

Leerink Partners then compared the adjusted equity values to (i) the implied value of the Mereo Shares to be issued to OncoMed stockholders in the Merger plus the discounted value of the TIGIT CVR and (ii) the implied value of the Mereo Shares to be issued to OncoMed stockholders in the Merger assuming no TIGIT CVR payment, of $89 million and $57 million, respectively. The implied values were based on Mereo’s closing share price ending on December 4, 2018 and the number of shares to be issued to stockholders of OncoMed in the Merger. In addition, the TIGIT CVR value was based on the cash payment of $35 million discounted from September 30, 2019 to December 4, 2018 using a discount rate of 12.0%.

The results of this analysis are summarized as follows:

Adjusted Equity Value
(in millions)
Mean	$79.5
Median	$59.3
75th Percentile	$126.1
25th Percentile	$30.7

OncoMed Valuation Analysis—Sum-of-the-Parts Net Present Value

Leerink Partners performed a sum-of-the-parts net present value analysis of OncoMed. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset or set of assets by calculating the “present value” of estimated future cash flows of the asset or set of assets. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

For purposes of its sum-of-the-parts analysis with respect to OncoMed, Leerink Partners was advised by OncoMed, and Leerink Partners assumed, that, immediately prior to closing of the Transaction and after giving effect to the distribution of the CVRs, OncoMed would not have any material assets other than:

∎	an estimated cash balance at the time of closing in an amount of $37 million;

∎	the potential milestone payment of $35 million by Celgene, should Celgene exercise the exclusive option granted by OncoMed to Celgene in relation to OncoMed’s etigilimab product; and

∎	attributable value involving navicixizumab.

Leerink Partners calculated the sum-of-the-parts present value of OncoMed utilizing (i) OncoMed’s estimated cash balance at time of closing of $37 million, (ii) the TIGIT CVR value and (iii) the estimated net present value, or NPV, of navicixizumab. The TIGIT CVR value was based on a binary probability of success of 0% or 100% and was discounted from September 30, 2019 to December 4, 2018 using a discount rate of 12.0%. To calculate the estimated NPV of navicixizumab, Leerink Partners performed a discounted cash flow analysis of the navicixizumab program to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that navicixizumab was forecasted to generate from the December 4, 2018 through fiscal year 2040, which unlevered, after-tax free cash flows were based on OncoMed management projections. The cash flows were then discounted to present value as of December 4, 2018 using a discount rate of 12.0% and then probability of success adjusted using an assumed probability of success of 16.2% (derived from Nature’s “Clinical development success rates for investigational drugs” for ovarian cancer). This NPV analysis of navicixizumab resulted in an intrinsic value for navicixizumab of approximately negative $6.4 million.

The sum-of-the-parts net present value analysis resulted in an intrinsic value of OncoMed ranging from $31 million to $62 million. The sum-of-the-parts analysis was then compared to (i) the implied value of the ordinary shares to be issued to OncoMed stockholders in the Transaction plus the discounted value of the TIGIT CVR and (ii) the implied value of the Mereo Shares to be issued to OncoMed stockholders in the Transaction assuming no TIGIT CVR payment, of $89 million and $57 million, respectively. The implied values were based on Mereo’s closing share price ending on December 4, 2018 and the number of shares to be issued to stockholders of OncoMed in the Transaction.

OncoMed Valuation Analysis – Other Factors

Leerink Partners noted for the OncoMed Board certain additional factors that were not considered part of Leerink Partners’ financial analyses solely for informational purposes, including, among other things, the following:

∎

Historical intraday trading prices of OncoMed common stock during the 52-week period ended December 4, 2018 (the last trading day before the public announcement of the Transaction), which reflected low and high intraday stock prices for the Company during such period of $1.11 to $5.19 per share;

∎	Discounted stock price targets for OncoMed common stock in publicly available Wall Street research analyst reports, which indicated low and high stock price targets for OncoMed ranging from $1.80 to $8.00 per share, as of December 4, 2018 and discounted from the one-year forward date of the last published report to December 4, 2018 using a discount rate of 12.0%; and

∎

An analysis of premiums paid in selected pre-commercial sub-$1 billion biotechnology transactions since 2013 for which premium data was available. The premiums in this analysis were calculated by comparing the per share acquisition price in each transaction to the closing price of the target company’s common stock for the date one day prior to the date on which the trading price of the target’s common stock was perceived to be affected by a potential transaction. The mean and median premiums paid in the selected transactions were 79.7% and 78.8%, respectively. Leerink Partners applied an illustrative range of premiums of 58.4% (25th percentile) to 86.4% (75th percentile) to OncoMed’s market capitalization based on a closing stock price on December 4, 2018 (the last trading day before the last trading day before the public announcement of the Transaction) of $1.11 and fully-diluted shares outstanding resulting from the treasury stock method, which resulted in an implied equity value range of approximately $69 million to $81 million.

Mereo BioPharma Valuation Analysis—Selected Public Companies

Leerink Partners reviewed publicly available information relating to the equity values of U.S.-listed publicly-traded biopharmaceutical companies focused on genetic diseases and whose lead product was in phase 2 or phase 3 of clinical development. The companies meeting these criteria, referred to as the Mereo Selected Companies, were:

Issuer	Lead Indication	Development Stage	Equity Value
			(in millions)
Kiniksa Pharmaceuticals Ltd.	Recurrent Pericarditis	Phase 2	$1,097.2
Crinetics Pharmaceuticals, Inc.	Acromegaly	Phase 2 Ready	892.0
Principia BioPharma, Inc.	Pemphigus Vulgaris	Phase 2	769.9
Clementia Pharmaceuticals Inc.	Fibrodysplasia Ossificans Progressiva	Phase 3	545.6
Eidos Therapeutics Inc.	Amyloidosis Transthyretin	Phase 2	509.2
KalVista Pharmaceuticals, Inc.	Hereditary Angioedema	Phase 2	411.4
Ovid Therapeutics Inc.	Angelman Syndrome	Phase 2	86.0

Leerink Partners noted that, although the Mereo Selected Companies had certain financial and operating characteristics that could be considered similar to those of Mereo, none of such companies had the same management, make-up, technology, size or mix of business as Mereo. Accordingly, there were inherent limitations on the applicability of the Mereo Selected Companies to the valuation analysis of Mereo.

Leerink Partners calculated the aggregate equity value of each of the Mereo Selected Companies based upon the closing price of the common stock of each such company on December 4, 2018 and the fully-diluted number of shares outstanding, using the treasury stock method. Leerink Partners then calculated the equity value per share based on Mereo’s fully-diluted shares outstanding using the treasury stock method and Mereo’s December 4, 2018 closing price.

The equity per share values were then compared to Mereo’s closing share price ending on December 4, 2018 and Mereo’s 90-day volume-weighted average price (“VWAP”) ending on December 4, 2018.

The results of this analysis are summarized as follows:

Equity Value Per Share
Mean	$8.03
Median	$7.12
75th Percentile	$10.84
25th Percentile	$6.00

Mereo BioPharma Valuation Analysis—Net Present Value of BPS-804 and MPH-966

Leerink Partners performed a discounted cash flow analysis of Mereo’s lead product candidates, BPS-804 and MPH-966, to calculate the estimated present value of the unlevered, after-tax free cash flows that the Company was forecasted to generate from these programs from December 4, 2018 to fiscal year 2038, which unlevered, after-tax free cash flows were based on Mereo management forecasts. The cash flows were then discounted to present value as of December 4, 2018 using discount rates ranging from 11.0% to 13.0%, which were based on an estimate of Mereo’s weighted average cost of capital and probability of success adjusted based on academic probabilities of success for clinical trial development. This range of discount rates was based on Leerink Partners’ analysis of Mereo’s weighted average cost of capital derived using the Capital Asset Pricing Model, taking into account certain metrics including the comparable companies’ levered and unlevered betas, a historical equity risk premium, size premia and yields for U.S. treasury notes. The probability of success adjustments used were 19.8% and 16.7% for BPS-804 and MPH-966, respectively (derived from Nature’s “Clinical development success rates for investigational drugs” for endocrine and respiratory diseases).

This analysis resulted in an implied per share equity value range for the BPS-804 and MPH-966 programs of approximately $2.43 to $3.19. Leerink Partners then compared this range of implied per share equity values to Mereo’s closing share price ending on December 4, 2018 and Mereo’s 90-day VWAP ending on December 4, 2018.

Mereo BioPharma Valuation Analysis—Other Factors

Leerink Partners noted for the OncoMed Board certain additional factors that were not considered part of Leerink Partners’ financial analyses solely for informational purposes, including, among other things, the following:

∎

Historical intraday trading prices of Mereo Shares during the 52-week period ended December 4, 2018 (the last trading day before the public announcement of the Transaction), which reflected low and high intraday stock prices for the Company during such period of £1.70 to £3.55 per Share;

∎

Discounted stock price targets for Mereo Shares in publicly available Wall Street research analyst reports, which indicated low and high stock price targets for the Company ranging from £6.15 to £7.20 per Share, as of December 4, 2018 and discounted from the one-year forward date of the last published report to December 4, 2018 using a discount rate of 12.0%.

General

The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, Leerink Partners did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Leerink Partners made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

Leerink Partners’ financial analyses and opinion were only one of many factors taken into consideration by the OncoMed Board in its evaluation of the Transaction. Consequently, the analyses described above should not be viewed as determinative of the views of the OncoMed Board or management of OncoMed with respect to the Merger Consideration or as to whether the OncoMed Board would have been willing to determine that different consideration to be received by OncoMed stockholders was fair. The Merger Consideration was determined through arm’s-length negotiations between OncoMed and Mereo and was approved by the OncoMed Board. Leerink Partners provided advice to OncoMed during these negotiations. However, Leerink Partners did not recommend any specific form of Merger Consideration or other financial terms to OncoMed or the OncoMed Board or that any specific amount of Merger Consideration or other financial terms constituted the only appropriate consideration for the Transaction.

Leerink Partners is a full-service securities firm engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. In the past two years, Leerink Partners has not been engaged to provide financial advisory or other services to Mereo, and has not received any compensation from Mereo during such period. Subsequent to the rendering of the Leerink Partners opinion, the acquisition of the parent company of Leerink Partners by the parent company of Sillicon Valley Bank was completed. Mereo is party to a loan agreement with Silicon Valley Bank, and Mereo has issued certain warrants to purchase Mereo Shares to Silicon Valley Bank. See “Mereo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations of Mereo—Indebtedness—Credit Facility.” Although Leerink Partners has provided certain investment banking services to OncoMed from time to time, for which it has received customary compensation, in the past two years, Leerink Partners has not been engaged to provide financial advisory or other services to OncoMed except with respect to the Transaction, for which Leerink Partners will receive the compensation described below. In the ordinary course of business, Leerink Partners and its affiliates may, in the future, provide commercial and investment banking services to OncoMed, Mereo or their respective affiliates and would expect to receive customary fees for the rendering of such services. In the ordinary course of their trading and brokerage activities, Leerink Partners or its affiliates have in the past and may in the future hold positions, for their own account or the accounts of their customers, in equity, debt or other securities of Mereo, OncoMed or their respective affiliates. Consistent with applicable legal and regulatory requirements, Leerink Partners has adopted policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Leerink Partners’ research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to OncoMed and the Transaction and other participants in the Transaction that differ from the views of Leerink Partners’ investment banking personnel.

The OncoMed Board selected Leerink Partners to act as OncoMed’s financial advisor based on Leerink Partners’ qualifications, reputation, experience and expertise in the biopharmaceuticals industry, its knowledge of and involvement in recent transactions in the biopharmaceutical industry, and its longstanding relationship and familiarity with OncoMed and its business. Leerink Partners is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transaction.

In connection with Leerink Partners’ services as a financial advisor to OncoMed, OncoMed has agreed to pay Leerink Partners an aggregate fee of $2.5 million, $500,000 of which was paid upon the rendering by Leerink Partners of its opinion and the remainder of which is payable contingent upon consummation of the Transaction. In addition, OncoMed has agreed to reimburse certain of Leerink Partners’ expenses arising, and to indemnify Leerink Partners against certain liabilities that may arise, out of Leerink Partners’ engagement. The terms of the fee arrangement between Leerink Partners and OncoMed, which are customary in transactions of this nature, were negotiated at arm’s length between Leerink Partners and OncoMed, and the OncoMed Board was aware of the arrangement, including the fact that a significant portion of the fee payable to Leerink Partners is contingent upon the completion of the Transaction.

Board of Directors and Senior Management of the Combined Company

Immediately following the Effective Time, two members of the existing OncoMed Board, Michael Wyzga and Dr. Deepika Pakianathan, will be appointed to the Mereo Board, Dr. Denise Scots-Knight will continue as Chief Executive Officer of the Combined Company and Richard Jones will continue as the Chief Financial Officer of the Combined Company. Dr. Peter Fellner will continue in his role as Chairman of the Mereo Board.

It is expected that Peter Fellner, Peter Bains, Paul Blackburn, Anders Ekblom, Kunal Kashyap, Michael Wyzga and Dr. Deepika Pakianathan will qualify as “independent” under U.S. securities laws and Nasdaq rules.

Accounting Treatment

The merger will be accounted for in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), and in particular, with IFRS 3, Business Combinations (“IFRS 3”), under which the Merger qualifies as the acquisition of OncoMed by Mereo. On the date of the acquisition, the identifiable assets and liabilities of OncoMed will be recorded by Mereo at their respective fair values. Any excess of the purchase price over the net fair value at date of the acquisition of the identifiable assets acquired and liabilities assumed will be recognized as goodwill. Should the fair value of the assets and liabilities at the date of acquisition exceed the value of the consideration, a gain will be recognized on acquisition in accordance with IFRS 3 and recorded in the statement of operations of the Combined Company.

Interests of OncoMed’s Directors and Executive Officers in the Merger

In considering the recommendation of the OncoMed Board to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, OncoMed stockholders should be aware that some of the OncoMed directors and executive officers have interests in the Merger and have arrangements that are different from, or in addition to, those of OncoMed stockholders generally. These interests and arrangements may create potential conflicts of interest. The OncoMed Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement.

Special Transaction Bonus

In connection with the Merger Agreement, OncoMed has agreed to pay a performance bonus of $50,000 to Dr. Lewicki upon achievement of the closing of the Merger and the other transactions contemplated by the Merger Agreement. Such performance bonus will be payable upon the closing of the Merger to the extent that OncoMed’s net cash (as defined in the Merger Agreement) exceeds $37 million.

Change in Control Agreements with Executive Officers

In connection with signing of the Merger Agreement, OncoMed approved the termination of the employment of: (i) Dr. Lewicki, effective immediately prior to the closing of the Merger; (ii) Dr. Gurney, Ph.D., effective as of December 21, 2018; (iii) Dr. Hager, effective immediately prior to the closing of the Merger; (iv) Yvonne Li, OncoMed’s Vice President, Finance, Controller and Administration, effective immediately prior to the closing of the Merger and (v) Robert Stagg, OncoMed’s Senior Vice President, Clinical Research and Development, effective immediately prior to the closing of the Merger.

Upon each executive’s termination of employment, in exchange for providing a general release of claims against OncoMed and its affiliates, he or she is, or, in the case of Drs. Lewicki, Hager and Stagg and Ms. Li, will be, entitled to receive (i) cash severance payments in the amount of 12 months of base salary (24 months in the case of Dr. Lewicki), payable in accordance with OncoMed’s normal payroll procedures, (ii) a one-time cash severance payment equal to 12 months of target bonus (24 months in the case of Dr. Lewicki) payable in a lump sum as soon as practicable following the date the general release becomes effective, (iii) up to 12 months of continued healthcare coverage (24 months in the case of Dr. Lewicki), and (iv) 100% vesting acceleration of outstanding equity awards, including, without limitation, his or her stock options and restricted stock units.

Pursuant to the terms of the change in control and severance agreements with executive officers, with respect to executive officers who are not terminated prior to or in connection with the closing of the Merger, upon the closing of the Merger, the vesting of any equity awards held by such person will automatically accelerate as to 25% of the total number of shares subject thereto.

Former Named Executive Officers

Paul Hastings, OncoMed’s former Chairman and Chief Executive Officer & President, resigned on January 1, 2018. In connection with his resignation OncoMed entered into a letter agreement with Mr. Hastings (the “Hastings Severance Agreement”). The Hastings Severance Agreement provides for, among other things, (a) continued payment of Mr. Hastings’ base salary through December 31, 2018, (b) up to 12 months of continued health care coverage, (c) $303,119.85, which represents Mr. Hastings’ target bonus for fiscal year 2018, less required withholding taxes, and (d) accelerated vesting of the portion of Mr. Hastings’ outstanding stock options and restricted stock units that would have otherwise vested through December 31, 2018 had Mr. Hastings’ employment continued. In addition, each vested stock option held by Mr. Hastings (after giving effect to vesting acceleration pursuant to the Hastings Severance Agreement) remained exercisable until the earlier of the original expiration date of such stock option or December 31, 2018. Pursuant to the terms of the Hastings Severance Agreement, Mr. Hastings has provided OncoMed with a general release of claims against OncoMed. The Merger will not affect the terms of the Hastings Separation Agreement. Sunil Patel, OncoMed’s former Executive Vice President and Chief Financial Officer resigned on March 9, 2018. He did not receive any severance payments in connection with his resignation. Neither Mr. Hastings nor Mr. Patel will receive consideration in connection with the Merger that is different from, or in addition to, those of OncoMed stockholders generally.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

The Merger Agreement provides that Mereo and the surviving corporation honor and fulfill in all respects the obligations of OncoMed in any indemnification agreements of OncoMed with any of its respective directors, officers or employees in effect immediately prior to the effective time of the Merger with respect to claims arising at or prior to the effective time of the Merger. The Merger Agreement also provides that, for a period of six years following the effective time of the Merger, the provisions of the articles of association of Mereo with respect to indemnification, advancement of expenses and exculpation shall not be amended, modified or repealed and that the certificate of incorporation and bylaws of the surviving corporation will include indemnification, advancement of expenses and exculpation provisions at least as favorable as such provisions contained in the organizational documents of OncoMed immediately prior to the effective time of the Merger.

The Merger Agreement further requires that each of Mereo and the surviving corporation, for a period of six years following the effective time of the Merger, indemnify and hold harmless each director or officer of OncoMed against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such individual is or was a director or officer of Mereo or OncoMed, whether asserted or claimed prior to, at or after the effective time of the Merger, in each case, to the fullest extent permitted under applicable law. Prior to the effective time of the Merger, OncoMed will purchase a six year “tail” prepaid policy on the existing OncoMed officers’ and directors’ liability insurance policy, with coverage and amounts no less favorable than those currently in effect.

Interests of OncoMed Directors

Under the terms of OncoMed’s non-employee director compensation policy, all equity awards held by directors are subject to accelerated vesting upon a “Change in Control,” as such term is defined in OncoMed’s 2013 Equity Incentive Award Plan, provided that the applicable non-employee director continues to provide service as a non-employee director of OncoMed through the date of such “Change in Control.” The Merger will constitute a “Change in Control” for purposes of this policy.

Quantification of OncoMed Change in Control and Termination Payments and Benefits to OncoMed’s Named Executive Officers

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the estimated amount of compensation and benefits to which each OncoMed named executive officer could become entitled based on or otherwise related to the Merger. The amounts have been calculated assuming that the completion of the Merger occurred on March 15, 2019 (the latest practicable date, determined pursuant to Item 402(t) of Regulation S-K) and OncoMed’s named executive officers experienced a qualifying termination on such date, referred to as a “double-trigger” event, or, in the case of Dr. Gurney and Messrs. Hastings and Patel, prior to such date.

OncoMed’s Golden Parachute Compensation

Executive Officer	Cash(1)	Equity Awards(2)	Perquisites / Benefits(3)	Other(4)	Total
John A. Lewicki, Ph.D.	$1,387,110	$36,412	$61,729	$50,000	1,535,251
Yvonne Li	$387,319	$26,444	$35,032	$—	448,795
Alicia J. Hager, J.D., Ph.D.	$502,727	$28,598	$12,111	$—	543,436
Austin Gurney, Ph.D.	$602,528	$28,610	$11,874	$—	643,012
Robert Stagg	$570,118	$27,410	$31,191	$—	628,719
Paul Hastings (5)	$—	$—	$—	$—	—
Sunil Patel (6)	$—	$—	$—	$—	—

(1)

Other than for Dr. Gurney, reflects the amount of “double-trigger” payments to which each named executive officer would be entitled to receive under the named executive officer’s change in control and severance agreement with OncoMed. For Dr. Gurney, reflects the amount paid to Dr. Gurney as severance pursuant to a separation agreement entered into with OncoMed in connection with his termination of employment on December 21, 2018. Under the change in control and severance agreements, in the event the named executive officer terminates employment with us within twelve months following the closing of the Merger, subject to providing us a release of claims, he or she will become entitled to an amount equal to 12 months of base salary and 12 months target bonus (24 months for each in the case of Dr. Lewicki). The separation agreement OncoMed entered into with Dr. Gurney provided for severance in an amount equal to his pro-rated annual discretionary bonus, 12 months of his base salary and 12 months of his target bonus in exchange for a release of claims. The components of cash severance for each eligible named executive officer are as follows:

Named Executive Officer	Base Salary Severance	Target Bonus Severance	Prorated 2018 Bonus
John A. Lewicki, Ph.D.	$924,740	$462,370	—
Yvonne Li	$286,903	$100,416	—
Alicia J. Hager, J.D., Ph.D.	$359,091	$143,636	—
Austin Gurney, Ph.D.	$376,580	$150,632	$75,316
Robert Stagg	$407,227	$162,891	—
(2)

Other than for Dr. Gurney, the amounts in this column represent the “single-trigger” value of outstanding equity awards the vesting of which will be accelerated upon the Closing pursuant to the merger agreement. With respect to Dr. Gurney this column represents the value of the outstanding equity awards the vesting of which was accelerated in connection with his termination of employment on December 21, 2018. The values were determined using the per share price of OncoMed common stock of $0.95 (the average closing market price of OncoMed common stock over the first five business days following the public announcement of the entry into the merger agreement on December 5, 2018). The components of the equity award value for each eligible named executive officer are as follows:

Named Executive Officer	Value of Restricted Stock Units	Value of Stock Options
John A. Lewicki, Ph.D.	$34,438	$1,974
Yvonne Li	$26,126	$318
Alicia J. Hager, J.D., Ph.D.	$28,501	$97
Austin Gurney, Ph.D.	$28,501	$109
Robert Stagg	$27,313	$97
(3)

Other than for Dr. Gurney, the amounts in this column equal the value of the “double-trigger” benefits for continued healthcare coverage that would be paid on behalf of each of the executive officers for up to 12 months (24 months in the case of Dr. Lewicki) as provided under such officer’s change in control and severance agreement. With respect to Dr. Gurney this column represents the value of benefits for continued healthcare coverage payable in connection with his termination of employment on December 21, 2018.

(4)

Represents a “single-trigger” lump sum cash payment of $50,000 for which Dr. Lewicki is eligible to be paid as a performance bonus upon the closing of the Merger to the extent that OncoMed’s net cash (as defined in the merger agreement) exceeds $37 million.

(5)

Mr. Hastings was a named executive officer with respect to fiscal year 2017, and as such is included in the table set forth above. Mr. Hastings’s employment terminated on January 1, 2018, and in connection with his termination, he received certain payments pursuant to a Hastings Separation Agreement. The Merger will not affect the terms of the Hastings Separation Agreement.

(6)

Mr. Patel was a named executive officer with respect to fiscal year 2017, and as such is included in the table set forth above. Mr. Patel resigned on March 9, 2018. He did not receive any severance payments in connection with his resignation.

Narrative to OncoMed’s Golden Parachute Compensation Table

The tabular disclosure set forth above assumes that (1) each of the OncoMed named executive officers (other than Mr. Hastings, whose employment terminated January 1, 2018, Mr. Patel, whose employment terminated on March 9, 2018 and Dr. Gurney whose employment terminated December 21, 2018) is entitled to severance payments and benefits under such officer’s change in control and severance agreement due to a termination of employment, as of March 15, 2019 (the latest practicable date, determined pursuant to Item 402(t) of Regulation S-K) and (2) Dr. Lewicki is entitled to his performance bonus under the terms of the Merger Agreement. The tabular disclosure set forth above assumes the completion of the merger occurred on March 15, 2019 and that the per share price of

OncoMed common stock is $0.95 (the average closing market price of OncoMed common stock over the first five business days following the public announcement of the entry into the merger agreement on December 5, 2018).

Treatment of OncoMed Options and OncoMed Units

The Merger Agreement provides that, immediately prior to the Effective Time, each OncoMed Option that is outstanding and unexercised, whether vested or not, will be automatically canceled and converted into the right to receive (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such canceled OncoMed Option, multiplied by (ii) the number of shares of OncoMed common stock subject to such OncoMed Option immediately prior to the Effective Time, provided that no fractional Mereo ADSs or CVRs will be issued. Each OncoMed Option that has a per-share exercise price that is higher than the Merger Consideration shall be canceled at the Effective Time for no consideration. No OncoMed Options will remain outstanding following the consummation of the Merger. As of March 15, 2019, there were approximately 4,047,071 outstanding OncoMed Options, 1,283,348 of which were unvested.

OncoMed Units

The Merger Agreement provides that, immediately prior to the Effective Time and contingent on the occurrence of the Closing, each outstanding OncoMed Unit will be canceled and the holders thereof will be entitled to receive, immediately prior to the Effective Time, the number of shares of OncoMed common stock that were subject to such OncoMed Units (with the tax withholding obligations of each holder of such OncoMed Units being satisfied by OncoMed withholding from issuance that number of shares of OncoMed common stock calculated by multiplying the maximum statutory withholding rate for such holder in connection with such issuance by the number of shares of OncoMed common stock to be issued, rounding up to the nearest whole share, and remitting such withholding in cash to the appropriate tax authority)and such stockholders will thereafter be entitled to receive the Merger Consideration in respect of these shares of OncoMed common stock. No OncoMed Units will remain outstanding following the consummation of the Merger. As of March 15, 2019, there were approximately 238,584 unvested and outstanding OncoMed Units.

Mereo’s Reasons for the Merger

At its meeting on December 5, 2018, the Mereo Board unanimously (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and are fair to and in the best interests of Mereo and its shareholders as a whole, (2) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and (3) resolved to recommend to Mereo’s shareholders that they should approve the transactions contemplated by the Merger Agreement, should such approval be required.

The Mereo Board based its recommendation on its belief that (1) the combination of Mereo’s biopharmaceutical portfolio of four assets with OncoMed’s two lead assets will create a diversified combined portfolio, resulting in an increased number of potential near-term catalysts with a core focus remaining on Mereo’s strategy to develop and commercialize products for rare diseases, (2) the cash position of the Combined Company will provide an extended operational runway, with the potential for such runway to be extended significantly through partnering deals with respect to Mereo’s non-Orphan products, OncoMed’s navicixzumab products and the potential Celgene Option Exercise, and (3) a Nasdaq listing, in addition to Mereo’s existing AIM listing, will provide a diversified international shareholder base for the Combined Company.

The Mereo Board also based its recommendation on its belief that the Merger would:

∎	combine the skills and expertise of Mereo and a select number of OncoMed employees;

∎	establish a U.S. operational base for Mereo; and

∎	diversify and expand the Mereo Board through the addition of two new biopharmaceutical industry-experienced OncoMed independent non-executive directors.

The Mereo Board also considered:

∎

the risks and costs associated with the Merger not being completed in a timely manner or at all, even if approved by the OncoMed Board, OncoMed’s stockholders, the Mereo Board and, if necessary, Mereo’s shareholders;

∎	the risks and costs associated with diverting management and employee attention and resources from other strategic opportunities and operational matters while working to implement the Merger;

∎	potential litigation arising from the Merger Agreement, the Merger or the CVR Agreement;

∎

the risk that the value of the consideration payable to OncoMed’s shareholders would increase in the event that the value of Mereo Shares increased prior to the Effective Time, as the Exchange Ratio is fixed (subject only to adjustment for the net cash held by OncoMed at the time of the closing of the Merger and the Share Consideration Cap);

∎

the challenges of completing the Merger and combining the businesses of the two companies, and the risks of not achieving the expected operating efficiencies, growth or cash cost savings from the Merger taking into account the different locations of the two companies;

∎	the transactional costs and expenses expected to be incurred by Mereo, as well as by OncoMed, in connection with the Merger; and

∎	restrictions under the Merger Agreement on the conduct of Mereo’s business and its ability to pursue other strategic opportunities prior to the completion of the Merger.

A Diversified Combined Portfolio

The Merger would produce a diversified combined portfolio of six assets, resulting in an increased number of potential near-term catalysts both in terms of clinical data and partnering opportunities. The Mereo Board considered its belief that, in addition to Mereo’s existing portfolio, potential partnership opportunities for OncoMed’s navicixizumab program, which is currently in a Phase 1b clinical study and has shown encouraging data in heavily pre-treated ovarian cancer patients to date, and OncoMed’s ongoing collaboration with Celgene (with an option for Celgene to license OncoMed’s etigilimab (anti-TIGIT, OMP-313M32) program outstanding), would provide the Combined Company with a broadened asset base and diversification of risk across additional product candidates.

Strengthened Cash Position

The Mereo Board also considered its belief that the Merger would provide a strong position for the Combined Company, extending its operational runway into 2020 with cash resources (defined as cash, cash equivalents and short-term investments), on a pro forma combined basis, of US$115.5 million as of September 30, 2018, incorporating OncoMed’s cash resources of US$70.9 million as of September 30, 2018. The Mereo Board further considered the potential for such cash runway to be extended significantly, both through partnership deals and through the possible Celgene Option Exercise by Celgene for OncoMed’s etigilimab (anti-TIGIT, OMP-313M32) product.

Nasdaq Listing

The Merger also provides an opportunity for Mereo to establish a Nasdaq listing of Mereo ADSs, in addition to Mereo’s existing AIM listing and, with such listing, a diversified international shareholder base including a number of US institutional specialist healthcare investors, supplementing Mereo’s existing strong U.K. institutional and corporate investor base. Mereo has previously taken steps towards listing on Nasdaq and the Mereo Board considered its continued belief that such a listing would be beneficial to Mereo and its shareholders.

None of the statements above is intended as a profit forecast or estimate for any period and no statement should be interpreted to mean that earnings or earnings per share for Mereo for its current or future financial years would necessarily match or exceed historical published earnings or earnings per share. See “Risk Factors” and “Cautionary Statements Regarding Forward-Looking Statements.”

The Mereo Board also considered a variety of other factors and risks concerning the Merger, including the risks described in “Risk Factors” elsewhere in this proxy statement/prospectus.

Appraisal Rights

Holders of shares of OncoMed common stock who (1) do not vote in favor of the adoption of the Merger Agreement, (2) properly demand appraisal of their shares and (3) otherwise comply exactly with the requirements of Section 262 of the DGCL (“Section 262”) will be entitled to appraisal rights in connection with the Merger under Section 262.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 which is attached to this proxy statement/prospectus as Annex D. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

FAILURE TO FOLLOW EXACTLY ANY OF THE STATUTORY REQUIREMENTS COULD RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS.

Under Section 262, holders of shares of OncoMed common stock who do not vote in favor of the proposal to approve and adopt the Merger Agreement and who otherwise follow the procedures set forth in Section 262 will be entitled to have the “fair value” (as defined pursuant to Section 262) of their shares appraised by the Court of Chancery and to receive payment in cash of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders as of the record date that are entitled to appraisal rights that appraisal rights are available for any or all of the shares of the constituent corporations to which the merger relates and include in the notice a copy of Section 262. This proxy statement/prospectus constitutes that notice, and the full text of Section 262 is attached to this proxy statement/prospectus as Annex D.

ANY HOLDER OF ONCOMED COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS, OR WHO WISHES TO PRESERVE SUCH HOLDER’S RIGHT TO DO SO, SHOULD REVIEW THE FOLLOWING DISCUSSION AND ANNEX D CAREFULLY BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED COULD RESULT IN THE LOSS OF APPRAISAL RIGHTS. MOREOVER, BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL OF SHARES OF COMMON STOCK, ONCOMED BELIEVES THAT IF A STOCKHOLDER CONSIDERS EXERCISING SUCH RIGHTS, THE STOCKHOLDER SHOULD SEEK THE ADVICE OF SUCH STOCKHOLDER’S OWN LEGAL AND FINANCIAL ADVISORS.

Filing Written Demand

Any holder of OncoMed common stock wishing to exercise appraisal rights must deliver to OncoMed, before the vote on the adoption of the Merger Agreement at the OncoMed Special Meeting

at which the proposal to adopt the Merger Agreement will be submitted to the OncoMed stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote in favor of the adoption of the Merger Agreement. A holder of shares of OncoMed common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the Merger, since appraisal rights will be lost if the shares are transferred prior to the effective date of the Merger. The holder must not vote in favor of the adoption of the Merger Agreement. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and such proxy will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or abstain from voting on the adoption of the Merger Agreement. Neither voting against the adoption of the Merger Agreement, nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote against or abstention from the proposal to approve and adopt the Merger Agreement. The demand for appraisal will be sufficient if it reasonably informs OncoMed of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the approval and adoption of the Merger Agreement at the OncoMed Special Meeting will constitute a waiver of such stockholder’s appraisal rights.

Only a holder of record of shares of OncoMed common stock, or a person duly authorized and explicitly purporting to act on such holder’s behalf, will be entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal in respect of shares of OncoMed common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record by a person other than the beneficial owners, such as by a bank, brokerage firm or other nominee, or in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity and must identify the record owner or owners, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as an agent for the record owner or owners. If a stockholder holds shares of OncoMed common stock through a brokerage firm that in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of OncoMed common stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to OncoMed Pharmaceuticals, Inc., 800 Chesapeake Drive, Redwood City, California 94063, Attn: Alicia Hager.

At any time within 60 days after the Effective Time, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Merger Consideration by delivering to OncoMed, as the surviving corporation, a written withdrawal of the demand for appraisal. Any such attempt to withdraw the demand made more than 60 days after the Effective Time will require the written approval of OncoMed, as the surviving corporation. No appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Merger Consideration within 60 days after the effective date of the Merger. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the Merger Agreement.

Notice by the Surviving Corporation.     Within ten days after the Effective Time, the surviving corporation must notify each former holder of OncoMed common stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the Merger Agreement, of the date on which the Merger became effective.

Filing a Petition for Appraisal.     Within 120 days after the Effective Time, but not thereafter, the surviving corporation or any holder of OncoMed common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. If no such petition is filed within that 120-day period, appraisal rights will be lost for all holders of OncoMed common stock who had previously demanded appraisal of their shares. The surviving corporation is under no obligation to file, and has no present intention to file, a petition and holders should not assume that OncoMed, as the surviving corporation, will file a petition or that OncoMed will initiate any negotiations with respect to the fair value of the shares. Accordingly, it is the obligation of holders of OncoMed common stock that desire to have their shares appraised to initiate all necessary action to perfect their appraisal rights in respect of shares of OncoMed common stock within the time period prescribed in Section 262. Within 120 days after the Effective Time, any holder of OncoMed common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from OncoMed, as the surviving corporation, a statement setting forth the aggregate number of shares not voted in favor of the proposal to approve and adopt the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten days after a written request therefor has been received by OncoMed, as the surviving corporation, or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing requirement that a demand for appraisal must be made by or on behalf of the record owner of the shares, a person who is the beneficial owner of shares of OncoMed common stock held either in a voting trust or by a nominee on behalf of such person, and as to which demand has been properly made and not effectively withdrawn, may, in such person’s own name, file a petition for appraisal or request from OncoMed the statement described in this paragraph.

If a petition for an appraisal is timely filed by a holder of shares of OncoMed common stock and a copy thereof is duly served upon OncoMed, as the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list (the “Verified List”) containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to OncoMed and all of the holders of OncoMed common stock shown on the Verified List. Such notice shall also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Court of Chancery. The costs of such notices are borne by the OncoMed. After notice to the stockholders as required by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to that stockholder.

Determination of Fair Value.    After the Court of Chancery determines the former holders of OncoMed common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery shall determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment.

In determining fair value, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined (which does not include any element of value arising from the merger) could be more than, the same as or less than the value of the shares you would own after the Merger if you did not exercise your appraisal rights (which would include any element of value arising from the merger) or the trading price of such shares following the Merger and that an investment banking opinion as to the fairness, from a financial point of view, of the Merger Consideration payable in a transaction is not an opinion as to, and does not otherwise address, “fair value” under Section 262. Although OncoMed believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy. Stockholders should recognize that such an appraisal could result in a determination of a value lower or higher than, or the same as, the Merger Consideration. Neither Mereo nor OncoMed anticipate offering more than the Merger Consideration to any stockholder of OncoMed exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of OncoMed common stock is less than the Merger Consideration.

Upon application by OncoMed, or by any stockholder entitled to participate in the appraisal proceeding, the Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the Verified List and that has submitted such stockholder’s certificates of stock to the Delaware Register in Chancery, if such action is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights. The Court of Chancery shall direct the payment of the fair value of the shares, together with interest, if any, by OncoMed to the stockholders entitled thereto. Payment shall be so made to each such stockholder upon the surrender to OncoMed of such holder’s certificates. The Court of Chancery’s decree may be enforced as other decrees in such Court may be enforced.

If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorney’s fees or the fees and expenses of experts) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to be appraised. In the absence of such determination or assessment, each party bears its own expenses.

If any stockholder who demands appraisal of shares of OncoMed common stock under Section 262 fails to perfect, successfully withdraws or loses such holder’s right to appraisal, the stockholder’s shares of OncoMed common stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration. A stockholder will fail to perfect, or effectively lose, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time.

FAILURE TO COMPLY EXACTLY WITH THE PROCEDURES SET FORTH IN SECTION 262 MAY RESULT IN THE LOSS OF A STOCKHOLDER’S STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT WITH SUCH STOCKHOLDER’S OWN LEGAL AND FINANCIAL ADVISORS BEFORE ATTEMPTING TO EXERCISE THOSE RIGHTS.

Listing of the Mereo ADSs and Mereo Shares

Pursuant to the Merger Agreement, Mereo has agreed, among other things, to take all reasonable steps within its power to ensure that (1) the Mereo ADSs to be issued in the Merger are approved for listing on Nasdaq and (2) the Mereo Shares underlying the Mereo ADSs to be issued in the Merger are approved for admission to trading on AIM and satisfy any other requirements of London Stock Exchange plc in respect of the Merger Agreement and the transactions contemplated thereby, in each case prior to the Effective Time. The approval for listing of the Mereo ADSs on Nasdaq and of the Mereo Shares for admission to trading on AIM, in each case subject only to official notice of issuance, are each a condition to the obligations of Mereo and OncoMed to complete the Merger. Mereo has applied to list the Mereo ADSs on Nasdaq and intends to apply to list the Mereo Shares underlying the Mereo ADSs on AIM. Mereo expects that the Mereo ADSs will trade on Nasdaq under the symbol “MREO.” Mereo ADSs will trade, and be quoted, in U.S. dollars.

Delisting and Deregistration of OncoMed Common Stock

If the Merger is completed, there will no longer be any publicly held shares of OncoMed common stock. Accordingly, OncoMed common stock will be delisted from Nasdaq and will be deregistered under the Exchange Act as soon as practicable following the completion of the Merger, and OncoMed will no longer be required to file periodic reports with the SEC in respect of OncoMed common stock.

Restrictions on Sales of Mereo ADSs Received in the Merger

The Mereo ADSs to be issued in connection with the Merger will be freely transferable under the Securities Act and the Exchange Act, except for Mereo ADSs issued to any holder who may be deemed to be an “affiliate” of Mereo for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with Mereo and may include the senior management, directors and significant stockholders of Mereo. Securities held by an affiliate of Mereo may be resold or otherwise transferred without registration in compliance with the volume limitations, manner of sale requirements, notice requirements and other requirements of Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. This proxy statement/prospectus does not cover resales of Mereo ADSs, or the underlying Mereo Shares, received upon completion of the Merger by any person, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Litigation Related to the Merger

It is a condition to the Merger that no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger Agreement or the transactions contemplated thereby shall have been issued by any court of competent jurisdiction or other governmental authority of competent jurisdiction and remain in effect. Neither OncoMed nor Mereo is aware of any lawsuit or proceeding specific to the Merger having been filed to date. If such a lawsuit or other proceeding is commenced and if in any such litigation or proceeding a plaintiff is successful in obtaining a restraining order or injunction prohibiting the consummation of the Merger Agreement or the transactions contemplated thereby, then the closing of the Merger may be delayed or may never occur. Even if the Merger is permitted to occur, the parties may be required to pay damages, fees or expenses in respect of claims related to the Merger or the transactions contemplated thereby.

THE MERGER AGREEMENT

The following discussion summarizes material provisions of the Merger Agreement entered into by Mereo, HoldCo, Merger Sub and OncoMed. This summary does not propose to be complete and is qualified in its entirety by reference to the complete copy of the Merger Agreement which is attached as Annex A to this proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this summary. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information provided elsewhere in this proxy statement/prospectus, including the annexes and the documents incorporated by reference into this proxy statement/prospectus, before making any decisions regarding the Merger.

The Merger Agreement is described in this proxy statement/prospectus only to provide you with information regarding its terms and conditions and this summary is not intended to provide any factual information about Mereo, OncoMed or their respective businesses. The representations, warranties and covenants contained in the Merger Agreement have been made solely for the benefit of the parties to the Merger Agreement. In addition, such representations, warranties and covenants: (1) have been made only for purposes of the Merger Agreement; (2) have been qualified by certain disclosures made by the parties to one another not reflected in the text of the Merger Agreement; (3) may be subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by you; (4) were made only as of December 5, 2018 or other specific dates; and (5) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Accordingly, the summary of the Merger Agreement is included in this proxy statement/prospectus only to provide you with information regarding the terms of the Merger and not to provide you with any other factual information regarding Mereo, OncoMed or their respective businesses. You should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Mereo, OncoMed or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may have changed since December 5, 2018, or may in the future change, which subsequent information may or may not be fully reflected in Mereo’s or OncoMed’s public disclosures.

The Merger

On December 5, 2018, Mereo, HoldCo, Merger Sub and OncoMed entered into the Merger Agreement, providing for the Merger of Merger Sub with and into OncoMed, with OncoMed being the surviving corporation in the Merger and a wholly-owned indirect subsidiary of HoldCo and an indirect wholly-owned subsidiary of Mereo, upon the terms and subject to the conditions set forth in the Merger Agreement. Each of the Mereo Board and OncoMed Board has unanimously approved the Merger Agreement.

After completion of the Merger, the certificate of incorporation set forth as Exhibit A to the Certificate of Merger, which is in the form attached to the Merger Agreement as Exhibit E, and the bylaws of Merger Sub in effect immediately prior to completion of the Merger will be the certificate of incorporation and bylaws, respectively, of OncoMed, as the surviving corporation in the Merger, in each case, until amended in accordance with applicable law and the certificate of incorporation and bylaws, as applicable. The directors and officers of the surviving corporation immediately following completion of the Merger will be the directors and officers, respectively, of Mereo, and will also include two OncoMed directors designated to serve on the Mereo Board as of the Effective Time, in each case, until their successors are duly elected or appointed and qualified in accordance with applicable law.

Merger Consideration

At the Effective Time, each share of OncoMed common stock that is issued and outstanding immediately prior to the Effective Time (excluding any dissenting shares) will be converted (and shall cease to exist) solely into the right to receive: (1) a number of Mereo ADSs representing a number of Mereo Shares equal to the Exchange Ratio, and (2) one CVR, representing the right to receive contingent payments if specified milestones are achieved within agreed time periods, subject to and in accordance with the terms and conditions of the CVR Agreement, to be entered into at or prior to the Effective Time by and among Computershare Inc., as rights agent, and Mereo. If, prior to the Effective Time, the outstanding shares of OncoMed common stock or Mereo Shares underlying the Mereo ADSs shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of OncoMed common stock, OncoMed Options, OncoMed Units and Mereo ADSs with the same economic effect as contemplated by the Merger Agreement prior to such event.

Under the Exchange Ratio set forth in the Merger Agreement, as of immediately following the Effective Time, former security holders of OncoMed are expected to own approximately 25% of the then-outstanding equity interests in the Combined Company on an undiluted basis (or approximately 21% of the then-outstanding equity interests in the Combined Company on a fully-diluted basis), subject to adjustments for net cash held by OncoMed at the time of the closing of the Merger.

Exchange Ratio Formula

The Exchange Ratio is the quotient obtained (rounded to four decimal places) by dividing (a) the OncoMed Adjusted Merger Shares (as defined below) by (b) the OncoMed Outstanding Shares (as defined below), in which:

∎	“OncoMed Adjusted Merger Shares” means the sum of an amount equal to the number of OncoMed Unadjusted Merger Shares:

∎	if Final Net Cash is equal to or greater than OncoMed Target Net Cash, plus an amount that is the quotient determined by dividing the OncoMed Closing Cash Variance by the Mereo Dollar VWAP;

∎

if Final Net Cash is less than OncoMed Target Net Cash, but equal to or greater than the OncoMed Target Net Cash Collar, minus an amount that is the quotient determined by dividing the OncoMed Closing Cash Variance by the Mereo Dollar VWAP; or

∎

if Final Net Cash is less than the OncoMed Target Net Cash Collar, minus the sum of (1) 455,928 and (2) an amount that is the quotient determined by dividing (a) the OncoMed Missed Target Variance by (b) the product determined by multiplying (x) the Mereo Dollar VWAP by (y) the OncoMed Missed Target Percentage.

∎	“OncoMed Allocation Percentage” means 0.25.

∎	“OncoMed Closing Cash Variance” means the absolute sum of (i) Final Net Cash minus (ii) OncoMed Target Net Cash.

∎	“OncoMed Missed Target Percentage” means 0.50.

∎	“OncoMed Missed Target Variance” means the absolute sum of (i) Final Net Cash minus (ii) OncoMed Target Net Cash Collar.

∎

“OncoMed Outstanding Shares” means the total number of shares of OncoMed capital stock outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to OncoMed common stock basis (excluding each underwater OncoMed Option) and assuming, without limitation or duplication, (i) the settlement in shares of each OncoMed Option (other than each underwater OncoMed Option) and OncoMed Unit outstanding as of the Effective Time, solely to the extent that such OncoMed Options are not exercised prior thereto and (ii) the issuance of OncoMed common stock in respect of all other options (other than each underwater OncoMed Option), warrants or rights to receive such shares that will be outstanding immediately prior to the Effective Time.

∎	“OncoMed Target Net Cash” means $38,000,000.

∎	“OncoMed Target Net Cash Collar” means $36,500,000.

∎

“OncoMed Unadjusted Merger Shares” means the sum of (i) an amount that is the quotient determined by dividing the number of Mereo Outstanding Shares by the Mereo Allocation Percentage minus (ii) an amount equal to the number of Mereo Outstanding Shares.

∎	“Mereo Allocation Percentage” means 1.00 minus the OncoMed Allocation Percentage.

∎	“Mereo Dollar VWAP” means $3.29.

∎	“Mereo Outstanding Shares” means the total number of Mereo Shares issued and outstanding immediately prior to the Effective Time.

Examples

For illustrative purposes only, the examples presented below calculate the Exchange Ratio under various OncoMed net cash scenarios. These examples assume: (i) the Effective Time occurred on December 5, 2018, (ii) 38,630,145 OncoMed outstanding shares at the Effective Time (on a fully-diluted, as-converted basis), and (iii) 71,240,272 Mereo Shares outstanding at the Effective Time.

Net Cash	Implied Exchange Ratio (Mereo Shares per share of OncoMed common stock)	Pro Forma Ownership of the Combined Company by former OncoMed securityholders	Pro Forma Ownership of the Combined Company by existing Mereo securityholders
$30.0 million	0.46	19.9%	80.1%
$32.0 million	0.50	21.4%	78.6%
$34.0 million	0.55	22.8%	77.2%
$35.0 million	0.57	23.5%	76.5%
$36.0 million	0.59	24.2%	75.8%
$38.0 million	0.61	25.0%	75.0%
$40.0 million	0.64	25.6%	74.4%

OncoMed stockholders should note that, if OncoMed’s net cash at the time of the closing of the Merger is less than $36.5 million, the Exchange Ratio will be reduced by an amount that is greater than the amount that would otherwise reflect the difference between the target closing net cash and actual closing net cash on a dollar-for-dollar basis. Because the number of Mereo ADSs to be exchanged for each share of OncoMed common stock will be adjusted based on the net cash held by OncoMed at the time of the closing of the Merger and will be unaffected by any increase or decrease in exchange rates or in the share price of Mereo Shares between now and the closing of the Merger, the notional value of the Merger Consideration and the exact number of Mereo ADSs that will be issued to OncoMed stockholders as of the date of the OncoMed Special Meeting and as of the date of the closing of the Merger cannot be determined with precision in advance of the Effective Time.

Determination of OncoMed’s Final Net Cash

Pursuant to the terms of the Merger Agreement, OncoMed’s “Final Net Cash” means, as of the cash determination time (which is the last business day prior to the anticipated date of the closing of the Merger) (the “Cash Determination Time”), the sum of (without duplication) the following:

∎

OncoMed’s unrestricted cash and cash equivalents, marketable securities and other short term investments (including any accrued cash interest thereon), accounts receivable, interest and other receivables (including tax receivables), deposits (short term and long term), prepaid expenses and other prepaid assets, in each case, as determined in a manner consistent with the manner in which such items were historically determined and in accordance with U.S. GAAP and OncoMed’s preparation of the most recent audited financial statements and unaudited interim balance sheet included in OncoMed’s disclosures with the SEC filed prior to December 5, 2018, but excluding:

∎	any assets held for resale,

∎	any directors’ and officers’ insurance tail policy purchased by OncoMed,

∎	any outstanding letters of credit, and

∎

any prepaid asset in respect of severance, termination, bonus, change in control, dependent care, medical care, or other similar expenses relating to any current or former director, officer or employee of, or independent contractor or consultant to, OncoMed who is not specifically identified as an employee or consultant to be retained by the Combined Company following completion (a “Retained Employee”);

∎	expenses paid, or liabilities incurred, prior to Closing, that are approved in writing (without conditions) to be paid to OncoMed pursuant to any directors’ and officers’ insurance policy; and

∎

the aggregate amount of expenditures made by OncoMed between December 5, 2018 and the Cash Determination Time that are contemplated in the operating budget provided to Mereo in a disclosure schedule at the time of the execution of the Merger Agreement;

minus the sum of (without duplication) the following:

∎

OncoMed’s accounts payable and accrued liabilities and expenses, including accrued clinical liabilities and expenses solely with respect to services rendered prior to the Effective Time, and OncoMed’s other liabilities (short term and long term), in each case, as determined and in accordance with U.S. GAAP and OncoMed’s preparation of the most recent audited financial statements and unaudited interim balance sheet included in OncoMed’s disclosures with the SEC filed prior to December 5, 2018, but excluding:

∎	any liabilities in respect of current and long term deferred revenue or deferred rent, any accrued liabilities in respect of paid time off or vacation for any Retained Employee, and

∎	any clinical liabilities or expenses in respect of services to be rendered following the Effective Time;

∎

any amounts that are owed by OncoMed to current or former employees, officers or directors pursuant to any indemnification, contribution or similar obligations (whether under an indemnification agreement or otherwise);

∎	any outstanding indebtedness of OncoMed;

∎

any notice, termination or consent payments, fines or other payments to be made by OncoMed in order to terminate any existing contract to which OncoMed is a party and which termination is expressly required by the terms of the Merger Agreement or to effect the transactions contemplated by the Merger Agreement;

∎

any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee or other fee, commission or expense owed to any broker, finder, investment bank, auditor, accountant, counsel, advisor or other third party in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by or on behalf of OncoMed;

∎	all accrued and unpaid taxes of OncoMed (estimated with respect to current tax liabilities);

∎	any unpaid amounts payable by OncoMed to purchase the directors’ and officers’ insurance tail policy; and

∎

any severance, termination, bonus, change in control, dependent care, medical care, or other similar expenses relating to any current or former director, officer or employee of, or independent contractor or consultant to, OncoMed who is not a Retained Employee;

plus the aggregate amount of expenditures made by OncoMed between the date of the Merger Agreement and the Cash Determination Time that are contemplated in the corresponding budget set forth in a confidential disclosure schedule provided to Mereo at the time of the execution of the Merger Agreement.

Not more than ten nor less than five calendar days prior to the anticipated date for closing of the Merger, OncoMed will deliver to Mereo a schedule setting forth its good faith estimated calculation of net cash as of the Cash Determination Time (the date of delivery of such schedule, the “Delivery Date”). If Mereo objects to the net cash calculation, the parties shall attempt in good faith to resolve the disputed items and negotiate an agreed-upon determination of net cash. If the parties are unable to negotiate an agreed-upon determination of net cash or any component thereof, any remaining disagreements will be referred to an independent auditor jointly selected by Mereo and OncoMed. The determination of the amount of net cash made by such accounting firm shall be final and binding on Mereo and OncoMed.

OncoMed’s net cash balance is subject to numerous factors, some of which are outside of OncoMed’s control. The actual amount of net cash will depend significantly on the timing of the closing of the Merger. In addition, the closing of the Merger could be delayed if Mereo and OncoMed are not able to agree upon the amount of OncoMed’s net cash as of the Cash Determination Time.

Share Consideration Cap

The number of Mereo Shares underlying Mereo ADSs issuable to former OncoMed stockholders in the Merger is also subject to the Share Consideration Cap. Pursuant to the terms of the Merger Agreement, the number of Mereo Shares to be allotted and issued by Mereo to the depositary (and the corresponding number of Mereo ADSs to be issued by the depositary to holders of OncoMed common stock) as Share Consideration or pursuant to the CVR Agreement will not, in the aggregate, exceed 66.67% of the Mereo Shares issued and outstanding immediately prior to the Effective Time (approximately 40% of the share capital of the Combined Company) and (i) if the aggregate number of Mereo Shares underlying the Mereo ADSs to be issued at the closing of the Merger would otherwise exceed the Share Consideration Cap, the Exchange Ratio shall be appropriately adjusted so that the Share Consideration Cap is not exceeded, and (ii) if, at any time following the closing of the Merger, the aggregate number of Mereo ADSs to be issued pursuant to the CVR Agreement would require the allotment and issuance of an aggregate number of Mereo Shares (underlying such Mereo ADSs) that, together with the aggregate number of Mereo Shares underlying the Mereo ADSs issued at Closing pursuant to the Merger Agreement (collectively, the “Total Share Consideration”), would otherwise exceed the Share Consideration Cap, then the number of Mereo ADSs to be issued pursuant to the CVR Agreement shall be appropriately reduced so that the Total Share Consideration does not exceed the Share Consideration Cap. For the avoidance of doubt, the Share Consideration Cap shall have no effect on any contingent cash payment which is or becomes payable pursuant to the CVR Agreement.

Fractional Shares

No fractional Mereo ADSs or CVRs will be issued in the Merger. Any fractional Mereo ADSs or CVRs resulting from the application of the Exchange Ratio or the settlement of the OncoMed Options will be rounded down to the nearest whole Mereo ADS or CVR, as applicable, with no cash being paid to compensate for any fractional Mereo ADSs or CVRs eliminated by such rounding.

Treatment of OncoMed Options and OncoMed Units

OncoMed Options

The Merger Agreement provides that each OncoMed Option, whether vested or unvested, outstanding immediately prior to the Effective Time will be automatically canceled in exchange for the right to receive (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such canceled OncoMed Option, multiplied by (ii) the number of shares of OncoMed common stock subject to such OncoMed Option immediately prior to the Effective Time, where such excess will be determined by subtracting from the Share Consideration a number of Mereo Shares equal to the quotient of the aggregate exercise price applicable to the relevant OncoMed Option, divided by $3.29. Each OncoMed Option that has a per-share exercise price that is higher than the Merger Consideration shall be canceled at the Effective Time for no consideration. No OncoMed Options will remain outstanding following the consummation of the Merger.

OncoMed Units

The Merger Agreement further provides that, as of immediately prior to the Effective Time and contingent on the occurrence of the Closing, each OncoMed Unit will be canceled and the holders thereof will be entitled to receive the number of shares of OncoMed common stock that were subject to such OncoMed Units and such stockholders will thereafter be entitled to receive the Merger Consideration in respect of these shares of OncoMed common stock. The tax withholding obligations for each holder receiving shares of OncoMed common stock in connection with the cancellation of such holder’s OncoMed Units will be satisfied by OncoMed withholding from issuance that number of shares of OncoMed common stock calculated by multiplying the maximum statutory withholding rate for such holder in connection with such issuance by the number of shares of OncoMed common stock to be issued (rounded up to the nearest whole share) and remitting such withholding in cash to the appropriate tax authority. No OncoMed Units will remain outstanding following the consummation of the Merger.

OncoMed ESPP

The Merger Agreement provides that the OncoMed 2013 Employee Stock Purchase Plan (the “OncoMed ESPP”) will be terminated immediately prior to the Effective Time. The offering period in progress as of December 5, 2018 will be the final offering period under the OncoMed ESPP. Any options under the OncoMed ESPP are required to be exercised on the earlier of (1) the scheduled purchase date for such offering period and (2) the tenth business day prior to the Closing. No individuals who were not participating in the OncoMed ESPP as of December 5, 2018 have been or will be permitted to commence participation since such date, and no participants in the OncoMed ESPP have been or will be permitted to increase their payroll deductions from those in effect as of such date.

Closing and Effective Time

The parties are obligated to effect the Merger only if all of the conditions to the closing of the Merger under the Merger Agreement are either satisfied or waived at or prior to the Effective Time.

The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware on the date of the closing of the Merger, or at such subsequent date or time as OncoMed and Mereo and specify in the Certificate of Merger.

In the Merger Agreement, Mereo and OncoMed have agreed that the date of the closing of the Merger shall be no later than the second business day following the satisfaction or waiver of the last of the conditions to the closing of the Merger (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of those conditions), or at such other date and time as OncoMed and Mereo agree in writing.

It is currently anticipated that the Effective Time will occur during the first half of 2019.

Conversion of Shares

The conversion of each share of OncoMed common stock into the right to receive the Merger Consideration will occur automatically at the Effective Time. Mereo has engaged Citibank, N.A. to act as exchange agent (the “Exchange Agent”) to distribute the Share Consideration and to perform other duties pursuant to the Merger Agreement.

Exchange Agent; Letter of Transmittal

At the Effective Time, Mereo shall (1) allot, issue and deposit with the depositary (or its designee), or any successor depositary thereto, for the benefit of the holders of shares of OncoMed common stock, a number of Mereo Shares equal to the aggregate number of Mereo ADSs to be issued as Share Consideration and (2) the depositary shall issue the Mereo ADSs representing such Mereo Shares in accordance with the Merger Agreement and the deposit agreement.

Promptly after the Effective Time, the parties to the Merger Agreement shall cause the Exchange Agent to send a letter of transmittal to each record holder of shares of OncoMed common stock. This mailing will contain instructions on how to surrender such holder’s stock certificates representing such shares of OncoMed common stock in exchange for the Merger Consideration. Upon surrender of such holder’s stock certificates, together with a duly executed letter of transmittal and any other documents as may reasonably be required by the Exchange Agent or Mereo, the holder of shares of OncoMed common stock will be entitled to receive the Merger Consideration in the form of (1) the number of whole book-entry Mereo ADSs and (2) the number of CVRs, in each case that such holder is entitled to receive as a result of the Merger. Until surrendered, each stock certificate representing shares of OncoMed common stock shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration.

If any stock certificate representing shares of OncoMed common stock has been lost, stolen or destroyed, Mereo may, in its discretion and as a condition precedent to the delivery of any Mereo ADSs or CVRs, require the owner of such lost, stolen or destroyed stock certificate to provide an affidavit with respect to such stock certificate and post a bond indemnifying Mereo against any claim suffered by Mereo related to the lost, stolen or destroyed stock certificate or any Mereo ADSs or CVRs issued in exchange therefor as Mereo may reasonably request.

No dividends or other distributions declared or made with respect to Mereo ADSs, or Mereo Shares underlying such Mereo ADSs, with a record date after the Effective Time shall be paid to the holder of any unsurrendered stock certificate representing shares of OncoMed common stock until such holder surrenders such stock certificate or provides an affidavit of loss or destruction in lieu thereof (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

Appraisal Rights

OncoMed common stock held by a record holder or beneficial owner who does not vote in favor of adoption of the Merger Agreement or consent in writing to adoption of the Merger Agreement, who is statutorily entitled to exercise appraisal rights and who duly complies exactly with all provisions of Section 262 of the DGCL concerning the right of holders of OncoMed common stock to seek appraisal of their shares of OncoMed common stock will not be converted into a right to receive the Merger Consideration, but instead will be entitled only to such rights as are granted by Section 262 of the DGCL.

If a holder of shares of OncoMed common stock does not vote in favor of, nor consent in writing to, the Merger Proposal, properly demands appraisal and otherwise complies with applicable Delaware law and does not effectively withdraw his, her or its demand for, or lose the right to, appraisal of such OncoMed common stock in compliance with Section 262 of the DGCL, such shares will not be converted into the right to receive the Merger Consideration as described under “—Merger Consideration,” but instead, at the effective time of the Merger, will become entitled only to payment of the fair value of such shares determined in accordance with applicable Delaware law. However, if any such holder votes in favor of, or consents in writing to, the Merger Proposal, fails to properly demand appraisal, fails to comply with applicable Delaware law, or otherwise waives, withdraws or loses the right to payment of the fair value of such dissenting shares under applicable Delaware law, then the right of such holder to be paid the fair value of such holder’s dissenting shares will cease and such dissenting shares will be deemed to have been converted as of the effective time of the Merger into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Merger Consideration with respect to such shares.

For additional information about appraisal rights upon completion of the Merger, see “The Merger—Appraisal Rights.”

Withholding

Each of the Exchange Agent, Mereo and OncoMed, as the surviving corporation, will be entitled to deduct and withhold from any consideration payable pursuant to the Merger Agreement such amounts as are required to be deducted or withheld from such consideration under applicable law. To the extent such amounts are so deducted or withheld, and remitted to the appropriate tax authority, such amounts shall be treated for all purposes under the Merger Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

Dividends and Distributions

The Merger Agreement provides during the period commencing on December 5, 2018 and continuing until the earlier to occur of the termination of the Merger Agreement and the Effective Time, neither OncoMed nor Mereo may declare, accrue, set aside or pay any dividends or make any other distribution in respect of any shares of their respective capital stock, or repurchase, redeem or otherwise reacquire any shares of their respective capital stock or other securities (except for (1) any shares of terminated employees, directors or consultants, or (2) in connection with the vesting or exercise of any outstanding option, to cover the applicable exercise price or taxes thereon). Neither OncoMed nor Mereo currently pays regular dividends.

Representations and Warranties of Mereo, Merger Sub and OncoMed

The Merger Agreement contains representations and warranties made by Mereo, Merger Sub and OncoMed to, and solely for the benefit of, each other. You should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts relating to Mereo or OncoMed and should instead read the information provided elsewhere in this proxy statement/prospectus and in the documents that are incorporated by reference into this proxy statement/prospectus for information regarding Mereo and OncoMed and their respective businesses.

The Merger Agreement contains customary representations and warranties made by Mereo, Merger Sub and OncoMed relating to their respective businesses regarding, among other things:

∎	corporate matters, including organization and power to conduct business, good standing and qualifications and subsidiaries;

∎	organizational documents;

∎	corporate authorizations and approvals relative to execution, delivery and performance of the Merger Agreement;

∎	the requisite vote of stockholders and shareholders;

∎	the absence of contraventions or conflicts with organizational documents as a result of the Merger;

∎	capitalization;

∎

reports and financial statements, including their preparation in accordance with U.S. GAAP or IFRS, as the case may be, filing or furnishing with the relevant governmental entities or regulatory authorities, and compliance with the relevant laws and regulations, and that such reports and financial statements fairly present, in all material respects, the relevant financial position and results of operations;

∎	maintenance of disclosure controls and procedures and internal control over financial reporting;

∎

the absence of certain changes since September 19, 2018, with respect to OncoMed and its subsidiaries, and June 30, 2018 with respect to Mereo and its subsidiaries, that have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect;

∎	the absence of undisclosed liabilities;

∎	title to assets;

∎	title and rights to real property;

∎	ownership of or right to intellectual property, and absence of infringement;

∎	the existence of and compliance with material contracts;

∎	compliance with laws and government regulations, including drug regulatory laws and regulations;

∎	the possession of material permits and compliance with their terms;

∎	the absence of certain material litigation, claims and actions;

∎	the preparation and timely filing of taxes and the accuracy and completeness of certain tax matters;

∎	compliance with applicable laws related to employee benefits and the Employment Retirement Income Security Act;

∎	the existence of employee benefit plans;

∎	the absence of collective bargaining agreements and other employment and labor matters;

∎	compliance with applicable environmental laws;

∎	the existence and maintenance of insurance;

∎	the absence of undisclosed investment banker, broker or finder fees payable in connection with the Merger;

∎	the absence of related party transactions; and

∎	in the case of Mereo, the valid allotment and issuance of the Mereo Shares underlying the Mereo ADSs to be allotted and issued at Closing.

The representations and warranties in the Merger Agreement do not survive the Effective Time.

Each of Mereo’s, Merger Sub’s and OncoMed’s representations and warranties are qualified by the information included in confidential disclosure schedules delivered concurrently with the execution of the Merger Agreement on December 5, 2018.

Many of the representations and warranties made by each of Mereo, Merger Sub and OncoMed are qualified by a “material adverse effect” standard (that is, they will not be deemed untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect). Certain of the representations and warranties are qualified by a general materiality standard or by a knowledge standard. For the purpose of the Merger Agreement, a “material adverse effect” has the meaning set forth below under “—Material Adverse Effect.”

Material Adverse Effect

The Merger Agreement provides that a “material adverse effect” means any effect, change, event, circumstance or development that, considered together with all other effects, changes, events, circumstances or developments that have occurred prior to the date of determining the occurrence of such a material adverse effect, has or would or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Mereo and its subsidiaries, taken as a whole, or OncoMed, as the case may be. When determining whether a material adverse effect has occurred, none of the following may be taken into account:

∎	any rejection or non-acceptance by a governmental authority of a registration statement or filing by Mereo or OncoMed, as the case may be, relating to intellectual property rights;

∎	the announcement of the Merger Agreement or the pendency of the transactions contemplated thereby;

∎

any change in the share price or trading volume of Mereo Shares or shares of OncoMed common stock, as the case may be (it being understood, however, that any effect, change, event, circumstance or development causing or contributing to any change in the share price or trading volume of shares may be taken into account in determining whether a material adverse effect has occurred, unless such effect, change, event, circumstance or development is otherwise excepted from this definition of material adverse effect);

∎

the taking of any action, or the failure to take any action, by Mereo or OncoMed, as the case may be, that is required to comply with the terms of the Merger Agreement or the taking of any action expressly permitted pursuant to the relevant disclosure schedule provided by each of Mereo and OncoMed to the other concurrently with the execution of the Merger Agreement;

∎

any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing;

∎	any change in IFRS (in the case of Mereo) or U.S. GAAP (in the case of OncoMed) or applicable law or the interpretation thereof;

∎	general economic or political conditions or conditions generally affecting the industries in which Mereo and its subsidiaries, or OncoMed, as the case may be, operate; or

∎	in the case of Mereo only, any change in the cash position of Mereo and its subsidiaries which results from operations in the ordinary course of business;

except, in the case of the effects, changes, events, circumstances or developments referred to in the fifth, sixth and seventh bullets in the immediately preceding list, to the extent disproportionately affecting Mereo and its subsidiaries, taken as a whole, or OncoMed, as the case may be, relative to other similarly situated companies in the industries in which Mereo and its subsidiaries, or OncoMed, as applicable, operate.

Restrictions on OncoMed’s Business Pending the Closing

OncoMed has agreed that, except as (i) expressly contemplated or permitted by the Merger Agreement, (ii) required by applicable law or (iii) consented to by Mereo in writing (which consent shall not be unreasonably withheld, delayed or conditioned), it will, in the period prior to Closing, (1) conduct its business and operations in the ordinary course of business consistent with past practices and with all applicable law and the requirements of its material contracts and (2) take certain actions, and refrain from taking certain actions, as set forth in a confidential disclosure schedule provided to Mereo at the time of the execution of the Merger Agreement.

In particular, and except (i) as expressly contemplated or permitted by the Merger Agreement, (ii) as set forth in a confidential disclosure schedule provided to Mereo at the time of the execution of the Merger Agreement, (iii) as required by applicable law or (iv) with the prior written consent of Mereo (which consent shall not be unreasonably withheld, delayed or conditioned), OncoMed has agreed to certain restrictions on its ability to, among other things:

∎

declare, accrue, set aside or pay any dividends or make any other distribution in respect of any shares of OncoMed capital stock, or repurchase, redeem or otherwise reacquire any shares of such stock or other securities (except for (1) any shares of terminated employees, directors or consultants, or (2) in connection with the vesting or exercise of any outstanding option, to cover the applicable exercise price or taxes thereon);

∎

amend its organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, in connection with the Merger Agreement or the transactions contemplated thereby;

∎

sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing actions with respect to (1) any share of capital stock or other security of OncoMed (except for shares issued upon the valid exercise of OncoMed Options), (2) any option, warrant or right to acquire any capital stock or any other security, or (3) any instrument convertible into or exchangeable for any capital stock or other security of OncoMed;

∎	form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

∎

lend money to any person, incur or guarantee any indebtedness for borrowed money, other than in the ordinary course of business, guarantee any debt securities of others, or make any capital expenditure or commitment in excess of $200,000;

∎

except as required by an OncoMed employee benefit plan as in effect on the date of the Merger Agreement, (1) adopt, establish or enter into any OncoMed employee benefit plan, collective bargaining agreement or other contract with a labor organization representing any director, officer, employee or consultant of OncoMed, (2) cause or permit any OncoMed employee benefit plan to be amended or terminated, (3) increase the compensation or benefits provided to any director, officer, employee or consultant of OncoMed, (4) grant any severance, retention or termination pay to, enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, or pay any bonus, incentive or similar payment to, any director, officer, employee or consultant of OncoMed, (5) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any director, officer, employee or consultant of OncoMed, or (6) hire any director, officer, employee or consultant;

∎	enter into any material transaction outside the ordinary course of business;

∎

acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any encumbrance with respect to such assets or properties, except in the ordinary course of business;

∎

sell, assign, transfer, license, sublicense or otherwise dispose of, abandon or permit to lapse, fail to take any action to maintain, enforce or protect, or create any encumbrance (other than permitted encumbrances) on, any material OncoMed intellectual property rights (other than pursuant to non-exclusive licenses in the ordinary course of business);

∎

make, change or revoke any material tax election, file any material amendment to any tax return, adopt or change any accounting method in respect of taxes, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim a tax refund, offset or other reduction in tax liability, consent to any extension or waiver of the limitations period applicable to any tax claim or assessment or, if it would have an effect of increasing the tax liability of OncoMed, take or omit to take any action outside the ordinary course of business;

∎	enter into, amend or terminate any material contract;

∎

materially change pricing or royalties or other payments set or charged by OncoMed to its customers or licensees, or agree to materially change pricing or royalties or other payments set or charged by persons who have licensed intellectual property to OncoMed; or

∎	agree, resolve or commit to do any of the foregoing.

Without limiting the generality of the foregoing, except (i) as required by applicable law or (ii) with the prior written consent of Mereo (which consent may be withheld in Mereo’s sole discretion), from the Delivery Date to the Effective Time, OncoMed is not permitted to take or omit to take any action resulting in, or reasonably likely to result in, OncoMed’s actual net cash balance deviating by more than $100,000 from the projections detailed in the net cash calculation as of the Effective Time.

These restrictions, which are subject to various exceptions and qualifications agreed by Mereo and OncoMed, are described in more detail in the Merger Agreement. In addition, some of the restrictions on OncoMed’s business are qualified by confidential disclosures made by OncoMed to Mereo.

Restrictions on Mereo’s Business Pending the Closing

Mereo has agreed that, except as (i) expressly contemplated or permitted by the Merger Agreement, (ii) required by applicable law or (iii) consented to by OncoMed in writing (which consent shall not be unreasonably withheld, delayed or conditioned), it will, in the period prior to Closing, conduct its business and operations in the ordinary course of business consistent with past practices and with all applicable law and the requirements of its material contracts.

In particular, and except (i) as expressly contemplated or permitted by the Merger Agreement, (ii) as set forth in a confidential disclosure schedule provided to OncoMed at the time of the execution of the Merger Agreement, (iii) as required by applicable law or (iv) with the prior written consent of OncoMed (which consent shall not be unreasonably withheld, delayed or conditioned), Mereo has agreed to certain restrictions on its ability to, among other things:

∎

declare, accrue, set aside or pay any dividends or make any other distribution in respect of any shares of Mereo capital stock, or repurchase, redeem or otherwise reacquire any shares of such stock or other securities (except for (1) any shares of terminated employees, directors or consultants, or (2) in connection with the vesting or exercise of any outstanding option, to cover the applicable exercise price or taxes thereon);

∎

sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of (1) any share or other security of Mereo (except for Mereo Shares issued upon the valid exercise of outstanding options), (2) any option, warrant or right to acquire any share capital or any other security, or (3) any instrument convertible into or exchangeable for any share capital or other security;

∎

amend its organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, in connection with the Merger Agreement or the transactions contemplated thereby;

∎	form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

∎

lend money to any person, incur or guarantee any indebtedness for borrowed money, other than in the ordinary course of business, guarantee any debt securities of others, or make any capital expenditure or commitment other than in the ordinary course of business;

∎	enter into any material transaction outside the ordinary course of business;

∎

acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any encumbrance with respect to such assets or properties, except in the ordinary course of business;

∎

make, change or revoke any material tax election, file any material amendment to any tax return, adopt or change any accounting method in respect of taxes, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim a tax refund, offset or other reduction in tax liability, consent to any extension or waiver of the limitations period applicable to any tax claim or assessment or, if it would have an effect of increasing the tax liability of OncoMed, take or omit to take any action outside the ordinary course of business;

∎	enter into, enter into any material amendment to or terminate any material contract; or

∎	agree, resolve or commit to do any of the foregoing.

These restrictions, which are subject to various exceptions and qualifications agreed by Mereo and OncoMed, are described in more detail in the Merger Agreement. In addition, some of the restrictions on Mereo’s business are qualified by confidential disclosures made by Mereo to OncoMed.

Agreement Not to Solicit Other Offers

Subject to the exceptions described below and in the Merger Agreement, each of Mereo and OncoMed has agreed, among other things, that it will not, directly or indirectly:

∎

solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any proposal or offer that constitutes, or would reasonably be expected to result in, an acquisition proposal or acquisition inquiry from any third party;

∎

furnish any non-public information regarding the other party to any person in connection with or in response to, or engage in discussions or negotiations with any person with respect to, any proposal or offer that constitutes, or would reasonably be expected to result in, any acquisition proposal or acquisition inquiry;

∎	approve, endorse or recommend any acquisition proposal; or

∎

execute or enter into any letter of intent or any acquisition agreement, merger agreement or similar definitive agreement (other than a confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions and no hire provisions) at least as favorable to such party as those contained in the existing confidentiality agreement between OncoMed and Mereo) relating to an acquisition proposal.

Each of Mereo and OncoMed has further agreed (1) subject to any regulatory obligations of such party under applicable law, to promptly advise the other party orally and in writing upon receipt of any acquisition proposal or acquisition inquiry, and (2) to cease any discussions, negotiations or communications with any person with respect to any acquisition proposal as of the date of the Merger Agreement.

However, at any time prior to the approval and adoption of the Merger Agreement by OncoMed stockholders, in the case of OncoMed, or Mereo shareholders, in the case of Mereo, each party may furnish non-public information regarding such party and its subsidiaries to, and enter into discussions or negotiations with, any person in response to a bona fide written acquisition proposal which such party’s board of directors determines in good faith, after consultation with such party’s financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a superior offer, provided that:

∎	neither party nor any representative of such party has breached the obligations outlined above;

∎

the board of directors of such party concludes in good faith having consulted with its outside legal counsel that the failure to take such action is reasonably likely to be inconsistent with the duties or obligations of the board of directors of such party under applicable law; and

∎	such party receives from such third party an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions and no hire provisions) at least as favorable to such party as those contained in the existing confidentiality agreement between OncoMed and Mereo.

In addition, (1) Mereo’s obligation not to solicit offers shall not require Mereo to take any action, or prevent Mereo from taking any action, which Mereo reasonably determines, having consulted with its outside legal counsel, would be inconsistent with or in breach of the U.K. City Code on Takeovers and Mergers (the “U.K. City Code”), and (2) OncoMed’s obligation not to solicit offers shall not require OncoMed to take any action, or prevent OncoMed from taking any action, which OncoMed reasonably determines, having consulted with its outside legal counsel, would be inconsistent with or in breach of OncoMed’s obligations under the DGCL.

The Merger Agreement provides that the term “acquisition proposal” means, with respect to any party to the Merger Agreement, an offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of OncoMed or any of its affiliates, on the one hand, or by or on behalf of Mereo or any of its affiliates, on the other hand, to the other party) contemplating or otherwise relating to any acquisition any transaction or series of related transactions involving: (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction (i) in which a party is a constituent entity, (ii) in which a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a party or any of its subsidiaries, or (iii) in which a party or any of its subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its subsidiaries; or (b) any sale, lease, exchange, transfer, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a party and its subsidiaries, taken as a whole. For the avoidance of doubt, a licensing transaction will not be considered an “acquisition transaction.”

The Merger Agreement provides that the term “superior offer” means an unsolicited bona fide written acquisition proposal (with all references to 20% in the definition of acquisition transaction being treated as references to 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Merger Agreement and (b) is on terms and conditions that the Mereo Board or the OncoMed Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the other party to the M Merger Agreement to amend the terms of the Merger Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to Mereo’s shareholders or OncoMed’s stockholders, as applicable, than the terms of the transactions contemplated by the Merger Agreement and is not subject to any financing conditions (and if financing is required, such financing is then fully committed to the third party).

OncoMed’s Board Recommendation

Subject to the exceptions described below and in the Merger Agreement, OncoMed has agreed:

∎	that the OncoMed Board will recommend that OncoMed’s stockholders vote to approve and adopt the Merger Agreement and the transactions contemplated thereby;

∎	that the OncoMed Board will not withdraw or modify the OncoMed Board Recommendation in any manner adverse to Mereo; and

∎	that no resolution by the OncoMed Board or any committee thereof to withdraw or modify the OncoMed Board Recommendation in any manner adverse to Mereo or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any acquisition proposal shall be adopted or proposed.

Notwithstanding the above, the OncoMed Board may make an OncoMed Adverse Recommendation Change (so long as OncoMed has provided prior written notice to Mereo of the OncoMed Board’s intention to make an OncoMed Adverse Recommendation Change within the Notice Period) if, and only if, following receipt of a superior offer:

∎

OncoMed has, and has caused its financial advisors and outside legal counsel to, during the Notice Period, negotiate with Mereo in good faith to make such adjustments to the terms and conditions of the Merger Agreement so that such acquisition proposal ceases to constitute a superior offer; and

∎

the OncoMed Board shall have determined in good faith, having consulted with its outside legal counsel, that the failure to withhold, amend, withdraw or modify the OncoMed Board Recommendation would result in a breach of its fiduciary duties under applicable law.

Mereo’s Board Recommendation

Subject to the exceptions described below and in the Merger Agreement, Mereo has agreed:

∎	that, if a vote of Mereo’s shareholders is required, the Mereo Board will recommend that Mereo’s shareholders vote to approve and adopt the Merger Agreement and the transactions contemplated thereby;

∎	that the Mereo Board will not withdraw or modify the Mereo Board Recommendation in any manner adverse to OncoMed; and

∎

that no resolution by the Mereo Board or any committee thereof to withdraw or modify the Mereo Board Recommendation in any manner adverse to OncoMed or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any acquisition proposal shall be adopted or proposed.

Notwithstanding the above, the Mereo Board may make a Mereo Adverse Recommendation Change (so long as Mereo has provided prior written notice to OncoMed of the Mereo Board’s intention to make a Mereo Adverse Recommendation Change at least four business days in advance of taking such action) if, and only if, following receipt of a superior offer:

∎

Mereo has, and has requested its financial advisors and outside legal counsel to, during the Notice Period, negotiate with OncoMed in good faith to make such adjustments to the terms and conditions of the Merger Agreement so that such acquisition proposal ceases to constitute a superior offer; and

∎

the Mereo Board shall have determined in good faith, having consulted with its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Mereo Board Recommendation would result in a breach of its fiduciary duties under applicable law.

Preparation of the Form F-4 and the Proxy Statement/Prospectus; OncoMed Special Meeting

Mereo and OncoMed have agreed to jointly prepare and file with the SEC this proxy statement/prospectus (as part of the Form F-4) that includes (1) a prospectus for the allotment and issuance of the Mereo Shares in connection with the Merger and (2) a proxy statement of OncoMed for use in the solicitation of proxies for the OncoMed Special Meeting.

OncoMed has agreed to use commercially reasonable efforts to cause this proxy statement/prospectus to be mailed to OncoMed’s stockholders as promptly as practicable following the date this proxy statement/prospectus is declared effective under the Securities Act. OncoMed has agreed to call, give notice of, and hold the OncoMed Special Meeting for the purpose of obtaining the OncoMed Stockholder Approval as promptly as practicable following the date this proxy statement/prospectus is declared effective, and in any event no later than 45 days after the effective date of this proxy statement/prospectus.

OncoMed has agreed to use commercially reasonable efforts to solicit the approval by its stockholders of the Merger.

Mereo Shareholder Meeting

Mereo has agreed, should a meeting of its shareholders be considered by the Mereo Board to be necessary in connection with the Merger Agreement or the transactions contemplated thereby or otherwise required by applicable law, the depositary, or otherwise required in connection with the issuance or trading of the Mereo ADSs including (i) the issuance of the Mereo ADSs and the allotment and issuance of the Mereo Shares underlying the Mereo ADSs to be issued in the Merger, and (ii) the grant of the CVRs to OncoMed’s stockholders pursuant to the terms of the Merger Agreement, to take all action necessary under applicable law to call, give notice of and hold a meeting of the holders of Mereo Shares for the purpose of obtaining the Mereo Shareholder Approval. Mereo has agreed to hold such a meeting of its shareholders, if required, as promptly as practicable after this proxy statement/prospectus is declared effective, and in any event no later than 45 days after the effective date of this proxy statement/prospectus.

Mereo has agreed to use commercially reasonable efforts to solicit the approval by its shareholders of the Merger.

Board of Directors of Combined Company

Immediately following the Effective Time, two members of the existing OncoMed Board, Michael Wyzga and Dr. Deepika Pakianathan, will be appointed to the Mereo Board.

Indemnification and Insurance

Mereo has agreed to, and has agreed to cause the surviving corporation to, indemnify and hold harmless, all present or former directors or officers of Mereo or OncoMed, respectively, or any person who becomes a director or officer of Mereo or OncoMed, respectively, prior to the Effective Time, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such person is or was a director or officer of Mereo or of OncoMed, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under applicable law. Each indemnified director or officer will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Mereo and the surviving corporation, jointly and severally, upon receipt by Mereo or the surviving corporation from the indemnified director or officer of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Mereo, to the extent then required by applicable law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

The Merger Agreement provides that, from and after the Effective Time, Mereo shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the date of the closing of the Merger, on commercially available terms and conditions and with coverage limits customary for public limited companies similarly situated to Mereo. In addition, OncoMed is required to purchase, prior to the Effective Time, a six-year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of OncoMed’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under OncoMed’s existing policies as of the date of the Merger Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of OncoMed by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with the Merger Agreement or the transactions contemplated thereby, or in connection with OncoMed’s initial public offering of shares of OncoMed common stock).

The Merger Agreement also provides that the provisions of the articles of association of Mereo with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Mereo that were set forth in the articles of association of Mereo as of December 5, 2018 shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Mereo, unless such modification is required by applicable law. The certificate of incorporation and bylaws of the surviving corporation shall contain, and Mereo shall cause the certificate of incorporation and bylaws of the surviving corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those set forth in the certificate of incorporation and bylaws of OncoMed as of December 5, 2018.

Regulatory Filings

The Merger Agreement requires each party to use commercially reasonable efforts to file or otherwise submit, as soon as practicable, all applications, notices, reports and other documents reasonably required to be filed by such party with, or otherwise submitted by such party to, any governmental authority with respect to the transactions contemplated by the Merger Agreement, and to submit promptly any additional information requested by any such governmental authority. Without limiting the generality of the foregoing, the parties have agreed to promptly prepare and file, if applicable, any notification or other document required to be filed in connection with the Merger under any applicable foreign law relating to antitrust or competition matters. Each of OncoMed and Mereo shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the U.S. Federal Trade Commission or the U.S. Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other governmental authority in connection with antitrust or competition matters.

Establishment of ADS Facility; Nasdaq Listing

The Merger Agreement provides that Mereo will cause a facility to be established with a depositary for the purpose of issuing the Mereo ADSs, and that Mereo will enter into a customary deposit agreement with such depositary. Mereo has appointed Citibank, N.A. to act as depositary.

Mereo has agreed to (1) cause the depositary to prepare and file with the SEC, no later than the date prescribed by the rules and regulations under the Securities Act, a registration statement, or pre-effective or post-effective amendment thereto, as applicable, on Form F-6 with respect to the registration under the Securities Act of the Mereo ADSs to be issued by virtue of the Merger and the change in Mereo’s SEC reporting status, and (2) in cooperation with OncoMed, prepare and file with the SEC a registration statement on Form 8-A relating to the registration under the Exchange Act of the Mereo ADSs to be issued by virtue of the Merger.

The Merger Agreement also provides that Mereo will take all reasonable steps within its power to ensure that (1) the Mereo ADSs to be issued in the Merger are approved for listing on Nasdaq and (2) the Mereo Shares underlying the Mereo ADSs to be issued in the Merger are approved for admission to trading on AIM and satisfy any other requirements of London Stock Exchange plc in respect of the Merger Agreement and the transactions contemplated thereby, in each case prior to the Effective Time.

Net Cash and Management Accounts

The Merger Agreement provides that OncoMed will, within 15 calendar days of the end of each calendar month following the execution of the Merger Agreement, provide to Mereo in writing (i) management accounts, in a form consistent with the monthly management accounts prepared by OncoMed and delivered to Mereo prior to the date of the Merger Agreement, and (ii) a detailed calculation and accounting of net cash, calculated in accordance with the definition described above in “—Merger Consideration.” OncoMed will, from time to time upon request by Mereo, promptly make available its principal financial and accounting officer to discuss any such calculation and accounting with representatives of Mereo.

Other Agreements

The Merger Agreement also contains other covenants and agreements, including with respect to access to information of the other company, public announcements with respect to the transactions contemplated by the Merger Agreement, compliance by OncoMed with its employment, change of control and similar agreements, and obtaining third party consents under each Mereo’s and OncoMed’s business contracts.

Conditions to Closing

Each party’s obligation to effect the Merger is subject to satisfaction or, to the extent permitted by applicable law, mutual written waiver by each of the parties of the following conditions:

∎	the OncoMed Stockholder Approval and, if necessary, the Mereo Shareholder Approval shall have been obtained;

∎

no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger Agreement or the transactions contemplated thereby shall have been issued by any court of competent jurisdiction or other governmental authority of competent jurisdiction and remain in effect and there shall not be any law which has the effect of making the consummation of the Merger Agreement or the transactions contemplated thereby illegal;

∎	the Form F-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding (or threatened proceeding by the SEC);

∎

the Mereo ADSs issuable to the OncoMed stockholders as contemplated by the Merger Agreement shall have been approved for listing on Nasdaq, subject to official notice of issuance, and the Mereo Shares underlying the Mereo ADSs issuable to the OncoMed stockholders pursuant to the Merger Agreement shall have been approved for admission to trading on AIM and any other requirements of London Stock Exchange plc in respect of the Merger Agreement or the transactions contemplated thereby shall have been satisfied.

The obligations of Mereo, HoldCo and Merger Sub to effect the Merger is further subject to the satisfaction or waiver of the following conditions:

∎	the representations and warranties of OncoMed contained in the Merger Agreement relating to corporate organization, subsidiaries, organizational documents, corporate authority and approvals, required vote, and brokers and finders (the “OncoMed Specified Representations”), will be true and correct on and as of the closing date of the Merger with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date);

∎

the representations and warranties of OncoMed relating to capital structure will be true and correct on and as of the closing date of the Merger, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate, (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date) or (z) as expressly required or permitted by the Merger Agreement;

∎

the representations and warranties of OncoMed contained in the Merger Agreement (other than with respect to capital structure and the OncoMed Specified Representations) will be true and correct on and as of the closing date of the Merger except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a material adverse effect on OncoMed (without giving effect to any references therein to any material adverse effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date);

∎	OncoMed shall have performed in all material respects its covenants required to be performed by it under the Merger Agreement at or prior to the closing date of the Merger;

∎

Mereo shall have received a certificate signed on behalf of OncoMed by the chief executive officer and chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer) of OncoMed to the effect that the conditions related to OncoMed’s representations, warranties and covenants described above have been satisfied;

∎

Mereo shall have received from OncoMed a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h) and in form and substance reasonably acceptable to Mereo;

∎	since December 5, 2018, a Material Adverse Effect with respect to OncoMed shall not have occurred; and

∎	the calculation of OncoMed’s net cash as of the closing date of the Merger shall have been finally determined.

OncoMed’s obligation to effect the Merger is further subject to the satisfaction or waiver of the following conditions:

∎

the representations and warranties of Mereo and Merger Sub contained in the Merger Agreement relating to corporate organization, subsidiaries, organizational documents, corporate authority and approvals, required vote, and brokers and finders (the “Mereo Specified Representations”), will be true and correct on and as of the closing date of the Merger with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date);

∎

the representations and warranties of Mereo and Merger Sub relating to capital structure will be true and correct on and as of the closing date of the Merger, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate, (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date) or (z) as expressly required or permitted by the Merger Agreement;

∎

the representations and warranties of Mereo and Merger Sub contained in the Merger Agreement (other than with respect to capital structure and the Mereo Specified Representations) will be true and correct on and as of the closing date of the Merger except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a material adverse effect on Mereo (without giving effect to any references therein to any material adverse effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date);

∎

each of Mereo and Merger Sub shall have performed in all material respects its respective covenants required to be performed by each under the Merger Agreement at or prior to the closing date of the Merger;

∎

OncoMed shall have received a certificate signed on behalf of Mereo by the chief executive office and chief financial officer of Mereo to the effect that the conditions related to Mereo’s and Merger Sub’s representations, warranties and covenants described above have been satisfied; and

∎	since December 5, 2018, a Material Adverse Effect with respect to Mereo shall not have occurred.

Any or all of the conditions described above may be waived in writing, in whole or in part, by Mereo or OncoMed, to the extent permitted by applicable law.

Termination Events

The Merger Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Mereo and OncoMed, and either party may terminate the Merger Agreement in the following circumstances:

∎

if the Merger shall not have been consummated by September 4, 2019 (the “End Date”), except that the right to terminate the Merger Agreement on this basis shall not be available to OncoMed or Mereo if such party’s action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of the Merger Agreement and except that, in the event that the SEC has not declared this Form F-4 effective under the Securities Act by the date which is sixty days prior to the End Date, then either OncoMed or Mereo shall be entitled to extend the End Date for an additional sixty days;

∎

if a court of competent jurisdiction or other governmental authority shall have issued a final and nonappealable order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger Agreement or the transactions contemplated thereby;

∎

if the OncoMed Special Meeting shall have been held and completed and OncoMed’s stockholders shall have taken a final vote on the Merger Agreement and (ii) the Merger Agreement shall not have been adopted and approved at the OncoMed Special Meeting, except that the right to terminate the Merger Agreement on this basis shall not be available to OncoMed where the failure to obtain the approval of OncoMed’s stockholders shall have been caused by the action or failure to act of OncoMed and such action or failure to act constitutes a material breach by OncoMed of the Merger Agreement; and

∎	if the Mereo Shareholder Meeting, if necessary, shall have been held and completed and Mereo’s shareholders shall have taken a final vote on the matters requiring such shareholders’

approval and (ii) such matters shall not have been approved at the Mereo Shareholder Meeting, except that the right to terminate the Merger Agreement on this basis shall not be available to Mereo where the failure to obtain the approval of Mereo’s shareholders shall have been caused by the action or failure to act of Mereo and such action or failure to act constitutes a material breach by Mereo of the Merger Agreement.

OncoMed may terminate the Merger Agreement at any time prior to the Effective Time as follows:

∎	if the Mereo Board or any committee thereof shall have made a Mereo Board Adverse Recommendation Change or approved, endorsed or recommended any acquisition proposal;

∎

if (a) Mereo shall have failed to include in this proxy statement/prospectus the Mereo Board Recommendation, (b) the Mereo Board or any committee thereof shall have made a Mereo Board Adverse Recommendation Change or approved, endorsed or recommended any acquisition proposal, or (c) Mereo shall have entered into any letter of intent or similar document or any contract relating to any acquisition proposal (other than a confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions and no hire provisions) at least as favorable to Mereo as those contained in the existing confidentiality agreement between OncoMed and Mereo or any action required to be taken by Mereo pursuant to the UK City Code); or

∎

upon a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement by Mereo or Merger Sub, or if any representation or warranty of Mereo or Merger Sub becomes inaccurate such that the conditions to closing of the Merger would not be satisfied, provided that (1) OncoMed is not then in material breach of any representation, warranty, covenant or agreement under the Merger Agreement and (2) that if such inaccurancy in Mereo’s or Merger Sub’s representations and warranties or breach by Mereo or Merger Sub is curable by Mereo or Merger Sub, then the Merger Agreement shall not terminate as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from OncoMed to Mereo or Merger Sub of such breach or inaccuracy and its intention to terminate the Merger Agreement and (ii) Mereo or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from OncoMed to Mereo or Merger Sub of such breach or inaccuracy and its intention to terminate.

Mereo may terminate the Merger Agreement at any time prior to the Effective Time as follows:

∎	if the OncoMed Board or any committee thereof shall have made an OncoMed Board Adverse Recommendation Change or approved, endorsed or recommended any acquisition proposal;

∎

if (a) OncoMed shall have failed to include in this proxy statement/prospectus the OncoMed Board Recommendation, (b) the OncoMed Board or any committee thereof shall have made an OncoMed Board Adverse Recommendation Change or approved, endorsed or recommended any acquisition proposal, or (c) OncoMed shall have entered into any letter of intent or similar document or any contract relating to any acquisition proposal (other than a confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions and no hire provisions) at least as favorable to OncoMed as those contained in the existing confidentiality agreement between OncoMed and Mereo or any action required to be taken by OncoMed pursuant to the DGCL); or

∎

upon a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement by OncoMed, or if any representation or warranty of OncoMed becomes inaccurate such that the conditions to closing of the Merger would not be satisfied, provided that (1) Mereo is not then in material breach of any representation, warranty, covenant or agreement under the Merger Agreement and (2) that if such inaccurancy in OncoMed’s representations and warranties or breach by OncoMed is curable by OncoMed, then the Merger Agreement shall not terminate as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from Mereo to OncoMed of such breach or inaccuracy and its intention to terminate the Merger Agreement and (ii) OncoMed ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Mereo to OncoMed of such breach or inaccuracy and its intention to terminate.

Termination Fees

OncoMed will be required to pay to Mereo a termination fee of $1,721,193 (subject to any adjustments for VAT) in cash if the Merger Agreement is terminated by Mereo in the event that:

∎

the OncoMed Stockholder Approval was not obtained after OncoMed stockholders voted at the OncoMed Special Meeting, where the failure to obtain the OncoMed Stockholder Approval was not caused by the action or failure to act of OncoMed and such action or failure to act did not constitute a material breach by OncoMed of the Merger Agreement, and within twelve months after the date of such termination, OncoMed enters into a definitive agreement with respect to a subsequent transaction or consummates a subsequent transaction;

∎

at any time prior to obtaining OncoMed Stockholder Approval, an acquisition proposal with respect to OncoMed has been publicly announced, disclosed or otherwise communicated to the OncoMed Board (and has not been withdrawn), and if (a) OncoMed shall have failed to include in this proxy statement/prospectus the OncoMed Board Recommendation, (b) the OncoMed Board or any committee thereof shall have made an OncoMed Board Adverse Recommendation Change or approved, endorsed or recommended any acquisition proposal, or (c) OncoMed shall have entered into any letter of intent or similar document or any contract relating to any acquisition proposal (other than a confidentiality agreement permitted by the Merger Agreement or any action required to be taken by OncoMed pursuant to the DGCL); or

∎

upon a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement by OncoMed, or if any representation or warranty of OncoMed becomes inaccurate such that the conditions to closing of the Merger would not be satisfied, provided that (1) Mereo is not then in material breach of any representation, warranty, covenant or agreement under the Merger Agreement and (2) that if such inaccurancy in OncoMed’s representations and warranties or breach by OncoMed is curable by OncoMed, then the Merger Agreement shall not terminate as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from Mereo to OncoMed of such breach or inaccuracy and its intention to terminate the Merger Agreement and (ii) OncoMed ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Mereo to OncoMed of such breach or inaccuracy and its intention to terminate.

In addition to the payment of the termination fee, OncoMed shall reimburse Mereo for all reasonable out-of-pocket fees and expenses incurred by Mereo in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement up to a maximum of $750,000 (subject to any adjustments for VAT) if the Merger Agreement is terminated by Mereo in the event that:

∎

(a) OncoMed have failed to include in this proxy statement/prospectus the OncoMed Board Recommendation, (b) the OncoMed Board or any committee thereof has made an OncoMed Board Adverse Recommendation Change or approved, endorsed or recommended any acquisition proposal, or (c) OncoMed shall have entered into any letter of intent or similar document or any contract relating to any acquisition proposal (other than a confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions and no hire provisions) at least as favorable to OncoMed as those contained in the existing confidentiality agreement between OncoMed and Mereo or any action required to be taken by OncoMed pursuant to the DGCL); or

∎

upon a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement by OncoMed, or if any representation or warranty of OncoMed becomes inaccurate such that the conditions to closing of the Merger would not be satisfied, provided that (1) Mereo is not then in material breach of any representation, warranty, covenant or agreement under the Merger Agreement and (2) that if such inaccurancy in OncoMed’s representations and warranties or breach by OncoMed is curable by OncoMed, then the Merger Agreement shall not terminate as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from Mereo to OncoMed of such breach or inaccuracy and its intention to terminate the Merger Agreement and (ii) OncoMed ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Mereo to OncoMed of such breach or inaccuracy and its intention to terminate.

Mereo will be required to pay to OncoMed a termination fee of $1,721,193 (subject to any adjustments for VAT) in cash if the Merger Agreement is terminated by Mereo or OncoMed in the event that:

∎

the Mereo Shareholder Approval, if necessary, was not obtained after Mereo shareholders voted at the Mereo Shareholder Meeting, where the failure to obtain the Mereo Shareholder Approval was not caused by the action or failure to act of Mereo and such action or failure to act did not constitute a material breach by Mereo of the Merger Agreement, and within twelve months after the date of such termination, Mereo enters into a definitive agreement with respect to a subsequent transaction or consummates a subsequent transaction.

Mereo will be required to pay to OncoMed a termination fee of $1,721,193 (subject to any adjustments for VAT) in cash if the Merger Agreement is terminated by OncoMed in the event that:

∎

at any time prior to obtaining Mereo Shareholder Approval, an acquisition proposal with respect to Mereo has been publicly announced, disclosed or otherwise communicated to the Mereo Board (and has not been withdrawn), and if (a) Mereo shall have failed to include in this proxy statement/prospectus the Mereo Board Recommendation, (b) the Mereo Board or any committee thereof shall have made a Mereo Board Adverse Recommendation Change or approved, endorsed or recommended any acquisition proposal, or (c) Mereo shall have entered into any letter of intent or similar document or any contract relating to any acquisition proposal (other than a confidentiality agreement permitted by the Merger Agreement or any action required to be taken by Mereo pursuant to the UK City Code); or

∎

upon a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement by Mereo or Merger Sub, or if any representation or warranty of Mereo or Merger Sub becomes inaccurate such that the conditions to closing of the Merger would not be satisfied, provided that (1) OncoMed is not then in material breach of any representation, warranty, covenant or agreement under the Merger Agreement and (2) that if such inaccurancy in Mereo’s or Merger Sub’s representations and warranties or breach by Mereo or Merger Sub is curable by Mereo or Merger Sub, then the Merger Agreement shall not terminate as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from OncoMed to Mereo or Merger Sub of such breach or inaccuracy and its intention to terminate the Merger Agreement and (ii) Mereo or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from OncoMed to Mereo or Merger Sub of such breach or inaccuracy and its intention to terminate.

In addition to the payment of the termination fee, Mereo shall reimburse OncoMed for all reasonable out-of-pocket fees and expenses incurred by OncoMed in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement up to a maximum of $750,000 (subject to any adjustments for VAT) if the Merger Agreement is terminated by OncoMed in the event that:

∎

(a) Mereo shall have failed to include in this proxy statement/prospectus the Mereo Board Recommendation, (b) the Mereo Board or any committee thereof shall have made a Mereo Board Adverse Recommendation Change or approved, endorsed or recommended any acquisition proposal, or (c) Mereo shall have entered into any letter of intent or similar document or any contract relating to any acquisition proposal (other than a confidentiality agreement permitted by the Merger Agreement or any action required to be taken by Mereo pursuant to the UK City Code); or

∎

upon a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement by Mereo or Merger Sub, or if any representation or warranty of Mereo or Merger Sub becomes inaccurate such that the conditions to closing of the Merger would not be satisfied, provided that (1) OncoMed is not then in material breach of any representation, warranty, covenant or agreement under the Merger Agreement and (2) that if such inaccurancy in Mereo’s or Merger Sub’s representations and warranties or breach by Mereo or Merger Sub is curable by Mereo or Merger Sub, then the Merger Agreement shall not terminate as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from OncoMed to Mereo or Merger Sub of such breach or inaccuracy and its intention to terminate the Merger Agreement and (ii) Mereo or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from OncoMed to Mereo or Merger Sub of such breach or inaccuracy and its intention to terminate.

Effect of Termination

In the event of a termination as described above under “—Termination Events,” the Merger Agreement will be of no further force or effect except for certain sections of the Merger Agreement, including provisions regarding termination, termination fees and expenses, and miscellaneous provisions including governing law, jurisdiction, no third party beneficiaries and remedies (including specific performance). Such termination will not relieve any party to the Merger Agreement of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in the Merger Agreement.

Expenses

Other than as described above, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees and expenses, except that Mereo and OncoMed will share equally all fees and expenses incurred in relation to the printing and filing with the SEC of this proxy statement/prospectus (including any financial statements and exhibits hereto) and any amendments or supplements hereto and paid to a financial printer or the SEC.

Amendment

The Merger Agreement may be amended with the approval of the respective boards of directors of OncoMed, HoldCo, Merger Sub, and Mereo at any time except that, after any such approval and adoption of the Merger Agreement by a party’s equityholders, no amendment shall be made which by law requires further approval of such equityholders without the further approval of such equityholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of OncoMed, HoldCo, Merger Sub and Mereo.

Governing Law; Jurisdiction; Waiver of Trial by Jury

The Merger Agreement will be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. The Merger Agreement further provides that exclusive jurisdiction over any action or proceeding between the parties is vested in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), and includes a waiver of trial by jury.

Specific Performance

The parties to the Merger Agreement have agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties have accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the parties has waived any bond, surety or other security that might be required of any other party to the Merger Agreement with respect thereto.

THE CVR AGREEMENT

The following discussion summarizes material provisions of the CVR Agreement, which will be entered into at or prior to the Effective Time by Mereo and Computershare, Inc., as rights agent, substantially in the form attached as Annex B. This summary does not propose to be complete and is qualified in its entirety by reference to the complete copy of the form of the CVR Agreement which is attached as Annex B to this proxy statement/prospectus. The rights and obligations of the parties and of holders of CVRs are governed by the express terms and conditions of the CVR Agreement and not by this summary. The CVR Agreement should not be read alone, but should instead be read in conjunction with the other information provided elsewhere in this proxy statement/prospectus, including the annexes and the documents incorporated by reference into this proxy statement/prospectus. The CVR Agreement is described in this proxy statement/prospectus only to provide you with information regarding its terms and conditions and this summary is not intended to provide any factual information about Mereo, OncoMed or their respective businesses.

CVR Agreement

The CVRs will be governed by the terms of the CVR Agreement, which will be entered into at or prior to the effective time by Mereo and Computershare, Inc., as rights agent.

As provided in the Merger Agreement, each share of OncoMed common stock outstanding immediately prior to the Effective Time (except for any dissenting shares) will be converted automatically into the right to receive, in addition to the Share Consideration, one CVR. The CVRs represent the non-transferable contractual right to receive certain stock and cash payments from Mereo if specified milestones are achieved within agreed time periods.

Characteristics of the CVRs; Restrictions on Transfer

The CVRs may not be transferred, pledged, hypothecated, encumbered, assigned or otherwise disposed of (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise), in whole or in part, other than pursuant to any of the following permitted transfers: (i) upon death, by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) if the CVR is held by a partnership, a distribution from the transferring partnership to its partners or former partners in accordance with their partnership interests; (vi) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as permitted by The Depository Trust Company (“DTC”); (vii) to Mereo or its affiliates; or (viii) upon abandonment of a CVR by the holder thereof in accordance with the CVR Agreement.

The CVRs will not be evidenced by a certificate or any other instrument. The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of the CVRs. The CVRs will not represent any equity or ownership interest in Mereo, any constituent company to the Merger, or any of its respective affiliates. The rights agent will maintain an up-to-date register (the “CVR Register”) for the purposes of (i) identifying the holders of CVRs, (ii) determining holders’ entitlement to CVRs and (iii) registering the CVRs and permitted transfers thereof. Mereo’s obligation to make the CVR payment, if any becomes due, is neither secured nor guaranteed. Mereo’s obligation to make the CVR payment, if any becomes due, is an unsecured general obligation of Mereo and is not guaranteed by Mereo or any of its affiliates.

Milestone Events and Payments

The CVR milestones relate to OncoMed’s etigilimab (anti-TIGIT, OMP-313M32) and navicixizumab (anti-DLL4/VEGF, OMP-305B83) therapeutic candidates. The contingent payments become payable to the rights agent, for subsequent distribution to the holders of the CVRs, upon the achievement of the milestones as follows:

The TIGIT Milestone

A payment, in the form of Mereo ADSs, will be made to CVR holders if, following the Effective Time but prior to December 31, 2019, the following milestone is achieved:

∎

Celgene exercises the exclusive option granted by OncoMed to Celgene in relation to OncoMed’s etigilimab product pursuant to the Master Research and Collaboration Agreement by and among Celgene and OncoMed, dated December 2, 2013; and

∎	OncoMed actually receives the cash payment payable by Celgene pursuant to such Celgene Option Exercise.

If the TIGIT Milestone is achieved, holders of CVRs would be entitled to receive a number of Mereo ADSs equal to (x) the amount of the cash payment actually received by OncoMed upon the Celgene Option Exercise, net of any tax and other reasonable expenses, divided by (y) the volume-weighted average price per Mereo ADS for the ten trading day period immediately following the date of the announcement by Mereo of the receipt of such cash payment. The TIGIT Milestone payment is subject to the Share Consideration Cap, such that the number of Mereo Shares underlying the Mereo ADSs to be issued pursuant to the CVR Agreement, when aggregated with the number of Mereo Shares underlying the Mereo ADSs issued as Share Consideration pursuant to the Merger Agreement, cannot exceed the Share Consideration Cap. No fractional Mereo Shares or Mereo ADSs shall be issued in connection with the TIGIT Milestone payment, and no certificates or scrip for any such fractional shares shall be issued. Any fractional share resulting from the application of the ratio described in this paragraph shall be rounded down to the nearest whole share, with no cash being paid for any fractional share eliminated by such rounding.

If the TIGIT Milestone occurs at any time following the Effective Time but prior to December 31, 2019, then, thirty days following the achievement thereof, (i) Mereo, or a person nominated by Mereo (with written notice thereof from Mereo to the rights agent), as the case may be, will (A) deliver to the rights agent, a certificate certifying the date of satisfaction of the TIGIT Milestone and that the holders of CVRs are entitled to receive the TIGIT Milestone payment, (B) allot and issue to the depositary, or as the depositary directs, the Mereo Shares underlying the Mereo ADSs comprising the TIGIT Milestone payment, (C) deliver to the depositary, for the benefit of the holders of CVRs, evidence of book-entry shares representing Mereo Shares underlying the Mereo ADSs comprising the TIGIT Milestone payment and (D) take all steps necessary to ensure that the Mereo Shares underlying the Mereo ADSs comprising the TIGIT Milestone payment are admitted to trading on AIM and (ii) Mereo shall procure that the depositary shall promptly (and in any event, within 10 business days) issue and deliver to the holders of CVRs, by first-class postage prepaid mail, to the address of each holder set forth in the CVR Register at such time or by other method of delivery as specified by the applicable holder in writing to the rights agent, the number of whole Mereo ADSs equal to the product determined by multiplying (A) the quotient determined by dividing (x) the TIGIT Milestone payment by (y) the total number of CVRs registered in the CVR Register at such time, by (B) the number of CVRs registered to such holder in the CVR Register at such time.

In the event that the cash payment payable by Celgene pursuant to the Celgene Option Exercise is actually received by OncoMed prior to the Effective Time, OncoMed stockholders will receive value for such cash payment in the form of additional Mereo ADSs issued at the Effective Time pursuant to the application of the Exchange Ratio set forth in the Merger Agreement. In such event, the CVR Agreement will be amended to delete the TIGIT Milestone and all related payment mechanics.

The NAVI Milestones

A cash payment will be made to CVR holders if, (1) within eighteen months following the closing of the Merger, Mereo or any of its subsidiaries enters into a definitive partnership agreement, collaboration agreement, joint venture agreement, profit sharing agreement, license or sublicense agreement, asset sale agreement, stock sale agreement, investment agreement or similar agreement duly approved by the Mereo Board with one or more third parties regarding the navicixizumab products and (2) within five years of the closing of the Merger, Mereo or any of its subsidiaries actually receives certain eligible cash milestone payments.

It is anticipated that, prior to the Effective Time, OncoMed will establish a wholly-owned subsidiary to hold all of right, title and interest in and to the navicixizumab products (such subsidiary, “NAVI Sub”). For a period of 18 months following the closing of the Merger, Mereo will permit certain individuals associated with NAVI Sub and identified on a confidential schedule to the CVR Agreement (the “NAVI Team”) to (i) solicit third party interest with respect to a NAVI Agreement, such that the NAVI Sub or a third party, as applicable, will advance the navicixizumab products, and (ii) recommend, by written notice to the chief executive officer of Mereo, that Mereo enter into discussions with one or more such third parties that have expressed interest with respect to a NAVI Agreement; provided that, notwithstanding anything to the contrary in the CVR Agreement, Mereo will have no obligation or liability to fund or otherwise support or incur any cost or expense relating to NAVI Sub or the navicixizumab products in excess of the commitments provided for on a confidential schedule to the CVR Agreement (except in respect of clinical trials commenced prior to the date hereof).

The entry into a NAVI Agreement by Mereo or any of its subsidiaries (including NAVI Sub) shall be subject to, and contingent upon, a determination by the Mereo Board, having consulted with outside counsel, that the NAVI Agreement is fair to, advisable and in the best interests of Mereo and its shareholders. Without limiting the foregoing, neither Mereo nor any of its subsidiaries (including NAVI Sub) shall be compelled to enter into any investment agreement, stock sale agreement, or similar agreement with respect to NAVI Sub or the navicixizumab products if, immediately following the execution of such agreement, Mereo or one or more of its subsidiaries (other than NAVI Sub) would hold less than 19.5% of the issued and outstanding equity interests of NAVI Sub on a fully-diluted basis.

Eligible cash milestone payments will include each cash milestone payment payable to Mereo or one or more of its subsidiaries pursuant to a NAVI Agreement (or any agreement contemplated by such NAVI Agreement), except for any (i) royalty or similar sales-based payment that is measured, in whole or in part, by reference to the quantity of navicixizumab product that is produced or sold or the revenues (or a formula that makes reference to such revenues) derived therefrom and (ii) for the avoidance of doubt only, any fees for service, research and development funding, reimbursement of intellectual property filing, prosecution, litigation and maintenance-related expenses or reimbursement of manufacturing expenses received from a counterparty pursuant to a NAVI Agreement.

If a NAVI Milestone is achieved, holders of CVRs would be entitled to receive an amount in cash equal to 70% of the aggregate principal amount actually received by Mereo or one or more of its subsidiaries (other than NAVI Sub), net of (A) any tax (including any applicable value added or sales taxes and including any tax which would be payable but for the utilization of a relief), (B) 50% of any expenditure by Mereo or its subsidiaries pursuant to the budget set forth on a confidential schedule to the CVR Agreement, and (C) any other reasonable cost or expense attributable to the receipt of such payment (which, for the avoidance of doubt, shall include (x) any costs, reasonable out-of-pocket fees, expenses or charges incurred by Mereo or its subsidiaries in excess of the commitments provided for in the budget set forth on a confidential schedule to the CVR Agreement, (y) any costs, reasonable out-of-pocket fees, expenses or charges incurred by Mereo or its subsidiaries under the NAVI Agreement, and (z) any costs, reasonable out-of-pocket fees, expenses or charges incurred by Mereo or its subsidiaries, or for which Mereo or one or more of its subsidiaries is responsible, in connection with the preparation, negotiation and execution of the relevant NAVI Agreement, in each case to the extent such costs, out-of-pocket fees, expenses or charges have not been previously accounted for in the calculation of a prior NAVI Milestone payment).

The NAVI milestone payments are subject to a cash consideration cap, pursuant to which the aggregate principal amount of all cash payments made to holders of CVRs by Mereo shall in no case exceed $79.7 million. If the aggregate principal amount to be paid to holders of CVRs by Mereo pursuant to the CVR Agreement would, together with the aggregate principal amount of any prior such cash payments, otherwise exceed $79.7 million, then the applicable NAVI Milestone payment will be appropriately reduced.

If a NAVI Milestone occurs at any time prior to the fifth anniversary of the closing of the Merger, and on each such occurrence, then, thirty days following the achievement thereof, Mereo, or a person nominated by Mereo (with written notice thereof from Mereo to the rights agent), as the case may be, will deliver to the rights agent (i) a certificate certifying the date of satisfaction of the applicable NAVI Milestone and that the holders of CVRs are entitled to receive a NAVI Milestone payment, and (ii) the applicable NAVI Milestone payment, by wire transfer of immediately available funds to an account designated by the rights agent. Upon receipt of the wire transfer referred to in the foregoing sentence, the rights agent will promptly (and in any event, within 10 business days) pay, by check mailed, first-class postage prepaid, to the address of each holder set forth in the CVR Register at such time or by other method of delivery as specified by the applicable holder in writing to the rights agent, an amount in cash equal to the product determined by multiplying (A) the quotient determined by dividing (x) the applicable NAVI Milestone payment by (y) the total number of CVRs registered in the CVR Register at such time, by (B) the number of CVRs registered to such holder in the CVR Register at such time.

Withholding

Mereo and the rights agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from any milestone payment otherwise payable pursuant to the CVR Agreement, such amounts as each is required to deduct and withhold with respect to the making of such payment under any provision of applicable law relating to taxes. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts will be treated for all purposes of the CVR Agreement as having been paid to the holder of CVRs in respect of which such deduction and withholding was made. Prior to making any such tax deductions or withholdings or causing any such tax deductions or withholdings to be made with respect to any holder, the rights agent will, to the extent reasonably practicable, provide notice to the holder of such potential tax deduction or withholding and a reasonable opportunity for the holder to provide any necessary tax forms in order to avoid or reduce such withholding amounts; provided, that in no event will the time period for payment of any amount payable to such holder be extended for more than 10 business days, unless otherwise (1) requested by the holder for the purpose of delivering such forms and (2) agreed to by the rights agent.

Milestone Non-Achievement

If a milestone is not attained at any time prior to the expiration of the applicable milestone period then, on or before the date that is 10 business days after the end of such milestone period, Mereo will deliver to the rights agent an officer’s certificate certifying that the applicable milestone has not occurred and that Mereo has complied in all material respects with its obligations under the CVR Agreement. The rights agent will promptly (and in any event, within 10 business days after receipt) deliver a copy of such certificate to the holders of CVRs. If the rights agent does not receive from the holders of not less than a majority of the outstanding CVRs a written objection to such certificate within 30 business days after the date of delivery, the holders will be deemed to have accepted such certificate, and Mereo and its subsidiaries will have no further obligation or liability with respect to the determination of the applicable milestone payment.

Efforts Covenant

With respect to the TIGIT Milestone, the CVR Agreement provides that Mereo will, and will cause its subsidiaries to, use “diligent efforts” (as defined below) to obtain and receive the cash payment payable by Celgene pursuant to the Celgene Option Exercise. Mereo will not, and will cause its subsidiaries to not, breach any of the material terms and conditions under the Master Research and Collaboration Agreement by and among Celgene and OncoMed, dated December 2, 2013 relating to the etigilimab program.

With respect to the NAVI Milestone, the CVR Agreement provides that Mereo will use “diligent efforts” to promptly and in good faith evaluate any expression of interest recommended by the NAVI Team by written notice to the chief executive officer of Mereo and will, if determined by Mereo in good faith to be reasonably likely to result in a NAVI Agreement reasonably acceptable to Mereo, use “diligent efforts” to negotiate (with the assistance of the NAVI Team, as requested by Mereo) with the relevant third party, the definitive documentation for a NAVI Agreement.

The CVR Agreement defines “diligent efforts” as the carrying out those obligations and tasks that comprise a level of effort and expenditure of resources that is consistent with commercially reasonable practices normally and typically devoted by a company within the bio-pharmaceutical industry of comparable size and resources to a product or product candidate at a similar stage in its development or product life, as applicable, taking into account, without limitation, issues of safety and efficacy, market potential, anticipated pricing and reimbursement rates, costs, labeling, pricing reimbursement, the competitiveness of alternative products, the patent and other proprietary position of the product, and the likelihood of regulatory approval given the regulatory structure involved. Such “diligent efforts” shall not include, and Mereo shall have no obligation or liability to, (i) fund or otherwise support or incur any cost or expense relating to the navicixizumab (anti-DLL4/VEGF, OMP-305B83) products or the etigilimab program (except, in each case, in respect of clinical trials commenced prior to the date hereof) in excess of the commitments provided for in the budgets set forth on confidential schedules to the CVR Agreement, (ii) enroll any additional subjects in any currently ongoing trial of the navicixizumab (anti-DLL4/VEGF, OMP-305B83) products and the etigilimab program or (iii) commit to any additional development activities of the navicixizumab products or the etigilimab program not provided for in such applicable budget. For the avoidance of doubt, a failure to achieve the TIGIT Milestone or the NAVI Milestone in and of itself may be consistent with “diligent efforts.”

Amendment and Termination of the CVR Agreement

Mereo may, at any time and from time to time, unilaterally enter into one or more amendments to the CVR Agreement for any of the following purposes, without the consent of any of the holders of CVRs or the rights agent:

∎

to evidence the appointment of another person as a successor rights agent and the assumption by any successor rights agent of the covenants and obligations of the rights agent pursuant to the CVR Agreement;

∎	to evidence the succession of another person to Mereo and the assumption of any such successor of the covenants of Mereo pursuant to the CVR Agreement;

∎

to add to the covenants of Mereo further covenants, restrictions, conditions or provisions for the protection and benefit of the holders of CVRs, provided that in each case, such provisions shall not adversely affect the interests of the holders of CVRs;

∎

to cure any ambiguity, to correct or supplement any provision in the CVR Agreement that may be defective or inconsistent with any other provision in the CVR Agreement, or to make any other provisions with respect to matters or questions arising under the CVR Agreement, provided that in each case, such provisions shall not adversely affect the interests of the holders of CVRs;

∎

as may be necessary or appropriate to ensure that CVRs are not subject to registration under the Securities Act or the Exchange Act and the rules and regulations made thereunder, or any applicable state securities or “blue sky” laws;

∎	as may be necessary or appropriate to ensure that Mereo is not required to produce a prospectus or an admission document in order to comply with applicable law;

∎

to cancel CVRs (i) in the event that any holder of CVRs has abandoned its rights to such CVRs, (ii) in order to give effect to the Share Consideration Cap or (iii) following a transfer of such CVRs to Mereo or its affiliates;

∎	as may be necessary or appropriate to ensure that Mereo complies with applicable law; or

∎

to effect any other amendment to the CVR Agreement that would provide any additional rights or benefits to the holders of CVRs or that does not adversely affect the legal rights under the CVR Agreement of any such holder of CVRs.

With the consent of the holders of not less than a majority of the outstanding CVRs, Mereo and the rights agent may enter into any amendment to the CVR Agreement, even if such amendment is adverse to the interests of the holders of the CVRs.

Mereo will (or will cause the rights agent to) provide notice of any amendment to the CVR Agreement to the holders of the CVRs promptly after execution by Mereo and the rights agent, if applicable, of such amendment.

The CVR Agreement will automatically terminate and of no force or effect, and the parties will have no liability thereunder, upon the earlier to occur of (i) payment by Mereo of each of the TIGIT Milestone payment and each NAVI Milestone payment eligible to be attained and (ii) the expiration of each of the TIGIT Milestone period and the NAVI Milestone period.

Other Provisions of the CVR Agreement

The CVR Agreement also provides, among other things, for:

∎	the duties, responsibilities, rights and immunities of the rights agent, and procedures for the resignation or removal of the rights agent and appointment of a successor;

∎

a prohibition on Mereo taking any action for the principal purpose of (i) reducing the amount of any milestone payments payable under the CVR Agreement or (ii) restricting Mereo’s ability to pay any of the milestone payments thereunder.

∎

the application of laws of the State of New York, exclusive jurisdiction over the parties by the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), and waiver of trial by jury.

THE SUPPORT AGREEMENTS

The following discussion summarizes material provisions of the certain equityholder support agreements entered into on or after the execution and delivery of the Merger Agreement. This summary does not propose to be complete and is qualified in its entirety by reference to the complete copies of the relevant equityholder support agreements which are incorporated by reference into this proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the relevant equityholder support agreements and not by this summary. The equityholder support agreements are described in this proxy statement/prospectus only to provide you with information regarding its terms and conditions and this summary is not intended to provide any factual information about Mereo, OncoMed or their respective businesses.

OncoMed Support Agreements

In order to induce Mereo to enter into the Merger Agreement, each of the officers and directors of OncoMed who are stockholders of OncoMed (together with certain of their respective affiliates, the “Supporting Stockholders”) entered into Stockholder Support Agreements (the “OncoMed Support Agreements”) with Mereo with respect to the shares of OncoMed common stock beneficially owned by the Supporting Stockholders. As of December 5, 2018, such stockholders collectively controlled 4,130,907 Shares, representing approximately 10.7% of the issued and outstanding shares of OncoMed common stock. Pursuant to the OncoMed Support Agreements, the Supporting Stockholders have agreed, among other things, to vote their respective shares in OncoMed (i) in favor of the adoption and approval of the Merger Agreement and approval of the Merger and other transactions contemplated thereby, (ii) in favor of any proposal to adjourn or postpone any meeting of the stockholders of OncoMed at which any of the foregoing matters are submitted for consideration to solicit additional votes, and (iii) against any alternative proposal and against any action or agreement that would reasonably be expected to frustrate the purposes, prevent, delay or otherwise adversely affect the consummation of, the transactions contemplated by the Merger Agreement. Pursuant to the OncoMed Support Agreements, each Supporting Stockholder has waived appraisal rights and granted an irrevocable proxy appointing Mereo or any designee of Mereo as such Supporting Stockholder’s proxy and attorney-in-fact to vote such Supporting Stockholder’s shares in OncoMed in accordance with the foregoing. The OncoMed Support Agreements do not limit or restrict any Supporting Stockholder in his or her capacity as a director or officer of OncoMed from acting in such capacity or voting in such capacity in such person’s sole discretion on any matter.

The OncoMed Support Agreements and the irrevocable proxies granted pursuant to the OncoMed Support Agreements terminate upon the earlier to occur of: (i) the effective time of the Merger and (ii) termination of the Merger Agreement in accordance with its terms.

To the extent that any Supporting Stockholder acquires beneficial ownership of any additional shares of OncoMed common stock during the term of the applicable OncoMed Support Agreement, such shares will become subject to the terms of the applicable OncoMed Support Agreement to the same extent as though such shares were owned by such Supporting Stockholder as of the date of the OncoMed Support Agreements.

Until the earlier of (1) the termination of the OncoMed Support Agreement and (2) the date on which the Merger Agreement is adopted by OncoMed’s stockholders, each Supporting Stockholder is prohibited from transferring any shares of OncoMed common stock beneficially owned by such Supporting Stockholder, subject to certain exceptions. Each Supporting Stockholder has also agreed not to (i) take any action to solicit, initiate or knowingly encourage, induce or facilitate any competing acquisition proposal or any inquiry, proposal or offer that may reasonably be expected to lead to such an acquisition proposal, (ii) furnish or disclose any nonpublic information relating to Mereo or any of its subsidiaries or afford access to the properties, books or records of Mereo or any of its subsidiaries to, or otherwise knowingly cooperate in any way with, any person that may be considering making, is otherwise seeking to make, or has made, a competing acquisition proposal or has agreed to endorse such an acquisition proposal, or (iii) participate in any discussions or negotiations with any third party that is reasonably expected to make, or has made, a competing acquisition proposal, regarding such an acquisition proposal.

The foregoing description of the OncoMed Support Agreements does not purport to be complete and is qualified in its entirety by reference to the form of OncoMed Support Agreement filed as Exhibit 10.1 to OncoMed’s Current Report on Form 8-K filed on December 6, 2018.

Simultaneously with the execution of the OncoMed CVR Agreement, Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., MSI BVF, L.L.C. and Biotechnology Value Trading Fund OS LP, in their respective capacities as stockholders of OncoMed, entered into support agreements with Mereo in a form substantially similar to the OncoMed Support Agreements. At the close of business on the record date for the OncoMed Special Meeting, such stockholders beneficially owned and were entitled to vote approximately 10.45% of the shares of OncoMed common stock outstanding on that date.

Mereo Support Agreements

In order to induce OncoMed to enter into the Merger Agreement, each of the officers and directors of Mereo holding Mereo Shares or options to acquire Mereo Shares, together with certain of Mereo’s largest shareholders (collectively, the “Supporting Shareholders”) entered into Shareholder Support Agreements (the “Mereo Support Agreements”) with OncoMed with respect to the Mereo Shares and options to acquire Mereo Shares, as applicable, beneficially owned by the Supporting Shareholders. As of December 5, 2018, such shareholders collectively controlled 65,722,239 Shares, representing approximately 92.3% of the issued and outstanding Mereo Shares.

Pursuant to the Mereo Support Agreements and subject, in the case of each Mereo Support Agreement, to the terms and conditions of such Mereo Support Agreement, which may vary from the terms and conditions of each other Mereo Support Agreement, each Supporting Shareholder has agreed, among other things, to vote its respective Mereo Shares (i) in favor of the adoption and approval of the Merger Agreement and approval of the Merger and other transactions contemplated thereby, (ii) in favor of any proposal to adjourn or postpone any meeting of the stockholders of Mereo at which any of the foregoing matters are submitted for consideration to solicit additional votes, (iii) in favor of the adoption and approval of any “whitewash” resolution sought pursuant to the U.K. City Code as it relates to the issuance of Mereo Shares underlying the Share Consideration to any person (including any persons acting in concert with such person), (iv) to adopt and approve any amendments to the articles of association of Mereo deemed by the Mereo Board to be necessary in connection with the Merger and (v) against any alternative proposal and against any action or agreement that would reasonably be expected to frustrate the purposes, prevent, delay or otherwise adversely affect the consummation of, the transactions contemplated by the Merger Agreement. The Mereo Support Agreements do not limit or restrict any Supporting Shareholder in his or her capacity as a director or officer of Mereo from acting in such capacity or voting in such capacity in such person’s sole discretion on any matter.

The Mereo Support Agreements terminate upon the earlier to occur of: (i) the effective time of the Merger and (ii) termination of the Merger Agreement in accordance with its terms.

To the extent that any Supporting Shareholder acquires beneficial ownership of any additional Mereo Shares during the term of the applicable Mereo Support Agreement, such shares will become subject to the terms of the applicable Mereo Support Agreement to the same extent as though such shares were owned by such Supporting Shareholder as of the date of the Mereo Support Agreements.

Until the earlier of (1) the termination of the Mereo Support Agreement and (2) the date on which the Merger Agreement is adopted by Mereo’s shareholders, each Supporting Shareholder is prohibited from transferring any Mereo Shares beneficially owned by such Supporting Shareholder, subject to certain exceptions. Each Supporting Shareholder has also agreed, subject to certain exceptions set forth in the applicable Mereo Support Agreement, not to (i) take any action to solicit, initiate or knowingly encourage, induce or facilitate any competing acquisition proposal or any inquiry, proposal or offer that may reasonably be expected to lead to such an acquisition proposal, (ii) furnish or disclose any nonpublic information relating to Mereo or any of its subsidiaries or afford access to the properties, books or records of Mereo or any of its subsidiaries to, or otherwise knowingly cooperate in any way with, any person that may be considering making, is otherwise seeking to make, or has made, a competing acquisition proposal or has agreed to endorse such an acquisition proposal, or (iii) participate in any discussions or negotiations with any third party that is reasonably expected to make, or has made, a competing acquisition proposal, regarding such an acquisition proposal.

The foregoing description of the Mereo Support Agreements does not purport to be complete and is qualified in its entirety by reference to the form of Mereo Support Agreement by and between OncoMed and certain officers and directors of Mereo filed as Exhibit 10.2, and the Mereo Support Agreements filed as Exhibits 10.3, 10.4, 10.5, and 10.6, to OncoMed’s Current Report on Form 8-K filed on December 6, 2018, and to the Mereo Support Agreement filed herewith as Exhibit 10.1.

BUSINESS OF MEREO AND CERTAIN INFORMATION ABOUT MEREO

Overview

Mereo is a biopharmaceutical company focused on the development and commercialization of innovative therapeutics that aim to improve outcomes for patients with rare diseases. Mereo’s portfolio consists of four clinical-stage product candidates, each of which it acquired from large pharmaceutical companies. Mereo is developing BPS-804 for the treatment of osteogenesis imperfecta (“OI”), MPH-966 for the treatment of severe alpha-1 antitrypsin deficiency (“AATD”), BCT-197 for the treatment of acute exacerbations of chronic obstructive pulmonary disease (“AECOPD”), and BGS-649 for the treatment of hypogonadotropic hypogonadism (“HH”), in obese men. Each of Mereo’s product candidates has generated positive clinical data for its target indication or for a related indication. Mereo believes its portfolio is well diversified because each of its product candidates employs a different mechanism of action and targets a separate indication. Mereo intends to develop and directly commercialize its rare disease product candidates. For its specialty disease product candidates, Mereo intends to seek strategic relationships for further clinical development and commercialization.

Mereo’s strategy is to selectively acquire product candidates that have already received significant investment from pharmaceutical companies and that have substantial pre-clinical, clinical, and manufacturing data packages. Since Mereo’s formation in March 2015, it has successfully executed on this strategy by acquiring its current product candidates from Novartis Pharma AG (“Novartis”), and AstraZeneca AB (“AstraZeneca”). Mereo has commenced or completed large, randomized, placebo-controlled Phase 2 clinical trials for all four of its product candidates.

Mereo’s team has extensive experience in the pharmaceutical and biotechnology sector in the identification, acquisition, development, manufacturing, and commercialization of product candidates in multiple therapeutic areas. Mereo’s senior management team has long-standing relationships with senior executives of large pharmaceutical companies, which Mereo believes enhances its ability to identify and acquire additional product candidates.

Mereo Pipeline

The following table summarizes Mereo’s pipeline. Mereo has global commercial rights to all of its product candidates.

Mereo’s portfolio consists of the following product candidates:

∎

BPS-804: BPS-804, or setrusumab, is a novel antibody Mereo is developing as a treatment for OI, a rare genetic disease that results in bones that can break easily and is commonly known as brittle bone disease. OI is a debilitating orphan disease for which there are no treatments approved by the FDA or EMA. It is estimated that OI affects a minimum of 20,000 people in the United States and approximately 32,000 people in Germany, Spain, France, Italy, and the United Kingdom. BPS-804 is designed to inhibit sclerostin, a protein that inhibits the activity of bone-forming cells. Mereo believes BPS-804’s mechanism of action is well suited for the treatment of OI and has the potential to become a novel treatment option for patients that could reduce fractures and improve patient quality of life.

In 2016, Mereo obtained orphan drug designation in OI for BPS-804 in the United States and the European Union (“EU”), and in February 2017, BPS-804 was accepted into the adaptive pathways program in the EU and, in November 2017, into the PRIME scheme of the EMA. Prior to Mereo’s acquisition of BPS-804, Novartis conducted four clinical trials in 106 patients and healthy volunteers. A Phase 2 clinical trial of BPS-804 showed statistically significant improvements in bone formation biomarkers and bone mineral density. In May 2017, Mereo initiated a Phase 2b clinical trial for BPS-804 in adults in the United States, Europe and Canada. The trial is randomized with three blinded arms to establish the dose response curve and an open label arm at the top dose. Mereo expects to report top-line 6-month data from the open label arm in the first half of 2019 and top-line 12-month data from the three blinded arms by the end of 2019. Mereo expects the results from this trial, if favorable, along with validation of its use of high resolution peripheral quantitative computerized tomography (“HRpQCT”) as a biomarker for fracture, may be sufficient to support the submission of a Conditional Marketing Authorisation (“CMA”), to the EMA for BPS-804 for the treatment of adults with OI in the EU. Mereo has also agreed a Pediatric Investigational Plan for BPS-804 with the EMA and intends to commence a Phase 3 clinical trial of BPS-804 in children with OI in 2019 in Europe and Canada, with fracture rate as the primary endpoint. Mereo expects the results from this trial, if favorable, may be sufficient to validate the use of HRpQCT and support the submission of a MAA, to the EMA for BPS-804 for the treatment of children with severe OI in the EU.

In the United States, the FDA in the first quarter of 2018 denied Mereo’s request for a Type C meeting to discuss the initiation of a pediatric Phase 3 study for BPS-804 for the treatment of patients with severe OI. The FDA cited a serious cardiovascular safety concern in adults treated with sclerostin inhibitors that had yet to be resolved and informed Mereo that a risk/benefit assessment for sclerostin inhibitors could not be completed at that time. The FDA further recommended that Mereo not submit its proposed pediatric protocol until the cardiovascular safety issue had been adequately addressed and favorably resolved. In January 2019 the FDA held an Advisory Committee meeting, which voted 18-1 to approve another sclerostin inhibitor. Mereo believes the FDA now has fuller data on the cardiovascular safety issue and plans to re-engage with the FDA in 2019 to discuss the expansion of the pediatric Phase 3 study for BPS-804 for the treatment of patients with severe OI to include sites in the United States. Mereo does not believe the FDA’s previous concern was related to BPS-804. In any case, the FDA’s position does not impact Mereo’s ability to conduct its clinical development activities of BPS-804 in Europe and Canada for children with severe OI or Mereo’s clinical development activities of BPS-804 in Europe, the United States and Canada for adults with OI.

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MPH-966: MPH-966, or alvelestat, is a novel, oral small molecule Mereo is developing for the treatment of severe AATD, a potentially life-threatening rare, genetic condition caused by a lack of alpha-1 antitrypsin (“AAT”), a protein that protects the lungs from enzymatic degradation. This degradation leads to severe debilitating diseases, including early-onset pulmonary emphysema, a disease that irreversibly destroys the tissues that support lung function. There are an estimated 50,000 patients in North America and 60,000 patients in Europe with severe AATD. MPH-966 is designed to inhibit neutrophil elastase (“NE”), a neutrophil protease, which is a key enzyme involved in the destruction of lung tissue. Mereo believes the inhibition of NE has the potential to protect AATD patients from further lung damage.

Prior to Mereo’s license of MPH-966, AstraZeneca conducted 12 clinical trials involving 1,776 subjects, including trials in bronchiectasis and cystic fibrosis (“CF”). Although these trials were conducted in diseases other than AATD, Mereo believes the data demonstrated potential clinical benefit and biomarker evidence of treatment effect for AATD patients. Mereo has initiated a Phase 2 proof-of-concept clinical trial in patients with severe AATD in the United States and the EU and expects to report top-line data from this trial in the fourth quarter of 2019.

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BCT-197: BCT-197, or acumapimod, is a p38 MAP kinase inhibitor Mereo is developing as an oral first-line acute therapy for patients with AECOPD. Chronic obstructive pulmonary disease (“COPD”) is a non-fully-reversible, progressive lung disease in which inflammation plays a central role. There are an estimated 16 million people in the United States and 13 million people in Europe diagnosed with COPD. Of all hospital admissions in the United States related to COPD, approximately 63% are for AECOPD patients. Mereo believes BCT-197 offers a potential new treatment for controlling inflammation by targeting pathways that drive the pathological mechanism behind AECOPD.

Since there are currently no approved therapies in the United States or the EU to treat AECOPD, Mereo believes that there is significant medical need for a drug which is disease-modifying. Mereo believes BCT-197 could potentially prevent AECOPD instead of just treating the symptoms and has the potential to improve quality of life, slow the progression of the disease, and significantly reduce direct healthcare costs.

Prior to Mereo’s acquisition of BCT-197, Novartis conducted five clinical trials in 459 patients and healthy volunteers, including a Phase 2a trial in AECOPD patients that showed a clinically meaningful improvement in lung function at all doses and a statistically significant improvement in lung function at the highest dose.

Mereo conducted a Phase 2 dose-ranging clinical trial for BCT-197 in 282 patients with AECOPD to explore two different dosing regimens on top of standard of care, which included steroids, antibiotics, and bronchodilators. Both dosing regimens showed a statistically significant change in FEV1 from baseline to Day 7, meeting the trial’s primary endpoint on an intent-to-treat patient population basis. In addition, dose-dependent, statistically significant reductions in high sensitivity C-reactive protein (“hsCRP”) and fibrinogen were shown with treatment with BCT-197, with hsCRP remaining suppressed through the 26-week observation period. Treatment with BCT-197 also showed a statistically significant reduction in the number of COPD exacerbations that required hospitalization. Consistent with these results, there was a significant reduction in the use of corticosteroid and antibiotics in the follow-up portion of the study. In addition, BCT-197 was reported to be safe and well tolerated. Based on these results, Mereo plans to enter into one or more strategic relationships with third parties for further clinical development and, if approved, commercialization, of BCT-197.

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BGS-649: BGS-649, or leflutrozole, is a once-weekly oral therapy Mereo is developing for the treatment of HH in obese men. HH is a clinical syndrome that results from inadequate levels of testosterone. Based on World Health Organization (“WHO”), estimates and scientific data, Mereo estimates there are approximately seven million cases of HH in obese men in the United States and approximately five million cases of HH in obese men in Europe. In these men, a decline in testosterone is exacerbated by high levels of the aromatase enzyme, which is present in fat tissue and leads to a reduction in testosterone. BGS-649 is designed to inhibit the aromatase enzyme and is being developed to restore normal levels of testosterone without causing excessively high testosterone levels or reducing the levels of luteinizing hormone (“LH”), or follicular stimulating hormone (“FSH”). Both LH and FSH play key roles in sperm formation and LH plays a key role in endogenous testosterone formation. In contrast to current therapies for HH, which involve the exogenous administration of testosterone and lead to further down regulation of LH and FSH, Mereo believes that BGS-649, by preserving sperm formation through LH and FSH production, may present a benefit to patients.

Prior to Mereo’s acquisition of BGS-649, Novartis conducted seven clinical trials in 131 patients and healthy volunteers, including a Phase 2 proof-of-concept trial for HH in obese men in which BGS-649 normalized testosterone levels in all patients and demonstrated an increase in LH and FSH levels.

In March 2018, Mereo reported top-line data from its completed Phase 2b dose-ranging clinical trial of BGS-649 for the treatment of HH in obese men. The trial enrolled 271 patients who were administered placebo or one of three doses of BGS-649. The trial met its primary endpoint of normalizing testosterone levels in at least 75% of subjects after 24 weeks of treatment and all of the secondary endpoints, including normalizing testosterone in at least 90% of patients after 24 weeks of treatment at the two highest doses and improvement in LH and FSH levels at all three doses. BGS-649 was reported to be well-tolerated in the trial. A subset of 143 patients entered into a six-month safety extension study, with 88 patients completing the additional six months of treatment. The safety extension study was designed to examine if BGS-649 resulted in a pre-specified reduction in bone mineral density (BMD) at 48 weeks following the initial 24 weeks treatment. In December 2018, Mereo reported positive results from the safety extension study for BGS-649. The study was successful in demonstrating that none of the doses of BGS-649 met the lower bound (95% confidence interval) of the pre-specified safety criterion of a greater than 3% reduction in lumbar spine BMD after 48 weeks of treatment. In addition, there was no shift into clinical categories of osteopenia or osteoporosis, with no evidence of development of new osteopenia. The efficacy end points of testosterone, LH and FSH also showed improvements consistent with the main Phase 2B study. Mereo intends to explore strategic relationships with third parties for the further development and/or commercialization of BGS-649.

Mereo’s Strategy

Mereo intends to become a leading biopharmaceutical company developing innovative therapeutics that aim to improve outcomes for patients with rare bone, respiratory and endocrine diseases. The key elements of Mereo’s strategy to achieve this goal include:

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Rapidly develop and directly commercialize Mereo’s rare disease product candidates.    Mereo has commenced a Phase 2b clinical trial of BPS-804 for the treatment of OI in adults in the United States, Europe and Canada. If the results from this trial are favorable and Mereo’s use of HRpQCT as a biomarker for fracture is validated, Mereo intends to submit a CMA to the EMA for the treatment of adults with OI in the EU. Mereo also intends to commence a Phase 3 clinical trial of BPS-804 for the treatment of OI in children in 2019 in Europe and Canada. Mereo expects that the results from this trial, if favorable, will be sufficient to validate its use of HRpQCT and support the submission of a MAA to the EMA for BPS-804 for the treatment of children with severe OI in the EU. Mereo has commenced a Phase 2 clinical trial of MPH-966 for the treatment of severe AATD and expect to report top-line data in the fourth quarter of 2019. If the results are favorable and pending regulatory feedback, Mereo intends to continue to develop MPH-966 toward approval and commercialization. For BPS-804 and MPH-966, if approved, and for any future product candidates for rare diseases, Mereo intends either to establish a sales and marketing organization with technical expertise and supporting distribution capabilities to commercialize these product candidates in major markets or potentially to outsource aspects of these functions to third parties.

∎

Efficiently advance Mereo’s specialty disease product candidates and explore strategic relationships with third parties for further clinical development and/or commercialization.    Based on the results from Mereo’s Phase 2 clinical trial of BCT-197, Mereo plans to enter into one or more strategic relationships with third parties for BCT-197 to undertake the next phase of clinical development and, if approved, commercialization. In March 2018, Mereo reported top-line Phase 2b data for BGS-649 for the treatment of HH and in December 2018, Mereo reported positive results from the safety extension study for BGS-649. Mereo intends to explore strategic relationships with third parties for the further development and commercialization of BGS-649.

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Leverage Mereo’s expertise in business development to expand its pipeline of product candidates.    Mereo’s senior management team has extensive relationships with large pharmaceutical and biotechnology companies, as evidenced by the acquisition of Mereo’s four clinical-stage product candidates. Mereo intends to leverage these relationships to grow its pipeline with a focus on rare bone, endocrine, and respiratory diseases. Mereo intends to continue to identify, acquire, develop, and ultimately commercialize novel product candidates that have received significant investment from large pharmaceutical companies. Mereo will continue to focus on acquiring product candidates with either proof-of-concept clinical data in its target indication or with clinical data in a related disease and a strong scientific rationale that supports development in its target indication. Using a disciplined approach, Mereo intends to continue building a diverse portfolio of product candidates that it believes have compelling market potential, robust pre-clinical, clinical, and manufacturing data packages, and a clear regulatory pathway.

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Continue to be a partner of choice for large pharmaceutical and biotechnology companies.    Mereo believes that it is a preferred partner for large pharmaceutical and biotechnology companies as it seeks to unlock the potential in its development pipelines and deliver therapeutics to patients in areas of high unmet medical need. Mereo has strong relationships with these companies, as evidenced by its agreements with Novartis and AstraZeneca, and a track record of structuring transactions that enable Mereo to leverage its core development capabilities while creating value for all stakeholders. Mereo intends to continue to enter into strategic relationships that align its interests with those of large pharmaceutical and biotechnology companies and that it believes to be mutually beneficial.

BPS-804 (setrusumab) for the Treatment of Osteogenesis Imperfecta

Overview

Mereo is developing BPS-804 (setrusumab) for the treatment of OI. BPS-804 is a novel, intravenously administered antibody that is designed to inhibit sclerostin, a protein that inhibits the activity of bone-forming cells, known as osteoblasts. Mereo believes that by blocking sclerostin, BPS-804 has the potential to induce or increase osteoblast function and maturation of these cells, increasing bone formation and reducing bone resorption, thereby reducing fractures in OI patients.

Background of Osteogenesis Imperfecta

OI is a genetic disorder characterized by fragile bones and reduced bone mass, resulting in bones that break easily, loose joints and weakened teeth. In severe cases, patients may experience hundreds of fractures in a lifetime. In addition, people with OI often suffer from muscle weakness, early hearing loss, fatigue, curved bones, scoliosis (curved spine), brittle teeth, respiratory problems and short stature. The disease can be extremely debilitating and even fatal in newborn infants with a severe form of the disease. OI is a rare condition that affects a minimum of 20,000 people, an incidence rate of 6.2 out of 100,000, in the United States, according to estimates by the Osteogenesis Imperfecta

Foundation, and approximately 32,000 people, an incidence rate of 10 out of 100,000, in Germany, Spain, France, Italy, and the United Kingdom, according to estimates by Orphanet.

There are eight recognized forms of OI, designated type I through type VIII. Type I is the least severe form, while type II is the most severe and frequently causes death at or shortly after birth. The most prevalent form of OI is type I, which is estimated to occur in approximately 50% to 60% of OI patients. The less severe forms of OI, such as type I and type IV, are characterized by broken bones, often as a result of minor trauma. Patients typically have a blue or gray tint to the sclera, the part of the eye that is usually white, and are at risk of hearing loss in adulthood. Individuals affected by less severe types of OI are usually of normal height and have normal life spans.

In addition to the features of less severe forms of OI, type III patients are characterized by frequent bone fractures starting even before birth, respiratory problems, short stature, a disorder of tooth development, and reduced life expectancy as a result of respiratory failure. Type III OI is characterized by extreme growth deficiency and typically scoliosis, and patients may require wheelchairs for mobility. The most severe forms of OI, particularly type II, may be characterized by an extremely small, fragile rib cage, and underdeveloped lungs. Infants with these abnormalities have life-threatening problems related to breathing and often die shortly after birth.

Current Treatment Landscape for Osteogenesis Imperfecta

There are no therapies approved by the FDA or EMA for the treatment of OI. The only treatments available to OI patients are the acute management of fractures as they occur and bisphosphonate drugs, which are not approved for this indication but are commonly used off-label in children.

Current treatment of OI is directed towards management of fractures with casting or surgical fixation. Following either of these, physical therapy will often be required. Preventative surgeries, such as intramedullary, or in-bone, nailing fixation are also undertaken. Supportive care for the disease involves surgery to correct deformities, internal splinting of bones with metal rods, bracing to support weak limbs and decrease pain, physical therapy, and muscle strengthening and aerobic conditioning to improve bone mass and strength.

Some OI patients are treated off-label with drugs indicated for osteoporosis. Bisphosphonate drugs slow down the rate at which osteoclasts, which are cells which resorb or take away bone, reduce the bones’ mass. These include Aredia (pamidronate), Fosamax (alendronate) and Reclast (zoledronic acid). However, bisphosphonate drugs are not approved by the FDA or the EMA for use in OI. Mereo is not aware of any long-term clinical studies demonstrating an improvement in fractures in adults and the effect of long-term therapy with these drugs remains unclear. Therefore, Mereo believes the effect of bisphosphonate drugs on fractures, growth, bone deformity, mobility, and pain remains unclear in both adults and children. Despite not being approved, bisphosphonates are effectively the standard of care in children, especially those with more severe disease.

Mereo’s Approach

Mereo’s product candidate for treating OI is BPS-804, a fully human monoclonal antibody that is designed to inhibit sclerostin. Sclerostin is produced in osteocytes, which are mature bone cells that are thought to be the mechanoreceptor cells that regulate the activity of bone-building osteoblasts and bone-resorbing osteoclasts. Sclerostin inhibits the activity of osteoblasts. Mereo believes that by blocking sclerostin, BPS-804 has the potential to induce or increase osteoblast activity and maturation of these cells, increasing bone formation and reducing bone resorption, thereby reducing fractures in OI patients.

Clinical Development of BPS-804

The following table summarizes the historical, current and planned clinical trials of BPS-804:

Historical Trials			Current Trials			Planned Trials
Phase	Population	Subjects Treated with BPS-804	Phase	Population	Enrollment	Phase	Population	Planned Enrollment	Target Start
Phase 1	Healthy Volunteers (postmenopausal women)	30	Phase 2b	OI (adult)	112	Phase 3	OI (pediatrics)	~160	2019
Phase 2	Hypophosphatasia	8
Phase 2	Women with Low Bone Mineral Density	36
Phase 2	OI	9

Phase 1 and Phase 2 Clinical Trials in Other Indications

Novartis performed a Phase 1 single ascending dose trial in 30 healthy female volunteers. A range of doses of BPS-804 were administered and were shown to be well tolerated. A Phase 2 ascending dose trial was also performed in eight adult patients with hypophosphatasia, a rare disorder characterized by abnormal development of bones and teeth. Three different BPS-804 doses were administered and a positive effect on bone formation biomarkers was observed.

Additionally, Novartis performed a Phase 2 clinical trial in a total of 44 postmenopausal women with low bone mineral density, in which 36 subjects were treated with BPS-804. The trial had four arms, with patients dosed weekly for three weeks (4 doses), monthly for three months (4 doses) and quarterly for one quarter (2 doses), and a placebo group. In this trial, BPS-804 increased bone mineral density up to 7.8%, 7.3% and 4.3% in the weekly, monthly and quarterly groups, respectively.

Phase 2 Clinical Trial in Osteogenesis Imperfecta

Novartis conducted a Phase 2 randomized, open-label, intra-patient dose-escalating proof-of-concept trial in the United States, Canada and Europe in adults with OI. The objectives were:

∎	to evaluate safety and tolerability of BPS-804;

∎	to evaluate the effect of BPS-804 on lumbar spine bone mineral density measured by dual-energy X-ray absorptiometry (“DEXA”) scan; and

∎	to determine the pharmacodynamic effect of BPS-804 when administered as multiple dose escalating intravenous infusions on:

∎

serum bone formation markers, including procollagen 1 N-terminal propeptide (“P1NP”), procollagen 1 C terminal propeptide (“P1CP”), osteocalcin (“OC”) and bone-specific alkaline phosphatase (“BSAP”); and

∎	serum bone resorption markers, including C-telopeptides of type I collagen cross-links (“CTX-1”) and N-telopeptides of type I collagen cross-links.

The trial included 14 patients with types I, III and IV OI, nine of which were treated and five of which were observed as a reference group in parallel during the trial to provide comparative data. The reference patients did not receive drug or placebo. The patients were treated with a low, medium and high dose of BPS-804 two weeks apart, over four weeks, and were followed for a total of 21 weeks after the last dose. DEXA studies were performed at day 141 and bone biomarkers were measured on days eight, 15, 29, 36, 43, 57, 85, 113 and 141, for both groups.

Treatment with BPS-804 showed a statistically significant increase in lumbar spine bone mineral density from baseline, which was sustained at day 141 of the trial, 16 weeks after the last dose of BPS-804, with a mean increase in lumbar spine bone mineral density in treated patients of 4%, as shown in the table below:

	BPS-804				Reference
Parameter	Number of patients	Ratio of geometric mean to baseline	p-value		Number of patients		Ratio of geometric mean to baseline	p-value
Bone Mineral Density	9	1.04	0.038	(1)	4	(2)	1.01	0.138

(1)	Statistically significant, meaning a less than 5% chance (or p-value less than 0.05) that the observed results occurred by chance alone.
(2)	One patient in the reference group did not complete the study and is not included in the results.

Bone turnover comprises two processes: the removal of bone and the laying down of new bone. Markers in blood can be used to assess the formation and resorption of bone. P1NP and CTX-1 are the markers of bone formation and resorption, respectively, that are recommended for clinical use and are considered the two reference markers by the International Osteoporosis Foundation and International Federation of Clinical Chemistry.

Treatment with BPS-804 also showed a statistically significant improvement in all measured bone formation biomarkers at day 43 of the trial, as shown in the table below, as well as a trend of reduction in the CTX-1 biomarker of bone resorption:

	BPS-804				Reference			Ratio of geometric means 90% confidence interval
Bone formation biomarker	Number of patients	Ratio of geometric mean to baseline	p-value		Number of patients	Ratio of geometric mean to baseline	p-value
P1NP	9	1.84	0.001	(1)	5	1.06	0.651	1.75
P1CP	9	1.53	0.003	(1)	5	1.05	0.600	1.45
BSAP	9	1.59	0.001	(1)	5	0.87	0.582	1.83
OC	9	1.44	0.012	(1)	5	0.81	0.436	1.78

(1)	Statistically significant.

These results showed a statistically significant upregulation in the activity of P1NP, P1CP, BSAP, and increased OC levels, while the corresponding biomarkers remained unchanged or declined moderately in the reference group.

Mereo believes that the observed increase in lumbar spine bone mineral density in patients treated with BPS-804, along with the bone biomarker data, support the bone anabolic effects of BPS-804 in adult patients with moderate OI and support the potential for BPS-804 to stimulate bone formation and reduce bone resorption after a low, medium and high dose.

Summary of Safety Results

In the trials conducted by Novartis, BPS-804 was generally well tolerated. In the Phase 2 OI clinical trial, there was one non-drug related significant adverse event in the reference group. The most common adverse events were headaches, influenza, arthralgia and fatigue both in patients who received BPS-804 and in the reference group.

Current and Planned Phase 2b Clinical Trials in Osteogenesis Imperfecta

In May 2017, Mereo commenced a Phase 2b clinical trial of BPS-804 in the United States, Europe and Canada. The Phase 2b clinical trial is a multi-center, randomized trial with three blinded arms to establish the dose response curve and an open label arm at the top dose. The trial has completed enrollment of 112 patients. Similar to the Phase 2 clinical trial conducted by Novartis, Mereo enrolled patients with type I, III and IV OI. Mereo expects top-line 6-month data from the open label arm in the first half of 2019 and top-line 12-month data from the blinded arms by the end of 2019.

The primary endpoint of this trial is the change in trabecular volumetric bone mineral density measured by HRpQCT and change in bone strength using finite element analysis (“FEA”). HRpQCT enables the measurement of relevant parameters of bone density, microstructure, and strength. FEA uses data from HRpQCT measurements to provide a predictive measure of the whole bone strength and biomechanical risk of fracture. Additional endpoints include further measures of bone parameters measured by HRpQCT, bone turnover markers and quality of life scores. Based on Mereo’s interactions with the EMA, Mereo believes that the results from this trial, if favorable, and validation of its use of HRpQCT as a biomarker for fracture, from its planned Phase 3 trial in children with OI, will be sufficient to support the submission of a CMA for BPS-804 for the treatment of adults with OI in the EU.

In addition, Mereo has agreed a Pediatric Investigational Plan for BPS-804 with the EMA, and Mereo intends to commence a Phase 3 clinical trial of BPS-804 for the treatment of OI in children aged 5 to 18 in Europe and Canada in 2019. Mereo intends to enroll approximately 160 patients in this trial, with fracture rate as the primary endpoint. Based on Mereo’s interactions with the EMA, it expects the results from this trial, if favorable, will be sufficient to validate Mereo’s use of HRpQCT and support the submission of a MAA for BPS-804 for the treatment of children with severe OI in the EU.

In the United States, the FDA in the first quarter of 2018 denied Mereo’s request for a Type C meeting to discuss the initiation of a pediatric Phase 3 study for BPS-804 for the treatment of patients with severe OI. The FDA cited a serious cardiovascular safety concern in adults treated with sclerostin inhibitors that had yet to be resolved and informed Mereo that a risk/benefit assessment for sclerostin inhibitors could not be completed at that time. The FDA further recommended that Mereo not submit its proposed pediatric protocol until the cardiovascular safety issue had been adequately addressed and favorably resolved. In January 2019 the FDA held an Advisory Committee meeting, which voted 18-1 to approve another sclerostin inhibitor. Mereo believes the FDA now has fuller data on the cardiovascular safety issue and plans to re-engage with the FDA in 2019 to discuss the expansion of the pediatric Phase 3 study for BPS-804 for the treatment of patients with severe OI to include sites in the United States. Mereo does not believe the FDA’s previous concern was related to BPS-804. In any case, the FDA’s position does not impact Mereo’s ability to conduct its clinical development activities of BPS-804 in Europe and Canada for children with severe OI or Mereo’s clinical development activities of BPS-804 in Europe, the United States and Canada for adults with OI.

MPH-966 (alvelestat) for the Treatment of Severe Alpha-1-Antitrypsin Deficiency

Overview

Mereo is developing MPH-966 (alvelestat) for the treatment of severe AATD, a potentially life-threatening rare, genetic condition that results in severe debilitating diseases, including early-onset pulmonary emphysema. MPH-966 is a novel, oral small molecule designed to inhibit NE. Scientific data indicate that the increased risk of lung tissue injury in AATD patients may be due to inadequately controlled NE caused by insufficient AAT. Mereo believes that by inhibiting NE, MPH-966 has the potential to reduce the destruction of lung tissue and stabilize clinical deterioration in severe AATD patients.

Background of Alpha-1-Antitrypsin Deficiency

AATD is a genetic disease. There are estimated to be 50,000 people in North America and 60,000 in Europe with severe AATD, which Mereo defines as AATD in patients with either a PiZZ genotype or

Null/Null genotype. The major function of AAT in the lungs is to protect the connective tissue from NE released from triggered neutrophils. In the majority of people, the lungs are defended from NE attack by AAT, which is a highly effective inhibitor of NE. Severe AATD patients, however, produce minimal or no AAT and are, therefore, unable to defend against NE attack. As a result, severe AATD patients commonly experience degeneration of lung function, such as early-onset pulmonary emphysema, which significantly affects quality of life and life expectancy.

AATD is the result of a mutation of the SERPINA1 gene. Most people with severe AATD inherit two copies of the defective PiZ allele, or gene variant, of the SERPINA1 gene, resulting in a PiZZ genotype. Patients with a PiZZ genotype have approximately 15% of normal AAT levels. Individuals who inherit two copies of the Null allele, resulting in a Null/Null genotype, do not produce any AAT. These two groups are at very high risk of developing lung disease. AATD patients with the PiZZ genotype experience a decline in the amount of air that can be forcibly exhaled in one second (“FEV1”), a standard measure of exhalation. The annual mortality rate in this genotype estimated to be 4%. Given that individuals with the Null/Null genotype do not produce any AAT, Mereo believes that they are likely to experience an even greater annual decline in FEV1.

Current Treatment Landscape for Alpha-1-Antitrypsin Deficiency

AATD patients are monitored by pulmonary functions tests, including spirometry. Treatment involves bronchodilators and inhaled corticosteroid medications and pulmonary rehabilitation, with increased intensity of therapy guided by disease severity. Surgical options include lung volume reduction surgery and lung transplantation. Both are highly invasive, and transplantation is only an option for a portion of patients with end-stage disease despite optimal therapy.

Augmentation therapy is available for AATD, using a partially purified plasma preparation highly enriched for AAT that is administered weekly by intravenous infusion. This therapy was approved by the FDA based on its biochemical efficacy, meaning its ability to raise blood levels of AAT, but not based on clinical outcome data. Several observational studies have suggested that AAT augmentation therapy may slow the rate of decline in lung function in a subgroup of AATD patients with moderate-to-severe airflow obstruction. In a randomized, controlled trial of augmentation therapy, patients had some reduction in the progression of emphysema, as assessed by measuring lung density using computed tomography. The study did not show significant slowing in the decline in FEV1.

Mereo believes that current therapies for AATD are inadequate. Surgical options are limited to a few patients, are highly invasive, have variable results, and do not address the underlying pathology of AATD. AAT augmentation therapy, while FDA approved, was not approved on the basis of clinical outcome data. In addition, AAT augmentation therapy requires potentially inconvenient weekly intravenous infusions.

Mereo’s Approach

Mereo’s product candidate for treating severe AATD is MPH-966, a potent, specific oral small molecule that is designed to inhibit NE. Mereo believes that by inhibiting NE, MPH-966 has the potential to reduce the enzymatic destruction of lung tissue. Furthermore, Mereo believes that convenient oral dosing of MPH-966 could provide a significant advantage compared to the current treatments for AATD of surgery or weekly intravenous AAT augmentation therapy.

Clinical Development of MPH-966

The following table summarizes the historical and planned clinical trials of MPH-966:

Historical Trials				Current Trials
Phase	# of Studies	Population	Subjects Treated with MPH-966	Phase	Population	Enrollment	Trial Started
Phase 1	7	Healthy Volunteers / COPD	143	Phase 2	AATD	165	Q4 2018
Phase 2	3	COPD	958
Phase 2	1	CF	26
Phase 2	1	Bronchiectasis	22

Phase 2 Clinical Trials

Although prior clinical trials of MPH-966 were in indications other than AATD, Mereo believes that the clinical benefit observed in these trials and the biomarker evidence of treatment effect make MPH-966 a promising potential product candidate for treating severe AATD. In particular, Mereo believes the results from the Phase 2 clinical trials in bronchiectasis and CF are most relevant in assessing MPH-966’s potential to treat severe AATD.

Phase 2 Clinical Trial in Bronchiectasis

AstraZeneca conducted a double-blind, placebo-controlled Phase 2 clinical trial in bronchiectasis in a total of 38 patients, 22 of whom were treated with MPH-966, using a 60 mg dose of MPH-966 administered twice daily for four weeks. Bronchiectasis is a disease characterized by localized, irreversible dilatation of parts of the bronchial tree, caused by destruction of the structural components of the bronchial wall that result from a vicious cycle of transmural infection and inflammation. Neutrophils play a key role in inflammation in bronchiectasis with airway neutrophilia resulting in high concentrations of neutrophil proteases, such as NE, which may be inadequately neutralized by anti-proteases.

The results of this four-week trial showed a statistically significant improvement at day 28 versus placebo in mean FEV1 of 100 ml (p=0.006) and a clinically meaningful improvement of 130 ml (p=0.079) in mean slow vital capacity, which measures the volume of air on a slow full expiration of air in the patient’s lungs. The effect on the St. George’s Respiratory Questionnaire, a questionnaire that measures quality of life in patients with diseases of airways obstruction, favored MPH-966 overall and in each measured domain, with a more than four-unit difference in the overall score, demonstrating clinical relevance. In addition, although the data did not show statistical significance in desmosine levels in urine, the treatment group showed a reduction in desmosine levels while the placebo group showed an increase in desmosine levels.

Mereo believes that bronchiectasis and AATD share common pathological features such as damage to structural parts of the bronchial tree caused by neutrophil proteases that support the potential for MPH-966 to treat severe AATD, a disease driven primarily by insufficient inhibition of NE.

Phase 2 Clinical Trial in Cystic Fibrosis

AstraZeneca conducted a double-blind, placebo-controlled Phase 2 clinical trial in CF in a total of 56 patients, 26 of whom were treated with MPH-966, using a 60 mg dose of MPH-966 administered twice daily for four weeks. CF is a disease that results in thickened secretions and endobronchial infections. These chronic infections are associated with an exaggerated inflammatory response in the airways and neutrophil infiltration of the lungs. The presence of neutrophils in the airways, and the resulting high concentrations of neutrophil proteases, such as NE, suggest that neutrophils are contributors in the pathogenesis of the proteolytic lung destruction associated with CF.

The trial was designed to examine the safety and efficacy of MPH-966 and its effect on the biomarkers of lung damage. The trial did not demonstrate a statistically significant benefit in lung function, which Mereo believes was due to the anti-proteolytic mechanism of action of MPH-966 only addressing one component of the pathology of CF. However, there was a statistically significant reduction in free desmosine in urine corrected for creatinine (p=0.002), and a reduction in plasma desmosine of 16%. Desmosine and isodesmosine are unique cross linking amino acids in elastin. Elastin is a protein that makes up the structure of the alveoli in the lungs and provides the pressure that allows for easy breathing, but is vulnerable to breakdown by NE. The reduction in desmosine in this trial indicates a reduction in the breakdown of elastin. As the proposed mechanism of action of MPH-966 is to inhibit the neutrophil elastase activity in severe AATD patients, Mereo believes this supports the utility of desmosine as a clinical biomarker in its Phase 2 proof-of-concept study.

Mereo believes that the data from this trial provide proof of concept for mechanistic effect and the use of desmosine as a biomarker of lung degradation in diseases of high or unopposed NE, such as severe AATD.

Summary of Safety Results

In the clinical trials conducted by AstraZeneca, no treatment-related serious adverse events were identified. A dose of up to 120 mg twice daily was well tolerated in Phase 1 clinical trials and a dose of 60 mg twice daily was well tolerated in the CF, bronchiectasis and COPD Phase 2 trials. Across the 1,149 patients and healthy volunteers treated with MPH-966, 16 patients had an elevation of liver enzymes with alanine transaminase or aspartate transaminase enzyme concentrations elevated to greater than three times the upper limit of normal, but no patient met the criteria of Hy’s law of drug-induced liver injury and no dose dependency was observed. Independent safety review committees evaluated this data and recommended that the trials continue.

Phase 2 Clinical Trial in Severe AATD

Mereo is conducting a Phase 2 proof-of-concept clinical trial of MPH-966 in 165 patients with severe AATD in the United States and the EU and expect to report top-line data in the fourth quarter of 2019. The trial is a 12-week, double-blind, placebo-controlled clinical trial examining two doses of MPH-966 compared to placebo with primary endpoints of elastin breakdown as measured by the biomarker desmosine. Mereo believes that by inhibiting NE, MPH-966 will reduce the breakdown of elastin and therefore the amount of desmosine. Planned secondary endpoints are plasma Aa-Val(360), a biomarker of NE activity, NE activity in sputum, and lung function tests, including FEV1.

Mereo plans to enroll only patients with PiZZ or Null/Null genotypes with confirmed emphysema, who have not received AAT augmentation therapy or have undergone a wash-out period following AAT augmentation therapy.

If the results from this trial are favorable, Mereo intends to seek regulatory advice on the design of, and commence, a pivotal trial.

Mereo received an investment from, and is collaborating with, the venture philanthropy arm of the Alpha-1 Foundation, The Alpha-1 Project, Inc. (“TAP”) with respect to Mereo’s MPH-966 development program. TAP is investing in the program subject to Mereo meeting agreed-upon development milestones. Mereo also agreed to issue warrants to TAP to subscribe for shares in Mereo, at certain future dates and subject to TAP making agreed-upon investments in the MPH-966 development program.

BCT-197 (acumapimod) for the Treatment of AECOPD

Overview

Mereo is developing BCT-197 (acumapimod) as a first-line acute therapy in patients with AECOPD. BCT-197 is a novel, orally active p38 MAP kinase inhibitor designed to inhibit the pathological mechanism behind inflammation, which is a key feature of AECOPD. Currently available treatments only manage the symptoms of AECOPD and are comprised primarily of oxygen therapy, corticosteroids, antibiotics, and bronchodilators. Mereo believes BCT-197 offers a potential new treatment by targeting the underlying disease and delivering tangible benefits for patients and payors by potentially preventing AECOPD, or reducing the frequency of exacerbations and reducing readmissions.

Background of COPD and AECOPD

COPD includes chronic bronchitis, emphysema, refractory (non-reversible) asthma, and some forms of bronchiectasis. COPD is a non-fully-reversible, progressive lung disease that was the third largest cause of death in the world in 2010 according to the Global Burden of Disease Study, and the WHO forecasts that it will remain the third largest cause of death in the world in 2030. The National Heart Lung Blood Institute estimates that 16 million people in the United States have been diagnosed with the disease and the same number likely suffer from the disease without being aware of it. The European COPD Coalition estimates that 13 million people in Europe have been diagnosed with COPD. In 2015, according to the WHO, there were over three million deaths from the disease worldwide.

An AECOPD is defined as an acute event characterized by a worsening of the patient’s symptoms beyond normal day-to-day variations that requires a change in medication. Typical symptoms include an increase in breathlessness and/or increase in sputum production, which lead to an increase in the frequency or dose of bronchodilators or an increase in corticosteroid use, or the need to seek further medical attention. The risk of AECOPD increases with COPD progression and increases following exacerbations. Increased inflammation is a core feature of an AECOPD. This is demonstrated by inflamed airways and the influx of white blood cells that respond to and can propagate inflammation.

On average, COPD patients suffer one to three AECOPDs per year with an average hospital stay, if admitted, of three to 10 days. Each episode of AECOPD poses significant risk to the patient, including an increased risk of death. Approximately 8% of patients admitted to the hospital for COPD die while in the hospital. The frequency and severity of exacerbations increase with age, disease severity and history of prior AECOPD. The five-year survival rate for those suffering three or more AECOPDs per year is 30%, but those who do not suffer AECOPDs have an 80% survival rate. Moderate to severe cases of AECOPD can also result in greatly diminished quality of life, disability, and serious co-morbidities, including heart disease. After an AECOPD many patients do not return to its pre-AECOPD baseline respiratory function. Furthermore, a patient who has several AECOPDs a year is typically exposed to large quantities of systemic corticosteroids, which can lead to osteoporosis and diabetes.

AECOPDs account for the greatest proportion of COPD costs. Of all COPD-related hospital admissions in the United States, approximately 63% are for AECOPD patients, representing more than 1.5 million emergency room visits in the United States alone. Based on current estimates of U.S. COPD rates, the direct costs of COPD are estimated at $4,000 per patient per year. Costs increase in correlation with each progressive stage of the disease. In the United States in 2010, mild COPD patients had median direct costs of $1,681 per patient per year, moderate patients had direct costs of $5,037 per patient per year and severe patients had direct costs of $10,812 per patient per year. Hospital stays make up the greatest proportion of the total COPD burden on the healthcare system, accounting for approximately 45% to 50% of the total direct cost generated by COPD patients. The mean length of hospital stays varies but is typically about 4.7 days. In the United States, the average cost of admission is $7,500 but more than 20% of patients are re-admitted within 30 days with significantly higher cost.

Current Treatment Landscape of AECOPD

Mereo is not aware of any approved therapies for the treatment of AECOPD in the United States or the EU. The management of AECOPD is directed at relieving symptoms and restoring functional capacity of the airways. In its milder forms, an AECOPD can be controlled with inhaled steroids, bronchodilators, and antibiotics. The bronchodilators reduce the patients’ breathlessness by opening up the airways, and corticosteroids reduce inflammation. In more severe cases, AECOPD requires hospitalization, where patients are typically treated with oral or intravenous steroids and antibiotics.

The current recommended management for AECOPD includes beta2 agonists, the addition of anticholinergics or an increase in its dosage, the systemic administration of corticosteroids and antibiotics, and the intravenous administration of methylxanthines, such as aminophylline. Additionally, supporting oxygen therapy is used in order to provide the patient with sufficient blood oxygen levels. While AECOPDs are often triggered by bacterial or viral pathogens or pollutants, antibiotics are often used as the precise etiology is often unknown.

Mereo believes that there is a significant medical need for a drug which is disease-modifying and could potentially prevent AECOPD instead of just treating the symptoms. In addition, Mereo believes that a drug that could prevent or reduce AECOPD and also has anti-inflammatory effects would significantly improve the quality of life of AECOPD patients due to improved lung function, fewer infections and possibly reduced risk of rehospitalization and mortality.

Mereo’s Approach

Mereo’s product candidate for treating AECOPD is BCT-197, an orally administered small molecule that inhibits p38 MAP kinase. p38 MAP kinase is an enzyme that plays a key role in the cellular response to external stress signals. p38 MAP kinase is activated in COPD and AECOPD. Inhibition of this enzyme has been shown to have anti-inflammatory effects, primarily through the inhibition of the expression of inflammatory mediators or molecules called cytokines. The inflammatory cytokines are key to initiating and escalating the inflammatory response by attracting inflammatory cells and inducing further release of the cytokines by these cells. Key cytokines released in the inflammatory response are tumor necrosis factor alpha (“TNFa”) and interleukin-8, which are released in the blood stream, and interleukin-6, which is released from bronchial epithelial cells, all of which are blocked by inhibiting p38 MAP kinase.

Mereo believes that BCT-197 has the following key advantages over current therapies:

∎	potential to be a rapid-onset treatment targeting inflammatory drivers of AECOPD;

∎	designed to target anti-inflammatory response systemically and locally with easier oral administration than inhaled treatments;

∎	simple oral regimen of three doses over five days that can be conveniently administered in either the hospital or an outpatient setting;

∎	designed to target pathophysiology of acute exacerbations without generalized immune suppression; and

∎	potential for efficacy in steroid-resistant population.

Clinical Development of BCT-197

The following table summarizes the historical clinical trials of BCT-197. Mereo plans to enter into one or more strategic relationships with third parties for BCT-197 to undertake the next phase of clinical development and, if approved, for commercialization.

Historical Trials
Phase	# of Studies		Population	Subjects Treated with BCT-197
Phase 1	5	(1)	Healthy Volunteers	168
Phase 2	1		AECOPD	108
Phase 2	1		Acute Kidney Injury	50
Phase 2	1		AECOPD	188

(1)	Includes two company-initiated 16-patient drug-drug interaction studies.

Phase 1 Clinical Trials

Prior to Mereo’s acquisition of BCT-197, Novartis performed three Phase 1 clinical trials. One of these trials was a three-part Phase 1 clinical trial in a total of 141 healthy volunteers designed to evaluate the safety and anti-inflammatory properties of BCT-197 following lipopolysaccharide (“LPS”) challenge, a method of inducing an inflammatory response. Parts 1 and 2 of this trial assessed the ability of BCT-197 to inhibit TNFa, a pro-inflammatory cytokine, ex vivo following LPS challenge and Part 3 assessed the same in vivo. In Part 1, which was a single ascending dose trial, TNFa was inhibited by a mean of 50% by doses of at least 30 mg, and in Part 2, which was a multi-ascending dose trial, TNFa was inhibited by a mean of 70%.

In Part 3, a three-arm trial, 24 subjects were randomized to receive placebo, 20 mg of BCT-197, or 75 mg of BCT-197. Subjects were exposed to LPS three hours following dosing of BCT-197 or placebo and the concentration of TNFa was measured. In this trial, BCT-197 produced a statistically significant reduction in the levels of TNFa in the treated subjects versus placebo. The following graph shows that the TNFa response was seen in both doses of BCT-197.

TNFa Concentration over Time following LPS Challenge n=24

In addition, a radiolabeled pharmacology trial was performed in four healthy volunteers. Mereo believes that the results of this trial suggest that BCT-197 has pharmacology appropriate for an oral drug taken either once a day or on alternate days.

Phase 2 Clinical Trial in AECOPD

Novartis conducted a double-blind, Phase 2 clinical trial in Europe comparing BCT-197 to the steroid prednisolone and a placebo control. The trial was designed to assess the effect of single and repeated dose of BCT-197 in AECOPD patients. The primary endpoint was to demonstrate an improvement in FEV1 relative to placebo. Secondary and exploratory endpoints included the assessment of safety and tolerability, measurement of the time to recovery, and the determination of the pharmacokinetic properties of BCT-197.

The trial was split into four parts and included a total of 183 patients:

∎

part 1: 91 patients were randomized to receive either: 75 mg of BCT-197 on day one plus placebo daily for 10 days, prednisolone on day one plus placebo daily for 10 days, or placebo on day one and for 10 days daily;

∎	part 2: 30 patients were randomized to receive 20 mg of BCT-197 or placebo on day one of the trial. The ratio of patients receiving BCT-197 to patients receiving placebo was five to one;

∎	part 3: 32 patients were randomized to receive 20 mg of BCT-197 or placebo on days one and six of the trial. The ratio of patients receiving BCT-197 to patients receiving placebo was five to one; and

∎	part 4: 30 patients were randomized to receive 75 mg of BCT-197 or placebo on days one and six of the trial. The ratio of patients receiving BCT-197 to patients receiving placebo was five to one.

The data on FEV1 were recorded on days three, five, eight, 10, 14 and 30 and showed a clinically meaningful increase in FEV1 (of greater than 100 milliliters) on measuring dates in patients receiving two doses of BCT-197, during a 14-day period, consistent with the duration of most AECOPDs. The following graph summarizes the mean change from baseline in FEV1 values for each dose arm. The change was greatest in the group that received two doses of 75 mg of BCT-197, reaching statistical significance in this group at day 8 (p=0.022). On analysis of the area under the curve to Day 14, two doses of 75 mg of BCT-197 demonstrated a statistically significant improvement in FEV1 versus placebo and prednisolone (p=0.0198 and 0.0102 respectively).

Mean Change in FEV1 from Baseline (ml)

Summary of Safety Results

In trials conducted by Novartis, BCT-197 was well tolerated in the target patient population. In the Phase 2a clinical trial, 54% of patients out of 183 experienced one or more adverse events. There were six deaths, none of which were deemed to be attributable to BCT197. Over the six-month follow-up period, 13 patients experienced 15 significant adverse events, excluding deaths: 10 cases of COPD worsening or re-exacerbation, three of pneumonia, one of sinusitis and one of bladder cancer. Six of the COPD adverse events were in the placebo and prednisolone arms, two in the 20 mg repeat dose and two in the 75 mg repeat dose. None of these adverse events were considered by the investigators to be related to BCT-197. There were also two cases of rash in the 75 mg repeat dose arm. Two cases of mild and transient transaminase elevations were reported as adverse events, one in the 20 mg dose group and the other in the 75 mg repeat dose group. Other events were mild to moderate.

Phase 2 Dose-Ranging Clinical Trial in AECOPD

Mereo conducted a dose-ranging Phase 2 clinical trial in the United States and Europe to identify the most effective dosing regimen for AECOPD patients. The primary endpoint of the trial was to demonstrate a change in FEV1 from baseline to Day 7. A total of 282 patients enrolled in the trial.

This dose-ranging trial assessed two dosing regimens of BCT-197 and placebo, each in combination with standard of care, which included steroids, antibiotics, and bronchodilators. Patients were followed for 26 weeks to explore recurrence rates of AECOPD and number of re-hospitalizations. Secondary and exploratory endpoints included biomarkers hsCRP and fibrinogen, clinical failure rate, number of moderate/severe AECOPDs during the trial, the area under the curve of FEV1 over time and time to normalization of FEV1.

The reduction in clinical failure rate was also observed. Clinical treatment failure is defined as a composite endpoint in which any patient fulfils one of more of the following criteria:

∎	hospitalization or re-hospitalization due to worsening respiratory symptoms;

∎	worsening of respiratory symptoms requiring the addition of another antibiotic or substitution of a new antibiotic;

∎	worsening of respiratory symptoms requiring an increase in dose of oral corticosteroids or initiation of new corticosteroids;

∎	worsening of respiratory symptoms requiring an additional treatment regimen of systemic corticosteroids and/or antibiotics, after completion of the first regimen;

∎	COPD-related death; or

∎	any new moderate or severe exacerbation after a period of seven days of resolution from the index AECOPD.

Both dosing regimens of BCT-197 showed a statistically significant change in FEV1 from baseline to Day 7 (p=0.012 and p ≤ 0.001), meeting the trial’s primary endpoint on an intent-to-treat patient population basis. The standard of care plus placebo group did not show a significant change from baseline (p=0.102). The high-and low-dosage BCT-197 groups showed a mean improvement in FEV1 of 84 ml and 115 ml, respectively, compared to 57 ml for the standard of care plus placebo group. While the BCT-197 groups showed greater improvement when compared to the standard of care plus placebo group, the difference in improvement was not statistically significant.

Dose-dependent, statistically significant reductions in both hsCRP and fibrinogen were shown with treatment with BCT-197, with hsCRP remaining suppressed through the 26-week observation period. The graphs below show these reductions during the period when patients were experiencing its first occurrence of AECOPD, or its index AECOPD.

Absolute Change from Baseline in hsCRP During the First 14 days of the Study While Patients Were Experiencing their Index AECOPD

Absolute Change from Baseline in Fibrinogen During First 14 Days of the Study While Patients were Experiencing their Index AECOPD

As shown in the chart below, the high-dose BCT-197 group showed a statistically significant reduction in clinical treatment failure of more than 50% (p ≤ 0.027 to 0.05) compared to the standard of care plus placebo group, measured by the number of rehospitalizations for the treatment of COPD at Days 90 through 150, with a trend observed as early as Day 30. A trend showing reduced composite clinical treatment failures of 56% to 28% from Day 30 through Day 150 was also observed in the high-dose BCT-197 group.

Percentage of Patients Rehospitalized

In a prespecified subgroup analysis of patients with low blood eosinophils of less than 2%, which comprised 68% of the patients in this trial, BCT-197 showed a trend toward improvement of FEV1 from baseline at Day 7, compared to standard of care plus placebo, which showed almost no improvement. Approximately 50% of COPD patients have low blood eosinophils and are considered to be resistant to treatment with steroids.

Further analysis of the most severe patients, defined as patients who experienced two or more exacerbations in the previous year, showed a 46% reduction in the number of patients who suffered a subsequent moderate or severe re-exacerbation. The results from the analysis of these patients with the highest unmet need are shown in the graph below.

Re-Exacerbations of Severe COPD Patients During the Follow-up Phase

Consistent with the results from this trial, there was a reduction in antibiotic and systemic steroid use in the high-dose group versus placebo of 46% observed in the long-term follow-up portion of the trial.

In this trial, BCT-197 was observed to be well tolerated. Adverse events included two cases of acneiform rash, which were resolved. No induced liver injuries were observed. With these positive results Mereo is seeking regulatory advice on the development plan for BCT-197 in parallel with exploring strategic relationships.

BGS-649 (leflutrozole) for the Treatment of Hypogonadotropic Hypogonadism

Overview

Mereo is developing BGS-649 (leflutrozole) for the treatment of HH in obese men. In obese men, a decline in testosterone is exacerbated by high levels of the aromatase enzyme in the fat tissue. The aromatase enzyme converts testosterone to estradiol, thereby reducing testosterone levels. BGS-649 is a novel once-weekly oral aromatase inhibitor designed to normalize testosterone levels and improve HH without causing the excessively high testosterone levels and impaired fertility that may result from exogenous hormone replacement therapy (“TRT”), the primary treatment for HH.

Background of Hypogonadotropic Hypogonadism

HH is a clinical syndrome that results from the failure of the testes to produce adequate levels of testosterone. Low testosterone or male hypogonadism is classified in two different types: primary hypogonadism and HH. Primary hypogonadism generally results from the failure of the testes to produce sufficient levels of testosterone, due to testicular trauma, disease (such as mumps), or genetic defects. HH also results from the failure of the testes to produce sufficient levels of testosterone, in this case due to the disruption of the hypothalamic-pituitary-testicular (“HPT”) axis, an endocrine pathway, and is typically associated with obesity, aging, stress, or as a side effect of medications. The symptoms of testosterone deficiency are non-specific, which can make the diagnosis difficult. Symptoms that are most commonly associated with testosterone deficiency include reduced or loss of libido, the absence of morning erections and erectile dysfunction. Other common symptoms include fatigue, impaired physical endurance, loss of vitality, lack of motivation and mood disturbance. In physician assessments of the symptoms of HH, patients rate decreased energy levels and impaired sexual function as having the greatest negative impact on quality of life.

The largest group affected by HH is comprised of men over the age of 40 who suffer from chronic diseases, such as obesity or type 2 diabetes. Based on WHO estimates and scientific data, Mereo believes that there are approximately seven million cases of HH in obese men, generally defined as men with a body mass index (“BMI”) of 30 kilograms per meter squared or more, in the United States and approximately five million cases of HH in obese men in Europe. Over 85% of men with HH are untreated despite access to care. Obesity rates continue to increase in the United States and in other developed and developing countries around the world. In 2016, the WHO estimated that 35.5% and 21.9% of males in the United States and the EU, respectively, were obese. A recent study in obese men, published in the Netherlands Journal of Medicine, showed that HH increased linearly with an increase in BMI.

Current Treatment Landscape of Hypogonadotropic Hypogonadism

The primary treatment for HH is TRT, in which testosterone is administered to normalize testosterone levels. There are several available routes of administering TRT, including intramuscular injections, scrotal patches, transdermal patches, transdermal gel, and implants. The direct replacement of testosterone exposes the patient to significant side effects. The FDA has concluded that there is a possible increased cardiovascular risk associated with TRT. One of the most common and serious side effects associated with TRT is impaired sperm formation. Additional complications caused by excessive testosterone include prostate enlargement, sleep apnea and worsening heart failure, gynecomastia, or breast development in males, and mood swings. Besides these side effects, each of these delivery methods also has considerable drawbacks. For example, intramuscular injections can be painful, gels and patches run the risk of testosterone transmission to other people, and patches can cause skin irritation.

The leading testosterone replacement products on the market are AbbVie’s AndroGel and Eli Lilly’s Axiron, both of which carry a black box warning. Both products are administered transdermally by applying a gel formulation. Allergan’s Androderm is the leading transdermal patch on the market. The most frequently prescribed intramuscular injections are Bayer’s Nebido and Endo’s Aveed. The leading implant on the market is Endo’s Testopel.

Mereo’s Approach

Mereo’s product candidate for treating HH in obese men is BGS-649, which is intended for once-weekly oral administration and is designed to inhibit the aromatase enzyme, instead of directly replacing testosterone. The aromatase enzyme converts testosterone to estradiol, thereby reducing testosterone levels. Aromatase is expressed at high levels in fat tissue, and therefore obese men are potentially more prone to HH. BGS-649 is intended to restore normal levels of testosterone without causing the excessively high testosterone levels that may result from TRT. In addition, Mereo believes that the long half-life of BGS-649 of 22 days may allow for convenient weekly dosing.

Testosterone is a hormone that is regulated by three organs in the body, the hypothalamus, anterior pituitary glands and testes, which comprise the HPT axis. The initial stimulus for hormone formation begins in the hypothalamus with the formation of hormones, such as gonadotropin-releasing hormone (“GnRH”), that stimulate the pituitary gland to release LH and FSH. LH, in turn, stimulates the testicular production of testosterone, while FSH stimulates sperm formation. As testosterone levels rise, they feedback directly to the hypothalamus and indirectly through estradiol to the hypothalamus and anterior pituitary gland, which reduces the stimulation to produce more hormones, thereby creating a negative feedback loop that maintains normal testosterone levels. In obese men with HH, excessive aromatase enzyme in fat tissue convert testosterone into estradiol, which inhibits the HPT axis by the negative feedback loop.

The administration of exogenous testosterone, such as with TRT, which is not controlled by the HPT feedback loop, rapidly leads to suppression of LH and FSH. Furthermore, as exogenous testosterone is not controlled by the HPT feedback loop, supraphysiological, or excessively high, levels of testosterone can be reached, which have been associated with cardiovascular disease. In contrast to exogenous TRT, BGS-649 is designed to inhibit aromatase and restore testosterone without disturbing the physiological feedback in the HPT axis, thereby maintaining or increasing LH and FSH with minimal risk of reaching supraphysiological levels of testosterone.

The diagram below illustrates the HPT feedback loop process, including the negative effects of TRT:

Clinical Development of BGS-649

The following is a table of the historical and planned clinical trials of BGS-649:

Historical Trials				Planned Trials
Phase	# of Studies	Population	Subjects Treated with BGS-649	Phase	Population
Phase 1	5	Healthy Women / Endometriosis	95	Phase 3	HH obese men
Phase 2	1	Endometriosis	12
Phase 2	1	HH obese men	24
Phase 2b	1	HH obese men	200
Phase 2b (ext)	1	HH obese men	143

Phase 2 Proof-of-Concept Clinical Trial in Hypogonadotropic Hypogonadism

Novartis conducted a two-part Phase 2 proof-of-concept trial for HH in obese men in North America.

Part 1 was an open-label trial to evaluate the pharmacokinetics and pharmacodynamics of BGS-649 in obese men. Fourteen patients were enrolled in this 12-week trial with a three-month follow-up phase. Patients received a first dose of BGS-649, and testosterone was measured on days five through seven to allow the physicians to choose subsequent doses with the goal of achieving and maintaining normal testosterone levels. Following the first dose, a range of doses were administered. The average BMI of participants was 34 kilograms per meter squared.

Consistent with the goal of the trial, BGS-649 treatment increased testosterone into the normal range of 300 to 1,000 nanograms per deciliter (“ng/dl”) in all patients exposed in Part 1. Mean baseline testosterone was 239 ng/dl, and rose to a mean of 514 ng/dl at week 12 of the trial. Both FSH and LH levels also increased in the BGS-649 group.

Part 2 was a two-arm, randomized, placebo-controlled, double-blind 12-week trial, with a three-month follow-up trial. The primary objectives were to evaluate the ability of BGS-649 to normalize testosterone and examine if normalized testosterone benefits insulin sensitivity. The secondary endpoints were safety, tolerability, pharmacodynamic effects on glucose, insulin and lipid metabolism.

Fifteen patients were enrolled in Part 2 of the trial, eight in the placebo group and seven in the treatment arm. Originally, 30 patients were to be enrolled. Enrollment was terminated early due to a dosing error at a trial site, which resulted in three placebo patients receiving an active dose of BGS-649. The error was identified after testosterone levels in these three patients normalized, and was confirmed by the presence of BGS-649 in these patients’ plasma. The patients who were inadvertently given an initial dose of BGS-649 continued to the end of the trial on placebo. Its results were included in the safety database, but were not included in the efficacy analysis. Therefore, there were five placebo patients. Due to the early termination of the trial, among the placebo patients, one completed the full 12-week protocol, two completed week 10, one completed week seven and one completed week six.

Of the seven patients treated with BGS-649, five completed all 11 doses, one completed week eight and one completed week six prior to termination of the trial. Its subsequent testosterone levels were recorded and included in efficacy analyses, though one patient missed the end-of-trial blood test as he withdrew consent. Despite the early termination, BGS-649 normalized testosterone levels in all patients treated.

The treated patients received a loading dose of BGS-649 on day one, followed by a lower weekly dose of BGS-649. The testosterone levels of all patients treated with BGS-649 normalized after one dose and remained in the normal range throughout the treatment period, with the exception of one patient on day 21, whose level dropped to 279 ng/dl but recovered to a level of 480 ng/dl on day 27. Testosterone levels in the placebo patients occasionally reached the normal range, but this effect was not consistent or sustained. In the BGS-649 arm, the mean testosterone level increased from 273 ng/dl at baseline to 423 ng/dl at week 12. Both FSH and LH levels also increased in the BGS-649 group.

The following graph illustrates the percentage increase in testosterone level relative to baseline in patients receiving a weekly dose of BGS-649 or placebo. The testosterone increase was statistically significant in the BGS-649 group from day 4 (p=0.012), with a trend towards return to baseline by the end of the trial, with no evidence of increased total testosterone levels beyond the upper limit of the normal range in any patient exposed to BGS-649.

Percentage Change in Testosterone from Baseline over Time

*	Last dose of BGS-649 administered at week 12 (day 78).
**

Due to the early termination of this trial, some of these patients did not receive all doses of BGS-649 or placebo. Instead of the total number of patients who completed the trial in each group, the number of patients that were randomly assigned to each group at the start of the trial, or rn, is provided in this graph.

***	Five patients received BGS-649 through week 12 of the trial, one patient received BGS-649 through week 10, and one patient received BGS-649 through week eight.
****

One patient received placebo through week 12 of the trial, two patients received placebo through week 10, one patient received placebo through week seven and one patient received placebo through week six. Results from three patients randomly assigned to the placebo group who mistakenly received a dose of BGS-649 are excluded from this graph.

In addition, patients receiving a weekly dose of BGS-649 showed a trend towards an increase in LH and FSH levels in the treated group with a return to baseline by end of trial. These results in the treated group, suggest that the negative feedback loop controlling the gonadotropin levels in the HPT axis was not disrupted.

Summary of Safety Results

In the clinical trials conducted by Novartis, BGS-649 was well tolerated in the 131 treated patients, with no treatment related serious adverse events. In the Phase 2 proof-of-concept trial in HH, there were 41 adverse events, 16 in the BGS-649 group and 25 in the placebo group. In the BGS-649 group, six of the adverse events were moderate and 10 were mild.

In Part 1 of the trial there were 59 adverse events, 16 of which were moderate and 43 of which were mild. These adverse events were transient and resolved spontaneously. Four patients reported spontaneous penile erection, three patients reported an episode of a headache and two patients reported abnormal hair growth, which were suspected of being related to BGS-649. Other common adverse events were oropharyngeal pain, nasal congestion, diarrhea, arthralgia, cough, dizziness and frequent bowel movements. There were no drug-related significant adverse events.

In Part 2 of the trial, the most common adverse events were lack of energy, headache, nasal congestion, somnolence, and spontaneous penile erection, which were distributed broadly across the BGS-649 and placebo groups. None of these adverse events occurred in more than three patients. Special safety parameters, including prostate specific antigen, haematocrit, hemoglobin, high-density lipoprotein, and bone turnover markers, showed no significant effect of BGS-649. Mereo is monitoring these parameters in the current trial.

A reproductive toxicology trial was also performed in rats to evaluate the risk of potential transference of BGS-649 in the semen, and no reproductive toxicology risk was identified. The maximum dosage would equate to a maximum of 4,700 times the human exposure, which should provide a significant safety margin.

Phase 2b Clinical Trial in Hypogonadotropic Hypogonadism

In March 2018, Mereo announced top-line data from its Phase 2b clinical trial of BGS-649 for the treatment of HH in obese men. Mereo enrolled 271 patients in the trial in the United States and Europe. The trial was a multi-center, randomized double-blind, dose-ranging, placebo-controlled trial of BGS-649 in obese males with HH with a BMI of over 30. Subjects were divided into four groups, with 71 receiving placebo and 67, 66 and 67, receiving the low, intermediate or high dose, respectively, of BGS-649.

The primary endpoint of the trial was to measure the percentage of patients whose testosterone levels normalized. The trial was designed to detect whether at least 75% of patients had normalized testosterone levels at week 24.

The secondary endpoints were:

∎	the ability of BGS-649 to normalize testosterone in at least 90% of patients;

∎	the effects of BGS-649 on LH and FSH; and

∎	the proportion of subjects that overshoot testosterone levels at 24 weeks.

∎	In addition, the trial was designed:

∎

to investigate the benefit on patient-reported outcomes (“PROs”), including the Patient Reported Outcomes Measurement Information System (“PROMIS”), Brief Fatigue Inventory, Sex SF and International Index of Erectile Function, which examine the most common complaints HH patients present to a doctor, fatigue and sexual dysfunction;

∎	to assess the effects of BGS-649 on semen analysis (sperm count and motility), in a subset of patients; and

∎	to evaluate safety and tolerability, which included analysis of lipid profiles, haematocrit bone turnover markers, and bone mineral density measured by DEXA score.

The trial involved a four-week screening phase followed by a 24-week treatment phase and a 12-week follow-up period. All doses of BGS-649 met the primary endpoint, normalizing total testosterone levels in over 75% of subjects after 24 weeks of treatment (p<0.001 versus placebo). Normalization of testosterone was observed at the first measurement following the initial dosing of BGS-649 at day 8 in more than 80% of subjects at all three doses. A dose response was also observed in absolute total testosterone levels and over the dosing period, with mean testosterone reaching 458.0 ng/dl (low dose), 512.5 ng/dl (intermediate dose) and 586.5 ng/dl (high dose). The following graph illustrates the increase in mean total testosterone levels from baseline in patients in each of the three dosing arms of BGS-649 and receiving placebo.

Change from Baseline in Mean Total Testosterone

The two highest doses also met the secondary endpoint of normalizing testosterone in 90% of patients at week 24 with the lowest dose normalizing testosterone in 88% of patients at week 24. All three doses of BGS-649 met the remaining secondary endpoints, including the improvement of LH and FSH levels. A statistically significant increase in LH and FSH at all doses at week 24 (p<0.001 for each dose versus placebo) was observed, with an increase following initial dosing at day 8 and an observed dose response. The following graphs illustrate the increase in total LH and total FSH from baseline in patients in each of the three dosing arms of BGS-649 and receiving placebo.

Change from Baseline in Mean Total Luteinising Hormone

Change from Baseline in Mean Total Follicle Stimulating Hormone

The trial also showed an improvement in total motile sperm count across all three doses versus placebo with mean changes at week 20 of 70 million, 14 million and 58 million for the high, intermediate and low doses of BGS-649, respectively, compared with a decrease of 23 million for placebo. Although the trial was not designed to detect statistical significance for this exploratory endpoint, a statistically significant improvement was shown at the highest dose of BGS-649 (p=0.03). No subjects on BGS-649 had testosterone levels greater than 1500 ng/dl at any time during the study.

In addition, a positive trend of treatment effect was observed at eight to 12 weeks for reduction of fatigue as measured by the PROMIS Brief Fatigue Inventory. The trial was not designed to detect statistical significance for this endpoint. Further analysis on the remaining PROs is ongoing and will be combined with the results of the extension study.

BGS-649 was observed to be well tolerated during the trial. An increased incidence of elevated haematocrit levels was observed in each of the treatment arms of the trial, which is consistent with increasing testosterone levels.

Safety Extension Study to the Phase 2b Clinical Trial in Hypogonadotropic Hypogonadism

A subset of 143 patients entered into a six-month extension study to the Phase 2b Clinical Trial for BGS-649, to gain long-term data on both efficacy and safety. 88 patients completed the additional six months of treatment.

The safety extension study was designed to examine if BGS-649 resulted in a pre-specified reduction in bone mineral density (BMD) at 48 weeks following the initial 24 weeks treatment. The primary end point of this safety extension study was decrease in BMD. In December 2018, Mereo reported positive results from the safety extension study for BGS-649. The study was successful in demonstrating that none of the doses of BGS-649 met the lower bound (95% confidence interval) of the pre-specified safety criterion of a greater than 3% reduction in lumbar spine BMD after 48 weeks of treatment. Consistent with this finding, none of the doses of BGS-649 met the secondary safety endpoint criterion of a greater than 3% reduction in bone mineral density in the hip (total or femoral neck). In addition, there was no shift into clinical categories of osteopenia or osteoporosis, with no evidence of development of new osteopenia.

Consistent with the top-line data announced by Mereo in March 2018, treatment with BGS-649 resulted in normalization of total testosterone levels in over 75% of subjects at all three doses tested at the end of the six months extension study period (this measure was the primary endpoint in the placebo-controlled portion of the trial). Similarly, normalization of testosterone in at least 90% of patients (a key secondary endpoint of the placebo-controlled portion of the trial) occurred at all three doses (versus at the two highest doses in the initial 6 months). All three doses also continued to meet all other secondary endpoints, including the improvement of testosterone luteinising hormone (LH) and follicle stimulating hormone (FSH) levels. The extension study continued to demonstrate a clear dose-response in both the primary and secondary endpoints. The total motile sperm count was not determined in this extension study and Mereo is continuing to analyze the data from the exploratory patient reported outcomes (PROs) to assist in developing Mereo’s clinical strategy for BGS-649. Mereo intends to explore strategic relationships with third parties for the further development and commercialization of BGS-649.

Material Agreements

Novartis Agreements

In July 2015, Mereo’s wholly-owned subsidiaries, Mereo BioPharma 3 Limited, Mereo BioPharma 2 Limited, and Mereo BioPharma 1 Limited entered into asset purchase agreements (the “Purchase Agreements”) to acquire from Novartis rights to, respectively, BPS-804, BCT-197, and BGS-649 (the “Compounds”) and certain related assets, which, together with the Compounds, Mereo refers to as the “Novartis Assets.” In connection with the acquisition of the Novartis Assets, Mereo issued 3,849,000 ordinary shares to Novartis pursuant to a subscription agreement. See “Related Party Transactions—Subscription Agreement” for more information. In addition, Mereo paid Novartis $1.5 million for a payment made by Novartis to a third party in full satisfaction of all monetary obligations of Novartis to such third party with respect to BCT-197. Under the Purchase Agreements, Mereo has agreed to make tiered royalty payments to Novartis based on annual worldwide net sales of products that include the Compounds (the “Acquired Novartis Products”), at percentages ranging from the high single digits to low double digits. In the event that the parties agree or it is otherwise determined in accordance with the Purchase Agreements that Mereo require third-party intellectual property rights to exploit the Acquired Novartis Products, Mereo is entitled to offset a specified percentage of amounts paid to such third parties in consideration for such intellectual property rights against the royalties due to Novartis. The royalty payments are payable for a period of ten years after the first commercial sale of an Acquired Novartis Product. Mereo further agreed that in the event of a change in control that involves the transfer, license, assignment, or lease of all or substantially all of a subsidiary’s assets, including a

Compound and related assets, Mereo will pay Novartis a percentage of the proceeds of such transaction, with the majority of the proceeds being retained by Mereo. No payment, however, is required with respect to any transaction of Mereo involving its equity interests, a merger or consolidation of it, or a sale of any of its assets.

Mereo granted Novartis an irrevocable, transferable, royalty-free, worldwide and non-exclusive license to use know-how included within the Novartis Assets for Novartis’ activities unrelated to any Acquired Novartis Products. Mereo has agreed to use commercially reasonable efforts to develop at least one Acquired Novartis Product. In addition, Novartis agreed to a three-year non-competition restriction in relation to clinical trial activities for the therapeutic treatment of HH in obese men in respect of the BGS-649 Compound and sclerostin in respect of the BGS-804 Compound, subject to exceptions, including where Novartis does not have the ability to control such clinical trial activity and for any of Novartis’ existing contracts or relationships.

Mereo also entered into a sublicense agreement with Novartis (the “Sublicense Agreement”), pursuant to which Novartis granted Mereo an exclusive, worldwide, royalty-bearing sublicense for certain therapeutic antibody products directed against sclerostin (the “Antibody Products”), including BPS-804. Under the Sublicense Agreement, Mereo has agreed to pay Novartis royalties in the low single digits on worldwide net sales of Antibody Products. Royalties will be payable on a country-by-country basis until the later of expiration of the last valid claim of the licensed patents covering the Antibody Products in a country and ten years after the first commercial sale of the Antibody Products in such country, with a maximum royalty term of 12 years after the first commercial sale of the Antibody Products in such country. Mereo has also agreed to pay Novartis up to $3.25 million in development and regulatory milestones, and to use commercially reasonable efforts to develop and commercialize an Antibody Product. The Sublicense Agreement will expire on the earlier of the termination of the agreement under which Novartis is granting Mereo a sublicense (the “Original License Agreement”) and, on a product-by-product and country-by-country basis, the expiration of the royalty term with respect to such Antibody Product in such country. The Original License Agreement has a perpetual term and may be terminated for breach or upon a change in control of the licensing party. Mereo may terminate the Sublicense Agreement upon written notice to Novartis and either party may terminate the Sublicense Agreement for the other party’s uncured material breach or bankruptcy.

AstraZeneca Agreement

In October 2017, Mereo’s wholly-owned subsidiary Mereo BioPharma 4 Limited entered into an exclusive license and option agreement (the “License Agreement”), to obtain from AstraZeneca an exclusive worldwide, sub-licensable license under AstraZeneca’s intellectual property rights relating to certain products containing a NE inhibitor, including products that contain MPH-966, with an option to acquire such intellectual property rights following commencement of a pivotal trial and payment of related milestone payments (the “Option”), together with the acquisition of certain related assets.

Upon entering into the License Agreement, Mereo made a payment of $3.0 million and issued 490,798 ordinary shares to AstraZeneca, for an aggregate upfront payment equal to $5.0 million. In connection with certain development and regulatory milestones, Mereo has agreed to make payments of up to $115.5 million in the aggregate and issue additional ordinary shares to AstraZeneca for licensed products containing MPH-966. In addition, Mereo has agreed to make payments to AstraZeneca based on specified commercial milestones of the product. In the event that Mereo sub-licenses MPH-966, Mereo has also agreed to pay a specified percentage of sublicensing revenue to AstraZeneca. Otherwise, Mereo has agreed to make royalty payments to AstraZeneca equal to ascending specified percentages of tiered annual worldwide net sales by Mereo or its affiliates of licensed products (subject to certain reductions), ranging from the high single digits to low double digits. Royalties will be payable on a licensed product-by-licensed product and country-by-country basis until the later of ten years after the first commercial sale of such licensed product in such country and expiration of the last patent covering such licensed product in such country that would be sufficient to prevent generic entry. Under the License Agreement, Mereo may freely grant sub-licenses to affiliates upon notice to AstraZeneca and Mereo must obtain AstraZeneca’s consent, not be unreasonably withheld, to grant sub-licenses to a third party. Mereo has agreed to use commercially reasonable efforts to develop and commercialize at least one licensed product.

The License Agreement will expire on the expiry of the last-to-expire royalty term with respect to all licensed products. Upon the expiration of the royalty term for a licensed product in a particular country, the licenses to Mereo for such product in such country will become fully-paid and irrevocable. Prior to exercise of the Option, if at all, Mereo may terminate the License Agreement upon prior written notice. Either party may terminate the agreement upon prior written notice for the other party’s material breach that remains uncured for a specified period of time or insolvency. AstraZeneca has agreed to a three-year non-competition restriction in relation to the direct or indirect commercialization or development of NE inhibitors for the treatment of AATD. In addition, AstraZeneca agreed not to assert any AstraZeneca intellectual property rights that were included in the scope of the License Agreement against Mereo.

Manufacturing

Mereo does not own or operate manufacturing facilities for the production of its product candidates, nor does it have plans to develop its own manufacturing operations in the foreseeable future. Mereo has entered into manufacturing agreements with a number of drug substance, drug product, and other manufacturers and suppliers for BPS-804, BCT-197, and BGS-649, and Mereo intends to enter into additional manufacturing agreements as necessary. Following Mereo’s license of MPH-966, Mereo acquired certain clinical trial materials and plans to outsource production of further clinical supplies to its own manufacturing suppliers. Mereo also intends to outsource certain product formulation trials. Mereo expects that drug product pre-validation and validation batches will be manufactured to satisfy regulatory requirements where it progresses products to late stage trials.

Mereo does not yet have any contractual relationships for the manufacture of commercial supplies of BPS-804, MPH-966, BCT-197, or BGS-649, and Mereo intends to enter into contractual relationships for commercial supplies prior to commercialization of any product candidates. Any batches of product candidates for commercialization will need to be manufactured in facilities, and by processes, that comply with the requirements of the FDA, the EMA, and the regulatory agencies of other jurisdictions in which Mereo is seeking approval. Mereo employs internal resources to manage its manufacturing contractors and ensure they are compliant with current good manufacturing practices.

Commercialization, Sales and Marketing

Mereo does not have its own marketing, sales, or distribution capabilities. In order to commercialize Mereo’s product candidates, if approved for commercial sale, Mereo must either develop a sales and marketing infrastructure or collaborate with third parties that have sales and marketing experience. For BPS-804 and MPH-966, if approved, and for any future product candidates for rare diseases, Mereo intends either to establish a sales and marketing organization with technical expertise and supporting distribution capabilities to commercialize these product candidates in major markets or potentially to outsource aspects of these functions to third parties. Mereo intends to seek to enter into one or more strategic relationships with third parties for BCT-197 to undertake the next phase of clinical development and, if approved, for commercialization, and to seek to enter into strategic relationships with third parties for further clinical development and/or commercialization of BGS-649.

Competition

Mereo competes directly with other biopharmaceutical and pharmaceutical companies that focus on the treatment of OI, AATD, AECOPD or HH. Mereo may also face competition from academic research institutions, governmental agencies and other various public and private research institutions. Mereo expects to face increasingly intense competition as new technologies become available. Any product candidates, including BPS-804, MPH-966, BCT-197, and BGS-649 that Mereo successfully develops and commercializes will compete with existing therapies and new therapies that may become available in the future.

Mereo considers BPS-804’s current closest potential competitors in development for the treatment of OI to be Amgen’s denosumab (Prolia) an anti-resorptive agent, and Amgen and UCB’s anti-sclerostin antibody, romosozumab, which was approved in Japan in January 2019. Blosozumab, an anti-sclerostin antibody, was in Phase 1 development for osteoporosis by Eli Lilly; however, Mereo is not aware of any ongoing clinical trials for this product candidate and does not believe this product candidate remains under active development. Additionally, Bone Therapeutics is developing osteoblastic cell therapy products. Baylor College of Medicine is also conducting a Phase 1 open label trial of fresolimumab, a TGF-B inhibitor, in adult OI patients.

Mereo considers MPH-966’s current closest potential competitors for the treatment of severe AATD to be alpha1-proteinase inhibitors that are administered intravenously in AAT augmentation therapy.

Currently, there are four inhibitors on the market in the United States: Grifols’ Prolastin-C, Shire’s Aralast, CSL’s Zemaira and Kamada’s Glassia. Kamada is also investigating an inhaled version of augmentation therapy, Apic Bio, Inc. (“Apic Bio”) is in the early stages of developing gene-therapy approaches for AATD and Vertex Pharmaceuticals Inc. (“Vertex”) has an early-stage small molecule corrector program for AATD. Santhera has inlicensed an inhaled neutrophil elastase inhibitor and is planning a multiple ascending dose study, with the initial indication targeted being cystic fibrosis.

The current standard of care for AECOPD involves steroids, antibiotics and bronchodilators; however, Mereo is not aware of any drugs specifically approved for the treatment of AECOPD. There are a number of products currently in development, with Verona Pharma, GlaxoSmithKline, and AstraZeneca each conducting Phase 2 clinical trials of drugs for the treatment of COPD. Mereo considers BCT-197’s current closest potential competitor in development for the treatment of AECOPD to be Verona Pharma’s RPL554, a PDE3 / PDE4 dual inhibitor that is currently being developed as a bronchodilator and anti-inflammatory agent for COPD and asthma patients. GlaxoSmithKline is developing nemiralisib, a PI3Kd inhibitor, for the treatment of acute and long term use in COPD and asthma, which Mereo believes to be an anti-inflammatory. Nemiralisib is currently being studied in a Phase 2 clinical trial.

Mereo considers BGS-649’s current closest potential competitors for the treatment of HH to be TRT therapies. These include AbbVie’s AndroGel and Eli Lilly’s Axiron, both administered transdermally by applying a gel formulation, which are approved in the United States and Europe, and Merck’s Andriol, an oral testosterone therapy, which is approved in Europe but not in the United States. There are also other approved TRT products that are administered via injection and other oral TRTs that are still in the development or registration stages, such as JATENZO from Clarus and TLANDO from Lipocine. The FDA held advisory committee meetings in January 2018 for JATENZO and TLANDO. On May 9, 2018, Lipocine announced that it had received a Complete Response Letter from the FDA and is in the process of addressing the issues identified in the letter.

Mereo may face increasing competition for additional new product acquisitions from pharmaceutical companies as new companies emerge with a similar business model and other more established companies focus on acquiring products to develop their pipelines. Many of Mereo’s competitors have significantly greater financial, manufacturing, marketing, drug development, technical and human resources than Mereo does. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of Mereo’s competitors. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with Mereo in recruiting and retaining top qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials.

The key competitive factors affecting the success of BPS-804, MPH-966, BCT-197 and BGS-649, if approved, are likely to be their efficacy, safety, dosing convenience, price, the effectiveness of companion diagnostics in guiding the use of related therapeutics, the level of generic competition and the availability of reimbursement from government and other third-party payors.

Mereo’s commercial opportunity could be reduced or eliminated if its competitors develop and commercialize products that are safer, more effective, less expensive, more convenient or easier to administer, or have fewer or less severe effects than any products that Mereo may develop. Mereo’s competitors may also obtain FDA, EMA or other regulatory approval for their products more rapidly than Mereo may obtain approval for its own product candidates, which could result in Mereo’s competitors establishing a strong market position before Mereo is able to enter the market. Even if BPS-804, MPH-966, BCT-197 or BGS-649 achieve marketing approval, they may be priced at a significant premium over competitive products if any have been approved by then.

Intellectual Property

Mereo has acquired or exclusively licensed a comprehensive intellectual property portfolio from Novartis and AstraZeneca, respectively. Mereo strives to protect and enhance the proprietary technologies, inventions and improvements that it believes are important to its business, including seeking, maintaining and defending patent rights, whether developed internally or acquired or licensed from third parties. Mereo’s policy is to seek to protect its proprietary position by, among other methods, pursuing and obtaining patent protection in the United States and in jurisdictions outside of the United States related to Mereo’s proprietary technology, inventions, improvements, platforms and its product candidates that are important to the development and implementation of its business.

Mereo’s intellectual property is held by Mereo BioPharma 1 Limited, Mereo BioPharma 2 Limited, Mereo BioPharma 3 Limited and Mereo BioPharma 4 Limited, each of which is a wholly-owned subsidiary of Mereo and holds the intellectual property for Mereo’s product candidates BCT-197, BGS-649, BPS-804 and MPH-966, respectively. As of January 24, 2019, Mereo’s patent portfolio comprises approximately 353 issued patents and approximately 87 pending patent applications on a global basis.

BPS-804 (setrusumab)

As of January 24, 2019, Mereo’s patent portfolio relating to its product candidate BPS-804 consisted of three issued U.S. patents, one pending U.S. patent application, 86 issued foreign patents, four pending foreign patent applications and two pending international patent applications filed under the Patent Cooperation Treaty (“PCT”). These patents and patent applications include claims directed to the BPS-804 antibody as well as nucleic acids encoding the antibody and the antibody’s use as a medicament; the use of anti-sclerostin antibodies in the treatment of OI; the use of the BPS-804 antibody in the treatment of OI with a specific dosing regimen; the use of a specific anti-sclerostin antibody in the treatment of OI; and use of a sclerostin antagonist in the treatment of a myopathy with expected expiry dates not earlier than between 2028 and 2039.

The patent portfolio relating to Mereo’s product candidate BPS-804 includes three patent families:

∎	The first of these patent families relates to the BPS-804 antibody as well as nucleic acids encoding the antibody and the antibody’s use as a medicament. As of January 24, 2019, this patent family included granted patents in Algeria, Argentina, Australia, Canada, China, Colombia, Europe (Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Monaco, Netherlands, Norway, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey and United Kingdom), Gulf Cooperation Council countries, Hong Kong, Indonesia, Israel, Japan, Macau, Mexico, New Zealand, Russia, Singapore, South Africa, South Korea and the United States. Mereo expects patents in this family to expire in 2028.

∎

The second of these patent families relates to the use of anti-sclerostin antibodies in the treatment of OI and the use of the BPS-804 antibody in the treatment of OI at a specific dosing regimen. As of January 24, 2019, this patent family included one U.S. non-provisional application and two pending international patent applications filed under the PCT. Mereo expects patents emanating from this family to expire in 2036/2037.

∎

The third of these patent families relates to the use of an anti-sclerostin antagonist in the treatment of a myopathy. As of January 24, 2019, this patent family included one U.K. patent application. Mereo expects patents emanating from this family to expire in 2039.

MPH-966 (alvelestat)

As of January 24, 2019, Mereo’s patent portfolio relating to its product candidate MPH-966 consisted of three issued U.S. patents, no pending U.S. patent applications, 34 issued foreign patents and six pending foreign patent applications. These patents have all been licensed under Mereo’s agreement with AstraZeneca. See “—Material Agreements—AstraZeneca Agreement.” These patents and patent applications include claims directed to 2-pyridone derivatives as NE inhibitors and their uses as well as claims to polymorphs of the tosylate salt of a 5-pyrazolyl-2-pyridone derivative, with expected expiry dates not earlier than between 2024 and 2030. Mereo’s patent portfolio also consists of two pending foreign applications which have been filed subsequent to the license agreement with AstraZeneca. These patent applications include claims directed to dosage regimens of MPH-966 with expected expiry dates not earlier than 2039.

The patent portfolio relating to Mereo’s product candidate MPH-966 includes three patent families:

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The first of these patent families relates to 2-pyridone derivatives as NE inhibitors and their use. As of January 24, 2019, this patent family included granted patents in Australia, Canada, China, Europe (France, Germany, Italy, Netherlands, Spain, Sweden, Switzerland, Turkey and United Kingdom), Hong Kong, India, Japan, Mexico, Russia, South Korea and the United States. Mereo expects patents in this family to expire in 2024.

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The second of these patent families relates to polymorphs of the tosylate salt of a 5-pyrazolyl-2-pyridone derivative. As of January 24, 2019, this patent family included granted patents in Australia, Canada, China, Europe (France, Germany, Italy, Netherlands, Spain, Sweden, Switzerland, Turkey and United Kingdom ), Hong Kong, Japan, Mexico, Russia and the United States. Mereo expects patents in this family to expire in 2030.

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The third of these patent families relates to dosage regiments of MPH-966. As of January 24, 2019, this patent family includes two pending U.K. patent applications. Mereo expects patents emanating from this family to expire in 2039.

BCT-197 (acumapimod)

As of January 24, 2019, Mereo’s patent portfolio relating to its product candidate BCT-197 consisted of five issued U.S. patents, four pending U.S. patent applications, 130 issued foreign patents, 56 pending foreign applications, and two pending international patent applications filed under the PCT. These patents and patent applications include claims directed to 5-membered heterocycle-based p38 kinase inhibitors, the use of a pyrazole derivative in the treatment of AECOPD, dosage regimens of BCT-197, the use of BCT-197 in the treatment of specific patient subpopulations, methods of producing specific polymorphs of BCT-197 and synthetic methods of production of BCT-197 with expected expiry dates not earlier than between 2024 and 2038.

The patent portfolio relating to Mereo’s product candidate BCT-197 includes six patent families:

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The first of these patent families relates to the key composition per se and other 5-membered heterocycle-based p38 kinase inhibitors. As of January 24, 2019, this patent family included granted patents in Algeria, Australia, Brazil, Canada, China, Colombia, Europe (Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Lithuania, Luxembourg, Monaco, Netherlands, Poland, Portugal, Romania, Slovenia, Slovakia, Spain, Sweden, Switzerland, Turkey and United Kingdom), Hong Kong, India, Indonesia, Israel, Japan, Malaysia, Mexico, New Zealand, Norway, Russia, Singapore, South Africa, South Korea and the United States. Mereo expects patents in this family to expire in 2024.

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The second of these patent families relates to the use of pyrazole derivatives in the treatment of AECOPD. As of January 24, 2019, this patent family included granted patents in Algeria, Australia, Canada, China, Europe (Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Germany, Finland, France, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Monaco, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey, Norway and United Kingdom,), Hong Kong, Israel, Japan, Mexico, New Zealand, Russia, Singapore, South Africa, South Korea, Taiwan and the United States. Mereo expects patents in this family to expire in 2033.

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The third of these patent families relates to dosage regimens of BCT-197. As of January 24, 2019, this patent family included two pending U.S. patent applications and seventeen pending foreign patent applications. Mereo expects patents emanating from this family to expire in 2036.

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The fourth of these patent families relates to specific polymorphs of BCT-197. As of January 24, 2019, this patent family included two pending U.S. patent applications and twenty-eight pending foreign patent applications. Mereo expects patents emanating from this family to expire in 2037.

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The fifth of these patent families relates to novel regimes for the prevention of AECOPD and the use of BCT-197 in a specific patient subpopulation. As of January 24, 2019, this patent family included two PCT patent applications. Mereo expects patents emanating from this family to expire in 2038.

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The sixth of these patent families relates to synthetic methods for the production of BCT-197. As of January 24, 2019, this patent family included three U.K. national patent applications. Mereo expects patents emanating from this family to expire in 2039.

BGS-649 (leflutrozole)

As of January 24, 2019, Mereo’s patent portfolio relating to its product candidate BGS-649 consisted of four issued U.S. patents, 88 issued foreign patents, 11 pending foreign patent applications, and one pending international patent application filed under the PCT. These patents and patent applications include claims directed to BGS-649 formulations the use of BGS-649 in treating hypogonadism according to a specific dosing regimen and combination drug regimens of BGS-649, with expected expiry dates not earlier than between 2032 and 2039. The pending PCT application includes claims directed to the use of BGS-649 in treating endometriosis according to a specific dosing regimen, with an expected expiry date not earlier than 2037.

The patent portfolio relating to Mereo’s product candidate BGS-649 includes three patent families:

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The first of these patent families relates to BGS-649 formulations and to the use of BGS-649 in treating hypogonadism according to a specific dosing regimen. As of January 24, 2019, this patent family included granted patents in Algeria, Australia, Canada, China, Europe (Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Monaco, Norway, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey, and United Kingdom), GCC, Hong Kong, Indonesia, Israel, Japan, Mexico, New Zealand, Russia, Singapore, South Africa, South Korea and the United States. Mereo expects patents in this family to expire in 2032.

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The second of these patent families relates to the use of BGS-649 in treating endometriosis according to a specific dosing regimen. As of January 24, 2019, this patent family included a single PCT patent application. Mereo expects patents emanating from this family to expire in 2037.

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The third of these patent families relates to combination drug regimens of BGS-649. As of January 24, 2019 this patent family included two U.K. national patent applications. Mereo expects patents emanating from this family to expire in 2039.

Individual patents extend for varying periods depending on the date of filing of the patent application or the date of patent issuance and the legal term of patents in the countries in which they are obtained. Generally, patents issued for regularly filed applications in the United States are granted a term of 20 years from the earliest effective non-provisional filing date. In addition, in certain instances, a patent term can be extended to recapture a portion of the USPTO delay in issuing the patent as well as a portion of the term effectively lost as a result of the FDA regulatory review period. However, as to the FDA component, the restoration period cannot be longer than five years and the total patent term including the restoration period must not exceed 14 years following FDA approval. The duration of foreign patents varies in accordance with provisions of applicable local law, but typically the duration of foreign issued patents is also 20 years from the earliest effective filing date. However, the actual protection afforded by a given patent varies on a product-by-product basis and from country to country, dependent on many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent.

In addition to patent protection, Mereo also relies upon trademarks, trade secrets and know-how, and continuing technological innovation, to develop and maintain its competitive position. Mereo seeks to protect its proprietary information, in part, using confidentiality agreements with its collaborators, employees and consultants and invention assignment agreements with its employees. Mereo also has confidentiality agreements or invention assignment agreements with its collaborators and selected consultants. These agreements are designed to protect Mereo’s proprietary information and, in the case of the invention assignment agreements, to grant Mereo ownership of technologies that are developed through a relationship with a third party. These agreements may be breached, and Mereo may not have adequate remedies for any breach. In addition, Mereo’s trade secrets may otherwise become known or be independently discovered by competitors. To the extent that Mereo’s collaborators, employees and consultants use intellectual property owned by others in their work for Mereo, disputes may arise as to the rights in related or resulting know-how and inventions.

Mereo’s commercial success will also depend in part on not infringing upon the proprietary rights of third parties. It is uncertain whether the issuance of any third-party patent would require Mereo to alter its development or commercial strategies, or Mereo product candidates or processes, obtain licenses or cease certain activities. Mereo’s breach of any license agreements or failure to obtain a license to proprietary rights that Mereo may require to develop or commercialize its product candidates may have an adverse impact on Mereo. If third parties have prepared and filed patent applications prior to March 16, 2013 in the United States that also claim technology to which Mereo has rights, Mereo may have to participate in interference proceedings in the USPTO, to determine priority of invention. For more information, please see “Risk Factors—Risks Related to Intellectual Property and Data Protection.”

Government Regulation

Among others, the FDA, the EMA, U.S. Department of Health and Human Services Office of Inspector General, CMS and comparable regulatory authorities in state and local jurisdictions and in other countries impose substantial and burdensome requirements upon companies involved in the clinical development, manufacture, marketing and distribution of drugs such as those Mereo is developing. These agencies and other federal, state and local entities regulate, among other things, the research and development, testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion, distribution, post-approval monitoring and reporting, sampling and export and import of Mereo’s product candidates.

U.S. Government Regulation

In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act (the “FDCA”) and its implementing regulations, and biological products, or biologics, under both the FDCA and the Public Health Service Act (the “PHSA”) and its implementing regulations.

The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to a variety of administrative or judicial sanctions, such as the FDA’s refusal to approve pending applications, withdrawal of an approval, imposition of a clinical hold, issuance of warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties.

The process required by the FDA before a drug or biologic may be marketed in the United States generally involves the following:

∎	completion of pre-clinical laboratory tests, animal studies and formulation studies in compliance with the FDA’s GLP regulations;

∎	submission to the FDA of an investigational new drug application (an “IRD”), which must become effective before human clinical trials may begin;

∎	approval by an independent institutional review board (an “IRB”) at each clinical site before each trial may be initiated;

∎	performance of adequate and well-controlled human clinical trials in accordance with GCP requirements to establish the safety and efficacy of the proposed drug product for each indication;

∎	submission to the FDA of an NDA or BLA;

∎	satisfactory completion of an FDA advisory committee review, if applicable;

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satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with cGMP requirements and to assure that the facilities, methods and controls are adequate to preserve the product’s identity, strength, quality and purity;

∎	satisfactory completion of potential FDA audits of clinical trials sites and the sponsor’s clinical trial records to assure compliance with GCPs and the integrity of the clinical data;

∎	payment of user fees and FDA review and approval of the NDA or BLA; and

∎	compliance with any post-approval requirements, including the potential requirement to implement a REMS and the potential requirement to conduct post-approval studies.

Pre-clinical Studies

Pre-clinical studies include laboratory evaluation of product chemistry, toxicity and formulation, as well as animal studies to assess potential safety and efficacy. The conduct of the pre-clinical tests must comply with federal regulations and requirements, including GLPs. An IND sponsor must submit the results of the pre-clinical tests, together with manufacturing information, analytical data and any available clinical data or literature, among other things, to the FDA as part of an IND. Some pre-clinical testing may continue even after the IND is submitted. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to one or more proposed clinical trials and places the clinical trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, submission of an IND may not result in the FDA allowing clinical trials to commence.

Clinical Trials

Clinical trials involve the administration of the investigational new drug or biologic to human subjects under the supervision of qualified investigators in accordance with GCP requirements, which include the requirement that all research subjects provide their informed consent in writing for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives or endpoints of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND. In addition, an IRB must review and approve the plan for a clinical trial. This can be a central or local IRB. In the case of a central IRB a single IRB will be the source of record for all sites in a trial; otherwise, a local IRB at each institution participating in the clinical trial must review and approve the plan for any clinical trial before it commences at that institution. Information about certain clinical trials must be submitted within specific timeframes to the National Institutes of Health for public dissemination on their website, www.clinicaltrials.gov.

Human clinical trials are typically conducted in three sequential phases, which may overlap or be combined:

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Phase 1: The product candidate is initially introduced into healthy human subjects or patients with the target disease or condition and tested for safety, dosage tolerance, absorption, metabolism, distribution, excretion and, if possible, to gain an early indication of its effectiveness.

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Phase 2: The product candidate is administered to a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

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Phase 3: The product candidate is administered to an expanded patient population, generally at geographically dispersed clinical trial sites, in well-controlled clinical trials to generate enough data to statistically evaluate the efficacy and safety of the product for approval, to establish the overall risk-benefit profile of the product, and to provide adequate information for the labeling of the product.

Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if serious adverse events occur. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, or at all. Furthermore, the FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the product candidate has been associated with unexpected serious harm to patients.

Special FDA Expedited Review and Approval

The FDA has various programs, including fast track designation, breakthrough therapy designation, accelerated approval, and priority review, which are intended to expedite or simplify the process for the development and FDA review of drugs and biologics that are intended for the treatment of serious or life-threatening diseases or conditions and demonstrate the potential to address unmet medical needs. The purpose of these programs is to provide important new drugs and biologics to patients earlier than under standard FDA review procedures.

To be eligible for a fast-track designation, the FDA must determine, based on the request of a sponsor, that a product is intended to treat a serious or life-threatening disease or condition and demonstrates the potential to address an unmet medical need by providing a therapy where none exists or a therapy that may be potentially superior to existing therapy based on efficacy or safety factors. Fast-track designation provides opportunities for frequent interactions with the FDA review team to expedite development and review of the product. The FDA may also review sections of the NDA or BLA for a fast-track product on a rolling basis before the complete application is submitted, if the sponsor and FDA agree on a schedule for the submission of the application sections, and the sponsor pays any required user fees upon submission of the first section of the NDA or BLA.

In addition, under the provisions of the Food and Drug Administration Safety and Innovation Act passed in July 2012, a sponsor can request designation of a product candidate as a “breakthrough therapy.” A breakthrough therapy is defined as a drug or biologic that is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug or biologic may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Drugs or biologics designated as breakthrough therapies are also eligible for accelerated approval. The FDA must take certain actions, such as holding timely meetings and providing advice, intended to expedite the development and review of an application for approval of a breakthrough therapy.

Products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may be eligible for accelerated approval and may be approved on the basis of adequate and well-controlled clinical trials establishing that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality (“IMM”) that is reasonably likely to predict an effect on IMM or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require a sponsor of a product receiving accelerated approval to perform post-marketing studies to verify and describe the predicted effect on IMM or other clinical endpoint, and the product may be subject to accelerated withdrawal procedures.

Once an NDA or BLA is submitted for a product intended to treat a serious condition, the FDA may assign a priority review designation if the FDA determines that the product, if approved, would provide a significant improvement in safety or effectiveness. Under priority review, the FDA must review an application in six months, compared to 10 months for a standard review. Most products that are eligible for fast-track or breakthrough therapy designation are also likely to be considered appropriate to receive a priority review.

Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened. Furthermore, fast-track designation, breakthrough-therapy designation, accelerated approval and priority review do not change the standards for approval and may not ultimately expedite the development or approval process.

Orphan Product Designation and Exclusivity

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biologic product candidate if it is intended to treat a rare disease or condition (generally meaning that it affects fewer than 200,000 individuals in the United States, or more in cases in which there is no reasonable expectation that the cost of developing and making a drug product available in the United States for treatment of the disease or condition will be recovered from sales of the product). A company must request orphan product designation before submitting an NDA or BLA. If the request is granted, the FDA will publicly disclose the identity of the therapeutic agent and its potential use. Mereo has been granted Orphan Product Designation by the FDA for Mereo’s product candidate BPS-804 for the treatment of OI. Orphan product designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a product with orphan status receives the first FDA approval for the disease or condition for which it has such designation or for a select indication or use within the rare disease or condition for which it was designated, the product is entitled to orphan-product exclusivity. Orphan-product exclusivity means that the FDA may not approve any other applications for the same product for the same indication for seven years, except in certain limited circumstances. If a product candidate designated as an orphan product ultimately receives marketing approval for an indication broader than what was designated in its orphan-product application, it may not be entitled to exclusivity. Orphan exclusivity will not bar approval of another product under certain circumstances, including if a subsequent product with the same active ingredient for the same indication is shown to be clinically superior to the approved product on the basis of greater efficacy or safety, or providing a major contribution to patient care, or if the company with orphan drug exclusivity is not able to meet market demand. Further, the FDA may approve more than one product for the same orphan indication or disease as long as the products contain different active ingredients. Moreover, competitors may receive approval of different products for the indication for which the orphan product has exclusivity or obtain approval for the same product but for a different indication for which the orphan product has exclusivity.

Marketing Approval

Assuming successful completion of the required clinical testing, the results of the pre-clinical studies and clinical trials, together with detailed information relating to the product’s chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of an NDA or BLA requesting approval to market the product for one or more indications. In most cases, the submission of an NDA or BLA is subject to a substantial application user fee. Under the goals and policies agreed to by the FDA under the Prescription Drug User Fee Act (“PDUFA”) for new molecular entity NDAs and original BLAs, the FDA has 10 months from the filing date in which to complete its initial review of a standard application and respond to the applicant, and six months from the filing date for an application with priority review. The FDA does not always meet its PDUFA goal dates, and the review process is often significantly extended by FDA requests for additional information or clarification. This review typically takes 12 months from the date the NDA or BLA is submitted to the FDA because the FDA has approximately two months to make a “filing” decision.

In addition, under the Pediatric Research Equity Act of 2003, as amended and reauthorized, certain NDAs, BLAs or supplements to an NDA or BLA must contain data that are adequate to assess the safety and effectiveness of the product candidate for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data until after approval of the product for use in adults, or full or partial waivers from the pediatric data requirements.

The FDA may also require submission of a REMS plan if it determines that a REMS is necessary to ensure that the benefits of the product outweigh its risks. Depending on the specific serious risk(s) to be addressed, the FDA may require that the REMS include a medication guide or patient package insert, physician communication plans, assessment plans, and/or elements to assure safe use, such as restricted distribution methods, patient registries, or other risk minimization tools.

The FDA conducts a preliminary review of all NDAs and BLAs within the first 60 days after submission, before accepting them for filing, to determine whether they are sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an application for filing. In this event, the application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. The FDA reviews an application to determine, among other things, whether the drug is safe and effective (for biologics, the standard is referred to as safe, pure and potent) and whether the facility in which it is manufactured, processed, packaged or held meets standards designed to assure the product’s continued safety, quality and purity.

The FDA may refer an application for a novel drug or biologic candidate to an advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving an application, the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an application, the FDA may inspect the sponsor and one or more clinical trial sites to assure compliance with GCP requirements and the integrity of the clinical data submitted in an NDA.

After evaluating the application and all related information, including the advisory committee recommendation, if any, and inspection reports regarding the manufacturing facilities and clinical trial sites, the FDA may issue an approval letter, or, in some cases, a complete response letter. A complete response letter generally details specific conditions that must be met in order to secure final approval of the application and may require additional clinical or pre-clinical testing in order for FDA to reconsider the application. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the FDA’s satisfaction, the FDA will typically issue an approval letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications.

Even if the FDA approves a product, it may limit the approved indications for use of the product, require additional contraindications, warnings or precautions to be included in the product labeling, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess a product’s safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution and use restrictions or other risk management mechanisms under a REMS, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Post-Approval Requirements

Drugs and biologics manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, advertising and promotion and reporting of adverse experiences with the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims are subject to prior FDA review and approval. There also are continuing, annual user fee requirements for any marketed products and the establishments at which such products are manufactured, as well as new application fees for supplemental applications with clinical data.

The FDA may impose a number of post-approval requirements as a condition of approval of an NDA or BLA. For example, the FDA may require post-marketing testing, including Phase 4 clinical trials, and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization.

In addition, manufacturers and other entities involved in the manufacture and distribution of approved products are required to register their establishments with the FDA and state agencies, and are subject to periodic unannounced inspections by the FDA and these state agencies for compliance with cGMP requirements. Changes to the manufacturing process are strictly regulated and often require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP requirements and impose reporting and documentation requirements upon the sponsor and any third-party manufacturers that the sponsor may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance.

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in mandatory revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

∎	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

∎	fines, warning letters or holds on post-approval clinical trials;

∎	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of product approvals;

∎	product seizure or detention, or refusal to permit the import or export of products;

∎	injunctions or the imposition of civil or criminal penalties;

∎	consent decrees, corporate integrity agreements, debarment, or exclusion from federal healthcare programs;

∎	mandated modification of promotional materials and labeling and the issuance of corrective information; or

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the FDA or other regulatory authorities may issue safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings or other safety information about the product.

The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Products may be promoted only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.

Foreign Government Regulation

Mereo’s product candidates will be subject to similar laws and regulations imposed by jurisdictions outside of the United States, and, in particular, Europe, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws and implementation of corporate compliance programs and reporting of payments or other transfers of value to healthcare professionals.

In order to market Mereo’s future products in the European Economic Area (which is comprised of the 28 Member States of the EU plus Norway, Iceland and Liechtenstein) (the “EEA”), and many other foreign jurisdictions, Mereo must obtain separate regulatory approvals. More concretely, in the EEA, medicinal products can only be commercialized after obtaining a Marketing Authorization (“MA”). There are two types of marketing authorizations:

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the Community MA, which is issued by the European Commission through the Centralized Procedure, based on the opinion of the Committee for Medicinal Products for Human Use of the European Medicines Agency, and which is valid throughout the entire territory of the EEA. The Centralized Procedure is mandatory for certain types of products, such as biotechnology medicinal products, orphan medicinal products and medicinal products indicated for the treatment of AIDS, cancer, neurodegenerative disorders, diabetes, auto-immune and viral diseases. The Centralized Procedure is optional for products containing a new active substance not yet authorized in the EEA, or for products that constitute a significant therapeutic, scientific or technical innovation or which are in the interest of public health in the EU; and

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National MAs, which are issued by the competent authorities of the Member States of the EEA and only cover their respective territory, are available for products not falling within the mandatory scope of the Centralized Procedure. Where a product has already been authorized for marketing in a Member State of the EEA, this National MA can be recognized in another Member State through the Mutual Recognition Procedure. If the product has not received a National MA in any Member State at the time of application, it can be approved simultaneously in various Member States through the Decentralized Procedure.

Under the above described procedures, before granting the MA, the EMA or the competent authorities of the Member States of the EEA make an assessment of the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy.

Data and marketing exclusivity.    In the EEA, new products authorized for marketing, or reference products, qualify for eight years of data exclusivity and an additional two years of market exclusivity upon marketing authorization. The data exclusivity period prevents generic or biosimilar applicants from relying on the pre-clinical and clinical trial data contained in the dossier of the reference product when applying for a generic or biosimilar marketing authorization in the EU during a period of eight years from the date on which the reference product was first authorized in the EU. The market exclusivity period prevents a successful generic or biosimilar applicant from commercializing its product in the EU until 10 years have elapsed from the initial authorization of the reference product in the EU. The 10-year market exclusivity period can be extended to a maximum of eleven years if, during the first eight years of those 10 years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies.

Pediatric investigation plan.    In the EEA, marketing authorization applications for new medicinal products not authorized have to include the results of studies conducted in the pediatric population, in compliance with a pediatric investigation plan (“PIP”), agreed with the EMA’s Pediatric Committee (“PDCO”). The PIP sets out the timing and measures proposed to generate data to support a pediatric indication of the drug for which marketing authorization is being sought. The PDCO can grant a deferral of the obligation to implement some or all of the measures of the PIP until there are sufficient data to demonstrate the efficacy and safety of the product in adults. Further, the obligation to provide pediatric clinical trial data can be waived by the PDCO when these data are not needed or appropriate because the product is likely to be ineffective or unsafe in children, the disease or condition for which the product is intended occurs only in adult populations, or when the product does not represent a significant therapeutic benefit over existing treatments for pediatric patients. Once the marketing authorization is obtained in all Member States of the EU and study results are included in the product information, even when negative, the product is eligible for a six-months supplementary protection certificate extension.

Orphan drug designation.    In the EEA, a medicinal product can be designated as an orphan drug if its sponsor can establish that the product is intended for the diagnosis, prevention or treatment of a life-threatening or chronically-debilitating condition affecting not more than five in 10,000 persons in the EU when the application is made, or that the product is intended for the diagnosis, prevention or treatment of a life-threatening, seriously-debilitating or serious and chronic condition in the European Community and that without incentives it is unlikely that the marketing of the drug in the EU would generate sufficient return to justify the necessary investment. For either of these conditions, the applicant must demonstrate that there exists no satisfactory method of diagnosis, prevention or treatment of the condition in question that has been authorized in the EU or, if such method exists, the drug will be of significant benefit to those affected by that condition.

In the EEA, an application for designation as an orphan product can be made any time prior to the filing of an application for approval to market the product. Marketing authorization for an orphan drug leads to a ten-year period of market exclusivity. During this market exclusivity period, the EMA or the member state competent authorities, cannot accept another application for a marketing authorization, or grant a marketing authorization, for a similar medicinal product for the same indication. The period of market exclusivity is extended by two years for medicines that have also complied with an agreed PIP.

This period may, however, be reduced to six years if, at the end of the fifth year, it is established that the product no longer meets the criteria for orphan drug designation, for example because the product is sufficiently profitable not to justify market exclusivity. Market exclusivity can be revoked only in very selected cases, such as consent from the marketing authorization holder, inability to supply sufficient quantities of the product, demonstration of “clinical superiority” by a similar medicinal product, or, after a review by the Committee for Orphan Medicinal Products, requested by a member state in the fifth year of the marketing exclusivity period (if the designation criteria are believed to no longer apply). Medicinal products designated as orphan drugs are eligible for incentives made available by the EU and its Member States to support research into, and the development and availability of, orphan drugs. In March 2016, Mereo obtained orphan drug designation for BPS-804 for the treatment of OI in the EU.

Adaptive pathways.    The EMA has an adaptive pathways program which allows for early and progressive patient access to a medicine. The adaptive pathways concept is an approach to medicines approval that aims to improve patients’ access to medicines in cases of high unmet medical need. To achieve this goal, several approaches are envisaged: identifying small populations with severe disease where a medicine’s benefit-risk balance could be favorable; making more use of real-world data where appropriate to support clinical trial data; and involving health technology assessment bodies early in development to increase the chance that medicines will be recommended for payment and ultimately covered by national healthcare systems. The adaptive pathways concept applies primarily to treatments in areas of high medical need where it is difficult to collect data via traditional routes and where large clinical trials would unnecessarily expose patients who are unlikely to benefit from the medicine. The approach builds on regulatory processes already in place within the existing EU legal framework. These include: scientific advice; compassionate use; the conditional approval mechanism (for medicines addressing life-threatening conditions); patient registries and other pharmacovigilance tools that allow collection of real-life data and development of a risk-management plan for each medicine.

The adaptive pathways program does not change the standards for the evaluation of benefits and risks or the requirement to demonstrate a positive benefit-risk balance to obtain marketing authorization. In February 2017, BPS-804 was accepted into the adaptive pathways program.

PRIME scheme.    In July 2016, the EMA launched its Priority Medicines scheme (“PRIME”). PRIME is a voluntary scheme aimed at enhancing the EMA’s support for the development of medicines that target unmet medical needs. It is based on increased interaction and early dialogue with companies developing promising medicines, to optimize their product development plans and speed up their evaluation to help them reach patients earlier. Product developers that benefit from PRIME designation can expect to be eligible for accelerated assessment but this is however not guaranteed. The benefits of a PRIME designation includes the appointment of a rapporteur from the Committee for Medicinal Products for Human Use before submission of an MAA, early dialogue and scientific advice at key development milestones, and the potential to qualify products for accelerated review earlier in the application process. In November 2017, the EMA granted PRIME designation for BPS-804 for the treatment of OI.

Other U.S. Healthcare Laws

In addition to FDA restrictions on marketing of pharmaceutical and biologic products, other U.S. federal and state healthcare regulatory laws restrict business practices in the pharmaceutical and biotechnology industry, which include, but are not limited to, state and federal anti-kickback, false claims, data privacy and security and physician payment and pricing transparency laws.

The U.S. federal Anti-Kickback Statute prohibits, among other things, any person or entity from knowingly and willfully offering, paying, soliciting, receiving or providing any remuneration, directly or indirectly, overtly or covertly, to induce or in return for purchasing, leasing, ordering, or arranging for or recommending the purchase, lease, or order of any good, facility, item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value. The Anti-Kickback Statute has been interpreted to apply to arrangements, such as those between pharmaceutical manufacturers on the one hand and prescribers, purchasers, formulary managers and beneficiaries on the other. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases, or recommendations may be subject to scrutiny if they do not meet the requirements of a statutory or regulatory exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the U.S. federal Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all facts and circumstances. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated.

Additionally, the intent standard under the U.S. federal Anti-Kickback Statute was amended by the ACA to a stricter standard such that a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the ACA codified case law that a claim including items or services resulting from a violation of the U.S. federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act. The majority of states also have anti-kickback laws, which establish similar prohibitions and in some cases may apply to items or services reimbursed by any third-party payor, including commercial insurers, or to self-pay patients.

The federal false claims and civil monetary penalties laws, including the civil False Claims Act, prohibit any person or entity from, among other things, knowingly presenting, or causing to be presented, a false, fictitious or fraudulent claim for payment to, or approval by, the federal government, knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government, or from knowingly making a false statement to avoid, decrease or conceal an obligation to pay money to the U.S. federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. Actions under the civil False Claims Act may be brought by the Attorney General or as a qui tam action by a private individual in the name of the government. Violations of the civil False Claims Act can result in very significant monetary penalties and treble damages. Several pharmaceutical and other healthcare companies have been prosecuted under these laws for, among other things, allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies’ marketing of products for unapproved, or off-label, uses. In addition, the civil monetary penalties statute imposes penalties against any person who is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent. Many states also have similar fraud and abuse statutes or regulations that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor.

HIPAA created additional federal criminal statutes that prohibit, among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the U.S. federal Anti-Kickback Statute, the ACA broadened the reach of certain criminal healthcare fraud statutes created under HIPAA by amending the intent requirement such that a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

In addition, there has been a trend of increased federal and state regulation of payments made to physicians and certain other healthcare providers. The ACA imposed, among other things, new annual reporting requirements through the Physician Payments Sunshine Act for applicable manufacturers for certain payments and “transfers of value” provided to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Failure to submit timely, accurately and completely the required information for all payments, transfers of value and ownership or investment interests may result in civil monetary penalties. Applicable manufacturers must submit reports by the 90th day of each subsequent calendar year. In addition, certain states require implementation of compliance programs and compliance with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, impose restrictions on marketing practices and/or tracking and reporting of gifts, compensation and other remuneration or items of value provided to physicians and other healthcare professionals and entities.

Mereo may also be subject to data privacy and security regulation by both the federal government and the states in which it conducts its business. HIPAA, as amended by HITECH, and their respective implementing regulations, including the Final HIPAA Omnibus Rule published on January 25, 2013, impose specified requirements relating to the privacy, security and transmission of individually identifiable health information held by covered entities and their business associates. Among other things, HITECH made HIPAA’s security standards directly applicable to “business associates,” defined as independent contractors or agents of covered entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity. HITECH also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney’s fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same requirements, thus complicating compliance efforts.

The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. Ensuring that internal operations and business arrangements with third parties comply with applicable healthcare laws and regulations involve substantial costs.

Violations of any of these laws may be punishable by criminal and civil sanctions, including fines and civil monetary penalties, the possibility of exclusion from federal healthcare programs (including Medicare and Medicaid), disgorgement and corporate integrity agreements, which impose, among other things, rigorous operational and monitoring requirements on companies. Similar sanctions and penalties, as well as imprisonment, also can be imposed upon executive officers and employees of such companies. Given the significant size of actual and potential settlements, it is expected that the government authorities will continue to devote substantial resources to investigating healthcare providers’ and manufacturers’ compliance with applicable laws.

Privacy and Data Protection Laws in Europe

Mereo is subject to European laws relating to its and its suppliers’, partners’ and subcontractors’ collection, control, processing and other use of personal data (i.e. any data relating to an identifiable living individual, whether that individual can be identified directly or indirectly). Mereo is subject to the supervision of local data protection authorities in those jurisdictions where Mereo is established, where Mereo offers goods or services to EU residents and where Mereo monitors the behavior of individuals in the EU (i.e. undertaking clinical trials). Mereo and its suppliers, partners and subcontractors process personal data including in relation to Mereo’s employees, employees of customers, clinical trial patients, healthcare professionals and employees of suppliers including health and medical information. The data privacy regime in the EU includes the GDPR, the e-Privacy Directive (2002/58/EC) and the e-Privacy Regulation (once in force) and the national laws and regulations implementing or supplementing each of them.

The GDPR requires that personal data is only collected for specified, explicit and legal purposes as set out in the GDPR or local laws, and the data may then only be processed in a manner consistent with those purposes. The personal data collected and processed must be adequate, relevant and not excessive in relation to the purposes for which it is collected and processed, it must be held securely, not transferred outside of the EEA (unless certain steps are taken to ensure an adequate level of protection), and must not be retained for longer than necessary for the purposes for which it was collected. In addition, the GDPR requires companies processing personal data to take certain organizational steps to ensure that they have adequate records, policies, security, training and governance frameworks in place to ensure the protection of data subject rights, including as required to respond to complaints and requests from data subjects. For example, the GDPR requires Mereo to make more detailed disclosures to data subjects, requires disclosure of the legal basis on which Mereo can process personal data, makes it harder for Mereo to obtain valid consent for processing, will require the appointment of a data protection officer where sensitive personal data (i.e. health data) is processed on a large scale, introduces mandatory data breach notification throughout the EU and imposes additional obligations on Mereo when it is contracting with service providers.

In addition, to the extent a company processes, controls or otherwise uses “special category” personal data (including patients’ health or medical information, genetic information and biometric information), more stringent rules apply, further limiting the circumstances and the manner in which a company is legally permitted to process that data. Finally, the GDPR provides a broad right for EU member states to create supplemental national laws which may result in divergence across Europe making it harder to maintain a consistent operating model or standard operating procedures. Such laws, for example, may relate to the processing of health, genetic and biometric data, which could further limit Mereo’s ability to use and share such data or could cause its costs to increase, and harm its business and financial condition.

Mereo depends on a number of third parties in relation to the provision of its services, a number of which process personal data on Mereo’s behalf. With each such provider Mereo enters into contractual arrangements to ensure that they only process personal data according to Mereo’s instructions, and that they have sufficient technical and organizational security measures in place. Where Mereo transfer personal data outside the EU, it does so in compliance with the relevant data export requirements from time to time. Mereo takes its data protection obligations seriously, as any improper, unlawful or accidental disclosure, loss, alteration or access to, personal data, particularly sensitive personal data (i.e. special category), could negatively impact its business and/or its reputation.

Mereo is also subject to EU laws on personal data export, as it may transfer personal data from the EU to other jurisdictions which are not considered by the European Commission to offer adequate protection of personal data. Such transfers need to be legitimized by a valid transfer mechanism under the GDPR. There is currently ongoing litigation challenging the commonly used transfer mechanisms, the EU Commission approved model clauses. In addition, the U.S. Privacy Shield is currently under review by the European Commission. As such, it is uncertain whether the Privacy Shield framework and/or model clauses will be invalidated in the near future. These changes may require Mereo to find alternative bases for the compliant transfer of personal data from the EU to the United States and Mereo is monitoring developments in this area. Invalidation of any mechanism on which Mereo relies could require operational changes and increased costs and may lead to governmental enforcement actions, litigation, fines and penalties or adverse publicity that could have an adverse effect on Mereo’s business.

The EU is in the process of replacing the e-Privacy Directive with a new set of rules taking the form of a regulation, which will be directly implemented in the laws of each European member state, without the need for further enactment. The draft e-Privacy Regulation imposes strict opt-in marketing rules with limited exceptions for business-to-business communications and alters rules on third-party cookies, web beacons and similar technology. Regulation of cookies and web beacons may lead to broader restrictions on online research activities, including efforts to understand users’ internet usage. The current draft also significantly increases fining powers to the same levels as GDPR (i.e. the greater of 20 million Euros or 4% of total global annual revenue). While no official timeframe has been provided, commentators have stated that the e-Privacy Regulation is likely to be agreed in 2019 and to come into force during the second half of 2020 or during 2021 following a transition period.

There are costs and administrative burdens associated with compliance with the GDPR and the resultant changes in the EU and EEA member states’ national laws and the introduction of the e-Privacy Regulation once it takes effect. Any failure or perceived failure to comply with global privacy laws carries with it the risk of significant penalties and sanctions of up to €20 million or 4% of global turnover. These laws or new interpretations, enactments or supplementary forms of these laws, could create liability for Mereo, could impose additional operational requirements on Mereo’s business, could affect the manner in which it uses and transmits patient information and could increase its cost of doing business. Claims of violations of privacy rights or contractual breaches, even if Mereo is not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm Mereo’s business.

Coverage and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any pharmaceutical or biological product for which Mereo obtains regulatory approval. In the United States and markets in other countries, patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Patients are unlikely to use Mereo’s products unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of Mereo’s products. Sales of any products for which Mereo receives regulatory approval for commercial sale will therefore depend, in part, on the availability of coverage and adequate reimbursement from third-party payors. Third-party payors include government authorities, managed care plans, private health insurers and other organizations.

In the United States, the process for determining whether a third-party payor will provide coverage for a pharmaceutical or biologic product typically is separate from the process for setting the price of such product or for establishing the reimbursement rate that the payor will pay for the product once coverage is approved. Third-party payors may limit coverage to specific products on an approved list, also known as a formulary, which might not include all of the FDA-approved products for a particular indication. A decision by a third-party payor not to cover Mereo’s product candidates could reduce physician utilization of its products once approved and have a material adverse effect on Mereo’s sales, results of operations and financial condition. Moreover, a third-party payor’s decision to provide coverage for a pharmaceutical or biologic product does not imply that an adequate reimbursement rate will be approved. Adequate third-party reimbursement may not be available to enable Mereo to maintain price levels sufficient to realize an appropriate return on Mereo’s investment in product development. Additionally, coverage and reimbursement for products can differ significantly from payor to payor. One third-party payor’s decision to cover a particular medical product or service does not ensure that other payors will also provide coverage for the medical product or service, or will provide coverage at an adequate reimbursement rate. As a result, the coverage-determination process will require Mereo to provide scientific and clinical support for the use of its products to each payor separately and will be a time-consuming process.

In the EEA, governments influence the price of products through their pricing and reimbursement rules and control of national health care systems that fund a large part of the cost of those products to consumers. Some jurisdictions operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed to by the government. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost effectiveness of a particular product candidate to currently available therapies. Other member states allow companies to fix their own prices for medicines, but monitor and control company profits. The downward pressure on health care costs in general, particularly prescription products, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert a commercial pressure on pricing within a country.

The containment of healthcare costs has become a priority of federal, state and foreign governments, and the prices of pharmaceutical or biological products have been a focus in this effort. Third-party payors are increasingly challenging the prices charged for medical products and services, examining the medical necessity and reviewing the cost-effectiveness of pharmaceutical or biological products, medical devices and medical services, in addition to questioning safety and efficacy. If these third-party payors do not consider Mereo’s products to be cost effective compared to other available therapies, they may not cover Mereo’s products after approval, if any, or, if they do, the level of payment may not be sufficient to allow Mereo to sell its products at a profit.

Healthcare Reform

A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and other third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medical products. For example, the ACA , among other things, increased the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program; introduced a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for products that are inhaled, infused, instilled, implanted or injected; extended the Medicaid Drug Rebate Program to utilization of prescriptions of individuals enrolled in Medicaid-managed care plans; imposed mandatory discounts for certain Medicare Part D beneficiaries as a condition for manufacturers’ outpatient drugs coverage under Medicare Part D; subjected manufacturers to new annual fees based on pharmaceutical companies’ share of sales to federal healthcare programs; created a new Patient Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research; created the Independent Payment Advisory Board, which, once empaneled, will have authority to recommend certain changes to the Medicare program that could result in reduced payments for prescription drugs and biologics; and established a Center for Medicare Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending. Since its enactment, the U.S. federal government has delayed or suspended implementation of certain provisions of the ACA. In addition, there have been judicial and Congressional challenges to certain aspects of the ACA, and Mereo expects there will be additional challenges and amendments to the ACA in the future.

Mereo expects that the ACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and lower reimbursement, and additional downward pressure on the price that Mereo receives for any approved product. Any reduction in reimbursement from Medicare or other government-funded programs may result in a similar reduction in payments from private payors. Moreover, recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products. The implementation of cost containment measures or other healthcare reforms may prevent Mereo from being able to generate revenue, attain profitability or commercialize Mereo’s product candidates.

Additionally, in August, 2011, the Budget Control Act of 2011 was signed into law, which, among other things, included aggregate reductions of Medicare payments to providers of 2% per fiscal year. These reductions went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, will stay in effect through 2025 unless additional action is taken by Congress. In January, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. More recently, there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which have resulted in several Congressional inquiries and proposed bills designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for pharmaceutical and biologic products.

Mereo expects that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for Mereo’s products once approved or additional pricing pressures.

Employees

As of December 31, 2018, Mereo had 37 employees. None of Mereo’s employees is subject to a collective bargaining agreement or represented by a trade or labor union. Mereo considers its relationship with its employees to be good.

Facilities

Mereo’s principal office is located at 4th Floor, One Cavendish Place, London W1G 0QF, United Kingdom, where Mereo leases approximately 4,000 square feet of office space. Mereo leases this office space under a lease that terminates on August 16, 2025. Mereo intends to add new facilities as it adds employees, and believes that suitable additional or substitute space will be available as needed to accommodate any such expansion of its operations.

Legal Proceedings

There are no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which Mereo is aware) that may have, or have had in the recent past (covering the 12 months immediately preceding the date of this proxy statement/prospectus), significant effects on Mereo’s financial position or profitability.

MEREO MANAGEMENT

Executive Officers and Directors

The following table presents information about Mereo’s executive officers and directors, including their ages, as of the date of this proxy statement/prospectus:

Name	Age	Position
Executive Officers
Denise Scots-Knight, Ph.D.	59	Chief Executive Officer and Director
Richard Jones	52	Chief Financial Officer and Director
Alastair MacKinnon, MBBS	48	Chief Medical Officer
John Richard	61	Head of Corporate Development
Charles Sermon	49	General Counsel
Alexandra (Wills) Hughes-Wilson	47	Head of Patient Access and Commercial Planning
Non-Executive Directors
Peter Fellner, Ph.D.	75	Chairman of the Board
Peter Bains	61	Director
Paul Blackburn	64	Director
Anders Ekblom, M.D., Ph.D.	64	Director
Kunal Kashyap	53	Director
Deepika R. Pakianathan, Ph.D.	54	Director*
Michael S. Wyzga	63	Director*

*	Not currently serving on the Mereo Board; expected to be appointed as directors of Mereo as of the Effective Time.

The current business addresses for Mereo’s executive officers and directors is c/o Mereo BioPharma Group plc, 4th Floor, One Cavendish Place, London, W1G 0QF, United Kingdom.

The following are brief biographies of Mereo’s executive officers and directors:

Denise Scots-Knight, Ph.D. Dr. Scots-Knight has served as Mereo’s Chief Executive Officer since July 2015 and as a member of the Mereo Board since Mereo’s formation. From 2010 until joining Mereo, Dr. Scots-Knight was the Managing Partner of Phase4 Partners Ltd. (“Phase4”), a global life science venture capital firm. Dr. Scots-Knight is currently a board member of Phase4 and of Elanco Animal Health Incorporated. Dr. Scots-Knight holds a B.Sc. (Hons.) and a Ph.D. from Birmingham University.

Richard Jones. Mr. Jones has served as Mereo’s Chief Financial Officer and as a member of the Mereo Board since January 2017. From 2011 until joining Mereo, Mr. Jones was the Chief Financial Officer and Company Secretary of Shield Therapeutics plc, where he also served as a Non-Executive Director from 2010 to 2011. Mr. Jones serves as a non-executive director on the board of Alliance Pharma plc. Mr. Jones is a qualified chartered accountant (ACA) with the Institute of Chartered Accountants in England and Wales (ICAEW) and holds a B.Eng. (Hons.) from the University of Newcastle upon Tyne.

Alastair MacKinnon, MBBS. Dr. MacKinnon has served as Mereo’s Chief Medical Officer since July 2015. From 2010 until joining Mereo, Dr. MacKinnon was a Partner of Phase4, where he currently serves as a member of the board of directors. Dr. MacKinnon holds a B.Sc. and a MBBS from King’s College London and is a Member of the Royal College of Surgeons in Edinburgh.

John Richard. Mr. Richard has served as Mereo’s Head of Corporate Development since July 2015. Prior to joining Mereo, he was a consultant for Nomura, a global investment bank, and Phase4. Mr. Richard serves on the boards of Vaxart, Inc., Catalyst Biosciences, QUE Oncology, and Phase4. Mr. Richard holds a B.S. from Stanford University and an MBA from Harvard Business School.

Charles Sermon. Mr. Sermon has served as Mereo’s General Counsel and Company Secretary since July 2015. From 2010 until joining Mereo, Mr. Sermon was a Partner of Phase4, where he currently serves as a member of the board of directors. Mr. Sermon trained and qualified as a lawyer with Freshfields after completing the Law Society’s Final Examination. Mr. Sermon holds an LL.B. (Hons.) from Hull University.

Alexandra (Wills) Hughes-Wilson. Ms. Hughes-Wilson has served as Mereo’s Head of Patient Access and Commercial Planning since March 2018. Prior to joining Mereo, Ms. Hughes-Wilson was Senior Vice President, Chief Patient Access Officer at Swedish Orphan Biovitrum (publ.) AB, a biotechnology company, from 2012 to 2018, and prior to that served as Vice President Health & Market Access Policy EMEA at Genzyme (now Sanofi Genzyme), a biotechnology company. Ms. Hughes-Wilson holds a Bachelor’s Degree in Law and Politics (Hons.) from the University of Durham, U.K.

Peter Fellner, Ph.D. Dr. Fellner has been Chairman of the Mereo Board since July 2015. He also serves as Chairman of the board of directors of Consort Medical plc, and was Chairman of the board of directors of Ablynx NV until January 2018 and Vernalis plc until October 2018. Dr. Fellner was previously Chairman of the board of directors of Acambis plc until its acquisition by Sanofi Pasteur and Optos plc until its acquisition by Nikon Corporation, and Vice Chairman of Astex Pharmaceuticals Inc. until its acquisition by Otsuka Pharmaceutical Company. He also served as a Director of UCB SA and was CEO and then Chairman of Celltech Group plc. Dr. Fellner holds a B.Sc. (Hons.) from the University of Sheffield and a Ph.D. from the University of Cambridge.

Peter Bains. Mr. Bains has served on the Mereo Board since July 2015. Mr. Bains was Representative Executive Officer and Chief Executive Officer of Sosei Group Corporation, a biotechnology company until 31 December 2018. Previously, he was Chief Executive Officer of Syngene International Ltd. (“Syngene”), and served as a Non-Executive Director until 2016. Mr. Bains currently serves as Non-Executive Director for Phase4 and MiNA Therapeutics Ltd. Mr. Bains served as Non-Executive Chairman of Fermenta Biotech Ltd. until April 2018. Mr. Bains holds a B.Sc. (Hons.) from Sheffield University.

Paul Blackburn. Mr. Blackburn has served on the Mereo Board since October 2015. Mr. Blackburn was Senior Vice President Strategic Finance Projects and Financial Controller at GlaxoSmithKline. Mr. Blackburn currently serves on the Board of Directors of Syngene. Mr. Blackburn is a member of the Chartered Institute of Managed Accountants. Mr. Blackburn holds a B.Sc. from Warwick University.

Anders Ekblom, M.D., Ph.D. Dr. Ekblom has served on the Mereo Board since July 2015. Dr. Ekblom has held a number of executive positions at AstraZeneca, including Executive Vice President Global Drug Development, Executive Vice President Global Medicines Development, Global Head Clinical Development, Global Therapy Area Head, Global Head Science & Technology Integration, and Chief Executive Officer of AstraZeneca AB Sweden. He currently serves as Chairman of the Board of Elypta AB and TFS International AB, and on the boards of directors of Alligator Bioscience AB, AnaMar AB, Infant Bacterial Therapeutics AB and LEO Pharma A/S. Dr. Ekblom is a board-certified medical doctor and an Associate Professor at the Karolinska Institutet. Dr. Ekblom holds a D.D.S., M.D. and Ph.D. from Karolinska Institutet.

Kunal Kashyap. Mr. Kashyap has served on the Mereo Board since July 2015. Mr. Kashyap is Chairman and Managing Director of Allegro Capital Advisors and also serves as an Independent

Director of GlaxoSmithKline Consumer Healthcare Ltd and a Non-Executive Director of Phase4. Mr. Kashyap was a partner with Arthur Andersen responsible for establishing and managing their operations in South India. Mr Kashyap is also the Founder and was the Executive Director of Celstream Technologies Private Limited. Mr. Kashyap is a Chartered Accountant from the Institute of Chartered Accountants of India.

Deepika R. Pakianathan, Ph.D. Dr. Pakianathan has served as a director of OncoMed since December 2008. Since 2001, Dr. Pakianathan has been a Managing Member at Delphi Ventures, a venture capital firm focused on biotechnology and medical device investments. Dr. Pakianathan serves on the boards of directors of Alder Biopharmaceuticals, Inc., Karyopharm Therapeutics, Inc., and Calithera Biosciences, Inc. Dr. Pakianathan previously served on the boards of directors of Alexza Pharmaceuticals, Inc., PTC Therapeutics, Inc. and Relypsa, Inc. Dr. Pakianathan received a B.Sc. from the University of Bombay, India, a M.Sc. from The Cancer Research Institute at the University of Bombay, India, and an M.S. and Ph.D. from Wake Forest University.

Michael S. Wyzga. Mr. Wyzga has served as a director of OncoMed since October 2013. Mr. Wyzga is currently the President of MSW Consulting Inc., a strategic consulting group focused in the lifesciences area. From December 2011 until November 2013, Mr. Wyzga served as President and Chief Executive Officer and a member of the board of directors of Radius Health, Inc. Prior to that, Mr. Wyzga served in various senior management positions at Genzyme Corporation, including as Chief Financial Officer from July 1999 until November 2011. Mr. Wyzga is a member of the boards of directors of Exact Sciences Corporation and LogicBio, and is Chairman of the board of directors of GenSight Biologics S.A. and of X4 Biologics. Mr. Wyzga previously served as a member of the boards of directors of Idenix Pharmaceuticals, Inc. and Altus Pharmaceuticals, Inc., and as a member of the supervisory board of Prosensa Holding B.V. He received an M.B.A. from Providence College and a B.S. from Suffolk University.

In accordance with Mereo’s articles of association, its directors serve for three-year terms. The current term for all of its directors expires in 2021, except for Mr. Jones, whose current term expires in 2020. Mereo’s shareholders elect directors in accordance with Mereo’s articles of association. If Mereo’s shareholders do not elect a new director, then the retiring director may, if willing to serve, continue as a director. See “Description of Mereo Shares and Articles of Association—Articles of Association—Directors—Appointment of Directors.”

Foreign Private Issuer Exemption

As a “foreign private issuer,” as defined by the SEC, Mereo is permitted to follow home country corporate governance practices, instead of certain corporate governance practices required by Nasdaq for U.S. domestic issuers. While Mereo intends to follow most Nasdaq corporate governance rules, it intends to follow U.K. corporate governance practices in lieu of Nasdaq corporate governance rules as follows:

∎

Mereo does not intend to follow Nasdaq Rule 5620(c) regarding quorum requirements applicable to meetings of shareholders. Such quorum requirements are not required under English law. In accordance with generally accepted business practice, Mereo’s articles of association provide alternative quorum requirements that are generally applicable to meetings of shareholders.

∎	Mereo does not intend to follow Nasdaq Rule 5605(b)(2), which requires that independent directors regularly have scheduled meetings at which only independent directors are present.

Although Mereo may rely on certain home country corporate governance practices, Mereo must comply with Nasdaq Rule 5640 Notification of Noncompliance and Rule 5640 Voting Rights. Further,

Mereo must have an audit committee that satisfies Rule 5605(c)(3), which addresses audit committee responsibilities and authority, and that consists of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii).

Mereo intends to take all actions necessary for it to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and the Nasdaq corporate governance rules and listing standards.

Because Mereo is a foreign private issuer, Mereo’s directors and senior management are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. Mereo will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

Compliance with the Quoted Companies Alliance Corporate Governance Code

All companies with securities admitted to trading on AIM are required to include on their website details of a recognized corporate governance code that the board of directors of the company has decided to apply, how the company complies with that code, and where it departs from its chosen corporate governance code an explanation of the reasons for doing so. This information is required to be reviewed annually.

Mereo applies the Corporate Governance Code published by the Quoted Companies Alliance (the “QCA Code”). The QCA Code sets out a standard of minimum best practice for small and midsize quoted companies in the U.K.

Composition of the Mereo Board

The Mereo Board currently consists of seven members. Five of Mereo’s seven directors, Peter Fellner, Peter Bains, Paul Blackburn, Anders Ekblom, and Kunal Kashyap do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of director and each is “independent” as that term is defined under the rules of Nasdaq. As a foreign private issuer, Mereo is not required to meet the Nasdaq rule that the Mereo Board be comprised of a majority of independent directors. However, Mereo intends to comply with this requirement. There are no family relationships among any of Mereo’s directors or senior management.

In accordance with Mereo’s articles of association, each of its directors serves for a term of three years. Retiring directors are eligible for re-election and, if no other director is elected to fill his or her position and the director is willing, shall be re-elected by default. See “Description of Mereo Shares and Articles of Association—Articles of Association—Directors—Appointment of Directors.”

Committees of the Mereo Board

The Mereo Board has four standing committees: an audit and risk committee, a remuneration committee, a nomination committee, and a research and development committee.

Audit and Risk Committee

The audit and risk committee, which consists of Paul Blackburn, Anders Ekblom, and Kunal Kashyap, assists the board in overseeing Mereo’s accounting and financial reporting processes and the audits of Mereo’s financial statements. Mr. Blackburn serves as Chairman of the committee. The audit and risk committee consists exclusively of members of the Mereo Board who are financially literate, and Mr. Blackburn is considered an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq rules and regulations. The Mereo Board expects that all of the members of the audit and risk committee will satisfy the “independence” requirements set forth in Rule 10A-3 under the Exchange Act. The audit and risk committee is expected to be governed by a charter that complies with Nasdaq rules, effective upon the closing of the Merger.

The audit and risk committee’s responsibilities include:

∎	recommending the appointment of the independent auditor to the general meeting of shareholders;

∎	the appointment, compensation, retention and oversight of any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit services;

∎	pre-approving the audit services and non-audit services to be provided by Mereo’s independent auditor before the auditor is engaged to render such services;

∎	evaluating the independent auditor’s qualifications, performance and independence, and presenting its conclusions to the full board on at least an annual basis;

∎	reviewing and discussing with the executive officers, the board, and the independent auditor Mereo’s financial statements and Mereo’s financial reporting process; and

∎	approving or ratifying any related person transaction (as defined in Mereo’s related person transaction policy) in accordance with Mereo’s related person transaction policy.

The audit and risk committee will meet as often as one or more members of the audit and risk committee deem necessary, but in any event will meet at least four times per year. The audit and risk committee will meet at least once per year with Mereo’s independent accountant, without Mereo’s senior management being present.

Remuneration Committee

The remuneration committee, which consists of Peter Bains and Anders Ekblom, assists the board in determining senior management compensation. Dr. Ekblom serves as Chairman of the committee. Under SEC and Nasdaq rules, there are heightened independence standards for members of the remuneration committee, including a prohibition against the receipt of any compensation from Mereo other than standard board member fees. However, foreign private issuers are not required to meet this heightened standard. Nonetheless, the Mereo Board expects that Mr. Bains and Dr. Ekblom will meet this heightened standard. The remuneration committee is expected to be governed by a charter that complies with Nasdaq rules, effective upon the closing of the Merger.

The remuneration committee’s responsibilities include:

∎	identifying, reviewing, and proposing policies relevant to senior management compensation;

∎	evaluating each member of senior management’s performance in light of such policies and reporting to the board;

∎	analyzing the possible outcomes of the variable compensation components and how they may affect the compensation of senior management;

∎

recommending any equity long-term incentive component of each member of senior management’s compensation in line with any compensation policy and reviewing Mereo’s senior management compensation and benefits policies generally; and

∎	reviewing and assessing risks arising from Mereo’s compensation policies and practices.

Nomination Committee

The nomination committee, which consists of Peter Bains, Anders Ekblom, and Peter Fellner, assists the Mereo Board in identifying individuals qualified to become members of the Mereo Board and senior management consistent with criteria established by the Mereo Board and in developing Mereo’s corporate governance principles. Dr. Fellner serves as Chairman of the nomination committee. The nomination committee is expected to be governed by a charter that complies with Nasdaq rules, effective upon the closing of the Merger.

The nomination committee’s responsibilities include:

∎	drawing up selection criteria and appointment procedures for board members;

∎	reviewing and evaluating the size and composition of the Mereo Board and making a proposal for a composition profile of the board at least annually;

∎	recommending nominees for election to the Mereo Board and its corresponding committees;

∎	assessing the functioning of individual members of the board and senior management and reporting the results of such assessment to the board; and

∎	developing and recommending to the board rules governing the board, reviewing and reassessing the adequacy of such rules governing the board, and recommending any proposed changes to the board.

Research and Development Committee

The research and development committee, which consists of Peter Bains, and Anders Ekblom, assists Mereo’s senior management with oversight and guidance related to research and development matters and provides guidance and makes recommendations to the Mereo Board regarding research and development matters.

The research and development committee’s responsibilities include oversight of:

∎	Mereo’s strategic development plans for products, taking into account any regulatory feedback; and

∎	the acquisition of new products.

In addition, the research and development committee is tasked with keeping itself informed of strategic issues and commercial changes affecting Mereo’s development programs and potential product acquisitions.

Code of Business Conduct and Ethics and Anti-Bribery and Anti-Corruption Policy

Mereo intends to adopt a Code of Business Conduct and Ethics and an Anti-Bribery and Anti-Corruption Policy, effective upon the closing of the Merger, that will cover a broad range of matters including the handling of conflicts of interest, compliance issues, and other corporate policies such as equal opportunity and non-discrimination standards.

Compensation

Executive Officer Remuneration

The following table sets forth the approximate remuneration paid during the years ended December 31, 2018, 2017 and 2016 to Mereo’s current executive officers.

Name and Principal Position	Year	Salary (£)	Cash Bonus(1) (£)	All Other Compensation(2) (£)	Total(3) (£)
Denise Scots-Knight, Ph.D.	2018	379,600	303,680	64,560	747,840
Chief Executive Officer	2017	365,000	242,725	64,196	671,921
	2016	340,000	166,600	56,863	563,463
Richard Jones(4)	2018	260,000	208,000	33,481	501,481
Chief Financial Officer	2017	231,090	166,250	29,224	426,564
	2016	—	—	—	—
Alastair MacKinnon, MBBS	2018	281,600	225,280	30,698	537,578
Chief Medical Officer	2017	256,000	170,240	27,916	454,156
	2016	230,000	112,700	25,071	367,771
John Richard(5)	2018	277,861	230,053	—	507,914
Head of Corporate Development	2017	275,338	218,727	—	494,065
	2016	259,745	158,589	—	418,334
Charles Sermon	2018	282,490	225,992	34,975	543,457
General Counsel	2017	271,625	180,631	33,164	485,420
	2016	265,000	129,850	31,847	426,697
Alexandra Hughes-Wilson	2018	63,750	30,000	6,375	100,125
Head of Patient Access and Commercial Planning	2017	—	—	—	—
	2016	—	—	—	—

(1)

Amount shown reflects cash bonuses awarded for achievement of performance goals. In 2016 and 2017, 30% of the annual bonus was deferred under the 2016 DBSP (as defined below), except in respect of John Richard who was not an employee in 2016 or 2017 and therefore not eligible to participate in the 2016 DBSP. In 2018, 30% of the annual cash bonus awarded was made (after deduction of income tax and the relevant employee’s national insurance contributions) to Mereo’s current executive officers to acquire Mereo shares under the 2019 DBSP (as defined beloow). See “—Equity Compensation Arrangements.”

(2)	Amount shown represents health benefit payments and pension contributions made by us.
(3)

Total compensation set out in this table does not include any amounts for awards under the 2016 DBSP or the value of options to acquire Mereo Shares or awards granted to or held by current senior management, which is described in “—Equity Compensation Arrangements.”

(4)	Mr. Jones commenced employment with Mereo in January 2017.
(5)

Mr. Richard provided services to Mereo in 2018 under a consultancy agreement and currently provides services to Mereo under a consultancy agreement and an employment agreement. These agreements are described in “—Executive Officer Employment and Consultancy Agreements—John Richard.”

Executive Officer Employment and Consultancy Agreements

Denise Scots-Knight, Ph.D.

Mereo entered into an employment agreement with Dr. Scots-Knight on July 29, 2015. This agreement entitles Dr. Scots-Knight to receive an initial annual base salary of £275,000 (which was subsequently increased to £379,600 for 2018 and to £390,988 for 2019) and an opportunity to earn an annual discretionary performance-based bonus, subject to the achievement of performance goals determined in accordance with Mereo’s annual bonus plan. Mereo currently contributes to Dr. Scots-Knight’s Self-Invested Personal Pension Scheme an amount equal to 15% of Dr. Scots-Knight’s annual salary, provided that she contributes 4% or more of her annual salary to that scheme. In lieu of a pension contribution, Mereo may, at Dr. Scots-Knight’s request, pay a pro-rata amount equal to 10% of her base salary as additional compensation. Either party may terminate the employment agreement by giving the other party not less than 12 months’ written notice, provided that Mereo may terminate Dr. Scots-Knight at any time with immediate effect for cause or by giving written notice to Dr. Scots-Knight that Mereo will instead pay her basic salary for any remaining notice period. Dr. Scots-Knight’s employment agreement also contains restrictive covenants pursuant to which she has agreed to refrain from competing with Mereo or soliciting Mereo’s key employees for a period of six months following her termination of employment or soliciting Mereo’s customers for a period of nine months following her termination of employment.

Richard Jones

Mereo entered into an employment agreement with Mr. Jones on November 7, 2016 pursuant to which he commenced employment with Mereo on January 28, 2017. This agreement entitles Mr. Jones to receive an initial annual base salary of £250,000 (which was subsequently increased to £260,000 for 2018 and to £291,200 for 2019) and an opportunity to earn an annual discretionary performance-based bonus, subject to the achievement of performance goals determined in accordance with Mereo’s annual bonus plan. Mr. Jones is also eligible to participate in Mereo’s group personal pension scheme and Mereo has agreed to contribute to the pension scheme an amount equal to 10% of Mr. Jones’s annual salary provided that he contributes 4% or more of his annual salary to that scheme. In lieu of a pension contribution, Mereo may, at Mr. Jones’s request, pay a pro-rata amount equal to 10% of his base salary as additional compensation. Either party may terminate the employment agreement by giving the other party not less than six months’ written notice, provided that Mereo may terminate Mr. Jones at any time with immediate effect for cause or by giving written notice to Mr. Jones that Mereo will instead pay his basic salary for any remaining notice period. Mr. Jones’s employment agreement also contains restrictive covenants pursuant to which he has agreed to refrain from competing with Mereo or soliciting Mereo’s key employees for a period of six months following his termination of employment or soliciting Mereo’s customers for a period of nine months following his termination of employment.

Alastair MacKinnon, MBBS

Mereo entered into an employment agreement with Dr. MacKinnon on July 29, 2015, and subsequently amended the agreement on November 24, 2017. This agreement entitles Dr. MacKinnon to receive an initial annual base salary of £210,000 (which was subsequently increased to £281,600 for 2018 and to £290,048 for 2019) and an opportunity to earn an annual discretionary performance-based bonus, subject to the achievement of performance goals determined in accordance with Mereo’s annual bonus plan.

Dr. MacKinnon is also eligible to participate in Mereo’s group personal pension scheme and Mereo has agreed to contribute to the pension scheme an amount equal to 10% of Dr. MacKinnon’s annual salary provided that he contributes 4% or more of his annual salary to that scheme. In lieu of a pension contribution, Mereo may, at Dr. MacKinnon’s request, pay a pro-rata amount equal to 10% of his base salary as additional compensation. Either party may terminate the employment agreement by giving the other party not less than six months’ written notice, provided that Mereo may terminate Dr. MacKinnon at any time with immediate effect for cause or by giving written notice to Dr. MacKinnon that Mereo instead pay his basic salary for any remaining notice period. Dr. MacKinnon’s employment agreement also contains restrictive covenants pursuant to which he has agreed to refrain from competing with Mereo for a period of three months following his termination of employment, soliciting Mereo’s key employees for a period of six months following his termination of employment, or soliciting Mereo’s customers for a period of nine months following his termination of employment.

John Richard

Mereo entered into a consultancy agreement with Mr. Richard on February 1, 2018, pursuant to which he provided services to Mereo during 2018 and which has subsequently expired. Mr. Richard currently provides services to Mereo pursuant to an employment agreement dated February 26, 2018 (the “Richard Employment Agreement”), and a consultancy agreement dated January 23, 2019 (the “Richard Consulting Agreement”).

The Richard Employment Agreement entitles Mr. Richard to receive an initial base salary of £3,900 per month, which was subsequently increased to £4,017 per month from January 2019, and an opportunity to earn an annual discretionary performance-based bonus, subject to the achievement of performance goals determined in accordance with Mereo’s annual bonus plan. Mr. Richard is also eligible to participate in Mereo’s group personal pension scheme and Mereo has agreed to contribute to the pension scheme an amount equal to 10% of Mr. Richard’s annual salary provided that he contributes 4% or more of his annual salary to that scheme. In lieu of a pension contribution, Mereo may, at Mr. Richard’s request, pay a pro-rata amount equal to 10% of his base salary as additional compensation. Either party may terminate the employment agreement by giving the other party not less than six months’ written notice, provided that Mereo may terminate Mr. Richard at any time with immediate effect for cause or by giving written notice to Mr. Richard that Mereo will instead pay his basic salary for any remaining notice period. Mr. Richard’s employment agreement also contains restrictive covenants pursuant to which he has agreed to refrain from competing with Mereo or soliciting Mereo’s key employees for a period of six months following his termination of employment, or soliciting Mereo’s customers for a period of nine months following his termination of employment.

Pursuant to the Richard Consulting Agreement, Mr. Richard also provides services to Mereo as a consultant. The Richard Consulting Agreement is expected to remain in effect until January 31, 2020. The Richard Consulting Agreement entitles Mr. Richard to receive a retainer of $26,316 per month and an opportunity to earn a one-time discretionary payment from Mereo based upon the achievement of agreed-upon performance goals with regard to the preceding 12-month period.

Charles Sermon

Mereo entered into an employment agreement with Mr. Sermon on July 29, 2015. This agreement entitles Mr. Sermon to receive an initial annual base salary of £245,000 (which was subsequently increased to £282,490 for 2018 and to £290,964 for 2019) and an opportunity to earn an annual discretionary performance-based bonus, subject to the achievement of performance goals determined in accordance with Mereo’s annual bonus plan. Mereo has agreed to contribute to Mr. Sermon’s Self-Invested Personal Pension Scheme an amount equal to 10% of Mr. Sermon’s annual salary provided that he contributes 4% or more of his annual salary to that scheme. In lieu of a pension contribution, Mereo may, at Mr. Sermon’s request, pay a pro-rata amount equal to 10% of his base salary as additional compensation. Either party may terminate the employment agreement by giving the other party not less than six months’ written notice, provided that Mereo may terminate Mr. Sermon at any time with immediate effect for cause or by giving written notice to Mr. Sermon that Mereo will instead pay his basic salary for any remaining notice period. Mr. Sermon’s employment agreement also contains restrictive covenants pursuant to which he has agreed to refrain from competing with Mereo or soliciting Mereo’s key employees for a period of six months following his termination of employment or soliciting Mereo’s customers for a period of nine months following his termination of employment.

Alexandra (Wills) Hughes-Wilson

Mereo entered into a part-time employment agreement with Ms. Alexandra (Wills) Hughes-Wilson on February 19, 2018, and subsequently amended the agreement on May 29, 2018 and on March 8, 2019. Ms. Hughes-Wilson commenced part-time employment with Mereo as its Head of Patient Access and Commercial Planning on March 5, 2018. The employment agreement entitles Ms. Hughes-Wilson to receive an initial annual base salary of £185,400 and an opportunity to earn an annual discretionary performance-based bonus, subject to the achievement of performance goals determined in accordance with Mereo’s annual bonus plan.

Ms. Hughes-Wilson is also eligible to participate in Mereo’s group personal pension scheme and Mereo has agreed to contribute to the pension scheme an amount equal to 10% of Ms. Hughes-Wilson annual salary provided that she contributes 4% or more of her annual salary to that scheme. In lieu of a pension contribution, Mereo may, at Ms. Hughes-Wilson’s request, pay a pro-rata amount equal to 10% of her base salary as additional compensation. Either party may terminate the employment agreement by giving the other party not less than six months’ written notice, provided that Mereo may terminate Ms. Hughes-Wilson at any time with immediate effect for cause or by giving written notice to Ms. Hughes-Wilson that Mereo instead pay her basic salary for any remaining notice period. Ms. Hughes-Wilson’s employment agreement also contains restrictive covenants pursuant to which she has agreed to refrain from competing with Mereo or soliciting its key employees for a period of six months following her termination of employment or soliciting Mereo customers for a period of nine months following her termination of employment.

Equity Compensation Arrangements

Mereo has granted or may grant or intend to grant share options and awards under the following five equity award plans (the “Mereo Share Plans”): (i) the 2015 Plan; (ii) the Share Option Plan; (iii) the LTIP; (iv) the 2016 DBSP; (v) the 2019 DBP; and (vi) the Share Option Scheme for Non-Executive Directors (each as defined below).

The 2015 Plan

Prior to the admission of Mereo Shares to trading on AIM (“Admission”), Mereo granted options under the 2015 Plan. No further grants have been made under the 2015 Plan since Admission.

Eligibility, Awards and Administration

The 2015 Plan provides for the grant of options to executive directors, non-executive directors, employees and consultants.

Options granted under the 2015 Plan vest in accordance with the vesting schedule set out in each option holder’s option agreement, in normal circumstances, between the first and fourth anniversary (or between the first and third anniversary for non-executive directors) of the vesting start date (typically the date of commencement of employment, appointment as a director, or entering into a consultancy agreement with us).

Admission did not automatically accelerate the vesting of options, and unvested options continue to vest in accordance with their original vesting schedule, subject to the rules of the 2015 Plan. The options are not subject to performance conditions other than continued service.

Options are not automatically exercisable on vesting, but upon Admission became exercisable to the extent vested. Options may generally be exercised until the day immediately preceding the tenth anniversary of the date of grant.

Options have been granted under the 2015 Plan with an exercise price ranging from £1.29 per Mereo Share to £2.21 per Mereo Share.

Plan Leavers

Options held by option holders who leave their office or employment will lapse immediately, unless the option holder is a Good Leaver (as defined in the plan rules). If the option holder is a Good Leaver, the option may be exercised to the extent vested at the date of cessation of services and for such period as the Mereo Board determines and communicates to the option holder at that time (except upon death, in which case, options may be exercised for a period of one year), after which time they will lapse.

Certain Transactions

Under the 2015 Plan, certain corporate events such as a Takeover or a Trade Sale (as defined in the plan rules) will accelerate the vesting of all unvested options upon the occurrence of such event. Options will then be exercisable for a period of 40 days thereafter, after which they will lapse.

Adjustments

In the event of any capitalization, rights issue, consolidation, subdivision, reduction or any other variation of Mereo’s share capital, the number of Mereo Shares subject to an option and the exercise price applying to an option may be varied in such manner as the Mereo Board may determine.

Amendment and Termination

The Mereo Board may, at any time, amend the rules of the 2015 Plan with effect from a current, future or past date by way of a resolution, except that no amendment may be made which would abrogate or adversely affect the subsisting rights of option holders, unless consent from a majority of the affected option holders is obtained (by reference to the number of Mereo Shares subject to options). However, any amendment to benefit the administration of the 2015 Plan, to take account of legislative changes, a Takeover or a Trade Sale (as defined in the plan rules) or to obtain or maintain favorable tax treatment or regulatory treatment may be made by the Mereo Board without the consent of option holders.

The Mereo Share Option Plan (the “Share Option Plan”)

The Mereo Board adopted the Share Option Plan on June 9, 2016, and has subsequently amended it. Except where the context indicates otherwise, references to Mereo Shares shall be deemed to include a number of Mereo ADSs representing the right to receive such Mereo Shares.

Eligibility, Awards and Administration

The Share Option Plan provides for the grant of options to acquire Mereo Shares to employees and executive directors. Options may be granted to all eligible employees on commencement of employment and may be granted on a periodic basis after that. The Share Option Plan is administered by the Mereo Board who also set the terms and conditions of all options granted under the Share Option Plan, including any vesting and vesting acceleration conditions. Options are granted under the Share Option Plan at the discretion of the Mereo Board.

Vesting and Exercise

Under the Share Option Plan, the Mereo Board may determine the vesting schedule of an option and whether the vesting of an option will be subject to the satisfaction of a performance condition, although options are not currently granted subject to performance conditions other than continued service with Mereo. Once an option has vested, it may be exercised during the period ending on the tenth anniversary of the date of grant, after which time it will lapse. The exercise price of an option may not be less than the greater of: (i) the market value of a share on the date of grant; or (ii) if the shares are to be subscribed, the nominal value of a share. The Mereo Board may determine that an option be settled in cash or by “net exercise” of the option.

Limitation on Awards

No eligible employee may be granted options that, at the time they are granted, would cause the market value of shares subject to the options granted to the employee in respect of a financial year to exceed 400% of the employee’s salary.

Plan Leavers

If a participant ceases to hold office or employment with Mereo as a result of dismissal for gross misconduct, any option the participant holds, whether vested or unvested, will lapse.

If a participant ceases to hold office or employment with Mereo for any reason other than dismissal for gross misconduct then: (i) if the option is already vested, it may be exercised within six months from the date of cessation of services if such cessation did not occur as a result of the participant’s death, and within 12 months from the date of cessation of services if such cessation occurred as a result of the participant’s death; and (ii) if the option is not already vested, it will vest on the normal vesting date as described above, unless the Mereo Board determines that the option will vest on the date of cessation of services. Where an option vests in these circumstances, any performance condition will be taken into account and, unless the Mereo Board determines otherwise, will be pro-rated for time.

Unless the board determines otherwise, options may not be transferred in any way and will lapse immediately on any attempt to do so, except that options may be transferred to a participant’s personal representative upon death.

Certain Transactions

Under the Share Option Plan, if certain changes are made in, or events occur with respect to, Mereo Shares (including any variation of share capital, demerger, delisting, special dividend, rights issue or any other event, which may, in the opinion of the Mereo Board affect the current or future value of Mereo Shares), the number of shares subject to an option or the exercise price of an option may be adjusted as determined by the Mereo Board. In addition, upon such an event, the Mereo Board will determine: (i) whether and to what extent options which have not yet vested will vest; and (ii) the period of time during which any vested option may be exercised.

In the event of certain corporate transactions, including a scheme of arrangement or general offer, the vesting and exercisability of all options will accelerate to the extent determined by the Mereo Board, after which they will be exercisable for one month (or such longer period as determined by the Mereo Board, but not exceeding six months), following which they will lapse. However, if there is an internal reorganization, unless the Mereo Board determines otherwise, an option will generally be exchanged in consideration of the grant of a new option which, as determined by the Mereo Board, is equivalent to the option but relates to shares in a different company (whether the acquiring company or a different company). Any option that does not vest or is not exchanged will lapse immediately.

Amendment and Termination

The Mereo Board may, at any time, amend the rules of the Share Option Plan, except that no amendment may be made: (i) which would be to the material disadvantage of the existing rights of participants unless every participant who may be affected by such amendment has been invited to indicate whether he or she approves the amendment and the amendment is approved by a majority of such participants; or (ii) which would prevent the Share Option Plan from being an employees’ share scheme in accordance with the Companies Act 2006. No options may be granted pursuant to the Share Option Plan after the tenth anniversary of the date of Mereo’s Admission.

The Mereo Long Term Incentive Plan (the “LTIP”)

In order to further incentivize Mereo’s employees and align their interests with shareholders, the Mereo Board adopted the LTIP on June 9, 2016 and has subsequently amended it.

Eligibility, Awards and Administration

The LTIP provides for the grant of nil-cost options, conditional awards, cash conditional awards or cash options (the “LTIP Awards”), to Mereo’s employees. The shares used to satisfy the LTIP Awards are currently delivered through the Mereo BioPharma Group plc Employee Benefit Trust, which is based in Jersey.

The Mereo Board may determine that the LTIP Awards are settled in cash.

Vesting and Exercise

The LTIP Awards are subject to a vesting schedule as determined by the Mereo Board. LTIP Awards granted to key executive directors and senior management are subject to: (i) a share price performance condition; and (ii) the achievement of strategic operational targets. If on the date a LTIP Award is due to vest or be exercisable a restriction on share dealing (as may be imposed by Mereo’s share dealing code or the AIM rules) applies to the award, then the award will vest on the date on which such dealing restriction lifts.

Limitation on Awards

No eligible employee may be granted LTIP Awards that, at the time they are granted, would cause the market value of shares subject to the LTIP Awards granted to the employee in respect of a financial year to exceed 300% of the employee’s salary.

The LTIP Awards may be: (i) reduced; or (ii) where the underlying shares or cash has already been transferred to the participant following vesting or exercise of the LTIP Award (as applicable), clawed back, where prior to the second anniversary of the end of the relevant performance period there has been a material misstatement of Mereo’s accounts, an error in assessing a performance condition such that the LTIP Award vests to a greater extent than it would have vested, or fraudulent or material misconduct on the part of the participant.

Scheme Leavers

The LTIP Awards will usually lapse on the participant’s cessation of employment or office, unless the cessation is because of death, ill health, injury or disability, or where the participant is no longer employed by Mereo, or for any other reason at the Mereo Board’s discretion, except where the participant is summarily dismissed, in which case any unvested LTIP Awards will usually continue until the normal vesting date, unless the Mereo Board determines otherwise.

Certain Transactions

Under the LTIP, if certain changes are made in or events occur with respect to Mereo Shares (including any variation of share capital, any demerger, delisting, special dividend, rights issue or other event which may, in the opinion of the Mereo Board, affect the current or future value of Mereo Shares), the number of shares subject to a LTIP Award, or any performance condition, may be adjusted as determined by the Mereo Board. In addition, upon such an event, the Mereo Board will determine: (i) whether and to what extent awards which have not yet vested will vest; and (ii) the period of time during which any vested option may be exercised.

In the event of certain corporate transactions, including a general offer or a scheme of arrangement, the vesting and exercisability of all LTIP Awards will accelerate to the extent determined by the Mereo Board (taking into account the extent to which any performance conditions have been satisfied and usually the period of time from the date of grant to the date of the corporate transaction), and any nil-cost options will remain exercisable for one month (or such other period as determined by the Mereo Board), following which they will lapse. However, if there is an internal reorganization, a LTIP Award will be exchanged in consideration of the grant of a new award which, as determined by the Mereo Board, is equivalent to the LTIP Award but relates to shares in a different company (whether the acquiring company or a different company). Any LTIP Award that does not vest or is not exchanged will lapse immediately.

Amendment and Termination

The Mereo Board may, at any time, amend the rules of the LTIP or the terms of any LTIP Award, except that no amendment may be made: (i) which would be to the material disadvantage of the existing rights of participants unless every participant who may be affected by such amendment has been invited to indicate whether he or she approves the amendment and the amendment is approved by a majority of such participants; or (ii) which would prevent the LTIP from being an employees’ share scheme in accordance with the Companies Act 2006. No LTIP Awards may be granted pursuant to the LTIP after the tenth anniversary of the date of Admission.

The Mereo Deferred Bonus Share Plan (the “2016 DBSP”)

The Mereo Board adopted the 2016 DBSP on June 9, 2016 and has subsequently amended it. Following the adoption of the 2019 DBP in January 2019, no further grants are expected to be made under the 2016 DBSP.

Eligibility, Awards and Administration

The 2016 DBSP provides for the deferral of a percentage (currently 30%) of the annual bonuses awarded to Mereo’s employees into the right to acquire shares equal in value to the amount deferred, free of charge.

Under the 2016 DBSP, conditional awards or nil-cost options (the “2016 DBSP Awards”) may only be granted to participants who have earned a bonus, pursuant to Mereo’s annual bonus plan, for the financial year immediately preceding the financial year in which the grant date occurs. A 2016 DBSP Award will be granted over such number of shares as have at the grant date a market value, as determined by the Mereo Board, equal to the deferred bonus (the amount of bonus which is to be delivered in the form of a conditional award or a nil-cost option).

Vesting and Exercise

The 2016 DBSP Awards will generally vest three years after the date of grant and have no performance conditions or service condition. The 2016 DBSP Awards may be settled in cash if determined by the Mereo Board. The shares used to satisfy the 2016 DBSP Awards are currently delivered through the Mereo BioPharma Group plc Employee Benefit Trust, which is based in Jersey.

If on the date a 2016 DBSP Award is due to vest or be exercisable a restriction on share dealing (as may be imposed by Mereo’s share dealing code or the AIM rules) applies to the award, then the award will vest on the date on which such dealing restriction lifts.

Once a nil-cost option has vested, it may be exercised during the period ending on the first anniversary of the date on which it vested in such manner as the Mereo Board determines, after which time it will lapse.

Limitation on Awards

No eligible employee may be granted 2016 DBSP Awards that, at the time they are granted, would cause the market value of shares subject to the 2016 DBSP Awards granted to the employee in respect of a financial year to exceed 100% of the employee’s salary.

The 2016 DBSP Awards may, prior to the third anniversary of the grant date, be: (i) reduced; or (ii) where the underlying shares or cash have already been transferred to the participant following vesting or exercise of the 2016 DBSP Award (as applicable), clawed back, where there has been a material misstatement of Mereo’s accounts, an error in assessing the information on which the bonus was determined such that the bonus was overpaid, or fraudulent or material misconduct on the part of the participant.

Certain Transactions

Under the 2016 DBSP, if certain changes are made in or events occur with respect to Mereo Shares (including any variation of share capital, any demerger, delisting, special dividend, rights issue or other event which may in the opinion of the Mereo Board, affect the current or future value of Mereo Shares), the number of shares subject to a 2016 DBSP Award may be adjusted as determined by the Mereo Board. In addition, upon such an event, the Mereo Board will determine: (i) whether and to what extent 2016 DBSP Awards which have not yet vested will vest; and (ii) the period of time during which any vested option may be exercised.

In the event of certain corporate transactions, including a general offer or a scheme of arrangement, the vesting and exercisability of all 2016 DBSP Awards will accelerate to the extent determined by the Mereo Board, after which, the 2016 DBSP Awards will be exercisable for one month (or such other period as or determined by the Mereo Board), following which they will lapse. However, if there is an internal reorganization, a 2016 DBSP Award will be exchanged in consideration of the grant of a new award which, as determined by the Mereo Board, is equivalent to the 2016 DBSP Award but relates to shares in a different company (whether the acquiring company or a different company).

Scheme Leavers

Except for where a participant is summarily dismissed (in which case the awards will be forfeited), the 2016 DBSP Awards usually will continue upon cessation of office or employment with Mereo and vest in full on the normal vesting date as described above. Options will remain exercisable for a period of 12 months from the date of vesting.

Amendment and Termination

The Mereo Board may, at any time, amend the rules of the 2016 DBSP, except that no amendment may be made: (i) which would be to the material disadvantage of the existing rights of participants unless every participant who may be affected by such amendment has been invited to indicate whether he or she approves of the amendment and the amendment is approved by a majority of such participants; or (ii) which would prevent the 2016 DBSP from being an employees’ share scheme in accordance with the Companies Act 2006.

No 2016 DBSP Awards may be granted pursuant to the 2016 DBSP after the tenth anniversary of the date of Admission.

Mereo’s Remuneration Committee has approved awards under the 2016 DBSP in respect of bonuses awarded to certain of Mereo’s executive officers for 2017. These awards are in the form of nil-cost option grants under the 2016 DBSP in the following amounts: Dr. Scots-Knight: 32,205 shares subject to the option; Mr. Jones: 22,058 shares subject to the option; Dr. MacKinnon: 22,588 shares subject to the option; and Mr. Sermon: 23,966 shares subject to the option. The options are scheduled to vest on the third anniversary of the date of grant.

The Mereo New Deferred Bonus Plan (the “2019 DBP”)

The Mereo Board adopted Mereo’s New Deferred Bonus Plan (the “2019 DBP”) on January 15, 2019.

Holding of Deferred Shares

Under the 2019 DBP, Mereo Shares may be purchased by participants using an after-tax bonus amount paid to them pursuant to Mereo’s annual bonus plan (“Deferred Shares”).

Restrictions on Deferred Shares

The participants must hold the Deferred Shares for two years (or such other period as the Mereo Board may determine in advance) beginning on the date or dates on which a participant purchases those shares with the bonus. Participants must not transfer, assign, charge, sell or dispose of or encumber any Deferred Shares during this period except as permitted under the 2019 DBP or by the Mereo Board. The 2019 DBP permits participants to transfer Deferred Shares to an immediate family member or nominee to hold for them or as a beneficiary, or to a personal representative in the event of the participant’s death.

Cessation of Employment

If a participant ceases employment with Mereo, he or she must continue to hold the Deferred Shares in accordance with the restrictions under the 2019 DBP unless the Mereo Board disapply some or all of the restrictions in respect of some or all of that participant’s Deferred Shares. The Mereo Board will not have discretion to disapply any of the restrictions in the case of a participant who has been dismissed lawfully without notice or could have been so dismissed if he or she had not resigned.

Certain Transactions

Under the 2019 DBP, if any person obtains control of Mereo (by means of holding shares, the possession of voting power, or as a result of any powers conferred by Mereo’s articles of association or other document relating to Mereo), the restrictions on Deferred Shares under the 2019 DBP will cease to apply from that date unless the Mereo Board determines otherwise. The Mereo Board may not extend the restrictions under the 2019 DBP.

If an internal reorganization occurs (whereby immediately after a change of control of Mereo, all or substantially all of the issued share capital of the acquiring company is owned directly or indirectly by the persons who were shareholders in Mereo before the change of control) and the Deferred Shares are exchanged for shares in another company, the rules of the 2019 DBP will apply to those shares as if they were Deferred Shares.

Regulatory Issues

The purchase or transfer of Mereo Shares under the 2019 DBP will be subject to obtaining any approval or consent required by AIM or Nasdaq (or any other relevant authority) and any restrictions imposed by Mereo’s share dealing code, the AIM rules, or any applicable laws or regulations which impose restrictions on share dealing.

Amendment and Termination

The Mereo Board may, at any time, amend the rules of the 2019 DBP or the terms of the Deferred Shares, except that no amendment may be made: (i) which would be to the material disadvantage of the existing rights of participants unless every participant who may be affected by such amendment has been invited to indicate whether he or she approves of the amendment and the amendment is approved by a majority of such participants; or (ii) which would prevent the 2019 DBP from being an employees’ share scheme in accordance with the Companies Act 2006.

The 2019 DBP will terminate on the tenth anniversary of its adoption by the Mereo Board or at any earlier time by resolution of the Mereo Board. Termination of the 2019 DBP will be without prejudice to the existing rights of participants.

The Mereo Share Option Scheme for Non-Executive Directors (the “NED Plan”)

The Mereo Board adopted the NED Plan on March 20, 2018. Except where the context indicates otherwise, references to Mereo Shares shall be deemed to include a number of Mereo ADSs representing the right to receive such Mereo Shares. No awards have been made to date under the NED Plan.

Eligibility, Awards and Administration

The NED Plan provides for the grant of options to acquire Mereo Shares to non-executive directors. The NED Plan is administered by the Mereo Board who also set the terms and conditions of all options granted under the NED Plan, including any vesting and vesting acceleration conditions. Options are granted under the NED Plan at the discretion of the Mereo Board.

Vesting and Exercise

Under the NED Plan, the Mereo Board may determine the vesting schedule of the option. Once an option has vested, it may be exercised during the period ending on the tenth anniversary of the date of grant, after which time it will lapse. The exercise price of an option may not be less than the greater of: (i) the market value of a share on the date of grant; or (ii) if the shares are to be subscribed, the nominal value of a share. The Mereo Board may determine that options be settled in cash or by cashless exercise of the option.

Plan Leavers

If a participant ceases to hold office with Mereo as a result of dismissal for gross misconduct, any option the participant holds, whether vested or unvested, will lapse. If a participant ceases to hold office with Mereo for any reason other than dismissal for gross misconduct then: (i) if the option is already vested, it may be exercised within six months from the date of cessation of services if such cessation did not occur as a result of the participant’s death, and within 12 months from the date of cessation of services if such cessation occurred as a result of the participant’s death; and (ii) if the option is not already vested, it will vest on the option’s normal vesting date, unless the Mereo Board determines that the option will vest on the date of cessation of services. Where an option vests in these circumstances, options will be pro-rated for time, unless the Mereo Board decides otherwise. Options may not be transferred in any way and will lapse immediately on any attempt to do so, except that options may be transferred to a participant’s personal representative upon death.

Certain Transactions

Under the NED Plan, if certain changes are made in, or events occur with respect to Mereo Shares (including any variation of share capital, demerger, delisting, special dividend, rights issue or any other event, which may, in the opinion of the Mereo Board affect the current or future value of Mereo Shares), the number of shares subject to an option or the exercise price of an option may be adjusted as determined by the Mereo Board. In addition, upon such an event, the Mereo Board will determine: (i) whether and to what extent options which have not yet vested will vest; and (ii) the period of time during which any vested option may be exercised.

In the event of certain corporate transactions, including a scheme of arrangement or general offer, the vesting and exercisability of all options will accelerate to the extent determined by the Mereo Board, after which they will be exercisable for one month (or such longer period as determined by the Mereo Board, but not exceeding six months), following which they will lapse. However, if there is an internal reorganization, unless the Mereo Board determines otherwise, an option will generally be exchanged in consideration of the grant of a new option which, as determined by the Mereo Board, is equivalent to the option but relates to shares in a different company (whether the acquiring company or a different company). Any option that does not vest or is not exchanged will lapse immediately.

Amendment and Termination

The Mereo Board may, at any time, amend the rules of the NED Plan, except that no amendment may be made which would be to the material disadvantage of the existing rights of participants unless every participant who may be affected by such amendment has been invited to indicate whether he or she approves the amendment and the amendment is approved by a majority of such participants. No options may be granted pursuant to the NED Plan after the tenth anniversary of the date of its adoption.

Equity Compensation Awards to Directors and Executive Officers of Mereo

The following table summarizes: (i) the outstanding number of options and awards under the equity incentive plans; and (ii) the number of shares granted to the current directors, executive officers, and non-executive directors, as of December 31, 2018:

Name	Ordinary Shares	Ordinary Shares Underlying Options	Exercise Price Per Ordinary Share (£)	Grant Date	Expiration Date
Denise Scots-Knight, Ph.D.		1,544,745	1.29	September 25, 2015	September 25, 2025
		461,538	nil	June 9, 2016	June 9, 2026
		25,319	nil	April 4, 2017	April 4, 2021
		32,205	nil	April 26, 2018	January 31, 2022
	844,199	N/A	N/A	N/A	N/A
Richard Jones	—	650,000	3.02	April 4, 2017	April 4, 2027
		185,950	nil	April 4, 2017	June 9, 2026
		22,058	nil	April 26, 2018	January 31, 2022
Alastair MacKinnon, MBBS		772,371	1.29	September 25, 2015	September 25, 2025
		234,162		June 9, 2016	June 9, 2026
		17,127		April 4, 2017	April 4, 2021
		22,588		April 26, 2018	January 31, 2022
	425,974	N/A	N/A	N/A	N/A
John Richard		772,371	1.29	September 25, 2015	September 25, 2025
		50,000	2.321	June 1, 2016	June 1, 2026
	249,658	N/A	N/A	N/A	N/A
Charles Sermon		772,371	1.29	September 25, 2015	September 25, 2025
		269,796	nil	June 9, 2016	June 9, 2026
		19,734	nil	April 4, 2017	April 4, 2021
		23,966	nil	April 26, 2018	January 31, 2022
	524,504	N/A	N/A	N/A	N/A
Alexandra (Wills) Hughes-Wilson	—	30,769	3.25	May 2, 2018	May 2, 2028
		9,231	3.25	May 2, 2018	May 2, 2028
Peter Fellner		1,692,673	1.29	September 29, 2015	September 29, 2025
	10,000	N/A	N/A	N/A	N/A
Peter Bains		710,583	1.29	September 29, 2015	September 29, 2025
	107,906	N/A	N/A	N/A	N/A
Paul Blackburn		236,974	1.84	May 11, 2016	May 11, 2026
	22,624	N/A	N/A	N/A	N/A
Anders Ekblom		216,264	1.29	September 29, 2015	September 29, 2025
	93,002	N/A	N/A	N/A	N/A
Kunal Kashyap		216,264	1.29	September 29, 2015	September 29, 2025
	1,497,735	N/A	N/A	N/A	N/A

Non-Employee Directors Remuneration

The following table sets forth the remuneration paid during 2018 to the current non-employee directors, all of which was in the form of annual fees:

Name	Annual Fees (£)
Peter Bains	44,000
Paul Blackburn	48,000
Anders Ekblom	48,000
Peter Fellner	100,000
Kunal Kashyap	40,000

Non-Employee Director Service Contracts

The remuneration of the non-executive directors is determined by the Mereo Board as a whole, based on a review of current practices in other companies. Mereo has entered into service contracts with Mereo’s directors for their services, which are subject to a three-month termination period. There are no arrangements under which any non-executive director is entitled to receive compensation upon the early termination of his or her appointment.

Pension, Retirement or Similar Benefits

Mereo operates a defined contribution pension scheme which is available to all employees. Mereo makes payments of up to 10% of basic salary for executives (up to 15% for Mereo’s Chief Executive Officer) into any pension scheme or similar arrangement as the participating executive may reasonably request (or a payment in lieu thereof). Such payments are not counted for the purposes of determining bonuses or awards under the LTIP. The total amount set aside or accrued by Mereo to provide pension, retirement or similar benefits to Mereo’s current directors and Mereo’s senior management with respect to 2018 was £145,724, which represents contributions made by Mereo in 2018 in respect of a defined contribution scheme.

Employees

As of December 31, 2018, 2017 and 2016, Mereo had 37, 31 and 24 employees, respectively. All of Mereo’s employees were based in the United Kingdom. All of Mereo’s employees were engaged in either general and administrative or research and development functions. None of Mereo’s employees is covered by a collective bargaining agreement.

Insurance and Indemnification

To the extent permitted by the U.K. Companies Act 2006, Mereo is empowered to indemnify its directors against any liability they incur by reason of their directorship. Mereo maintains directors’ and officers’ insurance to ensure such persons against certain liabilities. Mereo has entered into a deed of indemnity with each of its directors and expects to enter into a deed of indemnity with each of Michael Wyzga and Deepika Pakianathan in connection with the Merger.

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to the Mereo Board, executive officers, or persons controlling Mereo pursuant to the forgoing provisions, Mereo has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS OF MEREO AND THE MEREO BOARD

The following table sets forth information relating to the beneficial ownership of Mereo Shares as of March 15, 2019 by:

∎	each person, or group of affiliated persons, known by Mereo to own beneficially 3% or more of the outstanding Mereo Shares; and

∎	each member of the Mereo Board and each of Mereo’s other executive officers.

The number of Mereo Shares beneficially owned by each entity, person, board member, or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of March 15, 2019 through the exercise of any option, warrant or other right. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Mereo Shares held by that person.

The percentage of Mereo Shares beneficially owned before the Merger is computed on the basis of 71,240,272 Mereo Shares outstanding as of March 15, 2019. As of the date of this proxy statement/prospectus, Mereo’s share capital (fully subscribed and paid up) is 71,240,272 Mereo Shares. Mereo Shares that a person has the right to acquire within 60 days of March 15, 2019 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all board members and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Mereo BioPharma Group plc, 4th Floor, One Cavendish Place, London W1G 0QF, United Kingdom.

Name and address of beneficial owner	Number of Ordinary Shares Beneficially Owned	Percentage of Ordinary Shares Beneficially Owned
	as of March 15, 2019
3% or Greater Shareholders:
Woodford Investment Management(1)	29,843,946	41.9
Invesco Asset Management(2)	19,149,176	26.9
Novartis Pharma AG(3)	13,891,853	19.5
Canaccord Genuity Wealth Management(4)	2,870,000	4.0

Executive Officers and Directors:
Denise Scots-Knight, Ph.D.(5)	2,234,296	3.08
Richard Jones	—	—
Alastair MacKinnon, MBBS(6)	1,117,899	1.55
John Richard(7)	975,965	1.36
Charles Sermon(8)	1,216,429	1.69
Peter Fellner, Ph.D.(9)	1,702,673	2.33
Peter Bains(11)	818,489	1.14
Paul Blackburn(12)	180,608	*
Anders Ekblom, M.D., Ph.D.(13)	309,266	*
Kunal Kashyap(14)	1,713,999	2.40
Alexandra (Wills) Hughes-Wilson	—	—

*	Indicates beneficial ownership of less than 1% of the total outstanding Mereo Shares.
(1)

Consists of (i) 16,853,667 Mereo Shares held LF Woodford Equity Income Fund, a sub fund of LF Woodford Investment Fund (“WEIF”), (ii) 2,023,636 Mereo Shares held by Omnis Income & Growth Fund, a sub fund of Omnis Portfolio Investments ICVC (“OIGF”), (iii) 1,070,770 Mereo Shares held by Old Mutual Woodford Equity Income Fund (“OMWEIF”), and (iv) 9,895,873 Mereo Shares held by Woodford Patient Capital Trust, Plc (“WPCT”). Woodford Investment Management Limited acts as agent for and on behalf of WEIF, OIGF, OMWEIF, and WPCT, each as a discretionary managed client. Woodford Investment Management Limited has the power to direct the vote and disposition of the common stock held by WEIF, OIGF, OMWEIF and WPCT. Accordingly, Woodford Investment Management Limited may be deemed to be the beneficial owner of these Mereo Shares. Neil Woodford is Head of Investments for Woodford Investment Management Limited and may be deemed to share beneficial ownership of these Mereo Shares with Woodford Investment Management Limited. Mr. Woodford expressly disclaims beneficial ownership of these Mereo Shares, except to the extent of any pecuniary interest therein. Beneficial ownership information is based on information known to Mereo and a Form TR 1 provided to Mereo on November 6, 2017. The address of Woodford Investment Management Limited is 9400 Garsington Road, Oxford, OX4 2HN, United Kingdom.

(2)

The share holdings of Invesco Asset Management consist of (i) 13,891,853 Mereo Shares beneficially owned by Invesco Perpetual High Income Fund and (ii) 5,257,323 Mereo Shares beneficially owned by Invesco Perpetual Income Fund. Beneficial ownership information is based on information known to Mereo and a Form TR 1 provided to Mereo on April 28, 2017. The address of Invesco Asset Management Limited is 30 Finsbury Square, London EC2A 1AG, United Kingdom.

(3)

Consists of 13,767,841 Mereo Shares held by Novartis Pharma AG (“Novartis”) and 124,012 Mereo Shares that Novartis is able to acquire pursuant to the Novartis Notes within 60 days of March 15, 2019. Under the terms of the Novartis Notes, Novartis may only convert its notes into Mereo Shares if, following such conversion, it owns no more than 19.5% of the aggregate voting power of Mereo. As a result, after giving effect to the Merger, Novartis is able to acquire up to an additional 1,918,418 Mereo Shares pursuant to the Novartis Notes within 60 days of March 15, 2019. Novartis AG is the publicly owned parent company of Novartis and may be deemed to beneficially own the Mereo Shares held by Novartis. Beneficial ownership information is based on information known to Mereo and a Form TR 1 provided to Mereo on April 28, 2017. The address of Novartis AG is Lichtstrasse 35, 4056 Basel, Switzerland.

(4)

Consists of 1,250,000 Mereo Shares held by Marlborough Special Situations Fund and 1,620,000 Mereo Shares held by Marlborough UK Micro Cap Growth Fund, for which Canaccord Genuity Wealth Management acts as manager. Beneficial ownership information is based on information known to us.

(5)	Includes 6,300 Mereo Shares held by Dr. Scots-Knight’s husband and options to purchase 1,383,797 Mereo Shares that are or will be immediately exercisable within 60 days of March 15, 2019.
(6)	Includes options to purchase 691,925 Mereo Shares that are or will be immediately exercisable within 60 days of March 15, 2019.
(7)	Includes options to purchase 726,307 Mereo Shares that are or will be immediately exercisable within 60 days of March 15, 2019.
(8)	Includes options to purchase 691,925 Mereo Shares that are or will be immediately exercisable within 60 days of March 15, 2019.
(9)	Includes options to purchase 1,692,673 Mereo Shares that are or will be immediately exercisable within 60 days of March 15, 2019.
(10)	Includes options to purchase 216,264 Mereo Shares that are or will be immediately exercisable within 60 days of March 15, 2019.

(11)	Includes options to purchase 710,583 Mereo Shares that are or will be immediately exercisable within 60 days of March 15, 2019.
(12)	Includes options to purchase 157,984 Mereo Shares that are or will be immediately exercisable within 60 days of March 15, 2019.
(13)	Includes options to purchase 216,264 Mereo Shares that are or will be immediately exercisable within 60 days of March 15, 2019.
(14)	Includes options to purchase 216,264 Mereo Shares that are or will be immediately exercisable within 60 days of March 15, 2019.

To Mereo’s knowledge, and other than changes in percentage ownership as a result of the shares issued in connection with Mereo’s initial public offering in the United Kingdom, there has been no significant change in the percentage ownership held by the major shareholders listed above in the last three years, except as discussed under the heading “Related Party Transactions” elsewhere in this proxy statement/prospectus.

RELATED PARTY TRANSACTIONS

The following is a description of related party transactions Mereo has entered into with the beneficial owners of 3% or more of the Mereo Shares, which are Mereo’s only voting securities, and senior management and members of the Mereo Board, since Mereo’s incorporation.

Subscription Agreement

On July 28, 2015, Mereo entered into a subscription agreement for Mereo Shares (the “Subscription Agreement”) with Invesco Perpetual High Income Fund, Woodford Patient Capital Trust plc and LF Woodford Equity Income Fund (collectively, the “Existing Investors”) and Novartis. Under the Subscription Agreement, Mereo initially issued 10,869,566 Mereo Shares to the Existing Investors at a price per Mereo Share of £1.84 for total aggregate cash proceeds of £20.0 million, and 3,849,000 Mereo Shares to Novartis in connection with the asset purchase agreements described under “—Other Transactions with Novartis.”

The Subscription Agreement provided for Mereo to draw down additional investments from the Existing Investors. The Subscription Agreement also obligated Mereo, upon the issuance of additional Mereo Shares, to issue to Novartis the number of Mereo Shares required to maintain Novartis’ percentage ownership of Mereo at 19.5%, with the maximum aggregate number of Mereo Shares that may be issued to Novartis under the Subscription Agreement set at 14,000,000. On June 9, 2016, Mereo issued an additional 30,727,361 Mereo Shares to the Existing Investors pursuant to the drawdown and 8,697,480 Mereo Shares to Novartis to maintain its percentage ownership following the drawdown and an additional private placement of Mereo Shares, for aggregate cash proceeds to Mereo of £72.6 million. In accordance with its terms, the Subscription Agreement was terminated upon the admission of Mereo Shares to trading on AIM on June 9, 2016. In lieu of the remaining Mereo Shares that Mereo was obligated to issue to Novartis under the Subscription Agreement, Novartis is entitled to receive additional shares upon conversion of the convertible notes issued to Novartis on June 3, 2016. See “—Other Transactions with Novartis—Novartis Notes.”

Other Transactions with Novartis

On July 28, 2015, Mereo entered into asset purchase agreements with Novartis to purchase each of BPS-804, BCT-197, and BGS-649. See “Business—Material Agreements—Novartis Agreements.” As consideration, Mereo issued 3,849,000 Mereo Shares to Novartis.

Novartis Notes

On June 3, 2016, Mereo issued 3,463,563 Novartis Notes to Novartis, for aggregate proceeds to Mereo of £3.5 million. The Novartis Notes bear interest at 4% per annum and accruing daily. Novartis may at any time convert all or some of the Novartis Notes into Mereo Shares at a conversion price of £2.21 per Mereo Share as long as, following such conversion, Novartis holds no more than 19.5% of the aggregate voting rights of Mereo. In addition, upon the conversion of any Novartis Notes, Novartis is entitled to receive a number of Bonus Shares equal to the number of shares into which such Novartis Notes are converted multiplied by 0.93, up to 1,453,520 Bonus Shares in aggregate. To the extent any of the Novartis Notes remain outstanding on March 2, 2021, Mereo is obligated to pay Novartis the principal amount of such outstanding Novartis Notes together with any accrued interest.

On April 6, 2017, Novartis delivered to Mereo a notice of conversion with respect to £1,398,552 aggregate principal amount of Novartis Notes. Pursuant to such notice, on April 26, 2017, £1,398,552 aggregate principal amount of Novartis Notes was converted into 632,829 fully paid Mereo Shares. Additionally, in connection with such conversion, Mereo issued 588,532 Bonus Shares to Novartis.

As of the date of this proxy statement/prospectus, the outstanding principal and accrued interest of the Novartis Notes is £2.3 million.

Supply Payments

In 2016, Mereo paid Novartis a total of £968,219. In 2017, Mereo paid Novartis a total of £4,610,106 for the manufacture and supply of clinical trial material. No payments were made from Mereo to Novartis in 2018.

Novartis Board Observer Rights

Pursuant to Mereo’s articles of association, for as long as Novartis holds not less than one percent of Mereo’s issued share capital, Novartis may appoint one observer who may attend, but not participate or vote in, any meeting of the Mereo Board.

Transactions with Mereo’s Executive Officers and Directors

Dr. Denise Scots-Knight, Dr. Alastair MacKinnon, Charles Sermon, John Richard, Kunal Kashyap, and Peter Bains are directors of Phase4. In 2015, Mereo paid Phase4 a total of £458,359 for reimbursement of pre-establishment third-party consultancy services and for office and travel costs.

Mereo has entered into employment agreements or consultancy agreements with certain of its executive officers. See “Management—Compensation—Executive Officer Employment and Consultancy Agreements.”

Indemnity Agreements

Mereo has entered into deeds of indemnity with each of its directors and expects to enter into a deed of indemnity with each of Michael Wyzga and Deepika Pakianathan in connection with the Merger. See “Management—Insurance and Indemnification.”

Related Person Transaction Policy

The Mereo Board expects to adopt a written related person transaction policy, to be effective upon the closing of the Merger, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover any transaction or proposed transaction between Mereo and a related person that is material to Mereo or the related person, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by Mereo of a related person. In reviewing and approving any such transactions, Mereo’s audit and risk committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

MEREO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MEREO

You should read the following discussion and analysis of Mereo’s financial condition and results of operations together with the information in “Selected Consolidated Financial Information of Mereo” and Mereo’s Consolidated Financial Statements, including the notes thereto. The following discussion is based on Mereo’s financial information prepared in accordance with IFRS as issued by the IASB, which may differ in material respects from generally accepted accounting principles in other jurisdictions, including generally accepted accounting principles in the United States. The following discussion includes forward-looking statements that involve risks, uncertainties, and assumptions. Mereo’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those described under “Risk Factors” and elsewhere in this proxy statement/prospectus.

Mereo’s financial statements are presented in pound sterling. For the convenience of the reader, the information in the tables below has been translated from pound sterling into U.S. dollars at the noon buying rate of the Federal Reserve Bank of New York on June 29, 2018, which was £1.00 to $1.3197. Such U.S. dollar amounts are not necessarily indicative of the amounts of U.S. dollars that could actually have been purchased upon exchange of pound sterling at the dates indicated as of that or any other date, and such translations should not be considered representations that any such amounts have been, could have been, or could be converted into U.S. dollars at that or any other exchange rate as of that or any other date.

Overview

Mereo is a biopharmaceutical company focused on the development and commercialization of innovative therapeutics that aim to improve outcomes for patients with rare diseases. Mereo’s portfolio consists of four clinical-stage product candidates, each of which they acquired from large pharmaceutical companies. Mereo is developing BPS-804 for the treatment of OI, MPH-966 for the treatment of severe AATD, BCT-197 for the treatment of AECOPD and BGS-649 for the treatment of HH in obese men. Each of Mereo’s product candidates has generated positive clinical data for Mereo’s target indication or for a related indication. Mereo believes its portfolio is well diversified because each of its product candidates employs a different mechanism of action and targets a separate indication. Mereo intends to develop and directly commercialize Mereo’s rare disease product candidates. For its specialty disease product candidates, Mereo intends to seek strategic relationships for further clinical development and commercialization.

Mereo’s strategy is to selectively acquire product candidates that have already received significant investment from pharmaceutical companies and that have substantial pre-clinical, clinical, and manufacturing data packages. Since Mereo’s formation in March 2015, it has successfully executed on this strategy by acquiring its current product candidates from Novartis and AstraZeneca. Mereo has commenced or completed large, randomized, placebo-controlled Phase 2 clinical trials for all of its product candidates.

Mereo does not have any approved products and, as a result, has not generated any revenue from product sales. Mereo’s ability to generate revenue sufficient to achieve profitability will depend on its successful development and eventual commercialization of its product candidates, if approved. Since Mereo’s formation, it has incurred significant operating losses. For the years ended December 31, 2016 and 2017, Mereo incurred net losses of £28.4 million and £38.8 million, respectively. For the six months ended June 30, 2017 and 2018, Mereo incurred net losses of £22.7 million and £17.0 million, respectively. As of June 30, 2018, Mereo had an accumulated loss of £96.2 million.

Mereo expects to continue to incur significant expenses and operating losses for the foreseeable future as it advances the clinical development of its product candidates and seeks regulatory approval. In addition, if Mereo obtains regulatory approval for any of its product candidates and does not enter into a third-party commercialization relationship, Mereo expects to incur significant commercialization expenses related to product manufacturing, marketing, sales, and distribution. Mereo also expects to incur expenses in connection with the in-license or acquisition of additional product candidates and the potential clinical development of any such product candidates. Furthermore, upon the closing of the Merger, Mereo expects to incur additional costs associated with operating as a U.S. public company listed on Nasdaq in addition to operating as a U.K. public company admitted for trading on AIM, including significant legal, accounting, investor relations, and other expenses that it did not previously incur.

As a result of these anticipated expenditures, Mereo will need additional financing to support its continuing operations. Until such time as Mereo can generate significant revenue from product sales, if ever, Mereo expects to finance its operations through a combination of public or private equity or debt financings or other sources, which may include collaborations with third parties. Adequate additional financing may not be available to Mereo on acceptable terms, or at all. Mereo’s inability to raise capital as and when needed would have a negative impact on its financial condition and its ability to pursue its business strategy. Mereo will need to generate significant revenue to achieve profitability, and it may never do so.

Mereo was incorporated in March 2015 and is headquartered in London, United Kingdom. Since June 9, 2016, Mereo Shares have traded on AIM under the symbol “MPH.” Since its formation, Mereo has raised a total of £102.9 million in gross proceeds from private and public placements of its ordinary shares to institutional investors and £3.5 million from the issuance of the Novartis Notes. In August 2017, Mereo also entered into a credit facility in the amount of £20.0 million which was fully drawn by December 31, 2017. As of June 30, 2018, Mereo had cash and short-term deposits and short-term investments of £36.9 million.

Mereo is organized into a single segment following management’s view of the business as a single portfolio of product candidates. Research and development expenses are monitored at a product candidate level; however, decisions over resource allocation are made at an overall portfolio level. Mereo’s financing is managed and monitored on a consolidated basis.

Asset Purchase Agreements with Novartis

In July 2015, three of Mereo’s wholly-owned subsidiaries, Mereo BioPharma 3 Limited, Mereo BioPharma 2 Limited, and Mereo BioPharma 1 Limited entered into the Purchase Agreements to acquire from Novartis rights to the Novartis Assets.

In connection with the acquisition of the Novartis Assets, Mereo issued 3,849,000 Mereo Shares to Novartis pursuant to a subscription agreement. See “Related Party Transactions—Subscription Agreement.” In addition, Mereo paid Novartis $1.5 million for a payment made by Novartis to a third party in full satisfaction of all monetary obligations of Novartis to such third party with respect to BCT-197. Under the Purchase Agreements, Mereo has agreed to make tiered royalty payments to Novartis based on annual worldwide net sales of the Acquired Novartis Products, at percentages ranging from the high single digits to low double digits. In the event that the parties agree or it is otherwise determined in accordance with the Purchase Agreements that Mereo require third-party intellectual property rights to exploit the Acquired Novartis Products, Mereo is entitled to offset a specified percentage of amounts paid to such third parties in consideration for such intellectual property rights against the royalties due to Novartis. The royalty payments are payable for a period of ten years after the first commercial sale of an Acquired Novartis Product.

Mereo further agreed that in the event of a change in control that involves the transfer, license, assignment, or lease of all or substantially all of a subsidiary’s assets, including a Compound and related assets, Mereo will pay Novartis a percentage of the proceeds of such transaction, with the majority of the proceeds being retained by Mereo. No payment, however, is required with respect to any transaction of Mereo involving its equity interests, a merger or consolidation of it, or a sale of any of its assets.

Mereo also entered into the Sublicense Agreement, pursuant to which Novartis granted Mereo an exclusive, worldwide, royalty-bearing sublicense for the Antibody Products, including BPS-804. Under the Sublicense Agreement, Mereo has agreed to pay Novartis royalties in the low single digits on worldwide net sales of Antibody Products. Mereo has also agreed to pay Novartis up to $3.25 million in development and regulatory milestones, and to use commercially reasonable efforts to develop and commercialize an Antibody Product.

License Agreement with AstraZeneca

In October 2017, Mereo’s wholly-owned subsidiary Mereo BioPharma 4 Limited entered into the License Agreement, to obtain from AstraZeneca an exclusive worldwide, sub-licensable license under AstraZeneca’s intellectual property rights relating to certain products containing a NE inhibitor, including products that contain MPH-966, with an option to acquire such intellectual property rights, following commencement of a pivotal trial and payment of related milestone payments, together with the acquisition of certain related assets.

Upon entering into the License Agreement, Mereo made an upfront payment of $3.0 million to AstraZeneca in cash and issued 490,798 new Mereo Shares for an aggregate upfront payment equal to $5.0 million. In connection with certain development and regulatory milestones, Mereo has agreed to make payments of up to $115.5 million in the aggregate and issue additional Mereo Shares to AstraZeneca for licensed products containing MPH-966. In addition, Mereo has agreed to make payments to AstraZeneca based on specified commercial milestones of the product. In the event that Mereo sub-license MPH-966, it has also agreed to pay a specified percentage of sublicensing revenue to AstraZeneca. Otherwise, Mereo has agreed to make royalty payments to AstraZeneca equal to ascending specified percentages of tiered annual worldwide net sales by Mereo or its affiliates of licensed products (subject to certain reductions), ranging from the high single digits to low double digits.

Financial Operations Overview

Revenue

Mereo does not currently have any approved products. Accordingly, Mereo has not generated any revenue and does not expect to do so unless it obtains regulatory approval and commercializes any of its product candidates or until it receives revenues from collaborations with third parties, neither of which may occur.

Research and Development Expenses

Research and development expenses include:

∎	employee-related expenses, such as salaries, share-based compensation, and other benefits, for Mereo’s research and development personnel;

∎	costs for production of drug substance and drug product and development of Mereo’s manufacturing processes by CMOs;

∎	fees and other costs paid to CROs, consultants, and other suppliers to conduct Mereo’s clinical trials and pre-clinical and non-clinical studies; and

∎	costs of facilities, materials, and equipment related to drug production and Mereo’s clinical trials and pre-clinical and non-clinical studies.

Mereo’s direct research and development expenses are allocated on a product-by-product basis. Mereo allocates employee-related expenses for Mereo’s research and development personnel and other related expenses to specific product candidate development programs.

Product candidates in a later stage of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later stage clinical trials. Mereo expects that its research and development expense will increase substantially as it continues to advance the clinical development of its product candidates, including through its ongoing Phase 2b clinical trial of BPS-804 in adults and its planned Phase 3 clinical trial of BPS-804 in children, its ongoing Phase 2 proof-of-concept trial for MPH-966; hire additional clinical, scientific, and commercial personnel; and acquire or in-license future product candidates and technologies. As a result, Mereo expects its research and development expenses will increase for the foreseeable future.

The successful development, approval, and commercialization of Mereo’s product candidates is highly uncertain. At this time, Mereo cannot reasonably estimate the nature, timing, and estimated costs of the efforts that will be necessary to complete the development of, or the period, if any, in which material net cash inflows may commence from any of Mereo’s product candidates.

Mereo’s future expenditure on developing its product candidates is therefore highly uncertain. This is due to numerous risks and uncertainties associated with developing Mereo’s drugs, including the uncertainty of:

∎	the scope, rate of progress, and expense of Mereo’s research and development activities;

∎	the progress and results of Mereo’s clinical trials and Mereo’s pre-clinical and non-clinical studies;

∎	the terms and timing of regulatory approvals, if any;

∎	establishment of arrangements with Mereo’s third-party manufacturers to obtain manufacturing supply;

∎	protection of Mereo’s rights in its intellectual property portfolio;

∎	launch of commercial sales of any of Mereo’s product candidates, if approved, whether alone or in collaboration with others;

∎

third party strategic relationships for late-stage clinical development and/or commercialization of Mereo’s specialty product candidates and performance of Mereo’s strategic partners under these arrangements;

∎	acceptance of any of Mereo’s product candidates, if approved, by patients, the medical community and payors;

∎	competition with other therapies; and

∎	continued acceptable safety profile of any of Mereo’s product candidates following approval.

Any of these variables with respect to the development of Mereo’s product candidates or any other future candidate that Mereo may develop could result in a significant change in the costs and timing associated with their development. For example, if the FDA, the EMA, or another regulatory authority were to require Mereo to conduct pre-clinical studies and clinical trials beyond those Mereo currently anticipates will be required for the completion of clinical development or if Mereo experiences significant delays in enrollment in any clinical trials, Mereo could be required to expend significant additional financial resources and time on the completion of Mereo’s clinical development programs. Mereo may never succeed in obtaining regulatory approval for any of its product candidates.

General and Administrative Expenses

Mereo’s general and administrative expenses principally consist of salaries and related benefits, including share-based compensation, for personnel in Mereo’s executive, finance and other administrative functions. Other general and administrative costs include facility-related costs and professional services fees for auditing, tax and general legal services, as well as expenses associated with Mereo’s requirements of being a listed public company on AIM and costs incurred relating to the issue of equity to the extent not capitalized, including the costs associated with the postponed initial public offering in the United States of Mereo Shares in 2018.

Mereo expects that its general and administrative costs will increase in the future as its business expands and increases its headcount to support the expected growth in its operating activities. These increases will likely include increased costs related to the hiring of additional personnel and fees to outside consultants, lawyers and accountants, among other expenses. In addition, Mereo expects to continue to grant share-based compensation awards to existing and future key management personnel and other employees. Additionally, Mereo anticipates increased costs associated with being a U.S. public company, including expenses related to services associated with maintaining compliance with Nasdaq rules and SEC requirements, director compensation, insurance, and investor relation costs. If any of Mereo’s product candidates that Mereo intends to directly commercialize obtains regulatory approval, Mereo expects that it will incur expenses associated with building a sales and marketing team.

Finance Income

Finance income consists of interest earned on Mereo short-term cash deposits.

Finance Charge

Finance charge consists of interest on the Novartis Notes, interest on Mereo’s credit facility and losses on short term deposits. For further information on the terms of the Novartis Notes and Mereo’s credit facility see “—Indebtedness.”

Net Foreign Exchange Gain/(Loss)

Mereo’s functional currency is pound sterling. Mereo initially records transactions in foreign currencies at the rate ruling on the date the transaction first qualifies for recognition. Net foreign exchange gain/(loss) consists of the difference arising on settlement or translation of Mereo’s foreign currencies, which are primarily held in U.S. dollars.

Taxation

As a U.K. resident trading entity, Mereo is subject to U.K. corporate taxation. Due to the nature of Mereo’s business, it has generated losses since formation. As of December 31, 2016 and 2017, Mereo had cumulative carryforward tax losses of £16.3 million and £36.0 million, respectively. Subject to any relevant restrictions, Mereo expects these to be available to carry forward and offset against future operating profits. As a company that carries out extensive research and development (“R&D”) activities, Mereo benefits from the U.K. R&D small or medium-sized enterprise tax credit regime and is able to surrender some of its trading losses that arise from its research and development activities for a cash rebate of up to 33.35% of eligible R&D expenditure. Qualifying expenditures largely comprise employment costs for research staff, subcontracted CRO and CMO costs, consumables and certain internal overhead costs incurred as part of research projects. Certain subcontracted qualifying research expenditures are eligible for a cash rebate of up to 21.67%. Mereo’s effective cash rebate on qualifying R&D expenditure in 2017 was £8.2 million, which it received in August 2018. Mereo’s cash rebate for 2016 was £5.3 million, which it received in May 2017. The cash rebate Mereo received in 2018 with respect to 2017 increased by £2.9 million, reflecting the higher level of qualifying R&D spend in 2017. Mereo may not be able to continue to claim payable R&D tax credits in the future because it may no longer qualify as a small or medium-sized company.

In the event Mereo generates revenues in the future, it may benefit from the U.K. “patent box” regime that allows profits attributable to revenues from patents or patented products to be taxed at an effective rate of 10%. This relief applies to profits earned from April 1, 2013. When taken in combination with the enhanced relief available on Mereo’s R&D expenditures, Mereo expects a long-term lower rate of corporation tax to apply to Mereo. If, however, there are unexpected adverse changes to the U.K. R&D tax credit regime or the “patent box” regime, or for any reason Mereo is unable to qualify for such advantageous tax legislation, or is unable to use net operating loss and tax credit carryforwards and certain built-in losses to reduce future tax payments, its business, results of operations, and financial condition may be adversely affected.

Results of Operations

The following table sets forth Mereo’s results of operations for the years ended December 31, 2016 and 2017 for the six months ended June 30, 2017 and 2018.

	Year Ended December 31,				Six Months Ended June 30,
	2016		2017		2017		2018
	(£)	($)	(£)	($)	(£)	($)	(£)	($)
	(in thousands)
Research and development expenses	(24,563)	(32,415)	(34,607)	(45,670)	(21,407)	(28,250)	(10,864)	(14,338)
General and administrative expenses	(11,617)	(15,331)	(10,697)	(14,117)	(5,041)	(6,652)	(7,102)	(9,372)

Operating loss	(36,180)	(47,746)	(45,304)	(59,787)	(26,448)	(34,902)	(17,966)	(23,710)
Finance income	375	495	827	1,091	269	355	151	200
Finance charge	(180)	(237)	(1,090)	(1,438)	(69)	(92)	(1,587)	(2,095)
Net foreign exchange gain/(loss)	2,263	2,986	(1,384)	(1,827)	(1,040)	(1,373)	49	65

Net loss before tax	(33,722)	(44,502)	(46,951)	(61,961)	(27,288)	(36,012)	(19,353)	(25,540)
Income tax benefit	5,331	7,036	8,152	10,758	4,546	5,999	2,365	3,121

Loss attributable to equity holders of Mereo	(28,391)	(37,466)	(38,799)	(51,203)	(22,742)	(30,013)	(16,988)	(22,419)

Comparison of the Six Months Ended June 30, 2017 and 2018

Research and Development Expenses

The following table sets forth Mereo’s research and development expenses by product development program for the six months ended June 30, 2017 and 2018.

	Six Months Ended June 30,
	2017		2018
	(£)	($)	(£)	($)
	(in thousands)
BPS-804	7,777	10,263	3,621	4,779
BGS-649	6,705	8,849	3,515	4,639
BCT-197	5,275	6,961	1,492	1,969
MPH-966	—	—	650	858
Unallocated costs	1,650	2,177	1,586	2,093

Total research and development expenses	21,407	28,250	10,864	14,338

Mereo’s total research and development expenses decreased by £10.5 million, or 49%, from £21.4 million for the six months ended June 30, 2017 to £10.9 million for the six months ended June 30, 2018. The decrease was primarily a result of a decrease in manufacturing costs related to BPS-804 and the completion of the Phase 2 trials for BGS-649 and BCT-197 in the first half of 2018.

Direct research and development expenses for BPS-804 decreased by £4.2 million, from £7.8 million for the six months ended June 30, 2017 to £3.6 million for the six months ended June 30, 2018, due to higher costs related to the transfer of production of BPS-804 from Novartis to Mereo’s CMO and to the manufacture of clinical trial supplies in preparation for the start of the adult Phase 2b trial during the six months ended June 30, 2017.

Direct research and development expenses for BGS-649 decreased by £3.2 million, from £6.7 million for the six months ended June 30, 2017 to £3.5 million for the six months ended June 30, 2018, due to the completion of the Phase 2 trial in the first half of 2018.

Direct research and development expenses for BCT-197 decreased by £3.8 million, from £5.3 million for the six months ended June 30, 2017 to £1.5 million for the six months ended June 30, 2018, due to the completion of the Phase 2 trial in the first half of 2018.

Direct research and development expenses for MPH-966 for the six months ended June 30, 2018 were £0.7 million and related to supplier costs for the Phase 2b trial. Because Mereo acquired this product in October 2017, no costs were incurred during the six months ended June 30, 2017.

Unallocated research and development expenses consisted primarily of costs related to employees and associated payroll costs, including costs related to external research and development contractors. These costs decreased by £0.1 million, from £1.7 million for the six months ended June 30, 2017 to £1.6 million for the six months ended June 30, 2018, due to higher costs in the six months ended June 30, 2017 related to share-based payments partially offset against a higher average headcount in the six months ended June 30, 2018.

General and Administrative Expenses

Administrative expenses increased by £2.1 million, from £5.0 million for the six months ended June 30, 2017 to £7.1 million for the six months ended June 30, 2018. This increase was mainly due to an increase in legal and other professional fees and expenses of £2.2 million relating to costs incurred relating to the issue of equity, including the costs incurred in respect of the postponed initial public offering in the United States of Mereo Shares earlier in 2018, that were written off in the unaudited consolidated interim statement of comprehensive loss for the six months ended June 30, 2018, some of which were incurred in the period ended December 31, 2017, partially offset by a lower share-based payment charge of £1.1 million for the six months ended June 30, 2018 compared to £1.5 million in the six months ended June 30, 2017. Other administrative expenses increased by £0.4 million in the six months ended June 30, 2018 as compared to the six months ended June 30, 2017.

Finance Charge

Finance charges increased by £1.5 million from £0.1 million for the six months ended June 30, 2017 to £1.6 million for the six months ended June 30, 2018, primarily reflecting the interest costs on the bank loan Mereo entered into in the second half of 2017.

Net Foreign Exchange Gains/(Losses)

Net foreign exchange gains/(losses) were negligible for the six months ended June 30, 2018, compared to a £1.0 million loss for the six months ended June 30, 2017, which represented losses on the translation of foreign denominated cash balances at the period end.

Income Tax Benefit

Mereo recorded a tax credit of £4.5 million for the six months ended June 30, 2017 and £2.4 million for the six months ended June 30, 2018. The tax credit represents the cash rebate from the U.K. tax authorities Mereo qualified for in respect of eligible research and development activities during the periods. The reduction in the tax credit accrued is due to the reduction in qualifying research and development expenditure in the six months ended June 30, 2018 compared to the prior period. The tax credit for 2017 was received in 2018 and Mereo expects to receive the tax credit for 2018 in 2019.

Comparison of the Years Ended December 31, 2016 and 2017

Research and Development Expenses

The following table sets forth Mereo’s research and development expenses by product development program for the years ended December 31, 2016 and 2017.

	Year Ended December 31,
	2016		2017
	(£)	($)	(£)	($)
	(in thousands)
BPS-804	4,804	6,340	13,380	17,658
BCT-197	9,734	12,846	10,014	13,215
BGS-649	9,432	12,446	10,801	14,254
MPH-966	—	—	2	2
Unallocated costs	593	783	410	541

Total research and development expenses	24,563	32,415	34,607	45,670

Mereo’s total R&D expenses increased by £10.0 million, or 41%, from £24.6 million in 2016 to £34.6 million in 2017. This was a result of increased spending on clinical development as Mereo continued the Phase 2 programs for BCT-197 and BGS-649 and commenced the adult Phase 2b program for BPS-804. Total R&D expenses included payments Mereo made to CROs and other suppliers for the ongoing clinical development of each of BPS-804, BCT-197, and BGS-649, which increased from £17.9 million in 2016 to £22.8 million in 2017, reflecting the inclusion of expenses relating to the adult Phase 2b study for BPS-804. Additionally, Mereo’s R&D employee related costs increased from £3.1 million in 2016 to £4.1 million in 2017, reflecting increased headcount, higher other employee-related expenses, including travel, and higher bonus amounts earned in 2017. Mereo’s payments to CMOs for the provision of drug substance and drug product and associated manufacturing development to support Mereo’s clinical trials and the transfer of manufacturing of drug substance and drug product from Novartis to third-party manufacturers increased from £2.9 million in 2016 to £7.3 million in 2017, reflecting ongoing manufacturing activity primarily due to the manufacture of additional clinical trial materials in respect of BPS-804.

Direct research and development expenses related to BPS-804 increased by £8.6 million, from £4.8 million in 2016 to £13.4 million in 2017, due to the commencement of the adult Phase 2b study for BPS-804 during 2017 and the completion of the manufacture of associated clinical trial materials.

Direct research and development expenses related to BCT-197 increased by £0.3 million, from £9.7 million in 2016 to £10.0 million in 2017, due to the completion of the Phase 2 clinical trial for BCT-197 in the fourth quarter of 2017, which trial commenced in the first half of 2016.

Direct research and development expenses related to BGS-649 increased by £1.4 million, from £9.4 million in 2016 to £10.8 million in 2017, due to the continuation of the Phase 2b study for BGS-649 and the commencement of the Phase 2b extension study.

General and Administrative Expenses

General and administrative expenses decreased by £0.9 million, or 7.8%, from £11.6 million in 2016 to £10.7 million in 2017. This decrease was due to a decrease in share-based payment expenses of £2.8 million, reflecting the lower level of share option awards in 2017, partially offset by a rise in other general and administrative costs of £1.9 million, reflecting an increase in payroll-related costs due to a higher headcount and higher bonus amounts earned in 2017, together with additional legal and professional fees in connection with the equity financing in April 2017, the entering into a credit facility in August 2017, and the acquisition of MPH-966 in October 2017.

Finance Income

Interest earned on Mereo’s short-term cash deposits increased from £0.4 million in 2016 to £0.8 million in 2017, reflecting higher cash balances held in deposit in 2017.

Finance Charge

Finance charge increased from £0.2 million in 2016 to £1.1 million in 2017, reflecting interest costs on additional borrowings under Mereo’s credit facility during 2017 and lower costs related to the Novartis Notes after the exercise of a portion of these notes in April 2017. Finance charge in 2017 also included £0.3 million of losses on short term deposits.

Net Foreign Exchange Gain/(Loss)

In 2016, the net foreign exchange gain was £2.3 million, primarily as a result of the unrealized gain on translation of cash deposits held primarily in U.S. dollars at year end, reflecting a strengthening of the U.S. dollar against pound sterling during the year. In 2017, net foreign exchange loss was £1.4 million, reflecting a weakening of the U.S. dollar against pound sterling during the year which negatively impacted the translation of Mereo’s foreign deposits and investments at December 31, 2017.

Income Tax Benefit

Mereo recorded a tax credit of £5.3 million in 2016 and £8.2 million in 2017. The tax credit represents the cash rebate from the U.K. tax authorities Mereo qualified for in respect of eligible research and development activities during the years. Due to the increase in qualifying R&D expenditure in 2017, the 2017 tax credit increased by £2.9 million from the 2016 tax credit. The 2016 tax credit was received in May 2017. The 2017 tax credit of £8.2 million was received in August 2018.

Liquidity and Capital Resources

Overview

Since Mereo’s formation, it has incurred significant operating losses. Mereo expects to incur significant expenses and operating losses for the foreseeable future as it advances the clinical development of its product candidates. Mereo expects that its research and development and general and administrative costs will increase in connection with conducting clinical trials for its product candidates and any new product candidates it acquires and due to the costs in seeking marketing approval for its product candidates in Europe and the United States as well as other jurisdictions. As a result, Mereo will need additional capital to fund its operations, which it may obtain from additional debt or equity financings, collaborations, licensing arrangements, or other sources.

Mereo does not currently have any approved products and has never generated any revenue from product sales or otherwise. To date, Mereo has financed its operations primarily through the issuances of its equity securities and convertible debt and its credit facility, which Mereo entered into in August 2017. Since its incorporation, Mereo has raised a total of £102.9 million in gross proceeds from private and public placements of Mereo Shares to institutional investors and £3.5 million from the issuance of the Novartis Notes. In August 2017, Mereo also entered into a credit facility in the amount of £20.0 million which it has fully drawn down during 2017. On September 28, 2018 Mereo completed a revision to the terms of such credit facility. As of June 30, 2018, Mereo had cash and short term deposits and short term investments of £36.9 million.

Cash Flows

The table below summarizes Mereo’s cash flows for the periods presented.

	Year Ended December 31,				Six Months Ended June 30,
	2016		2017		2017		2018
	(£)	($)	(£)	($)	(£)	($)	(£)	($)
	(in thousands)
Net cash used in operating activities	(29,662)	(39,145)	(32,148)	(42,426)	(10,489)	(13,843)	(15,031)	(19,836)
Net cash from (used in) investing activities	373	492	(3,745)	(4,942)	(4,243)	(5,600)	107	141
Net cash from (used in) financing activities	68,356	90,210	33,744	44,532	14,270	18,833	(757)	(999)

Net increase (decrease) in cash and cash equivalents	39,067	51,557	(2,149)	2,836	(462)	(610)	(15,681)	(20,694)

Operating Activities

The increase in net cash used in operating activities was £4.5 million, from £10.5 million for the six months ended June 30, 2017 to £15.0 million for the six months ended June 30, 2018. This was due to a reduction in the loss before taxation of £7.9 million, reflecting lower research and development activity, offset in part by the inclusion in the six months ended June 30, 2017 of the receipt of research and development tax credits of £5.3 million with no corresponding receipt in the six months ended June 30, 2018, as the 2017 amount was received after the end of the period. In addition there was a decrease in payables from £8.7 million to £1.1 million as the payables balance during the six months ended June 30, 2017 unwound due to lower levels of activity in the six months ended June 30, 2018 and due to timing differences on cash payments to suppliers.

The increase in net cash used in operating activities was £2.4 million, from £29.7 million in 2016 to £32.1 million in 2017. This was largely due to the increased loss before taxation due to higher levels of R&D activity in 2017, offset in part by the increase in cash tax credit received from £0.9 million in 2016 to £5.3 million in 2017. In addition there were changes in the add-backs for non-cash expenses as follows: (i) share based payment add-backs were reduced from £6.5 million to £3.7 million, reflecting lower share based payments charge in 2017, (ii) foreign exchange add-backs increased by £3.6 million in 2017, reflecting the movement from a foreign exchange gain of £2.3 million in 2016 to a loss of £1.4 million in 2017, (iii) interest earned increased by £0.5 million in 2017 as a result of higher cash held in deposits throughout 2017 and increased interest rates, (iv) £0.3 million on interest expense on the credit facility entered into in August 2017, (v) £0.3 million of loss on short-term deposits in 2017 and (vi) working capital increased by £5.6 million in 2017, reflecting higher creditor and accrual balances at December 31, 2017 compared to 2016.

Investing Activities

Mereo’s net cash from investing activities was £0.1 million for the six months ended June 30, 2018, compared to net cash used in investing activities of £4.2 million in the six months ended June 30, 2017 due to the investment of cash.

Mereo’s net cash from investing activities reduced from £0.4 million in 2016 to net cash used in financing activities of £3.7 million in 2017, largely due to the £2.3 million cash cost of purchasing a license for MPH-966 from AstraZeneca in October 2017 and £2.5 million of cash transferred into short-term investments held on deposit, partially offset by £1.1 million of interests received on Mereo’s short-term deposits.

Financing Activities

Mereo’s net cash from financing activities for the six months ended June 30, 2017 was £14.3 million due to an equity financing in the period. There was no significant financing activity during the six months ended June 30, 2018, other than £0.9 million of interest Mereo paid on the bank loan offset by £0.1 million of proceeds from the issue of Mereo Shares.

Mereo’s net cash from financing activities reduced from £68.4 million in 2016 to £33.7 million in 2017. In June 2016, Mereo raised gross proceeds of £56.5 million in the second tranche of a private placement entered into in 2015. In June 2016, in connection with Mereo Shares being admitted to trading on the AIM market, Mereo raised gross proceeds of £11.4 million in private placements of its Mereo Shares with institutional investors. In addition, and as part of that transaction, Mereo raised £3.5 million gross proceeds in the form of the Novartis Notes. Mereo’s total costs in respect of the foregoing transactions were £3.0 million. In April 2017, Mereo raised gross proceeds of £15.0 million in a placement of Mereo Shares with institutional investors, for which the cash cost amounted to £0.8 million. In August 2017, Mereo borrowed the first £10.0 million tranche under its credit facility and in December 2017 it borrowed the second and final tranche under its credit facility for another £10.0 million. In addition, in 2017, Mereo paid an aggregate of £0.3 million of interest on its outstanding borrowings under its credit facility.

Operating and Capital Expenditure Requirements

As of June 30, 2018, Mereo had an accumulated loss of £96.2 million. Mereo expects to continue to report significant operating losses in 2018 and for the foreseeable future as it continues its research and development efforts and seeks to obtain regulatory approval of its current product candidates and any future product candidate Mereo may develop.

Mereo expects its expenses to increase substantially in connection with its ongoing development activities related to its product candidates. In addition, upon the closing of the Merger, Mereo expects to incur additional costs associated with operating as a U.S. public company listed on Nasdaq in addition to operating as a U.K. public company listed on AIM.

Mereo anticipates that its expenses will increase substantially due to the costs associated with its current and planned clinical trials, Mereo’s outsourced manufacturing activities and other associated costs including the management of its intellectual property portfolio. These costs will increase further if Mereo:

∎	seeks to develop additional product candidates;

∎	seeks regulatory approvals for any of Mereo’s product candidates that successfully completes clinical trials;

∎

potentially establishes a sales, marketing, and distribution infrastructure and scale-up manufacturing capabilities to commercialize any products for which Mereo may obtain regulatory approval and chose to commercialize directly;

∎	expands Mereo’s intellectual property portfolio;

∎

adds further central clinical, scientific, operational, financial and management information systems, and personnel, including personnel to support Mereo’s development and to support Mereo’s operations as a U.S. public company listed on Nasdaq; or

∎	experiences any delays or encounter any issues from any of the above, including but not limited to failed studies, complex results, safety issues, or other regulatory challenges.

Mereo expects that its existing cash resources, together with the anticipated net cash to be held by OncoMed at the time of the closing of the Merger, will enable it to fund its currently committed clinical trials and operating expenses and capital expenditure requirements into early 2020. Mereo has based these estimates on assumptions that may prove to be wrong, and it may use its available capital resources sooner than it currently expects. Because of the numerous risks and uncertainties associated with the development of Mereo’s product candidates and any future product candidates and because the extent to which Mereo may enter into collaborations with third parties for development of any of Mereo’s product candidates is unknown, Mereo is unable to estimate the amounts of increased capital outlays and operating expenses associated with completing the research and development of its product candidates. Mereo’s future capital requirements will depend on many factors, including:

∎	the costs, timing, and results of Mereo’s ongoing Phase 2b clinical trial for BPS-804, its planned pediatric Phase 3 study for BPS-804 in Europe, and its ongoing Phase 2 clinical trial for MPH-966;

∎	the costs and timing of manufacturing clinical supplies of Mereo’s product candidates;

∎	the costs, timing, and outcome of regulatory review of Mereo’s product candidates, including post-marketing studies that could be required by regulatory authorities;

∎

the costs, timing, and outcome of potential future commercialization activities, including manufacturing, marketing, sales and distribution, for Mereo’s product candidates that Mereo commercialize directly;

∎	the timing and amount of revenue, if any, received from commercial sales of Mereo’s product candidates;

∎

the costs and timing of preparing, filing, and prosecuting patent applications, maintaining and enforcing Mereo’s intellectual property rights and defending any intellectual property-related claims, including any claims by third parties that Mereo is infringing upon their intellectual property rights;

∎	the sales price and availability of adequate third-party coverage and reimbursement for Mereo’s product candidates;

∎	the effect of competitors and market developments;

∎

the extent to which Mereo is able to acquire new product candidates or enter into licensing or collaboration arrangements for its product candidates, although Mereo currently have no commitments or agreements to complete any such transactions; and

∎	milestone and deferred payments under Mereo’s license and option agreement with AstraZeneca.

Mereo’s revenues, if any, will be derived from sales of any products that it is able to successfully develop, receive regulatory approval for, and commercialize in future years. In the meantime, Mereo will need to obtain substantial additional funds to achieve its business objective.

Adequate additional funds may not be available to Mereo on acceptable terms, or at all. To the extent that Mereo raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a shareholder. Any future debt financing or preferred equity financing, if available, may involve agreements that include covenants limiting or restricting Mereo’s ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends and may require the issuance of warrants, which could potentially dilute your ownership interests.

If Mereo raised additional funds through collaborations, strategic alliances, or licensing arrangements with third parties, Mereo may have to relinquish valuable rights to its technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to Mereo. If Mereo is unable to raise additional funds through equity or debt financings when needed, Mereo may be required to delay, limit, reduce, or terminate Mereo’s product development programs or any future commercialization efforts or grant rights to develop and market product candidates that Mereo would otherwise prefer to develop and market itself.

Indebtedness

Novartis Notes

On June 3, 2016, as part of the fundraising for Mereo’s product development programs and for general corporate purposes and in connection with Mereo Shares being admitted to trading on AIM, Mereo issued 3,463,563 unsecured convertible loan notes to Novartis (the “Novartis Notes”) for aggregate proceeds of £3,463,563. The Novartis Notes bear interest at 4% per annum payable annually and accruing daily and rank senior to any other unsecured obligations Mereo may have. Novartis may at any time convert all or some of the Novartis Notes, together with accrued interest, into Mereo Shares at a conversion price of £2.21 per Mereo Share as long as, following such conversion, Novartis holds no more than 19.5% of the aggregate voting rights of Mereo. In addition, upon conversion, Novartis is entitled to receive an additional number of Mereo Shares equal to the number of shares into which such Novartis Notes and accrued interest are converted multiplied by 0.93 (the “Bonus Shares”). At December 31, 2016, Novartis was entitled to receive up to 1,453,520 Bonus Shares.

On April 6, 2017, Novartis delivered to Mereo a notice of conversion with respect to £1,398,552 aggregate principal amount of Novartis Notes. Pursuant to such notice, on April 26, 2017, £1,398,552 aggregate principal amount of Novartis Notes was converted into 632,829 fully paid Mereo Shares. Additionally, in connection with such conversion, Mereo issued 588,532 Bonus Shares to Novartis. At June 30, 2018, Novartis was entitled to receive up to 864,998 Bonus Shares.

To the extent any of the Novartis Notes remain outstanding on March 2, 2021, Mereo is obligated to pay Novartis the principal amount of such outstanding Novartis Notes together with any accrued interest.

Credit Facility

On August 7, 2017, Mereo entered into a loan agreement (the “Original Loan Agreement”) with Silicon Valley Bank and Kreos Capital V (UK) Limited, which provided for total borrowings of £20.0 million. Mereo borrowed £10.0 million on each of August 21, 2017 and December 29, 2017, for general working capital purposes. Under the Original Loan Agreement, Mereo was obligated to make interest-only payments on the loan amount until September 30, 2018, and thereafter Mereo was obligated to pay interest and principal in 30 equal monthly installments until March 2021. The loan bore interest at an annual fixed rate equal to 9.0%. On September 28, 2018, Mereo, Silicon Valley Bank and Kreos Capital V (UK) Limited entered into a new loan agreement (the “New Loan Agreement”), which replaced the Original Loan Agreement in its entirety and (i) increased the total commitments of the lenders to £20,455,000, (ii) extended the interest-only period from September 30, 2018 to April 30, 2019, and (iii) reduced the interest rate from 9.0% to 8.5%. Under the New Loan Agreement, both the interest-only period and the maturity date may be further extended subject to the achievement by Mereo of certain conditions set forth in the New Loan Agreement. The New Loan Agreement is secured by substantially all of Mereo’s assets, including intellectual property rights owned or controlled by Mereo.

In connection with the New Loan Agreement, Mereo has issued warrants giving the lenders the right to subscribe for 225,974 Mereo Shares at an exercise price of £2.31 per Mereo Share. These warrants will be capable of exercise until October 1, 2028.

Contractual Obligations and Commitments

The table below summarizes Mereo’s contractual obligations at December 31, 2017.

	Payments Due by Period
	Up to 1 year	1-3 Years	3-5 Years	Over 5 Years	Total
	(in thousands)
Novartis Notes(1)	£83	£165	£2,079	–	£2,327
Bank loan(2)	3,574	17,794	2,983	–	24,351
Operating lease(3)	744	535	–	–	1,279

Total	£4,401	£18,494	£5,062	–	£27,957

(1)	Includes interest. See “—Indebtedness—Novartis Notes.”
(2)	Includes interest. See “—Indebtedness—Credit Facility.”
(3)

Reflects payments due for Mereo’s office lease under a lease agreement that expires in August 2025. Mereo may terminate this agreement in August 2020 and, as such, no amounts due under the agreement after August 2020 are reflected.

As further described above under “—Asset Purchase Agreements with Novartis” and “—License Agreement with AstraZeneca,” under various agreements with Novartis and AstraZeneca, Mereo has agreed to make milestone payments and pay royalties. Mereo has not included any deferred payment obligations, such as milestones or royalties, in the table above, as the amount, timing, and likelihood of such payments are not known and will remain uncertain for the foreseeable future.

In addition, Mereo enters into contracts in the ordinary course of business with CROs, CMOs, and other vendors to assist in the performance of its research and development activities and other services and products for operating purposes. These contracts generally provide for termination on notice, and therefore are cancelable contracts and not included in the table of contractual obligations and commitments.

Off-Balance Sheet Arrangements

Mereo did not have during the period presented, and does not currently have, any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

Mereo is exposed to a variety of financial risks. Mereo’s overall risk management program seeks to minimize potential adverse effects of these financial risks on its financial performance.

Interest Rate Risk

Mereo manages interest rate risk by monitoring short and medium-term interest rates and placing cash on deposit for periods that optimize the amount of interest earned while maintaining access to sufficient funds to meet day-to-day cash requirements. Mereo has a committed borrowing facility in an amount of £20.0 million which was fully drawn as of the date of this proxy statement/prospectus. Loans under the credit facility bear interest at a fixed rate of 9.0% per annum. The interest payable on the Novartis Notes is fixed at 4.0% per annum. Consequently, there is no material exposure to interest rate risk in respect of interest payable.

Credit Risk

Mereo considers all of its material counterparties to be creditworthy. Mereo considers the credit risk for each of its major counterparties to be low. Mereo is, however, dependent on a number of third parties for the delivery of its programs and, in addition, where appropriate it pays upfront deposits and fees in advance of the delivery of services where required. Mereo continues to assess credit risk as part of its management of these third-party relationships.

Liquidity Risk

Mereo manages its liquidity risk by maintaining adequate cash reserves at banking facilities and invested in short term money market accounts, and by continuously monitoring its cash forecasts, its actual cash flows and by matching the maturity profiles of financial assets and liabilities.

Foreign Currency Risk

Foreign currency risk reflects the risk that the value of a financial commitment or recognized asset or liability will fluctuate due to changes in foreign currency rates. The majority of Mereo’s operating costs are denominated in pound sterling, Euros, and U.S. dollars. Mereo’s financial position, as expressed in pound sterling, is exposed to movements in foreign exchange rates against the U.S. dollar and the euro. Mereo’s main trading currencies are pound sterling and U.S. dollars. Mereo is exposed to foreign currency risk as a result of operating transactions and the translation of foreign currency bank accounts and short-term deposits. Mereo monitors its exposure to foreign exchange risk. Mereo has not entered into foreign exchange contracts to hedge against foreign exchange fluctuations but maintain cash and investments in U.S. dollars to cover anticipated forward commitments. For the year ended December 31, 2017, Mereo recorded a net foreign exchange loss of £1.4 million, compared to a £2.3 million gain for the year ended December 31, 2016, primarily as a result of the accretion in value of Mereo’s U.S. dollar cash deposits measured at the balance sheet date compared to the date of conversion. These deposits amounted to $20.0 million and $10.5 million as of December 31, 2016 and 2017, respectively.

Critical Accounting Judgments and Estimates

Mereo’s financial statements have been prepared in accordance with IFRS as issued by the IASB. In the application of Mereo’s accounting policies, it is required to make judgments, estimates, and assumptions about the value of assets and liabilities for which there is no definitive third-party reference. The estimates and associated assumptions are based on historical experience and other factors that Mereo considered to be relevant. Actual results may differ from these estimates. Mereo reviews its estimates and assumptions on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revisions and future periods if the revision affects both current and future periods.

The following are Mereo’s critical judgments and estimates that it has made in the process of applying its accounting policies and that have the most significant effect on the amounts recognized in its consolidated financial statements included elsewhere in this proxy statement/prospectus.

Measurement of Share-Based Compensation

Through June 30, 2018, Mereo granted share options and awards under the following four equity award plans: (i) the 2015 Plan; (ii) the Share Option Plan; (iii) the LTIP; and (iv) the 2016 DBSP.

Mereo measures share options at fair value at its grant date in accordance with IFRS 2, “Share-based Payment.” Mereo calculates the fair value of the share options using either the Black-Scholes model, or for options with performance conditions, a simulation model. Mereo charges the fair value to the statement of comprehensive income over the expected vesting period.

2015 Plan

Under the 2015 Plan, Mereo has granted share options to its employees, including its senior executives, and its non-executive directors. For all employees, share options vest over four years with

25% vesting 12 months after the vesting start date and the balance vesting equally over the next 36 months. For non-executive directors, share options vest over three years in three equal annual installments. There have been no performance conditions attached to the share options granted under the 2015 Plan. Certain rules apply for accelerated vesting and exercise of share options in the event of an offer for the company.

Mereo measures the share options under the 2015 Plan at fair value at its grant date in accordance with IFRS 2, “Share-based Payment,” using the Black-Scholes model. The exercise price of the share options under the 2015 Plan is in the range of £1.29 to £2.21 per Mereo Share and the share options were granted between September 2015 and May 2016 with an exercise period of 10 years from the date of grant.

Other inputs to determine the fair value included:

Volatility(1)	56%
Risk-free rate	1.48 to 2.07%
Expected dividends	£nil

(1)	Measured by reference to a basket of similar companies trading on AIM.

The fair value of such share-based compensation is recognized as an expense over the respective vesting period. Share-based compensation expense under the 2015 Plan was £6.2 million in 2016.

Since there is no historical data in relation to the expected life of the share options, the contractual life of the options was used in calculating the expense for the year. Volatility was estimated by reference to the share price volatility of a group of comparable companies over a retrospective year equal to the expected life of the share options.

Share Option Plan

Under the Share Option Plan, Mereo has granted 1,896,188 share options to executive officers and other employees and 15,000 options have lapsed. The weighted-average remaining contractual life for the share options outstanding as of December 31, 2017 and June 30, 2018 was 9.4 years and 9.1, respectively. The weighted-average fair value of options granted during the year ended December 31, 2017 and the six months ended June 30, 2018 was £1.85 and £2.38 per share, respectively. Share options outstanding as of December 31, 2017 had an exercise price of between £3.03 and £3.23, respectively per share and as of June 30, 2018, between £3.03 and £3.25 per share.

The weighted-average inputs to the models used for the fair value of share options were as follows:

	Year ended December 31, 2017	Six months ended June 30, 2018
Expected volatility (%)	49-51	67
Risk-free interest rate (%)	1.06-1.33	1.53
Expected life of share options (years)	10	10
Market price of ordinary shares (£)	3.03-3.23	3.25
Model used	Black Scholes	Black Scholes

Since there is no historical data in relation to the expected life of the share options, the contractual life of the options was used in calculating the expense for the year. Volatility was estimated by reference to the share price volatility of a group of comparable companies over a retrospective year equal to the expected life of the share options.

Long Term Incentive Plan

Under the LTIP, share options were granted to executive officers on June 9, 2016 and April 4, 2017. 75% of these share options have specific performance conditions and vest up to 33.3% on June 9, 2019 (Tranche 1), 33.3% on June 9, 2020 (Tranche 2) and 33.3% on June 9, 2021 (Tranche 3) depending on achieving share price increases relative to the share price at January 1 2019, January 1, 2020 and January 1, 2021 relative to the share price at admission to AIM. The share options were granted at a weighted-average fair value of £1.34 per Mereo Share and have an exercise price of £nil.

Other inputs used to determine the fair value of the strategic element of the LTIP share options were:

	Tranche 1	Tranche 2	Tranche 3
Volatility	48.9%	48.9%	48.9%
Risk-free rate	0.48%	0.61%	0.74%
Expected dividends	£nil	£nil	£nil

Mereo measures the fair value of the share price element of the LTIP share options at its grant date in accordance with IFRS 2, “Share-based Payment,” using a Monte Carlo simulation model. Share options have an exercise period of one year from vesting date.

25% of the LTIP share options are subject to strategic targets and share options vest three years from the date of grant. LTIP share options were granted at a weighted-average fair value of £1.34 per Mereo Share and have an exercise price of £nil. Mereo measures the fair value of the strategic element of the LTIP share options using the Black-Scholes model.

Other inputs used to determine the fair value of LTIP share options were:

Volatility	48.9%
Risk-free rate	0.74%
Expected dividends	£nil

The fair value of the total share-based compensation is recognized as an expense over the respective vesting period. Share-based compensation expense under the LTIP was £0.3 million in 2017 and £0.1 million in 2016.

Deferred Bonus Share Plan

Under the 2016 DBSP, 100,817 share options were granted to executive officers on April 26, 2018 in respect of the year ended December 31, 2017 and 62,180 share options were granted to executive officers on April 4, 2017 in respect of the year ended December 31, 2016. Share options have no performance conditions, an exercise price of £nil, a normal vesting date of 3 years from grant and are exercisable within one year of vesting.

Since the 2016 DBSP awards are equity-settled, they are valued using the grant date model based on the fair value at the date of issue. Given there are no market conditions nor any non-vesting conditions, the value of the awards will be the monetary value of the shares issued at the date of issue.

The fair value of such share-based compensation is recognized as an expense over the respective vesting period. Share-based compensation expense under the 2016 DBSP for the years ended December 31, 2016 and 2017 were £0.2 million and £0.3 million respectively. The expense under the 2016 DBSP for the periods ended June 30, 2017 and June 30, 2018 were £0.1 million and £0.1 million, respectively.

Mereo accounts for related social security contributions on all share options as cash-settled share-based payment transactions. Mereo recognizes a liability over the vesting period in respect of share options to be exercised. The total charge in respect of social security was £1.1 million in 2017 and £1.0 million in 2016.

Mereo expects to grant additional share options that will result in additional share-based compensation expense.

Measuring the Fair Value of Mereo’s Intangible Assets

At each year-end reporting date, Mereo reviews the carrying value of its intangible assets to determine whether there is any indication that those assets have been impaired. If such an indication exists, the recoverable amount of the asset, being the higher of the asset’s fair value less costs to sell and value in use, is compared to the asset’s carrying value. Any excess of the asset’s carrying value over its recoverable amount is expensed to the income statement.

Mereo considers the future development costs, the probability of successfully progressing each program to product approval and likely commercial returns after product approval, among other factors, when reviewing for indicators of impairment. The results of this testing did not indicate any impairment of the acquired products’ rights in the years ended December 31, 2016 and December 31, 2017.

The acquired development programs are assets which are not used in launched products. These assets have not yet begun to be amortized but have been tested for impairment by assessing their value in use. Value-in-use calculations for each program are utilized to calculate the recoverable amount. The calculations use pre-tax cash flow projections covering the period through product development to commercial sales up to the later of loss of patent protection or market exclusivity, which extend beyond five years from the balance sheet date; no cash flows are included after this date. Approved products are assumed to be out-licensed such that Mereo receives upfront fees, milestone payments, and royalties on sales; therefore, Mereo does not incur any costs of commercialization after out-licensing.

Key assumptions Mereo has used for the value-in-use calculations are described as follows:

∎

development costs to obtain regulatory approval—costs are estimated net of any contributions expected from collaborative arrangements with future partners. Mereo’s directors have developed cost estimates based on Mereo’s previous experience and in conjunction with the expertise of Mereo’s clinical development partners;

∎

launch dates of products—these reflect Mereo’s expected date of launch for products based on the timeline of development programs required to obtain regulatory approval. The assumptions are based on Mereo’s directors’ prior experience together with the outcome of discussions with regulators;

∎	probability of successful development—Mereo estimate probabilities of success for each phase of development based on industry averages and knowledge of specific programs;

∎

out-licensing upfront fees, milestones, and royalty rates on sales—Mereo estimate these amounts based on prior experience and access to values from similar transactions in the industry, which are collated and accessible from specialist third-party sources;

∎	sales projections—these are based on Mereo’s internal projections using external market data and market research commissioned by us;

∎

profit margins and other operational expenses—these are based on Mereo’s internal projections of current product manufacturing costings, with input from manufacturing partners where applicable, and estimates of operating costs based on Mereo’s prior industry experience;

∎	cash flow projections—the periods over which cash flows are forecast (based on the current patent protection periods relevant to the asset), are as follows:

∎	BCT-197—18 years;

∎	BGS-649—17 years;

∎	BPS-804—14 years; and

∎	MPH-966—16 years

∎

discount rates—the discount rate is estimated on a pre-tax basis reflecting Mereo’s estimated cost of capital and is applied consistently across each of the operating segments. The cost of capital in 2017 was reviewed in 2017 and was 15.3%. In 2016, the cost of capital was 11.2%.

At this stage of product development, Mereo believes the key sensitivity for all three development programs is the probability of successful completion of clinical trials in order to obtain regulatory approval for sale. Therefore, full impairment of a development program is expected should such related trials be unsuccessful and development halted.

Determining whether an intangible asset is impaired requires an estimation of whether there are any indications that its carrying value is not recoverable.

Fair Value of Warrants

In connection with the borrowings under the credit facility in 2017, Mereo issued to the lenders warrants to subscribe for an aggregate of 363,156 Mereo Shares at an exercise price of £3.029 per Mereo Share and warrants to subscribe for an aggregate of 333,334 Mereo Shares at an exercise price of £3.30 per Mereo Share.

The fair value of the warrants is measured using the Black-Scholes model taking into account any appropriate amendments to inputs in respect of volatility and remaining expected life of the warrants.

The weighted-average inputs to the models used for the fair value of warrants granted during the periods ended December 31, 2017 and June 30, 2018 were as follows:

	Year ended December 31, 2017	Six months ended June 30, 2018
Expected volatility (%)	50-51	67
Risk-free interest rate (%)	1.10-1.25	1.38
Expected life of share options (years)	9.6-10	9.3
Market price of ordinary shares (£)	3.00-3.25	3.12
Model used	Black Scholes	Black Scholes

The fair value of the warrants at June 30, 2018 was £1.5 million and at December 31, 2017 was £1.3 million. The carrying value of the loan at June 30, 2018 was £19.0 million and at December 31, 2017 was £18.8 million.

Fair Value of Provision for Deferred Cash Consideration

Provision for deferred cash consideration represents the potential future cash payments in respect of the MPH-966 acquisition. As this is in respect of a product which is not yet approved, this provision for deferred cash consideration includes all contingent payments up to the point of exercise of the right to acquire the intellectual property and excludes potential downstream milestones, royalties or other payments because they are unquantifiable. The provision is recognized as a liability at each balance sheet date with the amounts calculated as the risk adjusted net present value of certain future payments Mereo may make. The payments are dependent on reaching specific milestones based on the commencement and outcome of clinical trials.

The total amount of provision for deferred cash consideration at June 30, 2018 was £2.0 million and at December 31, 2017 was £2.1 million.

Key inputs used to determine the value of the provision for deferred consideration include:

∎ Discount rate:	15.3%
∎ Likely payment date:	Based on the expected timing of the ongoing Phase 2 study for MPH-966
∎ Risk adjustment:	Standard risk adjustments for orphan asset development programs

Fair Value of Deferred Equity Consideration

Deferred equity consideration is accounted for as equity-settled share-based payment transactions in accordance with IFRS 2. Fair value is determined by the share price at the date of purchase.

Deferred Tax and Current Tax Credits

Tax on the profit or loss for the year comprises current and deferred tax. Tax is recognized in the statement of operations, except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity. Current tax is the expected tax payable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years. Tax credits are accrued for the year based on calculations that conform to the U.K. research and development tax credit regime applicable to small and medium-sized companies.

Mereo may not be able to continue to claim research and development tax credits in the future under the current research and development tax credit scheme when it becomes a U.S. public company because it may no longer qualify as a small or medium-sized company. However, Mereo may be able to file under a large-company scheme. Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The amount of deferred tax is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet date. A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. No deferred tax assets are recognized on Mereo’s losses carried forward because there is currently no indication that Mereo will make sufficient profits to utilize these tax losses.

Revenue from Contracts with Customers

In the period ended June 30, 2018, Mereo adopted IFRS 15 Revenue from Contracts with Customers (“IFRS 15”). The new revenue standard is applicable to all entities and will supersede all current revenue recognition requirements under IFRS. There has been no impact from IFRS 15 to Mereo’s financial reporting in the period ended June 30, 2018.

Recent Accounting Pronouncements

Mereo refers to Note 3 to its consolidated financial statements for the year ended December 31, 2017 included elsewhere in this proxy statement/prospectus for a discussion of new standards and interpretations not yet adopted by Mereo.

During the period ended June 30, 2018, Mereo adopted IFRS 9 Financial Instruments (as revised in July 2014, “IFRS 9”) and the related consequential amendments to other IFRSs. IFRS 9 introduces new requirements for (i) the classification and measurement of financial assets and financial liabilities, (ii) impairment for financial assets, (iii) general hedge accounting and (iv) new accounting for certain modifications and exchanges of financial liabilities measured at amortised cost. The only impact on Mereo is in relation to the non-substantial modification of the convertible loan notes, as detailed below. Mereo has applied IFRS 9 in full without restating comparatives with an initial date of application of January 1, 2018.

In relation to the non-substantial modification of financial liabilities, IFRS 9 requires the recognition of a modification gain or loss for exchanges or modifications of financial liabilities that do not result in derecognition of the financial liability. As a result, under IFRS 9 the carrying value of the convertible loan notes at the date of modification, as more fully described in Mereo’s unaudited consolidated interim financial statements for the period ended June 30, 2018 included elsewhere in this proxy statement/prospectus, was adjusted to recognize the modification gain in the retained earnings as of the date of initial application of IFRS 9 (January 1, 2018).

Interest bearing loans and borrowings—Convertible loan notes

£
At January 1, 2018 calculated under IAS 39	1,977,393
Amounts restated through retained earnings	(123,865)
At January 1, 2018 under IFRS 9	1,853,528

JOBS Act

In April 2012, the U.S. Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), was enacted. Section 107(b) of the JOBS Act provides that an “emerging growth company,” or EGC, can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an EGC can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Given that Mereo currently reports and expects to continue to report under IFRS as issued by the IASB, it has irrevocably elected not to avail itself of this extended transition period, and, as a result, it will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

ONCOMED SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of OncoMed common stock as of March 15, 2019 for:

∎	each person, or group of affiliated persons, known by us to beneficially own more than five percent of OncoMed common stock;

∎	each named executive officer as identified in Part III, Item 11 of OncoMed’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 7, 2019;

∎	each of the OncoMed directors as of March 15, 2019; and

∎	all current executive officers and directors of OncoMed as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to OncoMed’s knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of OncoMed common stock subject to options that are currently exercisable or exercisable within 60 days of March 15, 2019, and restricted stock units that vest within 60 days of March 15, 2019, are deemed to be outstanding and to be beneficially owned by the person holding the options or restricted stock units for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentage ownership of OncoMed common stock in the table is based on 38,690,089 shares of OncoMed common stock issued and outstanding on March 15, 2019. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o OncoMed Pharmaceuticals, Inc., 800 Chesapeake Drive, Redwood City, California 94063.

	Shares of Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Common Stock	Securities Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percent
5% Stockholders:
PRIMECAP Management Company(2)	5,506,300	—	5,506,300	14.23%
Biotechnology Value Fund, L.P.(3)	4,042,989	—	4,042,989	10.45%
Celgene Corporation(4)	2,970,588	—	2,970,588	7.68%
GlaxoSmithKline LLC(5)	2,607,546	—	2,607,546	6.74%
Entities Affiliated with Delphi Ventures(6)	2,010,542	—	2,010,542	5.20%
Entities Affiliated with HarbourVest(7)	1,901,106	—	1,901,106	4.91%
Perceptive Advisors LLC(8)	1,719,111	—	1,719,111	4.44%
Named Executive Officers and Directors:
John A. Lewicki, Ph.D.(9)	130,354	382,052	512,406	1.32%
Yvonne Li (10)	62,136	182,583	244,719	*
Robert Stagg, Pharm.D. (11)	21,919	164,928	186,847	*
Alicia J. Hager, J.D., Ph.D.(12)	31,753	285,929	317,682	*
Perry A. Karsen(13)	80,500	180,189	260,689	*
Jack W. Lasersohn, J.D.(14)	1,685,913	60,000	1,745,913	4.51%
Deepika R. Pakianathan, Ph.D.(15)	2,010,542	60,000	2,070,542	5.35%
Jonathan D. Root, M.D.(16)	121,020	60,000	181,020	*
Rick E Winningham(17)	—	60,000	60,000	*
Michael S. Wyzga(18)	—	87,853	87,853	*
All directors and current executive officers as a group (10 persons)(19)	4,144,137	1,523,534	5,667,671	14.65%

*	Represents beneficial ownership of less than one percent of the issued and outstanding shares of common stock of OncoMed.
(1)

Represents shares of OncoMed common stock held and restricted stock units held by such individuals that may vest within 60 days of March 15, 2019, and options held by such individuals that are exercisable within 60 days of March 15, 2019. Includes shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Reported numbers do not include restricted stock units or options that vest more than 60 days after March 15, 2019.

(2)

As reported on Schedule 13G/A filed with the SEC on February 8, 2019 by PRIMECAP Management Company. The address of PRIMECAP Management Company is 177 E. Colorado Blvd., 11th Floor, Pasadena, CA 91105.

(3)

As reported on Schedule 13D filed with the SEC on March 15, 2019 by Biotechnology Value Fund, L.P. (“BVF”), Biotechnology Value Fund II, L.P. (“BVF2”), Biotechnology Value Trading Fund OS LP (“Trading Fund OS”), BVF Partners OS Ltd. (“Partners OS”), BVF Partners L.P. (“Partners”), BVF Inc., and Mark N. Lampert (“Mr. Lampert”). Partners OS as the general partner of Trading Fund OS may be deemed to beneficially own the 322,447 shares of OncoMed common stock beneficially owned by Trading Fund OS. Partners, as the general partner of BVF, BVF2, the investment manager of Trading Fund OS, and the sole member of Partners OS, may be deemed to beneficially own the 4,042,989 shares of OncoMed common stock beneficially owned in the aggregate by BVF, BVF2, Trading Fund OS, and certain Partners managed accounts (the “Partners Managed Accounts”), including 415,397 shares of OncoMed common stock held in the Partners Managed Accounts. BVF Inc., as the general partner of Partners, may be deemed to beneficially own the 4,042,989 shares of OncoMed common stock beneficially owned by Partners. Mr. Lampert, as a director and officer of BVF Inc., may be deemed to beneficially own the 4,042,989 shares of OncoMed common stock beneficially owned by BVF Inc. Partners OS disclaims beneficial ownership of the OncoMed common stock beneficially owned by Trading Fund OS. Each of Partners, BVF Inc. and Mr. Lampert disclaims beneficial ownership of the OncoMed common stock beneficially owned by BVF, BVF2, Trading Fund OS, and the Partners Managed Accounts. The address for BVF, BVF2, Partners, BVF Inc., and Mr. Lampert is 1 Sansome Street, 30th Floor, San Francisco, California 94104. The address for Trading Fund OS and Partners OS is PO Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(4)	As reported on Schedule 13G filed with the SEC on August 24, 2016 by Celgene Corporation. The address of Celgene Corporation is 86 Morris Avenue, Summit, New Jersey 07901.
(5)

As reported on Schedule 13G filed with the SEC on February 14, 2014 by GlaxoSmithKline plc, with respect to shares held by GlaxoSmithKline LLC. GlaxoSmithKline plc has sole voting and dispositive power over the shares held by GlaxoSmithKline LLC. The address of GlaxoSmithKline plc is 980 Great West Road, Brentford, Middlesex, TW8 9GS, England.

(6)

As reported on Schedule 13G/A filed with the SEC on February 12, 2019 by Delphi Ventures VIII, L.P., a Delaware limited partnership (“DV VIII”), Delphi BioInvestments VIII, L.P., a Delaware limited partnership (“DBI VIII”), Delphi Management Partners VIII, L.L.C., a Delaware limited liability company (“DMP VIII”) and the general partner of DV VIII and DBI VIII, and James J. Bochnowski (“Bochnowski”), David L. Douglass (“Douglass”), Douglas A. Roeder (“Roeder”) and Deepika R. Pakianathan, Ph.D. (“Pakianathan”), the managing members of DMP VIII. DMP VIII is the general partner of DV VIII and DBI VIII and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by DV VIII and DBI VIII. Bochnowski, Douglass, Roeder and Pakianathan are the managing members of DMP VIII and may be deemed to have shared power to vote and shared power to dispose of the shares of the issuer directly owned by DV VIII and DBI VIII. Bochnowski, Douglass, Roeder and Pakianathan disclaim beneficial ownership of the reported securities directly owned by DV VIII and DBI VIII, except to the extent of any pecuniary interest therein. The address for such entities and persons is Delphi Ventures, 160 Bovet Rd., #408, San Mateo, CA 94402.

(7)

As reported on Schedule 13G filed with the SEC on February 14, 2019 by HarbourVest Partners, LLC (“HarbourVest”), Dover VII Associates LLC (“Dover LLC”), Dover VII Associates L.P. (“Dover LP”) and Dover Street VII L.P. (“Dover Street”). HarbourVest is the managing member of Dover LLC, which is the general partner of Dover LP, which is the general partner of Dover Street. Each of HarbourVest, Dover LLC and Dover LP may be deemed to have a beneficial interest in the shares of OncoMed common stock held by Dover Street. Each of HarbourVest, Dover LLC, Dover LP and the members of the HarbourVest Investment Committee disclaim beneficial ownership of the shares held directly by Dover Street. The address for HarbourVest, Dover LLC, Dover LP and Dover Street is One Financial Center, Boston, MA 02111.

(8)

As reported on Schedule 13G/A filed with the SEC on February 14, 2019 by Perceptive Advisors LLC (“Perceptive Advisors”), Joseph Edelman (“Mr. Edelman”), and Perceptive Life Sciences Master Fund, Ltd. (the “Master Fund”). Perceptive Advisors serves as the investment manager to the Master Fund and may be deemed to beneficially own the securities directly held by the Master Fund. Mr. Edelman is the managing member of Perceptive Advisors and may be deemed to beneficially own the securities directly held by the Master Fund. The address for such entities and persons is 51 Astor Place, 10th Floor, New York, NY 10003.

(9)

Consists of: (i) 111,181 shares held by John Allan Lewicki and Jenniffer Joan Lewicki, Trustees of the Lewicki Family Trust dated December 6, 2000 (“The Lewicki Trust”), (ii) 7,923 shares directly owned by Dr. Lewicki, and (iii) 378,407 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 15, 2019 by Dr. Lewicki. Dr. Lewicki has shared voting and dispositive power over the shares held by The Lewicki Trust.

(10)	Consists of (i) 62,136 shares directly owned by Ms. Li, and (ii) 182,583 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 15, 2019 by Ms. Li.
(11)	Consists of (i) 21,919 shares directly owned by Dr. Stagg, and (ii) 164,164 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 15, 2019 by Dr. Stagg.
(12)	Consists of (i) 31,753 shares directly owned by Dr. Hager, and (ii) 285,165 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 15, 2019 by Dr. Hager.
(13)	Consists of: (i) 80,500 shares directly owned by Mr. Karsen, and (ii) 180,189 shares that may be acquired pursuant to the exercise of a stock option within 60 days of March 15, 2019 by Mr. Karsen.
(14)

Consists of (i) 185,709 shares held directly by Mr. Lasersohn, (ii) 60,000 shares that may be acquired pursuant to the exercise of a stock option within 60 days of March 15, 2019 by Mr. Lasersohn, and (iii) 1,500,204 shares reported on Schedule 13G/A filed with the SEC on January 13, 2017 by Vertical Fund I, L.P. (“VFI”) and Vertical Fund II, L.P. (“VFII”). The Vertical Group, L.P., a Delaware limited partnership, is the sole general partner of each of VFI and VFII, and The Vertical Group GP, LLC, a Delaware limited liability company, controls The Vertical Group, L.P. Mr. Lasersohn is a member and manager of The Vertical Group GP, LLC. Mr. Lasersohn disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address for such entities and persons is 106 Allen Road, Suite 207, Basking Ridge, New Jersey 07920.

(15)	Consists of (i) the shares described in Note (7) above, and (ii) 60,000 shares that may be acquired pursuant to the exercise of a stock option within 60 days of March 15, 2019 by Dr. Pakianathan.
(16)	Consists of (i) 121,020 shares held directly by Dr. Root, and (ii) 60,000 shares that may be acquired pursuant to the exercise of a stock option within 60 days of March 15, 2019 by Dr. Root.
(17)	Consists of 60,000 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 15, 2019 by Mr. Winningham.
(18)	Consists of 87,853 shares that may be acquired pursuant to the exercise of a stock option within 60 days of March 15, 2019 by Mr. Wyzga.

(19)

Includes: (i) 3,897,975 shares held by OncoMed’s non-employee directors and entities affiliated with certain of OncoMed’s directors, (ii) 246,162 shares held by OncoMed’s current executive officers, and (iii) 1,516,242 shares that may be acquired by OncoMed’s current executive officers and directors pursuant to the exercise of stock options within 60 days of March 15, 2019.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material U.S. federal income tax consequences of the Merger to U.S. Holders (as described below), as well as the material U.S. federal income tax consequences to U.S. Holders of owning and disposing of Mereo ADSs or Mereo Shares received in the Merger or with respect to a CVR.

This discussion applies only to a U.S. Holder of OncoMed common stock that holds OncoMed common stock as a capital asset and that receives Mereo ADSs or Mereo Shares as Merger Consideration or with respect to a CVR and holds such Mereo ADSs or Mereo Shares as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) for U.S. federal income tax purposes. No state, local or non-U.S. tax considerations are addressed herein. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions occur in connection with the Merger), nor does it address the tax consequences to holders of OncoMed common stock who exercise appraisal rights. Finally, this discussion does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including any alternative minimum or Medicare contribution tax consequences and any tax consequences applicable to U.S. Holders subject to special rules, such as:

∎	banks, insurance companies and other financial institutions;

∎	mutual funds, real estate investment trusts or regulated investment companies;

∎	brokers, dealers or traders in securities that use a mark-to-market method of tax accounting;

∎	persons holding OncoMed common stock, Mereo ADSs or Mereo Shares as part of a straddle, integrated transaction or similar transaction;

∎	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

∎	S corporations, or entities or arrangements treated as partnerships for U.S. federal income tax purposes and their partners or investors;

∎	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs”;

∎

persons who received OncoMed common stock upon exercise of employee stock options or in other compensatory transactions, or persons receiving Mereo ADSs or Mereo Shares in exchange for OncoMed Options, OncoMed Units or otherwise as compensation;

∎	persons holding OncoMed common stock as qualified small business stock within the meaning of Sections 1202 and/or 1045 of the Code;

∎	persons that own or are deemed to own 10% or more of Mereo’s capital stock (by vote or value); or

∎	persons holding OncoMed common stock, Mereo ADSs or Mereo Shares in connection with a trade or business outside the United States.

If a partnership (or other entity that is classified as a partnership for U.S. federal income tax purposes) owns OncoMed common stock, Mereo ADSs or Mereo Shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships owning OncoMed common stock, Mereo ADSs or Mereo Shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of the Merger and of owning and disposing of such securities.

This discussion is based on the Code, administrative pronouncements, judicial decisions, and final, temporary and proposed Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect.

As used herein, a “U.S. Holder” is a beneficial owner of OncoMed common stock, Mereo ADSs or Mereo Shares that is, for U.S. federal income tax purposes:

∎	a citizen or individual resident of the United States;

∎	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

∎	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

∎

a trust that (A) is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (B) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

This summary does not discuss any U.S. federal income tax considerations to persons who are not U.S. Holders (as described above), and non-U.S. Holders should consult their tax advisers as to the consequences under U.S. federal, state, local and non-U.S. tax laws with respect to the Merger and of receiving, owning and disposing of Mereo ADSs or Mereo Shares.

All holders are urged to consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of the Merger and of receiving, owning and disposing of Mereo ADSs or Mereo Shares in their particular circumstances.

Material U.S. Federal Income Tax Considerations of the Merger for OncoMed Stockholders

General

The exchange of OncoMed common stock for Merger Consideration in the Merger is expected to be, and this discussion assumes such exchange will be, a taxable transaction for U.S. federal income tax purposes. Assuming the Merger will be a taxable transaction for U.S. federal income tax purposes, the amount of gain or loss a holder of OncoMed common stock recognizes, and the timing and potentially the character of a portion of such gain or loss, depends in part on the U.S. federal income tax treatment of the CVRs, with respect to which there is substantial uncertainty.

The receipt of the Merger Consideration may be treated as either an “open transaction” or a “closed transaction” for U.S. federal income tax purposes. There is no authority directly on point addressing whether a sale of property for, in whole or in part, contingent value rights with characteristics similar to the CVRs should be taxed as “open transactions” or “closed transactions,” and the issue is inherently factual in nature. Accordingly, U.S. Holders are urged to consult their tax advisers regarding this issue. The installment method of reporting will not be available with respect to any gain attributable to the receipt of a CVR because OncoMed common stock is traded on an established securities market.

The following sections discuss the tax consequences of the Merger if the receipt of the Merger Consideration is treated as an open transaction or, alternatively, as a closed transaction. You are urged to consult your tax adviser with respect to the tax considerations relating to the CVRs.

Treatment of Consideration Received Upon the Closing of the Merger

Under either “open” or “closed” transaction treatment, gain or loss recognized in the transaction must be determined separately for each identifiable block of OncoMed common stock surrendered in the Merger (i.e., shares of OncoMed common stock acquired at the same cost in a single transaction).

Any such gain or loss will be long-term if OncoMed common stock is held for more than one year before such disposition. For U.S. Holders that are individuals, estates or trusts, long-term capital gain generally is taxed at preferential rates. The deductibility of both long-term and short-term capital loss is subject to certain limitations.

Treatment as Open Transaction. If the value of the CVRs cannot be “reasonably ascertained,” the receipt of the CVRs would generally qualify as an “open transaction.” If the receipt of the Merger Consideration is treated as an “open transaction” for U.S. federal income tax purposes, a U.S. Holder would generally recognize capital gain for U.S. federal income tax purposes in the year of the Merger if and to the extent the fair market value of the Mereo ADSs received upon the closing of the Merger exceeds such U.S. Holder’s adjusted tax basis in the OncoMed common stock surrendered pursuant to the Merger (but would not recognize loss for U.S. federal income tax purposes in the year of the Merger if such adjusted tax basis exceeds the fair market value of the Mereo ADSs received upon the closing of the Merger). Under such treatment, a U.S. Holder’s initial tax basis in the Mereo ADSs will equal the fair market value of the Mereo ADSs on the date of the closing of the Merger, and the holding period of the Mereo ADSs should begin on the day following the date of the closing of the Merger.

A U.S. Holder would take no tax basis in the CVRs but would, subject to the imputed interest rules discussed below, recognize capital gain as payments with respect to the CVRs are made or deemed made in accordance with the U.S. Holder’s regular method of accounting, but only to the extent the sum of such payments (and all previous payments under the CVRs), together with the amount of fair market value of the Mereo ADSs received upon closing of the Merger, exceeds such U.S. Holder’s adjusted tax basis in the OncoMed common stock surrendered pursuant to the Merger.

Subject to the imputed interest rules discussed below, a U.S. Holder who does not receive an amount of Mereo ADSs and cash (if any) pursuant to the Merger (including for this purpose any ADSs or cash received as payments on the CVRs) at least equal to such U.S. Holder’s adjusted tax basis in the OncoMed common stock surrendered pursuant to the Merger will recognize a capital loss in the year that the U.S. Holder’s right to receive further payments under the CVRs terminates.

Treatment as Closed Transaction. If the value of the CVRs can be “reasonably ascertained,” the transaction should generally be treated as “closed” for U.S. federal income tax purposes, in which event a U.S. Holder should generally recognize capital gain or loss for U.S. federal income tax purposes upon closing of the Merger equal to the difference between (x) the sum of (i) the fair market value (determined as of the closing of the Merger) of the Mereo ADSs received upon the closing of the Merger and (ii) the fair market value (determined as of the closing of the Merger) of the CVRs received, and (y) such U.S. Holder’s adjusted tax basis in the OncoMed common stock surrendered pursuant to the Merger. Mereo and its affiliates and OncoMed do not intend to obtain or report any valuation of the CVRs that may be used by OncoMed stockholders for this purpose, and the CVRs will not be listed on any exchange and may not be sold, assigned, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, except in the limited circumstances specified in the CVR agreement.

Future Payments on the CVRs

Treatment as Open Transaction. If the transaction is treated as an “open transaction,” a payment pursuant to a CVR (whether in cash or in Mereo ADSs) to a U.S. Holder of a CVR should be treated as a payment under a contract for the sale or exchange of OncoMed common stock. A portion of the payments made pursuant to a CVR may be treated as imputed interest, which would be ordinary income to the U.S. Holder of a CVR. The imputed interest amount would equal the excess of the amount of the CVR payment (i.e., the amount of cash paid or the fair market value of the Mereo ADSs issued) over its present value at the closing of the Merger, calculated using the applicable federal rate as the discount rate. A U.S. Holder must include in its taxable income imputed interest in accordance with such U.S. Holder’s regular method of accounting. The portion of the payment pursuant to a CVR that is not treated as imputed interest would generally be treated as a payment with respect to the sale of OncoMed common stock, as discussed above under “Treatment of Consideration Received Upon Closing of the Merger—Treatment as Open Transaction.”

Except to the extent any portion of any payment pursuant to the CVRs is required to be treated as imputed interest, the parties to the CVR agreement will agree to treat the CVRs and all payments on the CVRs for all tax purposes as consideration for shares of OncoMed common stock pursuant to the Merger Agreement, and will not take any position to the contrary on any tax return or for other tax purposes except as required by applicable law.

Treatment as Closed Transaction. If the transaction is treated as a “closed transaction,” there is no direct authority with respect to the tax treatment of holding and receiving payments with respect to property similar to the CVRs. Payments received with respect to a CVR, whether such payments are received in cash or in additional Mereo ADSs, up to the amount of the U.S. Holder’s adjusted tax basis in the CVR, may be treated as a non-taxable return of a U.S. Holder’s adjusted tax basis in the CVR, with any amount received in excess of basis treated as gain from the disposition of the CVR. Additionally, a portion of any payment received with respect to a CVR may constitute imputed interest. If not treated as described above, payments with respect to a CVR may be treated as either (i) payments with respect to a sale of a capital asset, (ii) ordinary income or (iii) dividends.

The U.S. federal income tax treatment of the CVRs is not certain. There is no legal authority directly addressing the U.S. federal income tax consequences of the receipt of CVRs or Mereo ADSs or cash in accordance with the terms of the CVRs, and U.S. Holders are urged to consult their tax advisers regarding the tax treatment of the issuance of the CVRs and any future payments under the CVRs. Neither Mereo nor OncoMed intends to seek a ruling from the IRS regarding the tax treatment of the CVRs. Due to the legal and factual uncertainty regarding the valuation and tax treatment of the CVRs, U.S. Holders are urged to consult their tax advisers concerning the recognition, timing and character of any gain or loss resulting from the Merger, including the receipt of the CVRs in the Merger, the tax consequences of the receipt of any payments in Mereo ADSs or cash under the CVRs after the Merger, and the determination of such U.S. Holder’s adjusted tax basis and holding period with respect to any Mereo ADSs received.

Additional Consequences

Additional U.S. federal income tax consequences of the Merger are described below under “Information Reporting and Backup Withholding.”

We have not sought and will not seek any opinion of counsel or any ruling from the IRS with respect to the matters discussed herein. We urge U.S. Holders of shares of OncoMed common stock to consult their tax advisers with respect to the specific tax consequences to them in connection with the Merger in light of their own particular circumstances, including the tax consequences under state, local, non-U.S. and other tax laws.

Material U.S. Federal Income Tax Considerations of Owning Mereo ADSs or Mereo Shares

In general, if U.S. Holders own Mereo ADSs they will be treated as owning the underlying Mereo Shares represented by those Mereo ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges Mereo ADSs for the underlying Mereo Shares.

Taxation of Distributions

Except as described under “—Passive Foreign Investment Company Rules” below, distributions paid on Mereo ADSs or Mereo Shares, other than certain pro rata distributions of Mereo Shares, will be treated as dividends to the extent paid out of Mereo’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because Mereo does not maintain calculations of its earnings and profits under U.S. federal income tax principles, it is expected that any distributions generally will be reported to U.S. Holders as dividends. Dividends will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be eligible for taxation at a preferential tax rate. Non-corporate U.S. Holders should consult their tax advisers regarding the availability of this preferential rate in their particular circumstances.

Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s, or in the case of Mereo ADSs, the depositary’s, receipt. Dividends received generally will be income from non-U.S. sources, which may be relevant in calculating a U.S. Holder’s foreign tax credit limitation. The amount of any dividend income paid in pound sterling will be the U.S. dollar amount calculated by reference to the spot rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars on such date. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt. U.S. Holders of Mereo ADSs should consult their tax advisers regarding the application of these rules to the amount of any dividend paid by Mereo in pound sterling that is converted into U.S. dollars by the depositary.

Sale or Other Taxable Disposition

Except as described under “—Passive Foreign Investment Company Rules” below, a U.S. Holder will generally recognize capital gain or loss on a sale or other taxable disposition of Mereo ADSs or Mereo Shares in an amount equal to the difference between the amount realized on the sale or disposition and the U.S. Holder’s tax basis in the Mereo ADSs or Mereo Shares disposed of, in each case as determined in U.S. dollars. A U.S. Holder’s tax basis in its Mereo ADSs or Mereo Shares generally will be equal to their fair market value on the closing date of the Merger. Except as described under “– Passive Foreign Investment Company Rules” below, any gain or loss will be long-term capital gain or loss if at the time of the sale or disposition the U.S. Holder has owned Mereo ADSs or Mereo Shares for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders may be subject to a tax rate that is lower than the rate applicable to ordinary income. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Rules

In general, a non-U.S. corporation will be a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income (the “asset test”). For purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes interest, dividends, gains from certain property transactions, rents and royalties (other than certain rents or royalties derived in the active conduct of a trade or business). Cash is a passive asset for PFIC purposes. Goodwill is an active asset under the PFIC rules to the extent attributable to activities that produce active income.

The assets shown on Mereo’s consolidated balance sheet (taking into account OncoMed assets acquired as a result of the Merger) are expected to include a significant amount of cash and cash equivalents for the foreseeable future. Therefore, whether Mereo will satisfy the assets test for the current or any future taxable year generally will depend largely on the quarterly value of Mereo’s goodwill, and on how quickly Mereo utilizes the cash in its business. Because (i) the value of Mereo’s goodwill may be determined by reference to the market price of the Mereo Shares or Mereo ADSs, which may be volatile given the nature and early stage of its business, (ii) Mereo expects to continue to hold a significant amount of cash, and (iii) a company’s PFIC status is an annual determination that can be made only after the end of each taxable year, Mereo cannot express a view as to whether it will be a PFIC for the current or any future taxable year. For the reasons described above, it is possible that Mereo may be a PFIC for its current or any future taxable year.

If Mereo were a PFIC for any taxable year and any of its non-U.S. subsidiaries or other companies in which it owns equity interests were also a PFIC (any such entity, a “Lower-tier PFIC”), U.S. Holders would be deemed to own a proportionate amount (by value) of the shares of each Lower-tier PFIC and would be subject to U.S. federal income tax according to the rules described in the subsequent paragraph on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFICs, in each case as if the U.S. Holders held such shares directly, even though the U.S. Holders had not received the proceeds of those distributions or dispositions.

Generally, if Mereo is a PFIC for any taxable year during which a U.S. Holder holds Mereo ADSs or Mereo Shares, gain recognized upon a disposition (including, under certain circumstances, a pledge) of Mereo ADSs or Mereo Shares by the U.S. Holder will be allocated ratably over the U.S. Holder’s holding period for such Mereo ADSs or Mereo Shares. The amounts allocated to the taxable year of disposition and to years before Mereo became a PFIC will be taxed as ordinary income. The amount allocated to each other taxable year will be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge will be imposed on the resulting tax liability for each relevant taxable year. Further, to the extent that any distribution received by a U.S. Holder on its Mereo ADSs or Mereo Shares exceeds 125% of the average of the annual distributions received on such securities during the preceding three years or the U.S. Holder’s holding period, whichever is shorter (an “excess distribution”), such excess distribution will be subject to taxation in the same manner.

If Mereo is a PFIC for any taxable year during which a U.S. Holder owns Mereo ADSs or Mereo Shares, Mereo will generally continue to be treated as a PFIC with respect to such U.S. Holder for all succeeding years during which such U.S. Holder owns Mereo ADSs or Mereo Shares, even if Mereo ceases to meet the threshold requirements for PFIC status. If Mereo is a PFIC for any taxable year but ceases to be PFIC for subsequent years, U.S. Holders should consult their tax advisers regarding the advisability of making a “deemed sale” election that would allow them to eliminate the continuing PFIC status under certain circumstances.

Alternatively, if Mereo is a PFIC and if Mereo ADSs or Mereo Shares are “regularly traded” on a “qualified exchange,” a U.S. Holder could make a mark-to-market election that would result in tax treatment different from the general tax treatment described in the preceding paragraphs. Mereo Shares would be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the Mereo Shares are traded on a qualified exchange on at least 15 days during each calendar quarter. The Nasdaq is a qualified exchange for this purpose. The IRS has not identified specific non-U.S. exchanges that are “qualified” for this purpose. If a U.S. Holder makes the mark-to-market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the Mereo ADSs or Mereo Shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the Mereo ADSs or Mereo Shares over their fair market value at the end of the taxable year

(but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the Mereo ADSs or Mereo Shares will be adjusted to reflect these income or loss amounts. Any gain recognized on the sale or other disposition of Mereo ADSs or Mereo Shares in a year in which Mereo is a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). U.S. Holders will not be able to make a mark-to-market election with respect to Lower-tier PFICs, if any. U.S. Holders should consult their tax advisers as to the availability and desirability of a mark-to-market election in their particular circumstances if Mereo is a PFIC for any taxable year.

A qualified electing fund election, if available, could materially affect the tax consequences of the ownership and disposition of Mereo ADSs or Mereo Shares if Mereo were a PFIC for any taxable year. However, Mereo does not intend to provide the information necessary for U.S. Holders to make qualified electing fund elections. Therefore, U.S. Holders will not be able to make such elections.

If a U.S. Holder owns Mereo ADSs or Mereo Shares during any year in which Mereo is a PFIC, the U.S. Holder generally will be required to file annual reports on IRS Form 8621 (or any successor form) with respect to us, generally with the U.S. Holder’s federal income tax return for that year. U.S. Holders should consult their tax advisers regarding Mereo’s PFIC status for any taxable year and the potential application of the PFIC rules to Mereo.

Information Reporting and Backup Withholding

In general, cash payments made to U.S. Holders pursuant to a CVR, and payments of dividends and proceeds from the sale or other disposition of Mereo ADSs or Mereo Shares that are made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding, unless (i) the U.S. Holder is a corporation or other “exempt recipient” and (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Certain U.S. Holders who are individuals (or certain specified entities) may be required to report information relating to their ownership of Mereo ADSs or Mereo Shares, or non-U.S. accounts through which Mereo ADSs or Mereo Shares are held. U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to Mereo ADSs or Mereo Shares.

MATERIAL U.K. TAX CONSIDERATIONS

The following is a general summary of material U.K. tax considerations relating primarily to the ownership and disposal of Mereo ADSs. The comments set out below are based on current U.K. tax law as applied in England and Wales, and HM Revenue & Customs (“HMRC”) practice (which may not be binding on HMRC) as at the date of this summary, both of which are subject to change, possibly with retrospective effect. They are intended as a general guide and, save where otherwise stated, only apply to you if you are not resident in the U.K. for U.K. tax purposes and do not hold Mereo ADSs for the purposes of a trade, profession or vocation that you carry on in the U.K. through a branch, agency or permanent establishment in the U.K. and if you hold Mereo ADSs as an investment for U.K. tax purposes and are not subject to special rules.

This summary does not address all possible tax consequences relating to an investment in Mereo ADSs. In particular it does not cover the U.K. inheritance tax consequences of holding Mereo ADSs. It assumes that DTC has not made an election under section 97A(1) of the Finance Act 1986. This summary is for general information only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular holder. Holders of Mereo ADSs are strongly urged to consult their tax advisers in connection with the U.K. tax consequences of their investment in Mereo ADSs.

U.K. Taxation of Dividends

Mereo will not be required to withhold amounts for or on account of U.K. tax at source when paying a dividend in respect of the Mereo Shares.

Holders who hold their Mereo ADSs as an investment, who are not resident in the U.K. for U.K. tax purposes and who do not hold their Mereo ADSs in connection with any trade, profession or vocation carried on by them in the U.K. through a branch, agency or permanent establishment in the U.K. should not be subject to U.K. tax in respect of any dividends on the Mereo Shares.

U.K. Taxation of Capital Gains

An individual holder who is not resident in the U.K. for U.K. tax purposes should not be liable to U.K. capital gains tax on capital gains realized on the disposal of their Mereo ADSs unless such holder carries on a trade, profession or vocation in the U.K. through a branch or agency in the U.K. to which the Mereo ADSs are attributable.

Any such individual holder of Mereo ADSs who is temporarily non-resident for U.K. tax purposes will, in certain circumstances, become liable to U.K. tax on capital gains in respect of gains realized while they were not resident in the U.K.

A corporate holder of Mereo ADSs which is not resident in the U.K. for U.K. tax purposes should not be liable for U.K. corporation tax on chargeable gains realized on the disposal of Mereo ADSs unless it carries on a trade in the U.K. through a permanent establishment in the U.K. to which the Mereo ADSs are attributable.

U.K. Withholding Tax in Respect of CVRs

Mereo is not expecting to withhold amounts for or on account of U.K. tax at source in respect of any payments made to CVR holders pursuant to the CVR Agreement.

Stamp Duty and Stamp Duty Reserve Tax

The following statements apply to all holders, regardless of their jurisdiction of tax residence.

It is assumed for the purposes of the following statements that all transfers or, or agreements to transfer, Mereo Shares are only made at times when (i) the Mereo Shares are admitted to trading on AIM but are not listed on any market (with the term “listed” being construed in accordance with section 99A of the Finance Act 1986); and (ii) AIM continues to be accepted as a “recognised growth market” (as construed in accordance with section 99A of the Finance Act 1986). Holders of Mereo ADSs who propose to transfer, or agree to transfer, Mereo Shares during such time as these conditions are not met (including during any period between the creation and issue of the Mereo ADSs and the admission to trading of the Mereo Shares on AIM) are strongly urged to obtain their own advice.

No stamp duty is payable on the issue of Mereo Shares into a depositary receipt system (such as, Mereo understands, that operated by Citibank) or a clearance service (such as, Mereo understands, DTC). No stamp duty reserve tax (“SDRT”) should be payable on the issue of Mereo Shares into a depositary receipt system or a clearance service. Accordingly, no stamp duty or SDRT should be payable on the creation and issue of Mereo ADSs pursuant to the issue of Mereo Shares to Citibank’s custodian.

No stamp duty or SDRT should be payable on transfers of, or agreements to transfer, Mereo Shares into a depositary receipt system or a clearance service.

No SDRT or stamp duty should be payable on paperless transfers of, or agreements to transfer, Mereo ADSs through the facilities of DTC.

No stamp duty should be payable on a written instrument transferring, or a written agreement to transfer, Mereo ADSs provided the instrument or agreement is executed and remains at all times outside the U.K. No SDRT should be payable in respect of agreements to transfer Mereo ADSs.

No stamp duty or SDRT should be payable on transfers of, or agreements to transfer, Mereo Shares outside of a depositary receipt system or a clearance service.

DESCRIPTION OF THE MEREO SHARES AND ARTICLES OF ASSOCIATION

General

Mereo was incorporated as a private limited company with the legal name Mereo BioPharma Group Limited under the laws of England and Wales on March 10, 2015 with the company number 09481161. On June 3, 2016, Mereo was re-registered as a public limited company with the legal name Mereo BioPharma Group plc. Mereo’s registered office is 4th Floor, One Cavendish Place, London, W1G 0QF, United Kingdom. The principal legislation under which Mereo operates and the Mereo Shares are issued is the U.K. Companies Act 2006.

Share Capital

As of December 31, 2018, Mereo’s issued share capital was £213,721. The nominal value of the Mereo Shares is £0.003 per Mereo Share. Each issued Mereo Share is fully paid.

Options

As of December 31, 2018, there were options to purchase 12,016,134 Mereo Shares outstanding under Mereo’s equity incentive plans with a weighted average exercise price of £1.47 per Mereo Share. The options generally lapse after 10 years from the date of the grant. As of December 31, 2018, there were nil-cost options to purchase 162,997 Mereo Shares outstanding under the 2016 DBSP, which generally lapse one year after vesting.

Novartis Notes

On June 3, 2016, Mereo issued 3,463,563 Novartis Notes to Novartis. As of the date of this proxy statement/prospectus, the outstanding principal and accrued interest on the Novartis Notes was £2,302,055, which may be converted into 1,041,654 Mereo Shares at a conversion price of £2.21 per Mereo Share at any time until they mature. In connection with any such conversion, Mereo is also obligated to issue a number of Bonus Shares equal to the number of shares into which the Novartis Notes are converted multiplied by 0.93, up to a maximum of 1,453,520 Bonus Shares. To date, Mereo has issued 588,532 Bonus Shares. The Novartis Notes mature on March 2, 2021, at which time Mereo will be obligated to pay any outstanding principal together with any accrued interest.

Mereo Shares

The following summarizes the rights of holders of Mereo Shares:

∎

each holder of Mereo Shares is entitled to one vote per Mereo Share at a meeting of shareholders (provided that certain shareholders each have its votes on a poll limited to 19.5% of the total voting share capital and any votes which would have otherwise been exercisable by Mereo shall be deemed to be held and exercisable by the other shareholders, other than those and certain other shareholders, on a pro rata basis);

∎	the holders of the Mereo Shares shall be entitled to receive notice of, attend, speak, and vote at Mereo’s general meetings; and

∎	holders of Mereo Shares are entitled to receive such dividends as are recommended by Mereo’s directors and declared by Mereo’s shareholders.

Registered Shares

Mereo is required by the U.K. Companies Act 2006 to keep a register of its shareholders. Under English law, the Mereo Shares are deemed to be issued when the name of the shareholder is entered in Mereo’s share register. The share register therefore is prima facie evidence of the identity of Mereo’s shareholders, and the shares that they hold. The share register generally provides limited, or no, information regarding the ultimate beneficial owners of Mereo Shares. Mereo’s share register is maintained by its registrar, Link Asset Services.

Holders of the Mereo ADSs will not be treated as shareholders and their names will therefore not be entered in Mereo’s share register. The depositary, the custodian or their nominees will be the holder of the Mereo Shares underlying Mereo ADSs. For a discussion of the Mereo ADSs and ADS holder rights see “Description of the Mereo ADSs” elsewhere in this proxy statement/prospectus. Holders of Mereo ADSs have a right to receive the Mereo Shares underlying their Mereo ADSs as discussed in “Description of the Mereo ADSs” elsewhere in this proxy statement/prospectus.

Under the U.K. Companies Act 2006, Mereo must enter an allotment of Mereo Shares in its share register as soon as practicable and in any event within two months of the allotment. Mereo will perform all procedures necessary to update the share register to reflect the Mereo Shares being issued in the Merger, including updating the share register with the number of Mereo Shares to be issued to the depositary upon the closing of the Merger. Mereo is also required by the U.K. Companies Act 2006 to register a transfer of Mereo Shares (or give the transferee notice of and reasons for refusal as the transferee may reasonably request) as soon as practicable and in any event within two months of receiving notice of the transfer.

Mereo, any of Mereo’s shareholders or any other affected person may apply to the court for rectification of the share register if:

∎	the name of any person, without sufficient cause, is entered in or omitted from Mereo’s register of members; or

∎

a default is made or unnecessary delay takes place in entering on the register the fact of any person having ceased to be a member or on which Mereo has a lien, provided that such refusal does not prevent dealings in the shares taking place on an open and proper basis.

Preemptive Rights

English law generally provides shareholders with preemptive rights when new shares are issued for cash; however, it is possible for the articles of association, or shareholders by special resolution, to exclude preemptive rights. Such an exclusion of preemptive rights may be for a maximum period of up to five years from the date of adoption of the articles of association, if the exclusion is contained in the articles of association, or from the date of the shareholder resolution, if the exclusion is by shareholder resolution. In either case, this exclusion would need to be renewed by Mereo’s shareholders upon its expiration (i.e., at least every five years). On June 2, 2016, Mereo’s shareholders approved the exclusion of preemptive rights for a period of five years from the date of the approval in respect of the allotment of up to a maximum amount of £350,000 of Mereo Shares of £0.003 each, which exclusion will need to be renewed upon expiration (i.e., at least every five years) to remain effective, but may be sought more frequently for additional five-year terms (or any shorter period).

Articles of Association

The following is a description of Mereo’s articles of association (the “Articles”) as of the date hereof.

Shares and Rights Attaching to Them

Objects

The objects of Mereo’s company are unrestricted.

Share Rights

Subject to any special rights attaching to shares already in issue, Mereo Shares may be issued with or have attached to them any rights or restrictions as Mereo may resolve by ordinary resolution of the shareholders or failing such determination, as the board may determine.

Voting Rights

Without prejudice to any special rights, privileges or restrictions as to voting rights attached to any shares forming part of Mereo’s share capital from time to time, the voting rights attaching to shares are as follows:

∎	on a show of hands, every shareholder who (being an individual) is present in person and (being a corporation) is present by a duly authorized representative shall have one vote;

∎

on a show of hands, each proxy present in person has one vote for and one vote against a resolution if the proxy has been duly appointed by more than one shareholder and the proxy has been instructed by one or more of those shareholders to vote for the resolution and by one or more other of those shareholders to vote against it;

∎

on a show of hands, each proxy present in person has one vote for and one vote against a resolution if the proxy has been duly appointed by more than one shareholder entitled to vote on the resolution and either: (1) the proxy has been instructed by one or more of those shareholders to vote for the resolution and has been given any discretion by one or more other of those shareholders to vote and the proxy exercises that discretion to vote against it; or (2) the proxy has been instructed by one or more of those shareholders to vote against the resolution and has been given any discretion by one or more other of those shareholders to vote and the proxy exercises that discretion to vote for it; or

∎

on a poll every shareholder who is present in person or by proxy shall have one vote for each share of which he is the holder, provided that certain shareholders have their votes limited to 19.5% of the total voting share capital and any votes which would have otherwise been exercisable by them shall be deemed to be held and exercisable by the other shareholders, other than those shareholders subject to such cap whose voting rights have already been capped, on a pro rata basis.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded. Subject to the provisions of the U.K. Companies Act 2006, as described in “Comparison of Shareholder Rights” elsewhere in this proxy statement/prospectus, a poll may be demanded by:

∎	the chairman of the meeting;

∎	the directors;

∎	two or more persons having the right to vote on the resolution; or

∎	a person or persons representing not less than 10% of the total voting rights of all shareholders having the right to vote on the resolution.

Restrictions on Voting

No shareholder shall be entitled to vote at any general meeting in respect of any share held by such shareholder unless all sums payable by such shareholder in respect of that share have been paid.

The board may from time to time make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall (subject to at least 14 days’ notice specifying when and how the payment is to be made) pay at the time or times so specified the amount called on his, her or its shares.

Dividends

Mereo may, subject to the provisions of the U.K. Companies Act 2006 and Mereo’s Articles, by ordinary resolution of shareholders declare dividends out of profits available for distribution in accordance with the respective rights of shareholders but no such dividend shall exceed the amount recommended by the directors. The board may from time to time pay shareholders such interim dividends as appear to the board to be justified by Mereo’s financial position but, if at any time, Mereo’s share capital is divided into different classes the board may not pay such interim dividends in respect of those shares which confer on the holders thereof deferred or non-preferential rights with regard to dividends if, at the time of payment, any preferential dividend is in arrears.

Subject to any special rights attaching to or the terms of issue of any share, all dividends shall be declared and paid according to the amounts paid up on the shares and shall be apportioned and paid pro rata according to the amounts paid up on the shares during any part or parts of the period in respect of which the dividend is paid.

No dividend or other moneys payable by Mereo on or in respect of any share shall bear interest against Mereo unless otherwise provided by the rights attached to the share or the provisions of another agreement between the shareholder and Mereo. Any dividend unclaimed after a period of 12 years from the date such dividend became due for payment shall be forfeited and cease to remain owing.

Dividends may be declared or paid in any currency and the board may decide the rate of exchange for any currency conversions that may be required, and how any costs involved are to be met, in relation to the currency of any dividend.

Any general meeting declaring a dividend may by ordinary resolution of shareholders, upon the recommendation of the board, direct payment or satisfaction of such dividend wholly or in part by the distribution of non-cash assets of equivalent value, including shares or other securities in any company.

The directors may, if authorized by an ordinary resolution of shareholders, offer any holders of Mereo Shares the right to elect to receive in lieu of a dividend, or part of a dividend, an allotment of Mereo Shares credited as fully paid up.

Change of Control

There is no specific provision in Mereo’s Articles that would have the effect of delaying, deferring, or preventing a change of control.

Distributions on Winding Up

If Mereo is in liquidation, the liquidator may, if authorized by a special resolution of shareholders and any other authority required at law, divide among shareholders (excluding Mereo to the extent it is a shareholder by virtue only of holding treasury shares) in specie or in kind the whole or any part of Mereo’s assets (whether or not the assets consist of property of one kind or consist of properties of different kinds and the liquidator may for such purpose set such value as the liquidator deems fair upon any one or more class or classes of property and may determine how such division shall be carried out as between the shareholders or different classes of shareholders), or vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator determines (and the liquidation of Mereo may be closed and Mereo dissolved), but no shareholder shall be compelled to accept any shares or other assets upon which there is any liability or potential liability.

Variation of Rights

All or any of the rights and privileges attached to any class of shares issued may be varied or abrogated only with the consent in writing of the holders of not less than three-fourths in nominal value of the issued shares of that class (excluding any shares held as treasury shares) or by special resolution passed at a separate general meeting of the holders of such shares, subject to the other provisions of the U.K. Companies Act 2006 and the terms of their issue. The U.K. Companies Act 2006 also provides a right to object to the variation of the share capital by the shareholders who did not vote in favor of the variation. Should 15% or more of the shareholders of the issued shares in question apply to the court to have the variation cancelled, the variation shall have no effect unless and until it is confirmed by the court.

Alteration to Share Capital

Mereo may, by ordinary resolution of shareholders, consolidate all or any of its share capital into shares of larger amount than Mereo’s existing shares, or sub-divide Mereo’s shares or any of them into shares of a smaller amount. Mereo may, by special resolution of shareholders, confirmed by the court, reduce Mereo’s share capital or any capital redemption reserve or any share premium account in any manner authorized by the U.K. Companies Act 2006. Mereo may redeem or purchase all or any of the Mereo Shares as described in “—Other U.K. Law Considerations—Purchase of Own Shares.”

Preemption Rights

In certain circumstances, Mereo’s shareholders may have statutory preemption rights under the U.K. Companies Act 2006 in respect of the allotment of new shares as described in “—Preemptive Rights” and “Comparison of Shareholder Rights” elsewhere in this proxy statement/prospectus.

Transfer of Shares

Any shareholder holding shares in certificated form may transfer all or any such shares by an instrument of transfer in any usual form or any other form approved by the board. Any written instrument of transfer shall be signed by or on behalf of the transferor and (in the case of a partly paid share) the transferee.

In the case of uncertificated shares, the directors may take such action as they consider appropriate to achieve a transfer. The Uncertificated Securities Regulations 2001 permit shares to be issued and held in uncertificated form and transferred by means of a computer based system.

The board may decline to register any transfer of any share:

∎	which is not a fully paid share;

∎	where the transfer is not lodged at Mereo’s registered office or such other place as the directors have appointed;

∎

where the transfer is not accompanied by the share certificate to which it relates, or such other evidence as the board may reasonably require to show the transferor’s right to make the transfer, or evidence of the right of someone other than the transferor to make the transfer on the transferor’s behalf;

∎	where the transfer is in respect of more than one class of share; and

∎	where the number of joint holders to whom the share is to be transferred exceeds four.

If the board declines to register a transfer, it must return to the transferee the instrument of transfer together with notice of the refusal, unless the board suspects that the proposed transfer may be fraudulent.

CREST

To be traded on AIM, securities must be able to be transferred and settled through the CREST system. CREST is a computerized paperless share transfer and settlement system which allows securities to be transferred by electronic means, without the need for a written instrument of transfer. The Articles are consistent with CREST membership and, amongst other things, allow for the holding and transfer of shares in uncertificated form.

Shareholder Meetings

Annual General Meetings

In accordance with the U.K. Companies Act 2006, Mereo is required in each year to hold an annual general meeting in addition to any other general meetings in that year and to specify the meeting as such in the notice convening it. The annual general meeting shall be convened whenever and wherever the board sees fit, subject to the requirements of the U.K. Companies Act 2006, as described in “Comparison of Shareholder Rights” elsewhere in this proxy statement/prospectus.

Notice of General Meetings

The arrangements for the calling of general meetings are described in “Comparison of Shareholder Rights” elsewhere in this proxy statement/prospectus.

Quorum of General Meetings

No business, other than the appointment of the chair of the meeting, shall be transacted at any general meeting unless a quorum is present. At least two shareholders present in person or by proxy and entitled to vote shall be a quorum for all purposes.

Class Meetings

The provisions in the Articles relating to general meetings apply to every separate general meeting of the holders of a class of shares.

Directors

Number of Directors

Mereo may not have less than two directors on the board of directors and not more than nine. Mereo may, by ordinary resolution of the shareholders, vary the minimum and maximum number of directors from time to time.

Appointment of Directors

Subject to the provisions of the Articles, Mereo may, by ordinary resolution of the shareholders or a decision of the directors, elect any person to be a director, either to fill a casual vacancy or as an addition to the existing board, provided the total number of directors does not exceed the maximum number fixed by or in accordance with the Articles. However, any person that is not a director retiring from the existing board must be recommended by the board or the person must have confirmed in writing to Mereo their willingness to be elected as a director not later than seven days before the general meeting at which the relevant resolution is proposed.

Any director appointed by the board will hold office only until the next following annual general meeting at which such director must retire. In addition, a director must retire at the third annual general meeting following the annual general meeting at which such director was elected or last re-elected. Such directors are eligible for re-election at the annual general meeting at which they retire.

The shareholders may, at the meeting at which a director retires, fill the vacated office by electing a person and in default the retiring director shall, if willing to continue to act, be deemed to have been re-elected, unless at such meeting it is expressly resolved not to fill such vacated office or unless a resolution for the re-election of such director shall have been put to the meeting and lost.

Directors’ Interests

If a situation arises in which a director has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with Mereo’s interests (other than a situation that cannot reasonably be regarded as likely to give rise to a conflict of interest or a conflict of interest arising in relation to a transaction or arrangement with Mereo), the board may authorize in accordance with the U.K. Companies Act 2006 the director’s interest and the continuing performance by the relevant director of his or her duties as a director on such terms as the board may determine.

A director shall not be accountable to Mereo for any benefit which he derives from or in connection with a relationship involving a conflict of interest or possible conflict of interest which has been authorized by the directors or by Mereo in a general meeting and any such transaction or arrangement shall not be liable to be avoided on the grounds of any such benefit.

Subject to the requirements under sections 175, 177 and 182 of the U.K. Companies Act 2006, a director shall declare the nature and extent of such conflicts.

A director may participate in the decision-making process and count in the quorum and vote on a proposed decision of the board which is concerned with such director’s interests (subject to any restrictions imposed by the other directors when providing such consent) if such director has declared the nature and extent of any interest of his or hers and provided a majority of the other directors consent, or if one of the following situations applies:

∎	the director’s interest arises solely through an interest in shares, debentures or other securities of or otherwise in or through Mereo;

∎	an ordinary resolution of Mereo permits the director to count in the quorum and vote on the proposed decision;

∎	the director’s interest cannot reasonably be regarded as likely to give rise to a material conflict of interest;

∎	the conflict of interest arises from one of the following:

∎	a guarantee, security or indemnity given, or to be given, by or to the director in respect of an obligation incurred by or on behalf of Mereo or any of its subsidiaries;

∎

a subscription, or agreement to subscribe, for shares or other securities of Mereo or any of its subsidiaries, or to underwrite, sub-underwrite or guarantee an offer of any such shares or securities by Mereo or any of its subsidiaries for subscription, purchase or exchange;

∎

arrangements pursuant to which benefits are made available to employees and directors, or former employees and directors, of Mereo or any of its subsidiaries which do not provide special benefits for directors or former directors;

∎	the purchase or maintenance of insurance which Mereo is empowered to purchase or maintain for directors or officers;

∎	the giving to the director of an indemnity against liabilities incurred or to be incurred by the director in the execution and discharge of his or her duties;

∎

the provision of funds to the director to meet expenditure incurred or to be incurred by the director in defending criminal or civil proceedings against him or her or in connection with any application under certain provisions of the U.K. Companies Act 2006 or otherwise enabling him or her to avoid incurring that expenditure; or

∎

proposals concerning another company in which the director is interested directly or indirectly (whether as officer, shareholder or otherwise), if the director and any other persons connected with him or her do not to his or her knowledge hold an interest in shares representing 1% or more of the issued shares of any class of the equity share capital of that company (or of any third company through which his or her or its interest is derived) or of the voting rights available to shareholders of the relevant company.

A director shall not be counted in the quorum present at a meeting in relation to a resolution on which he or she is not entitled to vote by reason of his or her interest.

If a question arises at a meeting of the board or of a committee of the board as to the right of a director to vote or be counted in the quorum, and such question is not resolved by his or her voluntarily agreeing to abstain from voting, the question shall be determined by a resolution of the board or such committee (with such director being excluded from voting on the resolution).

Directors’ Fees and Remuneration

Each of the directors is entitled to remuneration as determined by the board for their service as directors and other services undertaken for Mereo.

Each director may be paid his or her reasonable expenses in connection with such director’s attendance at meetings of the board or committees of the board or general meetings or separate meetings of the holders class of shares or of debentures, or otherwise in connection with the exercise of powers and the discharge of responsibilities in relation to Mereo.

Indemnity

Every director, officer or former director or officer of Mereo’s group may be indemnified against all costs, charges, losses, expenses and liabilities incurred by him or her in connection with any negligence, default, breach of duty, or breach of trust by him or her in relation to Mereo or in connection with Mereo’s activities as a trustee of an occupational pension scheme, in the actual or purported exercise of his or her powers or duties or otherwise as Mereo’s officer, to the extent permitted under the U.K. Companies Act 2006.

Novartis Observer

For as long as Novartis holds not less than one percent of Mereo’s issued share capital, Novartis may appoint one observer who may attend, but not participate or vote in, any meeting of the Mereo Board.

Other U.K. Law Considerations

Notification of Voting Rights

A shareholder in a public company incorporated in the United Kingdom whose shares are admitted to trading on AIM is required pursuant to Chapter 5 of the Disclosure Guidance and Transparency Rules of the U.K. Financial Conduct Authority to notify Mereo of the percentage of his or her voting rights if the percentage of voting rights which he holds as a shareholder or through his or her direct or indirect holding of financial instruments (or a combination of such holdings) reaches, exceeds, or falls below 3%, 4%, 5%, and each 1% threshold thereafter up to 100% as a result of an acquisition or disposal of shares or financial instruments.

Mandatory Purchases and Acquisitions

Pursuant to Sections 979 to 991 of the U.K. Companies Act 2006, where a takeover offer has been made for Mereo and the offeror has acquired or unconditionally contracted to acquire not less than 90% in value of the shares to which the offer relates and not less than 90% of the voting rights carried by those shares, the offeror may give notice to the holder of any shares to which the offer relates which the offeror has not acquired or unconditionally contracted to acquire that he wishes to acquire, and is entitled to so acquire, those shares on the same terms as the general offer. The offeror would do so by sending a notice to the outstanding minority shareholders telling them that it will compulsorily acquire their shares. Such notice must be sent within three months of the last day on which the offer can be accepted in the prescribed manner. The compulsory acquisition of the minority shareholders’ shares can be completed at the end of six weeks from the date the notice has been given, subject to the minority shareholders failing to successfully lodge an application to the court to prevent such compulsory acquisition any time prior to the end of those six weeks following which the offeror can execute a transfer of the outstanding shares in its favor and pay the consideration to Mereo, which would hold the consideration on trust for the outstanding minority shareholders. The consideration offered to the outstanding minority shareholders whose shares are compulsorily acquired under the U.K. Companies Act 2006 must, in general, be the same as the consideration that was available under the takeover offer.

Sell Out

The U.K. Companies Act 2006 also gives Mereo’s minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer for all of the Mereo Shares. The holder of shares to which the offer relates, and who has not otherwise accepted the offer, may require the offeror to acquire such shares if, prior to the expiry of the acceptance period for such offer, (i) the offeror has acquired or unconditionally agreed to acquire not less than 90% in value of the voting shares, and (ii) not less than 90% of the voting rights carried by those shares. The offeror may impose a time limit on the rights of minority shareholders to be bought out that is not less than three months after the end of the acceptance period. If a shareholder exercises such shareholder’s rights to be bought out, the offeror is required to acquire those shares on the terms of the offer or on such other terms as may be agreed.

Disclosure of Interest in Shares

Pursuant to Part 22 of the U.K. Companies Act 2006, Mereo is empowered to give notice in writing to any person whom they know or have reasonable cause to believe to be interested in Mereo Shares, or to have been so interested at any time during the three years immediately preceding the date on which the notice is issued requiring such persons, within a reasonable time, to disclose to Mereo particulars of that person’s interest and (so far as is within such person’s knowledge) particulars of any other interest that subsists or subsisted in those shares.

Under Mereo’s Articles, if a person defaults in supplying Mereo with the required particulars in relation to the shares in question, or default shares, within the prescribed period, the directors may by notice direct that:

∎

in respect of the default shares, the relevant shareholder shall not be entitled to vote (either in person or by proxy) at any general meeting or to exercise any other right conferred by a shareholding in relation to general meetings;

∎

where the default shares represent at least 0.25% of their class, (a) any dividend or other money payable in respect of the default shares shall be retained by Mereo without liability to pay interest and, in circumstances where an option to elect to receive Mereo Shares instead of cash in respect of any dividend is provided to Mereo’s shareholders, any notice of election to receive such Mereo Shares exercised in respect of the default shares shall not be effective and/or (b) no transfers by the relevant shareholder of any default shares may be registered (unless the shareholder himself is not in default, the relevant transfer is in respect of part only of such shareholder’s holding and the shareholder provides a certificate, in a form satisfactory to the directors, to the effect that after due and careful enquiry the shareholder is satisfied that none of the shares to be transferred is a default share); and

∎

any share held by the relevant shareholder in uncertificated form shall be converted into certificated form and that shareholder shall not after that be entitled to convert all or any shares held by him or her into uncertificated form (except with the authority of the directors) unless the shareholder himself is not in default and the shares which the shareholder wishes to convert

∎

are part only of the shareholder’s holding and the shareholder provides a certificate, in a form satisfactory to the directors, to the effect that after due and careful enquiry the shareholder is satisfied that none of the shares to be converted into uncertificated form is a default share.

Purchase of Own Shares

Under English law, a limited company may only purchase its own shares out of the distributable profits of the company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase, provided that they are not restricted from doing so by their articles. A limited company may not purchase its own shares if, as a result of the purchase, there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Shares must be fully paid in order to be repurchased.

Subject to the above, Mereo may purchase its own shares in the manner prescribed below. Mereo may make a market purchase of its own fully paid shares pursuant to an ordinary resolution of shareholders. The resolution authorizing the purchase must:

∎	specify the maximum number of shares authorized to be acquired;

∎	determine the maximum and minimum prices that may be paid for the shares; and

∎	specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

Mereo may purchase its own fully paid shares otherwise than on a recognized investment exchange pursuant to a purchase contract authorized by resolution of shareholders before the purchase takes place. Any authority will not be effective if any shareholder from whom Mereo proposes to purchase shares votes on the resolution and the resolution would not have been passed if he had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

Distributions and Dividends

Under the U.K. Companies Act 2006, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves (on a non-consolidated basis). The basic rule is that a company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to Mereo and to each of its subsidiaries that has been incorporated under English law

It is not sufficient that Mereo, as a public company, has made a distributable profit for the purpose of making a distribution. An additional capital maintenance requirement is imposed on Mereo to ensure that the net worth of the company is at least equal to the amount of its capital. A public company can only make a distribution:

∎

if, at the time that the distribution is made, the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called up share capital and undistributable reserves; and

∎	if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of the net assets to less than that total.

City Code on Takeovers and Mergers

As a public company incorporated in England and Wales with Mereo’s registered office in England and Wales which has shares admitted to AIM, Mereo is subject to the U.K. City Code, which is issued and administered by the U.K. Panel on Takeovers and Mergers (the “Panel”). The U.K. City Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the U.K. City Code contains certain rules in respect of mandatory offers. Under Rule 9 of the U.K. City Code, if a person:

∎

acquires an interest in Mereo Shares which, when taken together with shares in which such person, or persons acting in concert with such person, are interested, carries 30% or more of the voting rights of Mereo’s share capital; or

∎

who, together with persons acting in concert with him, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights of Mereo’s share capital, and such persons, or any person acting in concert with him, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer and, depending on the circumstances, their concert parties, would be required (except with the consent of the Panel) to make a cash offer for Mereo’s outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

Exchange Controls

There are no governmental laws, decrees, regulations or other legislation in the United Kingdom that may affect the import or export of capital, including the availability of cash and cash equivalents for use by Mereo, or that may affect the remittance of dividends, interest, or other payments by Mereo to non-resident holders of Mereo Shares or Mereo ADSs, other than withholding tax requirements. There is no limitation imposed by English law or in the Articles on the right of non-residents to hold or vote shares.

DESCRIPTION OF THE MEREO ADSs

American Depositary Shares

Citibank, N.A. (“Citibank”) has agreed to act as the depositary for the Mereo ADSs. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. Mereo ADSs represent ownership interests in securities that are on deposit with the depositary. Mereo ADSs may be represented by certificates that are commonly known as American Depositary Receipts (“ADRs”). The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A., London Branch, located at 25 Canada Square, Canary Wharf, London, E14 5LB, United Kingdom.

Mereo has appointed Citibank as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a registration statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s website (www.sec.gov). Please refer to registration number 333-223890 when retrieving such copy.

Mereo is providing you with a summary description of the material terms of the Mereo ADSs and of your material rights as an owner of Mereo ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of Mereo ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. Mereo urges you to review the deposit agreement in its entirety.

Each Mereo ADS represents the right to receive, and to exercise the beneficial ownership interests in, five Mereo Shares that are on deposit with the depositary and/or custodian. A Mereo ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the Mereo ADS but that has not been distributed to the owners of Mereo ADSs because of legal restrictions or practical considerations. Mereo and the depositary may agree to change the Mereo ADS-to-Mereo Share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by Mereo ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of Mereo ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will, under the terms of the deposit agreement, be vested in the beneficial owners of the Mereo ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the Mereo ADSs for the benefit of the holders and beneficial owners of the corresponding Mereo ADSs. A beneficial owner of Mereo ADSs may or may not be the holder of Mereo ADSs. Beneficial owners of Mereo ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the Mereo ADSs, the registered holders of the Mereo ADSs (on behalf of the applicable Mereo ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding Mereo ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of Mereo ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your Mereo ADSs. The deposit agreement and the ADR specify Mereo’s rights and obligations as well as your rights and obligations as an owner of Mereo ADSs and those of the depositary. As a Mereo ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, Mereo’s obligations to the holders of Mereo Shares will continue to be governed by the laws of England and Wales, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither Mereo, the depositary, the custodian or any of their respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

The manner in which you own the Mereo ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary’s services are made available to you. As an owner of Mereo ADSs, Mereo will not treat you as one of its shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the Mereo Shares underlying your Mereo ADSs. As an owner of Mereo ADSs you will be able to exercise the shareholders rights for the Mereo Shares represented by your Mereo ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as a Mereo ADS owner, need to arrange for the cancellation of your Mereo ADSs and become a direct shareholder.

As an owner of Mereo ADSs, you may hold your Mereo ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated Mereo ADSs directly on the books of the depositary (commonly referred to as the direct registration system or DRS). The direct registration system reflects the uncertificated (book-entry) registration of ownership of Mereo ADSs by the depositary. Under the direct registration system, ownership of Mereo ADSs is evidenced by periodic statements issued by the depositary to the holders of the Mereo ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your Mereo ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as a Mereo ADS owner. Banks and brokers typically hold securities such as the Mereo ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of Mereo ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All Mereo ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the Mereo ADSs directly by means of a Mereo ADS registered in your name and, as such, Mereo will refer to you as the “holder.” When Mereo refers to “you,” Mereo assumes the reader owns Mereo ADSs and will own Mereo ADSs at the relevant time.

The registration of the Mereo Shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable Mereo Shares with the beneficial ownership rights and interests in such Mereo Shares being at all times vested with the beneficial owners of the Mereo ADSs representing the Mereo Shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the Mereo ADSs representing the deposited property.

Dividends and Other Distributions

As a holder of Mereo ADSs, you generally have the right to receive the distributions Mereo makes on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of Mereo ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of Mereo ADSs held as of the specified record date, after deduction of applicable fees, taxes, and expenses.

Distributions of Cash

Whenever Mereo makes a cash distribution for the securities on deposit with the custodian, it will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of England and Wales.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes, and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of Mereo ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever Mereo makes a free distribution of Mereo Shares for the securities on deposit with the custodian, it will deposit the applicable number of Mereo Shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new Mereo ADSs representing the Mereo Shares deposited or modify the Mereo ADS-to-Mereo Shares ratio, in which case each Mereo ADS you hold will represent rights and interests in the additional Mereo Shares so deposited. Only whole new Mereo ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new Mereo ADSs or the modification of the Mereo ADS-to-Mereo Shares ratio upon a distribution of Mereo Shares will be made net of the fees, expenses, taxes, and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new Mereo Shares so distributed.

No such distribution of new Mereo ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new Mereo ADSs as described above, it may sell the Mereo Shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever Mereo intends to distribute rights to subscribe for additional Mereo Shares, it will give prior notice to the depositary and it will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional Mereo ADSs to holders.

The depositary will establish procedures to distribute rights to subscribe for additional Mereo ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of Mereo ADSs, and if Mereo provides all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new Mereo ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new Mereo Shares other than in the form of Mereo ADSs.

The depositary will not distribute the rights to you if:

∎	Mereo does not timely request that the rights be distributed to you or Mereo requests that the rights not be distributed to you; or

∎	Mereo fails to deliver satisfactory documents to the depositary; or

∎	it is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever Mereo intends to distribute a dividend payable at the election of shareholders either in cash or in additional shares, it will give prior notice thereof to the depositary and will indicate whether Mereo wishes the elective distribution to be made available to you. In such case, Mereo will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if it is reasonably practicable and if Mereo has provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional Mereo ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional Mereo ADSs, depending on what a shareholder in England and Wales would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever Mereo intends to distribute property other than cash, Mereo Shares, or rights to purchase additional Mereo Shares, it will notify the depositary in advance and will indicate whether it wishes such distribution to be made to you. If so, Mereo will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if Mereo provides to the depositary all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes, and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

∎	Mereo do not request that the property be distributed to you or if Mereo requests that the property not be distributed to you; or

∎	Mereo does not deliver satisfactory documents to the depositary; or

∎	the depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever Mereo decides to redeem any of the securities on deposit with the custodian, it will notify the depositary in advance. If it is practicable and if Mereo provides all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their Mereo ADSs to the depositary. You may have to pay fees, expenses, taxes, and other governmental charges upon the redemption of your Mereo ADSs. If less than all Mereo ADSs are being redeemed, the Mereo ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting Mereo Shares

The Mereo Shares held on deposit for your Mereo ADSs may change from time to time. For example, there may be a change in nominal (or par) value, split-up, cancellation, consolidation, or any other reclassification of such Mereo Shares or a recapitalization, reorganization, merger, consolidation, or sale of assets of Mereo.

If any such change were to occur, your Mereo ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the Mereo Shares held on deposit. The depositary may in such circumstances deliver new Mereo ADSs to you, amend the deposit agreement, the ADRs and the applicable registration statement(s) on Form F-6, call for the exchange of your existing Mereo ADSs for new Mereo ADSs and take any other actions that are appropriate to reflect as to the Mereo ADSs the change affecting the Mereo Shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of Mereo ADSs upon Deposit of Mereo Shares

Upon completion of the Merger, the Mereo Shares being offered pursuant to this proxy statement/prospectus will be deposited by Mereo with the custodian. Upon receipt of confirmation of such deposit, the depositary will issue Mereo ADSs in accordance with the Merger Agreement. See “The Merger Agreement—Exchange Agent; Letter of Transmittal” elsewhere in this proxy statement/prospectus.

After the closing of the Merger, the depositary may create Mereo ADSs on your behalf if you or your broker deposit Mereo Shares with the custodian. The depositary will deliver these Mereo ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the Mereo Shares to the custodian. Your ability to deposit Mereo Shares and receive Mereo ADSs may be limited by the legal considerations in the United States and England and Wales applicable at the time of deposit.

The issuance of Mereo ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the Mereo Shares have been duly transferred to the custodian. The depositary will only issue Mereo ADSs in whole numbers.

When you make a deposit of Mereo Shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

∎	the Mereo Shares are duly authorized, validly issued, fully paid, non-assessable, and legally obtained;

∎	all preemptive (and similar) rights, if any, with respect to such Mereo Shares have been validly waived or exercised;

∎	you are duly authorized to deposit the Mereo Shares;

∎

the Mereo Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage, or adverse claim, and are not, and the Mereo ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement); and

∎	the Mereo Shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties is incorrect in any way, Mereo and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentation.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine, or split up your ADRs and the Mereo ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

∎	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

∎	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

∎	provide any transfer stamps required by the State of New York or the United States; and

∎	pay all applicable fees, charges, expenses, taxes, and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges, and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Mereo Shares Upon Cancellation of Mereo ADSs

As a holder, you will be entitled to present your Mereo ADSs to the depositary for cancellation and then receive the corresponding number of underlying Mereo Shares at the custodian’s offices. Your ability to withdraw the Mereo Shares held in respect of the Mereo ADSs may be limited by the legal considerations in the United States and England and Wales applicable at the time of withdrawal. In order to withdraw the Mereo Shares represented by your Mereo ADSs, you will be required to pay to the depositary the fees for cancellation of Mereo ADSs and any charges and taxes payable upon the transfer of the Mereo Shares.

You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the Mereo ADSs will not have any rights under the deposit agreement.

If you hold Mereo ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your Mereo ADSs. The withdrawal of the Mereo Shares represented by your Mereo ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept Mereo ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your Mereo ADSs at any time except for:

∎

temporary delays that may arise because (i) the transfer books for the Mereo Shares or Mereo ADSs are closed, or (ii) Mereo Shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

∎	obligations to pay fees, taxes, and similar charges; and/or

∎	restrictions imposed because of laws or regulations applicable to Mereo ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your Mereo ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the Mereo Shares represented by your Mereo ADSs. The voting rights of holders of Mereo Shares are described in “Description of the Mereo Shares and Articles of Association—Articles of Association” elsewhere in this proxy statement/prospectus.

At Mereo’s request, the depositary will distribute to you any notice of shareholders’ meeting received from Mereo together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by Mereo ADSs.

If the depositary timely receives voting instructions from a holder of Mereo ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s Mereo ADSs as follows:

∎

In the event of voting by show of hands, the depositary will vote (or cause the custodian to vote) all ordinary held on deposit at that time in accordance with the voting instructions received from a majority of holders of Mereo ADSs who provide timely voting instructions.

∎

In the event of voting by poll, the depositary will vote (or cause the custodian to vote) the Mereo Shares held on deposit in accordance with the voting instructions received from the holders of Mereo ADSs. The depositary will give a discretionary proxy to a person designated by Mereo to vote any Mereo Shares held on deposit for which voting instructions were not received from the holders of Mereo ADSs, unless Mereo informs the depositary that (a) Mereo does not wish such proxy to be given, (b) substantial opposition exists, or (c) the rights of holders of Mereo ADSs may be adversely affected.

Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the Deposit Agreement). Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. Mereo cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

Fees and Charges

As a Mereo ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

Service	Fee

Issuance of Mereo ADSs (e.g., an issuance of Mereo ADSs upon a deposit of Mereo Shares, upon a change in the Mereo ADS-to-Mereo Shares ratio), excluding Mereo ADS issuances as a result of distributions of Mereo Shares

Up to $5.00 per 100 Mereo ADSs (or fraction thereof) issued
Cancellation of Mereo ADSs (e.g., a cancellation of Mereo ADSs for delivery of deposited property, upon a change in the Mereo ADS-to-Mereo Shares ratio, or for any other reason)	Up to $5.00 per 100 Mereo ADSs (or fraction thereof) cancelled
Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to $5.00 per 100 Mereo ADSs (or fraction thereof) held
Distribution of Mereo ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional Mereo ADSs	Up to $5.00 per 100 Mereo ADSs (or fraction thereof) held
Distribution of securities other than Mereo ADSs or rights to purchase additional Mereo ADSs (e.g., upon a spin-off)	Up to $5.00 per 100 Mereo ADSs (or fraction thereof) held
Mereo ADS Services	Up to $5.00 per 100 Mereo ADSs (or fraction thereof) held on the applicable record date(s) established by the depositary
Registration of Mereo ADS Transfers (e.g., upon a registration of the transfer of registered ownership of Mereo ADSs, upon a transfer of Mereo ADSs into DTC and vice versa, or for any other reason)	Up to $5.00 per 100 Mereo ADSs (or fraction thereof) transferred

Conversion of Mereo ADSs of one series for Mereo ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the Deposit Agreement) into freely transferable Mereo ADSs, and vice versa)

Up to $5.00 per 100 Mereo ADSs (or fraction thereof) converted

As a Mereo ADS holder you will also be responsible to pay certain charges such as:

∎	taxes (including applicable interest and penalties) and other governmental charges;

∎

the registration fees as may from time to time be in effect for the registration of Mereo Shares on the share register and applicable to transfers of Mereo Shares to or from the name of the custodian, the depositary, or any nominees upon the making of deposits and withdrawals, respectively;

∎	certain cable, telex, and facsimile transmission and delivery expenses;

∎	the expenses and charges incurred by the depositary in the conversion of foreign currency;

∎	the fees and expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to Mereo Shares, Mereo ADSs, and ADRs; and

∎	the fees, charges, costs and expenses incurred by the depositary, the custodian, or any nominee in connection with the ADR program.

Mereo ADS fees and charges for (i) the issuance of Mereo ADSs, and (ii) the cancellation of Mereo ADSs are charged to the person for whom the Mereo ADSs are issued (in the case of Mereo ADS issuances) and to the person for whose Mereo ADSs are cancelled (in the case of Mereo ADS cancellations). In the case of Mereo ADSs issued by the depositary into DTC, the Mereo ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the Mereo ADSs being issued or the DTC participant(s) holding the Mereo ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. Mereo ADS fees and charges in respect of distributions and the Mereo ADS service fee are charged to the holders as of the applicable Mereo ADS record date. In the case of distributions of cash, the amount of the applicable Mereo ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the Mereo ADS service fee, holders as of the Mereo ADS record date will be invoiced for the amount of the Mereo ADS fees and charges and such Mereo ADS fees and charges may be deducted from distributions made to holders of Mereo ADSs. For Mereo ADSs held through DTC, the Mereo ADS fees and charges for distributions other than cash and the Mereo ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such Mereo ADS fees and charges to the beneficial owners for whom they hold Mereo ADSs. In the case of (i) registration of Mereo ADS transfers, the Mereo ADS transfer fee will be payable by the Holders of Mereo ADS whose Mereo ADSs are being transferred or by the person to whom the Mereo ADSs are transferred, and (ii) conversion of Mereo ADSs of one series for Mereo ADSs of another series, the Mereo ADS conversion fee will be payable by the Holder whose Mereo ADSs are converted or by the person to whom the converted Mereo ADSs are delivered.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the Mereo ADS holder. Certain of the depositary fees and charges (such as the Mereo ADS services fee) may become payable shortly after the closing of the Merger. Note that the fees and charges you may be required to pay may vary over time and may be changed by Mereo and by the depositary. You will receive prior notice of such changes. The depositary may reimburse Mereo for certain expenses incurred by Mereo in respect of the ADR program, by making available a portion of the Mereo ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as Mereo and the depositary agree from time to time.

Amendments and Termination

Mereo may agree with the depositary to modify the deposit agreement at any time without your consent. Mereo undertakes to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. Mereo will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the Mereo ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, Mereo may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your Mereo ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the Mereo Shares represented by your Mereo ADSs (except as permitted by law).

Mereo has the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

Termination

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your Mereo ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of Mereo ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of Mereo ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

In connection with any termination of the deposit agreement, the depositary may, independently and without the need for any action by Mereo, make available to owners of Mereo ADSs a means to withdraw the Mereo Shares and other deposited securities represented by their Mereo ADSs and to direct the depositary of such Mereo Shares and other deposited securities into an unsponsored American depositary shares program established by the depositary, upon such terms and conditions as the depositary may deem reasonably appropriate, subject however, in each case, to satisfaction of the applicable registration requirements by the unsponsored American depositary shares program under the Securities Act, and to receipt by the depositary of payment of the applicable fees and charges of, and reimbursement of the applicable expenses incurred by, the depositary.

Books of Depositary

The depositary will maintain Mereo ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Mereo ADSs and the deposit agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up, and transfer of Mereo ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Transmission of Notices, Reports and Proxy Soliciting Material

The depositary will make available for your inspection at its office all communications that it receives from Mereo as a holder of deposited securities that Mereo makes generally available to holders of deposited securities. Subject to the terms of the deposit agreement, the depositary will send you copies of those communications or otherwise make those communications available to you if Mereo asks it to.

Limitations on Obligations and Liabilities

The deposit agreement limits Mereo’s obligations and the depositary’s obligations to you. Please note the following:

∎	Mereo and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

∎

The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

∎

The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on Mereo’s behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in Mereo Shares, for the validity or worth of the Mereo Shares, for any tax consequences that result from the ownership of Mereo ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of Mereo’s notices, or for Mereo’s failure to give notice.

∎	Mereo and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

∎

Mereo and the depositary disclaim any liability if either is prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future, of any law or regulation, or by reason of present or future provision of any provision of Mereo’s Articles, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond Mereo’s control.

∎

Mereo and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in Mereo’s Articles or in any provisions of or governing the securities on deposit.

∎

Mereo and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Mereo Shares for deposit, any holder of Mereo ADSs or authorized representatives thereof, or any other person believed by either of Mereo or the depositary in good faith to be competent to give such advice or information.

∎

Mereo and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of Mereo Shares but is not, under the terms of the deposit agreement, made available to you.

∎	Mereo and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

∎	Mereo and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

∎	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

∎	Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among Mereo, the depositary and you as Mereo ADS holder.

∎

Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to Mereo or the Mereo ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to Mereo or to the Mereo ADS owners, or to account for any payment received as part of those transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the Mereo ADSs and the securities represented by the Mereo ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue Mereo ADSs; to deliver, transfer, split, and combine ADRs; or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify Mereo, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

∎	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

∎	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

∎	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The deposit agreement and the ADRs will be interpreted in accordance with the laws of the State of New York. The rights of holders of Mereo Shares (including Mereo Shares represented by Mereo ADSs) is governed by the laws of England and Wales.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING AGAINST MEREO AND/OR THE DEPOSITARY ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs.

COMPARISON OF SHAREHOLDER RIGHTS

The rights of Mereo shareholders are currently governed by the laws of England and Wales and Mereo’s Articles. The rights of OncoMed stockholders are currently governed by Delaware law and OncoMed’s certificate of incorporation and bylaws. As a result of the Merger, OncoMed stockholders will be entitled to receive a portion of the Merger Consideration in Mereo ADSs. Each Mereo ADS represents five Mereo Shares. Following completion of the Merger, the rights of OncoMed stockholders who become holders of Mereo ADSs in the Merger will be governed by the laws of England and Wales and Mereo’s Articles. The rights of a holder of Mereo ADSs will also be governed by the deposit agreement.

The following discussion summarizes the material differences between the current rights of Mereo shareholders and the current rights of OncoMed stockholders. These differences arise from differences between Delaware law and the laws of England and Wales, the governing instruments of the two companies, and the securities laws and regulations governing the two companies.

Although it is impracticable to compare all of the aspects in which Delaware law and the laws of England and Wales, and Mereo’s and OncoMed’s governing instruments, differ with respect to equityholder rights, the following discussion summarizes certain material differences between them. This summary is not intended to be complete, and it is qualified in its entirety by reference to Delaware law, the laws of England and Wales, Mereo’s Articles and OncoMed’s certificate of incorporation and bylaws. In addition, the identification of some of the differences in the rights of equityholders as material is not intended to indicate that other differences that are equally important do not exist. Mereo and OncoMed urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of Delaware law and the laws of England and Wales and the other documents to which Mereo and OncoMed refer in this proxy statement/prospectus for a more complete understanding of the differences between the rights of a Mereo shareholder and the rights of an OncoMed stockholder. For a description of the rights of holders of Mereo ADSs, see “Description of the Mereo ADSs.” For information on how to obtain the governing instruments of Mereo and OncoMed, see “Where You Can Find More Information.” OncoMed stockholders are encouraged to obtain and read these documents.

Mereo Shareholder Rights	OncoMed Stockholder Rights
Authorized Stock

Mereo’s Articles do not specify an amount of authorized share capital, as the concept of authorized share capital is not applicable under the provisions of the U.K. Companies Act 2006.

As of November 30, 2018, the issued and outstanding capital of Mereo was 71,240,272 ordinary shares, with a nominal value of £0.003 each.

OncoMed is authorized to issue 150,000,000 shares, of which 145,000,000 are shares of common stock, each having a par value of $0.001 per share, and 5,000,000 are shares of preferred stock, each having a par value of $0.001 per share.

Preferred Stock

Mereo’s Articles provide that, without prejudice to any rights attached to any existing shares or class of shares, any share may be issued with such rights or restrictions as Mereo may by ordinary resolution (as described below) determine or,

No shares of preferred stock are outstanding as of the date of this proxy statement/prospectus.

Under OncoMed’s certificate of incorporation, the OncoMed Board has the authority to issue preferred stock in one or more series, and to establish the designation of such series and the

Mereo Shareholder Rights	OncoMed Stockholder Rights
subject to and in default of such determination, as the Mereo Board shall determine. As of November 30, 2018, there were no preferred shares in issue.	number of shares to be included in such series and fixing the voting powers (full or limited, or no voting power), preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of each such series.

Dividends

For a description of Mereo shareholders’ rights in respect of dividends see “—Description of the Mereo Shares and Articles of Association—Articles of Association—Shares and Rights Attaching to them—Dividends” in this proxy statement/prospectus.

The OncoMed Board, subject to any restrictions contained in either the DGCL or the Amended and Restated Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of OncoMed’s capital stock.

The OncoMed Board may set apart out of any funds of OncoMed available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of OncoMed, and meeting contingencies.

Purchase and Redemption Rights

Under the U.K. Companies Act 2006, a public limited company may issue redeemable shares if authorized by its articles of association, subject to any conditions stated therein. No redeemable shares may be issued at a time when there are no issued shares of the company existing which are not redeemable.

Under the U.K. Companies Act 2006, a company may redeem shares only if the shares are fully paid and, in the case of public limited companies, only out of: (1) distributable profits; or (2) the proceeds of a new issue of shares made for the purpose of such redemption.

Mereo’s Articles permit the issuance of redeemable shares. The Mereo Shares are not redeemable and there are no redeemable shares currently in issue.

Under the DGCL, any stock of any class or series of a Delaware corporation may be made subject to redemption by such corporation at its option or at the option of the holders of such stock or upon the happening of a specified event; provided however, that immediately following any such redemption the corporation shall have outstanding one or more shares of one or more classes or series of stock, which share, or shares together, shall have full voting powers

There are no redemption rights applicable to shares of OncoMed common stock. The OncoMed Board has the authority to grant redemption rights in connection with shares of OncoMed preferred stock.

Preemptive Rights

Under the U.K. Companies Act 2006, the issuance of “equity securities” (being (1) shares in a company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution or (2) rights to subscribe for, or to convert securities into, such shares) that are to be paid for wholly in	Under the DGCL, a Delaware corporation’s certificate of incorporation may contain provisions granting to the holders of the stock of such corporation, or the holders of any class or series of a class thereof, the preemptive right to subscribe to any or all additional issues of stock of the corporation of any or all classes or series

Mereo Shareholder Rights	OncoMed Stockholder Rights
cash must be offered first to the existing holders of Mereo Shares in proportion to the respective nominal values (i.e., par values) of their holdings on the same or more favorable terms, unless an exception applies or a special resolution to the contrary has been passed or the articles of association otherwise provide, in each case in accordance with the provisions of the U.K. Companies Act 2006 and Mereo’s Articles. An exclusion of pre-emptive rights can be granted for a maximum of five years from the date that Mereo’s directors are granted authority to allot the relevant Mereo Shares, after which shareholders’ approval would be required to renew such exclusion.

thereof, or to any securities of such corporation convertible into such stock. No stockholder shall have any preemptive right to subscribe to an additional issue of stock or to any security convertible into such stock unless, and except to the extent that, such right is expressly granted to such stockholder in the certificate of incorporation.

OncoMed’s certificate of incorporation does not provide that holders of OncoMed shares shall have preemptive rights.

Inspection Rights

Under English law, a company must retain and keep available for inspection by shareholders, free of charge, and by any other person on payment of a prescribed fee, its register of members. It must also keep available for inspection by shareholders, free of charge, records of all resolutions passed by and minutes of meetings of shareholders for a period of at least ten years from the date of the relevant resolution or meeting, and for a fee, provide copies of such records to shareholders who request them.

Under the DGCL, any stockholder in person or by attorney or other agent, upon written demand under oath stating the purpose thereof, during the usual hours for business may inspect for any proper purpose, and to make copies and extracts from:

(1) the corporation’s stock ledger, a list of its stockholders, and its other books and records; and

(2) a subsidiary’s books and records, to the extent that:

(i)   the corporation has actual possession and control of such records of such subsidiary; or

(ii)  the corporation could obtain such records through the exercise of control over such subsidiary, provided that as of the date of the making of the demand (1) the stockholder inspection of such books and records of the subsidiary would not constitute a breach of an agreement between the corporation or the subsidiary and a person or persons not affiliated with the corporation; and (2) the subsidiary would not have the right under the law applicable to it to deny the corporation access to such books and records upon demand by the corporation.

Delaware law also allows any stockholder the right to inspect a complete list of the stockholders entitled to vote at a meeting of

Mereo Shareholder Rights	OncoMed Stockholder Rights
stockholders, both during the time of the meeting and during the ten days preceding the meeting, for a purpose germane to the meeting.

Appraisal Rights

There is no mandatory provision in English law for appraisal rights. Such rights could, in theory, be provided for in the articles of association or in a shareholders’ agreement. Mereo’s Articles do not provide for appraisal/dissenters’ rights. However, English law provides dissenters’ rights which would permit a shareholder to object to a court of England and Wales in the context of the compulsory acquisition of minority shares.

Under Section 262, any stockholder of a Delaware corporation who holds shares of stock on the date of the making of a demand with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, and who has neither voted in favor of the merger or consolidation nor consent thereto in writing shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholders’ shares of stock.

A summary description of the appraisal rights available to holders of OncoMed common stock under the DGCL and the procedures required to exercise statutory appraisal rights is included in “The Merger—Appraisal Rights.” The full text of Section 262 of the DGCL is attached as Annex D to this proxy statement/prospectus.

Voting Rights

For a description of the voting rights contained in Mereo’s Articles see “—Description of the Mereo Shares and Articles of Association—Articles of Association—Shares and Rights Attaching to them—Voting Rights” in this proxy statement/prospectus.	Under OncoMed’s bylaws, the holders of voting stock are entitled to vote on each matter properly submitted to the stockholders at a meeting of the stockholders, and shall be entitled to cast one vote in person or by proxy for each share of voting stock held by them respectively as of the record date fixed by the secretary at least 10 days and not more than 60 days before the meeting of the stockholders.

Votes on Certain Transactions

The Companies Acts provide for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require: (1) the approval, at a shareholders’ or creditors’ meeting convened by order of a court of England and Wales, of a majority in number representing 75% in value of the creditors or class of creditors or members or class of members (as the case may be) present and voting, either in person or by proxy; and (2) the approval of a court of England and Wales.	Generally, under the DGCL, unless the Delaware corporation’s certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger or consolidation or sale of substantially all of a corporation’s assets or dissolution requires the approval of the board of directors and the affirmative vote of a majority of the outstanding stock of the corporation entitled to vote thereon or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the corporation’s voting power.

Mereo Shareholder Rights	OncoMed Stockholder Rights

Amendment of Corporate Governance Documents

Under the U.K. Companies Act 2006, a company incorporated in England and Wales may amend its articles of association by way of a special resolution.

Additional steps must be taken in the event that Mereo has separate classes of shares, see “—Description of the Mereo Shares and Articles of Association—Articles of Association—Shares and Rights Attaching to them—Variation of Rights” in this proxy statement/prospectus.

OncoMed’s certificate of incorporation provides that only the affirmative vote of at least 66-2/3% of the voting power of all of the then-outstanding shares of voting stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII, VIII and IX of OncoMed’s certificate of incorporation. All other amendments to OncoMed’s certificate of incorporation require a vote of a majority of the outstanding voting stock of OncoMed pursuant to Delaware law.

OncoMed’s bylaws provide that the OncoMed Board is expressly empowered to adopt, amend or repeal the bylaws of OncoMed with the approval of a majority of the authorized number of directors. OncoMed’s stockholders also shall have the power to adopt, amend or repeal the bylaws of OncoMed, provided, however, that in addition to any vote of the holders of any class or series of stock of OncoMed required by law or by the certificate of incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of the capital stock of OncoMed entitled to vote at an election of directors.

Shareholder Action by Written Consent

Under the U.K. Companies Act 2006, a resolution of the members (or of a class of members) of a public company must be passed at a general meeting of the members. Written resolutions are not permitted.

Notwithstanding the foregoing: (1) English law currently provides that certain matters could be effected by a company otherwise than by passing a resolution where it can be shown that all shareholders of that company have provided unanimous informed consented to the relevant matter; and (2) under the U.K. Companies Act 2006, rights attached to a class of the company’s shares may, where the company’s articles contain no provision for the variation of the relevant rights, be carried by consent in writing from the holders of at least three-quarters in nominal value of the issued shares of that class.

OncoMed’s certificate of incorporation and bylaws provide that no action shall be taken by the stockholders except at an annual or special meeting of the stockholders and that no action shall be taken by the stockholders by written consent.

Mereo Shareholder Rights	OncoMed Stockholder Rights

Shareholder Meetings

The U.K. Companies Act 2006 requires that a public limited company, such as Mereo, must convene an annual general meeting within six months following its accounting reference date.

Subject to the notice requirements of the U.K. Companies Act 2006 outlined below, a general meeting of the shareholders of Mereo may be called by the Mereo Board whenever and at such times and places as it shall determine.

A general meeting may also be convened by the Mereo Board on the requisition of Mereo shareholders who hold at least 5% of the paid-up capital of Mereo carrying voting rights at a general meeting.

General meetings at which special resolutions are proposed and passed generally involve proposals to change the name of the company, permit the company to issue new shares for cash without the shareholders’ pre-emptive right, amend the company’s articles of association, or carry out other matters where either the company’s articles of association or the U.K. Companies Act 2006 prescribe that a special resolution is required.

Other proposals relating to the ordinary course of the company’s business, such as the election of directors, would generally be the subject of an ordinary resolution.

Under the U.K. Companies Act 2006, 21 clear days’ notice must be given for an annual general meeting and any resolutions to be proposed at that meeting. At least 14 clear days’ notice is required for any other general meeting.

In addition, certain matters, such as the removal of directors or auditors, require special notice, which is 28 clear days’ notice.

Under Delaware law, any stockholder may petition the Court of Chancery to order a meeting to elect directors if such meeting, or action to elect directors by written consent in lieu of a meeting, has not been held within thirteen months.

OncoMed’s bylaws provide that in addition to the annual meeting of the stockholders, special meetings of stockholders may be called at any time by the board of directors, the chairperson of the board of directors, the chief executive officer or the president (in the absence of a chief executive officer). Such special meetings may not be called by any other person or persons.

Shareholder Quorum

Mereo’s Articles provide that no business shall be transacted at any general meeting unless a quorum is present. Two qualifying persons present at a meeting and entitled to vote on the business to be transacted shall be a quorum, unless (1) each is a qualifying person only because he or she is authorized under the Companies Act to act as a representative of a corporation in relation to the meeting, and they are representatives of the same	OncoMed’s bylaws provide that the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

Mereo Shareholder Rights	OncoMed Stockholder Rights

corporation, or (2) each is a qualifying person only because he or she is appointed as proxy of a shareholder in relation to the meeting, and they are proxies of the same shareholder.

A “qualifying person” means (1) a person who is a shareholder of Mereo, (2) a person authorized under the U.K. Companies Act 2006 to act as a representative of the corporation in relation to the meeting, or (3) a person appointed as proxy of a shareholder in relation to the meeting.

Shareholder Proposals and Shareholder Nomination of Directors

Under the U.K. Companies Act 2006, shareholders of a company may require the directors to call a general meeting of the company and may specify the text of a resolution to be voted on at that meeting if the request is made by shareholders holding at least 5% of the paid-up capital of Mereo carrying voting rights at a general meeting.

In certain circumstances, shareholders may also require the company to circulate to shareholders that are entitled to receive notice of a general meeting, a statement of not more than 1,000 words with respect to (1) a matter referred to in a proposed resolution to be dealt with at that meeting, or (2) other business to be deal with at that meeting. A company is required to circulate a statement once it has received requests to do so from (1) shareholders representing at least 5% of the total voting rights of all shareholders who have a relevant right to vote, or (2) by at least 100 shareholders who have a relevant right to vote and hold shares in the company on which there has been paid up an average sum, per shareholder, of at least £100.

Resolutions to appoint or re-appoint directors to a public limited company such as Mereo must generally be put to shareholders on the basis of one resolution for each nominated director.

OncoMed’s bylaws provide that in order for a stockholder to make a director nomination or propose business at an annual meeting of stockholders, the stockholder must give timely written notice to OncoMed. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of OncoMed not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90) day prior to such annual meeting or, if later, the tenth (10) day following the day on which public disclosure of the date of such annual meeting was first made.

Number of Directors

Under the U.K. Companies Act 2006, a public limited company must have at least two directors. Mereo’s Articles further provide that, unless otherwise determined by an ordinary resolution, the number of Mereo directors shall be not less than two nor more than nine in number.

The Mereo Board currently consists of seven members.

OncoMed’s certificate of incorporation and bylaws provide that the authorized number of directors shall be determined from time to time by resolution of the board or directors. The OncoMed Board has currently set the authorized number of directors to eight directors.

Mereo Shareholder Rights	OncoMed Stockholder Rights

For as long as Novartis holds not less than one percent of Mereo’s issued share capital, Novartis may appoint one observer who may attend, but not participate or vote in, any meeting of Mereo’s board of directors.

Classification of the Board

Under the U.K. Companies Act 2006, a company may not enter into a service contract with a fixed term of more than two years with a director or (where the director is a director of a holding company) with a member of the group consisting of that company and its subsidiaries unless such contract has been approved by an ordinary resolution of the shareholders of the company or (in the case of a director of a holding company) of the shareholders of the holding company. Such a resolution must not be passed unless a memorandum setting out the proposed contract incorporating the provision is made available to members of the company both (1) at the company’s registered office for not less than 15 days ending with the date of the meeting; and (2) at the meeting itself.

Mereo’s Articles provide that, at every annual general meeting (1) if any director has at the start of the annual general meeting been in office for more than three years since his or her last appointment or reappointment, he or she shall retire; and (2) if a director has been appointed by the Mereo Board since the previous annual general meeting, he or she shall retire.

If Mereo does not fill the vacancy at the meeting at which a director retires by rotation or otherwise, the retiring director shall, if willing to act, be deemed to have been reappointed unless at the meeting it is resolved not to fill the vacancy or unless a resolution for the reappointment of the director is put to the meeting and lost.

Delaware law permits the certificate of incorporation or a stockholder-adopted bylaw to provide that directors be divided into one, two or three classes, with the term of office of one class of directors to expire each year.

OncoMed’s certificate of incorporation provides that the directors comprising the board of directors shall be divided into three staggered classes, with each class serving three-year terms.

Board Meetings

Mereo’s Articles provide that the quorum may be fixed by the Mereo Board (but may not be less than two) and, unless so fixed at any other number, shall be two.

A director may call a meeting of the Mereo Board by giving notice of the meeting to each director.

OncoMed’s bylaws provide that the board of directors may hold meetings, both regular and special, either within or outside the State of Delaware. Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by the board of directors. Special meetings of the board of directors for any purpose or purposes may be called at any time

Mereo Shareholder Rights	OncoMed Stockholder Rights
by the chairperson of the board of directors, the chief executive officer, the president, the secretary or a majority of the authorized number of directors.

Board Committees

Mereo’s Articles provide that Mereo’s directors may delegate any of the powers conferred on them to board committees. The committees to which the Mereo’s directors delegate any of their powers must follow procedures which are based as far as they are applicable on those provisions of the Mereo’s Articles which govern the taking of decisions by Mereo’s directors. Mereo’s directors may make rules of procedure for all or any committees, which prevail over the rules derived from Mereo’s Articles if they are not consistent with them.

The Mereo Board has established an audit and risk committee, nomination committee, remuneration committee and R&D committee.

OncoMed’s bylaws provide that the board of directors may designate one or more committees. The board of directors of OncoMed has designated the following committees: (i) Audit Committee; (ii) Compensation Committee; (iii) Nominating and Corporate Governance Committee; and (iv) Business Development and Strategy Committee.

Removal of Directors

Under the U.K. Companies Act 2006, a company may remove a director without cause at a general meeting by way of an ordinary resolution of shareholders, irrespective of any provision of any agreement or service contract between the director and the company, provided that 28 clear days’ notice of the proposed resolution to remove the director is given and certain other procedural requirements under the U.K. Companies Act 2006 are followed (such as allowing the director to make representations against his or her removal either at the meeting or in writing).

In addition to any power of removal under the U.K. Companies Act 2006, under Mereo’s Articles, Mereo may, by special resolution or ordinary resolution (of which special notice has been given in accordance with section 312 of the U.K. Companies Act 2006):

∎   remove any director from office (but without prejudice to any claim he or she may have for damages for breach of any agreement between Mereo and the relevant director); and

∎   appoint another person to act as director in his or her place.

Under Delaware law, any director may be removed with or without cause by the affirmative vote of holders of a majority of the outstanding shares entitled to vote upon the election of directors.

OncoMed’s certificate of incorporation provides that a director may be removed at any time with cause by the affirmative vote of the holders of 66-2/3% of the voting power of all then-outstanding shares of capital stock entitled to vote at an election of directors.

Mereo Shareholder Rights	OncoMed Stockholder Rights

Board Vacancies

Under Mereo’s Articles, Mereo may by ordinary resolution appoint a person who is willing to act to be a director, either to fill a vacancy or as an additional director and the Mereo Board may appoint a person who is willing to act to be a director, either to fill a vacancy or as an additional director, provided in each case that the appointment does not cause the number of directors to exceed the number fixed by or in accordance with Mereo’s Articles as the maximum number of directors.

Under Delaware law, unless otherwise provided in the certificate of incorporation or the bylaws,

(1) vacancies on a board of directors; and

(2) newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors in office, although less than a quorum, or by a sole remaining director. In the case of a classified board, directors elected to fill vacancies or newly created directorships will hold office until the next election of the class for which the directors have been chosen. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board, the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the voting stock at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

OncoMed’s certificate of incorporation and bylaws of provide that any vacancy or newly created directorships on the board of directors shall be filled only by the affirmative vote of a majority of the directors in office, although less than a quorum, or by a sole remaining director, and not by the stockholders.

Limitation of Director Liability

Under the U.K. Companies Act 2006, any provision (whether contained in a company’s articles of association or any contract or otherwise) that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void, and any provision where the company is seeking to indemnify a director for such liability is also void except as allowed by the provision of insurance.

Delaware law permits a corporation’s certificate of incorporation to include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

(1) any breach of his or her duty of loyalty to the corporation or its stockholders;

(2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3) intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

Mereo Shareholder Rights	OncoMed Stockholder Rights

(4) any transaction from which he or she derives an improper personal benefit.

OncoMed’s certificate of incorporation provides that to the maximum extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of OncoMed shall not be personally liable to the OncoMed or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of OncoMed shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Directors and Officers Indemnity

Any provision by which Mereo directly or indirectly provides an indemnity (to any extent) for a director of the company or of an “associated company” (i.e., a company that is a parent, subsidiary or sister company of Mereo) against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director is void except as permitted by the U.K. Companies Act 2006, which provides exceptions for Mereo to:

∎   purchase and maintain director and officer insurance insuring its directors or the directors of an associated company against any liability attaching in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director;

∎   provide a “qualifying third party indemnity,” which is an indemnity against liability incurred by Mereo’s directors and directors of an associated company to a person other than Mereo or an associated company. Such indemnity must not cover criminal fines, penalties imposed by regulatory bodies, the defense costs of criminal proceedings where the director is found guilty, the defense costs of civil proceedings successfully brought against the director by the company or an associated company, or the costs of unsuccessful applications by the director for relief from liabilities for such matters; and

∎   provide a “qualifying pension scheme indemnity,” which is an indemnity against

Delaware law provides that a corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

A Delaware corporation may indemnify the same category of persons in an action by or in the right of the corporation under the same conditions, but only for expenses (including attorneys’ fees), provided that no indemnification is permitted without judicial approval if such

Mereo Shareholder Rights	OncoMed Stockholder Rights

liability incurred in connection with the company’s activities as trustee of an occupational pension plan. Such indemnity must not cover a fine imposed in criminal proceedings, or sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising), or any liability incurred by the director in defending criminal proceedings in which he or she is convicted.

Mereo’s Articles provide that it may indemnify a director of Mereo against

∎   any liability incurred by that director in connection with any negligence, default, breach of duty or breach of trust in relation to Mereo or an associated company;

∎   any liability incurred by that director in connection with the activities of the Mereo or an associated company in its capacity as a trustee of an occupational pension scheme; and

∎   any other liability incurred by that director in the actual or purported execution or discharge of his or her duties, the exercise or purported exercise of his or her powers or otherwise in relation to his or her duties or powers as an officer of Mereo or an associated company.

The U.K. Companies Act 2006 also provides that Mereo may lend a director of Mereo funds to meet expenditure incurred by him in defending any criminal or civil proceedings in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to Mereo or an associated company, or in connection with an application for certain specified relief, subject to the requirement that the loan must be on terms that it is to be repaid if the defense or the application for relief is unsuccessful.

person is adjudged to be liable to the corporation.

OncoMed’s certificate of incorporation and bylaws provide that OncoMed shall indemnify its directors and officers to the fullest extent permitted by the DGCL or any other applicable law. Under its bylaws, OncoMed will not be required to indemnify any director or officer in connection with any proceeding initiated by such person unless the proceeding was authorized in the specific case by the OncoMed Board.

As permitted by the DGCL, OncoMed currently has in effect a directors’ and officers’ liability insurance policy.

Insurance

So far as permitted by law, directors of Mereo may decide to purchase and maintain insurance, at the expense of Mereo, for the benefit of directors in respect of any loss or liability which has been or may be incurred by director in connection with that director’s actual or purported execution and/or discharge of his or her duties or powers in relation	OncoMed’s bylaws provide that OncoMed may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of OncoMed, or is or was serving at the request of OncoMed as a director, officer, employee or agent of another corporation, partnership, joint venture, trust

Mereo Shareholder Rights	OncoMed Stockholder Rights
to Mereo, any associated company or any pension fund or employees’ share scheme of Mereo or an associated company.	enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not OncoMed would have the power to indemnify him or her against such liability under the provisions of the DGCL.

Derivative Suits and Class Action Suits

Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the U.K. Companies Act 2006 provides that (1) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust and (2) a shareholder may bring a claim for a court order on the ground that the company’s affairs have been or are being conducted in a manner that is unfairly prejudicial to the interests of its shareholders generally or of some of its shareholders, or that an actual or proposed act or omission of the company is or would be so prejudicial.

The U.K. Limitation Act 1980 imposes a limitation period, with certain exceptions, of civil claims. The period is six years in respect of actions in contract and tort, and 12 years for “actions on a specialty,” such as a breach of any obligation contained in a deed. The limitation period begins to run from the date on which the action accrued. In the case of contract, this is the date on which the breach of contract occurred, and in tort this is the date on which the damage is suffered.

OncoMed’s certificate of incorporation provides that unless OncoMed consents in writing to the selection of an alternate forum, the Court of Chancery shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any derivative action or proceeding brought on behalf of OncoMed.

Conflicts of Interest Transactions

Under English law, a director is under a duty to avoid conflicts of interest, and is obliged to declare his or her interest (whether direct or indirect) in a proposed transaction with the company to the other directors. It is an offense to fail to declare an interest (whether direct or indirect) in an existing transaction with the company.

The duty to avoid a conflict of interest is not infringed if the situation cannot reasonably be regarded as likely to give rise to a conflict of

OncoMed has adopted a Code of Business Conduct and Ethics that covers, among other things, the handling of conflicts of interest. Under this policy, conflict of interest issues concerning OncoMed’s directors will be addressed by OncoMed’s Audit Committee. The OncoMed Code of Business Conduct and Ethics is available on OncoMed’s website at www.oncomed.com.

Mereo Shareholder Rights	OncoMed Stockholder Rights

interest or if the matter has been authorized by the directors.

For a description of the provisions of the Mereo Articles relating to conflicts of interest, see “—Description of the Mereo Shares and Articles of Association—Articles of Association—Directors—Directors’ Interests” in this proxy statement/prospectus.

Certain Business Combinations

There is no direct equivalent limitation under the U.K. Companies Act 2006. However, directors must have regard to their statutory duty of independence and duty to avoid a conflict of interest.

Section 203 of the DGCL prohibits certain “business combinations.” A corporation shall not engage in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

(1) Prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2) Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

(3) At or subsequent to such time the business combination was approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Mereo Shareholder Rights	OncoMed Stockholder Rights

Proxy Statements

As a foreign private issuer, Mereo will not be governed by the proxy rules under the Exchange Act.	Under the Exchange Act proxy rules, OncoMed must comply with notice and disclosure requirements relating to the solicitation of proxies for stockholder meetings.

Reporting Requirements

Since Mereo will become a foreign private issuer and, following the consummation of the merger, its securities will be listed on Nasdaq and registered under Section 12 of the Exchange Act, Mereo will be required to publicly file with the SEC annual reports on Form 20-F within four months after the end of each fiscal year and reports on Form 6-K.

In addition, according to the AIM Rules, which apply to Mereo due to the quotation of the Mereo Shares on AIM, Mereo must publish:

∎   its annual audited accounts as of the end of each financial year within six months after the end of each financial year at the latest;

∎   half-yearly financial statements for the first six months of a financial year within three months after the end of each reporting period at the latest.

Furthermore, according to the EU Market Abuse Regulation, Mereo must, as soon as possible, publish all inside information that directly concerns it. In particular, inside information directly concerns an issuer if it relates to developments within the issuer’s sphere of activity. Inside information is, broadly, any specific information about circumstances that are not public knowledge relating to Mereo or the Mereo Shares that, if it became publicly known, would have a significant effect on the price of Mereo Shares.

Any Mereo shareholder who holds voting rights in Mereo, directly or indirectly, the percentage of which reaches, exceeds or falls below 3%, 4% and each 1% threshold thereafter up to 100% as a result of an acquisition or disposal of shares or financial instruments, shall, without undue delay, and within two trading days at the latest as from the transaction, notify this to Mereo and simultaneously to the FCA.

As a U.S. public company, OncoMed must file with the SEC, among other reports and notices:

(1) an Annual Report on Form 10-K within 60 days after the end of a fiscal year;

(2) a Quarterly Report on Form 10-Q within 40 days after the end of a fiscal quarter ending; and

(3) Current Reports on Form 8-K upon the occurrence of certain important corporate events. Unless otherwise specified, a report is to be filed or furnished within four business days after occurrence of the event.

Mereo Shareholder Rights	OncoMed Stockholder Rights

Short-Swing Profits

Directors, officers and principal shareholders of Mereo will not be subject to the Exchange Act’s “short-swing” profit rules, because Mereo will be a foreign private issuer under the Exchange Act.

However, directors of Mereo will be subject to applicable English and U.S. laws prohibiting insider trading.

Directors, officers and other persons discharging managerial responsibilities, as well as persons closely related to them, are required to notify certain own account transactions in Mereo Shares to Mereo and the FCA.

Because OncoMed has a class of equity securities registered under Section 12 of the Exchange Act, the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act (and the related rules) apply to OncoMed’s officers, directors and principal shareholders.

Enforcement of Civil Liabilities Against Non-United States Persons and Enforceability of Judgments

Mereo is a corporation organized under the laws of England and Wales and its corporate headquarters will remain in England following the consummation of the merger. Many of the directors and officers of Mereo following the merger will be residents of jurisdictions outside the United States. In addition, although Mereo will, following consummation of the Merger, have substantial assets in the United States, the majority of Mereo’s assets and a large proportion of the assets of certain of its directors and officers will be located outside of the United States.

As a result of the foregoing, U.S. investors may find it difficult in a lawsuit based on the civil liability provisions of the United States federal securities laws: (1) to effect service within the United States upon Mereo and Mereo’s directors and officers that are located outside the United States; (2) to enforce in United States courts or outside the United States, judgments obtained against those persons in United States courts; (3) to enforce, in United States courts, judgments obtained against those persons in courts in jurisdictions outside the United States; and (4) to enforce against those persons in the United Kingdom, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon the United States federal securities laws.

OncoMed is a U.S. company incorporated under the laws of Delaware and has substantial assets located in the U.S. As a result, investors generally can initiate lawsuits in the U.S. against OncoMed and its directors and officers and can enforce lawsuits based on U.S. federal securities laws in U.S. courts.

EXCHANGE CONTROLS

Other than certain economic sanctions which may in place from time to time, there are currently no United Kingdom laws, decrees or regulations restricting the import or export of capital or affecting the remittance of dividends or other payment to holders of Mereo Shares who are non-residents of the United Kingdom. Similarly, other than certain economic sanctions which may be in force from time to time, there are no limitations relating only to non-residents of the United Kingdom under English law or Mereo’s Articles on the right to be a holder of, and to vote in respect of, Mereo Shares.

SUBMISSION OF STOCKHOLDER PROPOSALS

Only such business will be conducted at the OncoMed Special Meeting as will have been brought by the OncoMed Board before the special meeting pursuant to the attached “OncoMed Pharmaceuticals, Inc. Notice of Special Meeting of Stockholders.”

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

OncoMed is not expected to hold its 2019 annual meeting of stockholders if the Merger is completed on the timeline currently contemplated.

If OncoMed’s 2019 annual meeting of stockholders is held, as previously stated in the OncoMed proxy statement filed with the SEC on April 27, 2018, stockholder proposals will be considered for inclusion in OncoMed’s 2019 annual meeting proxy materials for the meeting so long as they are provided to OncoMed on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in OncoMed’s 2019 annual meeting proxy statement and form of proxy, it must have been received by OncoMed’s Secretary, in writing, no later than December 28, 2018, at OncoMed’s executive offices: OncoMed Pharmaceuticals, Inc., 800 Chesapeake Drive, Redwood City, California 94063. The rules of the SEC contain detailed requirements for submitting proposals for inclusion in OncoMed’s 2019 proxy statement and permit OncoMed to exclude proposals from OncoMed’s proxy statement in specified circumstances.

IN ACCORDANCE WITH THE ONCOMED BYLAWS, STOCKHOLDERS WHO DO NOT SUBMIT A PROPOSAL FOR INCLUSION IN ONCOMED’S 2019 ANNUAL MEETING PROXY STATEMENT, AS DESCRIBED IN THE IMMEDIATELY PRECEDING PARAGRAPH, BUT WHO INTEND TO PRESENT A PROPOSAL, NOMINATION FOR DIRECTOR OR OTHER BUSINESS FOR CONSIDERATION AT ONCOMED’S 2019 ANNUAL MEETING, SUCH PROPOSAL, NOMINATION FOR DIRECTOR OR OTHER BUSINESS FOR CONSIDERATION MUST BE SUBMITTED IN WRITING TO ONCOMED’S SECRETARY AND DELIVERED TO, OR MAILED AND RECEIVED AT, ONCOMED’S EXECUTIVE OFFICES AT 800 CHESAPEAKE DRIVE, REDWOOD CITY, CALIFORNIA 94063, BETWEEN FEBRUARY 22, 2019 AND MARCH 24, 2019; PROVIDED THAT IF THE DATE OF THE 2019 ANNUAL MEETING IS MORE THAN THIRTY DAYS BEFORE OR MORE THAN SIXTY DAYS AFTER JUNE 22, 2019, STOCKHOLDERS MUST GIVE NOTICE NOT LATER THAN THE NINTETH DAY PRIOR TO THE ANNUAL MEETING DATE OR, IF LATER, THE TENTH DAY FOLLOWING THE DAY ON WHICH PUBLIC DISCLOSURE OF THE ANNUAL MEETING DATE IS FIRST MADE. THE ONCOMED BYLAWS CONTAIN DETAILED REQUIREMENTS THAT A STOCKHOLDER’S NOTICE MUST SATISFY. ANY STOCKHOLDER NOTICE SHOULD BE IN WRITING AND ADDRESSED TO ONCOMED’S SECRETARY, ONCOMED PHARMACEUTICALS, INC., 800 CHESAPEAKE DRIVE, REDWOOD CITY, CALIFORNIA 94063.

OTHER BUSINESS AT THE ONCOMED SPECIAL MEETING

OncoMed knows of no other matters that will be presented for consideration at the OncoMed Special Meeting.

LEGAL MATTERS

The validity of the Mereo Shares underlying the Mereo ADSs to be issued in the Merger will be passed upon for Mereo by Davis Polk & Wardwell London LLP, London, United Kingdom.

Davis Polk & Wardwell London LLP, London, United Kingdom, represented Mereo in connection with the Merger and in the preparation of this proxy statement/prospectus.

Latham & Watkins LLP, Menlo Park, California, represented OncoMed in connection with the Merger and in the preparation of this proxy statement/prospectus.

EXPERTS

The consolidated financial statements of Mereo BioPharma Group plc at December 31, 2017 and 2016, and for each of the two years in the period ended December 31, 2017, appearing in this proxy statement/prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of OncoMed Pharmaceuticals, Inc. appearing in OncoMed Pharmaceuticals, Inc’s Annual Report (Form 10-K) for the year ended December 31, 2018, and the effectiveness of OncoMed Pharmaceuticals, Inc.’s internal control over financial reporting as of December 31, 2018 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

Mereo is incorporated and currently existing under the laws of England and Wales. In addition, most of Mereo’s directors and officers reside outside of the United States and most of the assets of Mereo’s subsidiaries are located outside of the United States. As a result, it may be difficult for investors to effect service of process on Mereo or those persons in the United States or to enforce in the United States judgments obtained in United States courts against Mereo or those persons based on the civil liability or other provisions of the United States securities laws or other laws.

In addition, uncertainty exists as to whether the courts of England and Wales would:

∎

recognize or enforce judgments of United States courts obtained against Mereo or its directors or officers predicated upon the civil liabilities provisions of the securities laws of the United States or any state in the United States; or

∎	entertain original actions brought in England and Wales against Mereo or its directors or officers predicated upon the securities laws of the United States or any state in the United States.

There is currently no treaty between (i) the United States and (ii) England and Wales providing for reciprocal recognition and enforcement of judgments of United States courts in civil and commercial matters, although the United States and the United Kingdom are both parties to the New York

Convention on the Recognition and Enforcement of Foreign Arbitral Awards. A final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the United States securities laws, will not be automatically enforceable in England and Wales. Any final and conclusive monetary judgment for a definite sum obtained against Mereo in United States courts will be treated by the courts of England and Wales as a cause of action in itself and sued upon as a debt at common law so that no retrial of the issues will be necessary, provided that:

∎	the relevant U.S. court had jurisdiction over the original proceedings according to English conflicts of laws principles at the time when proceedings were initiated;

∎

England and Wales courts had jurisdiction over the matter on enforcement and Mereo either submitted to such jurisdiction or were resident or carrying on business within such jurisdiction and were duly served with process;

∎	the U.S. judgment was final and conclusive on the merits in the sense of being final and unalterable in the court that pronounced it and being for a definite sum of money;

∎

the judgment given by the courts was not in respect of penalties, taxes, fines, or similar fiscal or revenue obligations (or otherwise based on a U.S. law that an English court considers to relate to a penal, revenue or other public law);

∎	the judgment was not procured by fraud;

∎

the judgment was not obtained following a breach of a jurisdictional or arbitration clause, unless with the agreement of the defendant or the defendant’s subsequent submission to the jurisdiction of the court;

∎	recognition or enforcement of the judgment in England and Wales would not be contrary to public policy or the Human Rights Act 1998;

∎	the proceedings pursuant to which judgment was obtained were not contrary to natural justice;

∎

the U.S. judgment was not arrived at by doubling, trebling, or otherwise multiplying a sum assessed as compensation for the loss or damages sustained and not being otherwise in breach of Section 5 of the U.K. Protection of Trading Interests Act 1980, or is a judgment based on measures designated by the Secretary of State under Section 1 of that Act;

∎	there is not a prior decision of an English court or the court of another jurisdiction on the issues in question between the same parties; and

∎	the English enforcement proceedings were commenced within the limitation period.

Whether these requirements are met in respect of a judgment based upon the civil liability provisions of the United States securities laws, including whether the award of monetary damages under such laws would constitute a penalty, is an issue for the court making such decision.

Subject to the foregoing, investors may be able to enforce in England and Wales judgments in civil and commercial matters that have been obtained from U.S. federal or state courts. Nevertheless, Mereo cannot assure you that those judgments will be recognized or enforceable in England and Wales.

If an English court gives judgment for the sum payable under a U.S. judgment, the English judgment will be enforceable by methods generally available for this purpose. These methods generally permit the English court discretion to prescribe the manner of enforcement. In addition, it may not be possible to obtain an English judgment or to enforce that judgment if the judgment debtor is or becomes subject to any insolvency or similar proceedings, or if the judgment debtor has any set-off or counterclaim against the judgment creditor. Also note that, in any enforcement proceedings, the judgment debtor may raise any counterclaim that could have been brought if the action had been originally brought in England unless the subject of the counterclaim was in issue and denied in the U.S. proceedings.

WHERE YOU CAN FIND MORE INFORMATION

Mereo has filed with the SEC a registration statement on Form F-4, including the exhibits and annexes thereto, with the SEC under the Securities Act, to register the Mereo Shares that OncoMed stockholders will receive in connection with the Merger. This proxy statement/prospectus, which is part of the registration statement as well as a proxy statement with respect to the OncoMed Special Meeting, does not contain all of the information set forth in the registration statement and the exhibits to the registration statement, and some parts have been omitted in accordance with the rules and regulations of the SEC. Mereo may also file amendments to the registration statement. For further information, you are referred to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, you are referred to the copy of the document that has been filed. Each statement in this proxy statement/prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

OncoMed files annual, quarterly, and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers, including OncoMed, who file electronically with the SEC. The address of that website is www.sec.gov. Investors may also consult OncoMed’s and Mereo’s websites for more information about OncoMed and Mereo, respectively. OncoMed’s website is www.OncoMed.com. Mereo’s website is www.mereobiopharma.com. Information included on these websites is not incorporated by reference into and does not constitute a part of this proxy statement/prospectus.

OncoMed has supplied all information contained in this proxy statement/prospectus relating to OncoMed, and Mereo has supplied all information contained in this proxy statement/prospectus relating to Mereo.

Any person, including any beneficial owner, to whom this proxy statement/prospectus is delivered may request copies of this proxy statement/prospectus and any of the annexes incorporated by reference in this document or other information concerning OncoMed, without charge, by requesting them in writing or by telephone from OncoMed at the following address and telephone number:

OncoMed Pharmaceuticals, Inc.

Attention: Investor Relations

800 Chesapeake Drive

Redwood City, California 94063

Telephone number: (650) 995-8200

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows OncoMed to “incorporate by reference” certain information filed with or furnished to the SEC, which means that OncoMed can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement/prospectus. With respect to this proxy statement/prospectus, information that OncoMed later files with or furnishes to the SEC and that is incorporated by reference will automatically update and supersede information in this proxy statement/prospectus and information previously incorporated by reference into this proxy statement/prospectus.

Each document incorporated by reference into this proxy statement/prospectus is current only as of the date of such document, and the incorporation by reference of such document is not intended to create any implication that there has been no change in the affairs of OncoMed since the date of the relevant document or that the information contained in such document is current as of any time subsequent to its date. Any statement contained in such incorporated documents is deemed to be modified or superseded for the purpose of this proxy statement/prospectus to the extent that a subsequent statement contained in another document that is incorporated by reference into this proxy statement/prospectus at a later date modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the following documents and information filed by OncoMed with the SEC (other than, in each case, documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules):

∎

OncoMed’s current reports on Form 8-K, filed with the SEC on January 4, 2018, January 31, 2018, February 23, 2018, March 19, 2018, June 25, 2018, June 27, 2018, September 20, 2018, October 1, 2018, October 17, 2018, December 6, 2018, January 28, 2019 and March 15, 2019;

∎	OncoMed’s proxy statement on Schedule 14A filed with the SEC on April 27, 2018;

∎	OncoMed’s quarterly report on Form 10-Q for the period ended June 30, 2018, filed with the SEC on August 2, 2018;

∎	OncoMed’s annual report on Form 10-K for the period ended December 31, 2018, filed with the SEC on March 7, 2019; and

∎

the description of OncoMed common stock contained in OncoMed’s Registration Statement on Form 8-A filed with the SEC on July 8, 2013, including any amendments or reports filed for the purpose of updating such descriptions.

All documents filed by OncoMed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the OncoMed Special Meeting will be incorporated by reference into this proxy statement/prospectus, other than the portions of such documents not deemed to be filed.

You may obtain copies of these documents in the manner described under “Where You Can Find More Information.”

THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES AT THE ONCOMED SPECIAL MEETING. THE PARTIES HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS.

THIS PROXY STATEMENT/PROSPECTUS IS DATED MARCH 20, 2019. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Report of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors of Mereo BioPharma Group plc

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Mereo BioPharma Group plc (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of comprehensive loss, changes in equity, and cash flows for each of the two years in the period ended December 31, 2017, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2017, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform an audit of the Company’s internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2015

Reading, United Kingdom

February 27, 2018

Consolidated statement of comprehensive loss

for the years ended December 31, 2016 and 2017

	Notes	Year ended December 31, 2016 £	Year ended December 31, 2017 £
Research and development expenses		(24,562,502)	(34,606,649)
General and administrative expenses		(11,616,816)	(10,697,194)

Operating loss		(36,179,318)	(45,303,843)
Finance income	7	374,906	826,855
Finance charge	7	(179,765)	(1,089,925)
Net foreign exchange gain/(loss)		2,262,626	(1,384,225)

Net loss before tax		(33,721,551)	(46,951,138)
Taxation	9	5,331,271	8,152,084

Loss attributable to equity holders of the Company		(28,390,280)	(38,799,054)

Total comprehensive loss for the year, attributable to the equity holders of the Company		(28,390,280)	(38,799,054)

Basic and diluted loss per share	10	(0.63)	(0.56)

The accompanying notes form an integral part of these consolidated financial statements.

Consolidated balance sheet

as at December 31, 2016 and 2017

	Notes	December 31, 2016 £	December 31, 2017 £
Assets
Non-current assets
Property, plant and equipment	11	173,869	153,361
Intangible assets	12	25,812,941	33,005,229

		25,986,810	33,158,590

Current assets
Prepayments		1,102,146	1,970,781
R&D tax credits	9	5,331,271	8,152,084
Other receivables	14	767,009	509,350
Short-term investments	16	—	2,500,000
Cash and short-term deposits	15	53,577,571	50,044,672

		60,777,997	63,176,887

Total assets		86,764,807	96,335,477

Equity and liabilities
Equity
Issued capital	17	193,022	213,285
Share premium	17	99,975,399	118,226,956
Other capital reserves	17	12,667,562	16,359,169
Other reserves	17	7,000,000	7,000,000
Accumulated loss		(40,579,241)	(79,315,920)

Total equity		79,256,742	62,483,490

Non-current liabilities
Provisions	19	1,172,420	4,075,386
Interest bearing loans and borrowings	18	3,126,526	18,812,511
Warrant Liability	20	—	1,346,484

		4,298,946	24,234,381

Current liabilities
Trade and other payables	21	1,121,107	3,024,026
Accruals		2,088,012	4,379,774
Provisions	19	—	274,000
Interest bearing loans and borrowings	18	—	1,939,806

Total liabilities		7,508,065	33,851,987

Total equity and liabilities		86,764,807	96,335,477

The accompanying notes form an integral part of these consolidated financial statements.

Consolidated statement of cash flows

for the years ended December 31, 2016 and 2017

	Notes	December 31, 2016 £	December 31, 2017 £
Operating activities
Loss before tax		(33,721,551)	(46,951,138)
Adjustments to reconcile loss before tax to net cash flows:
Depreciation of property, plant and equipment, net of disposals	11	32,940	36,076
Share-based payment expense	24	6,494,018	3,651,898
Net foreign exchange (gain)/loss		(2,262,626)	1,384,225
Provision for social security contributions on employee share options		1,031,109	1,115,966
Interest earned	7	(374,906)	(826,855)
Loss on short-term deposits	7	—	338,279
Accrued interest on convertible loan		179,765	103,115
Transaction costs on bank loan	7	—	200,000
Interest on bank loan	7	—	327,123
Accreted interest on bank loan	7	—	66,935
Warrant fair value adjustment	7	—	54,473
Working capital adjustments:
Increase in receivables		(1,219,202)	(839,751)
(Decrease)/Increase in payables and accruals		(768,402)	3,860,412
Tax credit received		946,681	5,331,271

Net cash flows used in operating activities		(29,662,174)	(32,147,971)

Investing activities
Purchase of property, plant and equipment	11	(3,467)	(15,568)
Purchase of licence	12	—	(2,280,000)
Disposal of property, plant and equipment	11	1,175	—
Short-term investments	16	—	(2,500,000)
Interest earned		374,906	1,051,620

Net cash flows provided by investing activities		372,614	(3,743,948)

Financing activities
Proceeds from issue of ordinary shares	17	67,888,820	15,000,000
Transaction costs on issue of ordinary shares	17	(2,995,864)	(729,632)
Proceeds from issue of convertible loan	18a	3,463,563	—
Proceeds from issue of bank loan	18b	—	20,000,000
Transaction costs on bank loan		—	(200,000)
Interest paid on bank loan		—	(327,123)

Net cash flows provided by financing activities		68,356,519	33,743,245

Net increase in cash and cash equivalents		39,066,959	(2,148,674)
Cash and cash equivalents at January 1		12,247,986	53,577,571
Effect of exchange rates changes on cash and cash equivalents		2,262,626	(1,384,225)

Cash and cash equivalents at December 31	15	53,577,571	50,044,672

The accompanying notes form an integral part of these consolidated financial statements.

Consolidated statement of changes in equity

for the years ended December 31, 2016 and 2017

	Issued capital £	Share premium £	Other capital reserves £	Other reserves £	Accumulated loss £	Total equity £
At January 1, 2016	59,221	26,212,880	21,660,105	—	(12,188,961)	35,743,245

Total comprehensive loss for the year	—	—	—		(28,390,280)	(28,390,280)
Issue of share capital (Note 17)	107,709	67,781,112	—		—	67,888,821
Share-based payments – share options (Note 24)	—	—	6,185,067		—	6,185,067
Share-based payments – LTIPS (Note 24)	—	—	133,601		—	133,601
Share-based payments – deferred bonus shares (Note 24)	—	—	175,350		—	175,350
Issue of share capital (Note 17)	26,092	15,977,271	(16,003,363)		—	—
Equity element of convertible loan (Note 18a)	—	—	516,802		—	516,802
Share capital reduction (Note 17)	—	(7,000,000)	—	7,000,000	—	—
Transaction costs on issuance of share capital (Note 17)	—	(2,995,864)	—		—	(2,995,864)

At December 31, 2016	193,022	99,975,399	12,667,562	7,000,000	(40,579,241)	79,256,742

Total comprehensive loss for the year	—	—	—	—	(38,799,054)	(38,799,054)
Share-based payments – share options (Note 24)	—	—	3,027,963	—	—	3,027,963
Share-based payments – LTIP (Note 24)	—	—	298,287	—	—	298,287
Share-based payments – DBSP (Note 24)	—	—	325,648	—	—	325,648
Share-based payments – Deferred equity consideration (Note 24)	—	—	1,331,288	—	—	1,331,288
Issue of share capital on April, 4 2017 (Note 17)	15,125	14,984,875	—	—	—	15,000,000
Issue of share capital on conversion of loan note (Note 17)	1,899	1,396,654	—	—	—	1,398,553
Issue of share capital for Novartis bonus shares (Note 17)	1,766	1,081,133	(1,082,899)	—	—	—
Equity element of convertible loan (Note 18a)	—	—	(208,680)	—	—	(208,680)
Conversion of convertible loan (Note 18a)	—	—	—	—	62,375	62,375
Issue of share capital on October, 31 2017 (Note 17)	1,473	1,518,527	—	—	—	1,520,000
Transaction costs on issuance of share capital (Note 17)	—	(729,632)	—	—	—	(729,632)

At December 31, 2017	213,285	118,226,956	16,359,169	7,000,000	(79,315,920)	62,483,490

The accompanying notes form an integral part of these consolidated financial statements.

Notes to the consolidated financial statements

1. Corporate information

Mereo BioPharma Group plc (the “Company”) is multi-asset biopharmaceutical company focused on the acquisition, development and commercialization of innovative therapeutics that aim to improve outcomes for patients with rare and specialty diseases.

We are a public limited company incorporated and domiciled in the United Kingdom, and registered in England, with our shares publicly traded on the Alternative Investment Market of the London Stock Exchange. Our registered office is located at Fourth Floor, 1 Cavendish Place, London W1G 0QF.

The consolidated financial statements of Mereo BioPharma Group plc and its subsidiaries (collectively, the “Group”) for the year ended December 31, 2017 were authorised for issue in accordance with a resolution of the Directors on February 26, 2017.

2. Significant accounting policies

2.1 Basis of preparation

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

These financial statements are presented in pounds sterling (“Sterling”).

2.2 Revision of previously issued financial statements

We have reclassified the capital reduction undertaken in 2016 resulting in the reduction of the accumulated loss by £7.0 million and the crediting a new Other reserves by the same amount as set out in the Consolidated balance sheet and in the Consolidated statement of changes in equity.

2.3 Going concern

Though the Group continues to incur losses, the Directors believe it is appropriate to prepare the financial information on the going concern basis. This is because the Group’s development of its products continues to progress according to plan and the funding secured to date will allow it to meet its liabilities as they fall due for at least 12 months from the date of authorisation for the issue of these consolidated financial statements.

2.4 Basis of consolidation

The consolidated financial information comprises the financial statements of Mereo BioPharma Group plc and its subsidiaries as at December 31, 2017. Subsidiaries are all entities over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity.

Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases. Intercompany transactions, balances and unrealised gains on transactions between Group companies are eliminated in preparing the consolidated financial statements. Accounting policies of subsidiaries are consistent with the policies adopted by the Group.

The Group has an employee share trust to facilitate share transactions pursuant to certain employee share plans. Although the trust is a separate legal entity from the Group, it is consolidated into the Group’s results in accordance with the IFRS 10 “Consolidated Financial Statements” rules on special purpose vehicles. The Group is deemed to control the trust principally because the trust cannot operate without the funding the Group provides.

All Group subsidiaries prepare yearly financial information to December 31 consistent with the Company.

2.5 Changes of accounting policies

a) Segment reporting

Effective in the third quarter of 2017 and following the completion of the exclusive license agreement with AstraZeneca for MPH-966, the Company has revised its policy and now reports as a single operating segment (See Note 4).

b) Other reserves

Other reserves arose on reduction of share premium. These reserves are available for distribution to shareholders in the future at a time when the Company has sufficient accumulated realized profits to make a distribution.

2.6 Summary of significant accounting policies

a) Taxation

Current income tax

Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities, and include R&D tax credits receivable under the HM Revenue and Customs (“HMRC”) small or medium enterprise (“SME”) scheme, which provides additional taxation relief for qualifying expenditure on R&D activities, and allows for the surrender of tax losses in exchange for a cash payment from HMRC.

Current income tax relating to items recognized directly in equity is recognized in equity and not in the statement of comprehensive loss.

Income tax credit

The Company benefits from the U.K. research and development tax credit regime whereby a portion of the Company’s losses can be surrendered for a cash rebate of up to 33.35% of eligible expenditures. Such credits are accounted for within the tax provision, in the year in which the expenditures were incurred.

Deferred tax

Deferred tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date.

Deferred income tax assets are recognized for all deductible temporary differences, carry-forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and the carry-forward of unused tax credits and unused tax losses can be utilised. The carrying amount of deferred income tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilised. Unrecognized deferred income tax assets are reassessed at the end of each reporting period and are recognized to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured on an undiscounted basis at the tax rates that are expected to apply to the year when the asset is realised, based on tax rates (and tax laws) enacted or substantively enacted at the end of the reporting period.

b) Foreign currencies

The functional currency of the Company and its subsidiaries is Sterling. Transactions in foreign currencies are initially recorded by the Group’s entities at the rate ruling on the date the transaction first qualifies for recognition.

Differences arising on settlement or translation of monetary items are recognized in profit or loss.

Gains or losses on the retranslation of foreign currency balances at the year end are recognized in the consolidated statement of comprehensive loss under net foreign exchange gain.

c) Property, plant and equipment

Property, plant and equipment is stated at cost, net of accumulated depreciation and accumulated impairment losses, if any. Such cost includes the cost of replacing part of the plant and equipment if the recognition criteria are met. All other repair and maintenance costs are recognized in profit or loss as incurred.

Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, as follows:

•	Leasehold improvements ten years

•	Office equipment five years

•	IT equipment three years

An item of property, plant and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of comprehensive loss when the asset is derecognized.

The residual values, useful lives and methods of depreciation of property, plant and equipment are reviewed at each financial year end and adjusted prospectively, if appropriate.

d) Leases

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged to the statement of comprehensive loss on a straight-line basis over the period of the lease.

The Group leases its premises. The Group recognizes any lease incentives on a straight-line basis over the entire period of the lease, assuming that any break clauses available will not be exercised. By not exercising any break clauses, the Group receives a 50% rent discount from the landlord for a fixed period of time.

The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement at the inception date. The arrangement is assessed for whether fulfilment of the arrangement is dependent on the use of a specific asset or assets or the arrangement conveys a right to use the asset or assets, even if that right is not explicitly specified in an arrangement.

e) Intangible assets

Intangible assets, relating to intellectual property rights acquired through licensing or assigning patents and knowhow, are initially recognized at cost which has been determined as the fair value of the consideration paid and payable. Consideration comprises cash paid together with the net present value of any provision for deferred cash consideration (see Note 2p) and the fair value of consideration settled in shares. The fair value of consideration is regularly reviewed based on the probability of achieving the contractual milestones. Where share transfer occurs, the cost is measured at fair value of the shares issued or to be issued in accordance with IFRS 2. Intangible assets are held at cost less accumulated amortization and provision for impairment, if any. Where a finite useful life of the acquired intangible asset cannot be determined or the intangible asset is not yet available for use, the asset is tested annually for impairment by allocating the assets to the cash-generating units to which they relate. Amoritzation would commence when product candidates underpinned by the intellectual property rights become available for commercial use. No amoritzation has been charged to date, as the product candidates underpinned by the intellectual property rights are not yet available for commercial use.

f) Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

•	In the principal market for the asset or liability

Or

•	In the absence of a principal market, in the most advantageous market for the asset or liability

The principal or the most advantageous market must be accessible by the Group.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximising the use of relevant observable inputs and minimising the use of unobservable inputs.

All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorised within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

•	Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities

•	Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable

•	Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

For assets and liabilities that are recognized in the financial statements on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorisation (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

g) Impairment of non-financial assets

Further disclosures relating to impairment of non-financial assets are also provided in the following notes:

•	Disclosures for significant assumptions Note 3

•	Property, plant and equipment Note 11

•	Intangible assets not yet available for use Notes 12 and 13

The Group assesses, at each reporting date, whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or cash-generating unit’s (“CGU”) fair value less costs of disposal and its value in use. The recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs of disposal, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded companies or other available fair value indicators.

Impairment losses are recognized in the statement of comprehensive loss in expense categories consistent with the function of the impaired asset.

An assessment is made at each reporting date to determine whether there is an indication that previously recognized impairment losses no longer exist or have decreased. If such indication exists, the Group estimates the asset’s or CGU’s recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in the statement of comprehensive loss unless the asset is carried at a revalued amount, in which case the reversal is treated as a revaluation increase.

Intangible assets not yet available for use are tested for impairment annually as at December 31 at the CGU level, as appropriate, and when circumstances indicate that the carrying value may be impaired. An impairment test was performed at December 31, 2017.

h) Cash and short-term deposits

Cash and short-term deposits in the balance sheet comprise cash at banks and on hand and short-term deposits with a maturity of three months or less, which are subject to an insignificant risk of changes in value.

i) Short-term investments

Cash on deposit for terms greater than three months are recognized at fair value in the balance sheet.

j) Provisions

Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. When the Group expects some or all of a provision to be reimbursed, for example, under an insurance contract, the reimbursement is recognized as a separate asset, but only when the reimbursement is virtually certain. The expense relating to a provision is presented in the statement of comprehensive loss net of any reimbursement.

If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, when appropriate, the risks specific to the liability. When discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.

k) Share-based payments

Employees (including Executive Officers) of the Group receive remuneration in the form of share-based payments, whereby employees render services as consideration for equity instruments (equity-settled transactions).

Incentives in the form of shares are provided to employees under the Share Option Plan. Executive Officers are also provided with shares under a deferred bonus share plan (“DBSP Plan”) and a long-term incentive plan (“LTIP Plan”). In accordance with IFRS 2 “Share-based Payment” (“IFRS 2”), charges for these incentives are expensed through the consolidated statement of comprehensive loss on a straight-line basis over their vesting period, based on the Group’s estimate of shares that will eventually vest. The total amount to be expensed is determined by reference to the fair value of the options or awards at the date they were granted. For LTIP shares, the fair value excludes the impact of any non-market vesting conditions. The fair value of LTIP shares, which have market conditions attached, includes an adjustment based on the probability of the shares vesting at the end of the vesting period.

Under the 2015 plan, options were historically awarded to employees, non- executive directors and certain consultants. Share options awarded to non-employees under the 2015 plan are accounted for as for options awarded to employees as the value of non-employee services could be readily determined.

In accordance with IFRS 2, the cancellation of share options is accounted for as an acceleration of the vesting period and therefore any amount unrecognized that would otherwise have been charged in future accounting periods is recognized immediately. When options are forfeited, the accounting expense for any unvested awards is reversed.

Purchases, where consideration is satisfied by issuing equity shares, are accounted for as equity-settled share-based payment transactions in accordance with IFRS 2. Fair value is determined by the share price at the date of purchase.

l) Costs of issuing capital

The Group deducts directly attributable costs of issuing capital from the proceeds in accordance with IAS 39 “Financial Instruments: Recognition and Measurement”. Incremental costs incurred and directly attributable to the offering of equity securities are deducted from the related proceeds of the offering. The net amount is recorded as share premium in the period when such shares are issued. Where such expenses are incurred prior to the offering they are recorded in prepayments until the offering completes. Other costs incurred in such offerings are expensed as incurred and included in general and administrative expenses.

m) Convertible loan instrument

Convertible loan notes are regarded as compound instruments consisting of a liability component and an equity component. At the date of issue the fair value of the liability component is estimated using a discount rate for an equivalent liability without the conversion feature. The difference between the proceeds of issue of the convertible loan note and the fair value assigned to the liability component, representing the embedded option to convert the liability into equity of the Group, is included in equity.

An exchange between an existing borrower and lender of debt instruments with ‘substantially different’ terms are accounted for as an extinguishment of the original financial liability and the recognition of a new financial liability as per IAS 39 and IFRS 9. Similarly, a substantial modification of the terms of an existing financial liability, or a part of it, (whether or not due to the financial difficulty of the debtor) should be accounted for as an extinguishment of the original financial liability and the recognition of a new financial liability.

In line with IAS 39 the terms of exchanged or modified debt are regarded as ‘substantially different’ if the net present value of the cash flows under the new terms (including any fees paid net of any fees received) discounted at the original effective interest rate is at least 10% different from the discounted present value of the remaining cash flows of the original debt instrument. Where such modifications are less than 10% different, the effective interest rate is adjusted to take account of the new terms.

n) Employee Benefit Trust

The Group operates an Employee Benefit Trust (“EBT”): Mereo BioPharma Group plc Employee Benefit Trust.

The EBT has been established to fulfil awards made under the Deferred Share Bonus Plan and the Long Term Incentive Plan. The EBT is a Jersey-based trust which is funded by a loan from the Company, which it will utilise to buy shares at nominal value from the Company in sufficient quantity to fulfil the envisaged awards. The EBT will acquire shares in the Company and these will be deducted from the shareholders’ funds on the consolidated balance sheet at the cost of acquisition less proceeds on disposal.

In compliance with IAS 32 “Financial Instruments: Presentation” Group, shares held by the EBT are included in the consolidated balance sheet as a reduction in equity. Gains and losses on Group shares are recognized directly in equity.

The Group consolidated accounts treat the EBT as a wholly owned subsidiary company. Residual cash within the EBT is classified as a debtor (restricted cash) since it is not readily accessible by the Group.

o) Research and development costs

Expenditure on product development is capitalised as an intangible asset and amortised over the expected useful economic life of the product candidate concerned. Capitalisation commences from the point at which technical feasibility and commercial viability of the product candidate can be demonstrated and the Group is satisfied that it is probable that future economic benefits will result from the product candidate once completed. Capitalisation ceases when the product candidate receives regulatory approval for launch. No such costs have been capitalised to date.

Expenditure on research and development activities that do not meet the above criteria, including ongoing costs associated with acquired intellectual property rights and intellectual property rights generated internally by the Group, is charged to the statement of comprehensive loss as incurred. Intellectual property and in-process research and development from asset acquisitions are recognized as intangible assets at cost.

p) Provisions for deferred cash consideration

Provisions for deferred cash consideration consist of future payments which are contractually committed but not yet certain. In respect of products which are not yet approved such deferred cash consideration excludes potential downstream milestones, royalties or other payments as these are deemed to be so uncertain as to be unquantifiable. Deferred cash consideration is recognized as a liability with the amounts calculated as the risk adjusted net present value of anticipated deferred payments.

The provision is reviewed at each balance sheet date and adjusted based on the likelihood of contractual milestone(s) being achieved and therefore the deferred payment being settled. Increases in the provision relating to changes in the probability are recognized as an intangible asset. Increases in the provision relating to the unwinding of the time value of money are recognized as a finance expense.

q) Bank loan and associated warrants

After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost using the effective interest rate (EIR) method. The EIR amortization is included as a finance charge in the statement of comprehensive loss. This category applies to interest-bearing borrowings, trade and other payables.

Associated warrants are measured at fair value with changes recorded through the statement of comprehensive loss (see note 20).

3. Significant accounting judgements, estimates and assumptions

The preparation of the consolidated accounts requires the management of the Group to make estimates and judgements that affect the reported amounts of assets, liabilities, revenues and expenses. The Group bases its estimates and judgements on historical experience and on various other assumptions that it considers to be reasonable. Actual results may differ from these estimates under different assumptions or conditions.

Share-based compensation

Incentives in the form of shares are provided to employees under a share option plan, long term incentive plan and deferred share bonus plan. The fair value of the employee services received in exchange for the grant of the options is recognized as an expense. The expense is based upon a number of assumptions disclosed in Note 24. The selection of different assumptions could affect the results of the Group.

Impairment of intangible assets and property, plant and equipment

An assessment was made in respect of indicators of impairment in the carrying value of the Group’s intangible assets (see Note 13) and leasehold improvements, office equipment and IT equipment as at December 31, 2017. If such an indication exists, the recoverable amount of the asset, being the higher of the asset’s fair value less costs to sell and value in use, is compared to the asset’s carrying value. Any excess of the asset’s carrying value over its recoverable amount is expensed to the income statement. The assessment of intangible assets involves a number of judgements regarding the likelihood of successful product approval, the costs of reaching approval and the subsequent commercial profitability of the product once approved.

Deferred license consideration

Deferred consideration in the form of cash is recognized as a provision at each balance sheet date, to the extent its amount is quantifiable at the inception of the arrangement. The amount provided is based on a number of judgements regarding the timing and progress of the related research. Deferred consideration in the form of shares is recognized as a share-based payment when it is probable that shares will be transfered.

Bank loan and associated warrants

As part of the bank loan, the Group has issued warrants to subscribe for shares. The fair value of the warrants issued is assessed at each balance sheet date based upon a number of assumptions, as disclosed in Note 20.

4. Segment information

The consolidation of product candidates into a single segment follows management’s view of the business as a single portfolio of product candidates. Research and development (“R&D”) expenses only are monitored at a product candidate level, however the Chief Operating Decision Maker (“CODM”) makes decisions over resource allocation at an overall portfolio level. The Group’s financing is managed and monitored on a consolidated basis. All non-current assets held by the Group are located in the United Kingdom.

The Company’s CODM is the Executive Management team (comprised of the Chief Executive Officer, Chief Financial Officer, Chief Medical Officer, General Counsel and the Head of Corporate Development) which manages the operating results of the business.

5. Group information

Information about subsidiaries

The consolidated financial statements of the Group include:

Name	Principal activities	Country of incorporation	% equity interest December 31, 2016	% equity interest December 31, 2017
Mereo BioPharma 1 Limited	Pharmaceutical research and development	United Kingdom	100	100
Mereo BioPharma 2 Limited	Pharmaceutical research and development	United Kingdom	100	100
Mereo BioPharma 3 Limited	Pharmaceutical research and development	United Kingdom	100	100
Mereo BioPharma 4 Limited	Pharmaceutical research and development	United Kingdom	—	100
Mereo BioPharma Group plc Employee Benefit Trust	Employee share plan	Jersey	—	—

6. Compensation of key management personnel of the Group

Key management includes Directors (Executive and Non-Executive) and Executive Officers, the General Counsel, the Chief Medical Officer and the Head of Corporate Development. The compensation paid or payable to key management is set out below.

	Year ended December 31, 2016 £	Year ended December 31, 2017 £
Short-term benefits	2,111,712	2,756,979
Post-employment benefits	106,500	87,269
IFRS 2 Share-based payment charge	4,631,853	2,726,337

Total compensation paid to key management personnel	6,850,065	5,570,585

7. Finance income and Finance charge

	Year ended December 31, 2016 £	Year ended December 31, 2017 £
Finance income
Bank interest earned	374,906	826,855

Finance charge
Interest expense on convertible loan	(179,765)	(103,115)
Interest paid on bank loan	—	(327,123)
Accreted interest on bank loan	—	(66,935)
Transaction costs on bank loan	—	(200,000)
Loss on short-term deposits	—	(338,279)
Change in warrant fair value	—	(54,473)

Total Finance charge	(179,765)	(1,089,925)

8. Employee benefits expense

	December 31, 2016 £	December 31, 2017 £
Included in research & development expenses:
Salaries	1,150,222	1,640,373
Social security costs	344,467	420,417
Pension contributions	50,864	77,425
Share-based payment expense	1,550,884	822,173
Included in general and administrative expenses:
Salaries	2,132,920	2,253,393
Social security costs	1,040,409	1,159,548
Pension contributions	109,187	96,598
Share-based payment expense	4,943,133	2,829,725

Total employee benefits expense	11,322,086	9,299,652

9. Income tax

The Group is entitled to claim tax credits in the United Kingdom (the “UK”) under the UK R&D SME scheme. The amount included in the financial statements represents the credit receivable by the Group for the year. The claims in respect of the year ended December 31, 2016 were received by the Group in May 2017. The year ended December 31, 2017 amounts have not yet been agreed with the relevant tax authorities.

	Year ended December 31 2016 £	Year ended December 31 2017 £
United Kingdom corporation tax R&D credit	5,331,271	8,152,084

The charge for the year can be reconciled to the loss per the income statement as follows:

	Year ended December 31 2016 £	Year ended December 31 2017 £
Loss before tax	(33,721,551)	(46,951,138)
Loss on ordinary activities before tax at the United Kingdom’s statutory income tax rate of 19.25% (2016:20%)	6,744,310	9,038,094
Expenses not deductible for tax purposes (permanent differences)	(15,116)	(14,316)
Temporary timing differences	(1,300,044)	(711,677)
Research and development relief uplift	2,134,107	3,447,474
Losses (unrecognized)	(2,231,986)	(3,784,801)
Deferred income from MBG loan guarantee costs		177,310

Tax credit for the year	5,331,271	8,152,084

At December 31, 2017, the Group had tax losses to be carried forward of approximately £36,010,916 (2016: £16,343,508).

Deferred tax

Deferred tax relates to the following:

	December 31, 2016 £	December 31, 2017 £
Losses	2,778,396	6,121,400
Accelerated capital allowances	(9,883)	—
Other	2,210	—
Temporary differences trading	—	2,266,798

Net deferred tax asset	2,770,723	8,388,198

The deferred tax asset has not been recognized as there is uncertainty regarding when suitable future profits against which to offset the accumulated tax losses will arise. There is no expiration date for the accumulated tax losses.

A reduction in the rate of UK corporation tax to 19% from April 1, 2017 and to 17% from April 1, 2020 has been substantively enacted. The standard rate of corporation tax applied to reported loss is 19.25% (2016:20%) and any UK deferred tax assets and liabilities would be recognized at a rate of 17%.

10. Loss per share

Basic loss per share is calculated by dividing the loss attributable for the year to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year. As net losses from continuing operations were recorded in the year, the dilutive potential shares are anti-dilutive for the earnings per share calculation.

	Year ended December 31, 2016
	Loss £	Weighted shares number	Loss per share £
Basic and diluted	(28,390,280)	44,789,893	(0.63)

	Year ended December 31, 2017
	Loss £	Weighted shares number	Loss per share £
Basic and diluted	(38,799,054)	69,012,348	(0.56)

The Group operates a number of share option plans (see Note 24) which could potentially dilute basic earnings per share in the future. In addition, there exist within equity 864,988 (2016: 1,453,520) shares to be issued which also have the potential to dilute basic earnings per share in future (see Note 17).

As part of a licence and option agreement with AstraZeneca (see Note 25), additional future payments of a maximum of 1,349,692 new ordinary shares would be payable on reaching certain clinical milestones.

Warrants totaling 696,490 were issued in 2017 that could potentially dilute basic earnings per share if converted.

There have been no other transactions involving ordinary shares or potential ordinary shares between the reporting date and the date of authorisation of these financial statements.

11. Property, plant and equipment

	Leasehold improvements £	Office equipment £	IT equipment £	Total £
Cost or valuation
At January 1, 2016	155,494	20,024	40,360	215,878
Additions	—	—	3,467	3,467
Disposals	—	—	(1,175)	(1,175)

At December 31, 2016	155,494	20,024	42,652	218,170

Additions	—	10,107	5,461	15,568
Disposals	—	—	—	—

At December 31, 2017	155,494	30,131	48,113	233,738

Depreciation and impairment
At January 1, 2016	(5,625)	(1,335)	(4,401)	(11,361)
Disposals	—	—	457	457
Depreciation for the year	(15,549)	(4,005)	(13,843)	(33,397)

At December 31, 2016	(21,174)	(5,340)	(17,787)	(44,301)

Disposals	—	—	—	—
Depreciation for the year	(15,549)	(5,386)	(15,141)	(36,076)

At December 31, 2017	(36,723)	(10,726)	(32,928)	(80,377)

Net book value
At January 1, 2016	149,869	18,689	35,959	204,517

At December 31, 2016	134,320	14,684	24,865	173,869

At December 31, 2017	118,771	19,405	15,185	153,361

12. Intangible assets

Acquired development programmes £
Cost at January 1, 2016 and December 31, 2016	25,812,941

Amortisation and impairment
At January 1, 2016	—
Impairment (Note 13)	—
At December 31, 2016	—
Net book value
At January 1, 2016	25,812,941

At December 31, 2016	25,812,941

Cost at January 1, 2017	25,812,941
Additions	7,192,288

At December 31, 2017	33,005,229

Amortisation and impairment
At January 1, 2017	—
Impairment (Note 13)	—
At December 31, 2017	—
Net book value
At January 1, 2017	25,812,941

At December 31, 2017	33,005,229

The Group’s strategy is to acquire clinical-stage development programmes for the treatment of speciality and rare diseases from large pharmaceutical companies.

On October 28, 2017, the Group acquired the exclusive license for MPH-966 and included the option to acquire certain assets from Astra Zeneca AB (AstraZeneca). MPH-966 is being developed for the treatment of severe alpha-1 antitrypsin deficiency, at a cost of £7,192,288 as follows:

December 31, 2017 £
Cash payment in October 2017	2,280,000
Equity issued (see Note 17)	1,520,000
Deferred equity consideration (see Note 24)	1,331,288
Present value of provision for deferred cash consideration (see Note 19)	2,061,000

7,192,288

13. Impairment testing of intangible assets not yet available for use

Acquired or licensed development programmes not yet available for use are assessed annually for impairment.

Carrying amount of acquired and licensed development programmes:

	As at December 31, 2016 £
	BPS-804 (setrusumab)	BGS-649 (leflutozole)	BCT-197 (acumapimod)	Total
Acquired development programmes	11,615,824	9,886,356	4,310,761	25,812,941

		As at December 31, 2017 £
	BPS-804 (setrusumab)	MPH-966 (alvelestat)	BGS-649 (leflutozole)	BCT-197 (acumapimod)	Total
Acquired and licensed development programmes	11,615,824	7,192,288	9,886,356	4,310,761	33,005,229

The Group considers the future development costs, the probability of successfully progressing each programme to product approval and likely commercial returns after product approval, among other factors, when reviewing for indicators of impairment. The results of this testing did not indicate any impairment of the acquired products’ rights in the year to December 31, 2017. We believe that the likelihood of a materially different outcome using different assumptions is remote.

The acquired development programmes are assets which are not used in launched products. These assets have not yet begun to be amortised but have been tested for impairment by assessing their value in use. Value-in-use calculations for each programme are utilised to calculate the recoverable amount. The calculations use pre-tax cash flow projections covering the period through product development to commercial sales up to the later of loss of patent protection or market exclusivity, which extend beyond five years from the balance sheet date. Approved products are assumed to be out-licensed such that the Group receives signature fees, milestone receipts and royalties on sales; therefore, the Group does not incur any costs of commercialisation after out-licensing.

Key assumptions for the value-in-use calculations are described as follows:

•

development costs to obtain regulatory approval—costs are estimated net of any contributions expected from collaborative arrangements with future partners. The Directors have developed cost estimates based on their previous experience and in conjunction with the expertise of their clinical development partners;

•

launch dates of products—these reflect management’s expected date of launch for products based on the timeline of development programmes required to obtain regulatory approval. The assumptions are based on the Directors’ and clinical development partners’ prior experience;

•	probability of successful development—management estimates probabilities of success for each phase of development based on industry averages and knowledge of specific programmes;

•

out-licensing signature fees, milestones and royalty rates on sales—management estimates these amounts based on prior experience and access to values from similar transactions in the industry, which are collated and accessible from specialist third-party sources;

•	sales projections—these are based on management’s internal projections using external market data and market research commissioned by the Group;

•	profit margins and other operational expenses—these are based on the Group’s internal projections of current product manufacturing costings, with input from manufacturing partners where applicable, and estimates of operating costs based on management’s prior industry experience;

•	cash flow projections—the periods over which cash flows are forecast (based on the current patent protection periods relevant to the asset), are as follows:

•	BCT-197 —18 years;

•	BGS-649 —17 years; and

•	BPS-804 —14 years: and

•	MPH-966 —16 years: and

•

discount rates—the discount rate is estimated on a pre-tax basis reflecting the estimated cost of capital of the Group and is applied consistently across each of the operating segments. The cost of capital was calculated at 15.3% (2016: 11.2%).

At this stage of product development, the key sensitivity for all three development programmes is the probability of successful completion of clinical trials in order to obtain regulatory approval for sale. Therefore, full impairment of a development programme is expected should such related trials be unsuccessful.

14. Other receivables

	December 31, 2016 £	December 31, 2017 £
Rent deposit	293,328	293,328
Accrued interest	228,775	—
VAT recoverable	241,306	212,422
Cash held by Employee Benefit Trust	3,600	3,600

	767,009	509,350

15. Cash and short-term deposits

	December 31, 2016 £	December 31, 2017 £
Cash at banks and on hand	421,292	11,005,675
Short-term deposits	53,156,279	39,038,997

	53,577,571	50,044,672

Cash at banks earns interest at floating rates based on daily bank deposit rates. Short-term deposits are available immediately and earn fixed interest at the respective short-term deposit rates and are held in a diversified portfolio of counterparties.

16. Short-term investments

	December 31, 2016 £	December 31, 2017 £
Short-term investments	—	2,500,000

Short term investments consist of cash deposits held with greater than three month’s term to maturity. None of these investments are held with terms greater than a year.

17. Issued capital and reserves

Ordinary share capital	Year ended December 31, 2016 £	Year ended December 31, 2017 £
Balance at beginning of year	59,221	193,022
Issuances in the year	133,801	20,263
Nominal share capital as at December 31	193,022	213,285
Ordinary shares issued and fully paid
At January 1, 2016		19,740,296
Issued on June 9, 2016 for private financing round		39,464,540
Issued on June 9, 2016 for private placement		5,135,962

At December 31, 2016		64,340,798

Nominal value at December 31, 2016 (£)		0.003
Issued capital at December 31, 2016 (£)		193,022

At January 1, 2017		64,340,798
Issued on 3 April 2017		5,042,017
Issued on 26 April 2017 for conversion of loan note		1,221,361
Issued on 28 October 2017 for acquisition of licence		490,798

At December 31, 2017		71,094,974

Nominal value at December 31, 2017 (£)		0.003
Issued capital at December 31, 2017 (£)		213,285

Since January 1, 2016, the following alterations to the Company’s share capital have been made:

•

under the subscription agreement dated July 28, 2015, as amended by an agreement dated June 1, 2016, the Company issued and allotted 39,464,540 ordinary shares of £0.003 in nominal value in the capital of the Company on June 9, 2016 at a price of £1.84 per share. 39,699 of these ordinary shares were issued to WG Partners LLP, for no cash consideration, as payment for financial advisory services;

•

on March 21, 2016 the Directors of the Company signed a solvency statement with the agreement of all shareholders and undertook a capital reduction, reducing the share premium account by £7,000,000 and crediting a new Other reserve by the same amount;

•

under a private placement dated June 9, 2016, the Company issued and allotted 5,135,962 ordinary shares of £0.003 in nominal value in the capital of the Company on June 9, 2016 at a price of £2.21 per share; and

•	on June 9, 2016, the Company’s ordinary shares were admitted to trading on the AIM market of the London Stock Exchange.

•

under a placement dated April 3, 2017, the Company issued and allotted 5,042,017 ordinary shares of £0.003 in nominal value in the capital of the Company on April 3, 2017 at a price of £2.975 per share to institutional investors. Gross cash received was £15,000,000.

•

on April 26, 2017 Novartis converted £1,398,552 of loan notes dated 3 June 2016 into 632,829 ordinary shares of £0.003 in nominal value in the capital of the Company at the fixed conversion price of £2.21 per share. Under the terms of the Notes, Novartis also received 588,532 bonus shares

•

on October 31, 2017, Mereo BioPharma Group plc issued and allotted 490,798 ordinary shares of £0.003 in nominal value in the capital of the Company to Astrazeneca AB as part payment for the acquisition by Mereo BioPharma 4 Ltd of an exclusive licence and option to acquire certain assets

Share premium	£
At January 1, 2016	26,212,880
Share capital reduction on March 21, 2016	(7,000,000)

Issuance of share capital for private financing round on June 9, 2016	72,423,314
Issuance of share capital for private placement on June 9, 2016	11,335,069
Transaction costs for issued share capital	(2,995,864)

At December 31, 2016	99,975,399

Issued on 3 April 2017 for private financing round	14,984,875
Issued on 26 April 2017 for conversion of loan note	2,477,787
Issued on 28 October 2017 for acquisition of licence	1,518,527
Transaction costs for issued share capital	(729,632)

At December 31, 2017	118,226,956

Other capital reserves

	Shares to be issued £	Share based payments £	Equity component of convertible loan instrument £	Total £
At January 1, 2016	18,677,840	2,982,265	—	21,660,105
Share-based payments expense during 2016	—	6,494,018	—	6,494,018
Shares issued	(16,003,363)	—	—	(16,003,363)
Equity component of convertible loan instrument	—	—	516,802	516,802

At December 31, 2016	2,674,477	9,476,283	516,802	12,667,562

Share-based payments expense during 2017	—	4,983,186	—	4,983,186
Shares issued	(1,082,899)	—	—	(1,082,899)
Equity component of convertible loan instrument	—	—	(208,680)	(208,680)

At December 31, 2017	1,591,578	14,459,469	308,122	16,359,169

Share-based payments

The Group has a number of share option plans under which options to subscribe for the Group’s shares have been granted to certain Executives, Non-Executive Directors and employees (see Note 24 for further details).

The share-based payment reserve is used to recognise (a) the value of equity-settled share-based payments provided to employees, including key management personnel, as part of their remuneration and (b) deferred equity consideration. Refer to Note 24 for further details of these plans. Of the £6,494,018 share-based payment expense in 2016, £298,836 is an accelerated charge relating to 500,000 share options which were cancelled on June 9, 2016.

Shares issued/to be issued

Shares to be issued at January 1, 2016 of £18,677,840 represented a maximum potential 10,151,000 bonus shares due to Novartis under the terms of an investment in the prior year. Of the 44,600,502 ordinary shares issued on June 9, 2016, 8,697,480 shares were issued to Novartis as fully paid up bonus shares (for £nil consideration), the number of which was calculated to maintain its shareholding at 19.5%. The fair value of these shares was £1.84 per share. At December 31, 2016, £2,674,477 representing a maximum of 1,453,520 shares at £1.84 were remaining to be issued to Novartis pro rata to their percentage shareholding as and when the Company issues further ordinary shares.

Of the 1,221,361 ordinary shares issued on April 26, 2017, 588,532 shares were issued to Novartis as fully paid up bonus shares (for £nil consideration), the number of which was calculated to maintain its shareholding at 19.5%. The fair value of these shares was £1.84 per share. At December 31, 2017, £1,591,578 representing a maximum of 864,988 shares at £1.84 were remaining to be issued to Novartis pro rata to their percentage shareholding as and when the Company issues further ordinary shares.

Equity component of convertible loan instrument

The convertible loan notes issued to Novartis are a compound instrument consisting of a liability and an equity component (see Note 18a). The value of the equity component (cost of the conversion option) as at 31 December 2017 is £308,122 (2016: £516,802).

Accumulated deficit

	Year ended December 31, 2016 £	Year ended December 31, 2017 £
Other reserves	7,000,000	7,000,000
Accumulated losses	(40,579,241)	(79,315,920)
Accumulated deficit	(33,579,241)	(72,315,920)

On March 21, 2016 the Directors of the Company signed a solvency statement with the agreement of all shareholders and undertook a capital reduction, reducing the share premium account by £7,000,000 and crediting a new Other Reserve by the same amount.

18. Interest bearing loans and borrowings

	Year ended December 31, 2016 £	Year ended December 31, 2017 £
Novartis Notes - see Note 18a	3,126,526	1,977,393
Bank loan -see Note 18b	—	18,774,924

At December 31	3,126,526	20,752,317

Current	—	1,939,806
Non-current	3,126,526	18,812,511

18a. Novartis Notes

On June 3, 2016, the Company issued 3,463,563 £1 unsecured convertible loan notes (“Novartis Notes”) to Novartis Pharma AG, a shareholder of the Company (see Note 26) in consideration for an investment in cash by Novartis at the time of the private placement on June 9, 2016. The Novartis Notes attract an interest rate of 4% per annum and accruing daily and constitute direct, unsecured obligations of the Company ranking ahead of any other unsecured obligations of the Company.

On April 26, 2017 Novartis converted £1,398,553 of loan notes into 632,829 ordinary shares at the fixed conversion price of £2.21 per share. This has been recorded as a £1,187,974 reduction in interest bearing loans and borrowings, a reduction in other capital reserves of £208,680, and a reduction in accumulated loss of £62,375. Under the terms of the Notes, Novartis also received 588,532 bonus shares. Novartis holds £2,065,011 principal value of Notes at December 31, 2017 representing 934,394 ordinary shares if converted, together with 864,988 potential bonus shares, together these represent 2.5% of the current share capital of the Company as at December 31, 2017.

In August 2017, in connection with the new loan agreements (see Note 18b), Novartis agreed to amend the terms of its Novartis Notes. Under the revised terms of the Novartis Notes, the loan is subordinated to the Silicon Valley Bank and Kreos Capital loan such that Novartis shall be entitled, at any time up to the repayment of the foregoing loan, being March 2, 2021, to serve a conversion notice on the Company to convert all or some only of the outstanding Novartis Notes into fully paid ordinary shares at a conversion price of £2.21 per share. To the extent the Novartis Notes are not converted at that date, the outstanding principal amount of the Novartis Notes, together with any accrued and unconverted interest, is redeemable. Upon conversion of any Novartis Notes, in addition to the relevant number of conversion shares, Novartis is entitled to receive an additional number of ordinary shares in the Company equal to the number of conversion shares into which such Novartis Notes are to convert, multiplied by 0.93, up to a maximum aggregate number of 864,988 such bonus shares.

The value of the debt component of the Notes at the date of issue was calculated as £2,946,761. The cash flows attached to the Note up to the Maturity Date were calculated and discounted at an appropriate venture debt rate of 10%. The carrying amount at December 31, 2017 is £1,977,393 (2016: £3,126,526).

The value of the equity component of the Notes at December 31, 2017 was calculated as £308,123 (2016: £516,802).

18b. Bank loan

On August 7, 2017, we entered into a loan agreement with Silicon Valley Bank and Kreos Capital V (UK) Limited, which provides for total borrowings of £20.0 million and the issue of warrants over shares in the Company (see Note 20). We borrowed £10.0 million on each of August 21, 2017 (Tranche 1) and December 29, 2017 (Tranche 2) for general working capital purposes. We are obligated to make interest-only payments on the loan amount until September 30, 2018, and thereafter we are obligated to pay interest and principal in 30 equal monthly installments until March 31, 2021, the maturity date. The loan bears interest at an annual fixed rate equal to 9.0%. In addition a final payment of 7.5% of the principal loan amount is due upon the earlier of the maturity date, prepayment in whole of the loan amount, mandatory repayment, acceleration of the loan, and the loan becoming immediately due and payable due to an event of default. The loan is secured by substantially all of our assets, including intellectual property rights owned or controlled by us. The terms of the debt facility include an interest only period to September 30, 2018, a thirty-month capital and interest repayment period thereafter, a 9% headline interest rate and customary security over all assets of the Group.

The fair value of warrants issued as part of Tranche 1 on August 21, 2017 was £657,676. The fair value of the loan liability of Tranche 1 on August 21, 2017 was £9,342,324. Application of the effective interest method is required to accrete the initial loan liability value up to the face value of the loan at the end of the loan term. This non-cash interest charge will be made in each statutory reporting period. The annual value of this interest charge is £182,133, which is an effective interest rate of 1.95%.

The fair value of warrants issued as part of Tranche 2 on December 29, 2017 was £634,335. The fair value of the loan liability of Tranche 2 on December 29, 2017 was £9,365,665. Application of the effective interest method is required to accrete the initial loan liability value up to the face value of the loan at the end of the loan term. This non-cash interest charge will be made in each statutory reporting period. The annual value of this interest charge is £194,892, which is an effective interest rate of 2.08%.

The total carrying value of the loan at 31 December 2017 was £18,774,924. £1,939,806 is a current liability and £16,835,118 is a non-current liability. A total of £66,935 of non-cash interest has been charged to the statement of comprehensive loss in the period.

19. Provisions

Summary

	Year ended December 31, 2016 £	Year ended December 31, 2017 £
Social security contributions on share options	1,172,420	2,288,386
Provision for deferred cash consideration	—	2,061,000

At December 31	1,172,420	4,349,386

Current	—	274,000
Non-current	1,172,420	4,075,386

Social security contributions on share options	Year ended December 31, 2016 £	Year ended December 31, 2017 £
At beginning of year	141,311	1,172,420
Accretion of discount	7,293	—
Arising during the year	1,084,181	1,115,966
Released	(60,365)	—

At December 31	1,172,420	2,288,386

Current	—	—
Non-current	1,172,420	2,288,386

The provision for social security contributions on share options is calculated based on the number of options outstanding at the reporting date that are expected to be exercised. The provision is based on the estimated gain arising on exercise of the share options, using the best estimate of the market price at the balance sheet date. Since the Directors assume the options will be held for their full contractual life of ten years (see Note 24) the liability has been classified as non-current. The provision has been discounted.

Provision for deferred cash consideration	Year ended December 31, 2016 £	Year ended December 31, 2017 £
At beginning of year	—	—
Arising during the year	—	2,061,000

At December 31	—	2,061,000

Current	—	274,000
Non-current	—	1,787,000

The deferred cash consideration is the estimate of the quantifiable but not certain future cash payment obligations due to AstraZeneca for the acquisition of certain assets (see Note 12). This liability is calculated as the risk adjusted net present value of future cash payments to be made by the Group. The payments are dependent on reaching certain milestones based on the commencement and outcome of clinical trials. The likelihood of achieving such milestones is reviewed at the balance sheet date and the provision is increased or decreased as appropriate.

20. Warrant liability

	Year ended December 31, 2016 £	Year ended December 31, 2017 £
At beginning of year	—	—
Arising during the year	—	1,346,484

At December 31	—	1,346,484

As part of the bank loan facility (see Note 18b), 363,156 warrants to subscribe for shares were issued to the lenders on August 21, 2017. These warrants will be capable of exercise until August 7, 2027 at an exercise price of £3.029. A further 333,334 warrants were issued to the lenders on December 29, 2017. These warrants will be capable of exercise until August 7, 2027 at an exercise price of £3.30. The total of 696,490 warrants is equivalent to 0.98% of ordinary share capital at December 31, 2017.

The terms of the warrant instrument allow for a cashless exercise. In line with IAS32, the future number of shares to be issued to the warrantholder under a cashless exercise can only be determined at that future date. At each balance sheet date the fair value of the warrants will be assessed using the Black-Scholes model taking into account appropriate amendments to inputs in respect of volatility and remaining expected life of the warrants.

The following table lists the weighted average inputs to the models used for the fair value of warrants granted during the period ended December 31, 2017:

Year ended 31 December 2017
Expected volatility (%)	50-51
Risk-free interest rate (%)	1.10–1.25
Expected life of share options (years)	9.6-10
Market price of ordinary shares (£)	3.00–3.25
Model used	Black Scholes

The fair value of the warrants at grant was £1,292,011. At December 31, 2017 it was £1,346,484.

Since there is no historical data in relation to the expected life of the warrants the contractual life of the options was used in calculating the expense for the year.

Volatility was estimated by reference to the share price volatility of a group of comparable companies over a retrospective year equal to the expected life of the warrants.

21. Trade and other payables

	December 31, 2016 £	December 31, 2017 £
Trade payables	994,901	2,860,303
Social security and other taxes	113,205	144,348
Other payables	13,001	19,375

	1,121,107	3,024,026

Terms and conditions of the above financial liabilities:

•	trade payables are non-interest bearing and are normally settled on 30-day terms; and

•	other payables are non-interest bearing and have an average term of one month.

22. Changes in liabilities arising from financing activities

	Total Interest bearing loans and borrowings	Total Other liabilities	Total
January 1, 2017	3,126,526	—	3,126,526
Cash
Net increase in bank loan	18,507,989	—	18,507,989
Increase in warrant liability	—	1,292,011	1,292,011
Interest payments	(327,123)	—	(327,123)
Non-cash
Conversion of Novartis notes	(1,252,248)	—	(1,252,248)
Bank loan transaction costs	200,000	—	200,000
Change in fair value warrant	—	54,473	54,473
Provision for deferred cash consideration	—	2,061,000	2,061,000
Interest accrual	327,123	—	327,123
Accreted interest	170,050	—	170,050

December 31, 2017	20,752,317	3,407,484	24,159,801

23. Financial and capital risk measurement and Fair value measurement

23.1. Capital risk management

For the purpose of the Group’s capital management, capital includes issued capital, share premium, the equity component of a convertible loan note and all other equity reserves attributable to the equity holders of the parent.

The Group’s objectives when managing capital are to safeguard the ability to continue as a going concern and ensure that sufficient capital is in place to fund the Group’s research and development activities. The Group’s principal method of adjusting the capital available is through issuing new shares or arranging suitable debt financing, including any related warrants. The Group’s share capital and share premium are disclosed in Note 17. The Group’s loans are disclosed in note 18. The Group monitors the availability of capital with regard to its committed and planned forecast future expenditure on an ongoing basis.

23.2. Financial risk management objectives and policies

Monitoring of financial risk is part of the Board’s ongoing risk management, the effectiveness of which is reviewed annually. Our agreed policies are implemented by the Chief Financial Officer, who submits periodic reports to the Board. We seek to maintain a balance between equity capital and convertible and secured debt to provide sufficient cash resources to execute our business plan. In addition, we maintain a balance between cash held on deposit and short term investments in sterling and other currencies to reduce its exposure to foreign exchange fluctuations in respect of our planned expenditure. During the year, in order to maintain a strong cash runway we completed an equity placing and arranged and drew down a new bank debt facility, which includes an initial interest-only period until September 2018.

Except for the bank loans and the existing convertible loan notes issued in 2016, the Group’s principal financial instruments comprise trade payables which arise directly from its operations and are not designed as a means of raising finance for the Group’s operations. The Group has various financial assets, such as receivables and cash and short-term deposits. The Group does not consider that its financial instruments gave rise to any material financial risks during the year to December 31, 2017.

Interest rate risk

The Group’s policy in relation to interest rate risk is to monitor short and medium-term interest rates and to place cash on deposit for periods that optimise the amount of interest earned while maintaining access to sufficient funds to meet day-to-day cash requirements.

The interest payable on both the convertible loan note and on the bank loan is fixed. Consequently, there is no material exposure to interest rate risk in respect of interest payable.

Foreign currency risk

The Group currently has no revenue. The majority of operating costs are denominated in Sterling, Euros and U.S. dollars (“USD”). Foreign exchange risk arises from commercial transactions and recognized assets and liabilities in foreign currencies. In relation to foreign currency risk, the Group’s policy is to hold the majority of its funds in Sterling and to hold sufficient USD to fund planned commitments for the next 12 months on a rolling basis with short term spot purchases to manage commitments in other currencies.

Credit risks

The Group’s policy is to place funds with financial institutions which have a minimum long-term credit rating with S&P of A. The Group also allocates a quota to individual institutions in respect of cash deposits and also seeks to diversify its investments where this is consistent with achieving competitive rates of return. It is the Group’s policy to place not more than £10 million with any one investment counterparty and no more than £5m with any one cash deposit counter party.

Cash flow and liquidity risk

Credit risk from balances with banks and financial institutions is managed by the Group’s finance department in accordance with the Group’s policy. Investments of funds are made only with approved counterparties and within credit limits assigned to each counterparty. Counterparty credit limits are reviewed by the Group’s Board of Directors on an annual basis, and may be updated throughout the year subject to approval of the Group’s Audit and Risk Committee. The limits are set to minimise the concentration of risks and therefore mitigate financial loss through a counterparty’s potential failure to make payments.

The Group’s maximum exposure to credit risk for the components of the balance sheet at December 31, 2017 is the carrying amounts.

The Group monitors its funding requirements through preparation of short-term, mid-term and long-term forecasts. All short-term deposits are immediately convertible to liquid funds without penalty and are recorded in the balance sheet at their open market value. Please refer to Note 2.3 “Going Concern” regarding the Directors’ assessment of liquidity for further information.

23.3. Fair value hierarchy

Fair value measurement hierarchy for liabilities as at December 31, 2017:

		Fair Value Measurement using
	Date of valuation	Total	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Liabilities measured at fair value:
Provision for deferred cash consideration (Note 19)	December 31, 2017	£2,061,000			£2,061,000
Warrant liability (Note 20)	December 31, 2017	£1,346,484			£1,346,484
Liabilities for which fair values are disclosed
Convertible loan (Note 18a)	December 31, 2017	£1,977,393			£1,977,393
Bank loan (Note 18b)	December 31, 2017	£18,774,924			£18,774,924

There were no transfers between Level 1 and Level 2 during 2017

Fair value measurement hierarchy for liabilities as at December 31, 2016:

		Fair Value Measurement using
	Date of valuation	Total	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Liabilities for which fair values are disclosed
Convertible loan (Note 18a)	December 31, 2016	£3,126,526			£3,126,526

There were no transfers between Level 1 and Level 2 during 2016

Set out below is a comparison, by class, of the carrying amounts and fair values of the Group’s financial instruments:

	December 31, 2016		December 31, 2017
	Carrying amount £	Fair value £	Carrying amount £	Fair value £
Liabilities
Provision for deferred cash consideration	—	—	2,061,000	2,061,000
Warrant liability	—	—	1,346,484	1,346,484

The management of the Group assessed that the fair values of cash and short-term deposits, other receivables, trade payables, and other current liabilities approximate their carrying amounts largely due to the short-term maturities of these instruments.

The following methods and assumptions were used to estimate the fair values:

•

The fair value of the provision for deferred cash consideration is estimated by discounting future cash flows using rates currently available for debt on similar terms and credit risk. In addition to being sensitive to a reasonably possible change in the forecast cash flows or the discount rate, the fair value of the deferred cash consideration is also sensitive to a reasonably possible change in the probability of reaching certain milestones. The valuation requires management to use unobservable inputs in the model, of which the significant unobservable inputs are disclosed in the tables below. Management regularly assesses a range of reasonably possible alternatives for those significant unobservable inputs and determines their impact on the total fair value.

•

The warrant liability is estimated using the Black-Scholes model taking into account appropriate amendments to inputs in respect of volatility and remaining expected life of the warrants, cost of capital, probability of success and interest rates.

The significant unobservable inputs used in the fair value measurements categorized within Level 3 of the fair value hierarchy, together with a quantitative sensitivity analysis as at December 31, 2017 and 2016 are as shown below:

	Valuation technique	Significant unobservable inputs	Range (weighted average)	Sensitivity of the input to fair value
Provision for deferred cash consideration	DCF	WACC	2017: 15.3%	1% increase / (decrease) would result in a decrease / (increase) in fair value by £30,000.

		Probability of success	2017: 28 – 85%	10% increase / (decrease) would result in an increase / (decrease) in fair value by £600,000.

Warrant liability	Black Scholes	Risk free interest rate	2017: 1.25%	1% increase / (decrease) would result in an increase / (decrease) of £46,000.

		Volatility	2017: 50%	10% increase / (decrease) would result in an increase / (decrease) of £200,000.

		Remaining life	2017: 3519 days	Increase / (decrease) of 365 days would result in an increase / (decrease) of £54,000.

The table below summarizes the maturity profile of the Group’s financial liabilities based on contractual undiscounted payments at December 31, 2017:

	Payments Due by Period
	Up to 1 year	1-3 Years	3-5 Years	Over 5 Years	Total
Novartis Notes	£82,600	£165,427	£2,078,815	—	£2,326,842
Bank loan	£3,574,208	£17,793,665	£2,982,805	—	£24,350,678
Operating lease (see Note 25)	£743,858	£535,203	—	—	£1,279,061

	£4,400,666	£18,494,295	£5,061,620	—	£27,956,581

The table below summarizes our contractual obligations at December 31, 2016:

	Payments Due by Period
	Up to 1 year	1-3 Years	3-5 Years	Over 5 Years	Total
Novartis Notes	£138,543	£3,660,559	—	—	£3,799,102
Bank loan	—	—	—	—	—
Operating lease (see Note 25)	£325,920	£651,840	£202,736	—	£1,180,496

	£464,463	£4,312,399	£202,736	—	£4,979,598

We may incur potential payments upon our achievement of clinical, regulatory and commercial milestones, as applicable, or royalty payments that we may be required to make under license agreements we have entered into with various entities pursuant to which we have in-licensed certain intellectual property, including our license agreements with Novartis and AstraZeneca. Due to the uncertainty of the achievement and timing of the events requiring payment under these agreements, the amounts to be paid by us are not fixed or determinable at this time.

24. Share-based payments

The charge for employee-related share-based payments under IFRS 2 arises across the following plans:

	December 31, 2016 £	December 31, 2017 £
2015 Plan	6,185,067	2,441,671
Share Option Plan	—	586,291
LTIP	133,601	298,287
DBSP	175,350	325,649

Total	6,494,018	3,651,898

The 2015 Plan

Under the Mereo BioPharma Group Limited Share Option Plan (the “2015 Plan”), the Group, at its discretion, granted share options to employees, including executive management, and Non-Executive Directors. Share options vest over four years for executive management and employees and over three years for Non-Executive Directors. There are no performance conditions attached to the options issued under the Option Plan. The fair value of share options granted was estimated at the date of grant using a Black Scholes pricing model, taking into account the terms and conditions upon which the share options were granted. The fair value calculation does not include any allowance for dividends as the Company has no available profits for distribution.

The exercise price of the share options will be equal to the market price of the underlying shares on the date of grant, less a discount agreed with the Group’s institutional investors. The contractual term of the share options is ten years.

Of the £6,185,067 expense recognized under the option plan for employee services received during 2016, £298,836 is an accelerated charge relating to 500,000 options which were cancelled on June 9, 2016.

No share options were issued during the year under the 2015 Share Plan.

Movements during the year

The following table illustrates the number and weighted average exercise prices (WAEP) of, and movements in, share options during the year:

	2016 Number	2016 WAEP £	2017 Number	2017 WAEP £
Outstanding at beginning of year	8,964,394	1.29	9,198,655	1.32
Granted during the year	1,316,117	1.49	—	—
Cancelled during the year	(500,000)	1.29	—	—
Forfeited during the year	(581,856)	1.29	(74,045)	1.29

Outstanding at December 31	9,198,655	1.32	9,124,610	1.32

Exercisable at December 31	3,115,337	1.29	5,655,676	1.31

The weighted average remaining contractual life for the share options outstanding as at December 31, 2017 was 7.6 years (2016: 8.3 years).

There were no options granted in 2017. The weighted average fair value of options granted during 2016 was £1.29.

Options outstanding at the end of the year had an exercise price of between £1.29 and £2.21.

The following tables list the weighted average inputs to the models used for the fair value of share options granted during the years ended December 31, 2016 and 2017:

	Year ended December 31, 2016	Year ended December 31, 2017
Expected volatility (%)	56	—
Risk-free interest rate (%)	1.48–2.07	—
Expected life of share options (years)	10	—
Market price of ordinary shares (£)	1.84–2.21	—
Model used	Black Scholes	—

Since there is no historical data in relation to the expected life of the share options the contractual life of the options was used in calculating the expense for the year.

Volatility was estimated by reference to the share price volatility of a group of comparable companies over a retrospective year equal to the expected life of the share options.

The Mereo BioPharma Group plc Share Option Plan

The Mereo BioPharma Group plc Share Option Plan (“Share Option Plan”) provides for the grant of options to acquire our ordinary shares to employees, executive directors and executive officers. Options may be granted to all eligible employees on commencement of employment and may be granted on a periodic basis after that. Under the Share Option Plan, our board of directors may determine if the vesting of an option will be subject to the satisfaction of a performance condition. With regard to an option which is subject to satisfaction of a performance condition, the option will normally vest on the later of: (i) the date on which our board of directors determines that the performance condition has been satisfied; and (ii) the third anniversary of the date of grant. With regard to an option which is not subject to the satisfaction of a performance condition, the option will normally vest on the third anniversary of the date of grant, or such other date determined by our board of directors and notified to the participant. Once an option has vested, it may be exercised during the period ending on the tenth anniversary of the date of grant, after which time it will lapse. The exercise price of an option may not be less than the greater of: (i) the market value of a share on the date of grant; or (ii) if the shares are to be subscribed, the nominal value of a share. Options are not currently subject to performance conditions other than continued service with us and typically vest on the third anniversary of the date of grant, after which they remain exercisable generally until the tenth anniversary of the grant date. Our board of directors may determine that an option be settled in cash or by net exercise of the option.

Movements during the period

The following table illustrates the number and weighted average exercise prices (WAEP) of, and movements in, options for the Share Option Plan during the period:

	2016 Number	2016 WAEP £	2017 Number	2017 WAEP £
Outstanding at beginning of year	—	—	—	—
Granted during the year	—	—	1,593,188	3.05
Cancelled during the year	—	—	—	—
Forfeited during the year	—	—	(15,000)	3.03

Outstanding at December 31	—	—	1,578,188	3.05

Exercisable at December 31	—	—	—	—

The weighted average remaining contractual life for the share options outstanding as at December 31, 2017 was 9.4 years.

The weighted average fair value of options granted during the year was £1.85.

Options outstanding at the end of the year had an exercise price of between £3.03 and £3.23.

The following tables list the weighted average inputs to the models used for the fair value of share options granted during the year ended December 31, 2017:

	Year ended December 31, 2016	Year ended December 31, 2017
Expected volatility (%)	—	49-51
Risk-free interest rate (%)	—	1.06-1.33
Expected life of share options (years)	—	10
Market price of ordinary shares (£)	—	3.03-3.23
Model used	—	Black Scholes

Since there is no historical data in relation to the expected life of the share options the contractual life of the options was used in calculating the expense for the year.

Volatility was estimated by reference to the share price volatility of a group of comparable companies over a retrospective year equal to the expected life of the share options.

Long Term Incentive Plan

Under the Company’s Long Term Incentive Plan (LTIP), initiated in 2016, the Group, at its discretion, may grant nil-cost options to acquire shares to employees. Under the LTIP rules, vesting of

75% of the options issued to employees is subject to a share price performance condition (the “Share Price Element”) and vesting of 25% of the options is subject to achievement of strategic operational targets (the “Strategic Element”). Share options vest over a maximum of five years, dependent upon achievement of these targets.

The fair value of the LTIP Share Price Element is estimated at the date of grant using a Monte Carlo pricing model, taking into account the terms and conditions upon which the share options were granted.

The fair value of the LTIP Strategic Element is estimated at the date of grant using a Black Scholes pricing model, taking into account the terms and conditions upon which the share options were granted, and the expense recorded is based upon the expected level of achievement of strategic targets.

The fair value calculations do not include any allowance for dividends as the Company has no available profits for distribution.

The contractual term of the LTIP options is five years.

The expense recognized for employee services received during the year to December 31, 2017 was £298,287 (2016: £133,601).

Movements during the year

The following table illustrates the number of, and movements in, LTIP options during the year:

	2016 Number	2017 Number
Granted during the year	1,199,658	185,950
Cancelled during the year	—	—
Forfeited during the year	(234,162)	—
Outstanding at December 31	965,496	1,151,446
Exercisable at December 31	—	—

The weighted average remaining contractual life for the LTIP options outstanding as at December 31, 2017 was 2.9 years (2016: 3.7 years).

The weighted average fair value of LTIP options granted during the year was £1.99 (2016: £1.21).

The following tables list the weighted average inputs to the models used for the fair value of LTIP options granted during the years ended December 31:

LTIP Share Price Element

	Year ended December 31, 2016	Year ended December 31, 2017
Expected volatility (%)	48.9	51.7
Risk-free interest rate (%)	0.48–0.74	0.17-0.39
Expected life of share options (years)	3–5	3-5
Market price of ordinary shares (£)	2.21	3.03
Model used	Monte Carlo	Monte Carlo

LTIP Strategic Element

	Year ended December 31, 2016	Year ended December 31, 2017
Expected volatility (%)	48.9	51.7
Risk-free interest rate (%)	0.74	0.39
Expected life of share options (years)	5	5
Market price of ordinary shares (£)	2.21	3.03
Model used	Black Scholes	Black Scholes

Since there is no historical data in relation to the expected life of the LTIP options the contractual life of the options has been used in calculating the expense for the year.

Volatility is estimated by reference to the share price volatility of a group of comparable companies over a retrospective year equal to the expected life of the LTIP options.

Deferred Bonus Share Plan

Under the Company’s Deferred Bonus Share Plan (DBSP), 30% of the annual bonus for the executive management team is payable in deferred shares, which are governed by the DBSP rules. At the date of grant of the awards, the monetary bonus amount will be divided by the closing share price to give the number of shares issued to the employee under the DBSP. The number of shares is fixed and not subject to adjustment between the issue date and vesting date. Under the DBSP, awards vest after three years from the grant date of the award. There are no further performance conditions attached to the award, nor any service conditions (including no requirement for continued employment once the awards have been made). The plan does allow for adjustment of awards in the event of a material misstatement of Group’s accounts or fraud or misconduct on the part of an individual. The plan also allows for adjustment of awards in the event there was an error in calculating the vesting of the awards.

Since the awards are issued at £nil cost they will be satisfied by the issue of shares from the EBT.

The following table illustrates the number of, and movements in, DBSP options during the year:

	Year ended December 31, 2016	Year ended December 31, 2017
Outstanding at January 1	—	62,180
Awarded during the year	62,180	100,817
Granted during the year	—	—
Outstanding at December 31	62,180	162,997
Exercisable at December 31	—	—

The weighted average remaining contractual life for the DBSP options outstanding as at December 31, 2017 was 3.6 years (2016: 4 years).

The weighted average fair value of deferred share bonus plan options granted during the year was £3.23 (2016: £2.80).

Deferred Equity Consideration

In October 2017, our wholly owned subsidiary Mereo BioPharma 4 Limited entered into an exclusive license and option agreement, or the License Agreement, to obtain from AstraZeneca an exclusive worldwide, sub-licensable license under AstraZeneca’s intellectual property rights relating to MPH-966, with an option to acquire such intellectual property rights following commencement of a pivotal trial and payment of related milestone payments, or the Option, together with the acquisition of certain related assets.

Under the agreement with Astrazeneca, we may issue up to 1,349,693 ordinary shares which are dependent on achieving certain milestones.

In respect of milestones that are probable, we have accounted for, but not yet issued, 429,448 ordinary shares which have been measured at fair value, being £3.10, giving a total of £1,331,288.

25. Commitments and contingencies

Operating lease commitments—Group as lessee

Future minimum rentals payable under non-cancellable operating leases as at December 31, 2017 are as follows:

	December 31, 2016 £	December 31, 2017 £
Within one year	325,920	743,858
After one year but not more than three years	651,840	535,203
After three years but not more than five years	202,736	—
More than five years	—	—

	1,180,496	1,279,061

The Group has entered into a lease for its premises at Fourth Floor, 1 Cavendish Place, London W1G 0QF. The term of the lease agreement is from August 17, 2015 through to August 16, 2025. The total lease expense for the year ended December 31, 2017 was £293,328 (2016:£293,328).

The premises comprise approximately 4,000 square feet. The principal rent for the premises is £162,960 per annum through December 16, 2016 and £325,920 per annum thereafter, subject to increase on August 17, 2020 based on the open market value of the premises (the “Principal Rent”). In addition to the Principal Rent, the Group is responsible for value added tax on the Principal Rent and certain insurance costs and service charges incurred by the landlord.

The Group may break the lease agreement on August 16, 2020 by providing six months’ prior written notice to the landlord. If the Group does not exercise its break option, the landlord will decrease by 50% the Principal Rent for the period from August 16, 2020 through to April 15, 2021.

The Group has entered into a lease for six High Resolution peripheral quantitative computed tomography (HRpQCT) scanners for use in its ongoing clinical studies.

Each scanner has a lease term of 12 months from the date on which delivery of that scanner occurred. The Company has the right to extend the lease period for a further six months at any point during the lease term. This option may be exercised in respect of any of the individual scanners and does not have to be exercised in respect of all the scanners.

Finance leases—Group as lessee

The Group did not have any leasing arrangements classifying as finance leases at December 31, 2017.

Financial commitments

Each of Mereo BioPharma 1 Ltd, Mereo BioPharma 2 Ltd and Mereo BioPharma 3 Ltd issued to Novartis loan notes (the Novartis notes) (which were assigned by Novartis to the Company in exchange for ordinary shares pursuant to the Subscription Agreement) and each of Mereo BioPharma 1 Ltd, Mereo BioPharma 2 Ltd and Mereo BioPharma 3 Ltd agreed to make future payments to Novartis comprising amounts equal to ascending specified percentages of tiered annual worldwide net sales (beginning at high single digits and reaching into double digits at higher sales) by such subsidiary of products that include the assets acquired. The levels of ascending percentages of tiered annual worldwide net sales are the same for each of Mereo BioPharma 1, Mereo BioPharma 2 and Mereo BioPharma 3 under the respective Purchase Agreements.

Each of Mereo BioPharma 1 Ltd, Mereo BioPharma 2 Ltd and Mereo BioPharma 3 Ltd further agreed that in the event it transfers, licenses, assigns or leases all or substantially all of its assets, it will pay Novartis a percentage of the proceeds of such transaction. The Company will retain the majority of the proceeds from such a transaction. Such percentage is the same for each of Mereo BioPharma 1 Ltd, Mereo BioPharma 2 Ltd and Mereo BioPharma 3 Ltd under the respective Purchase Agreements. The payment of a percentage of proceeds is not payable with respect to any transaction involving equity interests of Mereo BioPharma Group plc, a merger or consolidation of Mereo BioPharma Group plc, or a sale of any assets of Mereo BioPharma Group plc.

In October 2017, our wholly owned subsidiary Mereo BioPharma 4 Limited entered into an exclusive license and option agreement, or the License Agreement, to obtain from AstraZeneca an exclusive worldwide, sub-licensable license under AstraZeneca’s intellectual property rights relating to MPH-966, with an option to acquire such intellectual property rights following commencement of a pivotal trial and payment of related milestone payments, or the Option, together with the acquisition of certain related assets. Upon entering into the License Agreement, we made a payment of $3.0 million and issued 490,798 ordinary shares to AstraZeneca, for an aggregate upfront payment equal to $5.0 million. In connection with certain development and regulatory milestones, we have agreed to make payments of up to $115.5 million in the aggregate and issue additional ordinary shares to AstraZeneca for licensed products containing MPH-966. In addition, we have agreed to make payments to AstraZeneca based on specified commercial milestones of the product. In the event that we sub-license MPH-966, we have also agreed to pay a specified percentage of sublicensing revenue to AstraZeneca. Otherwise, we have agreed to make royalty payments to AstraZeneca equal to ascending specified percentages of tiered annual worldwide net sales by us or our affiliates of licensed products (subject to certain reductions), ranging from the high single digits to low double digits. Royalties will be payable on a licensed product-by-licensed product and country-by-country basis until the later of ten years after the first commercial sale of such licensed product in such country and expiration of the last patent covering such licensed product in such country that would be sufficient to prevent generic entry. Under the License Agreement, we may freely grant sub-licenses to affiliates upon notice to AstraZeneca and we must obtain AstraZeneca’s consent, not be unreasonably withheld, to grant sub-licenses to a third party. We have agreed to use commercially reasonable efforts to develop and commercialize at least one licensed product.

The License Agreement will expire on the expiry of the last-to-expire royalty term with respect to all licensed products. Upon the expiration of the royalty term for a licensed product in a particular country, the licenses to us for such product in such country will become fully-paid and irrevocable. Prior to exercise of the Option, if at all, we may terminate the License Agreement upon prior written notice. Either party may terminate the agreement upon prior written notice for the other party’s material breach that remains uncured for a specified period of time or insolvency. AstraZeneca has agreed to a three-year non-competition restriction in relation to the direct or indirect commercialization or development of NE inhibitors for the treatment of AATD. In addition, AstraZeneca agreed not to assert any AstraZeneca intellectual property rights that were included in the scope of the License Agreement against us.

26. Related party disclosures

The following transactions have been entered into with related parties for the year ended December 31, 2016 and 2017.

Novartis Pharma AG (“Novartis”) holds shares in the Company at December 31, 2016. On June 3, 2016, the Group issued 3,463,563 £1 unsecured convertible loan notes (the Novartis Notes) to Novartis and received £3,463,563 from Novartis in consideration (Note 19).

The Group purchased goods and services from Novartis in the year as set out below:

	December 31, 2016 £	December 31, 2017 £
Manufacture and supply of clinical trial material	968,219	4,610,106

The amount outstanding to be paid to Novartis at December 31, 2017 was £nil (2016: £35,249).

The purchases from related parties are made on terms equivalent to those that prevail in arm’s length transactions.

27. Standards issued but not yet effective

The standards and interpretations that were issued, but not yet effective, up to the date of issuance of the Group’s financial statements are disclosed below. The Group intends to adopt these standards, if applicable, when they become effective.

IFRS 9 Financial Instruments

IFRS 9 applies to reporting periods on or after January 1, 2018. The Group is currently assessing the impact of IFRS 9 and plans to adopt the new standard on the required effective date.

IFRS 15 Revenue from Contracts with Customers

IFRS 15 “Revenue from Contracts with Customers” (“IFRS 15”) was issued in May 2014 and establishes a new five-step model that will apply to revenue arising from contracts with customers. Under IFRS 15 revenue is recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer. The principles in IFRS 15 provide a more structured approach to measuring and recognising revenue.

The new revenue standard is applicable to all entities and will supersede all current revenue recognition requirements under IFRS. Either a full or modified retrospective application is required for annual periods beginning on or after January 1, 2018 with early adoption permitted. As the Group is not currently, nor will it for the foreseeable future, generating revenues, IFRS 15 will be adopted when the Group has an arrangement within the scope of the standard.

IFRS 16 Leases

IFRS 16 “Leases” (“IFRS 16”) specifies how an IFRS reporter will recognise, measure, present and disclose leases. The standard provides a single lessee accounting model, requiring lessees to recognise assets and liabilities for all leases unless the lease term is twelve months or less or the underlying asset has a low value. Lessors continue to classify leases as operating or finance, with IFRS 16’s approach to lessor accounting substantially unchanged from its predecessor, IAS 17 “Leases”.

IFRS 16 was issued in January 2016 and applies to annual reporting periods beginning on or after January 1, 2019.

The Group is currently assessing the impact of IFRS 16 and plans to adopt the new standard on the required effective date.

Other standards

The following standards and interpretations, applicable for annual periods beginning on or after January 1, 2017, are not expected to have any material impact on the results of the Group or the presentation of the financial statements:

•

IFRS 10 “Consolidated Financial Statements”—Amendments regarding the sale or contribution of assets between an investor and its associate or joint venture and amendments regarding the application of the consolidation exception

•	IFRS 11 “Joint Arrangements”—Amendments regarding the accounting for acquisitions of an interest in a joint operation

•	IFRS 12 “Disclosure of Interests in Other Entities”—Amendments regarding the application of the consolidation exception

•	IFRS 14 “Regulatory Deferral Accounts”

•	IAS 1 “Presentation of Financial Statements”—Amendments resulting from the disclosure initiative

•	IAS 7 “Statement of Cash Flows”—Amendments resulting from the disclosure initiative

•	IAS 12 “Income Taxes”—Amendments to recognition of deferred tax assets for unrealised losses

•

IAS 16 “Property, Plant and Equipment” (“IAS 16”)—Amendments regarding the clarification of acceptable methods of depreciation and amortisation and amendments bringing bearer plants into the scope of IAS 16

•

IAS 27 “Separate Financial Statements (as amended in 2011)”—Amendments reinstating the equity method as an accounting option for investments in subsidiaries, joint ventures and associates in an entity’s separate financial statements

•	IAS 28 “Investments in Associates and Joint Ventures”—Amendments regarding the application of the consolidation exception

•	IAS 38 “Intangible Assets”—Amendments regarding the clarification of acceptable methods of depreciation and amortisation

•	IAS 41 “Agriculture”—Amendments bringing bearer plants into the scope of IAS 16

•	Amendments resulting from September 2014 Annual Improvements to IFRSs:

•	IFRS 2 “Classification and Measurement of Share-based Payment” Transactions

•	IFRS 5 “Non-current Assets Held for Sale and Discontinued Operations”

•	IFRS 7 “Financial Instruments: Disclosures”

•	IFRIC Interpretation 22 “Foreign Currency Transactions and Advance Consideration”

•	IAS 19 “Employee Benefits”

•	IAS 34 “Interim Financial Reporting”

Unaudited consolidated interim statement of comprehensive loss for the six months ended June 30, 2017 and 2018

	Notes	June 30, 2017 £	June 30, 2018 £
Research and development expenses		(21,406,625)	(10,864,310)
General and administrative expenses		(5,040,586)	(7,101,760)

Operating loss		(26,447,211)	(17,966,070)
Finance income		268,913	151,467
Finance charge		(69,470)	(1,587,150)
Net foreign exchange gain/(loss)		(1,040,139)	49,305

Net Loss before tax		(27,287,907)	(19,352,448)
Taxation		4,545,613	2,364,904

Loss attributable to equity holders of the Company		(22,742,294)	(16,987,544)

Total comprehensive loss for the period, net of tax and attributable to the equity holders of the parent		(22,742,294)	(16,987,544)

Basic and diluted loss per share	5	(0.34)	(0.24)

The accompanying notes form an integral part of these consolidated financial statements.

Unaudited consolidated interim balance sheet

as at December 31, 2017, and June 30, 2018

	Notes	December 31, 2017 £	June 30, 2018 £
Assets
Non-current assets
Property, plant and equipment		153,361	151,996
Intangible assets	6	33,005,229	32,690,229

		33,158,590	32,842,225

Current assets
Prepayments		1,970,781	1,225,744
R&D tax credits		8,152,084	10,516,989
Other receivables		509,350	584,821
Short-term investments		2,500,000	2,500,000
Cash and short-term deposits		50,044,672	34,412,363

		63,176,887	49,239,917

Total assets		96,335,477	82,082,142

Equity and liabilities
Equity
Issued capital	8	213,285	213,435
Share premium	8	118,226,956	118,369,522
Other capital reserves	8	16,359,169	17,746,031
Other reserves		7,000,000	7,000,000
Accumulated loss		(79,315,920)	(96,179,599)

Total equity		62,483,490	47,149,389

Non-current liabilities
Provisions	9	4,075,386	3,993,058
Interest-bearing loans and borrowings	7	18,812,511	15,260,753
Warrant liability	10	1,346,484	1,534,964

		24,234,381	20,788,775

Current liabilities
Trade and other payables		3,024,026	4,983,626
Accruals		4,379,774	3,222,983
Provisions	9	274,000	293,000
Interest-bearing loans and borrowings	7	1,939,806	5,644,369

			14,143,978

Total liabilities		33,851,987	34,932,753

Total equity and liabilities		96,335,477	82,082,142

The accompanying notes form an integral part of these consolidated financial statements.

Unaudited consolidated interim statement of cash flows

for the six months ended June 30, 2017 and 2018

	Notes	June 30, 2017 £	June 30, 2018 £
Operating activities
Loss before tax		(27,287,907)	(19,352,448)
Adjustments to reconcile loss before tax to net cash flows:
Depreciation and impairment of property, plant and equipment, net of disposals		17,469	20,196
Share-based payment expense		1,999,009	1,386,862
Net foreign exchange (gain)/loss		1,040,139	(49,305)
Provision for social security contributions on employee share options		643,580	29,672
Provision for deferred cash consideration	9	—	222,000
Interest earned		(268,913)	(151, 467)
Loss on short-term deposits		—	(359,897)
Accrued interest on convertible loan		69,470	89,707
Interest on bank loan		—	900,000
Accreted interest on bank loan		—	186,963
Warrant fair value adjustment	10	—	188,480
Working capital adjustments:
Increase in receivables		(754,370)	720, 819
(Decrease) / increase in trade and other payables		8,720,857	1,137,082
Tax credit received		5,331,271	—

Net cash flows used in operating activities		(10,489,395)	(15,031,336)

Investing activities
Purchase of property, plant and equipment		(11,863)	(19,917)
Disposal of property, plant and equipment		—	1,084
Short-term investments		(4,500,000)	—
Interest received		268,913	125,838

Net cash flows (used in)/provided by investing activities		(4,242,950)	107,005

Financing activities
Proceeds from issue of ordinary shares	8	15,000,000	150,228
Transaction costs on issue of ordinary shares		(729,632)	(7,511)
Interest paid on bank loan		—	(900,000)

Net cash flows (used in)/provided by financing activities		14,270,368	(757,283)

Net (decrease) in cash and cash equivalents		(461,977)	(15,681,614)
Cash and cash equivalents at the beginning of the period		53,577,571	50,044,672
Effect of exchange rate changes on cash and cash equivalents		(1,040,139)	49,305

Cash and cash equivalents at the end of the period		52,075,455	34,412,363

The accompanying notes form an integral part of these consolidated financial statements.

Unaudited consolidated interim statement of changes in equity for the six months ended June 30, 2017 and 2018

	Issued capital £	Share premium £	Other capital reserves £	Other reserves £	Accumulated losses £	Total equity £
At December 31, 2016	193,022	99,975,399	12,667,562	7,000,000	(40,579,241)	79,256,742

Total comprehensive loss for the period	—	—	—	—	(22,742,294)	(22,742,294)
Share-based payments – share options	—	—	1,733,093	—	—	1,733,093
Share-based payments – LTIPS	—	—	137,370	—	—	137,370
Share-based payments – deferred bonus shares	—	—	128,546	—	—	128,546
Issue of share capital on April 4, 2017 (Note 8)	15,125	14,984,875	—	—	—	15,000,000
Issue of share capital on conversion of loan note (Note 8)	1,899	1,396,654	—	—	—	1,398,553
Issuance of share capital for Novartis bonus shares	1,766	1,081,133	(1,082,899)	—	—	—
Equity element of convertible loan	—	—	(208,680)	—	—	(208,680)
Conversion of convertible loan	—	—	—	—	62,375	62,375
Transaction costs on issuance of share capital (Note 8)	—	(729,632)	—	—	—	(729,632)

At June 30, 2017	211,812	116,708,429	13,374,992	7,000,000	(63,259,160)	74,036,073

At December 31, 2017	213,285	118,226,956	16,359,169	7,000,000	(79,315,920)	62,483,490

Total comprehensive loss for the period	—	—	—	—	(16,987,544)	(16,987,544)
IFRS 9 restatement (Note 3.1)	—	—	—	—	123,865	123,865
Share-based payments – share options	—	—	1,136,916	—	—	1,136,916
Share-based payments – LTIPS	—	—	159,669	—	—	159,669
Share-based payments – deferred bonus shares	—	—	90,277	—	—	90,277
Issue of share capital on June 1, 2018 (Note 8)	150	150,077	—	—	—	150,227
Transaction costs on issuance of share capital (Note 8)	—	(7,511)	—	—	—	(7,511)

At June 30, 2018	213,435	118,369,522	17,746,031	7,000,000	(96,179,599)	47,149,389

The accompanying notes form an integral part of these consolidated financial statements.

Notes to the unaudited condensed consolidated interim financial statements

1. Corporate information

Mereo BioPharma Group plc (the “Company”) is multi-asset biopharmaceutical company focused on the acquisition, development and commercialization of innovative therapeutics that aim to improve outcomes for patients with rare and specialty diseases.

The interim condensed consolidated financial statements of Mereo BioPharma Group plc and its subsidiaries (collectively, the “Group”) for the six months ended June 30, 2018 were authorised for issue in accordance with a resolution of the Directors on August 8, 2018. Mereo BioPharma Group plc (the “Company” or the “parent”) is a public limited company incorporated and domiciled in the United Kingdom and registered in England, and whose shares are publicly traded on the Alternative Investment Market of the London Stock Exchange. The registered office is located at Fourth Floor, 1 Cavendish Place, London W1G 0QF.

2. Basis of preparation

The interim condensed consolidated financial statements for the six month periods ended June 30, 2017 and 2018 have been prepared in accordance with International Accounting Standards (IAS) 34 Interim Financial Reporting.

The interim condensed consolidated financial statements do not include all the information and disclosures required in the annual financial statements, and should be read in conjunction with the Group’s annual financial statements as at December 31, 2017.

The accounting policies adopted in the preparation of the interim condensed consolidated financial statements are consistent with those followed in the preparation of the Group’s annual consolidated financial statements for the year ended December 31, 2017, except for the new accounting polices described in note 3 below. The financial statements are presented in pound sterling (“Sterling”).

3. Adoption of new accounting policies

The following policies have been adopted since the start of the period:

3.1 IFRS 9 Financial Instruments

In the current period the Group has applied IFRS 9 Financial Instruments (as revised in July 2014) and the related consequential amendments to other IFRSs. IFRS 9 introduces new requirements for 1) the classification and measurement of financial assets and financial liabilities, 2) impairment for financial assets, 3) general hedge accounting and 4) new accounting for certain modifications and exchanges of financial liabilities measured at amortised cost. The only impact on the group is in relation to the non-substantial modification of the Convertible loan notes, as detailed below. The Group has applied IFRS 9 in full without restating comparatives with an initial date of application of 1 January 2018.

In relation to the non-substantial modification of financial liabilities, IFRS 9 requires the recognition of a modification gain or loss for exchanges or modifications of financial liabilities that do not result in derecognition of the financial liability. As a result, under IFRS 9 the carrying value of the Convertible loan notes at the date of modification, as more fully described in note 7a, was adjusted to recognise the modification gain in the retained earnings as of the date of initial application of IFRS 9 (1 January 2018).

Interest bearing loans and borrowings – Convertible loan notes

£
At January 1, 2018 calculated under IAS 39	1,977,393
Amounts restated through retained earnings	(123,865)
At January 1, 2018 under IFRS 9	1,853,528

3.2 IFRS 15 Revenue from Contracts with Customers

In the current period the Group has adopted IFRS 15 Revenue from Contracts with Customers. The new revenue standard is applicable to all entities and will supersede all current revenue recognition requirements under IFRS. There has been no impact on Group reporting in the period.

4. Operating loss

	Six months ended June 30, 2018 £	Six months ended June 30, 2017 £
Employee benefits expense	3,919,530	5,292,088
Externally contracted research and development	9,380,704	19,763,554
Legal and professional fees including patent costs	836,301	402,234
Current and prior year costs written off in respect of postponed listing on NASDAQ	2,215,611	—
Operating lease expense	146,664	146,664
Depreciation	20,196	17,469
Other expenses	1,447,064	825,202

Total operating loss	17,966,070	26,447,211

5. Loss per share

Basic loss per share is calculated by dividing the loss attributable for the period to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the period.

As net losses from continuing operations were recorded in the period, the dilutive potential shares are anti-dilutive for the diluted loss per share calculation.

For the six months ended June 30, 2018 and 2017

Group	June 30, 2018			June 30, 2017
	Loss £	Weighted shares number	Loss per share £	Loss £	Weighted shares number	Loss per share £
Basic and diluted	(16,987,544)	71,103,042	(0.24)	(22,742,294)	67,218,820	(0.34)

6. Intangible assets

Acquired development programs £
Cost at December 31, 2017 and June 30, 2018	33,005,229

Amortisation and impairment
At December 31, 2017	—
Revision to estimated value	(315,000)

At June 30, 2018	(315,000)

Net book value
At December 31, 2017	33,005,229

At June 30, 2018	32,690,229

The Group’s strategy is to acquire clinical-stage development programs for the treatment of specialty and rare diseases from large pharmaceutical companies.

On October 28, 2017, the Group acquired the exclusive license for MPH-966 and included the option to acquire certain assets from AstraZeneca AB (AstraZeneca). MPH-966 is being developed for the treatment of severe alpha-1 antitrypsin deficiency, at a cost of £7,192,288:

	June 30, 2018 (unaudited) £	December 31, 2017 £
Cash payment in October 2017	2,280,000	2,280,000
Equity issued	1,520,000	1,520,000
Deferred equity consideration	1,331,288	1,331,288
Present value of provision for deferred cash consideration	1,746,000	2,061,000

	6,877,288	7,192,288

The present value of the provision for deferred cash consideration was reviewed at June 30, 2018 (see note 9). The decrease in present value due to changes in timelines and probability of contractual milestones being achieved was £315,000 and is recognized as a reduction of the intangible asset in line with our accounting policies.

7. Interest bearing loans and borrowings

	June 30, 2018 (unaudited) £	December 31, 2017 £
Convertible loan notes—see Note 7a	1,943,235	1,977,393
Bank loan -see Note 7b	18,961,887	18,774,924

At end of year/period	20,905,122	20,752,317

Current	5,644,369	1,939,806
Non-current	15,260,753	18,812,511

7a. Convertible loan note

On April 26, 2017 Novartis converted £1,398,553 of loan Notes (“Novartis Notes”) into 632,829 ordinary shares at the fixed conversion price of £2.21 per share. This has been recorded as a £1,187,974 reduction in interest bearing loans and borrowings, a reduction in other capital reserves of £208,680 and a reduction in accumulated losses of £62,375. Under the terms of the Notes, Novartis also received 588,532 bonus shares. Novartis holds £2,065,011 principal value of Notes at June 30, 2018 representing 934,394 ordinary shares if converted, together with 864,988 potential bonus shares, together these represent 2.5% of the current share capital of the Company as at June 30, 2018.

In August 2017, in connection with the new loan agreements (see Note 7b), Novartis agreed to amend the terms of its Novartis Notes. Under the revised terms of the Novartis Notes, the loan is subordinated to the Silicon Valley Bank and Kreos Capital loan such that Novartis shall be entitled, at any time up to the repayment of the foregoing loan, being March 2, 2021, to serve a conversion notice on the Company to convert all or some only of the outstanding Novartis Notes into fully paid ordinary shares at a conversion price of £2.21 per share. To the extent the Novartis Notes are not converted at that date, the outstanding principal amount of the Novartis Notes, together with any accrued and unconverted interest, is redeemable. Upon conversion of any Novartis Notes, in addition to the relevant number of conversion shares, Novartis is entitled to receive an additional number of ordinary shares in the Company equal to the number of conversion shares into which such Novartis Notes are to convert, multiplied by 0.93, up to a maximum aggregate number of 864,988 such bonus shares.

The value of the debt component of the Notes at the date of issue was calculated as £2,946,761. The cash flows attached to the Note up to the Maturity Date were calculated and discounted at an appropriate venture debt rate of 10%. The carrying amount at June 30, 2018 is £1,943,235 (June 30, 2017: £1,943,748). The carrying amount at December 31, 2017 was £1,977,393. The Group has applied IFRS 9 Financial Instruments in full without restating comparatives with an initial date of application of January 1, 2018 (see Note 3.1).

The value of the equity component of the Notes at June 30, 2018 is £308,123 (June 30, 2017: £308,123). The value of the equity component of the Notes at December 31, 2017 was calculated as £308,123.

7b. Bank loan

On August 7, 2017, the Group entered into a loan agreement with Silicon Valley Bank and Kreos Capital V (UK) Limited, which provides for total borrowings of £20.0 million and the issue of warrants over shares in the Company (see Note 10). £10.0 million was drawn down on each of August 21, 2017 (Tranche 1) and December 29, 2017 (Tranche 2) for general working capital purposes. The Group is obligated to make interest-only payments on the loan amount until September 30, 2018, and thereafter the Group is obligated to pay interest and principal in 30 equal monthly instalments until March 31, 2021, the maturity date. The loan bears interest at an annual fixed rate equal to 9.0%. In addition a final payment of 7.5% of the principal loan amount is due upon the earlier of the maturity date, prepayment in whole of the loan amount, mandatory repayment, acceleration of the loan, and the loan becoming immediately due and payable due to an event of default. The loan is secured by substantially all of the Group’s assets, including intellectual property rights owned or controlled by the Group. The terms of the debt facility include an interest only period to September 30, 2018, a thirty-month capital and interest repayment period thereafter, a 9% headline interest rate and customary security over all assets of the Group.

The fair value of warrants issued as part of Tranche 1 on August 21, 2017 was £657,676. The fair value of the loan liability of tranche 1 on August 21, 2017 was £9,342,324. Application of the effective interest method is required to accrete the initial loan liability value up to the face value of the loan at the end of the loan term. This non-cash interest charge will be made in each statutory reporting period. The annual value of this interest charge is £182,133, which is an effective interest rate of 1.95%.

The fair value of warrants issued as part of Tranche 2 on December 29, 2017 was £634,335. The fair value of the loan liability of tranche 2 on December 29, 2017 was £9,365,665. Application of the effective interest method is required to accrete the initial loan liability value up to the face value of the loan at the end of the loan term. This non-cash interest charge will be made in each statutory reporting period. The annual value of this interest charge is £194,892, which is an effective interest rate of 2.08%.

The total carrying value of the loan at June 30, 2018 was £18,961,888. £5,644,369 is a current liability and £13,317,519 is a non-current liability. A total of £186,963 of non-cash interest has been charged to the statement of comprehensive loss in the period. The total carrying value of the loan at December 31, 2017 was £18,774,924.

8. Issued capital and reserves

	June 30, 2018 (unaudited)	December 31, 2017
	£	£
Ordinary share capital
Balance at beginning of year/period	213,285	193,022
Issuances in the period	150	20,263

Nominal share capital at end of year/period	213,435	213,285

Ordinary shares issued and fully paid
At December 31, 2017		71,094,974
Issued on June 1, 2018 for financing round		50,076

At June 30, 2018		71,145,050

Nominal value at December 31, 2017 and June 30, 2018 (£)		0.003
Issued capital at June 30, 2018 (£)		213,435
Issued capital at December 31, 2017 (£)		213,285

Since January 1, 2018, the following alterations to the Company’s share capital have been made:

•	Under a placement dated May 29, 2018, issue and allotment of 50,076 ordinary shares of £0.003 in nominal value in the capital of the Company on June 1, 2018 at a price of £3.00 per share.

£
Share premium
At December 31, 2017	118,226,956
Issued on June 1, 2018 for placing for cash	150,077
Transaction costs for issued share capital	(7,511)

At June 30, 2018	118,369,522

Other capital reserves

	Shares to be issued £	Share-based payments £	Equity component of convertible loan £	Total £
At December 31, 2017	1,591,578	14,459,469	308,122	16,359,169
Share-based payments expense during the period	—	1,386,862	—	1,386,862

At June 30, 2018	1,591,578	15,846,331	308,122	17,746,031

Share-based payments

The Group has a share option scheme under which options to subscribe for the Group’s shares have been granted to certain Executives, Non-Executive Directors and employees.

The share-based payment reserve is used to recognise a) the value of equity-settled share-based payments provided to employees, including key management personnel, as part of their remuneration and b) deferred equity consideration.

Period to June 30, 2018

The total charge for the six months to June 30, 2018 in respect of all share option schemes was 1,386,862 (June 30, 2017: £1,999,099).

On April 26, 2018, the Company granted 100,817 options under the Deferred Bonus Share Plan to certain directors and certain other persons discharging managerial responsibility. The weighted average fair value of options granted was £3.23. The exercise price is £nil.

On May 2, 2018 the Company granted 303,000 options to certain employees under the Mereo BioPharma Group plc share Option Plan. The weighted average fair value of options granted was £2.38. The exercise price is £3.25.

Shares to be issued

At January 1, 2017, £2,674,477 representing a maximum of 1,453,520 shares at £1.84 were remaining to be issued to Novartis pro rata to their percentage shareholding as and when the Company issues further ordinary shares.

Of the 1,221,361 ordinary shares issued on April 26, 2017, 588,532 shares were issued to Novartis as fully paid up bonus shares (for £nil consideration), the number of which was calculated to maintain its shareholding at 19.5%. The fair value of these shares was £1.84 per share. At December 31, 2017, £1,591,578 representing a maximum of 864,988 shares at £1.84 were remaining to be issued to Novartis pro rata to their percentage shareholding as and when the Company issues further ordinary shares

Equity component of convertible loan instrument

The convertible loan Notes issued to Novartis are a compound instrument consisting of a liability and an equity component. The value of the equity component (cost of the conversion option) as at June 30, 2018 is £308,122 (June 30, 2017: £308,122). The value of the equity component (cost of the conversion option) as at December 31, 2017 was £308,122.

9. Provisions

	June 30, 2018 (unaudited) £	December 31, 2017 £
Social security contributions on share options	2,318,058	2,288,386
Provision for deferred cash consideration	1,968,000	2,061,000

At end of year/period	4,286,058	4,349,386

Current	293,000	274,000
Non-current	3,993,058	4,075,386

Social security contributions on share options	June 30, 2018 (unaudited) £	December 31, 2017 £
At beginning of year/period	2,288,386	1,172,420
Arising during the year/period	29,672	1,115,966

At end of year/period	2,318,058	2,288,386

Current	—	—
Non-current	2,318,058	2,288,386

The provision for social security contributions on share options is calculated based on the number of options outstanding at the reporting date that are expected to be exercised. The provision is based on the estimated gain arising on exercise of the share options, using the best estimate of the market price at the balance sheet date. Since the Directors assume the options will be held for their full contractual life of ten years, the liability has been classified as non-current. The provision has been discounted.

Provision for deferred cash consideration	June 30, 2018 (unaudited) £	December 31, 2017 £
At beginning of year/period	2,061,000	—
Arising during the year/period	—	2,061,000
Increase in provision due to the unwinding of the time value of money	222,000	—
Decrease in provision due to a change in estimates relating to timelines and probabilities of contractual milestones being achieved (see Note 6)	(315,000)	—

At end of year/period	1,968,000	2,061,000

Current	293,000	274,000
Non-current	1,675,000	1,787,000

The deferred cash consideration is the estimate of the quantifiable but not certain future cash payment obligations due to AstraZeneca for the acquisition of certain assets. This liability is calculated as the risk adjusted net present value of future cash payments to be made by the Group. The payments are dependent on reaching certain milestones based on the commencement and outcome of clinical trials. The likelihood of achieving such milestones is reviewed at the balance sheet date and increased or decreased as appropriate.

10. Warrant liability

	June 30, 2018 (unaudited) £	December 31, 2017 £
At beginning of year/period	1,346,484	—
Arising during the year/period	188,480	1,346,484

At end of year/period	1,534,964	1,346,484

As part of the bank loan facility (see Note 7b), 363,156 warrants to subscribe for shares were issued to the lenders on August 21, 2017. These warrants will be capable of exercise until August 7, 2027 at an exercise price of £3.029. A further 333,334 warrants were issued to the lenders on December 29, 2017. These warrants will be capable of exercise until August 7, 2027 at an exercise price of £3.30. The total of 696,490 warrants is equivalent to 0.98% of ordinary share capital at June 30, 2018.

The terms of the warrant instrument allow for a cashless exercise. In line with IAS 32 Financial Instruments: Presentation, the future number of shares to be issued to the warrant-holder under a cashless exercise can only be determined at that future date. At each balance sheet date the fair value of the warrants will be assessed using the Black-Scholes model taking into account appropriate amendments to inputs in respect of volatility and remaining expected life of the warrants.

The following table lists the weighted average inputs to the models used for the fair value of warrants:

	June 30, 2018 (unaudited)	December 31, 2017
Expected volatility (%)	67	50-51
Risk-free interest rate (%)	1.38	1.10–1.25
Expected life of share options (years)	9.3	9.6-10
Market price of ordinary shares (£)	3.12	3.00–3.25
Model used	Black Scholes	Black Scholes

The fair value of the warrants at grant was £1,292,011. At June 30, 2018 it was £1,534,964 and at December 31, 2017 it was £1,346,484.

Since there is no historical data in relation to the expected life of the warrants the contractual life of the options was used in calculating the expense for the year.

Volatility was estimated by reference to the share price volatility of a group of comparable companies over a retrospective year equal to the expected life of the warrants.

11. Related party disclosures

Novartis holds 13,767,841 shares in the Company at June 30, 2018 (June 30, 2017 and December 31, 2017: 13,767,841). Novartis holds £2,065,011 principal value of Notes at June 30, 2018 (June 30, 2017 and December 31, 2017: £2,065,011). On 3 June 2016, the Group issued 3,463,563 £1 unsecured convertible loan notes (“Notes”) to Novartis and received £3,463,563 from Novartis in consideration (note 7a).

On the 26 April 2017 Novartis converted £1,398,552 of the Notes into 632,829 ordinary shares at the fixed conversion price of £2.21 per share. Under the terms of the Notes, Novartis also received 588,532 ordinary shares.

12. Events after the reporting period

On July 23, 2018 the Company issued 10,000 ordinary shares of £0.003 each in the capital of the Company, pursuant to an exercise of employee share options.

In early August 2018, the Group received the FY 2017 R&D tax credit of £8.2m.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

among:

MEREO BIOPHARMA GROUP PLC,

a public limited company incorporated under the laws of England and Wales;

MEREO US HOLDINGS INC.,

a Delaware corporation;

MEREO MERGERCO ONE INC.,

a Delaware corporation; and

ONCOMED PHARMACEUTICALS, INC.,

a Delaware corporation

Dated as of December 5, 2018

Exhibits:
Exhibit A	Definitions
Exhibit B	Form of Contingent Value Rights Agreement
Exhibit C	Form of Company D&O Support Agreement
Exhibit D	Form of Milan D&O Support Agreement
Exhibit E	Form of Certificate of Merger
Exhibit F	Sample Net Cash Calculation

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of December 5, 2018, by and among MEREO BIOPHARMA GROUP PLC, a public limited company incorporated under the laws of England and Wales (“Milan”), MEREO US HOLDINGS INC., a Delaware corporation and wholly-owned subsidiary of Milan (“HoldCo”), MEREO MERGERCO ONE INC., a Delaware corporation and wholly-owned subsidiary of HoldCo (“Merger Sub”), and ONCOMED PHARMACEUTICALS, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Milan and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly-owned subsidiary of HoldCo, and indirect wholly-owned subsidiary of Milan.

B. The Milan Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Milan and its shareholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including (a) the allotment and issuance by Milan of Milan Ordinary Shares, to be held by or on behalf of the Depositary; (b) the issuance by the Depositary of American Depositary Shares, each representing five such Milan Ordinary Shares (each, a “Milan Depositary Share”); and (c) the grant of contingent value rights (each, a “Milan CVR”), each representing the right to receive contingent payments upon the achievement of certain milestones set forth in, and subject to and in accordance with the terms and conditions of, the Contingent Value Rights Agreement in the form attached hereto as Exhibit B (the “CVR Agreement”), to the stockholders of the Company pursuant to the terms of this Agreement and (iii) should the approval of Milan’s shareholders be required by applicable Law, determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholders of Milan vote to approve this Agreement and the Contemplated Transactions, including: (x) the allotment and issuance by Milan of Milan Ordinary Shares; (y) the issuance by the Depositary of Milan Depositary Shares; and (z) the grant of Milan CVRs to the stockholders of the Company pursuant to the terms of this Agreement.

C. The HoldCo Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of HoldCo and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of HoldCo vote to adopt this Agreement and thereby approve the Contemplated Transactions. HoldCo, acting in its capacity as the sole stockholder of Merger Sub, has approved the execution, delivery and performance by Merger Sub of this Agreement and the Contemplated Transactions.

D. The Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions.

E. The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions.

F. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Milan’s willingness to enter into this Agreement, the officers and directors of the Company listed on Section A of the Company Disclosure Schedule (solely in their capacity as stockholders of the Company) are executing support agreements in favor of Milan in substantially the form attached hereto as Exhibit C (the “Company D&O Support Agreements”), and the stockholders listed on Section A of the Company Disclosure Schedule are also executing support agreements in favor of Milan (the “Stockholder Support Agreements” and, together with the Company D&O Support Agreements, the “Company Stockholder Support Agreements”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Company Capital Stock (i) in favor of the adoption of this Agreement and thereby approve the Contemplated Transactions, (ii) in favor of any resolutions directly or indirectly put by the Company to its shareholders to give effect to the Contemplated Transactions, including, but not limited to, the Required Company Stockholder Vote, and (iii) against any competing proposals.

G. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the officers directors of Milan listed on Section A of the Milan Disclosure Schedule (solely in their capacity as shareholders of Milan) are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit D (the “Milan D&O Support Agreements”), and the shareholders listed on Section A of the Milan Disclosure Schedule are also executing support agreements in favor of Milan (the “Shareholder Support Agreements” and, together with the Milan D&O Support Agreements, the “Milan Shareholder Support Agreements”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their Milan Ordinary Shares (i) in favor of the adoption of this Agreement and thereby approve the Contemplated Transactions, (ii) in favor of any resolutions directly or indirectly put by Milan to its shareholders to give effect to the Contemplated Transactions, including, but not limited to, the Required Milan Shareholder Vote, and (iii) against any competing proposals.

H. For the avoidance of doubt, nothing in this Agreement or in any Milan Shareholder Support Agreement or Company Stockholder Support Agreement shall operate, or be deemed to operate, to prevent any Person from accepting an offer to which the UK City Code applies or agreeing to accept any such offer.

AGREEMENT

The Parties, intending to be legally bound and in consideration of the mutual representations, warranties, covenants and agreements contained herein, agree as follows:

Section 1. DESCRIPTION OF TRANSACTION

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, the Company will become a wholly-owned subsidiary of HoldCo and indirect wholly-owned subsidiary of Milan.

1.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8, the consummation of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Milan and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in the form attached hereto as Exhibit E (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Milan and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the certificate of incorporation of the Surviving Corporation shall be amended and restated in the Merger to read as set forth on Exhibit A to the Certificate of Merger, until thereafter amended as provided by the DGCL and such certificate of incorporation;

(b) the bylaws of the Surviving Corporation shall be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such bylaws;

(c) the directors and officers of Milan, each to hold office in accordance with the articles of association of Milan, shall be as set forth in Section 5.13; and

(d) the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, shall be the directors and officers of Milan as set forth in Section 5.13, after giving effect to the provisions of Section 5.13.

1.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Milan, HoldCo, Merger Sub, the Company or any equityholder of the Company or Milan:

(i) any shares of Company Capital Stock held as treasury stock immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 1.5(b), each share of Company Capital Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) and excluding Dissenting Shares) shall be converted (and shall cease to exist) solely into the right to receive (A) Milan Depositary Shares, representing a number of Milan Ordinary Shares equal to the Exchange Ratio (the “Share Consideration”), and (B) one Milan CVR (together with the Share Consideration, the “Merger Consideration”); provided, however, that, notwithstanding anything to the contrary in this Agreement or the CVR Agreement, the number of Milan Ordinary Shares to be allotted and issued by Milan to the Depositary (and the corresponding number of Milan Depositary Shares to be issued by the Depositary) as Merger Consideration or pursuant to the CVR Agreement shall not, in the aggregate, exceed sixty-six point sixty-seven percent (66.67%) of the Milan Outstanding Shares (the “Share Consideration Cap”), and (i) if the aggregate number of Milan Ordinary Shares underlying the Milan Depositary Shares to be issued at Closing would otherwise exceed the Share Consideration Cap, the Exchange Ratio shall be appropriately adjusted so that the Share Consideration Cap is not exceeded and (ii) if, at any time following the Closing, the aggregate number of Milan Depositary Shares to be issued pursuant to the CVR Agreement would require the allotment and issuance of an aggregate number of Milan Ordinary Shares (underlying such Milan Depositary Shares) that, together with the aggregate number of Milan Ordinary Shares underlying the Milan Depositary Shares issued at Closing pursuant to this Agreement (collectively, the “Total Share Consideration”), would otherwise exceed the Share Consideration Cap, then the number of Milan Depositary Shares to be issued pursuant to the CVR Agreement shall be appropriately reduced so that the Total Share Consideration does not exceed the Share Consideration Cap. For the avoidance of doubt, the Share Consideration Cap shall have no effect on any contingent cash payment which is or becomes payable pursuant to the CVR Agreement.

(b) No fractional Milan Depositary Shares or Milan CVRs shall be issued in connection with the Merger, and no certificates or scrip for any such fractional Milan Depositary Shares or Milan CVRs shall be issued. Any fractional Milan Depositary Shares or Milan CVRs resulting from the application of the Exchange Ratio as described in Section 1.5(a)(ii) or the settlement of Company Options as described in Section 5.5(a) shall be rounded down to the nearest whole Milan Depositary Share or Milan CVR, as applicable, with no cash being paid for any fractional Milan Depositary Shares or Milan CVRs eliminated by such rounding.

(c) All Company Options and Company RSUs outstanding immediately prior to the Effective Time under the Company Plan shall be treated in accordance with Section 5.5.

(d) Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(e) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock or Milan Ordinary Shares underlying the Milan Depositary Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Capital Stock, Company Options, Company RSUs and Milan Depositary Shares with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Milan to take any action with respect to Company Capital Stock, Milan Ordinary Shares or Milan Depositary Shares, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5(a), and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and 1.8.

1.7 Calculation of Net Cash.

(a) Not more than ten (10) nor less than five (5) calendar days prior to the anticipated date for Closing (as mutually agreed in good faith by Milan and the Company) (the “Anticipated Closing Date”), the Company will deliver to Milan a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, the Company’s good faith estimated calculation of Net Cash (the “Net Cash Calculation” and the date of delivery of such schedule, the “Delivery Date”) as of 8:00 p.m. (New York City Time) on the last Business Day prior to the Anticipated Closing Date (the “Cash Determination Time”), prepared and certified by the Company’s chief executive officer and chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer for the Company). The Company shall promptly and fully make available to Milan, (i)(A) a copy of the accounting system detailed nominal ledger code balances as of the last practical date prior to the Delivery Date (which date shall be not earlier than (1) the last day of the calendar month ending immediately prior to the Delivery Date and (2) the date that is five (5) days prior to the Delivery Date), and (B) an extended trial balance detailing a reconciliation between the nominal ledger balances and the Net Cash Schedule, together with all work papers and back-up materials used or useful in preparing the Net Cash Schedule, including (1) third party certified copies of all cash, cash equivalents and investment balances, identified by the institution where such cash, cash equivalents and investment balances are held, (2) schedules of all accruals and prepayments, together with calculations and supporting documentary evidence therefor, (3) a detailed aged receivables report, (4) working papers and documentary evidence for each other nominal code included within the Net Cash Schedule, and (5) as reasonably requested by Milan, all other work papers and back-up materials used or useful in preparing the Net Cash Schedule, (ii) a detailed bridge (the “Net Cash Bridge”) reconciling, in daily increments, each of the elements of the Net Cash Calculation as of the Delivery Date with the Net Cash Calculation as of the Cash Determination Time, including a schedule describing in reasonable detail all material assumptions and other inputs underlying such bridge, and (iii) if requested by Milan, the Company’s accountants and counsel at reasonable times and upon reasonable notice.

(b) Within three (3) calendar days after the Delivery Date (the last day of such period, the “Response Date”), Milan shall have the right to dispute any part of the Net Cash Calculation by delivering a written notice to that effect to the Company (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the Net Cash Calculation.

(c) If, on or prior to the Response Date, Milan notifies the Company in writing that it has no objections to the Net Cash Calculation or, if prior to 8:00 p.m. (New York City Time) on the Response Date, Milan has failed to deliver a Dispute Notice as provided in Section 1.7(b), then the Net Cash Calculation as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Cash Determination Time (the “Final Net Cash”) for purposes of this Agreement.

(d) If Milan delivers a Dispute Notice on or prior to 5:00 p.m. (New York City Time) on the Response Date, then Representatives of the Company and Milan shall promptly, and in no event later than one (1) calendar day after the Response Date, meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash, which agreed upon Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Final Net Cash for purposes of this Agreement.

(e) If Representatives of the Company and Milan are unable to negotiate an agreed-upon determination of Final Net Cash pursuant to Section 1.7(d) within two (2) calendar days after delivery of the Dispute Notice (or such other period as the Company and Milan may mutually agree upon), then any remaining disagreements as to the calculation of Net Cash shall be referred to Grant Thornton LLP or another independent auditor of recognized national standing mutually agreed upon by the Company and Milan (the “Accounting Firm”). The Company shall promptly deliver to the Accounting Firm all work papers and back-up materials used in preparing the Net Cash Schedule, and the Company and Milan shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five (5) calendar days of accepting its selection. Milan and the Company shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Milan and the Company. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Net Cash made by the Accounting Firm shall be made in writing delivered to each of the Company and Milan, shall be final and binding on the Company and Milan and shall be deemed to have been finally determined for purposes of this Agreement and to represent the Final Net Cash for purposes of this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section 1.7(e). The fees and expenses of the Accounting Firm shall be allocated between the Company and Milan in the same proportion that the disputed amount of the Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Net Cash amount and such portion of the costs and expenses of the Accounting Firm borne by the Company and any other fees, costs or expenses incurred by the Company following the Delivery Date in connection with the procedures set forth in this Section 1.7(e) shall be deducted from the final determination of the amount of Net Cash. If this Section 1.7(e) applies as to the determination of the Final Net Cash described in Section 1.7(a), upon resolution of the matter in accordance with this Section 1.7(e), the Parties shall not be required to determine Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either the Company or Milan may request a redetermination of the Final Net Cash if the Closing Date is more than twenty (20) calendar days after the Anticipated Closing Date.

1.8 Surrender of Certificates.

(a) Within 45 days from the date hereof, Milan shall appoint Citibank, N.A. or one of its Affiliates or, if Citibank N.A. and its Affiliates shall refuse to act, one or more banks or trust companies or other independent financial institutions (each of which institution and appointment shall be subject to the written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed) to act as: (i) depositary under the Deposit Agreement (the “Depositary”) in connection with the issuance of Milan Depositary Shares, and (ii) exchange agent in the Merger (the “Exchange Agent”) pursuant to an exchange agent agreement with the Exchange Agent, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement.

(b) At the Effective Time, (i) Milan shall allot, issue and deposit with the Depositary (or its designee), for the benefit of the holders of shares of Company Common Stock, such number of Milan Ordinary Shares as is equal to the Milan Depositary Shares issuable pursuant to Section 1.5(a), inter alia, in exchange for shares of Company Capital Stock and (ii) the Depositary shall issue the Milan Depositary Shares comprising the Share Consideration. The Merger Consideration, and amounts paid and Milan Ordinary Shares issued pursuant to the CVR Agreement, are in consideration of the cancellation of Company Capital Stock pursuant to this Agreement and the issue of 999 further shares by HoldCo to Milan.

(c) Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of shares of Company Capital Stock that were converted into the right to receive the Merger Consideration: (i) a letter of transmittal in customary form and containing such provisions as Milan may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent); and (ii) instructions for effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Milan: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor (i) the number of whole book-entry Milan Depositary Shares, and (ii) the number of Milan CVRs, in each case that such holder has the right to receive pursuant to the provisions of Section 1.5(a); and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8(c), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration. If any Company Stock Certificate shall have been lost, stolen or destroyed, Milan may, in its discretion and as a condition precedent to the delivery of any Milan Depositary Shares or Milan CVRs, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate and post a bond indemnifying Milan against any claim suffered by Milan related to the lost, stolen or destroyed Company Stock Certificate or any Milan Depositary Shares or Milan CVRs issued in exchange therefor as Milan may reasonably request.

(d) No dividends or other distributions declared or made with respect to Milan Depositary Shares, or Milan Ordinary Shares underlying such Milan Depositary Shares, with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the Milan Depositary Shares that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or provides an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.8 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(e) Any Milan Depositary Shares that remain undistributed to holders of Company Stock Certificates as of the date that is 180 days after the Closing Date shall be delivered to Milan or a person nominated in writing by Milan upon demand and may be cancelled, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.8 shall thereafter look only to Milan for satisfaction of their claims for Milan Depositary Shares and any dividends or distributions with respect to Milan Depositary Shares. If any Company Stock Certificate has not been surrendered prior to the fifth anniversary of the Effective Time, or immediately prior to such earlier date on which the Merger Consideration, or any dividends or distributions, as contemplated by Section 1.8(d), to which such Company Stock Certificate would otherwise entitle its holder would escheat to or become the property of any Governmental Authority, any such shares, cash, dividends or distributions in respect of such Company Stock Certificate shall, to the extent permitted by applicable Law, become the property of Milan, free and clear of all claims or interest of any Person previously entitled thereto, and no consideration or compensation shall be payable therefor.

(f) Each of the Exchange Agent, Milan and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Law. To the extent such amounts are so deducted or withheld, and remitted to the appropriate Tax Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g) No Party shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any Milan Depositary Shares (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Law.

1.9 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration described in Section 1.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.5.

(b) The Company shall give Milan prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands. The Company shall not, without Milan’s prior written consent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

1.10 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 10.13(h), except as set forth in the written disclosure schedule delivered by the Company to Milan (the “Company Disclosure Schedule”), the Company represents and warrants to Milan and Merger Sub as follows:

2.1 Due Organization; Subsidiaries.

(a) The Company is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(b) The Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c) The Company does not have, and has never had, any Subsidiaries and the Company does not own any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity. The Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. The Company has not agreed and is not obligated to make, nor is the Company bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

2.2 Organizational Documents. The Company has delivered to Milan accurate and complete copies of the Company’s Organizational Documents. The Company is not in breach or violation of its Organizational Documents in any material respect.

2.3 Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Company Board (at meetings duly called and held) has: (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Milan, HoldCo and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. Prior to the execution of the Company Stockholder Support Agreements, the Company Board approved the Company Stockholder Support Agreements and the transactions contemplated thereby.

2.4 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company stockholder vote and entitled to vote thereon is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the Company Stockholder Matters (the “Required Company Stockholder Vote”).

2.5 Non-Contravention; Consents.

(a) Subject to obtaining the Required Company Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which the Company or any of the assets owned or used by the Company, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company, or any of the assets owned, leased or used by the Company;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Company Material Contract; (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (C) accelerate the maturity or performance of any Company Material Contract; or (D) cancel, terminate or modify any term of any Company Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for Permitted Encumbrances).

(b) Except for (i) any Consent set forth on Section 2.5(b) of the Company Disclosure Schedule under any Company Contract, (ii) the Required Company Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws or in connection with the performance of the Company’s obligations under Section 5.1(a), the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions.

(c) The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Company Stockholder Support Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Company Stockholder Support Agreements or any of the Contemplated Transactions.

2.6 Capitalization.

(a) The authorized Company Capital Stock as of the date of this Agreement consists of (i) 145,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”), of which 38,630,145 shares have been issued and are outstanding as of the Capitalization Date, and (ii) 5,000,000 shares of the Company’s preferred stock, par value $0.001 per share (the “Company Preferred Stock”), of which no shares have been issued and are outstanding as of the date of this Agreement. The Company does not hold any shares of its capital stock in its treasury.

(b) All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock or Company Preferred Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities.

(c) Except for the Company’s 2004 Stock Incentive Plan, as amended, and the Company’s 2013 Equity Incentive Award Plan (collectively, the “Company Plans”) and the Company’s Employee Stock Purchase Plan (the “ESPP”), the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, the Company has reserved 145,000,000 shares of Company Common Stock for issuance under the Company Plans, of which (i) 38,630,145 shares have been issued and are currently outstanding and (ii) 9,341,368 shares remain available for future issuance. As of the date of this Agreement, (i) 5,249,102 shares of Company Common Stock are subject to outstanding Company Options at a weighted-average exercise price of $12.58 per share (of which Company Options to purchase an aggregate of 3,063,181 shares of Company Common Stock are exercisable) and (ii) 435,514 shares of Company Common Stock are subject to outstanding Company RSUs. Section 2.6(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all outstanding Company Options and Company RSUs, including with respect to each such award, as applicable, the holder, date of grant, exercise price, vesting schedule, expiration date, whether any such Company Option is an “incentive stock option” (as defined in the Code), and number of shares of Company Common Stock subject thereto. The Company has made available to Milan an accurate and complete copy of the Company Plan, the forms of all award agreements approved for use thereunder and any amendments thereto.

(d) Except for the outstanding Company Options and Company RSUs set forth on Section 2.6(c) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(e) All outstanding shares of Company Common Stock, Company Options, Company RSUs and other securities of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

2.7 SEC Filings; Financial Statements.

(a) The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the

Exchange Act or the Securities Act since January 1, 2016 (the “Company SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, to the Company’s Knowledge, as of the time they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Company SEC Documents (collectively, the “Company Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 3.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. Since January 1, 2016, other than as expressly disclosed in the Company SEC Documents filed prior to the date hereof, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP. The books of account and other financial records of the Company are true and complete in all material respects.

(c) The Company’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of the Company, “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d) The Company has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Company Common Stock on Nasdaq. The Company has not disclosed any unresolved comments in the Company SEC Documents.

(e) Since January 1, 2016, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer (or other principal financial and accounting officer), or general counsel of the Company, the Company Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of Nasdaq.

(g) The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that the Company maintains records that in reasonable detail accurately and fairly reflect the Company’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Company Board, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements. The Company has evaluated the effectiveness of the Company’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. The Company has disclosed to the Company’s auditors and the Audit Committee of the Company Board (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Except as disclosed in the Company SEC Documents filed prior to the date hereof, the Company has not identified any material weaknesses in the design or operation of the Company’s internal control over financial reporting.

(h) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the Company Certifications.

2.8 Absence of Changes. Except as set forth on Section 2.8 of the Company Disclosure Schedule, between the date of the Company Unaudited Interim Balance Sheet and the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required consent of Milan pursuant to Section 4.2(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.9 Absence of Undisclosed Liabilities. The Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each a “Liability”), in each case, of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by the Company since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law); (c) Liabilities for performance of obligations of the Company under Company Contracts; (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities listed in Section 2.9 of the Company Disclosure Schedule.

2.10 Title to Assets. The Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the Company Unaudited Interim Balance Sheet; and (b) all other assets reflected in the books and records of the Company as being owned by the Company. All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances.

2.11 Real Property; Leasehold. The Company does not own and has never owned any real property. The Company has made available to Milan (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company, and (b) copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

2.12 Intellectual Property.

(a) The Company owns, or has the right to use, as currently being used by the Company, all Company IP Rights and, with respect to Company IP Rights that are owned by the Company, has the right to bring actions for the infringement of such Company IP Rights, except for any failure to own or have the right to use or bring actions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Section 2.12(b) of the Company Disclosure Schedule is an accurate, true and complete listing of all Company Registered IP.

(c) Section 2.12(c) of the Company Disclosure Schedule accurately identifies all material Company Contracts pursuant to which Company IP Rights are licensed to the Company (other than (i) any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or commercialization of, any of the Company’s products or services, (ii) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents or other materials and (iii) any confidential information provided under confidentiality agreements).

(d) Section 2.12(d) of the Company Disclosure Schedule accurately identifies each material Company Contract pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Company IP Rights non-exclusively licensed to suppliers or service providers for the sole purpose of enabling such supplier or service providers to provide services for the Company’s benefit).

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company is not bound by, and no Company IP Rights owned by the Company are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any such Company IP Rights anywhere in the world, in each case, in a manner that would limit the business of the Company as conducted or planned to be conducted.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company exclusively owns all right, title, and interest to and in all Company IP Rights owned or purported to be owned by the Company, free and clear of any Encumbrances (other than Permitted Encumbrances).

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that the Company holds, or purports to hold, as confidential or a trade secret.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the manufacture, marketing, license, offering for sale, sale, importation, use or intended use or other disposal of any product or technology currently licensed or sold or under development by the Company (i) does not violate any license or agreement between the Company and any third party, and (ii) to the Knowledge of the Company, does not infringe, misappropriate or otherwise violate any valid Intellectual Property right of any other party. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any Company IP Rights or violating any license or agreement with the Company relating to any Company IP Rights.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, there is no current or pending or threatened Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) (i) contesting the validity, enforceability, claim construction, ownership or right to use, sell, offer for sale, license or dispose of any Company IP Rights or (ii) alleging that any Company IP Rights or the proposed use, sale, offer for sale, license or disposition of products, methods, or processes claimed or covered thereunder conflicts with or infringes, misappropriates or otherwise violates or will conflict with or infringe, misappropriate or otherwise violate the rights of any other Person or that the Company has otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company IP Rights is subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Authority that limits the ability of the Company to exploit any Company IP Rights.

(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, all Company Registered IP is valid and enforceable.

(k) The Company is not party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any Company IP Rights, result in breach of, default under or termination of such Contract with respect to any Company IP Rights, or impair the right of the Company or the Surviving Corporation to use, sell or license or enforce any Company IP Rights or portion thereof, except for any such grant or impairment that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

2.13 Agreements, Contracts and Commitments.

(a) Section 2.13(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i) each Company Contract relating to any material bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(ii) each Company Contract requiring payments by the Company after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or entity providing employment related, consulting or independent contractor services, not terminable by the Company on ninety (90) calendar days’ or less notice without liability, except to the extent general principles of wrongful termination law may limit the Company’s or such successor’s ability to terminate employees at will;

(iii) each Company Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(iv) each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(v) each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $200,000 pursuant to its express terms and not cancelable without penalty;

(vi) each Company Contract relating to the disposition or acquisition of assets after the date of this Agreement valued in excess of $100,000;

(vii) each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any material Encumbrances with respect to any assets of the Company or any of its Subsidiaries or any loans or debt obligations with officers or directors of the Company;

(viii) each Company Contract requiring payment by or to the Company after the date of this Agreement in excess of $200,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company; or (D) any Contract to license any Intellectual Property to or from any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company, in each case, except for Company Contracts entered into in the Ordinary Course of Business;

(ix) each Company Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions;

(x) each Company Real Estate Lease;

(xi) each Company Contract that is a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

(xii) each Company Contract to which the Company is a party or by which any of its assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, the Company in excess of $200,000; or

(xiii) any other Company Contract that is not terminable at will (with no penalty or payment) by the Company and (A) which involves payment or receipt by the Company after the date of this Agreement under any such agreement, contract or commitment of more than $200,000 in the aggregate, or obligations after the date of this Agreement in excess of $200,000 in the aggregate, or (B) that is material to the business or operations of the Company, taken as a whole.

(b) The Company has delivered or made available to Milan accurate and complete copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form. The Company has not, nor to the Company’s Knowledge, as of the date of this Agreement, has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Company Material Adverse Effect. As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

2.14 Compliance; Permits; Restrictions.

(a) The Company is, and since January 1, 2016 has been, in compliance in all material respects with all applicable Laws. No investigation, claim, suit, proceeding, audit or other action by any Governmental Authority is pending or, to the Knowledge of the Company, threatened against the Company. There is no agreement or Order binding upon the Company which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) The Company holds all required Governmental Authorizations which are material to the operation of the business of the Company as currently conducted (the “Company Permits”). Section 2.14(b) of the Company Disclosure Schedule identifies each Company Permit. The Company is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by the Company as of the date of this Agreement and immediately prior to the Effective Time.

(c) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened with respect to an alleged material violation by the Company of the Federal Food, Drug, and Cosmetic Act (“FDCA”), Food and Drug Administration (“FDA”) regulations adopted thereunder, the Controlled Substance Act or any other similar Law promulgated by the FDA or other comparable Governmental Authority responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug products (“Drug Regulatory Agency”).

(d) The Company holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of the Company as currently conducted, and the development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Company Product Candidates”, and such required Governmental Authorizations, the “Company Regulatory Permits”) and no such Company Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. The Company is in compliance in all material respects with the Company Regulatory Permits and have not received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Company Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Regulatory Permit. The Company has made available to Milan all information requested by Milan in the Company’s possession or control relating to the Company Product Candidates and the development, clinical testing, manufacturing, importation and exportation of the Company Product Candidates, including complete copies of the following (to the extent there are any): (x) serious adverse event reports; clinical study reports and material study data; inspection reports, notices of adverse findings, warning letters, filings and letters and other material written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency; and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority, in each case to the extent material.

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company, or in which the Company or its current products or product candidates, including the Company Product Candidates, have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of the Drug Regulatory Agencies and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. Since January 1, 2016, the Company has not received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring or, to the Knowledge of the Company, threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, the Company or in which the Company or its current products or product candidates, including the Company Product Candidates, have participated.

(f) The Company is not the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of the Company, the Company has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of the Company or any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. To the Knowledge of the Company, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against the Company or any of its officers, employees or agents.

2.15 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company, any Company Associate (in his or her capacity as such) or any of the material assets owned or used by the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which the Company, or any of the material assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer or other Key Employee of the Company is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or to any material assets owned or used by the Company.

2.16 Tax Matters.

(a) The Company has timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no written claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is subject to taxation or filing obligation by that jurisdiction.

(b) All material Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. Since the date of the Company Unaudited Interim Balance Sheet, the Company has not incurred any material Liability for Taxes or has engaged in any transaction outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) The Company has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) There are no Encumbrances for material Taxes (other than with respect to Taxes not yet due and payable) upon any of the assets of the Company.

(e) No deficiencies for material Taxes with respect to the Company have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending (or, based on written notice, threatened) material audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company. The Company (or any of its predecessors) has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code in the last five years.

(g) The Company is not a party to any material Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary indemnification provisions in commercial contracts entered into in the Ordinary Course of Business with vendors, customers, lenders or landlords.

(h) The Company has never been a member of an affiliated group filing a consolidated U.S. federal income Tax Return. The Company has no material Liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or successor.

(i) The Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code in the last two years.

(j) The Company has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(k) As of the date of this Agreement, the Company has not made any dividends or other distributions to its shareholders.

2.17 Employee and Labor Matters; Benefit Plans.

(a) The employment of each of the Company’s employees is terminable by the Company at will (or, in respect of any jurisdiction outside the United States, otherwise in accordance with general principles of wrongful termination law). The Company has made available to Milan accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Company Associates to the extent currently effective and material.

(b) No officer or Key Employee of the Company has stated that he or she intends to terminate his or her employment with the Company, nor, to the Knowledge of the Company, has any such officer or Key Employee threatened to do so.

(c) The Company is not a party to, bound by, obligated to bargain under, or currently negotiating in connection with entering into any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any Company Associates.

(d) Section 2.17(d) of the Company Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of ERISA) and any other material written or oral plan, agreement or arrangement involving compensation or benefits, including bonus, equity-based, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, change in control, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar material fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, written or otherwise, which are currently in effect relating to any Company Associate (or any trade or business (whether or not incorporated) which is a Company Affiliate) or which is maintained by, administered or contributed to by, or required to be contributed to by, the Company or any Company Affiliate, or under which the Company or any Company Affiliate has any current liability or may incur liability after the date hereof (each, a “Company Employee Plan”).

(e) With respect to Company Options and Company RSUs, (i) each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Company Option and Company RSU was duly authorized no later than the date on which the grant of such Company Option or Company RSU was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each Company Option and Company RSU grant was made pursuant to and in accordance with the terms of the Company Plan and all other applicable Law and (iv) the per share exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date.

(f) With respect to each Company Employee Plan, the Company has made available to Milan a true and complete copy of, to the extent applicable, (i) such Company Employee Plan (or a description, if such plan is not written) and all amendments thereto and (ii) the most recent summary plan description for each Company Employee Plan, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of the Company.

(g) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter with respect to such qualified status from the IRS. To the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Employee Plan or the exempt status of any related trust.

(h) Since January 1, 2016, each Company Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Law, including the Code and ERISA.

(i) Neither the Company nor Company Affiliate has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the

Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Neither the Company nor any Company Affiliate has participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Company Employee Plan subject to ERISA and neither the Company nor any Company Affiliate has been assessed any civil penalty under Section 502(l) of ERISA.

(j) No Company Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither the Company nor any of its Company Affiliates has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No Company Employee Plan is a Multiemployer Plan, and neither the Company nor any of its Company Affiliates has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan or a Multiple Employer Plan. No Company Employee Plan is a Multiple Employer Welfare Arrangement. Neither the Company nor any of its Company Affiliates sponsors or maintains any self-funded welfare employee benefit plan.

(k) No Company Employee Plan provides for medical or other welfare benefits beyond termination of service or retirement, other than pursuant to (i) COBRA or an analogous state law requirement or (ii) continuation coverage through the end of the month in which such termination or retirement occurs. The Company does not sponsor or maintain any self-funded employee benefit plan. No Company Employee Plan is subject to any Law of a foreign jurisdiction outside of the United States.

(l) Except as set forth on Section 2.17(l) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of Contemplated Transactions (either alone or together with any other event) will (i) entitle any Company Associate to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Employee Plan, or (iii) limit or restrict the right of the Company or any of its Affiliates or, after the Effective Time, Milan or any of its Affiliates, to merge, amend or terminate any Company Employee Plan.

(m) Neither the execution of this Agreement nor the consummation of Contemplated Transactions would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code or (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

(n) No Company Options, Company RSUs or other equity-based awards issued or granted by the Company are subject to the requirements of Code Section 409A. Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) (each, a “409A Plan”) under which the Company makes, is obligated to make or promises to make, payments, complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any 409A Plan is, or to the Knowledge of the Company will be, subject to the penalties of Code Section 409A(a)(1).

(o) The Company is, and since January 1, 2016 has been, in material compliance with all of its bonus, commission and other compensation plans and has paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the date hereof, and is not liable for any material payments, taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.

(p) The Company is and, since January 1, 2016 has been, in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to the Company Associates: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims or administrative matters pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company relating to any Company Associate, employment agreement or Company Employee Plan (other than routine claims for benefits). To the Knowledge of the Company, there are no pending or threatened or reasonably anticipated claims or actions against the Company, any Company trustee under any workers’ compensation policy or long-term disability policy. The Company is not party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.

(q) Section 2.17(q) of the Company Disclosure Schedule lists all liabilities of the Company to any current Company Associate that result from the termination by the Company of such Company Associate’s employment or provision of services, a change of control of the Company, or a combination thereof. The Company has no material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any Company Associate leased from another employer, or (c) any Company Associate currently or formerly classified as exempt from overtime wages. The Company has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of the Company prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(r) There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting the Company. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(s) The Company is not, and the Company has not been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Company Associate, including charges of unfair labor practices or discrimination complaints.

(t) There is no contract, agreement, plan or arrangement to which the Company is a party or by which it is bound to compensate any of its employees for excise taxes paid pursuant to Section 4999 of the Code, Section 409A of the Code or otherwise.

2.18 Environmental Matters. Since January 1, 2016, the Company has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Company Material Adverse Effect. The Company has not received since January 1, 2016, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company: (i) no current or prior owner of any property leased or controlled by the Company has received since January 1, 2016, any written notice or other communication relating to property owned or leased at any time by the Company, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with or violated any Environmental Law relating to such property and (ii) the Company has no material liability under any Environmental Law.

2.19 Insurance. The Company has delivered to Milan accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof. Except as set forth on Section 2.19 of the Company Disclosure Schedule, since January 1, 2016, the Company has not made any claim under any such insurance policy. Other than customary end of policy notifications from insurance carriers, since January 1, 2016, the Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against the Company for which the Company has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.

2.20 No Financial Advisors. Except as set forth on Section 2.20 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee or other fee, commission or expense in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

2.21 Related Party Transactions. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, since the date of the Company’s last proxy statement filed in 2018 with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 2.21 of the Company Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of the Company as of the date of this Agreement.

2.22 No Other Representations or Warranties. The Company hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Milan nor any other person on behalf of Milan makes any express or implied representation or warranty with respect to Milan or with respect to any other information provided to the Company, any of its stockholders or any of their respective Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Milan set forth in Section 3 (in each case as qualified and limited by the Milan Disclosure Schedule)) none of the Company or any of its Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

SECTION 3. REPRESENTATIONS AND WARRANTIES OF MILAN AND MERGER SUB

Subject to Section 10.13(h), except as set forth in the written disclosure schedule delivered by Milan to the Company (the “Milan Disclosure Schedule”), Milan and Merger Sub represent and warrant on a joint and several basis to the Company as follows:

3.1 Due Organization; Subsidiaries.

(a) Each of Milan and its Subsidiaries is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and, to the extent applicable in such jurisdiction, in good standing under the laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound. Since the date of their respective incorporation, neither HoldCo nor Merger Sub have engaged in any activities other than in connection with or as contemplated by this Agreement.

(b) To the extent such concept or a similar concept exists in the relevant jurisdiction, each of Milan and its Subsidiaries are licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Milan Material Adverse Effect.

(c) Milan has no Subsidiaries, except for the Entities identified in Section 3.1(c) of the Milan Disclosure Schedule; and neither Milan nor any of the Entities identified in Section 3.1(c) of the Milan Disclosure Schedule owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity other than the Entities identified in Section 3.1(c) of the Milan Disclosure Schedule. Milan is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither Milan nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither Milan nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2 Organizational Documents. Milan has delivered to the Company accurate and complete copies of the Organizational Documents of Milan and each of its Subsidiaries. Neither Milan nor any of its Subsidiaries is in breach or violation of its Organizational Documents in any material respect.

3.3 Authority; Binding Nature of Agreement. Milan and each of its Subsidiaries have all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Milan Board (at meetings duly called and held) has: (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Milan and its shareholders; (b) approved and declared advisable this Agreement and the Contemplated Transactions, including (i) the allotment and issuance by Milan of Milan Ordinary Shares, to be held by or on behalf of the Depositary in accordance with the terms of the Deposit Agreement; (ii) the issuance by the Depositary of Milan Depositary Shares representing such Milan Depositary Shares; and (iii) the grant of Milan CVRs, each representing the right to receive a contingent payment upon the achievement of certain milestones set forth in, and subject to and in accordance with the terms and conditions of the CVR Agreement, to the stockholders of the Company pursuant to the terms of this Agreement. The Merger Sub Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder; (y) deemed advisable and approved this Agreement and the

Contemplated Transactions; and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. The HoldCo Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of HoldCo and its sole stockholder; (y) deemed advisable and approved this Agreement and the Contemplated Transactions; and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of HoldCo vote to adopt this Agreement and thereby approve the Contemplated Transactions. HoldCo, acting in its capacity as the sole stockholder of Merger Sub, has approved the execution, delivery and performance by Merger Sub of this Agreement and the Contemplated Transactions. This Agreement has been duly executed and delivered by Milan, HoldCo and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Milan, HoldCo and Merger Sub, enforceable against each of Milan, HoldCo and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. Prior to the execution of the Milan Shareholder Support Agreements, the Milan Board approved the Milan Shareholder Support Agreements and the transactions contemplated thereby.

3.4 Shareholder Vote. The affirmative vote of the holders of at least 75% or a majority, as applicable, of the Milan Ordinary Shares entitled to vote and voting thereon is the only vote of the holders of any class or series of Milan’s share capital that would be necessary to approve the Milan Shareholder Matters (the “Required Milan Shareholder Vote”).

3.5 Non-Contravention; Consents.

(a) Subject to obtaining the Required Milan Shareholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by Milan, HoldCo or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Milan, HoldCo or Merger Sub;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Milan or its Subsidiaries or any of the assets owned or used by Milan or its Subsidiaries, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Milan or its Subsidiaries or that otherwise relates to the business of Milan or its Subsidiaries, or any of the assets owned, leased or used by Milan or its Subsidiaries;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Milan Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Milan Material Contract; (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Milan Material Contract; (C) accelerate the maturity or performance of any Milan Material Contract; or (D) cancel, terminate or modify any term of any Milan Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Milan or its Subsidiaries (except for Permitted Encumbrances).

(b) Except for (i) any Consent set forth on Section 3.5 of the Milan Disclosure Schedule under any Milan Contract, (ii) the Required Milan Shareholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and appropriate corresponding documents with the appropriate authorities of other states in which Milan is qualified as a foreign corporation to transact business, (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations, announcements and filings as may be required under applicable securities laws and regulations (including the AIM Rules and the requirements of the London Stock Exchange) or in connection with the performance of the Company’s obligations under Section 5.1(a) and (v) the admission of the Milan Ordinary Shares underlying the Milan Depositary Shares to trading on AIM, Milan was not, is not, and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions.

(c) The Milan Board and the Merger Sub Board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Milan Shareholder Support Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Milan Shareholder Support Agreements or any of the Contemplated Transactions.

3.6 Capitalization.

(a) The issued share capital of Milan consists of 71,240,272 Milan Ordinary Shares, par value £0.003 per share, as of November 30, 2018 (the “Capitalization Date”). The Milan Board is generally and unconditionally authorized to allot an additional 65,166,690 Milan Ordinary Shares as of the Capitalization Date. Milan does not hold any shares of its share capital in its treasury.

(b) All of the outstanding Milan Ordinary Shares have been duly authorized and validly issued, and are fully paid and are free of any Encumbrances. None of the outstanding Milan Ordinary Shares are entitled or subject to any right of participation, right of maintenance or any similar right other than pre-emption rights in respect of issues of such shares for cash. None of the outstanding Milan Ordinary Shares are subject to any right of first refusal in favor of Milan. Except as contemplated herein, there is no Milan Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Milan Ordinary Shares. Milan is not under any obligation, nor is Milan bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Milan Ordinary Shares or other securities. Section 3.6(b) of the Milan Disclosure Schedule accurately and completely lists all repurchase rights held by Milan with respect to Milan Ordinary Shares (including shares issued pursuant to the exercise of share options) and specifies which of those repurchase rights are currently exercisable.

(c) Except as set forth on Section 3.6(b) of the Milan Disclosure Schedule, Milan does not have any share option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, Milan has granted options over 13,576,144 Milan Ordinary Shares, of which options over 12,179,131 Milan Ordinary Shares remain outstanding.

(d) Except for the outstanding Milan Options set forth on Section 3.6(c) of the Milan Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the share capital or other securities of Milan or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the share capital or other securities of Milan or any of its Subsidiaries; (iii) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Milan or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its share capital or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any share capital or other securities of Milan or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Milan or any of its Subsidiaries.

(e) All outstanding Milan Ordinary Shares, Milan Options, Milan RSUs and other securities of Milan have been issued and granted in compliance with (i) all applicable securities laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

3.7 Regulatory Filings; Financial Statements.

(a) Milan has filed or furnished, as applicable, on a timely basis all forms, statements, announcements, reports and documents required to be filed or furnished by it with the AIM team of the London Stock Exchange and any Regulatory Information Service (“RIS”) under applicable Law since June 9, 2016 (the “Milan Regulatory Documents”). As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Milan Regulatory Documents complied in all respects with the applicable requirements of the AIM Rules, the UK Companies Act 2006, the EU Market Abuse Regulation (Regulation EU No. 596/2014) (“MAR”) and the UK Disclosure, Guidance and Transparency Rules and, to Milan’s Knowledge, as of the time they were filed, none of the Milan Regulatory Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section 3.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to AIM, a RIS or otherwise in accordance with the AIM Rules.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Milan Regulatory Documents: (i) have been prepared in accordance with IFRS, applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (ii) give a true and fair view, in all material respects, of the financial position of Milan as of the respective dates thereof and the results of operations and cash flows of Milan for the periods covered thereby. Since June 9, 2016, other than as expressly disclosed in the Milan Regulatory Documents filed prior to the date hereof, there has been no material change in Milan’s accounting methods or principles that would be required to be disclosed in Milan’s financial statements in accordance with IFRS. The statutory books and books of account required by applicable Law to be maintained by Milan and each of its Subsidiaries are true and complete in all material respects.

(c) Milan’s auditor has at all times since June 9, 2016 been an independent auditor with respect to Milan within the meaning of the guidelines on independence issued by the Institute of Chartered Accountants in England and Wales.

(d) Since June 9, 2016, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of Milan, the Milan Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required or permitted by applicable Law or IFRS.

(e) Milan is in compliance with the AIM Rules.

(f) Milan maintains a system of internal control over financial reporting that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS, including policies and procedures sufficient to provide reasonable assurance (i) that Milan maintains records that in reasonable detail accurately and fairly reflect Milan’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the

Milan Board, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Milan’s assets that could have a material effect on Milan’s financial statements. Milan has disclosed to Milan’s auditors and the Audit Committee of the Milan Board (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Milan’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Milan’s or its Subsidiaries’ internal control over financial reporting. Except as disclosed in the Milan Regulatory Documents filed prior to the date hereof, Milan has not identified any material weaknesses in the design or operation of Milan’s internal control over financial reporting.

(g) Milan maintains processes reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Milan in the Milan Regulatory Documents is recorded, processed, summarized and reported within the time periods specified in the AIM Rules, UK Companies Act 2006, MAR or UK Disclosure, Guidance and Transparency Rules, as applicable, and that all such information is accumulated and communicated to Milan’s management as appropriate to allow timely decisions regarding required disclosure.

3.8 Absence of Changes. Except as set forth on Section 3.8 of the Milan Disclosure Schedule, between June 30, 2018 and the date of this Agreement, Milan has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Milan Material Adverse Effect or (b) action, event or occurrence that would have required consent of the Company pursuant to Section 4.1(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.9 Absence of Undisclosed Liabilities. Neither Milan nor any of its Subsidiaries has any Liability of a type required to be reflected or reserved for on a balance sheet prepared in accordance with IFRS, except for: (a) Liabilities disclosed, reflected or reserved against in the Milan Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by Milan or its Subsidiaries since the date of the Milan Unaudited Interim Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law); (c) Liabilities for performance of obligations of Milan or any of its Subsidiaries under Milan Contracts; (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities listed in Section 3.9 of the Milan Disclosure Schedule.

3.10 Title to Assets. Each of Milan and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the Milan Unaudited Interim Balance Sheet; and (b) all other assets reflected in the books and records of Milan or any of its Subsidiaries as being owned by Milan or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by Milan or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

3.11 Real Property; Leasehold. Neither Milan nor any of its Subsidiaries owns or has ever owned any real property. Milan has made available to the Company (a) an accurate and complete list of all real properties with respect to which Milan directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Milan or any of its Subsidiaries, and (b) copies of all leases under which any such real property is possessed (the “Milan Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

3.12 Intellectual Property.

(a) Milan, directly or through any of its Subsidiaries, owns, or has the right to use, as currently being used by Milan or its Subsidiaries, all Milan IP Rights, and with respect to Milan IP Rights that are owned by Milan or its Subsidiaries, has the right to bring actions for the infringement of such Milan IP Rights, except for any failure to own or have the right to use or bring actions that would not, individually or in the aggregate, reasonably be expected to have a Milan Material Adverse Effect.

(b) Section 3.12(b) of the Milan Disclosure Schedule is an accurate, true and complete listing of all Milan Registered IP.

(c) Section 3.12(c) of the Milan Disclosure Schedule accurately identifies all material Milan Contracts pursuant to which Milan IP Rights are licensed to Milan or any of its Subsidiaries (other than (i) any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or commercialization of, any of Milan’s or any of its Subsidiaries’ products or services, (ii) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents or other materials and (iii) any confidential information provided under confidentiality agreements).

(d) Section 3.12(d) of the Milan Disclosure Schedule accurately identifies each material Milan Contract pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Milan IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Milan IP Rights non-exclusively licensed to suppliers or service providers for the sole purpose of enabling such supplier or service providers to provide services for Milan’s or any of its Subsidiaries’ benefit).

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Milan Material Adverse Effect, neither Milan nor any of its Subsidiaries is bound by, and no Milan IP Rights owned by Milan or any of its Subsidiaries are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Milan or any of its Subsidiaries to use, exploit, assert, or enforce any such Milan IP Rights anywhere in the world, in each case, in a manner that would limit the business of Milan as conducted or planned to be conducted.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Milan Material Adverse Effect, Milan or one of its Subsidiaries exclusively owns all right, title, and interest to and in all Milan IP Rights owned or purported to be owned by Milan or any of its Subsidiaries, free and clear of any Encumbrances (other than Permitted Encumbrances).

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Milan Material Adverse Effect, Milan and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Milan or such Subsidiary holds, or purports to hold, as confidential or a trade secret.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Milan Material Adverse Effect, the manufacture, marketing, license, offering for sale, sale, importation, use or intended use or other disposal of any product or technology currently licensed or sold or under development by Milan or any of its Subsidiaries (i) does not violate any license or agreement between Milan or its Subsidiaries and any third party, and (ii) to the Knowledge of Milan, does not infringe, misappropriate or otherwise violate any valid Intellectual Property right of any other party. Except as would not, individually or in the aggregate, reasonably be expected to have a Milan Material Adverse Effect, to the Knowledge of Milan, no third party is infringing upon, misappropriating or otherwise violating any Milan IP Rights or violating any license or agreement with Milan or its Subsidiaries relating to any Milan IP Rights.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Milan Material Adverse Effect, to the Knowledge of Milan, there is no current or pending or threatened Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) (i) contesting the validity, enforceability, claim construction, ownership or right to use, sell, offer for sale, license or dispose of any Milan IP Rights or (ii) alleging that any Milan IP Rights or the proposed use, sale, offer for sale, license or disposition of products, methods, or processes claimed or covered thereunder conflicts with or infringes, misappropriates or otherwise violates or will conflict with or infringe, misappropriate or otherwise violate the rights of any other Person or that Milan or any of its Subsidiaries have otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person. Except as would not, individually or in the aggregate, reasonably be expected to have a Milan Material Adverse Effect, none of the Milan IP Rights is subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Authority that limits the ability of Milan to exploit any Milan IP Rights.

(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Milan Material Adverse Effect, to the Knowledge of Milan, all Milan Registered IP is valid and enforceable.

(k) Neither Milan nor any of its Subsidiaries is party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any Milan IP Rights, result in breach of, default under or termination of such Contract with respect to any Milan IP Rights, or impair the right of Milan or its Subsidiaries to use, sell or license or enforce any Milan IP Rights or portion thereof, except for any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Milan Material Adverse Effect.

3.13 Agreements, Contracts and Commitments. Section 3.13 of the Milan Disclosure Schedule identifies each Milan Contract that is in effect as of the date of this Agreement and is (a) a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act, (b) a Contract to which Milan or its Subsidiaries is a party or by which any of their respective assets and properties is currently bound, which, pursuant to the express terms thereof, requires annual obligations of payment by, or annual payments to, Milan in excess of $500,000, (c) a Milan Real Estate Lease, (d) a Milan Contract requiring payment by or to Milan or its Subsidiaries after the date of this Agreement in excess of $500,000 pursuant to its express terms relating to: (i) any distribution agreement (identifying any that contain exclusivity provisions), (ii) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Milan or its Subsidiaries, (iii) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Milan or its Subsidiaries has continuing obligations to develop or market any product, technology or service, in each case, except for Milan Contracts entered into in the Ordinary Course of Business, or (e) a Contract disclosed in or required to be disclosed in Section 3.12(b) or Section 3.12(d) of the Milan Disclosure Schedule. Milan has delivered or made available to the Company accurate and complete copies of all Contracts to which Milan is a party or by which it is bound of the type described in clauses (a)–(e) of the immediately preceding sentence (any such Contract, a “Milan Material Contract”), including all amendments thereto. There are no Milan Material Contracts that are not in written form. Neither Milan nor any of its Subsidiaries has, nor to Milan’s Knowledge as of the date of this Agreement, has any other party to a Milan Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Milan Material Contract in such manner as would permit any other party to cancel or terminate any such Milan Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Milan Material Adverse Effect. As to Milan and its Subsidiaries, as of the date of this Agreement, each Milan Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Milan Material

Contract to change, any material amount paid or payable to Milan under any Milan Material Contract or any other material term or provision of any Milan Material Contract.

3.14 Compliance; Permits; Restrictions.

(a) Milan and each of its Subsidiaries are, and since January 1, 2016, have been, in compliance in all material respects with all applicable Laws. No investigation, claim, suit, proceeding, audit or other action by any Governmental Authority is pending or, to the Knowledge of Milan, threatened against Milan or any of its Subsidiaries. There is no agreement or Order binding upon Milan or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Milan or any of its Subsidiaries, any acquisition of material property by Milan or any of its Subsidiaries or the conduct of business by Milan or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on Milan’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) Each of Milan and its Subsidiaries holds all required Governmental Authorizations that are material to the operation of the business of Milan and its Subsidiaries as currently conducted (collectively, the “Milan Permits”). Section 3.14(b) of the Milan Disclosure Schedule identifies each Milan Permit. Each of Milan and its Subsidiaries is in material compliance with the terms of the Milan Permits. No Legal Proceeding is pending or, to the Knowledge of Milan, threatened, which seeks to revoke, limit, suspend, or materially modify any Milan Permit. The rights and benefits of each Milan Permit will be available to Milan and Surviving Corporation or its Subsidiaries, as applicable, immediately after the Effective Time on terms substantially identical to those enjoyed by Milan and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

(c) There are no Legal Proceedings pending or, to the Knowledge of Milan, threatened with respect to an alleged material violation by Milan of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other similar Law promulgated by a Drug Regulatory Agency.

(d) Milan and each of its Subsidiaries holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Milan or such Subsidiary as currently conducted, and, as applicable, the development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Milan Product Candidates”, and such required Governmental Authorizations, the “Milan Regulatory Permits”) and no such Milan Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner other than immaterial adverse modifications. Milan and each of its Subsidiaries are in compliance in all material respects with the Milan Regulatory Permits and neither Milan nor any of its Subsidiaries has received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Milan Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Milan Regulatory Permit. Except for the information and files identified in Section 3.14(d) of the Milan Disclosure Schedule, Milan has made available to the Company all information requested by the Company in Milan’s or its Subsidiaries’ possession or control relating to the Milan Product Candidates and the development, clinical testing, manufacturing, importation and exportation of the Milan Product Candidates, including complete copies of the following (to the extent there are any): (x) serious adverse event reports; clinical study reports and material study data; inspection reports, notices of adverse findings, warning letters, filings and letters and other material written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency; and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority, in each case to the extent material.

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Milan or its Subsidiaries or in which Milan or its Subsidiaries or their respective current products or product candidates, including the Milan Product Candidates, have participated have been, since the date of Milan’s acquisition of such product or product candidate and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of the Drug Regulatory Agencies and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. Other than as set forth on Section 3.14(e) of the Milan Disclosure Schedule, since January 1, 2016, neither Milan nor any of its Subsidiaries has received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring or, to the Knowledge of Milan, threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, Milan or any of its Subsidiaries or in which Milan or any of its Subsidiaries or their respective current products or product candidates, including the Milan Product Candidates, have participated since the date of Milan’s acquisition of such product or product candidate.

(f) Neither Milan nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of Milan, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Milan, neither Milan nor any of its Subsidiaries has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of Milan, any of its Subsidiaries, or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. To the Knowledge of Milan, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Milan or any of its Subsidiaries or any of their respective officers, employees or agents.

3.15 Legal Proceedings; Orders.

(a) Except as set forth in Section 3.15 of the Milan Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of Milan, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Milan or any of its Subsidiaries, any Milan Associate (in his or her capacity as such) or any of the material assets owned or used by Milan or its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which Milan or any of its Subsidiaries, or any of the material assets owned or used by Milan or any of its Subsidiaries is subject. To the Knowledge of Milan, no officer or other Key Employee of Milan or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Milan or any of its Subsidiaries or to any material assets owned or used by Milan or any of its Subsidiaries.

3.16 Tax Matters.

(a) Milan and each of its Subsidiaries have timely filed with the appropriate Governmental Authority all income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no written claim has ever been made by a Tax Authority in a jurisdiction where Milan or any of its Subsidiaries does not file Tax Returns that Milan or such Subsidiary is subject to taxation or filing obligation by that jurisdiction.

(b) All material Taxes due and owing by Milan or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Since the date of the Milan Unaudited Interim Balance Sheet, neither Milan nor any of its Subsidiaries has incurred any material Liability for Taxes or has engaged in any transaction outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) Milan and each of its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(d) There are no Encumbrances for material Taxes (other than with respect to Taxes not yet due and payable) upon any of the assets of Milan or any of its Subsidiaries.

(e) No deficiencies for material Taxes with respect to Milan or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending (or, based on written notice, threatened) material audits, assessments or other actions for or relating to any liability in respect of Taxes of Milan or any of its Subsidiaries. Neither Milan nor any of its Subsidiaries (or any of their predecessors) has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f) Neither Milan nor any of its Subsidiaries is a party to any material Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary indemnification provisions in commercial contracts entered into in the Ordinary Course of Business with vendors, customers, lenders or landlords.

(g) Neither Milan nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Milan). Neither Milan nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than Milan and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or successor.

(h) Neither Milan nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code in the last two years.

(i) Neither Milan nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

3.17 Employee and Labor Matters; Benefit Plans.

(a) Milan has made available to the Company accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Milan Associates to the extent currently effective and material.

(b) Neither Milan nor any of its Subsidiaries is party to, bound by, or obligated to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of Milan, purporting to represent or seeking to represent any employees of Milan or its Subsidiaries.

(c) Section 3.17(c) of the Milan Disclosure Schedule lists all material employee benefit plans and any other material written or oral plan, agreement or arrangement involving compensation or benefits, including bonus, equity-based, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, change in control, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar material fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, written or otherwise, which are currently in effect relating to any present or former employee or director of Milan or its Subsidiaries (or any trade or business (whether or not incorporated) which is a Milan Affiliate) or which is maintained by, administered or contributed to by, or required to be contributed to by, Milan, any of its Subsidiaries or any Milan Affiliate, or under which Milan or any of its Subsidiaries or any Milan Affiliate has incurred or may incur any liability (each, a “Milan Employee Plan”).

(d) With respect to each Milan Employee Plan, Milan has made available to the Company a true and complete copy of, to the extent applicable, (i) such Milan Employee Plan, and (ii) the most recent summary plan description for each Milan Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions in the possession of Milan.

(e) Since January 1, 2016, each Milan Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Law.

(f) No Milan Employee Plan is a Multiemployer Plan, and neither Milan nor any Milan Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan.

(g) No Milan Employee Plan provides for medical or other welfare benefits beyond termination of service or retirement, other than continuation coverage through the end of the month in which such termination or retirement occurs.

(h) With respect to Milan Options granted pursuant to the Milan Share Plans, each Milan Option grant was made in accordance with the terms of the Milan Share Plan pursuant to which it was granted and, to the Knowledge of Milan, all other applicable Law and regulatory rules or requirements.

(i) Milan and each of its Subsidiaries is in material compliance with all of its bonus, commission and other compensation plans and has paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the date hereof.

(j) Milan and each of its Subsidiaries is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to employees of Milan and its Subsidiaries: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no material actions, suits, claims or administrative matters pending or, to the Knowledge of Milan, threatened against Milan or any of its Subsidiaries relating to any employee, employment agreement or Milan Employee Plan (other than routine claims for benefits). To the Knowledge of Milan, there are no pending or threatened claims or actions against Milan, any of its Subsidiaries, any Milan trustee or any trustee of any Subsidiary under any workers’ compensation policy or long-term disability policy. Neither Milan nor any Subsidiary thereof is party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices. Neither Milan nor any of its Subsidiaries has any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.

(k) There is no pending or, to the Knowledge of Milan, threatened strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting Milan or any of its Subsidiaries.

(l) There is no material Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Milan, threatened relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Milan Associate, including charges of unfair labor practices or discrimination complaints.

3.18 Environmental Matters. Since January 1, 2016, Milan and each of its Subsidiaries have complied with all applicable Environmental Laws, which compliance includes the possession by Milan of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Milan Material Adverse Effect. Neither Milan nor any of its Subsidiaries has received since January 1, 2016, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Milan or any of its Subsidiaries is not in compliance with any Environmental Law and, to the Knowledge of Milan, there are no circumstances that may prevent or interfere with Milan’s compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Milan Material Adverse Effect. To the Knowledge of Milan: (i) no current or prior owner of any property leased or controlled by Milan or any of its Subsidiaries has received since January 1, 2016, any written notice or other communication relating to property owned or leased at any time by Milan or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Milan or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (ii) neither Milan nor any of its Subsidiaries has any material liability under any Environmental Law.

3.19 Insurance. Milan has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Milan and each of its Subsidiaries. Each of such insurance policies is in full force and effect and Milan and each of its Subsidiaries are in compliance in all material respects with the terms thereof. Except as set forth in Section 3.19 of the Milan Disclosure Schedule, since January 1, 2016, neither Milan nor any of its Subsidiaries has made any claim under any such insurance policy. Other than customary end of policy notifications from insurance carriers, since January 1, 2016, neither Milan nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Milan and each of its Subsidiaries has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Milan or any of its Subsidiaries for which Milan or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Milan or any of its Subsidiaries of its intent to do so.

3.20 No Financial Advisors. Except as set forth on Section 3.20 of the Milan Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee or other fee, commission or expense in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Milan or any of its Subsidiaries.

3.21 Related Party Transactions. Except as set forth in the Milan Regulatory Documents made publicly available prior to the date of this Agreement, since June 30, 2018, no transaction has been entered into between Milan and any related party (as such term is defined under the AIM Rules) that would be required to be disclosed under the AIM Rules.

3.22 Valid Allotment and Issuance. The Milan Ordinary Shares underlying the Milan Depositary Shares to be allotted and issued at Closing will, when allotted and issued in accordance with the provisions of this Agreement, be validly allotted and issued and credited as fully paid up.

3.23 No Other Representations or Warranties. Milan hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither the Company nor any other person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Milan, any of its Subsidiaries or shareholders or any of their respective Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of the Company set forth in Section 2 (in each case as qualified and limited by the Company Disclosure Schedule)) none of Milan, its Subsidiaries or any of their respective Representatives or shareholders, has relied on any such information (including the accuracy or completeness thereof).

Section 4. CERTAIN COVENANTS OF THE PARTIES

4.1 Operation of Milan’s Business.

(a) Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time (the “Pre-Closing Period”), Milan shall conduct its business and operations in the Ordinary Course of Business and in compliance with all applicable Law and the requirements of all Contracts that constitute Milan Material Contracts.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 4.1(b) of the Milan Disclosure Schedule, (iii) as required by applicable Law or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Milan shall not:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its share capital or repurchase, redeem or otherwise reacquire any shares of its share capital or other securities (except for Milan Ordinary Shares from terminated employees, directors or consultants of Milan or in connection with the vesting or exercise of any outstanding Milan Option to cover the applicable exercise price or Taxes);

(ii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any share capital or other security (except for Milan Ordinary Shares issued upon the valid exercise of outstanding Milan Options); (B) any option, warrant or right to acquire any share capital or any other security; or (C) any instrument convertible into or exchangeable for any share capital or other security;

(iii) except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment other than in the Ordinary Course of Business;

(vi) enter into any material transaction outside the Ordinary Course of Business;

(vii) acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(viii) make, change or revoke any material Tax election, file any material amendment to any Tax Return, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or, if it would have an effect of increasing the Tax liability of the Company, take or omit to take any action outside the Ordinary Course of Business;

(ix) enter into, enter into any material amendment to or terminate any Milan Material Contract; or

(x) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Milan prior to the Effective Time. Prior to the Effective Time, Milan shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

4.2 Operation of the Company’s Business.

(a) Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or unless Milan shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period the Company shall (i) conduct its business and operations in the Ordinary Course of Business and in compliance with all applicable Law and the requirements of all Contracts that constitute Company Material Contracts and (ii) undertake the actions set forth on Section 4.2(a) of the Company Disclosure Schedule.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 4.2(b) of the Company Disclosure Schedule, (iii) as required by applicable Law (including pursuant to any regulations promulgated by any Drug Regulatory Agency) or (iv) with the prior written consent of Milan (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of Company Capital Stock or other securities (except for shares of Company Common Stock from terminated employees, directors or consultants of the Company or in connection with the vesting or exercise of any outstanding Company Option to cover the applicable exercise price or Taxes);

(ii) except as required to give effect to anything in contemplation of the Closing, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing actions with respect to: (A) any capital stock or other security of the Company (except for shares of outstanding Company Common Stock issued upon the valid exercise of Company Options); (B) any option, warrant or right to acquire any capital stock or any other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business, (C) guarantee any debt securities of others, or (D) make any capital expenditure or commitment in excess of $200,000;

(vi) except as required by a Company Employee Plan as in effect on the date hereof, (A) adopt, establish or enter into any Company Employee Plan, collective bargaining agreement or other Contract with a labor organization representing any Company Associates; (B) cause or permit any Company Employee Plan to be amended or terminated; (C) increase the compensation or benefits provided to any Company Associate; (D) grant any severance, retention or termination pay to, enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, or pay any bonus, incentive or similar payment to, any Company Associate; (E) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any Company Associate; or (F) hire any Company Associate;

(vii) enter into any material transaction outside the Ordinary Course of Business;

(viii) acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(ix) sell, assign, transfer, license, sublicense or otherwise dispose of, abandon or permit to lapse, fail to take any action to maintain, enforce or protect, or create any Encumbrance (other than Permitted Encumbrances) on, any material Company IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(x) make, change or revoke any material Tax election, file any material amendment to any Tax Return, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or, if it would have an effect of increasing the Tax liability of the Company, take or omit to take any action outside the Ordinary Course of Business;

(xi) enter into, amend or terminate any Company Material Contract;

(xii) (A) materially change pricing or royalties or other payments set or charged by the Company to its customers or licensees or (B) agree to materially change pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to the Company; or

(xiii) agree, resolve or commit to do any of the foregoing.

(c) Without limiting the generality of the foregoing, except (i) as required by applicable Law or (ii) with the prior written consent of Milan (which consent may be withheld in Milan’s sole discretion), from the Delivery Date to the Effective Time, the Company shall not take or omit to take any action resulting in, or reasonably likely to result in, the Company’s actual Net Cash balance deviating by more than $100,000 from the projections detailed in the Net Cash Calculation as of the Effective Time.

Nothing contained in this Agreement shall give Milan, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

4.3 Access and Investigation.

(a) Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, and any requirements of applicable Law,

during the Pre-Closing Period, upon reasonable notice, Milan, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer for the relevant Party) and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary. Any investigation conducted by either Milan or the Company pursuant to this Section 4.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

(b) Notwithstanding anything herein to the contrary in this Section 4.3, no access or examination contemplated by this Section 4.3 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Law; provided, that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information), and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

4.4 No Solicitation.

(a) Each of Milan and the Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.2 and Section 5.3); or (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that, notwithstanding anything contained in this Section 4.4 and subject to compliance with this Section 4.4, prior to the approval of this Agreement by a Party’s equityholders (i.e., the Required Company Stockholder Vote, in the case of the Company, or the Required Milan Shareholder Vote, in the case of Milan), such Party may furnish non-public information regarding such Party and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by such Person which such Party’s board of directors determines in good faith, after consultation with such Party’s financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither such Party nor any Representative of such Party shall have breached this Section 4.4 in any material respect, (B) the board of directors of such Party concludes in good faith having consulted with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the duties or obligations of the board of directors of such Party under applicable

Law; and (C) such Party receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions and no hire provisions) at least as favorable to such Party as those contained in the Confidentiality Agreement. Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party takes any action that, if taken by such Party, would constitute a breach of this Section 4.4 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.4 by such Party for purposes of this Agreement. Nothing in this Section 4.4 shall require Milan to take any action, or prevent Milan from taking any action, with respect to which the UK Takeover Panel determines, or which Milan reasonably determines, having consulted with its outside legal counsel, that the taking of such action, or the failure to take such action, as applicable, is inconsistent with or in breach of Milan’s obligations under the UK City Code. Nothing in this Section 4.4 shall require the Company to take any action, or prevent the Company from taking any action, if the Company reasonably determines, having consulted with its outside legal counsel, that the taking of such action, or the failure to take such action, as applicable, is inconsistent with or in breach of the Company’s obligations under the DGCL.

(b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall, subject to any regulatory obligations of such Party under applicable Law, promptly (and in no event later than one Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of the receipt of an Acquisition Proposal or Acquisition Inquiry.

(c) Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information provided to such Person.

4.5 Notification of Certain Matters. During the Pre-Closing Period and subject to any regulatory obligations of such Party under applicable Law, each of the Company, on the one hand, and Milan, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (b) any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director, officer or Key Employee of such Party; (c) such Party becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement; or (d) the failure of such Party to comply with any covenant or obligation of such Party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6, 7 and 8, as applicable, impossible or materially less likely. No such notice shall be deemed to supplement or amend the Company Disclosure Schedule or the Milan Disclosure Schedule for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company or Milan in this Agreement or (y) determining whether any condition set forth in Section 6, 7 or 8 has been satisfied. Any failure by either Party to provide notice pursuant to this Section 4.5 shall not be deemed to be a breach for purposes of Section 7.2 or 8.2, as applicable, unless such failure to provide such notice was knowing and intentional.

Section 5. ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Registration Statement; Proxy Statement.

(a) As promptly as practicable following the date of this Agreement, Milan and the Company shall jointly prepare a draft of the registration statement on Form F-4 (together with any amendments thereof or supplements thereto, the “Form F-4”) and a proxy statement relating to the Company

Stockholder Meeting to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”) included therein (such Proxy Statement and the Form F-4, and any amendments or supplements thereto, collectively, the “Registration Statement”). Once such draft is in a form reasonably acceptable to all Parties, (i) the Company shall file with the SEC (as part of the Registration Statement) the Proxy Statement relating to the Company Stockholder Meeting to be held in connection with the Merger, (ii) Milan, in cooperation with the Company, shall file with the SEC the Registration Statement in which the Proxy Statement will be included as a prospectus in connection with the registration under the Securities Act of Milan Depositary Shares (and the Milan Ordinary Shares underlying such Milan Depositary Shares) to be issued by virtue of the Merger, (iii) to the extent necessary, Milan shall cause the Depositary to prepare and file with the SEC, no later than the date prescribed by the rules and regulations under the Securities Act, a registration statement, or pre-effective or post-effective amendment thereto, as applicable, on Form F-6 (the “Form F-6”) with respect to the registration under the Securities Act of the Milan Depositary Shares to be issued by virtue of the Merger and the change in Milan’s SEC reporting status, and (iv) Milan, in cooperation with the Company, shall prepare and file with the SEC a registration statement on Form 8-A relating to the registration under the Exchange Act of Milan Depositary Shares to be issued by virtue of the Merger. Each of Milan and the Company shall use their commercially reasonable efforts to (A) cause the Registration Statement to become effective as promptly as practicable, (B) promptly notify the other of, cooperate with each other with respect to, and respond promptly to, any comments of the SEC or its staff, and (C) take all or any action required under any applicable federal, state, securities and other Laws in connection with the issuance of Milan Depositary Shares pursuant to the Merger. Each of the Parties shall furnish all information concerning itself and their Affiliates, as applicable, to the other Parties as the other Parties may reasonably request in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Milan shall prepare any prospectus, admission or listing document or other similar document with respect to the Contemplated Transactions required to be filed or published by or on behalf of Milan under applicable foreign Law as promptly as practicable after the requirement to prepare such document is notified by Milan to the Company, such notification to be made promptly after the receipt of legal advice by Milan that the preparation of such document is required under applicable foreign Law. Notwithstanding anything herein to the contrary, nothing herein shall require Milan to register the Milan CVRs with the SEC or obtain the listing of the Milan CVRs on any national securities exchange or market.

(b) Milan covenants and agrees that the Registration Statement (and the letter to shareholders, notice of meeting and form of proxy included therewith) and any information supplied by or on behalf of Milan or its Subsidiaries for inclusion in the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information supplied by or on behalf of the Company to Milan for inclusion in the Registration Statement (including the Company SEC Documents) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any information relating to the Company or Milan, or any of their respective Affiliates, should be discovered by the Company or Milan which should be set forth in an amendment or supplement to the Form F-4 or the Proxy Statement, so that the relevant document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding the foregoing, Milan makes no covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to shareholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the Company or any of its Representatives for inclusion therein.

(c) The Company shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. If Milan, Merger Sub or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Company’s stockholders.

(d) The Company and Milan shall reasonably cooperate with each other and provide, and cause each of their respective Representatives to provide, to the other Party and its Representatives, such true, correct and complete information regarding the Company or Milan, as the case may be, that is reasonably requested by the other Party, or as may be required by Law or appropriate for inclusion in (i) the Registration Statement, (ii) the Form F-6, or (iii) any prospectus, admission or listing document or other similar document with respect to the Contemplated Transactions required to be filed or published by or on behalf of Milan under applicable foreign Law. Without limiting the foregoing, each of Milan and the Company will use commercially reasonable efforts to supply, and cause such Party’s independent accounting firm to supply, to the other Party, as soon as reasonably practicable after the date of this Agreement and from time to time thereafter, all information and schedules reasonably requested by the other Party to prepare consolidated pro forma financial information as required in connection with the Registration Statement or any prospectus, admission or listing document or other similar document with respect to the Contemplated Transactions required to be filed or published by or on behalf of Milan under applicable foreign Law.

5.2 Company Stockholder Meeting.

(a) The Company shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Company Common Stock to consider and vote to approve this Agreement and the Contemplated Transactions (collectively, the “Company Stockholder Matters” and such meeting, the “Company Stockholder Meeting”). The Company Stockholder Meeting shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and in any event no later than forty-five (45) days after the effective date of the Registration Statement. The Company shall take reasonable measures to ensure that all proxies solicited in connection with the Company Stockholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Company Stockholder Meeting, or a date preceding the date on which the Company Stockholder Meeting is scheduled, the Company reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Company Stockholder Vote, whether or not a quorum would be present or (ii) it will not have sufficient shares of Company Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting, the Company may postpone or adjourn, or make one or more successive postponements or adjournments of, the Company Stockholder Meeting as long as the date of the Company Stockholder Meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.

(b) The Company agrees that, subject to Section 5.2(c) and Section 5.2(e): (i) the Company Board shall recommend that the Company’s stockholders vote to approve the Company Stockholder Matters and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 5.2(a) (the recommendation of the Company Board that the Company’s stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company

Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Milan, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Milan or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.2(b), and subject to compliance with Section 4.4 and Section 5.2, if at any time prior to the approval of the Company Stockholder Matters by the Required Company Stockholder Vote, the Company receives a bona fide written Superior Offer, the Company Board may withhold, amend, withdraw or modify the Company Board Recommendation (or publicly propose to withhold, amend, withdraw or modify the Company Board Recommendation) in a manner adverse to Milan (collectively, a “Company Board Adverse Recommendation Change”) if, but only if, following the receipt of and on account of such Superior Offer, (i) the Company Board determines in good faith, having consulted with its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (ii) the Company has, and has caused its financial advisors and outside legal counsel to, during the Notice Period (as defined below), negotiate with Milan in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer, and (iii) if after Milan shall have delivered to the Company a written offer to alter the terms or conditions of this Agreement during the Notice Period, the Company Board shall have determined in good faith, having consulted with its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Company Board Recommendation would result in a breach of its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (x) Milan receives written notice from the Company confirming that the Company Board has determined to change its recommendation at least four (4) Business Days in advance of the Company Board Adverse Recommendation Change (the “Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Company Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer; (y) during any Notice Period, Milan shall be entitled to deliver to the Company one or more counterproposals to such Acquisition Proposal and the Company will, and request its Representatives to, negotiate with Milan in good faith (to the extent Milan desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer; and (z) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration the Company’s stockholders would receive as a result of such potential Superior Offer), the Company shall be required to provide Milan with notice of such material amendment and the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 5.2(c) and the Company Board shall not make a Company Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions).

(d) The Company’s obligation to call, give notice of and hold the Company Stockholder Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any Company Board Adverse Recommendation Change.

(e) Nothing contained in this Section 5.2 shall prohibit the Company or the Company Board from complying with duties owed under applicable Law.

5.3 Milan Shareholder Meeting.

(a) Milan shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Milan Ordinary Shares to consider and vote to approve this Agreement and the Contemplated Transactions and any matters considered by the Milan Board to be necessary in connection therewith or otherwise required by applicable Law, the Depositary or otherwise required in connection with the issuance or trading of the Milan Depositary Shares, including (i) the issuance of the Milan Depositary Shares and the allotment and issuance of the Milan Ordinary Shares underlying the Milan Depositary Shares to be issued in the Merger, and (ii) the grant of the Milan CVRs to the stockholders of the Company pursuant to the terms of this Agreement (collectively, the “Milan Shareholder Matters” and such meeting, the “Milan Shareholder Meeting”). The Milan Shareholder Meeting, if so required, shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and in any event no later than forty-five (45) days after the effective date of the Registration Statement. Milan shall take reasonable measures to ensure compliance with applicable Law in connection with the convening and holding of the Milan Shareholder Meeting. Notwithstanding anything to the contrary contained herein, if on the date of the Milan Shareholder Meeting, or a date preceding the date on which the Milan Shareholder Meeting is scheduled, Milan reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Milan Shareholder Vote, whether or not a quorum would be present or (ii) it will not have sufficient Milan Ordinary Shares represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Milan Shareholder Meeting, Milan shall promptly inform the Company and may postpone or adjourn, or make one or more successive postponements or adjournments of, the Milan Shareholder Meeting as long as the date of the Milan Shareholder Meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.

(b) Milan agrees that, if a Milan Shareholder Meeting is required pursuant to Section 5.3(a), and subject to Section 5.3(e): (i) the Milan Board shall recommend that the holders of Milan Ordinary Shares vote to approve the Milan Shareholder Matters and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 5.3(a) above, (ii) the Proxy Statement shall include a statement to the effect that the Milan Board recommends that Milan’s shareholders vote to approve the Milan Shareholder Matters (the recommendation of the Milan Board being referred to as the “Milan Board Recommendation”); and (iii) the Milan Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Milan Board shall not publicly propose to withhold, amend, withdraw or modify the Milan Board Recommendation) in a manner adverse to the Company, and no resolution by the Milan Board or any committee thereof to withdraw or modify the Milan Board Recommendation in a manner adverse to the Company or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (iii), collectively, a “Milan Board Adverse Recommendation Change”).

(c) Notwithstanding anything to the contrary contained in Section 5.3(b), and subject to compliance with Section 4.4 and Section 5.3, at any time prior to the approval of the Milan Shareholder Matters by the Required Milan Shareholder Vote, Milan receives a bona fide written Superior Offer, the Milan Board may make a Milan Board Adverse Recommendation Change if, but only if, following the receipt of and on account of such Superior Offer, the Milan Board determines in good faith, having consulted with its outside legal counsel, that the failure to make a Milan Board Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided that (x) the Company receives written notice from Milan confirming that the Milan Board has determined to change its recommendation during the Notice Period, which notice shall include a description in reasonable detail of the reasons for such Milan Board Adverse Recommendation Change; (y) during any Notice Period, the Company shall be entitled to deliver to Milan one or more counterproposals to such Acquisition Proposal and Milan will, and will request its Representatives to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer; and (z) in the event of any material amendment to any Superior Offer (including any revision in price or percentage of the combined company that Milan’s shareholders would receive as a result of such potential Superior Offer), Milan shall be required to provide the Company with notice of such material amendment and the Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 5.3(c) and the Milan Board shall not make a Milan Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions).

(d) Milan’s obligation to call, give notice of and hold the Milan Shareholder Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any Milan Board Adverse Recommendation Change.

(e) Nothing contained in this Section 5.3 shall prohibit Milan or the Milan Board from complying with duties owed under applicable Law.

5.4 Regulatory Approvals. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file, if applicable, any notification or other document required to be filed in connection with the Merger under any applicable foreign Law relating to antitrust or competition matters. The Company and Milan shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Authority in connection with antitrust or competition matters.

5.5 Company Equity Awards.

(a) At or immediately prior to the Effective Time, each Company Option that is outstanding and unexercised, whether or not vested, shall be canceled and converted into the right to receive, subject to Section 1.5(b), (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such canceled Company Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time; provided that such excess will be determined by subtracting from the Share Consideration a number of Milan Ordinary Shares equal to the quotient of the aggregate exercise price applicable to the Company Option divided by the Milan Dollar VWAP. For the avoidance of doubt, each Company Option that has a per-share exercise price that is higher than the Merger Consideration (each, an “Underwater Option”) shall be canceled at the Effective Time for no consideration. The Parties acknowledge that the treatment of the Company Options pursuant to this Section 5.5(a) is intended to comply with the requirements of Section 409A of the Code and the rules and regulations thereunder so as to not be subject to the penalties thereunder.

(b) Prior to the Closing, the Company Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that as of immediately prior to the Effective Time, each award of Company RSUs shall be cancelled and the holder thereof shall be entitled to receive, immediately prior to the Effective Time and subject to the occurrence of the Closing, a number of shares of Company Common Stock equal to the number of Company RSUs subject to such award. Notwithstanding anything herein to the contrary, the tax withholding obligations for each holder receiving shares of Company Common Stock in accordance with the preceding sentence shall be satisfied by the Company withholding from issuance that number of shares of Company Common

Stock calculated by multiplying the maximum statutory withholding rate for such holder in connection with such issuance by the number of shares of Company Common Stock to be issued in accordance with the preceding sentence, and rounding up to the nearest whole share and remitting such withholding in cash to the appropriate Tax Authority.

(c) Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Company Plans and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of Company Options and Company RSUs have no rights with respect thereto other than those specifically provided in this Section 5.5.

5.6 Employee Benefits. The Company shall comply with the terms of any employment, severance, retention, change of control, or similar agreement specified on Section 2.17(d) of the Company Disclosure Schedule, subject to the provisions of such agreements.

5.7 Employee Stock Purchase Plan. Prior to the Effective Time, the Company Board or the appropriate committee thereof shall take all actions necessary or appropriate, including adopting any resolutions or amendments and providing any notices to participants (which resolutions, amendments and notices, if applicable, shall be reasonably satisfactory to Milan) with respect to the ESPP to: (i) cause the Offering Period (as defined in the ESPP) ongoing as of the date of this Agreement to be the final Offering Period under the ESPP and the options under the ESPP to be exercised on the earlier of (x) the scheduled purchase date for such Offering Period and (y) the date that is ten (10) Business Days prior to the Effective Time (with any participant payroll deductions not applied to the purchase of shares of Company Common Stock promptly returned to the participant), (ii) prohibit any individual who is not participating in the ESPP as of the date of this Agreement from commencing participation in the ESPP following the date of this Agreement, (iii) prohibit participants in the ESPP from increasing their payroll deductions from those in effect as of the date of this Agreement and (iv) terminate the ESPP effective immediately prior to the Effective Time.

5.8 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Milan and the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Milan or the Company, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Milan or of the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under applicable Law. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Milan and the Surviving Corporation, jointly and severally, upon receipt by Milan or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Milan, to the extent then required by applicable Law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The provisions of the articles of association of Milan with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Milan that are presently set forth in the articles of association of Milan shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Milan, unless such modification is required by applicable Law. The certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Milan shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of the Company.

(c) From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Milan shall fulfill and honor in all respects the obligations of Milan to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Milan’s Organizational Documents and pursuant to any indemnification agreements between Milan and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d) From and after the Effective Time, Milan shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for public limited companies similarly situated to Milan. In addition, the Company shall purchase, prior to the Effective Time, a six-year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Contemplated Transactions or in connection with the Company’s initial public offering of shares of Company Common Stock).

(e) From and after the Effective Time, Milan shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.8 in connection with their enforcement of the rights provided to such persons in this Section 5.8.

(f) The provisions of this Section 5.8 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Milan and the Company by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(g) In the event Milan or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Milan or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.8. Milan shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section  5.8.

5.9 Additional Agreements. The Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party: (a) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (b) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect; (c) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (d) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

5.10 Disclosure. Without limiting any Party’s obligations under the Confidentiality Agreement, no Party shall, and no Party shall permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel (to the extent practicable or permissible under applicable Law to delay such disclosure by seeking such advice), that such disclosure is required by applicable Law and, to the extent practicable and permissible under applicable Law, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that, subject to applicable Law, each of the Company and Milan may make (i) any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls and (ii) any disclosure to any other third party, including, without limitation, to employees, customers or vendors of such Party, in each case, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Milan in compliance with this Section 5.10.

5.11 Listing. Milan shall take all reasonable steps within its power necessary to ensure that (i) the Milan Depositary Shares to be issued in the Merger are approved for listing (subject to notice of issuance) on Nasdaq and (ii) the Milan Ordinary Shares underlying the Milan Depositary Shares to be issued in the Merger are approved for admission to trading on AIM and satisfy any other requirements of the London Stock Exchange in respect of the Contemplated Transactions, in each case at or prior to the Effective Time. The Company will cooperate with Milan as reasonably requested by Milan with respect to each listing application and promptly furnish to Milan all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.11. Milan agrees to pay all Nasdaq and AIM fees associated with any action contemplated by this Section 5.11.

5.12 Legends. Milan shall be entitled to place appropriate legends on the book entries or certificates evidencing any Milan Depositary Shares to be received in the Merger by equityholders of the Company who may be considered “affiliates” of Milan for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for such Milan Depositary Shares.

5.13 Directors. Until successors are duly elected or appointed and qualified in accordance with applicable Law, the Parties shall use reasonable best efforts and take all necessary action so that the Persons listed in Schedule 5.13 are elected as directors of Milan to serve in such positions effective as of the Effective Time. If any Person listed in Schedule 5.13 is unable or unwilling to serve as a director of Milan, the Party appointing such Person (as set forth on Schedule 5.13) shall designate a successor (which shall, in case the Company is appointing such Person, be reasonably acceptable to Milan). For the avoidance of doubt the Parties intend, and shall take all necessary corporate action to cause, effective as of the Closing, that (i) the board of directors of each of Milan and the Surviving Corporation shall be expanded to ten persons and (ii) the two vacancies created by such expansion shall be filled by two persons designated by the Company (and reasonably acceptable to Milan) prior to the Closing, each of whom shall meet (A) Milan’s independence criteria and (B) Nasdaq’s independence criteria, each as in effect as of such time.

5.14 Net Cash and Management Accounts. Within fifteen (15) calendar days of the end of each calendar month following the execution of this Agreement, the Company shall provide Milan in writing (i) management accounts, in a form consistent with the monthly management accounts prepared by the Company and delivered to Milan prior to the date of this Agreement, and (ii) a detailed calculation and accounting of Net Cash, calculated in accordance with Section 1.7, which shall be in a form consistent with the sample calculation set forth on Exhibit F. The Company shall, from time to time upon request by Milan, promptly make available its principal financial and accounting officer to discuss any such calculation and accounting with representatives of Milan.

5.15 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities of Company Common Stock) in connection with the Contemplated Transactions, by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.16 CVR and Deposit Agreements. At or prior to the Effective Time, Milan shall cause (i) the CVR Agreement (if applicable, as amended in accordance with the immediately subsequent sentence) to be duly authorized, executed and delivered by Milan and a rights agent selected by Milan with the Company’s prior approval (such approval not to be unreasonably withheld, delayed or conditioned) and (ii) the Deposit Agreement to be duly authorized, executed and delivered by and among Milan, the Depositary, and all holders and beneficial owners of Milan Depositary Shares issued thereunder. If the TIGIT Milestone (as defined in the form of the CVR Agreement set forth on Exhibit B) has occurred prior to the Effective Time, then each Party shall reasonably cooperate with the other Party to amend the CVR Agreement accordingly. For the avoidance of doubt, such amendments would delete all TIGIT-related definitions, payment mechanics, covenants and other operative sections and all references to any of the foregoing from the CVR Agreement such that no TIGIT Milestone Payment (as defined in the form of CVR Agreement set forth on Exhibit B) would be payable thereunder.

5.17 Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Effective Time.

Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1 Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn.

6.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

6.3 Equityholder Approval. (a) Milan shall have obtained the Required Milan Shareholder Vote and (b) the Company shall have obtained the Required Company Stockholder Vote.

6.4 Listing. The Milan Depositary Shares to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq. The Milan Ordinary Shares underlying the Milan Depositary Shares to be issued in the Merger pursuant to this Agreement shall have been approved for admission to trading on AIM and any other requirements of the London Stock Exchange in respect of the Contemplated Transactions shall have been satisfied.

Section 7. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF MILAN AND MERGER SUB

The obligations of Milan, HoldCo and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Milan, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. Each of the Company Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Company Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate, (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date) or (z) as expressly required or permitted by this Agreement. The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations and the Company Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

7.2 Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

7.3 Closing Certificate. Milan shall have received a certificate executed by the chief executive officer and chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer) of the Company certifying that the conditions set forth in Sections 7.1, 7.2 and 7.5 have been duly satisfied.

7.4 FIRPTA Certificate. Milan shall have received from the Company a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h) and in form and substance reasonably acceptable to Milan.

7.5 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

7.6 Net Cash. The Net Cash calculation shall be finally determined in accordance with Section 1.7.

Section 8. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written wavier by the Company, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. Each of the Milan Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Milan Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate, (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date) or (z) as expressly required or permitted by this Agreement. The representations and warranties of Milan and Merger Sub contained in this Agreement (other than the Milan Fundamental Representations and the Milan Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Milan Material Adverse Effect (without giving effect to any references therein to any Milan Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Milan Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2 Performance of Covenants. Milan and Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time.

8.3 Documents. The Company shall have received a certificate executed by the chief executive officer and chief financial officer of Milan confirming that the conditions set forth in Sections 8.1, 8.2, and 8.4 have been duly satisfied.

8.4 No Milan Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Milan Material Adverse Effect.

Section 9. TERMINATION

9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after approval of the Company Stockholder Matters by the Company’s stockholders and whether before or after approval of the Milan Shareholder Matters by Milan’s shareholders, unless otherwise specified below):

(a) by mutual written consent of Milan and the Company;

(b) by either Milan or the Company if the Merger shall not have been consummated by September 4, 2019 (subject to possible extension as provided in this Section 9.1(b), the “End Date”);

provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company or Milan if such Party’s action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement, provided, further, however, that, in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is sixty (60) days prior to the End Date, then either the Company or Milan shall be entitled to extend the End Date for an additional sixty (60) days;

(c) by either Milan or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d) by either Milan or the Company if (i) the Company Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on the Company Stockholder Matters and (ii) the Company Stockholder Matters shall not have been approved at the Company Stockholder Meeting (or at any adjournment or postponement thereof) by the Required Company Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to the Company where the failure to obtain the Required Company Stockholder Vote shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement;

(e) by either Milan or the Company if (i) the Milan Shareholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Milan’s shareholders shall have taken a final vote on the Milan Shareholder Matters and (ii) the Milan Shareholder Matters shall not have been approved at the Milan Shareholder Meeting (or at any adjournment or postponement thereof) by the Required Milan Shareholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Milan where the failure to obtain the Required Milan Shareholder Vote shall have been caused by the action or failure to act of Milan and such action or failure to act constitutes a material breach by Milan of this Agreement;

(f) by the Company (at any time prior to the approval of the Milan Shareholder Matters by the Required Milan Shareholder Vote) if a Milan Triggering Event shall have occurred;

(g) by Milan (at any time prior to the approval of the Company Stockholder Matters by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

(h) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Milan or Merger Sub or if any representation or warranty of Milan or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Milan’s or Merger Sub’s representations and warranties or breach by Milan or Merger Sub is curable by Milan or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from the Company to Milan or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h) and (ii) Milan or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from the Company to Milan or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h) (it being understood that this Agreement shall not terminate pursuant to this

Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by Milan or Merger Sub is cured prior to such termination becoming effective); or

(i) by Milan, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Milan is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from Milan to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i) and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Milan to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective).

The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, Section 9.3, and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement and the provisions of Section 9.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3 and Section 5.11 all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that Milan and the Company shall share equally all fees and expenses incurred in relation to the printing and filing with the SEC of the Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer or the SEC.

(b) If (i) this Agreement is terminated by Milan or the Company pursuant to Section 9.1(e) or by the Company pursuant to Section 9.1(f) or Section 9.1(h), (ii) except in the case of a termination by the Company pursuant to Section 9.1(f), at any time after the date of this Agreement and prior to the Milan Shareholder Meeting an Acquisition Proposal with respect to Milan shall have been publicly announced, disclosed or otherwise communicated to the Milan Board (and shall not have been withdrawn) and (iii) in the event this Agreement is terminated pursuant to Section 9.1(e), within twelve (12) months after the date of such termination, Milan enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Milan shall pay to the Company, within ten (10) Business Days after termination (or, if applicable, upon such entry into a definitive agreement or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $1,721,193 (the “Company Termination Fee”).

(c) If (i) this Agreement is terminated by Milan pursuant to Section 9.1(d), Section 9.1(g) or Section 9.1(i), (ii) except in the case of a termination by Milan pursuant to Section 9.1(g), at any time after the date of this Agreement and before obtaining the Required Company Stockholder Vote an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board (and shall not have been withdrawn), and (iii) in the event this Agreement is terminated pursuant Section 9.1(d), within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then the Company shall pay to Milan, within ten (10) Business Days after termination (or, if applicable, upon such entry into a definitive agreement or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $1,721,193 (the “Milan Termination Fee”).

(d) If this Agreement is terminated by the Company pursuant to Section 9.1(f) or Section 9.1(h), Milan shall (in addition to payment of the Company Termination Fee) reimburse the Company for all reasonable out-of-pocket fees and expenses incurred by the Company in connection with this Agreement and the Contemplated Transactions, up to a maximum of $750,000, by wire transfer of same-day funds within ten (10) Business Days following the date on which the Company submits to Milan true and correct copies of reasonable documentation supporting such expenses. For the avoidance of doubt, such reimbursement shall be in addition to payment by the Company to Milan of the Milan Termination Fee.

(e) If this Agreement is terminated by Milan pursuant to Section 9.1(g) or Section 9.1(i), the Company shall reimburse Milan for all reasonable out-of-pocket fees and expenses incurred by Milan in connection with this Agreement and the Contemplated Transactions, up to a maximum of $750,000, by wire transfer of same-day funds within ten (10) Business Days following the date on which Milan submits to the Company true and correct copies of reasonable documentation supporting such expenses. For the avoidance of doubt, such reimbursement shall be in addition to payment by Milan to the Company of the Company Termination Fee.

(f) If either Party fails to pay when due any amount payable by it under this Section 9.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent.

(g) The Parties agree that, subject to Section 9.2, the payment of the fees and expenses set forth in this Section 9.3 shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 9.3, it being understood that in no event shall either Milan or the Company be required to pay the individual fees or damages payable pursuant to this Section 9.3 on more than one occasion. Subject to Section 9.2, following the payment of the fees and expenses set forth in this Section 9.3 by a Party, (i) such party shall have no further liability to the other Party in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the other Party giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (ii) no other Party or their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against such Party or seek to obtain any recovery, judgment or damages of any kind against such Party (or any partner, member, equityholder, director, officer, employee, Subsidiary, affiliate, agent or other representative of such Party) in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (iii) all other Parties and their respective Affiliates shall be precluded from any other remedy against such Party and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (x) the agreements contained in this Section 9.3 are an integral part of the Contemplated Transactions, (y) without these agreements, the Parties would not enter into this Agreement and (z) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

(h) The Parties intend and shall use all reasonable endeavors to secure that any sum paid under Sections 9.3(b)-9.3(f) (a “Termination Payment”), if paid, being compensatory in nature, shall not be treated for VAT purposes as consideration for a taxable supply. If, however, the Termination Payment is treated by any Tax Authority, in whole or in part, as consideration for a taxable supply, then (i) if it is determined by a Tax Authority to be consideration for a taxable supply in respect of which any recipient of the Termination Payment (or the representative member of the group of which any recipient of the Termination Payment is a member) is liable to account for VAT, to the extent that such VAT is recoverable by the payor of the Termination Payment (or the representative member of the group of which the payor is a member) by repayment or credit, the amount of the Termination Payment shall be increased to such amount so that the amount of the relevant fee (including any amount in respect of VAT) less the amount of such repayment or credit equals the amount of the Termination Payment had no such VAT arisen; for the avoidance of doubt if and to the extent that such VAT is irrecoverable by the payor (or the representative member of the group of which the payor is a member) then no additional amount shall to that extent be paid in respect of such VAT and the Termination Payment shall, to that extent, be VAT inclusive; and (ii) if a Tax Authority determines that VAT is due from the payor of the Termination Payment (or the representative member of the group of which the payor is a party) under the reverse charge mechanism or under any similar mechanism outside the European Union, to the extent that any VAT chargeable on the supply is not recoverable by such payor (or the representative member of the group of which the payor is a member) by repayment or credit, the amount of the Termination Payment shall be reduced to such amount so that the aggregate of the Termination Payment and such irrecoverable reverse charge VAT equals the amount of the relevant fee had no such irrecoverable reverse charge VAT arisen. Such adjusting payment as may be required between the Parties to give effect to this Section 9.3(h) shall be made five (5) Business Days after the date on which the determination by the Tax Authority has been communicated to the party required to make the payment (together with such evidence of it as is reasonable in the circumstances to provide and, where subparagraph (i) applies, together with the provision of a valid VAT invoice) or, if later (in the case of subparagraph (i)) five (5) Business Days after the VAT is recovered or (in the case of subparagraph (ii)) five (5) Business Days before the VAT is required to be accounted for.

Section 10. MISCELLANEOUS PROVISIONS

10.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Milan and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section  10 shall survive the Effective Time.

10.2 Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of the Company, Merger Sub, HoldCo and Milan at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after obtaining the Required Milan Shareholder Vote); provided, however, that after any such approval of this Agreement by a Party’s equityholders, no amendment shall be made which by law requires further approval of such equityholders without the further approval of such equityholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub, HoldCo and Milan.

10.3 Waiver.

(a) Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4 Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof); (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 10.5; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.8 of this Agreement; and (f) irrevocably waives the right to trial by jury.

10.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

10.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 5:00 p.m. New York City time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Milan, HoldCo or Merger Sub:

c/o Mereo BioPharma Group plc

4th Floor, 1 Cavendish Place

London WIG 0QF

Attention:  Chief Executive Officer and Legal

Email: dsk@mereobiopharma.com; legal@mereobiopharma.com

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell London LLP

5 Aldermanbury Square

London EC2V 7HR

Attention: Simon Witty, Leo Borchardt and Michael Davis

Email:  simon.witty@davispolk.com; leo.borchardt@davispolk.com;

michael.davis@davispolk.com

if to the Company:

OncoMed Pharmaceuticals, Inc.

800 Chesapeake Drive

Redwood City, California 94063

Attention: Chief Executive Officer and Legal

Email:  john.lewicki@oncomed.com; legal@oncomed.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Fax: (650) 463-2600

Attention: Alan Mendelson, Chad Rolston and Richard Butterwick

Email:  alan.mendelson@lw.com; chad.rolston@lw.com;

            richard.butterwick@lw.com

10.9 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.11 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto.

10.12 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.8) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) The use of the word “or” shall not be exclusive.

(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(f) Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.

(g) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(h) The Parties agree that the Company Disclosure Schedule or Milan Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 2 or Section 3, respectively. The disclosures in any section or subsection of the Company Disclosure Schedule or the Milan Disclosure Schedule shall qualify other sections and subsections in Section 2 or Section 3, respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(i) “delivered” or “made available” means, with respect to any documentation, that prior to 11:59 p.m. (New York City time) on the date that is two (2) calendar days prior to the date of this Agreement, a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party for the purposes of the Contemplated Transactions.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

MEREO BIOPHARMA GROUP PLC

By:	/s/ Denise Scots-Knight
Name: Denise Scots-Knight
Title: Chief Executive Officer

MEREO US HOLDINGS INC.

By:	/s/ Richard Jones
Name: Richard Jones
Title: Secretary

MEREO MERGERCO ONE INC.

By:	/s/ Richard Jones
Name: Richard Jones
Title: Secretary

ONCOMED PHARMACEUTICALS, INC.

By:	/s/ John A. Lewicki
Name: John A. Lewicki, Ph.D.
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

EXHIBIT A

CERTAIN DEFINITIONS

a)	For purposes of the Agreement (including this Exhibit A):

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Milan, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Milan or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of related transactions involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent entity; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or

(b) any sale, lease, exchange, transfer, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

For the avoidance of doubt, a licensing transaction shall not be considered an Acquisition Transaction.

“Affiliate” shall have the meaning given to such term in Rule 145 under the Securities Act.

“Agreement” means the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

“AIM” means the Alternative Investment Market operated by the London Stock Exchange.

“AIM Rules” means the rules for AIM companies published by the London Stock Exchange and the rules of nominated advisers to AIM companies published by the London Stock Exchange.

“Business Day” means any day other than a day on which banks in the United Kingdom or the State of New York are authorized or obligated to be closed.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Affiliate” means any Person that is (or at any relevant time was) under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Company Associate” means any current or former director, officer or employee of, or independent contractor or consultant to, the Company.

“Company Board” means the board of directors of the Company.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Capitalization Representations” means the representations and warranties of the Company set forth in Sections 2.6(a) and 2.6(d).

“Company Contract” means any Contract: (a) to which the Company is a Party; (b) by which the Company or any Company IP Rights or any other asset of the Company is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 2.1(a), 2.1(c), 2.2, 2.3, 2.4 and 2.20.

“Company IP Rights” means all Intellectual Property owned, licensed to, or controlled by the Company that is necessary for or used in the operation of the business of the Company as presently conducted.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) any rejection or non-acceptance by a Governmental Authority of a registration statement or filing by the Company relating to the Company IP Rights; (b) the announcement of the Agreement or the pendency of the Contemplated Transactions; (c) any change in the share price or trading volume of Company Common Stock (it being understood, however, that any Effect causing or contributing to any change in share price or trading volume of Company Common Stock may be taken into account in determining whether a Company Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition); (d) the taking of any action, or the failure to take any action, by the Company that is required to comply with the terms of the Agreement or the taking of any action expressly permitted by Section 4.2(b) of the Company Disclosure Schedule; (e) any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; (f) any change in GAAP or applicable Law or the interpretation thereof; or (g) general economic or political conditions or conditions generally affecting the industries in which the Company operate; except, in each case with respect to clauses (e), (f) and (g), to the extent disproportionately affecting the Company, taken as a whole, relative to other similarly situated companies in the industries in which the Company operate.

“Company Options” means options or other rights to purchase shares of Company Capital Stock issued by the Company.

“Company Registered IP” means all Company IP Rights that are owned or exclusively licensed by the Company that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications and registrations for any of the foregoing.

“Company RSUs” means restricted stock units that represent the right to receive future shares of Company Common Stock pursuant to any Company Plan.

“Company Stockholder Support Agreements” shall have the meaning set forth in the recitals.

“Company Triggering Event” shall be deemed to have occurred if: (a) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation; (b) the Company Board or any committee thereof shall have made a Company Board Adverse Recommendation Change or approved, endorsed or recommended any Acquisition Proposal; or (b) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.4 or any action required to be taken by the Company pursuant to the DGCL).

“Company Unaudited Interim Balance Sheet” means the unaudited balance sheet of the Company as of September 30, 2018, included in the Company’s Report on Form 10-Q for the fiscal quarter ended September 30, 2018, as filed with the SEC.

“Confidentiality Agreement” means the Confidentiality Agreement dated October 3, 2018, between the Company and Milan.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger and the other transactions contemplated by the Agreement.

“Contract” means, with respect to any Person, any written agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“Deposit Agreement” means the deposit agreement for the Milan Depositary Shares in a form reasonably acceptable to Milan and the Company, to be entered into among Milan, the Depositary, and the holders and beneficial owners of Milan Depositary Shares issued thereunder, as may be amended from time to time.

“DGCL” means the General Corporation Law of the State of Delaware.

“Effect” means any effect, change, event, circumstance, or development.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means, subject to Section 1.5(e), the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the Company Adjusted Merger Shares by (b) the Company Outstanding Shares, in which:

•	“Company Adjusted Merger Shares” means the sum of an amount equal to the number of Company Unadjusted Merger Shares:

•	if Final Net Cash is equal to or greater than Company Target Net Cash, plus an amount that is the quotient determined by dividing the Company Closing Cash Variance by the Milan Dollar VWAP;

•

if Final Net Cash is less than Company Target Net Cash, but equal to or greater than the Company Target Net Cash Collar, minus an amount that is the quotient determined by dividing the Company Closing Cash Variance by the Milan Dollar VWAP; or

•

if Final Net Cash is less than the Company Target Net Cash Collar, minus the sum of (1) 455,928 and (2) an amount that is the quotient determined by dividing (a) the Company Missed Target Variance by (b) the product determined by multiplying (x) the Milan Dollar VWAP by (y) the Company Missed Target Percentage.

•	“Company Allocation Percentage” means 0.25.

•	“Company Closing Cash Variance” means the absolute sum of (i) Final Net Cash minus (ii) Company Target Net Cash.

•	“Company Missed Target Percentage” means 0.50.

•	“Company Missed Target Variance” means the absolute sum of (i) Final Net Cash minus (ii) Company Target Net Cash Collar.

•

“Company Outstanding Shares” means, subject to Section 1.5(e), the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to Company Common Stock basis (excluding each Underwater Option) and assuming, without limitation or duplication, (i) the settlement in shares of each Company Option (other than each Underwater Option) and Company RSU outstanding as of the Effective Time pursuant to Section 5.5, solely to the extent that such

Company Options are not exercised prior thereto and (ii) the issuance of Company Common Stock in respect of all other options (other than each Underwater Option), warrants or rights to receive such shares that will be outstanding immediately prior to the Effective Time.

•	“Company Target Net Cash” means $38,000,000.

•	“Company Target Net Cash Collar” means $36,500,000.

•

“Company Unadjusted Merger Shares” means the sum of (i) an amount that is the quotient determined by dividing the number of Milan Outstanding Shares by the Milan Allocation Percentage minus (ii) an amount equal to the number of Milan Outstanding Shares.

•	“Milan Allocation Percentage” means 1.00 minus the Company Allocation Percentage.

•	“Milan Dollar VWAP” means $3.29.

•	“Milan Outstanding Shares” means, subject to Section 1.5(e), the total number of Milan Ordinary Shares issued and outstanding immediately prior to the Effective Time.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax Authority); or (d) self-regulatory organization (including Nasdaq and the London Stock Exchange).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including crude oil or any fraction thereof, and petroleum products or by-products.

“HoldCo Board” means the board of directors of HoldCo.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board or any successor board or agency, as adopted by the European Union, and the IFRS Interpretation Committee interpretations thereof.

“Intellectual Property” means (a) United States, foreign and international patents, patent applications, including all provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations, term extensions, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof and all goodwill associated therewith, (c) copyrights, including registrations and applications for registration thereof, (d) software, including all source code, object code and related documentation, formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not, and (e) all United States and foreign rights arising under or associated with any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means, with respect to the Company or Milan, an executive officer of such Party or any employee of such Party that reports directly to the board of directors of such Party or to the chief executive officer or chief operating officer of such Party.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an Entity shall have Knowledge if any executive officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of Nasdaq, the Financial Industry Regulatory Authority, the London Stock Exchange or the UK Takeover Panel).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“London Stock Exchange” means London Stock Exchange plc.

“Merger Sub Board” means the board of directors of Merger Sub.

“Milan Affiliate” means any Person that is (or at any relevant time was) under common control with Milan within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Milan Associate” means any current or former employee, independent contractor, officer or director of Milan or any of its Subsidiaries.

“Milan Board” means the board of directors of Milan.

“Milan Capitalization Representations” means the representations and warranties of Milan and Merger Sub set forth in Sections 3.6(a) and 3.6(d).

“Milan Contract” means any Contract: (a) to which Milan or any of its Subsidiaries is a Party; (b) by which Milan or any of its Subsidiaries or any Milan IP Rights or any other asset of Milan or its Subsidiaries is or may become bound or under which the Milan or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which Milan or any of its Subsidiaries has or may acquire any right or interest.

“Milan Fundamental Representations” means the representations and warranties of Milan and Merger Sub set forth in Sections 1.1(a), 3.1(c), 3.2, 3.3, 3.4 and 3.20.

“Milan IP Rights” means all Intellectual Property owned, licensed to, or controlled by Milan or any of its Subsidiaries that is necessary for or used in the operation of the business of Milan and its Subsidiaries as presently conducted.

“Milan Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Milan Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Milan and its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Milan Material Adverse Effect: (a) any rejection or non-acceptance by a Governmental Authority of a registration statement or filing by Milan relating to the Milan IP Rights; (b) the announcement of the Agreement or the pendency of the Contemplated Transactions; (c) any change in the share price or trading volume of Milan Ordinary Shares (it being understood, however, that any Effect causing or contributing to any change in share price or trading volume of Milan Ordinary Shares may be taken into account in determining whether a Milan Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition); (d) the taking of any action, or the failure to take any action, by Milan that is required to comply with the terms of the Agreement or the taking of any action expressly permitted by Section 4.1(b) of the Milan Disclosure Schedule; (e) any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; (f) any change in IFRS or applicable Law or the interpretation thereof; (g) general economic or political conditions or conditions generally affecting the industries in which Milan and its Subsidiaries operate; or (h) any change in the cash position of Milan and its Subsidiaries which results from operations in the Ordinary Course of Business; except, in each case with respect to clauses (e), (f) and (g), to the extent disproportionately affecting Milan and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Milan and its Subsidiaries operate.

“Milan Options” means options or other rights to purchase Milan Ordinary Shares issued by Milan.

“Milan Ordinary Shares” means the ordinary shares, £0.003 par value per share, of Milan.

“Milan Registered IP” means all Milan IP Rights that are owned or exclusively licensed by Milan that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Milan Share Plans” means (i) the Milan Share Option Scheme adopted by the Milan Board on 4 March 2016 (as amended by the Milan Board on 4 April 2017), (ii) the Milan Share Option Scheme adopted by the Milan Board on 8 July 2015, (iii) the Milan Long Term Incentive Plan adopted by the Milan Board on 4 March 2016 and (iv) the Milan Deferred Bonus Share Plan adopted by the Milan Board on 4 March 2016.

“Milan Shareholder Support Agreements” shall have the meaning set forth in the recitals.

“Milan Triggering Event” shall be deemed to have occurred if: (a) Milan shall have failed to include in the Proxy Statement the Milan Board Recommendation; (b) the Milan Board or any committee thereof shall have made a Milan Board Adverse Recommendation Change or approved, endorsed or recommended any Acquisition Proposal; or (c) Milan shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.4 or any action required to be taken by Milan pursuant to the UK City Code).

“Milan Unaudited Interim Balance Sheet” means the consolidated balance sheet included in the unaudited interim results of Milan for the six month period ended June 30, 2018.

“Multiemployer Plan” means (a) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“Multiple Employer Plan” means (a) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“Multiple Employer Welfare Arrangement” means (a) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a) of this definition.

“Nasdaq” means The Nasdaq Stock Market.

“Net Cash” shall mean the sum of (a) the sum of (without duplication) in each case as of the Cash Determination Time, (i) the Company’s unrestricted cash and cash equivalents, marketable securities and other short term investments (including any accrued cash interest thereon), accounts receivable, interest and other receivables (including tax receivables), deposits (short term and long term), prepaid expenses and other prepaid assets, in each case, (A) excluding (1) any assets held for resale, (2) any D&O tail policy purchased by the Company as referred to in Section 5.8(d), (3) any outstanding letters of credit and (4) any prepaid asset in respect of severance, termination, bonus, change in control, dependent care, medical care, or other similar expenses relating to any Company Associate who is not a Retained Employee), and (B) as determined in a manner consistent with the manner in which such items were historically determined and in accordance with GAAP and the Company’s preparation of the most recent audited financial statements and unaudited interim balance sheet included in the Company SEC Documents filed prior to the date hereof, and (ii) expenses paid, or liabilities incurred, prior to Closing, that are approved in writing (without conditions) to be paid to the Company pursuant to any directors’ and officers’ insurance policy, minus (b) the sum of (without duplication) in each case as of the Cash Determination Time (i) the Company’s accounts payable and accrued liabilities and expenses, including accrued clinical liabilities and expenses solely with respect to services rendered prior to the Effective Time, and the Company’s other liabilities (short term and long term), in each case, (A) excluding any liabilities in respect of current and long term deferred revenue or deferred rent, any accrued liabilities in respect of paid time off or vacation for any Retained Employee, and any clinical liabilities or expenses in respect of services to be rendered following the Effective Time and (B) determined in a manner consistent with the manner in which such items were historically determined and in accordance with GAAP and the Company’s preparation of the most recent audited financial statements and unaudited interim balance sheet included in the Company SEC Documents filed prior to the date hereof, (ii) any amounts that are owed by the Company to current or former employees, officers or directors pursuant to any indemnification, contribution or similar obligations (whether under an indemnification agreement or otherwise), (iii) any outstanding indebtedness of the Company, (iv) any notice, termination or consent payments, fines or other payments to be made by the Company in order to terminate any existing Contract to which the Company is a party and which termination is expressly required by the terms of this Agreement or to effect the Contemplated Transactions, (v) any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee or other fee, commission or expense owed to any broker, finder, investment bank, auditor, accountant, counsel, advisor or other third party in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company, (v) all accrued and unpaid Taxes of the Company (estimated with respect to current Tax liabilities), (vi) any unpaid amounts payable by the Company to purchase the D&O tail policy referred to in Section 5.8(d) and (vii) any severance, termination, bonus, change in control, dependent care, medical care, or other similar expenses relating to any Company Associate who is not a Retained Employee, plus (c) the aggregate amount of expenditures made by the Company between the date of this Agreement and the Cash Determination Time that are contemplated under the heading “Net Cash Expenditures” in the budget set forth on Section B of the Company Disclosure Schedule; provided, that in no event shall any expenditures exceeding the amounts set forth under the column entitled “Q1’19” of such budget be included for purposes of this clause (c). A sample calculation of Net Cash as of September 30, 2018 is set forth on Exhibit F for illustrative purposes only.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of, or any plea agreement, corporate integrity agreement, resolution agreement, or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Ordinary Course of Business” means, in the case of each of the Company and Milan, such actions taken in the ordinary course of its normal operations and consistent with its past practices (which, in the case of the Company, shall include the potential wind down of its operations).

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Party” or “Parties” means the Company, Merger Sub, HoldCo and Milan.

“Permitted Encumbrance” means (a) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the Milan Unaudited Interim Balance Sheet, as applicable; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or Milan, as applicable; (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; and (e) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

“Person” means any individual, Entity or Governmental Authority.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Retained Employee” means any Company employee or consultant identified on Schedule C of the Company Disclosure Schedule.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsequent Transaction” means any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes).

An entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Agreement; and (b) is on terms and conditions that the Milan Board or the Company Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the other Party to the Agreement to amend the terms of the Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to Milan’s shareholders or the Company’s stockholders, as applicable, than the terms of the Contemplated Transactions and is not subject to any financing conditions (and if financing is required, such financing is then fully committed to the third party).

“Tax” means any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest imposed by a Governmental Authority with respect thereto.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority (a “Tax Authority”) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“UK Takeover Panel” means the United Kingdom Panel on Takeovers and Mergers.

“UK City Code” means the UK City Code on Takeovers and Mergers, as it may be amended from time to time and any successor legislation thereto.

“VAT” means any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and any other tax of a similar nature whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax, or imposed elsewhere.

b)	Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
409A Plan	2.17(n)
Accounting Firm	1.7(e)
Anticipated Closing Date	1.7(a)
Capitalization Date	3.6(a)(a)
Cash Determination Time	1.7(a)
Certificate of Merger	1.3
Closing	1.3
Closing Date	1.3
Company	Preamble
Company Board Adverse Recommendation Change	5.2(c)
Company Board Recommendation	5.2(a)
Company Certifications	2.7(a)
Company Common Stock	2.6(a)
Company Disclosure Schedule	Section 2
Company Employee Plan	2.17(d)
Company Material Contract	2.13
Company Permits	2.14(b)
Company Plans	2.6(c)
Company Preferred Stock	2.6(a)
Company Product Candidates	2.14(d)
Company Real Estate Leases	2.11
Company Regulatory Permits	2.14(d)
Company SEC Documents	2.7(a)
Company Stock Certificate	1.6
Company Stockholder Matters	5.2(a)
Company Stockholder Meeting	5.2(a)
Company Stockholder Support Agreements	Recitals
Company Termination Fee	9.3(b)
Costs	5.8(a)
CVR Agreement	Recitals
D&O Indemnified Party	5.8(a)
Delivery Date	1.7(a)
Depositary	1.8(a)
Dispute Notice	1.7(b)
Dissenting Shares	1.9(a)
Drug Regulatory Agency	2.14(c)
Effective Time	1.3
End Date	9.1(b)
ESPP	2.6(c)
Exchange Agent	1.8(a)
FDA	2.14(c)
FDCA	2.14(c)
Final Net Cash	1.7(c)
Form F-4	5.1(a)
GAAP	2.7(b)
HoldCo	Preamble
Grant Date	2.17(d)
Liability	2.9

Term	Section
MAR	3.7(a)
Merger	Recitals
Merger Consideration	1.5(a)(ii)
Merger Sub	Preamble
Milan	Preamble
Milan Board Adverse Recommendation Change	5.3(b)
Milan Board Recommendation	5.3(b)
Milan CVR	Recitals
Milan Depositary Share	Recitals
Milan Disclosure Schedule	Section 3
Milan Employee Plan	3.17(c)
Milan Material Contract	3.13
Milan Permits	3.14(b)
Milan Product Candidates	3.14(d)
Milan Regulatory Permits	3.14(d)
Milan Real Estate Leases	3.11
Milan Regulatory Documents	3.7(a)
Milan Regulatory Permits	3.14(d)
Milan Shareholder Matters	5.3(a)
Milan Shareholder Meeting	5.3(a)
Milan Shareholder Support Agreements	Recitals
Milan Termination Fee	9.3(c)
Net Cash Bridge	1.7(a)
Net Cash Calculation	1.8(a)
Net Cash Schedule	1.8(a)
Notice Period	5.2(c)
Pre-Closing Period	4.1(a)
Proxy Statement	5.1(a)
Registration Statement	5.1(a)
Required Company Stockholder Vote	2.4
Required Milan Shareholder Vote	3.4
Response Date	1.7(b)
RIS	3.7(a)
Share Consideration	1.5(a)(ii)
Share Consideration Cap	1.5(a)(ii)
Surviving Corporation	1.1
Termination Payment	9.3(h)
Total Share Consideration	1.5(a)(ii)

Annex B

FORM OF

CONTINGENT VALUE RIGHTS AGREEMENT

BETWEEN

MEREO BIOPHARMA GROUP PLC

and

COMPUTERSHARE INC.

Dated as of [    ]

Schedules:
Schedule A	NAVI Team Members
Schedule B	TIGIT Budget
Schedule C	NAVI Budget

FORM OF

CONTINGENT VALUE RIGHTS AGREEMENT1

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●] (this “Agreement”), is entered into by and among Mereo BioPharma Group plc, a public limited company incorporated under the laws of England and Wales (“Milan”), and Computershare Inc., a Delaware corporation, as initial Rights Agent (as defined herein).

PREAMBLE

WHEREAS, Milan, Mereo US Holdings Inc., a Delaware corporation and direct wholly-owned subsidiary of Milan, and Mereo MergerCo One Inc., a Delaware corporation and indirect wholly-owned subsidiary of Milan (“Merger Sub”), and OncoMed Pharmaceuticals, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger and Reorganization, dated as of December 5, 2018 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned indirect subsidiary of Milan (the “Surviving Corporation”);

WHEREAS, pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, Milan has agreed to provide to Holders (as defined herein) contingent value rights as hereinafter described;

WHEREAS, the parties have done all things necessary to make the contingent value rights, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of Milan and to make this Agreement a valid and binding agreement of Milan, in accordance with its terms; and

NOW, THEREFORE, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the proportionate benefit of all Holders, as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions.

Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Merger Agreement. The following terms have the meanings ascribed to them as follows:

“AIM” means the Alternative Investment Market operated by the London Stock Exchange.

“Assignee” has the meaning set forth in Section 7.5

“Cash Consideration Cap” means $79,700,000.

“Celgene” means Celgene Co. and Celgene Corp., and each of their respective successors or assignees.

[1]

NTD: TIGIT Milestone and all TIGIT-related definitions, payment mechanics, covenants and other operative sections and all references to any of the foregoing to be deleted if the TIGIT Cash Payment is received by the Company prior to the Effective Time.

“Celgene Collaboration Agreement” means that Master Research and Collaboration Agreement by and among Celgene Co., Celgene Corp. and the Company dated December 2, 2013.

“Celgene Co.” means Celgene Alpine Investment Company II, LLC, a Delaware limited liability company.

“Celgene Corp.” means Celgene Corporation, a Delaware corporation.

“Celgene Option” means that exclusive option granted by the Company to Celgene with respect to the TIGIT Program pursuant to Section 3.1.1(c) of the Celgene Collaboration Agreement.

“CVR” means a contingent contractual right of Holders to receive the Milestone Payments, pursuant to the Merger Agreement and this Agreement.

“CVR Register” has the meaning set forth in Section 2.3(b).

“Diligent Efforts” means carrying out those obligations and tasks that comprise a level of effort and expenditure of resources that is consistent with commercially reasonable practices normally and typically devoted by a company within the bio-pharmaceutical industry of comparable size and resources to a product or product candidate at a similar stage in its development or product life, as applicable, taking into account, without limitation, issues of safety and efficacy, market potential, anticipated pricing and reimbursement rates, costs, labeling, pricing reimbursement, the competitiveness of alternative products, the patent and other proprietary position of the product, and the likelihood of regulatory approval given the regulatory structure involved. “Diligent Efforts” shall not include, and Milan shall have no obligation or liability to, (i) fund or otherwise support or incur any cost or expense relating to the NAVI Product or the TIGIT Program (except, in each case, in respect of clinical trials commenced prior to the date hereof) in excess of the commitments provided for in the budget set forth on Schedule B and Schedule C hereto, as applicable, (ii) enroll any additional subjects in any currently ongoing trial of the NAVI Product and the TIGIT Program or (iii) commit to any additional development activities of the NAVI Product or the TIGIT Program not provided for in such applicable budget. For the avoidance of doubt, a failure to achieve the TIGIT Milestone or the NAVI Milestone in and of itself may be consistent with Diligent Efforts.

“DLL4” means delta-like ligand 4.

“First NAVI Period” means the period commencing on the date of this Agreement and ending at 11:59 p.m., New York City time, on [[●], 2020].2

“Holder” means, at the relevant time, a Person in whose name CVRs are registered in the CVR Register.

“London Stock Exchange” means London Stock Exchange plc.

“Loss” has the meaning set forth in Section 3.2(g).

“Majority of Holders” means, at any time, the registered Holder or Holders of more than 50% of the total number of CVRs registered at such time, as set forth on the CVR Register.

“Milestone Non-Achievement Certificate” has the meaning set forth in Section 2.4(c).

[2]	NTD: To be the date that is eighteen (18) months after the Closing Date.

“Milestone Payments” means (i) the TIGIT Milestone Payment and (ii) the NAVI Milestone Payments.

“Milestone Payment Date” means, in respect of any Milestone, the date that is thirty (30) Business Days following the achievement of such Milestone.

“Milestone Period” means the TIGIT Milestone Period or the NAVI Milestone Period, as applicable.

“Milestones” means each of the TIGIT Milestone and the NAVI Milestones.

“NAVI Agreement” means the NAVI Investment Agreement or the NAVI Partnership Agreement, as applicable.

“NAVI Cash Payment” means a NAVI Partnership Receipt or a NAVI Investment Receipt.

“NAVI Investment Agreement” means a definitive investment agreement, stock sale agreement, or similar agreement duly approved by the Milan Board in accordance with Section 4.3(a) and entered into by Milan or one of its Subsidiaries (including NAVI Sub) and a third party within the First NAVI Period and pursuant to which (i) a third party acquires an ownership interest in NAVI Sub of up to eighty-point-five percent (80.5%), provided that, following the entry into such NAVI Investment Agreement, Milan or one or more of its Subsidiaries (other than NAVI Sub) retains, in the aggregate, a minimum of nineteen-point-five percent (19.5%) of the issued and outstanding equity interests of NAVI Sub on a fully-diluted basis, and (ii) Milan or one or more of its Subsidiaries (other than NAVI Sub) are or may be entitled to receive one or more NAVI Cash Payments.

“NAVI Investment CVR Allocation” means 0.70.

“NAVI Investment Receipt” means each cash milestone payment payable to Milan or one or more of its Subsidiaries (other than NAVI Sub) pursuant to a NAVI Investment Agreement (or any agreement contemplated by such NAVI Investment Agreement), except for any (i) royalty or similar sales-based payment that is measured, in whole or in part, by reference to the quantity of NAVI Product that is produced or sold or the revenues (or a formula that makes reference to such revenues) derived therefrom and (ii) for the avoidance of doubt only, any fees for service, research and development funding, reimbursement of intellectual property filing, prosecution, litigation and maintenance-related expenses or reimbursement of manufacturing expenses received from a counterparty pursuant to a NAVI Investment Agreement.

“NAVI Milestone” will be deemed to occur upon the actual receipt during the Second NAVI Period by Milan or one or more of its Subsidiaries (other than NAVI Sub) of a NAVI Cash Payment.

“NAVI Milestone Achievement Certificate” has the meaning set forth in Section 2.4(b).

“NAVI Milestone Payment” means, with respect to any NAVI Milestone, a cash payment in an aggregate principal amount equal to the product determined by multiplying (i)(A) in the case of a NAVI Investment Receipt, the NAVI Investment CVR Allocation, or (B) in the case of a NAVI Partnership Receipt, the NAVI Partnership CVR Allocation, by (ii) the relevant NAVI Cash Payment actually received by Milan or one or more of its Subsidiaries (other than NAVI Sub), net of (A) any Tax (including any applicable value added or sales taxes and including any Tax which would be payable but for the utilization of a relief), (B) 50% of any expenditure by Milan or its Subsidiaries pursuant to the budget set forth on Schedule C, and (C) any other reasonable cost or expense attributable to the receipt of such payment (which, for the avoidance of doubt, shall include (x) any costs, reasonable out-of-pocket fees, expenses or charges incurred by Milan or its Subsidiaries in excess of the commitments provided for in the budget set forth on Schedule C, (y) any costs, reasonable out-of-pocket fees, expenses or charges incurred by Milan or its Subsidiaries under the relevant NAVI Agreement, and (z) any costs, reasonable out-of-pocket fees, expenses or charges incurred by Milan or its Subsidiaries, or for which Milan or one or more of its Subsidiaries is responsible, in connection with the preparation, negotiation and execution of the relevant NAVI Agreement, in each case to the extent such costs, out-of-pocket fees, expenses or charges have not been previously accounted for in the calculation of a prior NAVI Milestone Payment).

“NAVI Milestone Period” means the First NAVI Period, provided that, if a NAVI Agreement is entered into by Milan or one of its Subsidiaries and a third party within the First NAVI Period in accordance with the provisions of Section 4.2(b), then the NAVI Milestone Period shall mean the Second NAVI Period.

“NAVI Partnership Agreement” means a definitive partnership agreement, collaboration agreement, joint venture agreement, profit sharing agreement, license or sublicense agreement, asset sale agreement, stock sale agreement, or similar agreement duly approved by the Milan Board in accordance with Section 4.3(a) and entered into by Milan or one of its Subsidiaries (including NAVI Sub) and a third party within the First NAVI Period and pursuant to which (i) the right to develop, manufacture or commercialize the NAVI Product is granted, licensed, assigned, sold, transferred or otherwise conveyed (including by operation of law but excluding any NAVI Investment Agreement) to a third party, and (ii) Milan or one or more of its Subsidiaries (other than NAVI Sub) are or may be entitled to receive one or more NAVI Cash Payments from such third party.

“NAVI Partnership CVR Allocation” means 0.70.

“NAVI Partnership Receipt” means each cash milestone payment payable to Milan or one or more of its Subsidiaries pursuant to a NAVI Partnership Agreement (or any agreement contemplated by such NAVI Partnership Agreement), except for any (i) royalty or similar sales-based payment that is measured, in whole or in part, by reference to the quantity of NAVI Product that is produced or sold or the revenues (or a formula that makes reference to such revenues) derived therefrom and (ii) for the avoidance of doubt only, any fees for service, research and development funding, reimbursement of intellectual property filing, prosecution, litigation and maintenance-related expenses or reimbursement of manufacturing expenses received from a counterparty pursuant to a NAVI Partnership Agreement.

“NAVI Product” means any product that constitutes, incorporates, comprises, or contains one or more molecules that incorporate, comprise or consist of one or more immunoglobulin domains, or fragment(s) thereof, that specifically bind(s) to DLL4 and VEGF, whether or not as the sole active ingredient, and in all forms, presentations, and formulations (including manner of delivery and dosage).

“NAVI Sub” means [●], a Delaware corporation and wholly-owned subsidiary of the Surviving Corporation that holds all of Milan’s indirect right, title and interest in and to the NAVI Product.

“Notice” has the meaning set forth in Section 7.1.

“Officer’s Certificate” means a certificate signed by the chief executive officer and the chief financial officer of Milan, in their respective official capacities.

“Permitted Transfer” means a Transfer of one or more CVRs (i) upon death by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) if the Holder is a partnership, a distribution from the transferring partnership to its partners or former partners in accordance with their partnership interests; (vi) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as permitted by The Depository Trust Company (“DTC”); (vii) to Milan or its Affiliates; or (viii) as provided in Section 2.6.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have been appointed pursuant to Article 3 of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Second NAVI Period” means the period commencing on the date of this Agreement and ending at 11:59 p.m., New York City time, on [[●], 2024].3

“TIGIT Cash Payment” means the cash payment payable by Celgene to the Company, or to Milan or any of its Subsidiaries on or after the Closing Date, on the exercise of the Celgene Option.

“TIGIT Milestone” will be deemed to occur upon the occurrence of both (i) the exercise of the Celgene Option and (ii) actual receipt by Milan or one or more of its Subsidiaries (or their respective successors or assigns) of the TIGIT Cash Payment.

“TIGIT Milestone Achievement Certificate” has the meaning set forth in Section 2.4(a).

“TIGIT Milestone Payment” means, subject to Section 2.7 and Section 2.8, a number of Milan Depositary Shares equal to the TIGIT Ratio.

“TIGIT Milestone Period” means the period commencing on the date of this Agreement and ending at 11:59 p.m., New York City time, on December 31, 2019.

“TIGIT” means that Hippo Umbrella Target (as defined in the Celgene Collaboration Agreement) known as TIGIT and designated as a target by Celgene effective December 22, 2015.

“TIGIT Program” means the Hippo Designated Program (as defined in the Celgene Collaboration Agreement) with TIGIT as the designated target.

“TIGIT Ratio” means the quotient obtained by dividing (a) the TIGIT Cash Payment actually received by Milan or one or more of its Subsidiaries, net of any Tax (including any applicable value added or sales taxes and including any Tax which would be payable but for the utilization of a relief), and reasonable cost or expense attributable to the receipt of such payment (which, for the avoidance of doubt, shall include any costs, reasonable out-of-pocket fees, expenses or charges incurred, directly or indirectly, by Milan or its Subsidiaries in excess of the commitments provided for in the budget set forth on Schedule B) by (b) the volume-weighted average price per Milan Depositary Share on the principal trading market on which such Milan Depositary Shares are then listed or quoted as reported by Bloomberg L.P. over the ten (10) trading days (based on a trading day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time) on each day on which such principal trading market is open for trading) immediately following the date of the announcement by Milan of the TIGIT Milestone (which in any event shall be within five (5) Business Days of receipt by Milan of the TIGIT Cash Payment).

[3]	NTD: To be the date that is five (5) years from the Closing Date.

“Transfer” means transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise), the offer to make such a transfer or other disposition, and each Contract, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

“VEGF” means vascular endothelial growth factor.

ARTICLE 2

CONTINGENT VALUE RIGHTS

Section 2.1 Holders of CVRs; Appointment of Rights Agent.

(a) As provided in the Merger Agreement, effective as of the Closing, each Holder will be entitled to one CVR for each Share that is validly accepted for payment, and paid for, pursuant to Section 1.8(c) of the Merger Agreement.

(b) Milan hereby appoints the Rights Agent to act as rights agent for Milan in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 2.2 Non-transferable.

A Holder may not at any time Transfer CVRs, other than pursuant to a Permitted Transfer. Any attempted Transfer that is not a Permitted Transfer, in whole or in part, will be void ab initio and of no effect.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) Holders’ rights and obligations in respect of CVRs derive solely from this Agreement; CVRs will not be evidenced by a certificate or other instrument.

(b) The Rights Agent will maintain an up-to-date register (the “CVR Register”) for the purposes of (i) identifying the Holders of CVRs, (ii) determining Holders’ entitlement to CVRs and (iii) registering the CVRs and Permitted Transfers thereof. The CVR Register will initially show one position for the Rights Agent representing all of the CVRs provided to the holders of shares of Company Common Stock held immediately prior to Closing. Neither Milan nor its Subsidiaries will have any responsibility or liability whatsoever to any person other than the Holders.

(c) Subject to the restriction on transferability set forth in Section 2.2, every request made to Transfer CVRs must be in writing and accompanied by a written instrument of Transfer, together with the signature guarantee of a guarantor institution which is a participant in a signature guarantee program approved by the Securities Transfer Association (a “signature guarantee”) and other requested documentation in a form reasonably satisfactory to the Rights Agent, duly executed and properly completed, as applicable, by the Holder or Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the Transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination in accordance with its own internal procedures, that the Transfer instrument is in proper form and the Transfer, is a Permitted Transfer and otherwise complies on its face with the other terms and conditions of this Agreement, register the Transfer of the applicable CVRs in the CVR Register. All Transfers of CVRs registered in the CVR Register will be the valid obligations of Milan, evidencing the same right, and entitling the transferee to the same benefits and rights under this Agreement, as those held by the transferor. Milan and the Rights Agent may each require payment of a sum sufficient to cover any stamp or other transfer tax or governmental charge that is imposed in connection with (and would not have been imposed but for)

any such registration of transfer. No transfer of CVRs shall be valid until registered in the CVR Register and any transfer not duly registered in the CVR Register shall be void.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. Such written request must be duly executed by such Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedures.

(a) If the TIGIT Milestone occurs at any time prior to the expiration of the TIGIT Milestone Period, then, on or prior to the Milestone Payment Date relating thereto, (i) Milan, or a Person nominated by Milan (with written notice thereof from Milan to the Rights Agent), as the case may be, will (A) deliver to the Rights Agent, a certificate (the “TIGIT Milestone Achievement Certificate”) certifying the date of satisfaction of the TIGIT Milestone and that the Holders are entitled to receive the TIGIT Milestone Payment, (B) allot and issue to the Depositary, or as the Depositary directs, the Milan Ordinary Shares underlying the Milan Depositary Shares comprising the TIGIT Milestone Payment, (C) deliver to the Depositary, for the benefit of the Holders, evidence of book-entry shares representing Milan Ordinary Shares underlying the Milan Depositary Shares comprising the TIGIT Milestone Payment and (D) take all steps necessary to ensure that the Milan Ordinary Shares underlying the Milan Depositary Shares comprising the TIGIT Milestone Payment are admitted to trading on AIM and (ii) Milan shall procure that the Depositary shall promptly (and in any event, within ten (10) Business Days) issue and deliver to the Holders, by first-class postage prepaid mail, to the address of each Holder set forth in the CVR Register at such time or by other method of delivery as specified by the applicable Holder in writing to the Rights Agent, the number of whole Milan Depositary Shares equal to the product determined by multiplying (A) the quotient determined by dividing (x) the TIGIT Milestone Payment by (y) the total number of CVRs registered in the CVR Register at such time, by (B) the number of CVRs registered to such Holder in the CVR Register at such time. For the avoidance of doubt, each of the requirements of the TIGIT Milestone must be fully satisfied for the TIGIT Milestone to be considered to be attained, and (i) Milan shall have no further liability in respect of the TIGIT Milestone Payment upon delivery of the Milan Depositary Shares in accordance with this Section 2.4(a) and the satisfaction of each of Milan’s obligations set forth in this Section 2.4(a) and (ii) the Holders will not be entitled to, and Milan will not be liable for, any TIGIT Milestone Payment in the event of any partial satisfaction of the TIGIT Milestone.

(b) If a NAVI Milestone occurs at any time prior to the expiration of the Second NAVI Period and on each such occurrence, then, on or prior to the Milestone Payment Date relating thereto, Milan, or a Person nominated by Milan (with written notice thereof from Milan to the Rights Agent), as the case may be, will deliver to the Rights Agent (i) a certificate (each such certificate, a “NAVI Milestone Achievement Certificate”) certifying the date of satisfaction of the applicable NAVI Milestone and that the Holders are entitled to receive a NAVI Milestone Payment, and (ii) the applicable NAVI Milestone Payment, by wire transfer of immediately available funds to an account designated by the Rights Agent. Upon receipt of the wire transfer referred to in the foregoing sentence, the Rights Agent will promptly (and in any event, within ten (10) Business Days) pay, by check mailed, first-class postage prepaid, to the address of each Holder set forth in the CVR Register at such time or by other method of delivery as specified by the applicable Holder in writing to the Rights Agent, an amount in cash equal to the product determined by multiplying (A) the quotient determined by dividing (x) the applicable NAVI Milestone Payment by (y) the total number of CVRs registered in the CVR Register at such time, by (B) the number of CVRs registered to such Holder in the CVR Register at such time. For the avoidance of doubt, each of the requirements of each NAVI Milestone must be fully satisfied for such NAVI Milestone to be considered to be attained, and (i) Milan shall have no further liability in respect of the NAVI Milestone Payment upon delivery of the relevant funds in accordance with this Section 2.4(b) and (ii) the Holders will not be entitled to, and Milan will not be liable for, any NAVI Milestone Payment in the event of any partial satisfaction of the requirements relating to such NAVI Milestone.

(c) If a Milestone is not attained at any time prior to the expiration of the applicable Milestone Period then, on or before the date that is ten (10) Business Days after the end of such Milestone Period, Milan will deliver to the Rights Agent an Officer’s Certificate (the “Milestone Non-Achievement Certificate”) certifying that the applicable Milestone has not occurred and that Milan has complied in all material respects with its obligations under this Agreement. The Rights Agent will promptly (and in any event, within ten (10) Business Days after receipt) deliver a copy of such Milestone Non-Achievement Certificate to the Holders. The Rights Agent will deliver to Milan a certificate certifying the date of delivery of such certificate to the Holders.

(d) If the Rights Agent does not receive from the Majority of Holders a written objection to a Milestone Non-Achievement Certificate within thirty (30) Business Days after the date of delivery of such Milestone Non-Achievement Certificate by the Rights Agent to the Holders, the Holders will be deemed to have accepted such Milestone Non-Achievement Certificate, and Milan and its Subsidiaries will have no further obligation or liability with respect to the determination of the applicable Milestone Payment.

(e) Except to the extent any portion of any Milestone Payment is required to be treated as imputed interest pursuant to applicable Law, the parties hereto agree to treat the CVRs and all Milestone Payments for all Tax purposes as consideration for shares of Company Common Stock and Company Options pursuant to the Merger Agreement, and the parties hereto will not take any position to the contrary on any Tax Return or for other Tax purposes except as required by applicable Law.

(f) Milan and the Rights Agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from any Milestone Payment otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made. Prior to making any such Tax deductions or withholdings or causing any such Tax deductions or withholdings to be made with respect to any Holder, the Rights Agent will, to the extent reasonably practicable, provide notice to the Holder of such potential Tax deduction or withholding and a reasonable opportunity for the Holder to provide any necessary Tax forms in order to avoid or reduce such withholding amounts; provided that the time period for payment of a Milestone Payment by the Rights Agent set forth in Section 2.4(a) or Section 2.4(b) will be extended by a period equal to any delay caused by the Holder providing such forms, provided, further, that in no event shall such period be extended for more than ten (10) Business Days, unless otherwise requested by the Holder for the purpose of delivering such forms and agreed to by the Rights Agent.

(g) Any portion of a Milestone Payment that remains undistributed to the Holders six (6) months after the Milestone Payment Date (including by means of uncashed checks or invalid addresses on the CVR Register) will be delivered by the Rights Agent to Milan or a person nominated in writing by Milan (with written notice thereof from Milan to the Rights Agent), and any Holder will thereafter look only to Milan for payment of such Milestone Payment (which shall be without interest).

(h) If any Milestone Payment (or portion thereof) remains unclaimed by a Holder two (2) years after the applicable Milestone Payment Date (or immediately prior to such earlier date on which such Milestone Payment would otherwise escheat to or become the property of any Governmental Authority), such Milestone Payment (or portion thereof) will, to the extent permitted by applicable Law, become the property of Milan and will be transferred to Milan or a person nominated in writing by Milan (with written notice thereof from Milan to the Rights Agent), free and clear of all claims or interest of any Person previously entitled thereto, and no consideration or compensation shall be payable therefor. Neither Milan nor the Rights Agent will be liable to any Person in respect of a Milestone Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Law.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a) CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs.

(b) CVRs will not represent any equity or ownership interest in Milan or any of its Subsidiaries or in the Surviving Corporation. The sole right of the Holders to receive property hereunder is the right to receive Milestone Payments, if any, in accordance with the terms hereof. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Milan or any of its Subsidiaries or of the Surviving Corporation.

Section 2.6 Ability to Abandon CVR.

A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by CVRs by transferring such CVR to Milan or a person nominated in writing by Milan (with written notice thereof from Milan to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by Milan of such transfer and cancellation. Nothing in this Agreement is intended to prohibit Milan or its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion.

Section 2.7 Share Consideration Cap.

The number of Milan Ordinary Shares underlying the Milan Depositary Shares to be issued pursuant to this CVR Agreement, when aggregated with the number of Milan Ordinary Shares underlying the Milan Depositary Shares issued as Share Consideration pursuant to Section 1.5(a)(ii) of the Merger Agreement shall not, in the aggregate, exceed the Share Consideration Cap, and, if the aggregate number of Milan Depositary Shares to be issued pursuant to Section 2.4(a) of this CVR Agreement would require the allotment and issuance of an aggregate number of Milan Ordinary Shares (underlying such Milan Depositary Shares) that, together with the aggregate number of Milan Ordinary Shares underlying the Milan Depositary Shares issued at Closing (collectively, the “Total Share Consideration”), otherwise exceed the Share Consideration Cap, then the number of Milan Depositary Shares to be issued pursuant to this CVR Agreement shall be appropriately reduced so that the Total Share Consideration does not exceed the Share Consideration Cap. For the avoidance of doubt, the Share Consideration Cap shall not operate to limit or restrict any NAVI Milestone Payment which is or becomes payable pursuant to this Agreement.

Section 2.8 Cash Consideration Cap.

The aggregate principal amount of all cash payments made to Holders by Milan as NAVI Milestone Payments pursuant to this CVR Agreement shall in no case exceed the Cash Consideration Cap. If the aggregate principal amount to be paid to Holders by Milan pursuant to Section 2.4(b) of this CVR Agreement would, together with the aggregate principal amount of any prior such cash payments, otherwise exceed the Cash Consideration Cap, then the applicable NAVI Milestone Payment shall be appropriately reduced so that the aggregate principal amount of such payment, together with any prior such cash payments, does not exceed the Cash Consideration Cap.

Section 2.9 Fractional Entitlements.

No fractional Milan Ordinary Shares or Milan Depositary Shares shall be issued in connection with the TIGIT Milestone Payment, and no certificates or scrip for any such fractional shares shall be issued. Any fractional share resulting from the application of the TIGIT Ratio shall be rounded down to the nearest whole share, with no cash being paid for any fractional share eliminated by such rounding.

ARTICLE 3

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities.

(a) The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by Milan to the Rights Agent during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought. Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.

(b) The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Milan or the Company. All rights of action under this Agreement may be enforced by the Rights Agent, any claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent will be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.

Section 3.2 Certain Rights of Rights Agent.

(a) The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.

(b) The Rights Agent may rely and will be protected by Milan in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by or on behalf of Milan.

(c) Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may (i) rely upon an Officer’s Certificate and (ii) incur no liability and be held harmless by Milan for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate.

(d) The Rights Agent may engage and consult with counsel of its selection, and the advice or opinion of such counsel will, in the absence of bad faith, gross negligence or willful misconduct on the part of the Rights Agent, be full and complete authorization and protection in respect of any action taken or not taken by the Rights Agent in reliance thereon.

(e) Any permissive rights of the Rights Agent hereunder will not be construed as a duty.

(f) The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.

(g) Milan agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable and documented costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Rights Agent’s gross negligence, bad faith or willful misconduct or breach of this Agreement.

(h) In addition to the indemnification provided under Section 3.2(g), Milan agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and Milan on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent for all reasonable and properly documented out-of-pocket expenses, including all Taxes (other than income, receipt, franchise or similar Taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement, except that Milan will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders, except in the case of any suit enforcing the provisions of Section 2.4(a), Section 2.4(b) or Section 3.2(g), if Milan is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit.

(i) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(j) The Rights Agent will not be deemed to have knowledge of any event of which it was supposed to receive notice hereunder but has not received written notice of such event, and the Rights Agent will not incur any liability for failing to take action in connection therewith, in each case, unless and until it has received such notice in writing.

(k) Subject to applicable Law, (i) the Rights Agent and any shareholder, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of Milan or become peculiarly interested in any transaction in which Milan may be interested, or contract with or lend money to Milan or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement, and (ii) nothing herein will preclude the Rights Agent from acting in any other capacity for Milan or for any other Person.

(l) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to Milan or the Company resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

(m) Milan shall perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(n) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by Milan only.

(o) The obligations of Milan under this Section 3.2 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by written notice to Milan. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least forty-five (45) days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Rights Agent.

(b) Milan will have the right to remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect. Such notice will be given at least forty-five (45) days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(c) If the Rights Agent resigns, is removed or becomes incapable of acting, Milan will promptly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if Milan fails to make such appointment within a period of forty-five (45) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.

(d) Milan will give notice to the Holders of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 7.2. Each notice will include the name and address of the successor Rights Agent. If Milan fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Milan.

(e) Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Majority of Holders, Milan will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(f) The Rights Agent will reasonably cooperate with Milan and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent.

Section 3.4 Acceptance of Appointment by Successor.

Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to Milan and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of Milan or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

ARTICLE 4

COVENANTS

Section 4.1 List of Holders.

Milan will furnish or cause to be furnished to the Rights Agent, in such form as Milan receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within fifteen (15) Business Days following the Closing Date.

Section 4.2 TIGIT.

(a) During the TIGIT Milestone Period, Milan will, and will cause its Subsidiaries to, use Diligent Efforts to obtain and receive the TIGIT Cash Payment upon execution of a License Agreement (as defined under the Celgene Collaboration Agreement).

(b) Notwithstanding anything to the contrary herein, Milan will not, and will cause its Subsidiaries to not, breach any of the material terms and conditions under the Celgene Collaboration Agreement that relate to the TIGIT Program, including Section 3.1.3 and Section 5.1.4(b).

(c) Except as expressly set forth in Section 4.2(a) and Section 4.2(b), none of Milan or any of its Subsidiaries shall have any obligation or liability whatsoever to any Person relating to or in connection with any action, or failure to act, with respect to the TIGIT Program, including in connection with any failure to receive the TIGIT Cash Payment.

Section 4.3 NAVI.

(a) During the First NAVI Period, Milan will permit the individuals associated with NAVI Sub and identified on Schedule A hereto (the “NAVI Team”) to use Diligent Efforts to (i) solicit third party interest with respect to a NAVI Agreement, such that the NAVI Sub or a third party, as applicable, will advance the NAVI Product, and (ii) recommend, by written notice to the chief executive officer of Milan, that Milan enter into discussions with one or more such third parties that have expressed interest with respect to a NAVI Agreement; provided that, notwithstanding anything to the contrary in this Agreement, Milan will have no obligation or liability to fund or otherwise support or incur any cost or expense relating to NAVI Sub or the NAVI Product in excess of the commitments provided for in Schedule C hereto (except in respect of clinical trials commenced prior to the date hereof). Milan will use Diligent Efforts to promptly and in good faith evaluate any expression of interest so recommended by the NAVI Team and will, if determined by Milan in good faith to be reasonably likely to result in a NAVI Agreement reasonably acceptable to Milan, use Diligent Efforts to negotiate (with the assistance of the NAVI Team, as requested by Milan) with the relevant third party, the definitive documentation for a NAVI Agreement.

(b) Except as expressly set forth in Section 4.3(a), none of Milan or any of its Subsidiaries shall have any obligation or liability whatsoever to any Person relating to or in connection with any action, or failure to act, by the NAVI Team, including in connection with any failure (i) to identify third parties or solicit acceptable third party expressions of interest or (ii) to enter into enter into a NAVI Agreement prior to the expiration of the First NAVI Period.

(c) The entry into a NAVI Agreement by Milan or any of its Subsidiaries (including NAVI Sub) shall be subject to, and contingent upon, a determination by the Milan Board, having consulted with outside counsel, that the NAVI Agreement is fair to, advisable and in the best interests of Milan and its shareholders. Without limiting the foregoing, neither Milan nor any of its Subsidiaries (including NAVI Sub) shall be compelled to enter into any investment agreement, stock sale agreement, or similar agreement with respect to NAVI Sub or the NAVI Product if, immediately following the execution of such agreement, Milan or one or more of its Subsidiaries (other than NAVI Sub) would hold less than nineteen-point-five (19.5%) of the issued and outstanding equity interests of NAVI Sub on a fully-diluted basis.

(d) For the avoidance of doubt (i) upon and following the entry into a NAVI Agreement, Milan and its Subsidiaries’ obligations, if any, with respect to NAVI Sub or the NAVI Product shall be set forth exclusively in such NAVI Agreement and Milan and its Subsidiaries shall have no obligation or liability to Holders with respect thereto, other than as expressly set forth herein, and (ii) Milan and its Subsidiaries shall not be required to enter into a NAVI Agreement or any other agreement with respect to NAVI Sub or the NAVI Product after the expiration of the First NAVI Period.

Section 4.4 Prohibited Actions.

Milan shall take no action for the principal purpose of (i) reducing the amount of any Milestone Payments payable under this Agreement or (ii) restricting Milan’s ability to pay any of the Milestone Payments hereunder.

ARTICLE 5

AMENDMENTS

Section 5.1 Amendments Without Consent of Holders or Rights Agent.

(a) Milan, at any time and from time to time, may unilaterally enter into one or more amendments to this Agreement for any of the following purposes, without the consent of any of the Holders or the Rights Agent:

(i) to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii) subject to Section 6.1, to evidence the succession of another person to Milan and the assumption of any such successor of the covenants of Milan outlined herein in a transaction contemplated by Section 6.1;

(iii) to add to the covenants of Milan such further covenants, restrictions, conditions or provisions for the protection and benefit of the Holders; provided that in each case, such provisions shall not adversely affect the interests of the Holders;

(iv) to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that in each case, such provisions shall not adversely affect the interests of the Holders;

(v) as may be necessary or appropriate to ensure that CVRs are not subject to registration under the U.S. Securities Act of 1933, as amended, or the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations made thereunder, or any applicable state securities or “blue sky” laws;

(vi) as may be necessary or appropriate to ensure that Milan is not required to produce a prospectus or an admission document in order to comply with applicable Law;

(vii) to cancel CVRs (i) in the event that any Holder has abandoned its rights in accordance with Section 2.6, (ii) in order to give effect to the provisions of Section 2.7 or (iii) following a transfer of such CVRs to Milan or its Affiliates in accordance with Section 2.2 or Section 2.3;

(viii) as may be necessary or appropriate to ensure that Milan complies with applicable Law; or

(ix) to effect any other amendment to this Agreement that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Agreement of any such Holder.

Notwithstanding anything to the contrary contained herein, Milan and the Rights Agent may, but will not be obligated to, enter into any amendment that adversely affects, in any material respect, the Rights Agent’s own rights, duties, responsibilities or protections

(b) Promptly after the execution by Milan of any amendment pursuant to this Section 5.1, Milan will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.

Section 5.2 Amendments with Consent of Holders.

(a) In addition to any amendments to this Agreement that may be made by Milan without the consent of any Holder or the Rights Agent pursuant to Section 5.1, with the consent of the Majority of Holders, Milan and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders.

(b) Promptly after the execution by Milan and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Milan will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.

Section 5.3 Effect of Amendments.

Upon the execution of any amendment under this Article 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Upon the delivery of a certificate from an appropriate officer of Milan which states that the proposed supplement or amendment is in compliance with the terms of this Section 5, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

ARTICLE 6

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 6.1 Milan May Not Consolidate, Etc.

Milan shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

(a) the Person formed by such consolidation or into which Milan is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of Milan substantially as an entirety (the “Surviving Person”) shall expressly assume payment of amounts on all CVRs and the performance of every duty and covenant of this Agreement on the part of Milan to be performed or observed; and

(b) Milan has delivered to the Rights Agent an Officer’s Certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with this Article 6 and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 6.2 Successor Substituted.

Upon any consolidation of or merger by Milan with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 6.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, and shall assume all of the obligations of Milan under this Agreement with the same effect as if the Surviving Person had been named as Milan herein.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Notices to Rights Agent and to Milan.

All notices, requests and other communications (each, a “Notice”) to any party hereunder shall be in writing. Such Notice shall be deemed given (a) on the date of delivery, if delivered in person or by facsimile or e-mail (upon confirmation of receipt) prior to 5:00 p.m. in the time zone of the receiving party or on the next Business Day, if delivered after 5:00 p.m. in the time zone of the receiving party or (b) on the first Business Day following the date of dispatch, if delivered by FedEx or by other internationally recognized overnight courier service (upon proof of delivery), addressed as follows:

if to the Rights Agent, to:

Computershare Inc.

250 Royall Street

Canton, MA 02021

if to Milan, to:

Mereo BioPharma Group plc

4th Floor, 1 Cavendish Place

London WIG 0QF

Attention: General Counsel

Email: legal@mereobiopharma.com

with a copy, which shall not constitute notice, to:

Davis Polk & Wardwell London LLP

5 Aldermanbury Square

London EC2V 7HR

Attention: Simon Witty, Leo Borchardt, Michael Davis

Email: simon.witty@davispolk.com; leo.borchardt@davispolk.com; michael.davis@davispolk.com or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 7.2 Notice to Holders.

All Notices required to be given to the Holders will be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder at such Holder’s address as set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the sending of such Notice, if any, and will be deemed given on the date of mailing. In any case where notice to the Holders is given by mail, neither the failure to mail such Notice, nor any defect in any Notice so mailed, to any particular Holder will affect the sufficiency of such Notice with respect to other Holders.

Section 7.3 Entire Agreement.

As between Milan and the Rights Agent, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, notwithstanding the reference to any other agreement herein, and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.

Section 7.4 Merger or Consolidation or Change of Name of Rights Agent.

Any corporation or limited liability company or Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any corporation or limited liability company or other Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any corporation or limited liability company succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation or limited liability company or other entity would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 7.4.

Section 7.5 Successors and Assigns.

This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Holders, Milan and the Rights Agent and their respective successors and assigns. Except for assignments to its Affiliates and as provided in Section 7.4, the Rights Agent may not assign this Agreement without Milan’s prior written consent. Subject to Section 5.1(a)(ii) and Article 6 hereof, Milan may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more of its Affiliates or to any Person with whom Milan is merged or consolidated, or any entity resulting from any merger or consolidation to which Milan shall be a party (each, an “Assignee”); provided, however, that in connection with any assignment to an Assignee, Milan shall agree to remain liable for the performance by Milan of its obligations hereunder (to the extent Milan exists following such assignment). Milan or an Assignee may not otherwise assign this Agreement without the prior consent of the Majority of Holders. Any attempted assignment of this Agreement in violation of this Section 7.5 will be void ab initio and of no effect.

Section 7.6 Benefits of Agreement; Action by Majority of Holders.

Nothing in this Agreement, express or implied, will give to any Person (other than Milan, the Rights Agent, the Holders and their respective permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of Milan, the Rights Agent, the Holders and their permitted successors and assigns. The Holders will have no rights hereunder except as are expressly set forth herein. Except for the rights of the Rights Agent set forth herein, the Majority of Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.

Section 7.7 Governing Law.

This Agreement and the CVRs will be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such state.

Section 7.8 Jurisdiction.

In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and

appellate courts thereof); (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 7.8; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; and (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 7.1 or Section 7.2 of this Agreement.

Section 7.9 WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.8.

Section 7.10 Severability Clause.

In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, is for any reason determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by applicable Law. Upon such a determination, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign upon forty-five (45) days’ written notice to Milan.

Section 7.11 Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any oral or written agreement or any other communication).

Section 7.12 Termination.

This Agreement will automatically terminate and be of no further force or effect and, except as provided in Section 3.2, the parties hereto will have no further liability hereunder, and the CVRs will expire without any consideration or compensation therefor, upon the earlier to occur of (i) payment by Milan of each of the TIGIT Milestone Payment and each NAVI Milestone Payment eligible to be attained and (ii) the expiration of each of the TIGIT Milestone Period and the NAVI Milestone Period.

The termination of this Agreement will not affect or limit the right of Holders to receive the Milestone Payments under Section 2.4 to the extent earned prior to the termination of this Agreement, and the provisions applicable thereto will survive the expiration or termination of this Agreement.

Section 7.13 Force Majeure.

Notwithstanding anything to the contrary contained herein, none of the Rights Agent, Milan or any of its Subsidiaries will be liable for any delays or failures in performance resulting from acts beyond its reasonable control including acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

Section 7.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: singular terms will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(b) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(c) The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

(d) Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, United States, unless otherwise specified. The parties hereto and the Company have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and the Company and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

(e) All references herein to “$” are to United States Dollars.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

MEREO BIOPHARMA GROUP PLC

By:
Name:
Title:

COMPUTERSHARE INC.

By:
Name:
Title

[Signature Page to Contingent Value Rights Agreement]

Annex C

December 4, 2018

The Board of Directors

OncoMed Pharmaceuticals, Inc.

800 Chesapeake Drive

Redwood City, CA 94063

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders (other than the holders of Excluded Shares, as defined below) of the outstanding shares of common stock, par value $0.001 per share (the “Company Capital Stock”), of OncoMed Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of the Merger Consideration (as defined below) proposed to be paid to such holders pursuant to the terms of the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) to be entered into by and among Mereo BioPharma Group Plc, a public limited company incorporated under the laws of England and Wales (“Mereo”), Mereo US Holdings Inc., a Delaware corporation and wholly-owned subsidiary of Mereo (“HoldCo”), Mereo Mergerco One Inc., a Delaware corporation and wholly-owned subsidiary of HoldCo (“Merger Sub”), and the Company. The Merger Agreement provides for the acquisition of the Company by Mereo through the merger of Merger Sub with and into the Company, with the Company as the surviving entity (the “Merger”). As a result of the Merger, the Company will become a wholly-owned subsidiary of HoldCo and indirect, wholly-owned subsidiary of Mereo. At the effective time of the Merger, each share of Company Capital Stock (other than Excluded Shares) outstanding immediately prior to such effective time shall be converted solely into the right to receive (i) the Share Consideration (as defined below) and (ii) one CVR (as defined below and, together with the Share Consideration, the “Merger Consideration”). The “Share Consideration” consists of Mereo Depositary Receipts (as defined below) evidencing a number of Mereo Depositary Shares (as defined below) equal to the Exchange Ratio (as defined below). The “Mereo Depositary Receipts” are American depositary receipts representing Mereo Depositary Shares to be issued pursuant to a Deposit Agreement to be entered into among Mereo, the Depositary named therein and the holders from time to time of the Mereo Depositary Receipts. The “Mereo Depositary Shares” are American depositary shares, each representing five ordinary shares, £0.003 par value per share, of Mereo (the “Mereo Ordinary Shares”). The “Exchange Ratio” is the number of Mereo Depositary Shares to be received by holders of Company Capital Stock (other than Excluded Shares) that is derived from the relative percentage ownership of the combined company following the Merger by holders of Mereo Ordinary Shares and Company Capital Stock prior to the consummation of the Merger, which is equal to 75.24% and 24.76%, respectively. The Exchange Ratio is based upon an assumed amount of Net Cash (as defined in the Merger Agreement) and is subject to certain adjustments set forth in the Merger Agreement. At your direction, we have assumed that the Net Cash amount will equal $37 million, and we express no opinion as to such amount or any adjustment to the Exchange Ratio as set forth in the Merger Agreement. The “CVRs” are contingent value rights to be issued pursuant to the Contingent Value Rights Agreement (the “CVR Agreement”) to be entered into between Mereo and a rights agent in the form attached to the Merger Agreement. Each CVR will represent the right to receive contingent payments upon the achievement of certain milestones set forth in, and subject to and in accordance with the terms and conditions of, the CVR Agreement. Under the terms of the Merger Agreement, the number of Mereo Ordinary Shares

NEW YORK / 1301 AVENUE OF THE AMERICAS, 12TH FLOOR, NEW YORK, NY 10019 / 212.277.6000	LEERINK.COM

The Board of Directors

OncoMed Pharmaceuticals, Inc.

December 4, 2018

underlying the Mereo Depositary Shares to be issued in the Merger or pursuant to the CVR Agreement shall not, in the aggregate, exceed sixty-six point sixty-seven percent (66.67%) of the Mereo Outstanding Shares (the “Share Consideration Cap”), and in such event the Exchange Ratio and/or the number of Mereo Ordinary Shares underlying Mereo Depositary Shares issued pursuant to the CVR Agreement, as the case may be, shall be adjusted so that the Share Consideration Cap is not exceeded. We express no opinion as to any adjustment to the Merger Consideration pursuant to the preceding sentence. “Excluded Shares” means (a) shares of Company Capital Stock held as treasury stock immediately prior to the effective time of the Merger and (b) shares of Company Capital Stock that are outstanding immediately prior to the effective time of the Merger and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the Delaware General Corporation Law. The Merger and the other transactions summarized above are collectively referred to herein as the “Transaction.” The terms and conditions of the Transaction are more fully set forth in the Merger Agreement and the terms and conditions of the CVRs are more fully set forth in the CVR Agreement.

We have been engaged by the Company to act as its financial advisor in connection with the proposed Transaction and we will receive a fee from the Company for providing such services, a portion of which is payable upon delivery of this opinion and the principal portion of which is contingent upon consummation of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

Leerink Partners LLC is a full-service securities firm engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. We have provided certain investment banking services to the Company from time to time, for which we have received compensation, including customary underwriting compensation for our roles as a joint book-running manager for the Company’s initial public offering in July 2013 and as the sole book-running manager for the Company’s follow-on equity offering in August 2016. In the ordinary course of business, we and our affiliates may, in the future, provide commercial and investment banking services to the Company, Mereo or their respective affiliates and would expect to receive customary fees for the rendering of such services. In the ordinary course of our trading and brokerage activities, we or our affiliates have in the past and may in the future hold positions, for our own account or the accounts of our customers, in equity, debt or other securities of the Company, Mereo or their respective affiliates.

Consistent with applicable legal and regulatory requirements, we have adopted policies and procedures to establish and maintain the independence of our research departments and personnel. As a result, our research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to the Company, Mereo and the proposed Transaction and other participants in the Transaction that differ from the views of our investment banking personnel.

In connection with this opinion, we have reviewed, among other things: (i) a draft of the Merger Agreement, dated December 4, 2018; (ii) a draft of the CVR Agreement, dated December 4, 2018; (iii) the annual report on Form 10-K of the Company for the fiscal year ended December 31, 2017, as filed by the Company with the Securities and Exchange Commission (the “SEC”); (iv) the annual report to shareholders of Mereo for the fiscal year ended December 31, 2017, as filed by Mereo with the United Kingdom Companies House; (v) quarterly reports on Form 10-Q for the quarterly periods ended

The Board of Directors

OncoMed Pharmaceuticals, Inc.

December 4, 2018

March 31, 2018, June 30, 2018 and September 30, 2018, as filed by the Company with the SEC; (vi) interim results for the six month period ended on June 30, 2018, as issued by Mereo; (vii) certain current reports on Form 8-K, as filed by the Company with, or furnished by the Company to, the SEC; (viii) the registration statement on Form F-1 and amendment No. 1 thereto, as filed by Mereo with the SEC on March 23, 2018 and April 9, 2018, respectively; (ix) certain publicly available research analyst reports for the Company and Mereo; (x) certain other communications from the Company and Mereo to each of its respective stockholders; (xi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the “Company Forecast” and, collectively, the “Company Internal Data”); and (xii) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Mereo, including certain financial forecasts, analyses and projections relating to Mereo prepared by management of Mereo and furnished to us by Mereo for purposes of our analysis (the “Mereo Forecast” and, collectively, the “Mereo Internal Data”). We conducted discussions with members of the senior management and representatives of the Company regarding their assessment of the Company Internal Data and the Mereo Internal Data and with members of the senior management and representatives of Mereo regarding their assessment of the Mereo Internal Data. In addition, we reviewed publicly available financial and stock market data for the Company and Mereo and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Company Internal Data (including, without limitation, the Company Forecast) has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and that the Mereo Internal Data (including, without limitation, the Mereo Forecast) has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Mereo as to the matters covered thereby. We have relied, at your direction, on the Company Internal Data and the Mereo Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Company Internal Data or the Mereo Internal Data or the respective assumptions on which each is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company or Mereo, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company or Mereo. We have assumed, at your direction, that the final executed Merger Agreement and the final executed CVR Agreement will not differ in any respect material to our analysis or this opinion from the last draft of the Merger Agreement or the last draft of the CVR Agreement reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Merger Agreement and the CVR Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis

The Board of Directors

OncoMed Pharmaceuticals, Inc.

December 4, 2018

or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company or Mereo, or their respective abilities to pay their obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

We express no view as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Company Capital Stock (other than Excluded Shares) of the Merger Consideration to be paid to such holders pursuant to the terms of the Merger Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement, the CVR Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, the form or terms of the CVRs with respect to transferability, illiquidity or otherwise, or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any other party, or class of such persons in connection with the Transaction, whether relative to the Merger Consideration to be paid to the holders of the Company Capital Stock (other than Excluded Shares) pursuant to the terms of the Merger Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any stockholder of the Company as to whether or how such holder should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. This opinion has been authorized by our Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration to be paid to the holders of the Company Capital Stock (other than Excluded Shares) pursuant to the terms of the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Leerink Partners LLC

Annex D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)(d) of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

MMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE SACKPACK 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! MR A SAMPLE You may vote online or by phone instead of mailing this card. DESIGNATION (IF ANY) Votes submitted electronically must be ADD 1 ADD 2 received by 11:59 p.m., Eastern Time, on ADD 3 April 16, 2019. ADD 4 ADD 5 Online ADD 6 Go to www.envisionreports.com/OMED or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Using a black ink pen, mark your votes with an X as shown in this example. Sign up for electronic delivery at Please do not write outside the designated areas. www.envisionreports.com/OMED Special Meeting Proxy Card 1234 5678 9012 345 qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + A Proposals — The Board of Directors recommend a vote FOR Proposals 1 – 3. For Against Abstain For Against Abstain 1. To approve and adopt the Agreement and Plan of Reorganization, 2. To approve, on a non-binding, advisory basis, the compensation dated as of December 5, 2018, referred to as the merger payments that will or may be paid by OncoMed or Mereo to agreement, by and among OncoMed Pharmaceuticals, Inc., OncoMed’s named executive officers and that are based on or referred to as OncoMed, Mereo BioPharma Group plc, referred to otherwise related to the merger and the agreements and as Mereo, Mereo US Holdings Inc. and Mereo MergerCo One Inc.; understandings pursuant to which such compensation may be paid or become payable, referred to as the transaction-related named executive compensation; and 3. To approve the adjournment of the OncoMed special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve and adopt the merger agreement. NOTE: The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment, continuation or postponement thereof. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Note: Please make sure that you complete, sign and date your proxy card. Please sign exactly as your names(s) appear(s) on the account. When signing as a fiduciary, please give your full title as such. Each joint owner should sign personally. Corporate proxies should be signed in full corporate name by an authorized officer. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMM 1UPX 403875 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 02Z2UD

OncoMed Pharmaceuticals, Inc. Special Meeting Admission Ticket Special Meeting of OncoMed Pharmaceuticals, Inc. Stockholders April 17, 2019, 8:00 a.m. local time 800 Chesapeake Drive Redwood City, California 94063 Upon arrival, please present this admission ticket and photo identification at the registration desk. Important notice regarding the Internet availability of proxy materials for the Special Meeting of Stockholders. The material is available at: www.envisionreports.com/OMED Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/OMED qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q OncoMed Pharmaceuticals, Inc. + Notice of Special Meeting of Stockholders Proxy Solicited by Board of Directors for Special Meeting — April 17, 2019 John A. Lewicki and Alan C. Mendelson, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Stockholders of OncoMed Pharmaceuticals, Inc. to be held on April 17, 2019 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. Shares for which an executed proxy is received, but no instruction is given, will be voted by the proxies FOR Proposal 1, FOR Proposal 2 and FOR Proposal 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. +